FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-262701-01

PROSPECTUS

$763,661,500 (Approximate)

BENCHMARK 2022-B35 MORTGAGE TRUST
(Central Index Key number 0001921064)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)
Depositor

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

Goldman Sachs Mortgage Company

(Central Index Key number 0001541502)

German American Capital Corporation

(Central Index Key number 0001541294)

JPMorgan Chase Bank, National Association

(Central Index Key number 0000835271)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2022-B35

The Benchmark 2022-B35 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2022-B35, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series and the Uncertificated VRR Interest) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will primarily consist of a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial and multifamily properties, which will generally be the sole source of payment on the certificates and the Uncertificated VRR Interest. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in June 2022. The rated final distribution date for the offered certificates is May 2055.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)	Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1	$6,816,000	3.99700%	Fixed
Class A-2	$32,288,000	4.59391%	WAC(5)
Class A-3-1	$34,306,500	4.43391%	WAC -0.16000%(6)
Class A-4-1	$75,000,000	4.34891%	WAC -0.24500%(7)
Class A-5	$427,141,000	4.59391%	WAC(5)
Class A-SB	$10,975,000	4.59391%	WAC(5)
Class X-A	$745,833,000(8)	0.08587%	Variable IO(9)
Class A-S	$74,583,000	4.59391%	WAC(5)
Class B	$49,278,000	4.59391%	WAC(5)
Class C	$53,274,000	4.59391%	WAC(5)

(Footnotes to table begin on page 3)

You should carefully consider the summary of risk factors and risk factors beginning on page 65 and page 67, respectively, of this prospectus.

Neither the Series 2022-B35 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2022-B35 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Bancroft Capital, LLC and Drexel Hamilton, LLC, the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as co-lead managers and joint bookrunners in the following manner: Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 37.8% of each class of offered certificates, Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 30.4% of each class of offered certificates, Deutsche Bank Securities Inc., is acting as sole bookrunning manager with respect to approximately 18.1% of each class of offered certificates and J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 13.6% of each class of offered certificates. Bancroft Capital, LLC and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about May 12, 2022. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately 101.5% of the aggregate principal balance of the offered certificates, plus accrued interest from May 1, 2022, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

Citigroup	Deutsche Bank Securities	J.P. Morgan	Goldman Sachs & Co. LLC
Co-Lead Managers and Joint Bookrunners
Bancroft Capital, LLC Co-Manager			Drexel Hamilton Co-Manager
May 4, 2022

BENCHMARK 2022-B35 MORTGAGE TRUST

Commercial Mortgage Pass-Through Certificates, Series 2022-B35

Washington
1 property
$29,963,350
2.7% of total
Iowa
2 properties
$10,976,068
1.0% of total
Illinois
13 properties
$53,871,496
4.8% of total
Minnesota
3 properties
$17,970,026
1.6% of total
Wisconsin
8 properties
$25,648,519
2.3% of total
Indiana
8 properties
$31,420,610
2.8% of total
Michigan
18 properties
$59,007,692
5.3% of total
Ohio
6 properties
$20,768,699
1.9% of total
Pennsylvania
2 properties
$13,076,670
1.2% of total
New York
7 properties
$117,019,000
10.4% of total
Maine
1 property
$420,404
0.0% of total
New Hampshire
1 property
$7,633,958
0.7% of total
West Virginia
1 property
$989,028
0.1% of total
New Jersey
6 properties
$150,752,030
13.4% of total
Maryland
3 properties
$30,745,620
2.7% of total
Delaware
1 property
$222,137
0.0% of total
Nevada
2 properties
$15,754,215
1.4% of total
California
4 properties
$267,190,000
23.8% of total
Virginia
3 properties
$10,724,426
1.0% of total
District of Columbia
1 property
$46,800,000
4.2% of total
North Carolina
1 property
$1,171,173
0.1% of total
Arizona
3 properties
$27,592,373
2.5% of total
Colorado
2 properties
$62,100,000
5.5% of total
Georgia
2 properties
10,500,000
0.9% of total
South Carolina
2 properties
$13,336,543
1.2% of total
Kansas
1 property
$3,447,119
0.3% of total
Texas
8 properties
$27,617,128
2.5% of total
Louisiana
6 properties
$15,904,139
1.4% of total
Tennessee
3 properties
$11,032,069
1.0% of total
Kentucky
1 property
$530,895
0.0% of total
Florida
1 property
$2,520,000
0.2% of total
Arkansas
1 property
$6,595,554
0.6% of total
Mississippi
1 property
$14,160,000
1.3% of total
Alabama
4 properties
$14,092,888
1.3% of total
Mortgaged Properties by Property Type
Other 1.0%
Self Storage 0.8%
Multifamily 2.3%
Office 47.5%
Hospitality 7.8%
Mixed Use 9.2%
Retail 14.9%
Industrial 16.5%
% of Initial Pool Balance
>10.0%
>5.0 – 10.0%
>1.0 – 5.0%
0.0 – 1.0%

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2022-B35 certificates and the non-offered Uncertificated VRR Interest discussed in footnote (13) below.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Initial Pass-Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$6,816,000		30.000%	3.99700%	Fixed	2.54	6/22-10/26
Class A-2	$32,288,000		30.000%	4.59391%	WAC(5)	4.77	10/26-5/27
Class A-3-1	$34,306,500		30.000%	4.43391%	WAC -0.16000%(6)	6.65	12/28-1/29
Class A-4-1	$75,000,000		30.000%	4.34891%	WAC -0.24500%(7)	9.71	12/31-3/32
Class A-5	$427,141,000		30.000%	4.59391%	WAC(5)	9.92	3/32-5/32
Class A-SB	$10,975,000		30.000%	4.59391%	WAC(5)	7.56	5/27-3/32
Class X-A	$745,833,000	(8)	N/A	0.08587%	Variable IO(9)	N/A	N/A
Class A-S	$74,583,000		23.000%	4.59391%	WAC(5)	10.01	5/32-5/32
Class B	$49,278,000		18.375%	4.59391%	WAC(5)	10.01	5/32-5/32
Class C	$53,274,000		13.375%	4.59391%	WAC(5)	10.01	5/32-5/32
Non-Offered Certificates(10)
Class A-3-2	$34,306,500		30.000%	4.43391%	WAC -0.16000%(6)	6.65	12/28-1/29
Class A-4-2	$125,000,000		30.000%	4.34891%	WAC -0.24500%(7)	9.71	12/31-3/32
Class X-D	$59,933,000	(8)	N/A	2.09391%	Variable IO(9)	N/A	N/A
Class X-F	$15,982,000	(8)	N/A	1.00000%	Fixed IO(9)	N/A	N/A
Class X-G	$13,319,000	(8)	N/A	1.00000%	Fixed IO(9)	N/A	N/A
Class X-H	$11,986,000	(8)	N/A	1.00000%	Fixed IO(9)	N/A	N/A
Class X-J	$41,288,136	(8)	N/A	1.00000%	Fixed IO(9)	N/A	N/A
Class D	$33,296,000		10.250%	2.50000%	Fixed	10.01	5/32-5/32
Class E	$26,637,000		7.750%	2.50000%	Fixed	10.01	5/32-5/32
Class F	$15,982,000		6.250%	3.59391%	WAC -1.00000%(11)	10.01	5/32-5/32
Class G	$13,319,000		5.000%	3.59391%	WAC -1.00000%(11)	10.01	5/32-5/32
Class H	$11,986,000		3.875%	3.59391%	WAC -1.00000%(11)	10.01	5/32-5/32
Class J	$41,288,136		0.000%	3.59391%	WAC -1.00000%(11)	10.01	5/32-5/32
Class S(12)	N/A		N/A	N/A	N/A	N/A	N/A
Class R(12)	N/A		N/A	N/A	N/A	N/A	N/A
Non-Offered Vertical Risk Retention Interest(10)
Combined VRR Interest(13)	$56,077,692	(14)	N/A(15)	4.59391%(16)	(16)	9.47	6/22-5/32

(1)	Approximate, subject to a variance of plus or minus 5%.
(2)	"Approximate Initial Credit Support" means, with respect to any class of Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates (collectively, the “non-vertically retained principal balance certificates”), the quotient, expressed as a percentage, of (i) the aggregate of the initial certificate balances of all classes of non-vertically retained principal balance certificates, if any, junior to such class of non-vertically retained principal balance certificates, divided by (ii) the aggregate of the initial certificate balances of all classes of non-vertically retained principal balance certificates. The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB certificates are represented in the aggregate. The approximate initial credit support percentages shown in the table above with respect to the non-vertically retained principal balance certificates do not take into account the Combined VRR Interest (as defined in footnote (13) below).
(3)	Approximate per annum rate as of the closing date.
(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations.”
(5)	The pass-through rates for each class of the Class A-2, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve-30-day months) as in effect from time to time.
(6)	The pass-through rates for each class of the Class A-3-1 and Class A-3-2 certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, minus 0.16000%, as described in this prospectus.
(7)	The pass-through rates for each class of the Class A-4-1 and Class A-4-2 certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, minus 0.24500%, as described in this prospectus.
(8)	The Class X-A, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J certificates (collectively, the “Class X certificates”) will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of the non-vertically retained principal balance certificates identified in the same row as such class of Class X certificates in the chart below (as to such class of Class X certificates, the “corresponding principal balance certificates”):

3

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB
Class X-D	Class D and Class E
Class X-F	Class F
Class X-G	Class G
Class X-H	Class H
Class X-J	Class J
(9)	The pass-through rate for each class of the Class X-A and the Class X-D certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or, if applicable, the weighted average of the pass-through rates) of the class or classes of corresponding principal balance certificates as in effect from time to time, as described in this prospectus. The pass-through rate for the Class X-F, Class X-G, Class X-H and Class X-J certificates will be a fixed per annum rate equal to 1.00000%.
(10)	The classes of certificates set forth below “Non-Offered Certificates” and “Non-Offered Vertical Risk Retention Interest” in the table are not offered by this prospectus.
(11)	The pass-through rates for each class of the Class F, Class G, Class H and Class J certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, minus 1.00000%, as described in this prospectus.
(12)	Neither the Class S certificates nor the Class R certificates will have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. A specified portion of the excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates as set forth in “Description of the Certificates—Distributions—Excess Interest”. The Class R certificates will represent the residual interests in each of two separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.
(13)	In satisfaction of Citi Real Estate Funding Inc.’s risk retention obligations as retaining sponsor for this securitization transaction, Citi Real Estate Funding Inc. is expected to acquire (or cause one or more other retaining parties to acquire) from the depositor, on the closing date for this transaction, portions of an “eligible vertical interest” in the form of a “single vertical security” with an initial principal balance of approximately $56,077,692 (the “Combined VRR Interest”), representing at least 5.0% of the aggregate principal balance of all the “ABS interests” (i.e., the sum of the aggregate initial certificate balance of all of the certificates (other than the Class R certificates) and the initial principal balance of the Uncertificated VRR Interest) issued by the issuing entity on the closing date for this transaction, as described under “Credit Risk Retention”. The Combined VRR Interest will consist of the “Uncertificated VRR Interest” and the “Class VRR certificates” (each as defined under “Credit Risk Retention”). The Combined VRR Interest will be retained by certain retaining parties in accordance with the credit risk retention rules applicable to this securitization transaction. “Eligible vertical interest” and “single vertical security” will have the meanings given to such terms in Regulation RR. See “Credit Risk Retention”. The Combined VRR Interest is not offered hereby.
(14)	Constitutes the Combined VRR Interest Balance, which consists of the aggregate certificate balance of the Class VRR certificates and the principal balance of the Uncertificated VRR Interest.
(15)	Although the approximate initial credit support percentages shown in the table above with respect to the non-vertically retained principal balance certificates do not take into account the Combined VRR Interest, losses incurred on the mortgage loans will be allocated between the Combined VRR Interest, on the one hand, and the non-vertically retained principal balance certificates, on the other hand, pro rata in accordance with the principal balance of the Combined VRR Interest and the aggregate outstanding certificate balance of the non-vertically retained principal balance certificates. See “Credit Risk Retention” and “Description of the Certificates”. The Class VRR certificates and the non-vertically retained principal balance certificates are collectively referred to in this prospectus as the “principal balance certificates”.
(16)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the Combined VRR Interest will be the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.

The Class A-3-2, Class A-4-2, Class X-D, Class X-F, Class X-G, Class X-H, Class X-J, Class D, Class E, Class F, Class G, Class H, Class J, Class S and Class R certificates and the Combined VRR Interest are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates or concerning the Combined VRR Interest is presented solely to enhance your understanding of the offered certificates.

4

Table of Contents

Certificate Summary	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in this Prospectus	12
Summary of Terms	21
Summary of Risk Factors	65
Special Risks	65
Risks Relating to the Mortgage Loans	65
Risks Relating to Conflicts of Interest	66
Other Risks Relating to the Certificates	66
Risk Factors	67
Special Risks	67
The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans	67
Risks Relating to the Mortgage Loans	70
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	70
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	71
Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	77
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	77
Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	80
The Types of Properties That Secure the Mortgage Loans Present Special Risks	84
Leased Fee Properties Have Special Risks	103
Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums	103
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	104
Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool	105
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	106

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	106
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	108
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	108
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	109
Risks Related to Zoning Non-Compliance and Use Restrictions	109
Risks Relating to Inspections of Properties	110
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	110
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	110
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	111
Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates	112
Terrorism Insurance May Not Be Available for All Mortgaged Properties	112
Risks Associated with Blanket Insurance Policies or Self-Insurance	114
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	114
Limited Information Causes Uncertainty	114
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	114
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	115
The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	116
Static Pool Data Would Not Be Indicative of the Performance of This Pool	116
Appraisals May Not Reflect Current or Future Market Value of Each Property	117
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	118
The Borrower’s Form of Entity May Cause Special Risks	118

5

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	121
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	122
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	122
Tenancies-in-Common May Hinder Recovery	123
Risks Relating to Enforceability of Cross-Collateralization Arrangements	123
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	124
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	126
Various Other Laws Could Affect the Exercise of Lender’s Rights	126
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates	126
Risks of Anticipated Repayment Date Loans	127
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	127
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	129
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	130
Risks Relating to Shari’ah Compliant Loans	130
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	131
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	131
Risks Relating to Tax Credits	131
Risks Relating to Conflicts of Interest	132
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	132
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	134

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	135
Potential Conflicts of Interest of the Operating Advisor	137
Potential Conflicts of Interest of the Asset Representations Reviewer	138
Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder	139
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	140
Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Loan Combination	141
Other Potential Conflicts of Interest May Affect Your Investment	141
Other Risks Relating to the Certificates	142
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	142
The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline	142
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	143
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	145
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	145
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	146
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	146
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates	151
Payments Allocated to the Combined VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the Combined VRR Interest	151

6

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	151
Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment	152
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment	153
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	153
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	154
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	154
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	154
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	155
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	155
Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	155
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	156
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	156
Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	157
Changes in Pool Composition Will Change the Nature of Your Investment	158
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates	158

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	159
State, Local and Other Tax Considerations	161
General Risk Factors	161
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	161
The Offered Certificates May Not Be a Suitable Investment for You	161
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	162
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	162
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	163
The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	167
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	167
Description of the Mortgage Pool	168
General	168
Certain Calculations and Definitions	170
Statistical Characteristics of the Mortgage Loans	178
Overview	178
Property Types	179
Specialty Use Concentrations	184
Mortgage Loan Concentrations	185
Geographic Concentrations	186
Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History	187
Tenancies-in-Common or Diversified Ownership	187
Delaware Statutory Trusts	187
Shari’ah Compliant Loans	188
Condominium Interests and Other Shared Interests	189
Leasehold Interests	190
Condemnations	191
Delinquency Information	191
COVID-19 Considerations	191
Environmental Considerations	192
Litigation and Other Legal Considerations	197
Redevelopment, Expansion and Renovation	198
Default History, Bankruptcy Issues and Other Proceedings	198

7

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases	198
Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts	198
Tenant Issues	199
Tenant Concentrations	199
Lease Expirations and Terminations	200
Unilateral Lease Termination Rights	203
Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants	204
Rights to Cease Operations (Go Dark) at the Leased Property	205
Termination Rights of Government Sponsored Tenants	205
Other Tenant Termination Issues	206
Rights to Sublease	206
Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs	206
Charitable Institutions / Not-For-Profit Tenants	208
Purchase Options, Rights of First Offer and Rights of First Refusal	208
Affiliated Leases and Master Leases	211
Other Tenant Issues	213
Insurance Considerations	213
Zoning and Use Restrictions	214
Non-Recourse Carveout Limitations	215
Real Estate and Other Tax Considerations	216
Certain Terms of the Mortgage Loans	217
Due Dates; Mortgage Rates; Calculations of Interest	217
ARD Loans	218
Single-Purpose Entity Covenants	219
Prepayment Provisions	219
Defeasance; Collateral Substitution	222
Partial Releases	223
Escrows	226
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	226
Mortgaged Property Accounts	227
Additional Indebtedness	228
Existing Additional Secured Debt	228
Existing Mezzanine Debt	228
Permitted Mezzanine Debt	230
Preferred Equity and Preferred Return Arrangements	230
Permitted Unsecured Debt and Other Debt	231
The Loan Combinations	232
General	232
The Serviced Pari Passu Loan Combinations	235

The Outside Serviced Pari Passu Loan Combinations	238
The ILPT Logistics Portfolio Pari Passu-AB Loan Combination	240
The 601 Lexington Avenue Pari Passu-AB Loan Combination	245
Additional Mortgage Loan Information	249
Transaction Parties	250
The Sponsors and the Mortgage Loan Sellers	250
Citi Real Estate Funding Inc.	250
German American Capital Corporation	258
Goldman Sachs Mortgage Company	265
JPMorgan Chase Bank, National Association	274
Compensation of the Sponsors	281
The Depositor	281
The Issuing Entity	282
The Trustee	283
The Certificate Administrator	284
Servicers	286
General	286
The Master Servicer and the Special Servicer	286
The Outside Servicers and the Outside Special Servicers	297
The Operating Advisor and the Asset Representations Reviewer	297
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	299
Transaction Party and Related Party Affiliations	299
Interim Servicing Arrangements	299
Interim and Other Custodial Arrangements	300
Loan Combinations and Mezzanine Loan Arrangements	300
Other Arrangements	300
Credit Risk Retention	302
General	302
Qualifying CRE Loans; Required Credit Risk Retention Percentage	303
The VRR Interest	303
Material Terms of the VRR Interest	303
Method, Timing and Amount of Distributions on the Combined VRR Interest	305
Hedging, Transfer and Financing Restrictions	307
Risk Retention Consultation Parties	308
Limitation on Liability of the Risk Retention Consultation Parties	308
Description of the Certificates	310
General	310
Distributions	312
Method, Timing and Amount	312
Available Funds	312
Priority of Distributions	314
Pass-Through Rates	318
Interest Distribution Amount	319
Principal Distribution Amount	320
Certain Calculations with Respect to Individual Mortgage Loans	321

8

Excess Interest	322
Application Priority of Mortgage Loan Collections or Loan Combination Collections	322
Allocation of Yield Maintenance Charges and Prepayment Premiums	324
Assumed Final Distribution Date; Rated Final Distribution Date	326
Prepayment Interest Shortfalls	326
Subordination; Allocation of Realized Losses	328
Reports to Certificateholders; Certain Available Information	330
Certificate Administrator Reports	330
Information Available Electronically	334
Voting Rights	339
Delivery, Form, Transfer and Denomination	339
Book-Entry Registration	339
Definitive Certificates	342
Certificateholder Communication	342
Access to Certificateholders’ Names and Addresses	342
Requests to Communicate	342
The Mortgage Loan Purchase Agreements	344
Sale of Mortgage Loans; Mortgage File Delivery	344
Representations and Warranties	348
Cures, Repurchases and Substitutions	349
Dispute Resolution Provisions	352
Asset Review Obligations	353
The Pooling and Servicing Agreement	354
General	354
Certain Considerations Regarding the Outside Serviced Loan Combinations	357
Assignment of the Mortgage Loans	358
Servicing of the Mortgage Loans	359
Subservicing	365
Advances	366
Accounts	370
Withdrawals from the Collection Account	372
Application of Loss of Value Payments	374
Servicing and Other Compensation and Payment of Expenses	374
Master Servicing Compensation	374
Special Servicing Compensation	377
Trustee / Certificate Administrator Compensation	381
Operating Advisor Compensation	381
CREFC® Intellectual Property Royalty License Fee	382
Asset Representations Reviewer Compensation	382
Fees and Expenses	384
Application of Penalty Charges and Modification Fees	390
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	390
Due-On-Sale	390

Due-On-Encumbrance	391
Appraisal Reduction Amounts	392
Inspections	398
Evidence as to Compliance	398
Limitation on Liability; Indemnification	399
Servicer Termination Events	403
Rights Upon Servicer Termination Event	404
Waivers of Servicer Termination Events	406
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	406
General	406
Excluded Special Servicer Mortgage Loans	407
Removal of the Special Servicer by Certificateholders Following a Control Termination Event	408
Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor	408
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	409
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	409
Amendment	411
Realization Upon Mortgage Loans	413
Specially Serviced Loans; Appraisals	413
Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans	413
Sale of Defaulted Mortgage Loans and REO Properties	415
Modifications, Waivers and Amendments	417
Directing Holder	419
General	419
Limitation on Liability of the Directing Holder	426
Consulting Parties	426
Operating Advisor	427
General Obligations	427
Review Materials	428
Consultation Rights	430
Reviewing Certain Calculations	430
Annual Report	431
Replacement of the Special Servicer	432
Operating Advisor Termination Events	432
Rights Upon Operating Advisor Termination Event	433
Eligibility of Operating Advisor	433
Termination of the Operating Advisor Without Cause	434
Asset Status Reports	434
The Asset Representations Reviewer	436
Asset Review	436
Eligibility of Asset Representations Reviewer	440
Other Obligations of Asset Representations Reviewer	440

9

Delegation of Asset Representations Reviewer’s Duties	441
Asset Representations Reviewer Termination Events	441
Rights Upon Asset Representations Reviewer Termination Event	442
Termination of the Asset Representations Reviewer Without Cause	442
Resignation of Asset Representations Reviewer	442
Asset Representations Reviewer Compensation	443
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	443
Repurchase Request Delivered by a Certificateholder	443
Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement	443
Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer	443
Dispute Resolution Provisions	444
Resolution of a Repurchase Request	444
Mediation and Arbitration Provisions	446
Rating Agency Confirmations	447
Termination; Retirement of Certificates	449
Optional Termination; Optional Mortgage Loan Purchase	449
Servicing of the Outside Serviced Mortgage Loans	450
General	450
Specified Servicing Matters	451
Servicing Shift Mortgage Loans	454
Related Provisions of the Pooling and Servicing Agreement	454
Use of Proceeds	456
Yield, Prepayment and Maturity Considerations	456
Yield	456
Yield on the Class X-A Certificates	459
Weighted Average Life of the Offered Certificates	459
Price/Yield Tables	464
Material Federal Income Tax Consequences	469
General	469
Qualification as a REMIC	469
Status of Offered Certificates	471
Taxation of the Regular Interests	471
General	471
Original Issue Discount	472
Acquisition Premium	473
Market Discount	474
Premium	474
Election to Treat All Interest Under the Constant Yield Method	475
Treatment of Losses	475
Prepayment Premiums and Yield Maintenance Charges	476

Sale or Exchange of Regular Interests	476
Taxes That May Be Imposed on a REMIC	477
Prohibited Transactions	477
Contributions to a REMIC After the Startup Day	477
Net Income from Foreclosure Property	477
Bipartisan Budget Act of 2015	478
Taxation of Certain Foreign Investors	478
FATCA	479
Backup Withholding	479
Information Reporting	479
3.8% Medicare Tax on “Net Investment Income”	479
Reporting Requirements	480
Tax Return Disclosure and Investor List Requirements	480
Certain State, Local and Other Tax Considerations	480
ERISA Considerations	481
General	481
Plan Asset Regulations	482
Prohibited Transaction Exemptions	483
Underwriter Exemption	484
Exempt Plans	486
Insurance Company General Accounts	487
Ineligible Purchasers	487
Further Warnings	487
Consultation with Counsel	488
Tax Exempt Investors	488
Legal Investment	488
Certain Legal Aspects of the Mortgage Loans	489
General	491
Types of Mortgage Instruments	491
Installment Contracts	492
Leases and Rents	492
Personalty	493
Foreclosure	493
General	493
Foreclosure Procedures Vary From State to State.	493
Judicial Foreclosure	493
Equitable and Other Limitations on Enforceability of Particular Provisions	494
Nonjudicial Foreclosure/Power of Sale	494
Public Sale	495
Rights of Redemption	496
One Action and Security First Rules	496
Anti-Deficiency Legislation	497
Leasehold Considerations	497
Cooperative Shares	497
Bankruptcy Issues	498
Automatic Stay	498
Modification of Lender’s Rights	498
Leases and Rents	499
Lease Assumption or Rejection by Tenant	500
Lease Rejection by Lessor – Tenant’s Right	500
Ground Lessee or Ground Lessor	501

10

Single-Purpose Entity Covenants and Substantive Consolidation	502
Sales Free and Clear of Liens	502
Post-Petition Credit	503
Avoidance Actions	503
Management Agreements	503
Certain of the Borrowers May Be Partnerships	504
Environmental Considerations	505
General	505
Environmental Assessments	505
Superlien Laws	505
CERCLA	505
Other Federal and State Laws	506
Additional Considerations	507
Due-On-Sale and Due-On-Encumbrance Provisions	507
Junior Liens; Rights of Holders of Senior Liens	508
Subordinate Financing	508

Default Interest and Limitations on Prepayments	508
Applicability of Usury Laws	509
Americans with Disabilities Act	509
Servicemembers Civil Relief Act	509
Anti-Money Laundering, Economic Sanctions and Bribery	510
Potential Forfeiture of Assets	510
Ratings	511
Plan of Distribution (Underwriter Conflicts of Interest)	513
Incorporation of Certain Information by Reference	515
Where You Can Find More Information	515
Financial Information	515
Legal Matters	515
Index of Certain Defined Terms	516

ANNEX A – Certain CHARACTERISTICS OF THE MORTGAGE LOANS and Mortgaged Properties	A-1
ANNEX B – significant loan summaries	B-1
ANNEX C – MORTGAGE POOL INFORMATION	C-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1A – SPONSOR REPRESENTATIONS AND WARRANTIES (CREFI AND GACC)	E-1A-1
Annex E-1B – Exceptions to Sponsor Representations and Warranties (CREFI and GACC)	E-1B-1
ANNEX E-2A – SPONSOR REPRESENTATIONS AND WARRANTIES (GSMC)	E-2A-1
Annex E-2B – Exceptions to Sponsor Representations and Warranties (GSMC)	E-2B-1
ANNEX E-3A – SPONSOR REPRESENTATIONS AND WARRANTIES (JPmCB)	E-3A-1
Annex E-3B – Exceptions to Sponsor Representations and Warranties (JpmCB)	E-3B-1
ANNEX F – CLASS A-SB SCHEDULED PRINCIPAL BALANCE SCHEDULE	F-1

11

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE OFFERED CERTIFICATES. THIS PROSPECTUS WILL FORM A PART OF THAT REGISTRATION STATEMENT, BUT THE REGISTRATION STATEMENT INCLUDES ADDITIONAL INFORMATION. SEE “WHERE YOU CAN FIND MORE INFORMATION” IN THIS PROSPECTUS.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. IN ADDITION, THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN REGULATORY REQUIREMENTS APPLICABLE TO MARKETING AND SELLING OF, OR ISSUING QUOTATIONS WITH RESPECT TO, ASSET BACKED SECURITIES GENERALLY (INCLUDING, WITHOUT LIMITATION, THE APPLICATION OF RULE 15C2-11 UNDER THE EXCHANGE ACT TO THE PUBLICATION OR SUBMISSION OF QUOTATIONS, DIRECTLY OR INDIRECTLY, IN ANY QUOTATION MEDIUM BY A BROKER OR DEALER FOR SECURITIES SUCH AS THE OFFERED CERTIFICATES). ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—THE OFFERED CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE OFFERED CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SPONSORS, THE ORIGINATORS, THE DEPOSITOR OR ANY OTHER PARTY TO THE POOLING AND SERVICING AGREEMENT, ANY DIRECTING HOLDER, ANY CONSULTING PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

■	This prospectus begins with two introductory sections describing the offered certificates and the issuing entity in abbreviated form:
●	the “Certificate Summary”, which sets forth important statistical information relating to the offered certificates; and
●	the “Summary of Terms”, which gives a brief introduction to the key features of the offered certificates and a description of the underlying mortgage loans.

Additionally, the “Summary of Risk Factors” and “Risk Factors” describe the material risks that apply to the offered certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms”.

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■	In this prospectus:
●	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.
●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.
●	unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (“UK”). FOR THIS PURPOSE, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (“EUWA”), AND AS AMENDED; OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000, AS AMENDED (“FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA TO IMPLEMENT DIRECTIVE (EU) 2016/97 (AS SUCH RULES AND REGULATIONS MAY BE AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED; OR (III) NOT A QUALIFIED INVESTOR (“UK QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (THE “UK PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

OTHER UK OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE UK PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE UK WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A UK QUALIFIED INVESTOR.

13

ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE UK OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO UK QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE UK OTHER THAN TO UK QUALIFIED INVESTORS.

UK MIFIR PRODUCT GOVERNANCE

ANY PERSON SUBSEQUENTLY OFFERING, SELLING OR RECOMMENDING CERTIFICATES (A “DISTRIBUTOR”) SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

OTHER UK REGULATORY RESTRICTIONS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS, TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

14

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED AS FOLLOWS:

PROHIBITION ON SALES TO UK RETAIL INVESTORS

(A)       IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR IN THE UK. FOR THE PURPOSES OF THIS PROVISION:

●         THE EXPRESSION “UK RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: UNITED KINGDOM” ABOVE; AND

●         THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

OTHER UK REGULATORY RESTRICTIONS

(B)       IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(C)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EU RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY EU RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THIS PURPOSE, AN “EU RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97, AS AMENDED, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR (“EU QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EU RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EU RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

OTHER EEA OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS AN EU QUALIFIED INVESTOR. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO EU QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY

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AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OTHER THAN TO EU QUALIFIED INVESTORS.

MIFID II PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY EU RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “EU RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA” ABOVE; AND
●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES.

Eu SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION

NONE OF THE DEPOSITOR, THE UNDERWRITERS, THE ORIGINATORS, THE MORTGAGE LOAN SELLERS, THE ISSUING ENTITY OR THEIR RESPECTIVE AFFILIATES WILL RETAIN A MATERIAL NET ECONOMIC INTEREST IN THIS SECURITIZATION TRANSACTION, OR TAKE ANY OTHER ACTION, IN A MANNER PRESCRIBED BY (A) EUROPEAN UNION REGULATION 2017/2402 (THE “EU SECURITIZATION REGULATION”) OR (B) THE EU SECURITIZATION REGULATION, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED BY THE SECURITISATION (AMENDMENT) (EU EXIT) REGULATIONS 2019 (THE “UK SECURITIZATION REGULATION”). IN PARTICULAR, NO SUCH PARTY WILL TAKE ANY ACTION THAT MAY BE REQUIRED BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. IN ADDITION, THE ARRANGEMENTS DESCRIBED UNDER “U.S. CREDIT RISK RETENTION” HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENABLING OR FACILITATING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION AND THE UK SECURITIZATION REGULATION, SEE “RISK FACTORS—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

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PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG)) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

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THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA (“INSTITUTIONAL INVESTOR”)) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED IN CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF

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JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE”). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE RELEVANT ORIGINATOR COMMITS TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT”), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,
●	political and/or social conditions, and
●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

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Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	Benchmark 2022-B35 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2022-B35.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 388 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor”.
Issuing Entity	Benchmark 2022-B35 Mortgage Trust, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of May 1, 2022, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.
Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:
●	Citi Real Estate Funding Inc., a New York corporation (13 mortgage loans (37.8%));
●	Goldman Sachs Mortgage Company, a New York limited partnership (9 mortgage loans (30.4%));
●	German American Capital Corporation, a Maryland corporation (10 mortgage loans (18.1%)); and
●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America (5 mortgage loans (13.6%)).
The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.
See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.
Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:
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Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	13	$424,318,627	37.8%
Goldman Sachs Bank USA	Goldman Sachs Mortgage Company(1)	9	341,050,885	30.4
DBR Investments Co. Limited	German American Capital Corporation(2)	10	203,400,000	18.1
JPMorgan Chase Bank, National Association	JPMorgan Chase Bank, National Association	5	152,784,317	13.6
	Total	37	$1,121,553,829	100.0%

(1)	Goldman Sachs Mortgage Company has acquired or will acquire the mortgage loans or portions thereof that were originated or co-originated by Goldman Sachs Bank USA on or prior to the closing date.
(2)	German American Capital Corporation has acquired or will acquire the mortgage loans or portions thereof that were originated, co-originated or acquired by its affiliate, DBR Investments Co. Limited, on or prior to the closing date.
See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.
Master Servicer	KeyBank National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the serviced mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced loan combinations and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal master servicing offices of the master servicer are located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. See “Transaction Parties—Servicers—The Master Servicer and the Special Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.
See “—The Mortgage Pool—The Loan Combinations” below for a discussion of the mortgage loans included in the issuing entity that are part of a loan combination and have one or more related companion loans held outside the issuing entity.
The mortgage loans transferred to the issuing entity, any related companion loans and any related loan combinations that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced loan combinations,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related loan combinations that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the

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securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced loan combinations,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.
See the chart entitled “Loan Combination Summary” under “The Mortgage Pool—The Loan Combinations” below in this summary and the chart entitled “Servicing of the Loan Combinations” under “The Pooling and Servicing Agreement—General” below for a listing of the serviced loan combinations and outside serviced loan combinations.
The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Special Servicer	KeyBank National Association, a national banking association, will be the initial special servicer with respect to the serviced mortgage loans (other than any excluded special servicer mortgage loan) and any related serviced companion loans pursuant to the pooling and servicing agreement. The principal special servicing offices of the special servicer are located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. See “Transaction Parties—Servicers—the Special Servicer”.
The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction.
See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.
If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The applicable directing holder will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such separate special servicer, an “excluded mortgage loan special servicer”). Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer

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mortgage loan. If there is no applicable directing holder entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan (or if there is a directing holder so entitled but it has not appointed a replacement special servicer within 30 days), an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.
KeyBank National Association is expected to be appointed as the initial special servicer for all serviced mortgage loans by LD III Sub VII, LLC, which is expected on the closing date to: (a) purchase a portion of the Class E certificates as well as the Class F, Class G, Class H, Class J and Class X-J certificates and also receive the Class S certificates; and (b) appoint itself or an affiliate as the initial controlling class representative and the initial directing holder with respect to all of the serviced mortgage loans and serviced loan combinations as to which the controlling class representative is entitled to act as directing holder. See “—Directing Holder” below and “The Pooling and Servicing Agreement—Directing Holder”.
The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under (and subject to certain conditions described under) “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event.”
A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced loan combination.
The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Significant Primary Servicer	Midland Loan Services, a Division of PNC Bank, National Association, will act as primary servicer, and perform most servicing duties of the master servicer with respect to four (4) Mortgage Loans (collectively (8.8%) to be sold to the depositor by JPMorgan Chase Bank, National Association. In addition, Midland Loan Services, a Division of PNC Bank, National Association is the outside servicer with respect to five (5) mortgage loans (collectively 21.0%) as set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. The principal servicing office of Midland Loan Services, a Division of PNC Bank, National Association, is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—Servicers—Significant Primary Servicer—Midland Loan Services, a Division of PNC Bank, National

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Association” and “Transaction Parties—Servicers—Significant Primary Servicer—The Midland Primary Servicing Agreement”.
Berkadia Commercial Mortgage LLC, a Delaware limited liability company, will act as primary servicer, and will perform most servicing duties, with respect to two (2) mortgage loans (3.5%) to be sold to the depositor by Goldman Sachs Mortgage Company. In addition, Berkadia Commercial Mortgage LLC is acting as primary servicer, and is performing most servicing duties, with respect to one (1) mortgage loan (6.6%) to be sold to the depositor by Citi Real Estate Funding Inc.
The master servicer (or related outside servicer, in the case of an outside serviced mortgage loan) will be responsible to pay the fees of Midland Loan Services, a Division of PNC Bank, National Association, Berkadia Commercial Mortgage LLC and each other primary servicer out of the servicing fees payable under the pooling and servicing agreement for this transaction or the related outside servicing agreement, as applicable.
Trustee	Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: BMARK 2022-B35. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans. In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.
The trustee(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Certificate Administrator	Computershare Trust Company, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 9062 Old Annapolis Road, Columbia, Maryland 21045 and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55415. See “Transaction Parties—The Certificate Administrator” and “The Pooling and Servicing Agreement”.
The custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans:

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●	after the occurrence and during the continuance of a control termination event, reviewing the actions of the special servicer with respect to specially serviced loans and with respect to certain major decisions regarding non-specially serviced loans as to which the operating advisor has consultation rights;
●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;
●	reviewing for accuracy certain calculations made by the special servicer;
●	after the occurrence and during the continuance of a control termination event (and under the circumstances described in this prospectus), issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;
●	after the occurrence and during the continuance of a consultation termination event, recommending the replacement of the special servicer if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders and the Uncertificated VRR Interest owners (as a collective whole); and
●	after the occurrence and during the continuance of a control termination event, consulting on a non-binding basis with the special servicer with respect to certain major decisions (and such other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s).
Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.
See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.
Asset Representations Reviewer	Park Bridge Lender Services LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the holders of certificates evidencing the required percentage of voting rights have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

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Outside Servicers, Outside Special

Servicers, Outside Trustees

and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related loan combinations will or are expected to constitute the “outside serviced loan combinations”), and such mortgage loans and loan combinations will be serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling companion loan by the parties thereto, as identified in the table below:

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Outside Serviced Mortgage Loans Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(1) (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(2)
One Wilshire	GSMC	Benchmark 2022–B32 PSA (2/1/2022)	9.9%	Midland Loan Services, a Division of PNC Bank, National Association	KeyBank National Association	Wilmington Trust, National Association	Computershare Trust Company, N.A.	Pentalpha Surveillance LLC	ECMBS LLC
ILPT Logistics Portfolio	CREFI	ILPT 2022-LPFX TSA (3/6/2022)	6.6%	Berkadia Commercial Mortgage LLC	Situs Holdings, LLC	Wilmington Trust, National Association	Computershare Trust Company, N.A.	Park Bridge Lender Services LLC	CPPIB Credit Structured North America III, Inc.
Bedrock Portfolio	JPMCB	Benchmark 2022-B32 PSA (2/1/2022)	4.8%	Midland Loan Services, a Division of PNC Bank, National Association	KeyBank National Association	Wilmington Trust, National Association	Computershare Trust Company, N.A.	Pentalpha Surveillance LLC	ECMBS LLC
200 West Jackson	CREFI	Benchmark 2022-B33 PSA (3/1/2022)	3.6%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association	Computershare Trust Company, N.A.	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners II L.P.
Grede Casting Industrial Portfolio	GSMC	Benchmark 2022–B32 PSA (2/1/2022)	1.6%	Midland Loan Services, a Division of PNC Bank, National Association	KeyBank National Association	Wilmington Trust, National Association	Computershare Trust Company, N.A.	Pentalpha Surveillance LLC	ECMBS LLC
601 Lexington Avenue	CREFI	BXP 2021-601L TSA (12/29/2021)	1.5%	Wells Fargo Bank, National Association	Situs Holdings, LLC	Computershare Trust Company, N.A.	Computershare Trust Company, N.A.	N/A	N/A
Novo Nordisk HQ	GACC	Benchmark 2021-B31 PSA (12/1/2021)	1.1%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Citibank, N.A.	Pentalpha Surveillance LLC	RREF IV Debt AIV, LP
Gem Tower	GSMC	Benchmark 2022–B34 PSA (4/1/2022)	1.1%	KeyBank National Association	LNR Partners, LLC	Wilmington Trust, National Association	Computershare Trust Company, N.A.	Pentalpha Surveillance LLC	Eightfold Real Estate Capital, L.P.

(1)	“PSA” means pooling and servicing agreement and “TSA” means trust and servicing agreement.
(2)	The entity named under the indicated PSA or TSA under the heading “Outside Servicing Agreement” as the initial controlling class representative (or an equivalent term). However, the initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder” below.
Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced loan combination, the related outside servicer will have primary servicing responsibilities with respect to the entire loan combination, the related outside special servicer will serve as special servicer of the entire loan combination, the related outside trustee generally serves as mortgagee of record with respect to the entire loan combination, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related loan combination (other than with respect to the related promissory note

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evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).
There are no serviced AB loan combinations, serviced outside controlled loan combinations or servicing shift loan combinations, related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of loan combination(s) or any related terms should be disregarded.
See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced loan combination.
See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans.”
Directing Holder	The “directing holder” with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be:
●	except (i) with respect to an excluded mortgage loan, (ii) with respect to a serviced loan combination as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled loan combination”), and (iii) during any period that a control termination event has occurred and is continuing, the controlling class representative; and
●	with respect to any serviced outside controlled loan combination (which may include a servicing shift loan combination or a serviced loan combination with a controlling subordinate companion loan held outside the issuing entity), if and for so long as the applicable companion loan holder is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative, the holder of the related controlling note (during any such period, the “outside controlling note holder”);
provided, that with respect to any serviced loan combination, the rights of the directing holder will be subject to and may be limited by the terms and provisions of any related co-lender agreement.
For the avoidance of doubt: (A) the controlling class representative will not be the directing holder if and for so long as (1) a control termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, and/or (3) the related serviced loan combination is a serviced outside controlled loan combination; (B) there will be no directing holder with respect to an excluded mortgage loan; and (C) with respect to any serviced outside controlled loan combination, the outside controlling noteholder or its representative will be the directing holder only if and for so long as such holder or its representative is entitled under the related

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co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative.
Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced loan combination, if neither the controlling class representative nor an outside controlling note holder is a directing holder in accordance with the foregoing definition, then there will be no directing holder for that serviced mortgage loan or serviced loan combination.
An “excluded mortgage loan” is a mortgage loan or loan combination with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or loan combination or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or loan combination, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.
With respect to the serviced mortgage loans and serviced loan combinations, in general:
●	the applicable directing holder will have certain consent and consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, loan combinations; and
●	the applicable directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans.
If, with respect to any serviced outside controlled loan combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization and/or the related co-lender agreement may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described under “—Controlling Class Representatives” below with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled loan combination is not included in a separate securitization trust, the related outside controlling note holder or its representative may not lose such rights under the related co-lender agreement.
Any serviced loan combination with a subordinate companion loan that (i) is held outside the Issuing Entity and (ii) constitutes the controlling note, will initially be a serviced outside controlled loan combination.

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However, during such time as the holder(s) of the applicable subordinate companion loan(s) are no longer permitted to exercise control or consultation rights under the related co-lender agreement, in the event control shifts to the note included in this securitization transaction, then the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a loan combination.
With respect to the outside serviced mortgage loans, the entity (if any) identified in the table above titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” as the “initial controlling class representative” (referred to herein as an “outside controlling class representative”) with respect to the indicated outside servicing agreement, or such other directing holder as is contemplated under the co-lender agreement, for the related outside serviced loan combination, will have certain consent and consultation rights and special servicer replacement rights with respect to such outside serviced loan combination, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Each directing holder may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as directing holder under the pooling and servicing agreement and/or any related co-lender agreement.
The directing holder, any outside controlling class representative or any of their respective representatives may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or loan combination(s) that could adversely affect the holders of some or all of the classes of offered certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or loan combination(s) with or without cause. The directing holder or any outside controlling class representative may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors— Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”.

Controlling Class

Representatives	The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.
In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative

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appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates; provided, however, that (except under the circumstances set forth in the next proviso) if no such class meets the preceding requirement, then Class F will be the “controlling class”; provided, further, however, that if, at any time, the aggregate outstanding certificate balance of the classes of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of any cumulative appraisal reduction amounts), then the “controlling class” will be the most subordinate class of control eligible certificates with an outstanding certificate balance greater than zero (without regard to the allocation of any cumulative appraisal reduction amounts). The controlling class as of the closing date will be Class J. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.
The “control eligible certificates” will be the Class F, Class G, Class H and Class J certificates.
After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.
A “control termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a control termination event will be deemed to exist.
A “consultation termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control

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eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a consultation termination event will be deemed to exist.
LD III Sub VII, LLC, a Delaware limited liability company, is expected on the closing date, (i) to purchase a portion of the Class E certificates as well as the Class F, Class G, Class H, Class J and Class X-J certificates and also receive the Class S certificates, and (ii) to appoint itself or an affiliate as the initial controlling class representative. It is expected that its affiliate Prime Finance Long Duration III TRS, LLC will purchase the Class X-F, Class X-G and Class X-H certificates.

Risk Retention

Consultation Parties	The “risk retention consultation parties”, with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be: (i) the party selected by Citi Real Estate Funding Inc., and (ii) the party selected by Goldman Sachs Bank USA. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than any outside serviced mortgage loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than any outside serviced mortgage loan), as further described in this prospectus. Notwithstanding the foregoing, none of the risk retention consultation parties will have any consultation rights with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party. Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company are expected to be appointed as the initial risk retention consultation parties.
With respect to any risk retention consultation party, an “excluded RRCP mortgage loan” is a mortgage loan or loan combination with respect to which such risk retention consultation party, or the person(s) entitled to appoint such risk retention consultation party, is a borrower party.
Consulting Parties	As used in this prospectus, a “consulting party”, with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be, each of:
(i)	except with respect to a serviced outside controlled loan combination, solely (a) after the occurrence and during the continuance of a control termination event, but prior to the occurrence and continuance of a consultation termination event, and (b) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;
(ii)	with respect to any serviced outside controlled loan combination (which may include a servicing shift loan combination or a serviced loan combination with a controlling subordinate companion loan held outside the issuing entity), (a) if and for so long as the holder of the mortgage loan included in this securitization transaction is entitled under the related co-lender agreement to exercise consultation rights with respect to such loan combination, (b) solely prior to the occurrence and continuance of a consultation termination event, and (c) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;

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(iii)	with respect to any serviced loan combination that includes a pari passu companion loan, the holder of such pari passu companion loan if and to the extent such holder (a) is not the directing holder, and (b) is entitled to exercise consultation rights under the related co-lender agreement;
(iv)	solely after the occurrence and during the continuance of a control termination event, the operating advisor; and
(v)	except with respect to any excluded RRCP mortgage loan, (a) for so long as no consultation termination event is continuing, with respect to any specially serviced loan, and (b) during the continuance of a consultation termination event, with respect to any mortgage loan, each risk retention consultation party;
provided, that with respect to any serviced loan combination, the rights of any consulting party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related co-lender agreement.
For the avoidance of doubt, (A) the controlling class representative will not be a consulting party if and for so long as (1) a consultation termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, and/or (3) with respect to any serviced outside controlled loan combination, it is not entitled under the related co-lender agreement to exercise consultation rights with respect to such loan combination, (B) the operating advisor will not be a consulting party if and for so long as no control termination event has occurred and is continuing, (C) none of the risk retention consultation parties will be a consulting party with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party, or with respect to any mortgage loans other than as described in the immediately preceding clause (v), and (D) the consultation rights of the holder of a pari passu companion loan with respect to any related serviced loan combination will be subject to the terms of the related co-lender agreement.
Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced loan combination, if none of the controlling class representative, the operating advisor, a risk retention consultation party, or a holder of a pari passu companion loan is a consulting party in accordance with the foregoing definition, then there will be no consulting party for that serviced mortgage loan or serviced loan combination.
Each consulting party may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as consulting party under the pooling and servicing agreement and/or any related co-lender agreement.

Significant Affiliations

and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:
●	serve in multiple capacities with respect to this securitization transaction;
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●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, a directing holder, a consulting party, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;
●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination; or
●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination.
In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:
●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;
●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);
●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);
●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or
●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction.
Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.
In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part

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by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or loan combination(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combinations and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.
These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, its respective due date in May 2022 (or, in the case of any mortgage loan that has its first due date subsequent to May 2022, the date that would have been its due date in May 2022 under the terms thereof if a monthly payment were scheduled to be due in that month).
Closing Date	On or about May 12, 2022.
Distribution Date	The 4th business day following the related determination date of each month, beginning in June 2022.
Determination Date	The 11th day of each calendar month or, if the 11th day is not a business day, then the business day following such 11th day, beginning in June 2022.
Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).
Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.
Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in June 2022, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.

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Assumed Final Distribution Date	Class A-1	October 2026
Class A-2 Class A-3-1	May 2027 January 2029
Class A-4-1 Class A-5 Class A-SB Class X-A Class A-S Class B Class C	March 2032 May 2032 March 2032 May 2032 May 2032 May 2032 May 2032
The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of the Class X-A certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).
Rated Final Distribution Date	As to each class of offered certificates, the distribution date in May 2055.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.
The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates and the Uncertificated VRR Interest, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

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The foregoing illustration does not take into account sales or other transfers of the Combined VRR Interest or any of the non-vertically retained certificates other than the offered certificates.

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass- through certificates as part of Series 2022-B35:
●	Class A-1
●	Class A-2
●	Class A-3-1
●	Class A-4-1
●	Class A-5
●	Class A-SB
●	Class X-A
●	Class A-S
●	Class B
●	Class C
Upon initial issuance, the Series 2022-B35 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: the Class A-3-2, Class A-4-2, Class X-D, Class X-F, Class X-G, Class X-H, Class X-J, Class D, Class E, Class F, Class G, Class H, Class J, Class S, Class R and Class VRR certificates. In addition, the Uncertificated VRR Interest is not being offered by this prospectus.
The offered certificates, together with the Class X-D, Class X-F, Class X-G, Class X-H, Class X-J, Class A-3-2, Class A-4-2, Class D, Class E, Class F, Class G, Class H, Class J, Class S, Class R and Class VRR certificates, are collectively referred to in this prospectus as the “certificates”. The certificates, exclusive of the Class VRR certificates, are collectively referred to in this prospectus as the “non-vertically retained certificates”. The non-vertically retained certificates (exclusive of the Class S and Class R certificates) are collectively referred to in this prospectus as the “non-vertically retained regular certificates”. The non-vertically retained regular certificates (exclusive of the Class X-A, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J certificates) are collectively referred to in this prospectus as the “non-vertically retained principal balance certificates”. The non-vertically retained principal balance certificates and the Class VRR certificates are collectively referred to in this prospectus as the “principal balance certificates”. The Class X-A, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J certificates are collectively referred to in this prospectus as the “Class X certificates”.

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B. Certificate Balances or

Notional Amounts	Upon initial issuance, each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of the Class X-A certificates) set forth in the table under “Certificate Summary” in this prospectus, subject to a variance of plus or minus 5%.
The certificate balance of any class of principal balance certificates outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.
See “Description of the Certificates—General” in this prospectus.
C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.
The pass-through rate with respect to the Class A-1 certificates will be fixed at the initial pass-through rate for the applicable class set forth in the table under “Certificate Summary” in this prospectus.
The pass-through rate with respect to each class of the Class A-2, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.
The pass-through rate with respect to the Class A-3-1 certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus, minus 0.16000%.
The pass-through rate with respect to the Class A-4-1 certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus, minus 0.24500%.
The pass-through rate with respect to the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB certificates as in effect from time to time, as described in this prospectus.
For purposes of calculating the pass-through rate on any class of non-vertically retained certificates that has a pass-through rate limited by,

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equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:
●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and
●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that recalculated rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.
See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced loan combinations, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00250% to 0.07125% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.
The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.
The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced loan combination) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month.
In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not

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result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced loan combination), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.
With respect to each of the outside serviced mortgage loans, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below. In addition, each party to the outside servicing agreement governing the servicing of an outside serviced loan combination will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described under this “—Servicing and Administration Fees” section with respect to serviced mortgage loans and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced loan combination), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced loan combination and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

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Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Servicing of Loan Combination	Outside (Primary) Servicer Fee Rate (per annum)(1)	Outside Special Servicer Fee Rate (per annum)(2)	Outside Workout Fee Rate(2)	Outside Liquidation Fee Rate(2)
One Wilshire	Outside Serviced	0.01125%	0.2500%	1.00%	1.00%
ILPT Logistics Portfolio	Outside Serviced	0.01375%	0.1500%	0.25%	0.25%
Bedrock Portfolio	Outside Serviced	0.05000%	0.2500%	1.00%	1.00%
200 West Jackson	Outside Serviced	0.00125%	0.2500%	1.00%	1.00%
Grede Casting Industrial Portfolio	Outside Serviced	0.00125%	0.2500%	1.00%	1.00%
601 Lexington Avenue	Outside Serviced	0.00500%	0.1500%	0.25%	0.25%
Novo Nordisk HQ	Outside Serviced	0.00125%	0.2500%	1.0%	1.0%
Gem Tower	Outside Serviced	0.00125%	0.2500%	1.00%	1.00%

(1)	Includes any applicable sub-servicing fee rate.
(2)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement or the related co-lender agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).
The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of 0.00125% per annum. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower pays with respect to the subject serviced mortgage loan (or serviced loan combination, if applicable).
The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00022%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.
Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances (and, in some cases, together with interest thereon). Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders and the Uncertificated VRR Interest owners.
Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any

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distributions to certificateholders and the Uncertificated VRR Interest owners.
The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans for each distribution date, calculated on the total outstanding principal balance of the pool of mortgage loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.00709% per annum.
Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.
The administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, for purposes of presentation in this prospectus, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.
The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders or the Uncertificated VRR Interest owners of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.
See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Servicing of the Outside Serviced Mortgage Loans”, and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Allocation Between Combined VRR

Interest and Non-Vertically

Retained Certificates	The aggregate amount available for distribution to holders of the non-vertically retained certificates and the Combined VRR Interest on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC; and (ii)

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allocated to amounts available for distribution to the holders of the Combined VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-vertically retained certificates (other than the Class R certificates), on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the Combined VRR Interest will be the product of such aggregate available funds multiplied by the vertically retained percentage; and (b) the non-vertically retained certificates (other than the Class R certificates) will at all times be the product of such aggregate available funds multiplied by the non-vertically retained percentage.
The “vertically retained percentage” is a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the Combined VRR Interest, and the denominator of which is the sum of (x) the aggregate initial certificate balance of all classes of principal balance certificates and (y) the initial principal balance of the Uncertificated VRR Interest.
The “non-vertically retained percentage” is the difference between 100% and the vertically retained percentage.
The term “percentage allocation entitlement” means: (a) with respect to the Combined VRR Interest, the vertically retained percentage; and (b) with respect to the non-vertically retained certificates, the non-vertically retained percentage.

B. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the holders of the non-vertically retained certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of (i) any yield maintenance charges and prepayment premiums collected on the mortgage loans, and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) (“non-vertically retained available funds”) will be distributed in the following amounts and order of priority:
First: Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class X-A, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J certificates: to interest on the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class X-A, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J certificates, up to, and pro rata in accordance with, their respective interest entitlements.
Second: Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB certificates: to the extent of non-vertically retained available funds allocable to principal received or advanced on the mortgage loans:
(A)	to principal on the Class A-SB certificates until their certificate balance has been reduced to the Class A-SB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;
(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;

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(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;
(D)	to principal on the Class A-3-1 and Class A-3-2 certificates, pro rata based on their respective certificate balances, until their respective certificate balances have been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;
(E)	to principal on the Class A-4-1 and Class A-4-2 certificates, pro rata based on their respective certificate balances, until their respective certificate balances have been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above;
(F)	to principal on the Class A-5 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above; and
(G)	to principal on the Class A-SB certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (F) above.
However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, non-vertically retained available funds allocable to principal will be distributed to the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB scheduled principal balance.
Third: Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB certificates: to reimburse the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.
Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.
Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of non-vertically

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retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.
Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.
Seventh: Non-offered certificates (other than the Class A-3-2, Class A-4-2, Class X-D, Class X-F, Class X-G, Class X-H, Class X-J, Class VRR and Class S certificates): in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.
For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of non-vertically retained regular certificates can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your offered certificate’s principal amount or notional amount.
A description of the amount of principal required to be distributed to the classes of non-vertically retained principal balance certificates on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

D. Yield Maintenance Charges and

Prepayment Premiums	The non-vertically retained percentage of yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated among the respective classes of the non-vertically retained regular certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums.”
For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

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E. Subordination, Allocation of

Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.
The following chart generally sets forth the manner in which the payment rights of certain classes of non-vertically retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-vertically retained certificates.
On any distribution date, the non-vertically retained available funds will be allocated among the various classes of non-vertically retained regular certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class X-A, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J certificates), in each case as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class X-A, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.
On any distribution date, the non-vertically retained percentage of any mortgage loan losses will be allocated among the various classes of non-vertically retained regular certificates in ascending order (beginning with certain non-vertically retained regular certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	Interest only certificates. No principal payments or realized mortgage loan losses in respect of principal will be allocated to the Class X-A, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J certificates, in each case, to the extent such losses reduce the certificate balance of a class of corresponding principal balance certificates.
**	Certain payment rights between these classes of certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.

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***	Other than the Class A-3-2, Class A-4-2, Class X-D, Class X-F, Class X-G, Class X-H, Class X-J and Class S certificates.
Principal losses on the mortgage loans allocated to a class of non-vertically retained principal balance certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to any class of Class X certificates or the Class S or Class R certificates, although loan losses will reduce the notional amount of each class of Class X certificates (in each case, to the extent such losses are allocated to a class of corresponding principal balance certificates), and, therefore, the amount of interest they accrue.
Credit enhancement will be provided solely by certain classes of subordinate non-vertically retained principal balance certificates that will be subordinate to certain classes of senior non-vertically retained certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.
To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.
See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the non-vertically retained certificates and/or the allocation of losses to the non-vertically retained certificates.
F. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the non-vertically retained certificates will reduce distributions to the classes of non-vertically retained certificates with the lowest payment priorities:
●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;
●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;
●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);
●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;
●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;

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●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and
●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.
In addition, the non-vertically retained percentage of prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated to the non-vertically retained regular certificates and are required to be further allocated between the classes of such non-vertically retained certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.
G. Excess Interest	On each distribution date, the non-vertically retained percentage of any “excess interest” resulting from the marginal increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date, to the extent actually collected and applied as interest during a collection period in accordance with the related mortgage loan documents during a collection period, will be allocated to the holders of the Class S certificates on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions on any other class of certificates, to provide credit support to any class(es) of certificates, to offset any interest shortfalls, or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan in the issuing entity (including the outside serviced mortgage loans, and even if the related mortgaged property becomes an REO property), unless it determines that the advance will be non-recoverable from collections on that mortgage loan. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan (and with respect to any mortgage loan that is part of a loan combination, to the extent that such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.
In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee

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and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.
Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer will have no obligation to make any principal or interest advances.
B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.
The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.
In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.
With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced loan combination will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.
C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the offered certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan, until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.
The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate

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(subject to a floor of 2% in the case of the master servicer), compounded annually. If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan.
See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.
With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced loan combination will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced loan combination may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced loan combination and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 37 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $1,121,553,829. The mortgage loans are secured by first liens on various types of commercial and multifamily properties, located in 33 states and the District of Columbia. See “Risk Factors—Risks Relating to the Mortgage Loans—Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.
In this prospectus, unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan or loan combination by name refer to such mortgage loan or loan combination, as the case may be, secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

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Fee Simple / Leasehold	One hundred twenty-one (121) mortgaged properties (92.1%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.
Four (4) mortgaged properties (6.1%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.
Two (2) mortgaged properties (1.8%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a portion of the related mortgaged property and (y) one or more fee interests in the remaining portion of such related mortgaged property.
See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.
The Loan Combinations	Fourteen (14) mortgage loans (61.3%) are each part of a split loan structure (referred to as a “loan combination”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu and/or subordinate companion loans (each referred to as a “companion loan”) that are held outside the issuing entity. The subject mortgage loan and its related companion loan(s) comprising any particular loan combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties. A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:
●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related loan combination would constitute a “pari passu loan combination”.
●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related loan combination would constitute an “AB loan combination”.
●	If a loan combination includes both a pari passu companion loan and a subordinate companion loan, then such loan combination would constitute a “pari passu-AB loan combination” and the discussions in this prospectus regarding both pari passu loan combinations and AB loan combinations will apply to such loan combination.
The identity of, and certain other information regarding, the loan combinations related to this securitization transaction are set forth in the following table:

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Loan Combination Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Servicing of Loan Combination(2)	Type of Loan Combination	Controlling Note Included in Issuing Entity (Y/N)
One Wilshire	GSMC	$111,000,000	9.9%	$278,250,000	N/A	$389,250,000	Outside Serviced	Pari Passu	N
The Reef	GACC	$100,000,000	8.9%	$50,000,000	N/A	$150,000,000	Serviced	Pari Passu	Y
ILPT Logistics Portfolio	CREFI	$73,656,388	6.6%	$267,483,612	$103,860,000	$445,000,000	Outside Serviced	Pari Passu-AB	N
Shearer’s Industrial Portfolio	GSMC	$66,318,600	5.9%	$71,279,400	N/A	$137,598,000	Serviced	Pari Passu	Y
Bedrock Portfolio	JPMCB	$54,000,000	4.8%	$376,000,000	N/A	$430,000,000	Outside Serviced	Pari Passu	N
Bell Works	CREFI	$50,000,000	4.5%	$160,000,000	N/A	$210,000,000	Serviced	Pari Passu	Y
2550 M Street	CREFI	$46,800,000	4.2%	$40,000,000	N/A	$86,800,000	Serviced	Pari Passu	Y
Nut Tree Plaza	CREFI	$46,200,000	4.1%	$37,800,000	N/A	$84,000,000	Serviced	Pari Passu	Y
ExchangeRight Net Leased Portfolio #55	CREFI	$40,000,000	3.6%	$63,900,000	N/A	$103,900,000	Serviced	Pari Passu	Y
200 West Jackson	CREFI	$40,000,000	3.6%	$46,000,000	N/A	$86,000,000	Outside Serviced	Pari Passu	N
Grede Casting Industrial Portfolio	GSMC	$18,225,000	1.6%	$30,000,000	N/A	$48,225,000	Outside Serviced	Pari Passu	N
601 Lexington Avenue	CREFI	$16,519,000	1.5%	$706,781,000	$276,700,000	$1,000,000,000	Outside Serviced	Pari Passu-AB	N
Novo Nordisk HQ	GACC	$12,500,000	1.1%	$198,167,000	N/A	$210,667,000	Outside Serviced	Pari Passu	N
Gem Tower	GSMC	$12,000,000	1.1%	$28,000,000	N/A	$40,000,000	Outside Serviced	Pari Passu	N

(1)	See “Description of the Mortgage Pool—The Loan Combinations—General” for further information with respect to each loan combination, the related companion loans and the identity of the holders thereof.
(2)	For a discussion of the terms “serviced”, “outside serviced” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General” below.
The identity of, and certain other items of information regarding, the mortgage loans that will be outside serviced mortgage loans are set forth in the table under “Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above.
With respect to any mortgage loan that is part of a loan combination, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.
In the case of any loan combination, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related loan combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related loan combination with or without cause. In addition, that co-lender agreement will designate whether servicing of the related loan combination is to be governed by

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the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.
For more information regarding the loan combination(s), see “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.
Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”, “—Other Risks Relating to the Certificates—Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Other Risks Relating to the Certificates—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment”.
There are no serviced AB loan combinations, serviced outside controlled loan combinations or servicing shift loan combinations, related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of loan combination(s) or any related terms should be disregarded.

Additional Characteristics

of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).
Cut-off Date Mortgage Loan Characteristics
All Mortgage Loans
Initial Pool Balance(1)	$1,121,553,829
Number of Mortgage Loans	37
Number of Mortgaged Properties	127
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$3,000,000 to $111,000,000
Average Cut-off Date Balance	$30,312,266
Range of Mortgage Rates	2.77600% to 6.08100%
Weighted Average Mortgage Rate	4.46274%
Range of original terms to Maturity Date/ARD(2)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(2)	116 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	54 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	114 months
Range of original amortization terms(3)	360 months to 360 months
Weighted average original amortization term(3)	360 months
Range of remaining amortization terms(3)	359 months to 360 months
Weighted average remaining amortization term(3)	360 months
Range of Cut-off Date LTV Ratios(4)(5)	29.0% to 69.7%
Weighted average Cut-off Date LTV Ratio(4)(5)	55.7%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)	29.0% to 69.6%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)	54.6%
Range of UW NCF DSCR(4)(6)	1.28x to 4.50x
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All Mortgage Loans
Weighted average UW NCF DSCR(4)(6)	2.28x
Range of Debt Yield on Underwritten NOI(4)(7)	7.1% to 17.6%
Weighted average Debt Yield on Underwritten NOI(4)(7)	10.7%
Percentage of Initial Pool Balance consisting of:
Interest Only	77.1%
Interest Only – ARD	11.0%
Interest Only, then Amortizing Balloon	3.7%
Amortizing Balloon	8.1%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	26.6%
Mortgage Loans with mezzanine debt	10.1%
Mortgage Loans with subordinate debt	8.0%
Mortgage Loans with mezzanine debt and subordinate debt	6.6%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the related anticipated repayment date.
(3)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.
(4)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a loan combination, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.
(5)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged properties as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 56.7% and 55.6%, respectively.
(6)	The UW NCF DSCR for each mortgage loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan may be calculated based on the annual debt service that would be in effect for such mortgage loan assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(7)	The Debt Yield on Underwritten NOI for each mortgage loan is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan; provided, that with respect to any mortgage loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan may be

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calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.
All of the mortgage loans accrue interest on an actual/360 basis.
Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:
●	with respect to any mortgage loan that is part of a loan combination, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);
●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for all loans in the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus;
●	unless otherwise indicated (including in the prior two bullets), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;
●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;
●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

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●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;
●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus; and
●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.
For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Mortgage Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency, nor were any of the mortgage loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan.
See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for additional information regarding the mortgage loan(s) identified above.
Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on

Projections of Future Income	Six (6) of the mortgaged properties (7.9%) were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.
Thirty-six (36) of the mortgaged properties (9.8%) were acquired 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

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Fifty-seven (57) of the mortgaged properties (13.8%) are subject to a triple-net lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.
See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from

Underwriting Guidelines	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.
Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Certain Mortgage Loans with Material

Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans

from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Offered Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional

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amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.
You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.
We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.
See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.
Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in this transaction is expected to be retained pursuant to risk retention regulations (as codified at 12 CFR Part 43) promulgated under Section 15G (“Regulation RR”), as an “eligible vertical interest” in the form of the Combined VRR Interest. Citi Real Estate Funding Inc. will act as retaining sponsor under Regulation RR for this securitization transaction and is expected, on the closing date, to partially satisfy its risk retention obligation through the acquisition by Goldman Sachs Bank USA, an originator, of a portion of the Combined VRR Interest. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by Citi Real Estate Funding Inc., as retaining sponsor for this securitization transaction, see “Credit Risk Retention” in this prospectus.
None of the sponsors, the depositor, the issuing entity or any other party to this securitization transaction will retain a material net economic interest in this securitization transaction in accordance with any risk retention or due diligence or other requirements of the EU securitization regulation or the UK securitization regulation or to take any other action which may be required by EEA- or UK-regulated investors for the purposes of their compliance with any risk retention or due diligence requirements of the EU securitization regulation or the UK securitization regulation or similar requirements. See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

Information Available to

Holders of Offered Certificates	On each distribution date, the certificate administrator will prepare and make available to each holder of offered certificates, a statement as to the distributions being made on that date. Additionally, under certain circumstances, such certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

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Deal Information/Analytics	Certain information concerning the mortgage loans, the certificates and the Uncertificated VRR Interest may also be available to subscribers through the following services:
●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services and KBRA Analytics, LLC;
●	The certificate administrator’s website initially located at www.ctslink.com; and
●	The master servicer’s website initially located at www.key.com/key2cre.
Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans (including REO mortgage loans) remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (excluding for the purposes of this calculation, the aggregate unpaid principal balances of the One Wilshire mortgage loan and the Novo Nordisk HQ mortgage loan, but only if the option described above is exercised after the distribution date in May 2032) certain specified persons will have the option to purchase all of the mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates and the Uncertificated VRR Interest.
The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (excluding the Class S and Class R certificates) and the Uncertificated VRR Interest for the mortgage loans remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates and the notional amounts of the Class X-A and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement and (iii) all of the holders of those classes of outstanding certificates and the owners of the Uncertificated VRR Interest voluntarily participate in the exchange.
See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions
of Mortgage Loans; Loss of

Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan, the value of the related mortgaged property
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(or any related REO property) or the interests of the trustee or any certificateholder or any Uncertificated VRR Interest owner in the mortgage loan or the related mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage

Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu loan combination) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to any such defaulted mortgage loan’s (or defaulted pari passu loan combination’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu loan combination or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders, the Uncertificated VRR Interest owners and any related affected companion loan holder(s) (as a collective whole as if such certificateholders, such Uncertificated VRR Interest owners and such serviced pari passu companion loan holder(s) constituted a single lender and with respect to a loan combination that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).
If any mortgage loan that is part of a serviced loan combination becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) (and, in the case of any serviced loan combination with a subordinate companion loan (if so provided in the related co-lender agreement), any related subordinate companion loan(s)), together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.
Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced loan combination may (or is expected to be permitted to) offer to sell to any person (or may offer to purchase) for cash such outside serviced loan combination during such time as such loan combination constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to (or is expected to be permitted to) sell both the related outside serviced mortgage loan and the related pari passu companion

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loan(s) (and, in the case of any outside serviced loan combination with a subordinate companion loan, the related subordinate companion loan(s)) as a single whole loan, subject in certain cases to the rights of any separate holders of any subordinate companion loans under the related co-lender agreement to purchase a loan combination that constitutes a defaulted loan under the related outside servicing agreement.
Pursuant to the co-lender agreement with respect to any AB loan combination or pari-passu AB loan combination (except for any such loan combination as to which (and for so long as) the related subordinate companion loan(s) is/are included in a securitization), the holder of any related subordinate companion loan has a right to purchase the related defaulted mortgage loan (together with any related pari passu companion loan) as described in “Description of the Mortgage Pool—The Loan Combinations”.
Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.
See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Loan Combinations”.

Other Investment Considerations

Material Federal Income

Tax Consequences	Two (2) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement (or under a related REMIC declaration as described below) are set forth below:
●	The “Lower-Tier REMIC”, which will hold the mortgage loans and certain other assets of the issuing entity (excluding any post-anticipated repayment date excess interest) and will issue certain classes of uncertificated regular interests to the Upper-Tier REMIC.
●	The “Upper-Tier REMIC”, which will hold the Lower-Tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class X-A, Class X-D, Class X-F, Class X-G, Class X-H, Class X-J, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates and a REMIC regular interest that corresponds to the Combined VRR Interest excluding the right to receive excess interest (the “VRR REMIC regular interest”) as classes of regular interests in the upper-tier REMIC.
The portion of the issuing entity consisting of (i) collections of post-anticipated repayment date “excess interest” accrued on any mortgage loan with an anticipated repayment date and the related distribution account, beneficial ownership of which is represented by the Class S certificates and the Combined VRR Interest, and (ii) the VRR REMIC

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regular interest and distributions thereon, beneficial ownership of which is represented by the Combined VRR Interest, will be treated as a grantor trust for federal income tax purposes, as further described under “Material Federal Income Tax Consequences”.
Pertinent federal income tax consequences of an investment in the offered certificates include:
●	Each class of offered certificates will constitute REMIC “regular interests”.
●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.
It is anticipated, for federal income tax purposes, that the Class X-A, Class B and Class C certificates will be issued with original issue discount, that the Class A-S certificates will be issued with de minimis original issue discount, and that the Class A-1, Class A-2, Class A-3-1, Class A-4-1, Class A-5 and Class A-SB certificates will be issued at a premium.
See “Material Federal Income Tax Consequences”.
Yield Considerations	You should carefully consider the matters described under “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may significantly affect the yields on your investment.
Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.
Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.
The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

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Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of offered certificates may negatively impact the liquidity, market value and regulatory characteristics of those classes of offered certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of offered certificates after the date of this prospectus.
See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, and “Ratings”.

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Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow of one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●	COVID-19: Economic conditions and restrictions on enforcing landlord rights due to the COVID-19 pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties were conducted prior to the COVID-19 pandemic and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Frequent and early occurrences of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures, and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or, if applicable, anticipated repayment date.
●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management and litigation. Property values may decrease even when current operating income does not. The property type (e.g., office, mixed use, retail, hospitality, industrial, multifamily, leased fee, parking and self storage) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types (including with respect to related industries) may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.
●	Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.
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●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.
●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.
●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Holder and Companion Holders: Certain certificateholders and companion loan holders have control and/or consent rights regarding the servicing of the mortgage loans and related loan combinations. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the special servicer or outside special servicer, as applicable, to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Rating Agency Actions: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.
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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your offered certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans

There has been a global outbreak of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that has spread throughout the world, including the United States, resulting in a global pandemic. The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, and the president of the United States made a declaration under the Robert T. Stafford Disaster Relief and Emergency Assistance Act in March 2020, which declaration was continued in effect beyond March 1, 2021 by the president of the United States. A significant number of countries and the majority of state governments in the United States also made emergency declarations and have attempted to slow the spread of the virus by providing social distancing guidelines, issuing stay-at-home orders and mandating the closure of certain non-essential businesses. Although vaccines have been approved and more are in development, there can be no assurance as to the availability of vaccines, the rate of vaccination or the effectiveness of vaccination against the COVID-19 virus or any mutations. Although many states have been loosening restrictions with the increased availability of vaccines, there can be no assurance as to when states will permit full resumption of economic activity or whether or when people will feel comfortable in fully resuming economic activity. Additionally, there can be no assurance that vaccines, containment or other measures will be successful in limiting the spread of the virus (particularly in light of the loosening of stay-at-home orders and social distancing guidelines) or that future regional or broader outbreaks of COVID-19 or other diseases will not result in resumed or additional countermeasures from governments, including the federal government and state governments in the United States.

The COVID-19 pandemic and the responses thereto have led, and will likely continue to lead, to severe disruptions in the global supply chain, financial and other markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, as well as the global economy. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. While the United States government and other governments have implemented unprecedented financial support and relief measures (such as the Coronavirus Aid, Relief and Economic Security Act, the Consolidated Appropriations Act 2021 and the American Rescue Plan Act of 2021), the effectiveness of such measures cannot be predicted. The United States economy has contracted as a result, and it is unclear when full economic expansion will be attained.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or continue to be) adversely affected by the cumulative effects of COVID-19 and the measures implemented by governments to combat the pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which may result in shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates. Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures.

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Certain geographic regions of the United States have experienced a larger concentration of COVID-19 infections and deaths than other regions, which is expected to result in greater economic distress than in other less-impacted regions. As infection rates of the virus have fluctuated, state and local governments have issued and lifted stay-at-home orders and other countermeasures. There can be no assurance as to when any existing governmental countermeasures impacting the mortgaged properties will be lifted or, if lifted, whether they will be reimposed.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types. For example:

●	hospitality properties and casino properties, due to travel limitations implemented by governments and businesses as well as declining interest in travel generally, and current or future closures, whether government mandated or voluntary;
●	retail properties, due to store closures, either government-mandated or voluntary, declining interest in visiting large, shared spaces such as shopping malls, restaurants, bars and movie theatres, and tenants (including certain national and regional chains) refusing to pay rent;
●	office properties, particularly those with significant tenants who operate co-working or office-sharing spaces, due to restrictions on such spaces or declining interest in such spaces by their users, who typically are unaffiliated and license or sublease space for shorter durations, due to an increase in remote and flexible working arrangements, which may continue for a significant period of time beyond the COVID-19 pandemic;
●	self storage properties, which have rental payment streams that are sensitive to increased unemployment and reductions in disposable income available for non-essential expenses, and which payment streams are more commonly subject to interruption because of the short-term nature of self storage tenant leases;
●	multifamily properties, which also have rental payment streams that are sensitive to unemployment and reductions in income, as well as federal, state and local moratoria on eviction proceedings and other mandated tenant forbearance programs, and with respect to student housing properties, may be affected by closures of, or ongoing social distancing measures instituted at, colleges and universities;
●	industrial properties, due to restrictions or shutdowns of tenant operations at such properties or as a result of general financial distress of such tenants; and
●	properties with significant tenants with executed leases that are not yet in place and whose leases are conditioned on tenant improvements being completed, the delivery of premises, or the vacancy of a current tenant by a date certain, due to lack of access to the mortgaged property and disruptions in labor and the global supply chain.

Federal, state and local governmental authorities may implement (and in some cases may already have implemented) measures designed to provide relief to borrowers and tenants, including moratoria on foreclosure or eviction proceedings and mandated forbearance programs. For example, recent legislation in New York, Oregon and Los Angeles County, among other jurisdictions, imposes temporary moratorium on foreclosures and other lender remedies. Any such measures relating to commercial real estate may lead to shortfalls and losses on the certificates.

In addition, leases for certain of the tenants at the Mortgaged Properties, including single tenants or major tenants, may include provisions which allow the tenants to abate or delay rent payments, or in certain circumstances, to terminate the related lease, if the tenant is required to suspends its business operations, or its business operations are otherwise disrupted, as a result of the COVID-19 pandemic or other pandemic or epidemic. Such provisions have become increasingly common following the COVID-19 pandemic.

In addition, businesses are adjusting their business plans in response to government actions and new industry practices in order to facilitate flexible and/or telecommuting working arrangements. Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the special servicer,

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the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective obligations under the transaction documents may be adversely affected by such changes. Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

The loss models used by the rating agencies to rate certain of the certificates may not have accounted for the possible economic effects of the COVID-19 pandemic or the borrowers’ ability to make payments on the mortgage loans. We cannot assure you that declining economic conditions precipitated by COVID-19 and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the offered certificates after the closing date.

Commercial and residential tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Accordingly, commercial and residential tenants at certain of the mortgaged properties have either sought, or are expected to seek, rent relief at the mortgaged properties, and it would be expected that rent collections and/or occupancy rates may decline. Even as areas of the country reopen, there can be no assurance as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Prospective investors should also consider as the country reopens the impact that a continued surge in (as well as any future prolonged waves of) COVID-19 cases could have on economic conditions.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, certain insurance companies have reportedly taken the position that such insurance does not cover closures due to the COVID-19 emergency. In addition, the COVID-19 emergency could adversely affect future availability and coverage of business interruption insurance. Furthermore, it is unclear whether such closures due to COVID-19 will trigger co-tenancy provisions.

We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to pay all required insurance premiums. While certain mortgage loans provide for insurance premium reserves, we cannot assure you that the borrowers will be able to continue to fund such reserve or that such reserves will be sufficient to pay all required insurance premiums.

Investors should understand that the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties were conducted prior to the COVID-19 pandemic or may be based largely on pre-pandemic property performance and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers. In addition, the underwriting of mortgage loans originated during the COVID-19 pandemic may be based on assumptions that do not reflect current conditions. When evaluating the financial information and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of Certificates”, “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Certain Calculations and Definitions”, Annex A, Annex B and Annex C), investors should take into consideration the dates as of which historical financial information is presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic. Because a pandemic of the scale and scope of the COVID-19 pandemic has not occurred since the early 20th century, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans. Investors should expect higher-than-average delinquencies and losses on the mortgage loans. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that any advances of payments made in respect of such mortgage loans would not be recoverable or the master servicer may determine that it is unable to make such advances given the severity of delinquencies (in this transaction or other transactions in which it has similar advancing obligations), which would result in shortfalls and likely losses on the offered certificates.

Some borrowers may seek forbearance arrangements at some point in the near future, if they have not already made such request. See “Description of the Mortgage Pool—COVID-19 Considerations”. We cannot assure you that the borrowers will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments rather than for the specific purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties

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will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In addition, you should be prepared for the possibility that a significant number of borrowers may not make timely payments on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the offered certificates.

In addition, servicers have reported an increase in borrower requests for relief as a result of the COVID-19 pandemic. It is likely that the volume of requests will continue to increase as the COVID-19 pandemic progresses. The increased volume of borrower requests and communications may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

The borrowers have provided additional information regarding the status of the mortgage loans and mortgaged properties, which is described under “Description of the Mortgage Pool—COVID-19 Considerations”, as of the dates set forth in that section. We cannot assure you that such information is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the offered certificates.

Although the borrowers and certain tenants may have made their recent debt service and rent payments, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserve will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, any future failures to make rent or debt service payments may trigger cash sweeps or defaults under the mortgage loan documents.

Further, some federal, state and local administrative offices and courts have closed due to the outbreak of the COVID-19 pandemic. Foreclosures, recordings of assignments and similar activities may not be processed in such offices and courts until such offices and courts reopen and may be further delayed as such offices and courts address any backlogs of such actions that accumulated during the period they were closed. Furthermore, to the extent the related jurisdiction has implemented a moratorium on foreclosures as discussed above, any processing of foreclosure actions would not commence until such moratorium has ended.

The mortgage loan sellers will agree to make certain representations and warranties with respect to the mortgage loans as set forth on Annex E-1A, Annex E-2A and Annex E-3A to this prospectus; however, absent a material breach of any such representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic. See also “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

The widespread and cascading effects of the COVID-19 pandemic, including those described above, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the mortgage loan.

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Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;
●	the market value of the applicable real property at or prior to maturity; and
●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and
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●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;
●	perceptions regarding the safety, convenience and attractiveness of the property;
●	the characteristics of the neighborhood where the property is located;
●	the degree to which the subject property competes with other properties in the area;
●	the proximity and attractiveness of competing properties;
●	the existence and construction of competing properties;
●	the adequacy of the property’s management and maintenance;
●	tenant mix and concentration;
●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;
●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;
●	demographic factors;
●	customer confidence, tastes and preferences;
●	retroactive changes in building codes and other applicable laws;
●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and
●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;
●	an increase in the capital expenditures needed to maintain the property or make improvements;
●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;
●	an increase in vacancy rates;
●	a decline in rental rates as leases are renewed or replaced;
●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and
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●	environmental contamination.

The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;
●	the creditworthiness of tenants;
●	the rental rates at which leases are renewed or replaced;
●	the percentage of total property expenses in relation to revenue;
●	the ratio of fixed operating expenses to those that vary with revenues; and
●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants

Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;
●	to fund repairs, replacements and capital improvements at the property; and
●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;
●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;
●	an increase in tenant payment defaults or any other inability to collect rental payments;
●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;
●	an increase in the capital expenditures needed to maintain the property or to make improvements;
●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and
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●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;
●	the creditworthiness of the tenants; and
●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus
●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.
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The Success of an Income-Producing Property Depends on Reletting Vacant Spaces

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

●	changes in interest rates;
●	the availability of refinancing sources;
●	changes in governmental regulations, licensing or fiscal policy;
●	changes in zoning or tax laws; and
●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;
●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;
●	operating the property and providing building services;
●	managing operating expenses; and
●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,
●	reduce operating and repair costs, and
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●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;
●	location;
●	type of business or services and amenities offered; and
●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;
●	has lower operating costs;
●	offers a more favorable location; or
●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

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Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial or multifamily property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial or multifamily mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and
●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to
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●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,
●	cover operating expenses, and
●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,
●	hotels and motels,
●	recreational vehicle parks, and
●	mini-warehouse and self storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,
●	retail stores,
●	office buildings, and
●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;
●	increases in interest rates and real estate tax rates; and
●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to

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the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to
●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and
●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;
●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;
●	the income capitalization method, which takes into account the property’s projected net cash flow; or
●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;
●	the replacement cost of a property may have little to do with its current market value; and
●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

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See “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;
●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
●	a significant tenant were to become a debtor in a bankruptcy case;
●	rental payments could not be collected for any other reason; or
●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income and/or occupancy may nonetheless be in financial distress, may be in danger of closing (or being closed by its parent) or may have filed for bankruptcy. Certain tenants at the mortgaged properties may be part of a chain that is in financial distress as a whole, or the tenant’s parent company has implemented or has expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which would have a negative effect on the operations of tenants at the mortgaged properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores, which may involve a tenant at one of the mortgaged properties.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

Certain tenants may be subject to special license requirements or regulatory requirements, and may not have the right to operate if such licenses are revoked or such requirements are not satisfied.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

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A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to holders of offered certificates. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks; Risks Related to Master Leases

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged

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properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including the Shearer’s Industrial Portfolio mortgaged properties (5.9%), the Grede Casting Industrial Portfolio mortgaged properties (1.6%) and the LaForce Industrial Portfolio mortgaged properties (1.6%). Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is the former owner of the mortgaged property or portion thereof, pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. Pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults

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under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the offered certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the holders of offered certificates.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such

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vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Startup Companies Have Special Risks

Certain mortgaged properties may have tenants that are startup companies. Startup companies are new companies that are seeking to develop a scalable business model. Startup companies have heightened risks. Many startup companies do not generate positive cash flow, and may in fact experience significant negative cash flow. Startup companies that operate at a loss may experience rapid growth through venture capital investments; however, if the source of funding loses confidence in the business model, or is unwilling or unable to continue funding for other reasons, the startup company may be faced with significant losses and be without a source of funding to continue its business or pay its obligations. Furthermore, valuations based on venture capital investment may rapidly decline. Many startups may produce only a single product or service, and therefore face a binary risk of failure if such product or service does not find market acceptance, meets with competition or is otherwise unsuccessful. Further, startup companies may be run by founders who lack significant business or finance experience. Accordingly, mortgaged properties leased to startup companies face the risk that the tenant may be unable to pay rent under its lease, and may default on its lease, due to the foregoing factors.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;
●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;
●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;
●	the location of the property with respect to the central business district or population centers;
●	demographic trends within the metropolitan area to move away from or towards the central business district;
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●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;
●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;
●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;
●	the quality and philosophy of building management;
●	access to mass transportation;
●	accessibility from surrounding highways/streets;
●	changes in zoning laws; and
●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces or co-working spaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. In addition, office tenants that operate shared workspaces or co-working spaces may principally generate revenues through the sale of memberships, most of which have short-term commitments. In many cases, the members may terminate their membership agreements at any time upon as little notice as one calendar month. Demand for such memberships may be negatively affected by a number of factors, including geopolitical uncertainty, competition, cybersecurity incidents, decline in the co-working tenant’s reputation and saturation in the markets where the co-working tenant operates. The foregoing factors may subject the related mortgage loan to increased risk of default and loss.

Certain of the mortgaged properties contain life science laboratory and office buildings, leased to a tenant engaged in the life science industry. Properties with life science tenants have unique risk factors that may affect their performance, revenues and/or value. Life science tenants are subject to a number of risks unique to the life science industry, including (but not limited to): (i) high levels of regulation; (ii) failures in the safety and efficacy of their products; (iii) significant funding requirements for product research and development; and (iv) changes in technology, patent expiration, and intellectual property protection. Risks associated with life science laboratory buildings may affect the business, financial condition and results of operations of the related mortgaged property and such risks may adversely affect a life science tenant’s ability to make payments under its lease, and consequently, may materially adversely affect a borrower’s ability to make payments on the related mortgage loan.

In the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability

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to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at medical office properties.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;
●	the building’s age, condition and design, including floor sizes and layout;
●	access to public transportation and availability of parking; and
●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;
●	tax incentives; and
●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—
1.	availability of labor services,
2.	proximity to supply sources and customers, and
3.	accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;
●	building design of the property, the desirability of which in a particular instance may depend on—
1.	ceiling heights,
2.	column spacing,
3.	number and depth of loading bays,
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4.	divisibility,
5.	floor loading capacities,
6.	truck turning radius,
7.	overall functionality, and
8.	adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and
●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—Retail Properties” and “—Multifamily Rental Properties”. See Annex A for the 5 largest tenants (by net rentable square footage leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;
●	resort hotels with many amenities;
●	limited service hotels;
●	hotels and motels associated with national or regional franchise chains;
●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and
●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;
●	the seasonal nature of business at the property;
●	the level of room rates relative to those charged by competitors;
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●	quality and perception of the franchise affiliation;
●	lack of a franchise affiliation or the loss of a franchise affiliation or a deterioration in the reputation of a franchise;
●	whether management contracts or franchise agreements are renewed or extended upon expiration;
●	the quality of hospitality property management;
●	ability to convert to alternative uses which may not be readily made;
●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;
●	the existence or construction of competing hospitality properties;
●	nature and quality of the services and facilities;
●	financial strength and capabilities of the owner and operator;
●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;
●	increases in operating costs, which may not be offset by increased room rates;
●	the property’s dependence on business and commercial travelers and tourism;
●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and
●	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

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●	the continued existence and financial strength of the franchisor;
●	the public perception of the franchise service mark; and
●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment and sports complexes that include restaurants, theaters, lounges, bars, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants, theaters, lounges, bars and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s, lounge’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants, theaters, lounges or bars will maintain their current level of popularity or perception in the market. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

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In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with a significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,
●	factory outlet centers,
●	malls,
●	automotive sales and service centers,
●	consumer oriented businesses,
●	department stores,
●	grocery stores,
●	convenience stores,
●	specialty shops,
●	gas stations,
●	movie theaters,
●	fitness centers,
●	bowling alleys,
●	salons, and
●	dry cleaners.
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A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;
●	tenants’ sales;
●	tenant mix;
●	whether the property is in a desirable location;
●	the physical condition and amenities of the building in relation to competing buildings;
●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and
●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,
●	grant a potential tenant a free rent or reduced rent period,
●	improve the condition of the property generally, or
●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;
●	perceptions regarding the safety, convenience and attractiveness of the property;
●	perceptions regarding the safety of the surrounding area;
●	demographics of the surrounding area;
●	the strength and stability of the local, regional and national economies;
●	traffic patterns and access to major thoroughfares;
●	the visibility of the property;
●	availability of parking;
●	the particular mixture of the goods and services offered at the property;
●	customer tastes, preferences and spending patterns; and
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●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

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●	an anchor tenant’s failure to renew its lease;
●	termination of an anchor tenant’s lease;
●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;
●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or
●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;
●	discount shopping centers and clubs;
●	catalogue retailers;
●	home shopping networks and programs;
●	internet web sites and electronic media shopping; and
●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

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Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;
●	the types of services or amenities offered at the property;
●	the location of the property;
●	distance from employment centers and shopping areas;
●	the characteristics of the surrounding neighborhood, which may change over time;
●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;
●	the ability of management to provide adequate maintenance and insurance;
●	the property’s reputation;
●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;
●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;
●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;
●	the ability of management to respond to competition;
●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;
●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, closures of the related college or university due to the COVID-19 pandemic, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of or ongoing social distancing measures that may be instituted by colleges and universities due to the COVID-19 pandemic;
●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;
●	local factory or other large employer closings;
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●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;
●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;
●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;
●	whether the property is subject to any age restrictions on tenants;
●	the extent to which increases in operating costs may be passed through to tenants; and
●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;
●	require good cause for eviction;
●	require disclosure of fees;
●	prohibit unreasonable rules;
●	prohibit retaliatory evictions;
●	prohibit restrictions on a resident’s choice of unit vendors;
●	limit the bases on which a landlord may increase rent; or
●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,
●	percentages of increases in the consumer price index,
●	increases set or approved by a governmental agency, or
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●	increases determined through mediation or binding arbitration.

Some counties and municipalities may subsequently impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain.

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property. Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project.

Warehouse, Mini-Warehouse and Self Storage Facilities

Warehouse, mini-warehouse and self storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self storage property depends on—

●	building design,
●	location and visibility,
●	tenant privacy,
●	efficient access to the property,
●	proximity to potential users, including apartment complexes or commercial users,
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●	services provided at the property, such as security,
●	age and appearance of the improvements, and
●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;
●	medical offices;
●	skilled nursing facilities;
●	nursing homes;
●	congregate care facilities; and
●	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;
●	retroactive rate adjustments;
●	administrative rulings;
●	policy interpretations;
●	delays by fiscal intermediaries; and
●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In

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addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;
●	facility inspections;
●	rate setting;
●	disruptions in payments;
●	reimbursement policies;
●	audits, which may result in recoupment of payments made or withholding of payments due;
●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;
●	patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and
●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor

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programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.
Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;
●	perceptions by prospective customers of safety, convenience, services and attractiveness;
●	the cost, quality and availability of food and beverage products;
●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;
●	changes in demographics, consumer habits and traffic patterns;
●	the ability to provide or contract for capable management; and
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●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,
●	product,
●	price,
●	value,
●	quality,
●	service,
●	convenience,
●	location, and
●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,
●	more favorable locations,
●	more effective marketing,
●	more efficient operations, or
●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.       adversely affect the nature of the business, or

2.       require renovation, refurbishment, expansion or other expenditures;

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●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and
●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Data Centers

The primary function of a data center is to provide a secure location for data storage. Data centers are subject to similar risks as office buildings. The value of a data center will be affected by its telecommunications capacity, availability of sufficient power, and availability of support systems including environmental, temperature and hazard risk control, physical security, and redundant backup systems. As data centers contain sensitive and high cost equipment and connections, they are subject to heightened risk in the event of fire, natural disaster or terrorism. In addition, because data centers require substantial quantities of water for cooling, data centers located in areas that are subject to drought, such as California, are also subject to heightened risks. In addition, data centers can be the subject of build-to-suit construction to specific user requirements. For example, “powered shells” are data center properties whereby the landlord makes the initial capital investment required to complete an exterior structure with access to power and fiber optics, with tenants providing all additional capital required in order to build-out the interior and convert the asset into a fully operational data center. As such, if the lease with a data center user is terminated for any reason, the cost and time to adapt the space to other users may be considerable. Further, data center properties may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or if the leased spaces were to become vacant, for any reason.

Private Schools and Other Cultural and Educational Institutions

The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

●	changing local demographics;
●	competition from other schools or cultural and educational institutions;
●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships; and
●	reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution.

Loss of accreditation and consequent loss of eligibility of students for federal or state student loans can have a material adverse effect on private schools. Certain for-profit schools have been subject to governmental investigations and/or lawsuits, or private litigation, alleging that their recruitment practices are predatory, and/or that

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they fail to adequately prepare students for employment in the professions or areas in which they offer to provide training.

The Reef Billboard, Showroom and Event Space Tenants

The Reef mortgaged property (8.9%) includes a LED billboard (the “LED Signage”) which represents approximately 40.2% of underwritten effective gross income. In addition, approximately 45.6% of net rentable square footage at such Mortgaged Property is retail/showroom space and approximately 18.2% of net rentable square footage is event space used for corporate trade shows and other events and operated by a borrower sponsor affiliate.

The billboard space at The Reef mortgaged property is operated under a license agreement pursuant to which the borrower receives the greater of a minimum fee and a profit share fee equal to 75% of monthly net revenues. Underwritten income from the billboard is $10,745,265 (based on the estimated profit share fee for the 12 months ending April 2022), which is substantially greater than the minimum fee of approximately $2,737,122 that applies during the current license year of February 2022 through January 2023. There can be no assurance as to what the net revenues of the LED Signage, or the amount of the profit share fee will be during future periods. Billboard contracts are often for short term periods, and the income stream from such contracts is therefore uncertain. Further, it is anticipated that following any release of the release parcels described under “Description of the Mortgage Pool--Certain Terms of the Mortgage Loans—Partial Releases” below, buildings will be constructed on such parcels, and that such buildings will obstruct certain views of the LED Signage. We cannot assure you that such construction will not result in a “reduction event” under the LED Signage license, allowing the LED Signage operator to reduce its license fee. See “—Tenant Issues—Lease Terminations--Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants”. Further, LED billboards require extensive capital expenditures for maintenance and replacement, and may become obsolete unless renovated or replaced to meet current standards. No upfront reserve was taken for such capital expenditures, although the loan documents provide for a springing reserve for such purpose.

Showroom tenants tend to lease their spaces on a short-term basis, in many cases for less than a year, and therefore the rental income from showroom space is less predictable than for space leased to longer-term tenants. Approximately 15.5% of the net rentable square footage of The Reef mortgaged property is leased to tenants that expire in 2022.

While the borrower sponsor-affiliated event space is on a long-term lease, the event space itself is booked for short-term events, and the income from such space to the tenant, and therefore its ability to repay rent, is not predictable. Demand for event space is particularly sensitive to downturns in the economy, changing customer perceptions of such space, and other events that affect interest in such space, including the COVID-19 pandemic.

The non-customary tenant mix at The Reef mortgaged property may result in a smaller set of potential investors in or buyers of The Reef mortgaged property.

Parking Lots and Parking Garages

Certain properties may consist of parking garages, and certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.
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Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator or commercial tenant (which tenant may utilize the property solely to park vehicles utilized in conducting its business), the sole source of income will be the lease to such operator or tenant. Accordingly, such properties will be subject to business risks associated with such operator or tenant. If the lease with the sole operator or tenant is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type for which the ground lessee operates the premises because that use is likely a significant source of revenue for the payment of ground rent.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in one or more commercial condominium units or multiple units in a residential condominium project, and
●	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of

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managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the holders of offered certificates to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are office, industrial, retail, mixed use and hospitality. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on

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mortgage loans secured by those mortgaged properties. Regional areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate related investments. If one of these types of events were to occur, we cannot assure you that the economies in states where the mortgaged properties are located would recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the performance or net operating income of the mortgaged properties.

Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in California, New Jersey, New York, Colorado and Michigan. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;
●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and
●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates. Such developments include the adoption of local laws or regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines. For example, New York City Local Law 97 of 2019 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. There can be no assurance that fines or retrofitting costs as a result of Local Law 97 will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Also, properties that are less energy efficient or that produce higher greenhouse gas emissions may be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Similarly, tenants at certain properties may be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing

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“green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

We cannot assure you that any retrofitting of properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;
●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;
●	that the results of the environmental testing were accurately evaluated in all cases;
●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or
●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or
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●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or
●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and
●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

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Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to engage in future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the office and retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

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Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. Additionally, any vacancy with respect to self storage facilities, hospitality properties, independent living facilities, bank branches, restaurants, shopping malls, water parks, theater space, music venues, dental, medical or veterinary offices, research and development facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss (or, in certain instances, a less than substantial casualty loss). This may adversely affect the cash flow of the property following the loss. If a substantial casualty (or, in certain instances, a less than substantial casualty) were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the

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improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders and the Uncertificated VRR Interest owners.

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In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Seven (7) of the mortgaged properties (27.9%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no such mortgaged property has a seismic expected loss of greater than 18%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, mandatory flood insurance obtained may not be adequate and the lender may not have required any supplemental flood insurance.

The National Flood Insurance Program (“NFIP”) is scheduled to expire on September 30, 2022. We cannot assure you if or when NFIP will be reauthorized by Congress. If the NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Sponsor representation and warranty no. (16) (Insurance) on Annex E-1A to this prospectus, Sponsor representation and warranty no. (16) (Insurance) on Annex E-2A to this prospectus and Sponsor representation and warranty no. (18) (Insurance) on Annex E-3A to this prospectus and any related exceptions on Annexes E-1B, E-2B and E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A, respectively, to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,
●	riot, strike and civil commotion,
●	terrorism,
●	nuclear, biological or chemical materials,
●	revolution,
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●	governmental actions,
●	floods and other water-related causes,
●	earth movement, including earthquakes, landslides and mudflows,
●	wet or dry rot,
●	mold,
●	vermin, and
●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;
●	a title insurer will maintain its present financial strength; or
●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your offered certificates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish

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the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2020 by the Terrorism Risk Insurance Program Reauthorization Act of 2015 and was subsequently reauthorized on December 20, 2019 for a period of eight years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your offered certificates could be reduced.

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Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted

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based on a number of assumptions used by the related sponsor. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. Underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. Further, as described under “—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” above, the assumptions and projections used to prepare underwritten information for the mortgage pool may not reflect any potential impacts of the COVID-19 pandemic. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. The failure of these assumptions or projections in whole or in part could cause the underwritten net cash flow to vary substantially from the actual net cash flow of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yields presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter

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worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the holders of offered certificates. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the holders of offered certificates. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes” and “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”.  A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citi Real Estate Funding Inc.—Review of the CREFI Mortgage Loans”, “—German American Capital Corporation—Review of GACC Mortgage Loans”, “—Goldman Sachs Mortgage Company—Review of GSMC Mortgage Loans” and “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had reunderwritten the mortgage loans or the related loan combinations, it is possible that the reunderwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of a different originator involved in this transaction or, accordingly, that each originator involved in this transaction would have made the same decision to originate every mortgage loan included in the issuing entity or, if it did decide to originate an unrelated mortgage loan, that such mortgage loan would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency

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and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or loan combination, if applicable) or at or around the time of the acquisition of the mortgage loan (or loan combination, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. Additionally, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;
●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

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We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or loan combination) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or loan combination) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or loan combination) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although some mortgage loans have current or permit future mezzanine or subordinate debt and certain mortgage loans allow for an assignment and assumption of the mortgage loan subject to certain conditions, which generally includes a transfer fee and the lender’s approval of the assignee and/or its principals. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your offered certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or loan combination, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may

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be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Substantive consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your offered certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your offered certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and
●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director

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may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your offered certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment”, “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” and “—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan” and “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common or Diversified Ownership”.

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See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common or Diversified Ownership”, and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” below, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;
●	reduce monthly payments due under a mortgage loan;
●	change the rate of interest due on a mortgage loan; or
●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

See also “—Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—General” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

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Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;
●	negligence resulting in a personal injury; or
●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to holders of offered certificates if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;
●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or loan combination, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or loan combination, if applicable);
●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.
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With respect to any split mortgage loan, although each related companion loan is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

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Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.       was insolvent at the time of granting the lien,

2.       was rendered insolvent by the granting of the lien,

3.       was left with inadequate capital, or

4.       was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were

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unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or
●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,
●	the exercise of those remedies would be inequitable or unjust, or
●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues.”

Defeasance

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of

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the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—One Action and Security First Rules” and “—Foreclosure—Anti-Deficiency Legislation”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
●	whether and to what extent recourse to the borrower is permitted; and
●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to holders of offered certificates. See “Certain Legal Aspects of the Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

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Risks of Anticipated Repayment Date Loans

Two (2) mortgage loans, secured by the One Wilshire mortgaged property (9.9%) and the Novo Nordisk HQ mortgaged property (1.1%), respectively, each provide that, if after a certain date (referred to as an anticipated repayment date) the related borrower has not prepaid such mortgage loan in full, any principal outstanding after the related anticipated repayment date will accrue interest at an increased interest rate rather than the original mortgage loan interest rate for such mortgage loan. Generally, on each payment date from and after the anticipated repayment date for such mortgage loan up to and including the related maturity date, cash flow in excess of that required for debt service on such mortgage loan and any related companion loans (calculated based on the original mortgage loan interest rate), the funding of required reserves, other amounts then due and payable under the related loan documents (other than “excess interest” described below), debt service due on any related mezzanine loan, and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related mortgaged property or portfolio of mortgaged properties will be applied toward the payment of principal (without payment of a yield maintenance charge or other prepayment premium) of such mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the related borrower to repay such mortgage loan in full on its anticipated repayment date, a substantial payment would be required and such borrower has no obligation to do so. While interest at the original mortgage loan interest rate continues to accrue and be payable on a current basis on such mortgage loan after its related anticipated repayment date, payment of the additional interest that accrues by reason of the marginal increase in the interest rate on such mortgage loan after the anticipated repayment date (any such additional interest, “excess interest”) will generally (except for any portion thereof paid currently pursuant to the related loan documents) be deferred (or capitalized and deferred) until (and such deferred excess interest or such capitalized excess interest that has been deferred will itself accrue interest, if and to the extent permitted under applicable law and the related loan documents, and will generally be required to be paid only after) the outstanding principal balance of such mortgage loan has been paid in full, at which time the excess interest (or capitalized excess interest) that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates and the Combined VRR Interest, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or loan combination) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or loan combination) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;
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●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;
●	the fair market value of the related mortgaged property;
●	the borrower’s equity in the related mortgaged property;
●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);
●	the borrower’s financial condition;
●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
●	the tax laws; and
●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your offered certificates will likely extend the weighted average life of your offered certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of offered certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

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See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the

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U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such program was otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will have repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower holds the fee interest in the mortgaged property and is owned by a U.S. division of the borrower sponsor, or may be owned by an accommodation party, such as a corporate services provider. The related borrower has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single-purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related

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mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Certain of the mortgaged properties may have been renovated in accordance with the federal tax code and state regulations to make them eligible for federal historic tax credits. Such mortgaged properties may be subject to additional risks, including, without limitation, the possibility of recapture of the tax credits. Historic tax credits may be subject to recapture upon the occurrence of certain events, such as the sale of the related mortgaged property (including at a foreclosure sale) to certain disqualified transferees.

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Risks Relating to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of (i) Citi Real Estate Funding Inc., one of the sponsors, an originator, the retaining sponsor, an initial risk retention consultation party and an expected holder of Class VRR certificates, and (ii) Citigroup Global Markets Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans to this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related loan combination. However, unless such pari passu companion loan is evidenced

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by the controlling note, none of the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, to violate applicable law, the related mortgage loan documents, the pooling and servicing agreements or an outside servicing agreement, as applicable (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Loan Combinations” for more information regarding the rights of any companion loan holder.

In addition, Citi Real Estate Funding Inc., as the retaining sponsor and Goldman Sachs Bank USA, as an originator, are each expected to hold a portion of the Combined VRR Interest as described in “Credit Risk Retention”; and Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company are expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the master servicer and/or the special servicer and recommend that each such servicer take actions that conflict with the interests of holders of certain classes of the offered certificates. However, neither the master servicer nor the special servicer is required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the parties by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or any party that can appoint a risk retention consultation party holds companion loan(s) or securities backed thereby, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party with respect to a mortgage loan is a risk retention consultation party or the person entitled to appoint such risk retention consultation party (any such mortgage loan being referred to in this context as an “excluded RRCP mortgage loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded RRCP mortgage loan. See “Credit Risk Retention”.

In addition, the pooling and servicing agreement will provide that, to the extent a risk retention consultation party or a holder of a portion of the Combined VRR Interest receives access pursuant to the pooling and servicing agreement to any information relating to an excluded RRCP mortgage loan (or a mortgage loan as to which such holder of a portion of the Combined VRR Interest is a borrower party) and/or the related mortgaged properties (other than information with respect to such excluded RRCP mortgage loan (or such mortgage loan as to which a holder of a portion of the Combined VRR Interest is a borrower party) that is aggregated with information relating to other mortgage loans at a pool level), any risk retention consultation party or any holder of a portion of the Combined VRR Interest will be deemed to have agreed that it (i) will not provide any such information to, among others, the related borrower party or the employees or personnel of such risk retention consultation party or such holder of a Combined VRR Interest or any of such party’s affiliates involved in the management of any investment in the related borrower party or the related mortgaged property, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in order to comply with the limitations described in clause (i) above. There can be no assurance that any of Citi Real Estate Funding Inc. or Goldman Sachs Bank USA (in each case as the parties with the right to appoint a risk retention consultation party) or any risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or loan combination or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or loan combination becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

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In addition, a sponsor or an affiliate thereof may be a tenant with respect to a mortgaged property securing a mortgage loan. In such situations, there can be no assurance that any related borrower did not receive more favorable loan terms than it would have received if a lender affiliate was not a tenant, nor can there be any assurance that that any such lender affiliate did not receive more favorable lease terms than an unaffiliated tenant would receive. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information regarding any such circumstances.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the holders of offered certificates. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan backing the certificates. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the holders of offered certificates. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the offered certificates. In connection therewith, Citi Real Estate Funding Inc. (as the retaining sponsor, an expected holder of Class VRR certificates and an expected initial risk retention consultation party) is an Underwriter Entity that is expected to hold certificates as of the closing date of this securitization transaction. In addition, Goldman Sachs Bank USA is an Underwriter Entity that is expected to be an owner of the Uncertificated VRR Interest as of the closing date of this securitization transaction. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer

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prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates. We cannot assure you that any actions that any such party takes in its capacity as a holder of a certificate (whether in connection with market-making activity or otherwise) or in its capacity as an owner of the Uncertificated VRR Interest will necessarily be aligned with the interests of the holders of other classes of any certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of any party to the pooling and servicing agreement, and unless it is a Consulting Party will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced loan combination is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In addition, in order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and the applicable directing holder will be required to select a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. In the event there is no applicable directing holder, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect

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ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced loan combination, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the offered certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or
●	as it relates to servicing and administration of any outside serviced loan combination under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced loan combination;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other certificateholders, an Uncertificated VRR Interest owner, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when

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deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of any holder or group of holders of offered certificates. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Further, the master servicer, the special servicer, the certificate administrator, the trustee and their respective affiliates are acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any offered certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of a control termination event, (iv) may have no consultation rights in connection with a serviced outside controlled loan combination unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced loan combinations, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of offered certificates or any holder of offered certificates. It is not intended that the operating advisor act as a surrogate for the holders of offered certificates. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans; provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders and the Uncertificated VRR Interest owners (as a collective whole) and will have no fiduciary duty to any party. In addition, the operating advisor is not permitted to (i) be affiliated with other parties to this securitization transaction (which, for the avoidance of doubt, does not

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include the asset representations reviewer) or (ii) directly or indirectly have any financial interest in this securitization transaction other than in fees from its role as the operating advisor or any fees to which it is entitled as asset representations reviewer. See “The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

In addition, Park Bridge Lender Services LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgages properties may be in the same market as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard but, rather, by the Operating Advisor Standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the asset representations reviewer or any of its affiliates have financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In addition, Park Bridge Lender Services LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage

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loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same market as or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder

It is expected that LD III Sub VII, LLC (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced loan combinations as to which the controlling class representative is entitled to act as directing holder. See “—Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer” above. The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent rights, and a consulting party will have certain consultation rights, with respect to the applicable serviced mortgage loan(s) and serviced companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus. See “The Pooling and Servicing Agreement—Directing Holder”.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights (which may include being a directing holder or consulting party) may affect the servicing of the related mortgage loan.

The controlling class representative will be controlled by the controlling class certificateholders, and the holders of the controlling class will not have any duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any holder of offered certificates. See “The Pooling and Servicing Agreement—Directing Holder”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced loan combination, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and the controlling class representative for this securitization transaction, at any time that it is a directing holder or consulting party, will have certain consultation rights with respect to such outside serviced loan combination. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any directing holder, consulting party, or outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests that are in conflict with those of any or all of the holders of offered certificates, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

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The special servicer, at the direction of or upon consultation with, as applicable, a directing holder or a consulting party, may take actions with respect to the related serviced mortgage loan or serviced loan combination that could adversely affect the holders of some or all of the classes of the offered certificates, to the extent described under “Description of the Mortgage Pool—The Loan Combinations”. No directing holder or consulting party will have any duty to the holders of any class of offered certificates and may have interests in conflict with those of the holders of offered certificates. As a result, it is possible that a directing holder may direct or a consulting party may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the offered certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents.

No certificateholder may take any action against any directing holder or consulting party for having acted solely in its own interests. See “Description of the Mortgage Pool—The Loan Combinations”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

However, if any mortgage loan becomes an “excluded controlling class mortgage loan” (i.e., a mortgage loan or loan combination with respect to which the controlling class representative or any controlling class certificateholder is a borrower party), the controlling class representative or any controlling class certificateholder that is a borrower party (each, as applicable, an “excluded controlling class holder”) will not be entitled to have access to any related “excluded information”, including any asset status reports, final asset status reports or any summaries related thereto (and any other information identified in the pooling and servicing agreement), with respect to such excluded controlling class mortgage loan. Although the pooling and servicing agreement will require (i) each excluded controlling class holder to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any related excluded information and (ii) the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder to certify and agree that they will not share any such excluded information with any excluded controlling class holder, we cannot assure you that any such excluded controlling class holder will not access, obtain, review and/or use, or the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder will not share with such excluded controlling class holder, such related excluded information in a manner that adversely impacts your offered certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class F, Class G, Class H and Class J certificates (the “B-Piece Buyer”) was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your offered certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the Class F, Class G, Class H or Class J certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

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The B-Piece Buyer will have no liability to any holder of offered certificates for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that LD III Sub VII, LLC will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced loan combinations as to which the controlling class representative is entitled to act as directing holder. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon any B-Piece Buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Loan Combination

With respect to each loan combination, the applicable directing holder, or an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such loan combination and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such loan combination (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of offered certificates. In addition, that party does not have any duties to the holders of any class of offered certificates, may act solely in its own interests, and will have no liability to any holder of offered certificates for having done so. No holder of offered certificates may take any action against the directing holder or the outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Loan Combinations” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and
●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

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Other Risks Relating to the Certificates

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, any party to the pooling and servicing agreement, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans, and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your offered certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline

The offered certificates may have limited or no liquidity.

As described under “—General Risk Factors—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your offered certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your offered certificates. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in regulatory requirements applicable to marketing and selling of, or issuing quotations with respect to, asset backed securities generally (including, without limitation, the application of Rule 15c2-11 under the Securities Exchange Act of 1934, as amended, to the publication or submission of quotations, directly or indirectly, in any quotation medium by a broker or dealer for securities such as the offered certificates). Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your offered certificates. Lack of liquidity could result in a substantial decrease in the market value of your offered certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;
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●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;
●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;
●	investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;
●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and
●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;
●	do not represent any assessment of the yield to maturity that a certificateholder may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;
●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;
●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes

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based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the

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offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, or any party to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the offered certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the offered certificates, you should monitor whether an unsolicited rating of the offered certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the offered certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of non-vertically retained certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the offered certificates,
●	the order in which the principal balances of the respective classes of the offered certificates with balances will be reduced in connection with losses and default-related shortfalls, and
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●	the characteristics and quality of the mortgage loans in the trust.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a loan combination with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default (or during any period of time that the event of default is being cured in accordance with the related co-lender agreement), any collections of scheduled principal payments and other unscheduled principal payments with respect to the related loan combination (other than, if applicable, any prepayment consisting of any insurance or condemnation proceeds) received from the related borrower may (if so provided in the related co-lender agreement) be allocated to such mortgage loan and any such subordinate companion loan(s) on a pro rata basis. Any such pro rata and other distributions of principal with respect to a subordinate companion loan and the resulting distributions of principal to the holder(s) of the related subordinate companion loan(s) would have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such companion loan. See the discussions regarding mortgage loans that are part of AB loan combinations under “Description of the Mortgage Pool—The Loan Combinations”.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the offered certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your offered certificates may adversely affect your yield. In general, if you buy a Class X-A certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your offered certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your offered certificates is disproportionately large as compared to the amount of principal payable on your offered certificates, or if your offered certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your offered certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your offered certificates at a rate comparable to the effective yield anticipated by you in making your investment in the offered certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of your offered certificates will depend on the terms of those certificates, more particularly:

●	a class of non-vertically retained principal balance certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases
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the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
●	a class of non-vertically retained principal balance certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of offered certificates, or
●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or
●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

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Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or
●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;
●	the level of prevailing interest rates;
●	the availability of mortgage credit;
●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” above.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the offered certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The

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Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates. Investors in the Class X-A certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2 and/or Class A-5 certificates were outstanding.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the non-vertically retained principal balance certificates exceed the aggregate certificate balance of the classes of non-vertically retained principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your offered certificates, those losses may affect the weighted average life and yield to maturity of your offered certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your offered certificates. In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balances of the non-vertically retained principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans) and the Combined VRR Interest, pro rata based on their respective percentage allocation entitlements as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-vertically retained principal balance certificates and the Combined VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-vertically retained principal balance certificates, first the Class J certificates, then the Class H certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates,

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then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 or Class A-SB certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders and the Uncertificated VRR Interest owners, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders and the Uncertificated VRR Interest owners may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of offered certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of offered certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

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A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates

The Class X-A certificates will not be entitled to distributions of principal but instead will accrue interest on the notional amount of such class.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

Payments Allocated to the Combined VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the Combined VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-vertically retained certificates and the Combined VRR Interest, pro rata, based upon their respective percentage allocation entitlements. Amounts received and allocated to the non-vertically retained certificates will not be available to satisfy any amounts due and payable to the Combined VRR Interest. Likewise, amounts received and allocated to the Combined VRR Interest will not be available to satisfy any amounts due and payable to the non-vertically retained certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-vertically retained certificates (collectively) and the Combined VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other holders of offered certificates generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other holders of offered certificates would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. In addition, the special servicer (but not any outside special servicer) may be replaced based on a certificateholder vote (a) after the occurrence and during the continuance of a control termination event, at the request of certain certificateholders entitled to at least a specified percentage of voting rights allocated thereto, or (b) after the occurrence and during the continuance of a consultation termination event, based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders and the Uncertificated VRR Interest owners (as a collective whole)). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

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The outside special servicer for any outside serviced loan combination will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced loan combination as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced loan combination, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Your interests as an owner of offered certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced loan combination. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, loan combination under the pooling and servicing agreement, the special servicer generally will be required to obtain the consent of the applicable directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, loan combination serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with any applicable consulting party. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, loan combination(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor” for a list of actions and decisions requiring consultation with the applicable consulting parties. As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder or consulting party: (i) may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates; (ii) may act solely in its own interests (or the interests of any particular class of certificateholders or any owner of the Uncertificated VRR Interest or such other person that appointed it); (iii) does not have any duties to the holders of any class of offered certificates (other than the holders of any particular class of certificateholders that appointed it); (iv) may take actions that favor its own interests (or the interests of any particular class of certificateholders or any Uncertificated VRR Interest owner or such other person that appointed it) over the interests of the holders of one or more classes or interests (or other classes or interests, as applicable) of certificates; and (v) will have no liability whatsoever (other than to any particular class of certificateholders or other person that appointed it) for having so acted as set forth in (i) – (iv) above, and that no holder of an offered certificate may take any action whatsoever against any directing holder or any consulting party or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder or any consulting party for having so acted.

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Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment

With respect to each outside serviced loan combination, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of offered certificates.
●	With respect to any outside serviced loan combination, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced loan combination that conflict with the interests of the holders of certain classes of the offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;
●	may act solely in its own interests, without regard to your interests;
●	does not have any duties to any other person, including the holders of any class of offered certificates;
●	may take actions that favor its interests over the interests of the holders of one or more classes of offered certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

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You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to this securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced loan combination (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your offered certificates.

See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;
●	limits modifications of payment terms of the subject underlying mortgage loan; and/or
●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or loan combination that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a

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common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Citi Real Estate Funding Inc. in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will have the financial ability to effect or cause such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the outside servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer, if any, under that outside servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a control termination event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement including, without limitation, special servicing fees, liquidation fees and workout fees. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of holders of offered certificates to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

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Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your offered certificates may be delayed or reduced.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the offered certificates would be reduced or delayed. Even if the challenge were not successful, payments on the offered certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company,

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provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the offered certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced loan combination were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted loan combination (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced loan combination. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu loan combination, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced loan combination, then the net proceeds realized by the issuing entity in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

In the case of a serviced outside controlled loan combination, a related companion loan holder or its representative, if it is the directing holder, will generally have the right to consent to certain servicing actions with respect to such loan combination by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such loan combination). In addition, the controlling class representative if it is a consulting party as to such serviced outside controlled loan combination will have non-binding consultation rights with respect to certain servicing decisions involving such serviced outside controlled loan combination.

In connection with the servicing of a serviced pari passu loan combination, the related serviced pari passu companion loan holder, if it is a consulting party, or its representative will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu loan combination, and such recommended servicing actions could adversely affect the holders of some or all of the classes of offered certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of offered certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the offered certificates. Notwithstanding the foregoing, any such consultation with such serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB loan combination, pursuant to the terms of the pooling and servicing agreement, if such serviced AB loan combination becomes a defaulted mortgage loan, and if the special servicer

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determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) any right of the subordinate companion loan holder(s) to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced loan combination, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;
●	may act solely in its own interests, without regard to your interests;
●	does not have any duties to any other person, including the holders of any class of offered certificates;
●	may take actions that favor its interests over the interests of the holders of one or more classes of offered certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your offered certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

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Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity (or a portion thereof), including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in one or more of those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances. In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to holders of offered certificates. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders, the Uncertificated VRR Interest owners and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the holders of offered certificates.

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No Gross Up in Respect of the Offered Certificates Held by Non-U.S. Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any offered certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to holders of offered certificates in respect of such taxes and such withholding tax would therefore result in a shortfall to affected holders of offered certificates. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA”.

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates

Ordinarily, a grantor trust that modifies a mortgage loan jeopardizes its tax status as a grantor trust, and a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC, and possibly a grantor trust, may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC or a grantor trust by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of offered certificates.

The IRS has also issued Revenue Procedure 2020-26 easing the tax requirements for a servicer to modify certain mortgage loans held in a REMIC or grantor trust by permitting certain forbearances (and related modifications) for up to 6 months that are agreed to by a borrower, between March 27, 2020 and December 31, 2020, and that are made under certain forbearance programs for borrowers experiencing a financial hardship due, directly or indirectly, to the COVID-19 emergency. The IRS subsequently issued Revenue Procedure 2021-12 which extends the December 31, 2020 expiration date for the safe harbors under Revenue Procedure 2020-26 until September 30, 2021. Under these revenue procedures, these forbearances (a) are not treated as resulting in a newly issued mortgage loan for purposes of Treasury Regulations section 1.860G-2(b)(1), (b) are not prohibited transactions under Code Section 860F(a)(2), (c) do not result in a deemed reissuance of related REMIC regular interests and (d) do not manifest a power to vary the investment of an investment trust under Treasury Regulations Section 301.7701-4(c). The time period covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12) has lapsed and it is unclear whether the IRS will further extend the application of Revenue Procedure 2020-26 or issue new guidance for forbearances granted after September 30, 2021. Accordingly, the master servicer or the special servicer may grant certain forbearances (and engage in related modifications) with respect to a Mortgage Loan in connection with the COVID-19 emergency, which may impact the timing of payments and ultimate recovery on the Mortgage Loan, and likewise on one or more classes of offered certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by

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the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of offered certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC or grantor trust restrictions as well as any potential changes to the tax rules governing REMICs or grantor trusts.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the sponsors, the related borrower, or the parties to the pooling and servicing agreement will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the offered certificates may be significantly increased.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and

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uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the offered certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your offered certificates, and the value of your offered certificates, could be adversely affected.

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

Global financial markets have in recent years experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form. Concerns regarding sovereign debt may emerge with respect to other countries at any time.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your offered certificates;
●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your offered certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and
●	The market value of your offered certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the offered certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

In addition, on February 24, 2022, Russia launched a military invasion of Ukraine. The European Union, United States, United Kingdom, Canada, Japan and a number of other countries responded by announcing successively

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more restrictive sanctions against Russia, various Russian individuals, corporations, private banks, and the Russian central bank, which sanctions aim to limit such sanctioned persons’ and entities’ access to the global economy, Russian foreign reserves and personal assets held domestically and internationally. As economies and financial markets throughout the world become increasingly interdependent, events or conditions in one country or region are more likely to adversely impact markets or issuers in other countries or regions. The current Russia-Ukraine conflict is expected to have a particularly significant negative effect on the costs of energy and mineral resources and is expected to exacerbate inflationary pressures throughout the global economy. Furthermore, there may be a heightened risk of cyber-warfare, biological warfare or nuclear warfare launched by Russia against other countries in response to political opposition and imposed sanctions or perceptions of increased NATO involvement in the conflict. The evolution of the conflict and actions taken by governments in response to such conflict, and the consequences, economic or otherwise, are unpredictable and may be far reaching and long lasting. As a result, we cannot predict the immediate or longer-term effects of the conflict on the global economy or on the performance of the mortgage loans or underlying mortgaged properties.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of certain requirements imposed by European Union (“EU”) and United Kingdom (“UK”) legislation in respect of investments in securitisations (as defined in the applicable legislation), including as follows.
●	EU legislation comprising Regulation (EU) 2017/2402 (as amended, the “EU Securitization Regulation”) and related regulatory technical standards and implementing technical standards imposes certain requirements (the “EU Due Diligence Requirements”) with respect to institutional investors (as defined in the EU Securitization Regulation), being (subject to certain conditions and exceptions) (a) institutions for occupational retirement provision; (b) credit institutions (as defined in Regulation (EU) No 575/2013, as amended (the “CRR”)); (c) alternative investment fund managers who manage and/or market alternative investment funds in the EU; (d) investment firms (as defined in the CRR); (e) insurance and reinsurance undertakings; and (f) management companies of UCITS funds (or internally managed UCITS); and the EU Due Diligence Requirements apply also to certain consolidated affiliates of such credit institutions and investment firms. Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.
●	UK legislation comprising Regulation (EU) 2017/2402, as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”), and as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019 (as amended, the “UK Securitization Regulation”) and certain related technical standards imposes certain requirements (the “UK Due Diligence Requirements”) with respect to “institutional investors” (as defined in the UK Securitization Regulation), being (subject to certain conditions and exceptions): (a) insurance undertakings and reinsurance undertakings as defined in Section 417(1) of the Financial Services and Markets Act 2000 (as amended, “FSMA”); (b) occupational pension schemes as defined in section 1(1) of the Pension Schemes Act 1993 that have their main administration in the UK, and certain fund managers of such schemes appointed under section 34(2) of the Pensions Act 1995 that, in respect of activity undertaken pursuant to that appointment, are authorized for the purposes of section 31 of the FSMA; (c) alternative investment fund
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managers as defined in regulation 4(1) of the Alternative Investment Fund Managers Regulations 2013 which market or manage alternative investment funds in the UK; (d) UCITS as defined in Section 236A of the FSMA, which are authorized open ended investment companies as defined in Section 237(3) of the FSMA, and management companies as defined in 237(2) of the FSMA; and (e) CRR firms as defined in Article 4(1)(2A) of Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of EUWA; and the UK Due Diligence Requirements apply also to certain consolidated affiliates of such CRR firms. Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”. Certain temporary transitional arrangements are in effect, pursuant to directions made by the relevant UK regulators, with regard to the UK Due Diligence Requirements. Under such arrangements, until March 31, 2022, subject to applicable conditions and in certain respects, a UK Institutional Investor may be permitted to comply with a provision of the EU Securitization Regulation to which it would have been subject before the UK Securitization Regulation came into effect, in place of a corresponding provision of the UK Securitization Regulation.
●	In this prospectus: (a) the EU Securitization Regulation and the UK Securitization Regulation are referred to together as the “Securitization Regulations”; (b) the EU Due Diligence Requirements and the UK Due Diligence Requirements are referred to together as the “SR Due Diligence Requirements”; (c) EU Institutional Investors and UK Institutional Investors are referred to together as “SR Institutional Investors”; and (d) a reference to the “applicable” Securitization Regulation or SR Due Diligence Requirements means, in relation to any SR Institutional Investor, as the case may be, the Securitization Regulation or the SR Due Diligence Requirements to which such SR Institutional Investor is subject. In addition, for the purpose of the following paragraph, a reference to a “third country” means (i) in respect of an EU Institutional Investor and the EU Securitization Regulation, a country other than an EU member state, or (ii) in respect of a UK Institutional Investor and the UK Securitization Regulation, a country other than the UK.
●	In the case of a securitization in respect of which (as in the case of this securitization transaction) each of the originator, the original lender, the sponsor and the securitization special purpose entity (as each such term is defined in the applicable Securitization Regulation) is established in a third country, an SR Institutional Investor is permitted by the applicable SR Due Diligence Requirements to invest in such securitization only if (amongst other things): (i) in each case, it has verified that the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest in the relevant securitization which, in any event, shall not be less than 5%, determined in accordance with Article 6 of the applicable Securitization Regulation, and discloses the risk retention to investors; (ii) in the case of an EU Institutional Investor, it has verified that the originator, the sponsor or the securitization special purpose entity has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation, in accordance with the frequency and modalities provided for in such Article 7; (iii) in the case of a UK Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity has, where applicable, made available information which is substantially the same as that which it would have made available under Article 7 of the UK Securitization Regulation if it had been established in the UK, and has done so with such frequency and modalities as are substantially the same as those with which it would have made information available if it had been established in the UK; and (iv) in each case, it has verified that the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes in order to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.
●	Failure to comply with the applicable SR Due Diligence Requirements may result in various penalties including, in the case of an SR Institutional Investor subject to regulatory capital requirements, the imposition of a punitive capital charge on the Certificates acquired by the relevant SR Institutional Investor.
●	Certain aspects of the SR Due Diligence Requirements and what is or will be required to demonstrate compliance to regulators remain unclear. Prospective investors should make themselves aware of the SR Due Diligence Requirements (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the Certificates.
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●	Prospective investors should be aware that none of the depositor, the underwriters, the originators, the sponsors, the issuing entity or their respective affiliates will retain a material net economic interest in this securitization transaction, or take any other action, in a manner prescribed by the EU Securitization Regulation or the UK Securitization Regulation. In particular, no such party will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any SR Due Diligence Requirements. In addition, the arrangements described under “Credit Risk Retention” have not been structured with the objective of enabling or facilitating compliance by any person with any requirement of the SR Due Diligence Requirements.
●	Consequently, the offered certificates may not be a suitable investment for any person that is now or may in the future be subject to any SR Due Diligence Requirements. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact such matters may have on it.
●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016, and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the offered certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.
●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the offered certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.
●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely
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affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.
●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”
●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 914 F.Supp.2d 422 (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, NA, et.al, 907 F.Supp.2d 536 (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D, 2013 WL 6835277 (W.D. Okla. Dec. 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). On April 24, 2015, however, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. On December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity and Benefit Fund regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgaged-backed securities at issue are exempt under Section 304(a)(2) of the TIA. See Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 775 F.3d 154 (2d Cir. 2014). The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. In addition, on October 31, 2018, in the American Fidelity Assurance Co. case, the District Court for the Western District of Oklahoma granted summary judgment in favor of the defendant, relying on the rationale of the United States Court of Appeals for the Second Circuit to hold that the mortgage pass-through certificates in question are exempt from the TIA. The decision was affirmed on appeal in the United States Court of Appeals for the Tenth Circuit on July 7, 2020.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

In addition, this securitization transaction is structured to comply with the credit risk retention rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining party or parties for this securitization transaction will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of a retaining party to be in compliance with the credit risk retention rules at any time will have on the holders of offered certificates or the market value or liquidity of the offered certificates. Furthermore, notwithstanding any references in this prospectus to the credit risk retention rules, Regulation RR, the retaining

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party or other risk retention related matters, in the event the credit risk retention rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, neither the retaining sponsor nor any other party will be required to comply with or act in accordance with the credit risk retention rules or Regulation RR (or such relevant portion thereof).

The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any subservicer’s or the special servicer’s ability to perform its duties under the pooling and servicing agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the mortgage loans. Accordingly, this may adversely affect the performance of the mortgage loans or the performance of the offered certificates.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your offered certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your offered certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;
●	you may have only limited access to information regarding your offered certificates;
●	you may suffer delays in the receipt of payments on your offered certificates; and
●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

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Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates and the Uncertificated VRR Interest will be Benchmark 2022-B35 Mortgage Trust (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 37 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of the Cut-off Date after deducting payments of principal due on such respective dates, of approximately $1,121,553,829 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”). The “Cut-off Date” with respect to each Mortgage Loan is its respective due date in May 2022 (or, in the case of any Mortgage Loan that has its first due date subsequent to May 2022, the date that would have been its due date in May 2022 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in a commercial or multifamily property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Fourteen (14) Mortgage Loans (collectively 61.3%) (each such Mortgage Loan, a “Split Mortgage Loan”), are each part of a split loan structure (a “Loan Combination”). A Loan Combination consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that will be held outside the Issuing Entity. If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Loan Combination may be referred to in this prospectus as a “Pari Passu Loan Combination”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Loan Combination may be referred to in this prospectus as an “AB Loan Combination”. If a Loan Combination includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, then such Loan Combination may be referred to in this prospectus as a “Pari Passu-AB Loan Combination” and the discussions in this prospectus regarding both Pari Passu Loan Combinations and AB Loan Combinations will be applicable to such Loan Combination. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Loan Combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. See “—The Loan Combinations” below for more information regarding the identity of, and certain other information regarding, the Loan Combinations, as well as rights of the holders of the Companion Loans and the servicing and administration of the Loan Combinations that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan

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Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc. (“CREFI”)	13 (the “CREFI Mortgage Loans”)	$424,318,627	37.8%
Goldman Sachs Mortgage Company (“GSMC”)	9 (the “GSMC Mortgage Loans”)	341,050,885	30.4
German American Capital Corporation (“GACC”)	10 (the “GACC Mortgage Loans”)	203,400,000	18.1
JPMorgan Chase Bank, National Association (“JPMCB”)	5 (the “JPMCB Mortgage Loans”)	152,784,317	13.6
Total	37	$1,121,553,829	100.0%

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.(1)(2)(3)(4)(5)	Citi Real Estate Funding Inc.	13	$424,318,627	37.8%
Goldman Sachs Bank USA(6)(7)	Goldman Sachs Mortgage Company(6)	9	341,050,885	30.4
DBR Investments Co. Limited(5)	German American Capital Corporation(8)	10	203,400,000	18.1
JPMorgan Chase Bank, National Association(9)	JPMorgan Chase Bank, National Association	5	152,784,317	13.6
	Total	37	$1,121,553,829	100.0%

(1)	The ILPT Logistics Portfolio Mortgage Loan (6.6%) is part of a Loan Combination that was co-originated by CREFI, UBS AG, New York Branch, Bank of America, N.A., Bank of Montreal and Morgan Stanley Bank N.A.
(2)	The Bell Works Mortgage Loan (4.5%) is part of a Loan Combination that was co-originated by CREFI, Bank of Montreal and Barclays Capital Real Estate Inc.
(3)	The Nut Tree Plaza Mortgage Loan (4.1%) is part of a Loan Combination that was co-originated by CREFI and Wells Fargo Bank, National Association.
(4)	The ExchangeRight Net Leased Portfolio #55 Mortgage Loan (3.6%) is part of a Loan Combination that was co-originated by CREFI and Barclays Capital Real Estate Inc.
(5)	The 601 Lexington Avenue Mortgage Loan (1.5%) is part of a Loan Combination that was co-originated by DBR Investments Co. Limited, CREFI, Wells Fargo Bank, National Association and Morgan Stanley Bank, N.A.
(6)	GSMC has acquired or will acquire the Mortgage Loans or portions thereof that were originated or co-originated by its affiliate, Goldman Sachs Bank USA on or prior to the Closing Date.
(7)	The Shearer’s Industrial Portfolio Mortgage Loan (5.9%) is part of a Loan Combination that was co-originated by Goldman Sachs Bank USA and Wells Fargo Bank, National Association.
(8)	GACC has acquired or will acquire the Mortgage Loans or portions thereof that were originated, co-originated or acquired by its affiliate, DBR Investments Co. Limited, on or prior to the Closing Date.
(9)	The Bedrock Portfolio Mortgage Loan (4.8%) is part of a Loan Combination that was co-originated by JPMCB and Starwood Mortgage Capital LLC.

CREFI, Goldman Sachs Bank USA, DBR Investments Co. Limited and JPMCB are referred to in this prospectus as originators.

Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) will acquire the Mortgage Loans from each of CREFI, GSMC, GACC and JPMCB (collectively, the “Sponsors”) on or about May 12, 2022 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

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Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Loan Combination, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the One Wilshire Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Loan Combination may be identified in this prospectus by name (for example, the One Wilshire Mortgage Loan or the Loan Combination); when that occurs, we are referring to the Mortgage Loan or Loan Combination, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, a One Wilshire Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, One Wilshire) is combined with any Loan Combination-related defined term (for example, One Wilshire Companion Loan Holder), reference is being made to such combined term (for example, “One Wilshire Companion Loan Holder”) as it relates to that particular Split Mortgage Loan or the related Loan Combination as if it were so defined in this prospectus.

Unless otherwise specified or otherwise indicated by the context, any parenthetical with a percentage next to the name of a Mortgaged Property (or the name of a portfolio of Mortgaged Properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgaged Properties by name or as a group), and any parenthetical with a percentage next to the name of a Mortgage Loan or a group of Mortgage Loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgage Loans by name or as a group).

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

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Certain appraisals were prepared prior to the COVID-19 outbreak and do not account for the effects of the pandemic on the related Mortgaged Properties. In addition, more recent appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Loan Combination secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Loan Combination principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of May 2022 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to May 2022, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of May 2022); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value (which may contain certain assumptions, including extraordinary assumptions), unless otherwise specified below, and is in each case as determined by an appraisal made not more than six (6) months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below, or reflects the “as-is” appraised value for the entire portfolio of Mortgaged Properties (which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties) or reflects an “as-is” appraised value that has been determined inclusive of an upward adjustment or of certain “extraordinary” assumptions:

●	With respect to The Reef Mortgage Loan (8.9%), the appraisal for The Reef Property assumed that the lease for the County of LA Expansion Space took effect in February 2022 and the lease term for the County of LA's existing space was therefore extended to February 28, 2030, as described below under "—Tenant Issues—Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs." The Cut-off Date LTV Ratio and Maturity Date LTV Ratio set forth in Annex A-1 to this prospectus are therefore also calculated based on such assumptions. The appraisal did not provide a value without such assumptions. As of the date of this prospectus, the County of LA Expansion Space has not been accepted, and the lease term for the County of LA’s existing space has not been extended. If such acceptance and extension do not occur, the appraised value of The Reef Property would be lower (and may be materially lower) and the Cut-off Date LTV Ratio and Maturity Date LTV Ratio would be higher. There can be no assurance as to whether the County of LA will accept the County of LA Expansion Space, or whether the term of the lease for the County of LA's existing space will be
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extended, on any particular date, or at all. At origination, a $22,000,000 holdback reserve was deposited with the lender with respect to the County of LA Expansion Space. See "—Tenant Issues—Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs" herein.
●	With respect to the ILPT Logistics Portfolio Mortgage Loan (6.6%), the Appraised Value of $1,175,000,000 represents the “As Portfolio” appraised value (inclusive of the portfolio premium) as of January 3, 2022. The sum of the aggregate “As-Is” appraised values of the Mortgaged Properties is $1,128,300,000.
●	With respect to the Shearer’s Industrial Portfolio Mortgage Loan (5.9%),the aggregate Appraised Value of the related portfolio of Mortgaged Properties of $219,100,000 includes the “Hypothetical Market Value As If Complete” value of $24,200,000 as of January 19, 2022 for the 821 Route 97 Mortgaged Property, which assumes that a proposed building expansion at such Mortgaged Property is completed as described in the related building plans. The expansion is expected to increase the square footage of the 821 Route 97 Mortgaged Property from 145,485 square feet to 221,876 square feet, and is estimated to be completed in August 2022. The aggregate “as-is” appraised value of the portfolio of Mortgaged Properties is $206,300,000, determined as of various dates between January 6, 2022 and January 26, 2022.
●	With respect to the 115 Tabor Road Mortgage Loan (5.8%), the Appraised Value of the Mortgaged Property is a “Prospective Market Value Upon Stabilization” of $103,100,000, which assumes stabilization of the Mortgaged Property including the conclusion of the free rent period under the lease for CIGNA by March 1, 2023. CIGNA’s lease has a commencement date in June 2022 and provides for nine months of free rent with approximately $4,081,560 of contractual rent abatement and $153,000 of gap reserve funded at origination. There can be no assurance that such lease will commence, or that such tenant will commence paying rent thereunder, as anticipated or at all. The “as-is” appraised value of the Mortgaged Property is $87,600,000 as of February 15, 2022.
●	With respect to the Shoppes at Foxmoor Mortgage Loan (1.2%), the Appraised Value of the Mortgaged Property is a “prospective market value upon stabilization” of $23,750,000 as of November 1, 2022, which assumed at the time of the appraisal that the tenant spaces for Planet Fitness, the largest tenant at the Mortgaged Property (16.5% of net rentable square footage), and STEM Daycare, the second largest tenant at the Mortgaged Property (12.1% of net rentable square footage), would be completed to market standards and that the respective tenant leases would commence within a reasonable time as provided by the property ownership. The lease for Planet Fitness commenced on December 1, 2021. However, the premises for Stem Daycare is still undergoing its build-out and has not been delivered to the tenant. In connection with the ongoing build-out of the STEM Daycare’s premises, the borrower reserved $2,150,000 at loan origination. The “as-is” appraised value of the Mortgaged Property as of November 10, 2021 was $22,250,000.
●	With respect to the Belair & Goshen – Food Lion Mortgage Loan (0.9%), the Appraised Value of the Belair Plaza Mortgaged Property of $8,300,000 represents the “Prospective Market Value Upon Completion” as of April 1, 2023, which assumes that certain capital expenditures, including roof replacement, parking lot resurfacing and lighting upgrade and facade painting will be completed. The “as-is” appraised value of the Belair Plaza Mortgaged Property is $7,725,000 as of March 15, 2022. The Appraised Value of the Goshen Village Mortgaged Property of $6,775,000 represents the “Prospective Market Value Upon Completion/Stabilization” as of April 1, 2023, which assumes that AutoZone will execute a lease for approximately 8,000 square feet and that certain capital expenditures, including roof replacement, parking lot resurfacing and lighting upgrade and facade painting will be completed. The “as-is” appraised value of the Goshen Village Mortgaged Property is $6,125,000 as of March 15, 2022.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

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“Crossed Group” means each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Loan Combination), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated.
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
ILPT Logistics Portfolio	6.6%	29.0%	$1,175,000,000	30.2%	$1,128,300,000
Shearer’s Industrial Portfolio	5.9%	62.8%	$219,100,000	66.7%	$206,300,000
115 Tabor Road	5.8%	63.0%	$103,100,000	74.0%	$87,800,000
Shoppes at Foxmoor	1.2%	56.0%	$23,750,000	59.8%	$22,250,000
Belair & Goshen – Food Lion	0.9%	69.7%	$15,075,000	75.8%	$13,850,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s).

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s).
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“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR”, “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan(s), unless expressly stated otherwise.

“Hard Lockbox” means an account into which either (i) the related borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender, or (ii) in the case of hospitality, mixed use and multifamily properties, all credit card receivables, cash, checks and “over the counter” receipts are required to be deposited into a lockbox account controlled by the lender either directly (in the case of credit card receivables for certain properties) or by an unaffiliated property manager; provided, that in the case of certain flagged hospitality properties, such unaffiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated.
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
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Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Appraised Value)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
ILPT Logistics Portfolio	6.6%	29.0%	$1,175,000,000	30.2%	$1,128,300,000
Shearer’s Industrial Portfolio	5.9%	62.8%	$219,100,000	66.7%	$206,300,000
115 Tabor Road	5.8%	63.0%	$103,100,000	74.0%	$87,800,000
Shoppes at Foxmoor	1.2%	46.4%	$23,750,000	49.6%	$22,250,000
Belair & Goshen – Food Lion	0.9%	57.6%	$15,075,000	62.7%	$13,850,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units that are rented as of the Occupancy Date; (ii) in the case of office, retail, mixed use (to the extent the related Mortgaged Property includes office, retail, industrial or self storage space), industrial and self storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield

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maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use and multifamily properties, all credit card receivables, cash, checks and “over the counter” receipts are deposited into a lockbox account by the borrower or an affiliated property manager (rather than credit card companies directly depositing credit card receivables); provided, that in the case of certain flagged hospitality properties, such affiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“Soft Springing Lockbox” means an account initially established as a Soft Lockbox; provided, that upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvements and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NCF for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flow set forth in this prospectus intended to represent such future cash flows.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this

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prospectus intended to represent such future cash flows. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally (except as otherwise described in this prospectus with respect to the GHC Hotel Portfolio Mortgage Loan) the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Loan Combination, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NOI for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental and self storage properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases, the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. See “—Tenant Issues” below.

“Units” and “Rooms” means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, or (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

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Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$1,121,553,829
Number of Mortgage Loans	37
Number of Mortgaged Properties	127
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$3,000,000 to $111,000,000
Average Cut-off Date Balance	$30,312,266
Range of Mortgage Rates	2.77600% to 6.08100%
Weighted Average Mortgage Rate	4.46274%
Range of original terms to Maturity Date/ARD(2)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(2)	116 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	54 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	114 months
Range of original amortization terms(3)	360 months to 360 months
Weighted average original amortization term(3)	360 months
Range of remaining amortization terms(3)	359 months to 360 months
Weighted average remaining amortization term(3)	360 months
Range of Cut-off Date LTV Ratios(4)(5)	29.0% to 69.7%
Weighted average Cut-off Date LTV Ratio(4)(5)	55.7%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)	29.0% to 69.6%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)	54.6%
Range of UW NCF DSCR(4)(6)	1.28x to 4.50x
Weighted average UW NCF DSCR(4)(6)	2.28x
Range of Debt Yield on Underwritten NOI(4)(7)	7.1% to 17.6%
Weighted average Debt Yield on Underwritten NOI(4)(7)	10.7%
Percentage of Initial Pool Balance consisting of:
Interest Only	77.1%
Interest Only – ARD	11.0%
Interest Only, then Amortizing Balloon	3.7%
Amortizing Balloon	8.1%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	26.6%
Mortgage Loans with mezzanine debt	10.1%
Mortgage Loans with subordinate debt	8.0%
Mortgage Loans with mezzanine debt and subordinate debt	6.6%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Unless otherwise indicated, Mortgage Loans with Anticipated Repayment Dates are presented as if they were to mature on the related Anticipated Repayment Date.
(3)	Does not include any Mortgage Loan that pays interest-only until its maturity date or Anticipated Repayment Date.
(4)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each Mortgage Loan are presented in this prospectus (i) if such Mortgage Loan is part of a Loan Combination, based on both that Mortgage Loan and any related Pari Passu Companion Loan(s) but, unless otherwise specifically indicated, without regard to any related Subordinate Companion Loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.
(5)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related Mortgaged Properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a Mortgaged Property in certain cases where the completion of certain hypothetical conditions or other events at the Mortgaged Property are assumed and/or where reserves have been established at origination to satisfy the applicable
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condition or event that is expected to occur, or (ii) the Cut-off Date Balance or Balloon Balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of Mortgaged Properties may include a premium relating to the valuation of the portfolio of Mortgaged Properties as a whole rather than as the sum of individually valued Mortgaged Properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain Mortgaged Properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the Mortgage Pool using only unadjusted “as-is” Appraised Values and the Cut-off Date Balance or Balloon Balance (as applicable) of each Mortgage Loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 56.7% and 55.6%, respectively.
(6)	The UW NCF DSCR for each Mortgage Loan is generally calculated by dividing the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties by the Annual Debt Service for such Mortgage Loan, as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any Mortgage Loan structured with an economic holdback reserve, the UW NCF DSCR for such Mortgage Loan may be calculated based on the Annual Debt Service that would be in effect for such Mortgage Loan assuming that the related Cut-off Date Balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(7)	The Debt Yield on Underwritten NOI for each Mortgage Loan is generally calculated as the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance(s) of such Mortgage Loan, and the Debt Yield on Underwritten NCF for each Mortgage Loan is generally calculated as the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance of such Mortgage Loan; provided, that with respect to any Mortgage Loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loan may be calculated based on the related Cut-off Date Balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Loan Combination(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes twenty-six (26) Mortgage Loans (88.2%) that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, four (4) Mortgage Loans (3.7%) that pay interest-only for a portion of their respective terms and seven (7) Mortgage Loans (8.1%) that pay principal and interest for their entire terms.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Office	18	$532,881,160	47.5%
CBD	12	217,711,160	19.4
Suburban	4	198,500,000	17.7
CBD/Data Center	1	111,000,000	9.9
Medical	1	5,670,000	0.5
Industrial	40	$185,293,988	16.5%
Warehouse/Distribution	17	86,397,079	7.7
Manufacturing	13	47,631,949	4.2
Manufacturing/Warehouse	3	32,692,418	2.9
Flex	3	12,179,969	1.1
Manufacturing/Distribution	3	4,988,642	0.4
R&D/Flex	1	1,403,931	0.1
Retail	43	$167,365,000	14.9%
Anchored	6	93,665,000	8.4
Single Tenant	35	52,500,000	4.7
Unanchored	2	21,200,000	1.9
Mixed Use	3	$102,667,600	9.2%
Office/Retail	1	100,000,000	8.9
Multifamily/Office/Retail	1	1,722,600	0.2
Multifamily/Retail	1	945,000	0.1
Hospitality	8	$87,345,906	7.8%
Limited Service	5	41,222,556	3.7
Extended Stay	2	35,739,350	3.2
Full Service	1	10,384,000	0.9
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Mortgaged Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Multifamily	6	$26,249,935	2.3%
Mid Rise	4	17,500,000	1.6
Garden	2	8,749,935	0.8
Other (Parking Garage)	5	$11,100,240	1.0%
Self Storage	4	$8,650,000	0.8%
Total	127	$1,121,553,829	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

With respect to all the property types listed above, the borrowers with respect to the Mortgage Loans secured by such property types may face increased incidence of nonpayment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures and local officials refusing to enforce eviction orders. We cannot assure you that borrowers with respect to the Mortgage Loans secured by any of the property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” and “—COVID-19 Considerations” below.

Office Properties

Eighteen (18) office properties (47.5%) secure, in whole or in part, twelve (12) of the Mortgage Loans (48.7%). A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Certain of the Mortgage Loans secured by office Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive office properties near the Mortgaged Property. For example, with respect to the 601 Lexington Avenue Mortgaged Property (1.5%), the related borrower sponsor owns one or more nearby properties that compete with the Mortgaged Property. The related Mortgage Loan documents do not contain so-called “anti-poaching” provisions to prevent the borrower or its affiliates from steering or directing existing or prospective tenants to the competing properties.

Industrial Properties

Forty (40) industrial properties (16.5%) secure, in whole or in part, five (5) of the Mortgage Loans (16.5%). A large number of factors may adversely affect the operation and value of industrial properties.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Industrial Properties” and “—Data Centers”.

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Retail Properties

Forty-three (43) retail properties (14.9%) secure, in whole or in part, nine (9) of the Mortgage Loans (14.9%). A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Certain of the Mortgage Loans secured by retail Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive retail properties near the Mortgaged Property.

Mixed Use Properties.

Three (3) mixed use properties (9.2%) secure, in whole or in part, two (2) of the Mortgage Loans (13.7%).

With respect to The Reef Mortgage Loan (8.9%), approximately 40.2% of underwritten effective gross income is from an approximately 41,000 square foot LED (light emitting diode) billboard (the “LED Signage”) atop the office building at the related Mortgaged Property. The LED Signage is leased to New Tradition Outdoor LLC, an outdoor advertising operator, with a monthly license fee equal to the greater of (i) a minimum license fee and (ii) 75% of the net revenue actually received by the licensee during the immediately preceding month (the “Profit Share Fee”). The minimum license fee is $228,094 per month ($2,737,122 annually) for the current license year (February 2022 through January 2023), and increases by 3.0% each year thereafter during the term of the license. The underwritten income from the LED Signage is $10,745,265 (which is underwritten based on the estimated Profit Share Fee for the trailing twelve months ending April 2022, which was greater than the minimum license fee during such months). There can be no assurance as to what the net revenues of the LED Signage, or the amount of the Profit Share Fee will be during future periods. It is anticipated that following any release of the release parcels described under “Certain Terms of the Mortgage Loans—Partial Releases” below, buildings will be constructed on such parcels, and that such buildings will obstruct certain views of the LED Signage. We cannot assure you that such construction will not result in a Reduction Event, allowing the LED Signage operator to reduce its license fee. See “—Tenant Issues—Lease Terminations—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants”.

Further, LED billboards require extensive capital expenditures for maintenance and replacement, and may become obsolete unless renovated or replaced to meet current standards. No upfront reserve was taken for such capital expenditures, although the loan documents provide for a springing reserve for such purpose.

The “as is” appraised value of the Mortgaged Property including the LED Signage is $349,000,000, and excluding the LED Signage is $185,000,000.

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In addition, with respect to The Reef Mortgage Loan (8.9%), the building consists of a mix of approximately 45.6% retail showroom space, including 155 suites of less than 1,000 square feet, 90 suites from 1,000-5,000 square feet and 10 suites greater than 5,000 square feet, 33.6% office space, 18.2% event space, 1.8% storage space and 0.1% retail/café space. Showroom tenants tend to lease their spaces on a short-term basis, in many cases for less than a year. The event space is operated by Maker City LA, LLC, a borrower-affiliated tenant that operates the space for corporate events and trade shows. Tenants at the Mortgaged Property also include Shipfront LLC, a borrower-affiliated tenant that is an e-commerce supply chain and logistics company, which operates its space for warehousing and fulfillment services, and leases 7.7% of the net rentable square footage at the Mortgaged Property. The non-customary tenant mix may result in a smaller set of potential investors in or buyers of the Mortgaged Property. In addition, it is possible that following the release of the release parcels identified under “Certain Terms of the Mortgage Loans—Partial Releases” below, office buildings will be constructed on such parcels that could compete with The Reef Property.

With respect to the Bedrock Portfolio Mortgage Loan (4.8%), Dan Gilbert, who owns and controls the borrower sponsor and affiliated companies, owns a number of other properties within a five-mile radius of the Mortgaged Properties.

Each of the mixed use properties has one or more office, retail and/or multifamily components. To the extent a mixed use property has the above-referenced components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—General—Retail Properties” and “—General—Multifamily Rental Properties”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, research and development facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties

Eight (8) hospitality properties (7.8%) secure, in whole or in part, six (6) of the Mortgage Loans (7.8%). Eight (8) of the hospitality properties (7.8%) are flagged hotels that are affiliated with a franchise or hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation or management contract. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement or management agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

The following table shows, with respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement or similar agreement, the expiration date of such agreement, or the date a franchisor termination right may be exercised:

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Mortgage Loan Name	Mortgage Loan Cut-off Date Balance(1)	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement	Mortgage Loan Maturity Date
Residence Inn Seattle	$29,963,350	2.7%	1/14/2036	4/6/2032
GHC Hotel Portfolio—Holiday Inn Terre Haute	$10,384,000	0.9%	11/1/2029	5/6/2032
GHC Hotel Portfolio—Springhill Suites by Marriott Terre Haute	$6,490,000	0.6%	9/1/2027	5/6/2032
GHC Hotel Portfolio—Homewood Suites by Hilton Lafayette	$5,776,000	0.5%	8/31/2029	5/6/2032
Crossroads Hotel Portfolio(2)	$15,984,317	1.4%	4/30/2036(2) 8/8/2038(2)	4/1/2032
Best Western North Phoenix(3)	$6,500,000	0.6%	11/30/2022(3)	5/6/2032
Fairfield Inn & Suites Gainesville	$6,493,239	0.6%	3/23/2042	4/6/2027
Holiday Inn Express and Suites Uniontown	$5,755,000	0.5%	5/3/2036	5/6/2032

(1)	For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.
(2)	The Crossroads Hotel Portfolio Mortgaged Property is comprised of two hotel buildings, each affiliated with a hotel brand operated through a franchise agreement. The La Quinta Franchising LLC franchise agreement expires on August 8, 2038. The Hilton Franchise Holding LLC franchise agreement expires on April 30, 2036.
(3)	Following the November 30, 2022 expiration date, the related membership agreement for the Best Western North Phoenix Mortgaged Property renews annually as long as the owner pays its annual dues in full by November of each year for an additional one-year term ending November 30 of the following year. If the annual dues for an additional one-year renewal term are not paid in full in a timely manner, the borrower will be required to obtain the approval of the majority of the board of directors of Best Western International, Inc. in order to continue operating the Mortgaged Property under the flag.

Securing a new franchise license or branded hotel management agreement may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s or manager’s requirements. Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements or management agreement and manager. See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality properties may also be particularly affected by seasonality.

With respect to the GHC Hotel Portfolio Mortgage Loan (2.0%), the two Mortgaged Properties located in Terre Haute Indiana (the Holiday Inn Terre Haute and the Springhill Suites by Marriott Terre Haute) are located adjacent to each other and may compete with each other. In addition, with respect to the Homewood Suites by Hilton Lafayette Mortgaged Property (0.5%), an affiliate of the borrower owns the Hampton Inn Lafayette, which is included in the competitive set for such Mortgaged Property, and is adjacent to the Mortgaged Property. In addition, with respect to the Homewood Suites by Hilton Lafayette Mortgaged Property, a directly competing 180-room Drury Inn & Suites Lafayette hotel opened in July 2021, just north of the Mortgaged Property.

In addition, with respect to the GHC Hotel Portfolio Mortgage Loan (2.0%), such Mortgage Loan was underwritten based on 2019 room revenues and room expenses. 2019 room revenues were $9,158,274, while room revenues for the trailing twelve months ended February 28, 2022 were $8,544,861. There is no assurance as to what the actual room revenues of the Mortgaged Properties will be in the future.

Multifamily Properties

Six (6) multifamily properties (2.3%) secure, in whole or in part, three (3) of the Mortgage Loans (2.3%). See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

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With respect to the Upper West Side and Brooklyn Heights Portfolio 2 Mortgage Loan (1.6%): 6 of 15 units at the 141 Columbia Heights Mortgaged Property are rent stabilized; 4 of 9 units at the 23 West 70th Street Mortgaged Property are rent stabilized; and 9 of 36 units at the 110 West 69th Street Mortgaged Property are rent stabilized and 1 of 36 units at such Mortgaged Property is rent controlled.

With respect to the 900 East Grand Avenue Mortgage Loan (0.3%), 8 of 36 units at the Mortgaged Property are rented on a month-to-month basis.

Other (Parking Garage) Properties

Five (5) parking garage properties (1.0%) secure, in whole or in part, one (1) of the Mortgage Loans (4.8%). A large number of factors may adversely affect the operation and value of parking garage properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Parking Garage Properties”.

Self Storage Properties

Four (4) self storage properties (0.8%) secure one (1) of the Mortgage Loans (0.8%). A large number of factors may adversely affect the operation and value of self storage properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”.

Certain self storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its five (5) largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant. For example, with respect to the five (5) largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants of the Mortgaged Property are specialty uses:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Data Center(1)	1	9.9%
Entertainment Venue(2)	1	8.9%
LED Signage Billboard(3)	1	8.9%
Showroom Space(4)	1	8.9%
Restaurant(5)	2	6.8%
Medical, dental, physical therapy or veterinary office or clinic, outpatient facility, surgical center, research or diagnostic laboratory, or health management services and/or health professional school(6)	2	6.8%
Bank branch(7)	11	4.3%
Grocery(8)	10	3.6%
Gym, fitness center, spa, salon, pool or health club(9)	1	1.2%
School, educational facility and/or beauty and cosmetology school(10)	1	0.5%
R&D facility(11)	1	0.1%

(1)	Includes the following Mortgaged Properties: One Wilshire.
(2)	Includes the following Mortgaged Properties: The Reef.
(3)	Includes the following Mortgaged Properties: The Reef.
(4)	Includes the following Mortgaged Properties: The Reef
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(5)	Includes the following Mortgaged Properties: Bruckner Building and Goshen Village.
(6)	Includes the following Mortgaged Properties: Bruckner Building and Johns Hopkins MOB.
(7)	Includes the following Mortgaged Properties: The Qube, One Woodward, PNC Bank - Clarendon Hills (Holmes), IL, Huntington Bank- Clarksburg (Pike), WV, U.S. Bank - Northlake (North), IL, U.S. Bank - Elk Grove Village (Devon), IL, PNC Bank - Aurora (Galena), IL, U.S. Bank - Niles (Dempster), IL, Citizens Bank - Wilmington (Marsh), DE, 601 Lexington Avenue and Eagle Station.
(8)	Includes the following Mortgaged Properties: Walmart Neighborhood Market - Prairieville (Airline), LA, Schnucks - Love's Park (Harlem), IL, Walmart Neighborhood Market - Thibodaux (Main), LA, Walmart Neighborhood Market - Houma (Park), LA, Publix - Decatur (Point), AL, Walmart Neighborhood Market - New Iberia (Parkview), LA, Walmart Neighborhood Market - Opelousas (Union), LA, Walmart Neighborhood Market - Meraux (Archbishop), LA, Safeway at Vistancia Marketplace and Belair Plaza.
(9)	Includes the following Mortgaged Properties: Shoppes at Foxmoor.
(10)	Includes the following Mortgaged Properties: Johns Hopkins MOB.
(11)	Includes the following Mortgaged Properties: 280 Corporate Woods Parkway.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the ExchangeRight Net Leased Portfolio #55 Mortgage Loan (3.6%), with respect to each of the O'Reilly Auto Parts - Madison (Commerce), WI Mortgaged Property (0.1%), O'Reilly - Owensboro (Bold Forbes), KY Mortgaged Property (0.05%) and NAPA Auto Parts - Downers Grove (Ogden), IL Mortgaged Property (0.04%), a tenant operates an automobile repair shop on site.

With respect the Shoppes at Foxmoor Mortgaged Property (1.2%), a tenant operates an on-site dry cleaner.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$111,000,000	9.9%
Five (5) Largest Mortgage Loans	$421,974,988	37.6%
Ten (10) Largest Mortgage Loans	$697,774,988	62.2%
Largest Related-Borrower Concentration(1)	$0	0.0%
Next Largest Related-Borrower Concentration(1)	$0	0.0%

(1)	Excludes single-borrower Mortgage Loans that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 4.1% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

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Multi-Property Mortgage Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
ILPT Logistics Portfolio	$73,656,388	6.6%
Shearer's Industrial Portfolio	66,318,600	5.9%
Bedrock Portfolio	54,000,000	4.8%
ExchangeRight Net Leased Portfolio #55	40,000,000	3.6%
GHC Hotel Portfolio	22,650,000	2.0%
Grede Casting Industrial Portfolio	18,225,000	1.6%
LaForce Industrial Portfolio	17,594,000	1.6%
Upper West Side and Brooklyn Heights Portfolio 2	17,500,000	1.6%
Belair & Goshen – Food Lion	10,500,000	0.9%
Southern Star Storage Portfolio	8,650,000	0.8%
Total	$329,093,988	29.3%

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A to this prospectus. Mortgage Loans that are cross-collateralized and cross-defaulted with each other are identified under “Crossed Group” on Annex A to this prospectus.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

Property Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
California	4	$267,190,000	23.8%
New Jersey	6	150,752,030	13.4
New York	7	117,019,000	10.4
Colorado	2	62,100,000	5.5
Michigan	18	59,007,692	5.3
Total	37	$656,068,722	58.5%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in California, Georgia, Texas, North Carlina and Florida, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.
●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, Florida, Louisiana, Texas, North Carolina and South Carolina, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.
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●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States, are prone to tornados.
●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Seven (7) Mortgaged Properties (27.9%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 18%.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Six (6) of the Mortgaged Properties (7.9%), namely, the Industry RiNo Station Mortgaged Property, the Sherwin Williams - Marysville (Fifth), OH Mortgaged Property, the O'Reilly - Owensboro (Bold Forbes), KY Mortgaged Property, the Shoppes at Foxmoor Mortgaged Property and the Redwood Simpsonville II Mortgaged Property, were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Thirty-Six (36) of the Mortgaged Properties (9.8%), namely, the ExchangeRight Net Leased Portfolio #55 Mortgaged Properties, the Industry RiNo Station Mortgaged Property and the 1600 Brittmoore Mortgaged Property were acquired 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Fifty-seven (57) of the Mortgaged Properties (13.8%), namely, the Shearer’s Industrial Portfolio Mortgaged Properties, the ExchangeRight Net Leased Portfolio #55 Mortgaged Properties, the Grede Casting Industrial Portfolio Mortgaged Properties, the LaForce Industrial Portfolio Mortgaged Properties and the Safeway at Vistancia Marketplace Mortgaged Property, are subject to a triple-net lease with the related tenants and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Tenancies-in-Common or Diversified Ownership

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of each of the Bruckner Building Mortgage Loan (6.3%), the Nut Tree Plaza Mortgage Loan (4.1%), the 200 West Jackson Mortgage Loan (3.6%), the University Square Mortgage Loan (0.9%) and the Legacy Village Mortgage Loan (0.8%), the related borrowers are tenants-in-common. However, with respect to each such Mortgage Loan, the related tenants-in-common have waived their respective right to partition.

With respect to the 200 West Jackson Mortgage Loan (3.6%), at origination of the Mortgage Loan, one of the related borrowers was 65.582% capitalized and owned by crowd funded investors. Pursuant to the terms of the 200 West Jackson Mortgage Loan documents, the borrowers are prohibited from any additional crowd funding. The crowd funded investors do not earn a preferred rate of return.

With respect to the Safeway at Vistancia Marketplace Mortgage Loan (1.1%), the borrower has the one-time right to convey a percentage interest in the Mortgaged Property to an additional borrower, such that the existing borrower and such additional borrower hold the Mortgaged Property as tenants-in-common, upon which the transferee tenant-in-common borrower will jointly assume all of the borrower’s obligations under the loan documents. The loan agreement provides that upon any such transfer, each tenant-in-common borrower waives its rights to partition.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”.

Delaware Statutory Trusts

With respect to the ExchangeRight Net Lease Portfolio #55 Mortgage Loan (3.6%) and the Southern Star Storage Portfolio Mortgage Loan (0.8%), the related borrower is a Delaware statutory trust. A Delaware statutory

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trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the Mortgaged Property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

The Mortgage Loan documents provide for an assignment of leases and rents from the related master tenant to the borrower, as landlord under the master lease, and a collateral assignment of such assignment of leases and rents from the borrower to the lender, but do not provide for a mortgage on the master lease. However, under applicable state law, an assignment of leases and rents without a mortgage may not be enforceable. Accordingly, the lender would not have a perfected security interest in the leases and rents of the underlying tenants. The rents under the master lease are less than the rents payable by the underlying tenants. The Mortgage Loan was underwritten based on the rents payable by the underlying tenants. The foregoing structure may delay or impede enforcement of the Mortgage Loan, particularly in the event of the bankruptcy of the borrower or master tenant.

With respect to the ExchangeRight Net Lease Portfolio #55 Mortgage Loan (3.6%), the UW NOI Debt Yield and UW NCF DSCR, based only on the master lease rent, is 10.4% and 2.24x, respectively. The UW NOI Debt Yield and UW NCF DSCR based on the rents from the underlying tenants (and not the master lease rent), is 9.6% and 2.03x, respectively. The trust agreement for the related borrower limits the number of ultimate owners of such borrower to 400 persons. Transfers of a beneficial interest in the borrower are permitted subject to the terms of the ExchangeRight Net Lease Portfolio #55 Mortgage Loan documents, including, without limitation, that no change of control in the borrower results from any such transfer.

With respect to the Southern Star Storage Portfolio Mortgage Loan (0.8%), the UW NOI Debt Yield and UW NCF DSCR, based only on the master lease rent ($74,024 per month), is 10.3% and 2.03x, respectively. The UW NOI Debt Yield and UW NCF DSCR based on the rents from the underlying tenants (and not the master lease rent), is 9.5% and 1.84x, respectively. Transfers of a beneficial interest in the borrower are permitted subject to the terms of the Southern Star Storage Portfolio Mortgage Loan documents, including, without limitation, that no change of control in the borrower results from any such transfer.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.

Shari’ah Compliant Loans

The Grede Casting Industrial Portfolio Mortgage Loan (1.6%) was structured as a Shari’ah compliant loan.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah. Although there are many requirements under Shari'ah that affect lending, the rule most affecting the standard loan structure is that Shari’ah prohibit transactions involving the payment of interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments, the payments themselves are characterized as rent. This is accomplished through the use of a non-compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase at the end of the term of the Mortgage Loan, which option to purchase is subordinate to the related Mortgage Loan).

With respect to the Grede Casting Industrial Portfolio Mortgage Loan (1.6%), title to the related Mortgaged Properties is held by wholly-owned single-purpose subsidiaries of the borrower (the “Property Owners”), who master lease each related Mortgaged Property to a single-purpose master lessee (collectively, the “Master Lessees”), which is indirectly owned by certain investors. The rent payable pursuant to the master lease (the “Master Lease”) is intended to cover the debt service payments required under the Mortgage Loan, as well as reserve payments and any other sums due under the Mortgage Loan. An affiliate of one of the guarantors, GIP Operating Corp., a Delaware corporation (the “Operating Lessee”), leases the Mortgaged Properties from the Master Lessees pursuant to an operating lease agreement (the “Operating Lease”). The Operating Lessee, in turn, sub-leases the Mortgaged

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Properties to end-user tenants. At origination, the lender received a fee mortgage from each Property Owner on its interest in the applicable Mortgaged Property. The lender also received a full subordination of the Master Lease and the Operating Lease and the rent due thereunder is pledged to the lender as additional collateral for the Mortgage Loan. Upon foreclosure, the lender may terminate the Master Lease and the Operating Lease at its sole option without the payment of any termination fee and, pursuant to subordination non-disturbance and attornment agreements with each of the end-user tenants, can enter into a direct lease with such end-user tenants at the Mortgaged Properties.

Condominium Interests and Other Shared Interests

Two (2) Mortgage Loans (2.5%), namely, the 601 Lexington Avenue Mortgage Loan (1.5%) and the Gem Tower Mortgage Loan (1.1%), are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium.

With respect to each such Mortgage Loan secured by a condominium interest, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent, other than as described below.

●	With respect to the Gem Tower Mortgage Loan (1.1%), the related Mortgaged Property represents the retail component (constituting one condominium unit) of a mixed-use condominium regime comprised of (i) the Mortgaged Property, (ii) certain office units (collectively, the “Gem Tower Office Component”), (iii) certain commercial units (collectively, the “Gem Tower Commercial Component”) and (iv) a parking unit (the “Gem Tower Parking Component”). The borrower holds a 1/7th voting interest in the related condominium regime and does not control the related condominium board (the “Gem Tower Master Condominium Board”), provided, however, that certain decisions pertaining solely to the Mortgaged Property are governed by a separate board of managers (the “Gem Tower Retail Board of Managers”). The borrower is entitled to appoint all three members of and controls the Gem Tower Retail Board of Managers. The Gem Tower Retail Board of Managers is entitled to appoint one out of seven members of the Gem Tower Master Condominium Board. Pursuant to the related condominium documents, any decision which affects only the Gem Tower Mortgaged Property and does not adversely affect the Gem Tower Office Component, Gem Tower Commercial Component or Gem Tower Parking Component for its permitted purposes may be determined by the Gem Tower Retail Board of Managers. In addition, certain major decisions including, among other things, any amendment of the condominium declaration or by-laws that modifies the permitted use of the Mortgaged Property or has more than a de minimis effect on the Mortgaged Property may not be made without the prior written consent of the borrower.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s). See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Bell Works Mortgaged Property (4.5%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time other than the 60 days prior to a securitization of the Mortgage Loan, the borrower may record condominium documents whereby it shall impose a condominium regime on its fee interest in the Mortgaged Property, which regime will consist of two units, one of which will consist of the air rights above the improvements (the “Upper Unit”) and the other will consist of all of the real property and improvements at the Mortgaged Property which are not included in the Upper Unit after which the borrower may obtain the release of the Upper Unit, provided that, among other conditions: (i) the borrower delivers a REMIC opinion, and (ii) if requested by the lender, the borrower delivers a rating agency confirmation with respect to the implementation of the condominium conversion.

With respect to the Shoppes at Foxmoor Mortgage Loan (1.2%), in connection with the permitted release of a specified non-material outparcel (the “Outparcel”) from the lien of the mortgage in connection with the sale of such Outparcel to an unaffiliated third party, provided no event of default has occurred and is continuing and that such

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release satisfies customary REMIC requirements, the borrower has the option to provide to the lender, not less than 30 days prior to the release of the Outparcel, (a) a condominium declaration for the Mortgaged Property providing for two units of which the remaining portion of the Mortgaged Property (the “Remaining Property”) will be one and the Outparcel will be the other, (b) evidence of the establishment of a condominium association and board controlled by the members appointed by the related borrower, (c) amendments to the Mortgage Loan documents reflecting the conversion of the collateral to an interest in the condominium, (d) a new title insurance policy insuring the Mortgaged Property as unit in a condominium, (e) the proposed form of partial release of lien documentation for the Outparcel, (f) the condominium declaration containing easements for any and all shared facilities, access or parking, (g) an updated survey showing the outparcel and the Remaining Property as separate parcels with separate legal descriptions, (h) an updated zoning report, and (i) and an officer’s certificate certifying that such documents are in compliance with the Mortgage Loan documents and all legal requirements.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

Four (4) Mortgaged Properties, namely the 2020 Joe B. Jackson Parkway, the One Woodward, the 2550 M Street and the Legacy Village (6.1%) Mortgaged Properties, are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

One (1) Mortgaged Property, namely the 601 Lexington Avenue Mortgaged Property (1.5%), is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the related Mortgaged Property and (y) one or more fee interests in the remaining portion of the related Mortgaged Property.

One (1) Mortgaged Property, namely the 17001 West Mercury Street Mortgaged Property (0.3%), is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s fee and leasehold interest in the related Mortgaged Property.

With respect to the 601 Lexington Avenue Mortgage Loan (1.5%), the Mortgaged Property is comprised of (i) the borrower’s fee simple interest in three (3) condominium units totaling approximately 1,657,621 square feet within the four (4) unit condominium known as the 601 Lexington Avenue Condominium (the “601 Lexington Avenue Condominium”) and (ii) the borrower’s leasehold interest in a portion of what is commonly known as the “Church Unit” within the 601 Lexington Avenue Condominium (approximately 18,038 square feet). The related ground lease expires April 30, 2036 (the loan matures January 9, 2032) and, upon expiration, the borrower is required pursuant to the ground lease to purchase the fee simple interest from the ground lessor for a fixed price of approximately $23,284,421. In addition, upon the condemnation or taking of any portion of the leasehold, the borrower is required to purchase the fee simple interest at the foregoing purchase price discounted to the date of the condemnation or taking at a discount rate of 6%. If the leasehold mortgagee forecloses upon the leasehold, the leasehold mortgagee’s initial assignment of its interest does not require the ground lessor’s consent; however, any subsequent transfers of the leasehold interest require the ground lessor’s consent. In addition, the ground lease may be amended without the leasehold mortgagee’s prior consent, but any amendment of the ground lease will not be binding on the lender without the lender’s prior written consent. Further, (i) the ground lease does not provide that the lender is entitled to a new lease either generally upon a termination of the ground lease or specifically upon a rejection of the ground lease in bankruptcy and (ii) the ground lease requires the ground lessor to provide the leasehold mortgagee notice of any default by the tenant under the ground lease but does not specifically provide that any notice of default or termination is ineffective against the leasehold mortgagee unless such notice is given to the leasehold mortgagee.

With respect to the Legacy Village Mortgage Loan (0.8%), the Mortgage Loan is secured by the borrower’s leasehold interest in the related Mortgaged Property pursuant to a ground lease between the borrower, as ground

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lessee, and Spring Hill College, as ground lessor, that has an initial expiration date in June 2035 and seven, five-year extension options. Annual ground rent is approximately $214,382, subject to a schedule of escalations set forth in the ground lease. The ground lease provides that the lessee may assign or transfer the ground lease or any interest therein without the prior written consent of the ground lessor, provided that (i) the lessee delivers to the ground lessor a copy of any executed assignment of the ground lease at the time the assignment is executed and (ii) at the time of the assignment, the assignee (or its parent company) is an entity with a net worth of five times the then annual rental under the ground lease.

In general, except as described above or as noted on Annex E-1B, Annex E-2B or Annex E-3B to this prospectus, unless the related fee interest is also encumbered by the related Mortgage and except as disclosed in the following paragraph, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and, except as noted on Annex E-1B, Annex E-2B or Annex E-3B to this prospectus, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Sponsor representations and warranties no. (34) (Ground Leases) on Annex E-1A to this prospectus, Sponsor representations and warranties no. (34) (Ground Leases) on Annex E-2A to this prospectus and Sponsor representations and warranties no. (36) (Ground Leases) on Annex E-3A to this prospectus and any related exceptions on Annexes E-1B, E-2B and E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since origination if such Mortgage Loan has been originated with the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

See “Risk Factors—Risks Related to the Mortgage Loans--Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates” above, and “—Default History, Bankruptcy Issues and Other Proceedings—Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases” below.

For additional information regarding the status of the Mortgage Loans, see “—COVID-19 Considerations”.

COVID-19 Considerations

The cumulative effects of the COVID-19 emergency on the global economy may cause tenants to be unable to pay their rent and borrowers to be unable to pay debt service under the Mortgage Loans. As a result, we cannot assure you that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the offered certificates. See “Significant Loan Summaries” in Annex B for discussions of the impact of the COVID-19 pandemic on operations of certain tenants at the Mortgaged Properties.

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With respect to the Gem Tower Mortgage Loan (1.1%), in connection with the COVID-19 pandemic, the related borrower has granted rent deferrals in the amount of approximately $3,266,000 in the aggregate to the tenants at the Mortgaged Property, of which approximately (i) $2,673,000 has been forgiven and (ii) $593,000 remains unpaid. In addition, the Mortgage Loan documents permit the borrower to grant to any tenant on an ongoing basis, without the lender’s prior consent, the deferral of up to four months’ of rent in the aggregate, provided that such deferred rent is required to be repaid prior to the expiration of the term of the related lease and the borrower delivers notice to the lender of any such deferral. At origination, the borrower deposited with the lender approximately (i) $551,668 in a rent deferral reserve in connection with any deferred rent as of the origination date and (ii) $1,000,000 in a rent stabilization reserve to be held as additional collateral for the Mortgage Loan until the debt yield at the Mortgaged Property is no less than 9.6% for four consecutive fiscal quarters.

With respect to the One Jackson Square Mortgage Loan (1.3%), the fifth largest tenant, Godwin Advertising Agency Inc., representing approximately 4.8% of net rentable square footage and approximately 6.8% of gross potential rent, has been partially delinquent on its rent since August 2021. The tenant has made periodic payments to catch up on overdue rent, and has proposed a repayment plan to the borrower pursuant to which it would repay all of its overdue rent by the end of 2022. As of the origination date, the borrower had not accepted such repayment plan.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 31 months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;
●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;
●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;
●	for which an environmental insurance policy will have been obtained from a third party insurer;
●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;
●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;
●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;
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●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or
●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

It was not uncommon for the environmental testing to reveal the presence of asbestos containing materials, lead based paint, mold and/or radon at any Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Risks Relating to the Mortgage Loans—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

●	With respect to The Reef Mortgage Loan (8.9%), the related ESA identified a REC at the Mortgaged Property related to the prior use of the eastern block at the Mortgaged Property by multiple automobile body and engine repair, and automobile wrecking and salvage businesses as early as 1912 through the 1950s. This area of the Mortgaged Property has been developed as a paved parking lot since approximately 1960. The potential exists for shallow soil contamination from oil, fuel, PCBs (polychlorinated biphenyls), solvents, paints and other chemicals associated with these former uses which may be encountered during redevelopment of the Mortgaged Property. The ESA recommended that a soil management plan be implement during redevelopment activities that addresses the potential for impacted soils based on historical areas of concern.
●	With respect to the ILPT Logistics Portfolio Mortgage Loan (6.6%), the related ESA identifies as a REC for the 510 John Dodd Road Mortgaged Property an adjoining parcel to the south, 575 John Dodd Road, which has known chlorinated solvent impacts to soil and groundwater. The ESA consultant recommended conducting a file review on the adjoining property to evaluate the potential for the adjoining parcel to impact the Mortgaged Property. The ESA identifies as a controlled REC for the 309 Dulty’s Lane Mortgaged Property known impacts to groundwater on the northern portion of the site, which migrated from the north adjacent property. Impacts at the north adjacent property - identified as Polyone Corp. - are reportedly associated with historic operations. In 2020, the Polyone Corp. property received limited restricted use closure from the governing agency, which closure included the establishment of a Classification Exception Area (“CEA”) for groundwater. The CEA, which serves as an institutional control identifying groundwater impacts in a specific area, remains active and extends onto the northern portion of the Mortgaged Property. The CEA restricts the installation and use of wells within its boundaries for a period of 33 years.
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●	With respect to the Shearer’s Industrial Portfolio Mortgage Loan (5.9%), the related ESAs identified certain recognized environmental conditions at the related Mortgaged Properties including (i) a REC at the 3636 Medallion Avenue Mortgaged Property (0.6%) in connection with soil and groundwater impacts including, among other things, polynuclear aromatic hydrocarbons (PAHs) and metals, from prior manufacturing operations at such Mortgaged Property, (ii) four RECs at the 3000 East Mount Pleasant Street Mortgaged Property (0.9%) in connection with (a) potential releases from a former bulk oil underground storage tank associated with a gas station previously operated at such Mortgaged Property based on the lack of sampling data, (b) soil and groundwater impacts including, among other things, arsenic, from a septic system associated with a radiator repair shop previously operated at such Mortgaged Property, (c) potential soil and ground water impacts from certain former underground storage tanks associated with prior manufacturing operations at such Mortgaged Property based on the lack of sampling data, and (d) potential soil and groundwater impacts from prior operations at adjacent properties including, among other things, a foundry and an auto repair shop and gas station, and (iii) a REC at the 3200 Northern Cross Boulevard Mortgaged Property (0.6%) in connection with potential soil and groundwater impacts from possible oil releases in the vicinity of transformers located at such Mortgaged Property based on the lack of sampling data. In addition, the related ESAs identified certain controlled RECs at certain of the Mortgaged Properties for which regulatory closure has been granted subject to compliance with certain use restrictions or engineering controls. At origination, the borrower obtained an environmental insurance policy issued by the Great American E & S Insurance Company that names the lender as an additional insured and has a policy limit of $5,000,000 per incident and $10,000,000 in the aggregate, a deductible of $100,000 and a term expiring in February 2032 with respect to the borrower and February 2035 with respect to the lender.
●	With respect to the Bedrock Portfolio Mortgage Loan (4.8%), with respect to The Assembly Mortgaged Property (0.2%), according to the related ESA, baseline environmental assessments (“BEAs”) conducted at the Mortgaged Property in 2000, 2003, 2008, and 2015, identified impacts associated with heavy metals and volatile organic compounds in soil. The ESA concluded that the impacts identified and summarized in the November 2015 BEA, including a potential vapor encroachment condition at the Mortgaged Property’s mixed-use building, represent a continued REC to the Mortgaged Property. The ESA recommended a sub-slab vapor investigation to determine the presence of a receptor pathway into the mixed-use building. In connection with the foregoing, the borrower was required at loan origination to reserve $250,000.
●	With respect to the Bell Works Mortgage Loan (4.5%), the ESA identifies as a REC for the Mortgaged Property elevated levels of perfluorooctanoic acid (“PFOA”) and perfluorooctane sulfonate (“PFOAS”) identified in site groundwater and associated with historic operations. These impacts, along with numerous other Areas of Concern (“AOCs”) were identified during environmental investigations conducted at the Mortgaged Property between 1994 and 2015 pursuant to the requirements of the New Jersey Property Transfer Act. By November 2021, all AOCs, with the exception of the PFOA and PFOAS impacts to groundwater, had been issued limited restricted use closure under a Response Action Outcome (“RAO”). According to the ESA, these RAOs establish Deed Notices (“DN”), which restrict use of the AOCs to, for example, commercial/industrial uses, and/or establish Classification Exception Areas (“CEAs”), which serve as an institutional control identifying groundwater impacts in a local area and restrict certain groundwater related activities such as the installation and use of wells. The PFOA and PFOAS impacts to groundwater are still undergoing remedial investigation under the oversight of an environmental consultant licensed by New Jersey to oversee environmental investigation and cleanups. The ESA identifies the party responsible for such groundwater impacts as Nokia of America Corp. Given the identification of a responsible party unrelated to the borrower, and the oversight of ongoing remedial investigations by a New Jersey licensed environmental professional, the ESA consultant determined that no further investigations were warranted, but recommended continued monitoring of the ongoing investigation and following and maintaining the DN and CEA related requirements.
●	With respect to the Grede Casting Industrial Portfolio Mortgage Loan (1.6%), the related ESA for the 801 & 617 South Carpenter Avenue Mortgaged Property (0.2%) identified a REC related to known contamination that pre-dated the related borrower’s ownership and the sole tenant’s occupancy of the Mortgaged Property. The sole tenant, Grede Casting submitted a BEA to the state to obtain liability protection for costs associated with such identified contamination, and a Phase II ESA was conducted
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in 2010 in support of the BEA process, focusing mainly on shallow subsurface soil sampling in a former landfill area on the Mortgaged Property. The Phase II ESA found elevated levels of metals in the soil and benzene and iron in the groundwater at the former landfill area. Foundry sand fill was the suspected source of the iron in the groundwater and a former landfill at a nearby property was the suspected source of benzene in the groundwater. In addition, the BEA considered the closure of two former underground storage tanks which were leaking in the 1990s. The BEA contains engineering and institutional controls to be implemented by the related borrower, as owner of the Mortgaged Property, as a means of ensuring that any future releases do not impact soil or groundwater. If the borrower does not perform certain maintenance to meet its due care obligations to abide by the BEA, its ability to claim liability protections at the Mortgaged Property may be compromised. The related ESA identified a second REC in connection with a former landfill for foundry waste that operated at the Mortgaged Property from 1986 to 1990. Landfill closure was initiated as part of a May 1991 consent judgment and is in post-closure monitoring under the terms of a 1998 agreement with the state of Michigan. A 2009 Phase I noted that two monitoring wells contained consistently elevated levels of benzene and one monitoring well contained elevated levels of iron, and also found these substances in the groundwater. Monitoring results have been reported to the state and the state has not required any further action other than post-closure monitoring, which is expected to continue for five years and is secured by two letters of credit.

●	With respect to the Grede Casting Industrial Portfolio Mortgage Loan (1.6%), the related ESA for the 5200 Foundry Circle Mortgaged Property (0.3%) identified a REC related to the ongoing remedial status of known site contamination at a Superfund site since 1986, after a chlorinated volatile organic compound (“CVOC”) groundwater plume was discovered impacting the City of Waite Park’s municipal water supply wells. The extent of the plume has been evaluated over the past 35 years through groundwater sampling from over 60 locations and the collection of over 900 groundwater samples. The subject site has been designated within Operable Unit 1 (“OU1”) by the United States Environmental Protection Agency and its former occupants have been designated as potentially responsible parties (“PRPs”). Grede Casting, the sole tenant at the Mortgaged Property, obtained a “No Association” and a “Retroactive No Association” determination from the Minnesota Pollution Control Agency in 1999, which, in part, indicates that Grede Casting’s operations did not contribute to the known CVOC contamination, nor would Grede Casting’s future foundry operations be linked to the CVOC contamination as long as certain conditions are met (including using alternatives to chlorinated solvents). Remediation of groundwater in OU1 is currently in the monitored natural attenuation phase and groundwater monitoring is conducted annually. Given that (i) the Mortgaged Property is within a mature Superfund site which has undergone its sixth five-year review, (ii) Grede Casting has not been identified as a PRP or had any involvement in the matter and (iii) certain PRPs have been and are expected to continue completing all investigations and remediation, the matter is considered by the environmental consultant unlikely to pose a significant concern.
●	With respect to the LaForce Industrial Portfolio Mortgage Loan (1.6%), the related identified certain RECs at the 1060 West Mason Street Mortgaged Property in connection with potential soil and groundwater impacts from (i) the historical operations of a former bulk oil plant at the Mortgaged Property based on the potential quantities of petroleum and the lack of regulation at the time, (ii) the historical operations of a former metal stamping works based on the potential use of cutting fluids and hydraulic oils and their associated cleaning operations, (iii) the historical operations of a former filing station based on the lack of records of removal of former fueling underground storage tanks or related investigation and (iv) the historical operations of a former bulk oil facility at an adjoining property based on the potential for releases from the operation to have migrated to and impacted the Mortgaged Property; provided, however, according to the ESA the borrower would be unlikely to be responsible for any investigation or remediation for any such off-site release. In addition, the ESA identified a controlled REC in connection with residual soil impacts, including petroleum, from a leaking underground storage tank case for which regulatory closure was obtained from the Wisconsin Department of Natural Resources, subject to compliance with related controls including, among other things, that the residual impacts be properly managed if disturbed. The Mortgage Loan documents require the borrower to remediate (or cause to be remediated) the RECs discussed in clauses (i), (ii) and (iii), above. In addition, at origination, the borrower obtained an environmental insurance policy from Beazley USA, Inc., with a policy limit of $15,000,000, a $100,000 deductible and a term expiring on December 22, 2031.
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●	With respect to the Shoppes at Foxmoor Mortgage Loan (1.2%), the Mortgaged Property has a dry cleaner as a tenant (11th largest occupying approximately 1.7% of the net rentable area). The Mortgaged Property is listed in the New Jersey Department of Environmental Protection (“NJDEP”) Site Remediation Program (“SRP”) database as an active State Hazardous Waste Site (“SHWS”) and spill site, and is under the oversight of a licensed site remediation professional (“LSRP”). According to the NJDEP database, a case status dated March 24, 2017, indicated a detection of chlorinated volatile organic compounds, including trichloroethylene (“TCE”) and tetrachloroethylene (“PCE”), beyond an acceptable range in groundwater and soil samples collected at the Mortgaged Property in 2016. According to the ESA, the LSRP has determined that the PCE and TCE levels in the soil at the Mortgaged Property are now within an acceptable range, but that the groundwater remains contaminated and is required to be monitored until 2023. The ESA concluded that the contaminated groundwater, the listing of the Mortgaged Property as a SHWS on the NJDEP SRP database, and the potential vapor encroachment condition (“VEC”) at the Mortgaged Property represent a continued REC. The ESA recommended (1) continued cooperation with the LSRP to obtain regulatory closure and (2) a sub-slab soil vapor sampling to determine whether there is a VEC at the Mortgaged Property. In addition, the borrower is required under the Mortgage Loan documents to cause the LSRP to determine whether any further vapor investigation or mitigation is required. Based on such determination, the borrower is further required to cause the LSRP to, as applicable, (a) certify that no investigation and/or mitigation is required within 90 days following the loan origination date or, (b) if a mitigation is determined to be required, certify that such mitigation has been implemented in accordance with the NJDEP vapor requirements within 180 days following the loan origination date. In connection with the foregoing, the borrower was required at loan origination to reserve $605,000 and obtained an environmental insurance policy issued from Sirius Group in the name of the borrower, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $2,000,000, a $500,000 per incident self-insured retention and a term expiring on April 13, 2035.
●	With respect to the University Square Mortgage Loan (0.9%), the related ESA identified a controlled REC at the Mortgaged Property. The ESA states that, according to historical documentation, the Mortgaged Property historically had two oil wells onsite and had been used for oil field production. According to the ESA, known historical issues included above-ground storage tanks, oil wells, previous staining associated with former geotechnical soil borings, and off-site petroleum pipelines. Several subsurface investigations were completed to assess the possible impacts of unknown features, such as on-site petroleum pipelines, possible drilling sumps, and other oil field related issues. A 2007 investigation excavated soils at two former oil wells, and the related consultant determined that one such oil well was not located on the Mortgaged Property, but on a highway north of the Mortgaged Property and the second oil well (located at the Mortgaged Property) was approved for re-abandonment. In 2008, a sub-slab passive venting system was installed beneath a building constructed atop the former oil well at the Mortgaged Property as part of a methane mitigation plan approved by a regulatory authority. A covenant and agreement for the passive venting system was approved by the property owner and City of Carson in 2008 and recorded in Los Angeles County, California. Based on the remedial actions completed, passive venting system, and current regulatory status, the ESA concluded that no further action is warranted at this time. However, prior to any groundbreaking activities that would disturb on-site soils, local agencies would need to be contacted and engineering controls would be required to protect the health and safety of construction workers in connection with the subsurface contamination.
●	With respect to the Southern Star Storage Portfolio Mortgage Loan (0.8%), the related ESA for the Montrose Airport Self Storage Mortgaged Property identifies as an environmental concern the Mortgaged Property’s location within a radon zone where a radon zone that has a predicted average indoor radon screening level above the action level of 4 pCi/L established by the U.S. Environmental Protection Agency (EPA). As a result, the consultant recommended conducting radon testing at the Mortgaged Property. Short-term radon testing was underway at the issuance of the ESA. Depending on the results of short-term radon testing, long-term radon testing may be necessary to determine whether the installation of a radon mitigation system would be required to address any indoor radon levels above the U.S. EPA’s action level.
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Litigation and Other Legal Considerations

There may be material pending or threatened litigation or other legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances or other material legal proceedings experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, a Mortgaged Property may be subject to litigation proceedings. For example:

●	With respect to the Safeway at Vistancia Marketplace Mortgage Loan (1.1%), the non-recourse carveout guarantor and Landwin Partners Fund I, LLC (the “Landwin Partners Fund”), a real estate fund controlled by the non-recourse carveout guarantor and his affiliates, were subject to an SEC investigation completed in 2017, pursuant to which the SEC issued an order finding that the Landwin Partners Fund should have registered with the SEC as an “investment company” due to the Landwin Partners Fund’s activities investing and trading in securities from 2011-2014. The SEC also found that the Landwin Partners Fund, which was formed and marketed for real estate investments, should have disclosed to investors that investments in publicly traded securities, which was not authorized by the Landwin Partners Fund’s offering documents, would be made. As part of the order, the SEC also censured the guarantor and an affiliated entity, Landwin Management, LLC. The guarantor and Landwin Management, LLC acknowledged (but did not admit any guilt or wrongdoing regarding) the findings in the order and agreed to pay a fine of $75,000. The guarantor and his affiliates were also subject to private lawsuits regarding the foregoing matters.
●	With respect to the Holiday Inn Express and Suites Uniontown Mortgage Loan (0.5%), Dhrumit Shah, one of the non-recourse carveout guarantors of the Mortgage Loan and an indirect owner of 40% of the equity interest in the borrower, along with Viral Vora and Bhagyesh P. Vora, were defendants in a lawsuit filed by Howard Johnson International, Inc. in 2014. The lawsuit alleged that the defendants failed to make payments due under a franchise agreement at another hotel property (unrelated to the Mortgaged Property). According to the complaint, the franchise agreement was terminated, and defendants failed to return all books, records and accounts to the plaintiff upon termination. A default judgment was entered in the amount of $291,185.09 in favor of the plaintiff. Additionally, Sunil Mehta, a 25% indirect owner of the borrower, along with Viral Vora and Bhagyesh P. Vora, were defendants in another lawsuit filed by Travelodge Hotels Inc. in 2014. The complaint alleged that defendants breached a franchise agreement at another hotel property (unrelated to the Mortgaged Property) by refusing to pay the required fee upon termination. According to the borrower, the lawsuits were filed after the defendants switched franchise affiliation from Wyndham to Choice Hotels and the franchise negotiations did not go in their favor. The borrower represented to the lender that the lawsuits were resolved pursuant to settlement agreements, that all obligations under the settlement agreements have been satisfied and no obligations remain outstanding with respect to the foregoing litigation. In addition, Sunil Mehta, has indirect ownership interests in other hotel properties (unrelated to the Mortgaged Property), that secure mortgage loans that were securitized between 2014 and 2018. One of the securitized loans ($4.2 million balance) was previously delinquent but became current as of November 2021. According to the borrower, Sunil Mehta has requested the special servicer to remove the loan from special servicing.
●	900 East Grand Avenue Mortgage Loan (0.3%), one of the non-recourse carveout guarantors, David Joseph Foster Pezzola, is named in a pending litigation relating to a contract dispute concerning the acquisition of property. According to the initial complaint, the plaintiff is seeking $500,000 plus costs.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”.

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Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties, are subject to property improvement plans (“PIPs”) required by the franchisors. Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of (a) certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and/or (b) certain of such Mortgaged Properties that are subject to material PIPs.

With respect to the Shearer’s Industrial Portfolio Mortgage Loan (5.9%), the sole tenant at each of the related Mortgaged Properties, Shearer’s Foods, LLC, is expected to perform an approximately 76,391 square foot expansion of the improvements at the 821 Route 97 Mortgaged Property (the “Shearer’s Expansion”). Under the related lease, the borrower is required to provide a tenant improvement allowance in the amount of $12,243,079 to Shearer’s Foods, LLC to reimburse Shearer’s Foods, LLC for the costs and expenses it incurs in performing the Shearer’s Expansion. It is anticipated that Shearer’s Foods, LLC will complete the expansion in August 2022. At origination, the borrower deposited $12,243,079 with the lender in connection with such tenant improvement allowance obligations.

With respect to the Residence Inn Seattle Mortgage Loan (2.7%), the related borrower is required to perform a franchisor-mandated PIP in 2023 including, among other things, “soft goods” upgrades. At origination, the borrower deposited with the lender $1,000,000, representing approximately 100% of the estimated cost to complete the PIP.

With respect to the Novo Nordisk HQ Mortgaged Property (1.1%), the sole tenant at the Mortgaged Property, Novo Nordisk, currently leases approximately 77.0% of the net rentable square footage at the Mortgaged Property; however, it has an option to lease the remaining net rentable square footage in whole or part exercisable during the term of the related lease, which expires April 30, 2031. At origination, approximately $14,146,846 was reserved for tenant improvement and leasing commission expenses that may be incurred in connection with the exercise of such expansion option. In addition, when the related borrower purchased the Mortgaged Property in 2016, the property seller funded an escrow for the benefit of the borrower for certain tenant improvement and leasing commission obligations due to the sole tenant. At origination, the lender took an assignment of such escrow in lieu of requiring a reserve for such obligations under the Mortgage Loan documents. Such arrangement may provide less security and fewer rights to the lender than a direct reserve fund under the Mortgage Loan documents.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans.

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency.

For additional information regarding the status of the Mortgage Loans since the date of origination, see “—COVID-19 Considerations”.

Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been or currently are parties to loan defaults, bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted

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payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, among the 15 largest Mortgage Loans (considering any Crossed Group as a single mortgage loan) taking into account any such material defaults, proceedings, pending investigations, transactions and/or Mortgage Loan workouts that are currently occurring or have occurred within the last 15 years and of which we are aware:

●	With respect to the Bruckner Building Mortgage Loan (6.3%), the related borrower sponsor was previously a non-controlling investor in another commercial property securing a loan that went into default and was the subject of a foreclosure proceeding filed in 2014 and a deed-in-lieu of foreclosure in 2017.
●	With respect to the GHC Hotel Portfolio Mortgage Loan (2.0%), such Mortgage Loan partially refinanced a prior loan in the original principal amount of $39,000,000 (the “Prior GHC Hotel Portfolio Loan”) secured by five hospitality properties (including three of the Mortgaged Properties securing the current GHC Hotel Portfolio Mortgage Loan). Prior to such refinancing, the Prior GHC Hotel Portfolio Mortgage Loan was modified on May 12, 2020, during the start of the COVID-19 pandemic to make a change to certain of its payment terms (including without limitation providing that no principal amortization payments would be due on the payment dates from May 2020 through August 2020 and increasing the debt service payment due on and after the payment date in September 2020) and to allow the borrower to apply funds in certain reserves to pay debt service. In addition, the Prior GHC Hotel Portfolio Mortgage Loan was in a cash management trigger period from June 30, 2021 through the date of such refinancing, due to a decline in debt service coverage ratio below 1.35x. The debt service coverage ratio for the Prior GHC Hotel Portfolio Mortgage Loan was 0.55x for the quarter ended June 30, 2021, 0.59x for the quarter ended September 30, 2021 and 0.86x for the quarter ended December 31, 2021. The underwritten debt service coverage ratio for the current GHC Hotel Portfolio Mortgage Loan (which was underwritten based on 2019 room revenues and room expenses) is 2.14x. At origination, a 12 month debt service reserve ($923,176) was funded for the GHC Hotel Portfolio Mortgage Loan.

There are likely other material defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;
●	more time may be required to re-lease the space; and
●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.
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See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each office, industrial, retail, industrial, self storage and mixed use Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Seventy-six (76) of the Mortgaged Properties, securing, in whole or in part, ten (10) Mortgage Loans (26.6%), are each leased to a single tenant.
●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 6.6% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Identified in the table below are certain tenants that are among the 5 largest tenants (based on net rentable square footage) at each of 2 or more Mortgaged Properties that secure separate Mortgage Loans and that (with respect to each identified tenant) collectively secure 2.0% or more of the Initial Pool Balance:

Name of Tenant	Number of Mortgaged Properties	Aggregate Approx. % of Initial Pool Balance of Related Mortgage Loans
CVS Pharmacy	4	8.4%
Dollar Tree	2	4.8%
Family Dollar	2	4.5%

In the event of a default by any of the foregoing tenants, if the related lease expires prior to the Mortgage Loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the related leases. In certain cases where the tenant owns the improvements to the Mortgaged Property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage leased) at each office, industrial, retail, industrial, self storage and mixed use and leased fee Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, industrial, retail, industrial, self storage and mixed use and leased fee Mortgaged Properties:

●	In certain cases, the lease of a sole tenant or the lease of an anchor or other tenant that is one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which the sole tenant or a single tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within approximately 12 months
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after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
17001 West Mercury Street	0.3%	ELC Distribution Center LLC	100.0%	8/31/2032	3/6/2032
7303 Rickenbacker Parkway West	0.2%	SYNNEX Corporation	100.0%	4/30/2028	3/6/2032
7000 West Post Road	0.2%	Federal Express Corporation	100.0%	9/30/2025	3/6/2032
5300 Centerpoint Parkway	0.4%	Avnet, Inc.	100.0%	9/30/2026	3/6/2032
4836 Hickory Hill Road	0.2%	Barrett Distribution Centers, LLC	100.0%	4/30/2027	3/6/2032
4000 Principio Parkway	0.8%	Restoration Hardware, Inc.	100.0%	2/29/2028	3/6/2032
3201 Bearing Drive	0.2%	Amcor Rigid Plastics USA, Inc.	100.0%	6/30/2029	3/6/2032
2020 Joe B. Jackson Parkway	0.7%	Amazon.com Services, Inc.	100.0%	9/30/2027	3/6/2032
1901 Meadowville Technology Parkway	0.7%	Amazon.com Services, Inc.	100.0%	9/30/2027	3/6/2032
900 Commerce Parkway West Drive	0.2%	BlueTriton Brands, Inc.	100.0%	7/31/2031	3/6/2032
510 John Dodd Road	0.7%	Amazon.com Services, Inc.	100.0%	9/30/2027	3/6/2032
52 Pettengill Road	0.7%	UPS Supply Chain Solutions, Inc.	100.0%	5/31/2030	3/6/2032
2550 M Street	4.2%	Squire Patton Boggs (US) LLP	100.0%	4/30/2032	4/6/2032
7-Eleven- La Grange (Ogden), IL	0.1%	7-Eleven	100.0%	8/31/2028	5/1/2032
Citizens Bank - Wilmington (Marsh), DE	0.0%	Citizens Bank	100.0%	6/30/2027	5/1/2032
CVS Pharmacy - Auburn (Opelika), AL	0.1%	CVS Pharmacy	100.0%	1/30/2030	5/1/2032
CVS Pharmacy – Grand Rapids (Fuller), MI	0.1%	CVS Pharmacy	100.0%	6/30/2027	5/1/2032
Dollar General - Dyer (Sheffield), IN	0.0%	Dollar General	100.0%	2/29/2028	5/1/2032
Dollar General - Holly (Saginaw), MI	0.0%	Dollar General	100.0%	10/31/2028	5/1/2032
Dollar General - Lewiston (Sabattus), ME	0.0%	Dollar General	100.0%	2/28/2030	5/1/2032
Dollar General - Lubbock (University), TX	0.0%	Dollar General	100.0%	8/31/2029	5/1/2032
Dollar General - Odessa (University), TX	0.0%	Dollar General	100.0%	5/31/2028	5/1/2032
Dollar General - Weber City, (Hwy 23), VA	0.0%	Dollar General	100.0%	10/31/2028	5/1/2032
Dollar General - Springtown (Highway), TX	0.0%	Dollar General	100.0%	5/31/2029	5/1/2032
Dollar Tree - Des Plaines (Rand), IL	0.0%	Dollar Tree	100.0%	1/31/2029	5/1/2032
Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%	Family Dollar	100.0%	9/30/2029	5/1/2032
Huntington Bank- Clarksburg (Pike), WV	0.1%	Huntington Bancshares	100.0%	12/31/2030	5/1/2032
NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%	Napa Auto Parts	100.0%	7/31/2029	5/1/2032
O'Reilly Auto Parts - Madison (Commerce), WI	0.1%	O’Reilly Auto Parts	100.0%	10/31/2031	5/1/2032
Pick N Save - Sun Prairie (Main), WI	0.3%	Pick ‘n Save	100.0%	12/31/2029	5/1/2032
PNC Bank - Aurora (Galena), IL	0.0%	PNC Bank, N.A.	100.0%	5/31/2031	5/1/2032
PNC Bank - Clarendon Hills (Holmes), IL	0.2%	PNC Bank, N.A.	100.0%	4/30/2032	5/1/2032
Schnucks - Love's Park (Harlem), IL	0.3%	Schnucks	100.0%	12/31/2028	5/1/2032
Sherwin Williams - Champaign (Marketview), IL	0.0%	Sherwin Williams	100.0%	8/31/2031	5/1/2032
U.S. Bank - Elk Grove Village (Devon), IL	0.1%	U.S. Bank National Association	100.0%	1/31/2028	5/1/2032
U.S. Bank - Niles (Dempster), IL	0.0%	U.S. Bank National Association	100.0%	1/31/2028	5/1/2032
U.S. Bank - Northlake (North), IL	0.1%	U.S. Bank National Association	100.0%	1/31/2028	5/1/2032
Walmart Neighborhood Market - Houma (Park), LA	0.3%	Walmart Neighborhood Market	100.0%	8/31/2031	5/1/2032
Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%	Walmart Neighborhood Market	100.0%	1/27/2031	5/1/2032
Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%	Walmart Neighborhood Market	100.0%	10/21/2031	5/1/2032
Walmart Neighborhood Market - Opelousas (Union), LA	0.2%	Walmart Neighborhood Market	100.0%	1/13/2031	5/1/2032
Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%	Walmart Neighborhood Market	100.0%	4/12/2032	5/1/2032
Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%	Walmart Neighborhood Market	100.0%	1/27/2031	5/1/2032
Eagle Station	1.2%	Raley’s (Store # 114)	51.7%	8/31/2032	4/6/2032
Safeway at Vistancia Marketplace	1.1%	Safeway Inc.	100.0%	9/30/2032	5/6/2032
Belair Plaza	0.5%	Food Lion	63.2%	7/18/2032	5/6/2032
Goshen Village	0.4%	Food Lion	72.1%	3/31/2032	5/6/2032
University Square	0.9%	dd’s Discount	53.2%	1/31/2025	4/6/2032
Johns Hopkins MOB	0.5%	Johns Hopkins University	100.0%	12/31/2026	4/6/2032

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.
●	With respect to the Mortgaged Properties identified in the table below, tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a sole tenant or single tenant representing greater than 50% of the net rentable square footage, as identified in the table above) expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan occurs.
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Mortgaged Property Name	Approx. % of Initial Pool Balance	Approximate Aggregate Percentage of Leases Expiring(1)	Calendar Year of Expiration	Maturity Date
Bedrock Portfolio – The Qube	0.7%	77.9%	2028	1/1/2029
Gem Tower	1.1%	76.1%	2024	12/6/2031

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

●	There may be other Mortgaged Properties with related leases (including leases representing in the aggregate 50% or greater of the net rentable square footage at the related Mortgaged Property), that expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.
●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

(i)	if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,
(ii)	if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,
(iii)	if the borrower fails to provide a designated number of parking spaces,
(iv)	if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,
(v)	upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,
(vi)	if a tenant’s use is not permitted by zoning or applicable law,
(vii)	if the tenant is unable to exercise an expansion right,
(viii)	if the borrower does not complete certain improvements to the property as contemplated in the lease,
(ix)	if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,
(x)	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,
(xi)	if certain anchor or significant tenants at the subject property go dark or terminate their leases,
(xii)	if the landlord violates the tenant’s exclusive use rights for a specified period of time,
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(xiii)	if the borrower defaults on any other obligations under the lease, or
(xiv)	based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the One Wilshire Mortgage Loan (9.9%), CenturyLink Communications, LLC, the fourth largest tenant, leasing approximately 8.5% of the net rentable square footage at the Mortgaged Property, has a one-time right to reduce its space by 7,445 square feet effective on June 30, 2023 with notice on or prior to September 30, 2022.
●	With respect to the ILPT Logistics Portfolio Mortgage Loan (6.6%), the sole tenant at the 4836 Hickory Hill Road Mortgaged Property, Barrett Distribution Centers, LLC, has the right to terminate its lease effective as of August 31, 2023, with at least eight (8) months prior written notice and the payment of a termination fee. The sole tenant at the 725 Darlington Avenue Mortgaged Property, YNAP Corporation, has the option to terminate its lease effective as of April 30, 2030 upon notice to the related landlord delivered not later than October 31, 2028 and payment of a termination fee.
●	With respect to the 115 Tabor Road Mortgage Loan (5.8%), the largest tenant at the related Mortgaged Property, CIGNA, has the right to terminate its lease as to one of three “contraction pods” (each totaling 5.4%, 29.3%, and 8.5% of the net rentable square footage respectively) effective on the date 18 months from the rent commencement date and if not then exercised, on the date every 18 months thereafter with the payment of a termination fee. If such right is exercised, the lease may not be terminated as to a “second contraction pod” until the eighteenth (18th) month anniversary of the first contraction date occurring after the fourth (4th) anniversary of the rent commencement date. No more than two “contraction pods” may be surrendered during the term of the lease.
●	With respect to the Bedrock Portfolio Mortgage Loan (4.8%), the fifth largest tenant at the related Mortgaged Property by net rentable area, Coyote Logistics, leasing approximately 2.2% of the net rentable square footage, has a one-time right to terminate its lease, effective as of August 31, 2025, with at least nine (9) months’ prior written notice and the payment of a termination fee in an amount equal to the sum of (i) the then unamortized brokerage commissions, tenant improvement allowance, the abatement of base rental and attorneys’ fees incurred by landlord in negotiating the lease, amortized on a straight-line basis over the initial term of the lease with interest on the unamortized balance at a rate of 6% per annum, plus (ii) an amount equal to three (3) full calendar months’ rent at the then existing rates.
●	With respect to the 200 West Jackson Mortgage Loan (3.6%), the second largest tenant, Olam Americans, Inc., representing approximately 5.7% of the net rentable square footage, has the right to terminate its lease as to 17,399 square feet of its space effective August 31, 2026 or March 31, 2028 upon 12 months’ prior notice to the related landlord. The third largest tenant, Camelot Illinois LLC, representing approximately 4.4% of the net rentable square footage, has the right to terminate its lease effective August 31, 2025 upon 9 months’ written notice and payment of a termination fee.
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●	With respect to the 601 Lexington Avenue Mortgage Loan (1.5%), Kirkland & Ellis, the largest tenant at the related Mortgaged Property, representing approximately 36.8% of the net rentable square footage, has the right to terminate its lease only with respect to (i) the 32nd floor effective June 30, 2027, by (a) providing notice by March 31, 2026 and (b) paying unamortized leasing costs and (ii) either the highest or lowest odd-numbered floor other than the 51st floor as of February 28, 2034.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to The Reef Mortgage Loan (8.9%), approximately 40.2% of the underwritten effective gross income of the Mortgaged Property is from the licensee of the LED Signage located at the Mortgaged Property. If any of the following (each a “Reduction Event”) occurs; (a) the advertising copy on the display area becomes materially obstructed from the view of vehicular traffic traveling in either direction on the 10 Freeway through no fault of licensee, (b) electrical service to the display area becomes unavailable or is interrupted, (c) based on the evaluation of a qualified, reputable and licensed general contractor, qualified, reputable and licensed electrical engineer or governmental authority, the structure cannot safely be used for the erection or maintenance of the display area for any reason, (d) the licensor is unable to obtain or maintain any permit for the continued use and/or maintenance of the display area, or (e) the licensor otherwise fails to repair, maintain or replace the structure and/or the display area, including the LED screen, and such Reduction Event results in a material and adverse reduction in net revenue for five business days (as to the events in clauses (b) through (e)) or 30 consecutive days (as to the events in clause (a)), the licensor and licensee are required to agree to an equitable adjustment of the rent for the LED Signage, or if the parties cannot agree, such reduction is required to be determined by an arbitration process. It is anticipated that buildings will be constructed on the release parcels described under “Certain Terms of the Mortgage Loans—Partial Releases” below, and that such buildings will obstruct certain views of the LED Signage. We cannot assure you that such construction will not result in a Reduction Event.
●	With respect to the Industry RiNo Station Mortgage Loan (5.3%), in the event that the landlord or any owner of landlord is excluded from participation in any federally funded health care program during the lease term, or if at any time after November 21, 2019, it is determined that the landlord or any owner of the landlord is in breach of the compliance requirements set forth in the lease, the parties are required to negotiate to amend the lease to ensure landlord’s compliance as set forth in the lease; provided, however, that if the parties have not executed such amendment within 30 days following the beginning of negotiations, then the second largest tenant, Dispatch Health (representing 16.7% of the net rentable square footage at the Mortgaged Property), will have the right to terminate its lease immediately upon written notice to the landlord.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

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See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time or, may otherwise not require certain of the tenants to continuously operate their spaces during the terms of their leases. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a single tenant who has the option to go dark or is otherwise not required to continuously operate its spaces:

●	With respect to the ILPT Logistics Portfolio Mortgage Loan (6.6%), the sole tenant at the 309 Dulty's Lane Mortgaged Property, BJ's Wholesale Club, Inc., and the sole tenant at the 3201 Bearing Drive Mortgaged Property, Amcor Rigid Plastics USA, Inc., each have the right to cease operations at the respective Mortgaged Properties at any time.
●	With respect to the Shearer’s Industrial Portfolio Mortgage Loan (5.9%), the sole tenant at each of the related Mortgaged Properties, Shearer’s Foods LLC, is not required to continuously operate all or any portion of its space during the term of its lease.
●	With respect to the Industry RiNo Station Mortgage Loan (5.3%), (a) the largest tenant at the Mortgaged Property, Convercent (representing 20.7% of the net rentable square footage at the Mortgaged Property), is not expressly prohibited from vacating any portion of or abandoning less than the entirety of its premises; (b) the second largest tenant at the Mortgaged Property, Dispatch Health (representing 16.7% of the net rentable square footage at the Mortgaged Property), is not expressly prohibited from vacating or abandoning any portion of its premises; (c) the fifth largest tenant at the Mortgaged Property, Intrinsic LLC (representing 3.7% of the net rentable square footage at the Mortgaged Property), is not expressly prohibited from vacating any portion of its premises or abandoning any portion of its premises so long as tenant is continuing to make the payment of all rent and other amounts due under the lease.
●	With respect to the Nut Tree Plaza Mortgage Loan (4.1%), the five largest tenants at Mortgaged Property, Best Buy, Nordstrom Rack, Homegoods, Michaels and PetSmart, are not required to continuously operate all or any portion of their respective spaces during the term of their leases.
●	With respect to the ExchangeRight Net Leased Portfolio #55 Mortgage Loan (3.6%), the sole tenant at the Walmart Neighborhood Market - Houma (Park), LA Mortgaged Property, Walmart Neighborhood Market, is not required to continuously operate any business at its Mortgaged Property.
●	With respect to the 1600 Brittmoore Mortgage Loan (0.8%), the sole tenant at the Mortgaged Property, US Living, is not required to continuously operate all or any portion of its space during the term of its lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract. For example, set forth below are certain government sponsored tenants that (i) have leases with the risks described above in this paragraph and (ii) individually represent 5% or more of the underwritten base rent at the related Mortgaged Property. One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

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Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of UW Base Rent
The Reef	8.9%	County of Los Angeles—Dept. of Children & Family Services(1)	25.3%	30.1%

(1)       The County of Los Angeles-Dept. of Children & Family Services (“County of LA”) has the right to terminate its lease at any time upon 180 days’ prior written notice to the landlord. From and after the acceptance of the County of LA Expansion Space and renovated existing space (as described below under “—Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs”), the expiration date of all County of LA space will be extended to the date that is 96 months following the acceptance of its space, and County of LA will have the right to terminate its lease after the 60th lease month of the extended term) upon 180 days’ prior written notice to the landlord. The current expiration date for the existing County of LA space is June 30, 2026. There can be no assurance that the County of LA will accept its space.

Other Tenant Termination Issues

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable square footage at a Mortgaged Property is sublet:

●	With respect to the 601 Lexington Avenue Mortgage Loan (1.5%), (i) Citibank, the second largest tenant at the related Mortgaged Property, representing approximately 12.9% of the net rentable square footage, currently subleases approximately 3.6% of the net rentable square footage at the Mortgaged Property to a subtenant, and (ii) Freshfields, the fifth largest tenant at the related Mortgaged Property, representing approximately 8.3% of the net rentable square footage, currently subleases approximately 1.0% of the net rentable square footage at the Mortgaged Property to a subtenant and, as of origination, was publicly marketing the rest of its space for sublease.

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent, or may be in the process of negotiating such leases. There can be no assurance that any of these tenants will take possession of their premises or commence paying rent as expected or at all. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at a Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

●	With respect to The Reef Mortgage Loan (8.9%), the largest tenant, the County of LA, currently occupies 142,360 square feet at the Mortgaged Property. The County of LA has signed a lease to expand into an additional 62,124 SF on the 7th floor (the “County of LA Expansion Space”), but has not yet accepted the space or taken occupancy. In connection with such expansion, the borrower also agreed to perform certain landlord work on both the County of LA Expansion Space and the County of LA’s existing space, and the County of LA agreed to pay a revised rental rate (initially $24.84 PSF, which is lower than the rent the County of LA is currently paying) and extend the term of the lease for all of its space through the date that is 96 months from the date that both the County of LA Expansion Space and the renovated existing space is delivered to and accepted by the County of LA. The County of LA represents 17.6% of net rentable square footage and 21.0% of underwritten base rent without the County of LA Expansion Space, and 25.3% of net rentable square footage and 30.1% of
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underwritten base rent including the County of LA Expansion Space. The current lease expiration for the County of LA existing space is June 30, 2026; provided that the County of LA lease has various termination options both before and after acceptance of the County of LA Expansion Space and renovated existing space, as described under “—Termination Rights of Government Sponsored Tenants” above. The County of LA Expansion Space has been included in underwritten occupancy and underwritten income, and all information set forth in this prospectus, unless expressly stated otherwise, assumes the County of LA Expansion Space and renovated existing space is accepted, and the revised rent and lease extension for the remaining County of LA space is in effect. The Debt Yield on Underwritten NOI and the Underwritten NCF DSCR assuming the acceptance of the County of LA Expansion Space are 14.6% and 2.51x, respectively, and without such assumption are 12.4% and 2.15x, respectively. As of April 13, 2022, the city of Los Angeles performed its final inspections of the County of LA Expansion Space, at which time the city provided final project inspection sign-off. However, there can be no assurance as to whether the County of LA will accept its space, or take occupancy of the County of LA Expansion Space, at on any particular date, or at all. At origination, a $22,000,000 holdback reserve was deposited with the lender in respect of the County of LA Expansion Space. The lender is required to release such reserve to the borrower upon the borrower delivering to the lender evidence that the following conditions, among others, have been satisfied on or prior to November 5, 2022: (A) the Mortgaged Property has achieved a debt yield of at least 10.5%, and (B) the County of LA has accepted the County of LA Expansion Space and has executed a commencement date memorandum and estoppel, confirming, among other things, such acceptance, and that (1) the County of LA lease expiration date is no sooner than March 31, 2030 (subject to the early termination right from and after the 60th lease month, as described above under “—Termination Rights of Government Sponsored Tenants”) and that the County of LA’s current ongoing early termination right, as described above under “—Termination Rights of Government Sponsored Tenants,” is no longer effective, (2) the Basic Rent (as defined in the County of LA lease) is no less than $423,281.88 for the first 12 months following the acceptance of the expansion space, and (3) all contributions required to be paid by the borrower as of the date of the County of LA estoppel have been paid in full and all of the borrower’s obligations with respect to tenant improvements have been fully performed. In the event that the foregoing conditions are not satisfied by November 5, 2022, the lender is permitted to continue to hold the $22,000,000 holdback reserve as collateral through the maturity date of the Mortgage Loan.
●	In addition, with respect to The Reef Mortgage Loan (8.9%), tenants representing approximately 15.5% of net rentable square footage and 9.3% of underwritten base rent expire in 2022.
●	With respect to the 115 Tabor Road Mortgage Loan (5.8%),the lease for the largest at the Mortgaged Property, CIGNA, representing 43.1% of the net rentable square footage at the related Mortgaged Property, has a lease term that is anticipated to commence on June 15, 2022, with rent commencing 9 months thereafter. At origination, a reserve was deposited with the lender, in part in respect of the contractual rent abatement. There can be no assurance that such lease will commence, or that such tenant will commence paying rent thereunder, as anticipated or at all.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

In the case of any Mortgage Loan, we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their lease. If these tenants do not take occupancy of the leased space, begin paying rent or execute their lease, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

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Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

With respect to certain of the Mortgaged Properties, certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties may have a purchase option, right of first offer or a right of first refusal or similar right, upon satisfaction of certain conditions, to purchase all or a portion of such Mortgaged Properties. Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties securing the 15 largest Mortgage Loans:

●	With respect to the ILPT Logistics Portfolio Mortgage Loan (6.6%):
●	the sole tenant at each of the 1901 Meadowville Technology Parkway Mortgaged Property, 2020 Joe B. Jackson Parkway Mortgaged Property and 510 John Dodd Road Mortgaged Property (collectively, 2.1%), Amazon.com Services, Inc., has a right of first offer to purchase the applicable Mortgaged Property if the related landlord desires to offer the Mortgaged Property or any portion thereof for sale or receives a purchase offer from any third party. If the sole tenant elects not to purchase the Mortgaged Property and the related landlord takes such Mortgaged Property off of the market, then for so long as (x) the tenant under the respective lease is Amazon.com Service L.L.C., its parent, parent affiliate or any successor by merger, or (y) the lease guaranty provided by Amazon.com, Inc. remains in effect, the sole tenant will have a right of first refusal to purchase the applicable Mortgaged Property upon the related landlord’s receipt of a bona fide offer to purchase the applicable Mortgaged Property from an unrelated third party. Such right of first offer and right of first do not apply to transfers (i) in connection with any debt or equity financing pursuant to a foreclosure or deed in lieu thereof, (ii) to any affiliates of the related landlord or (iii) to any joint venture or partnership of the related landlord or any of its affiliates.
●	the sole tenant at the 309 Dulty's Lane Mortgaged Property (0.6%), BJ’s Wholesale Club, Inc., has a right of first offer to purchase such Mortgaged Property in the event the related landlord desires to offer the Mortgaged Property for sale.
●	the sole tenant at the 7000 West Post Road Mortgaged Property (0.2%), Federal Express Corporation, has a right of first refusal to purchase the applicable Mortgaged Property upon the related landlord’s receipt of a written proposal from a bona fide third party for the purchase of any part of the Mortgaged Property.
●	the sole tenant at the 5300 Centerpoint Parkway Mortgaged Property (0.4%), Avnet, Inc., has a right of first offer to purchase the Mortgaged Property upon the related landlord’s intention to sell the Mortgaged Property. Avnet, Inc. has the right to cause the related landlord to construct expansions of the Mortgaged Property which expansions may consist of up to approximately 305,000 rentable square feet.
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●	With respect to the 2550 M Street Mortgaged Property (4.2%), the borrower leases the Mortgaged Property pursuant to a ground lease which commenced March 31, 2022. The related ground lessor has a right of first offer to purchase the Mortgaged Property upon the borrower’s desire to sell the Mortgaged Property to any person other than an affiliate. Pursuant to the terms of the ground lease, the landlord’s right of first offer is inapplicable to any exercise of remedies or acceptance of an assignment in lieu thereof by a leasehold mortgagee pursuant to a leasehold mortgage encumbering the borrower’s interest in the ground lease and the Mortgaged Property.
●	With respect to the to the ExchangeRight Net Leased Portfolio #55 Mortgage Loan (3.6%):
●	under the lease for the sole tenant at each of the following individual Mortgaged Properties, Walmart Neighborhood Market has a right of first refusal to purchase the applicable Mortgaged Property upon the related landlord’s intention to sell the Mortgaged Property or a controlling equity interest in itself (except to an affiliate): (i) the Walmart Neighborhood Market - Houma (Park), LA Mortgaged Property (0.3%), (ii) the Walmart Neighborhood Market - Prairieville (Airline), LA Mortgaged Property (0.3%), (iii) the Walmart Neighborhood Market - Thibodaux (Main), LA Mortgaged Property (0.3%), (iv) the Walmart Neighborhood Market - New Iberia (Parkview), LA Mortgaged Property (0.2%), (v) the Walmart Neighborhood Market - Meraux (Archbishop), LA Mortgaged Property (0.2%), and (vi) the Walmart Neighborhood Market - Opleousas (Union), LA Mortgaged Property (0.2%). Pursuant to the terms of each such tenant’s lease, the right of first refusal does not apply to a foreclosure of the related mortgage by or deed in lieu of foreclosure to or at the direction of a bona fide third-party commercial lender.
●	under the lease for the sole tenant at each of the following individual Mortgaged Properties, U.S. Bank has a right of first refusal to purchase the applicable Mortgaged Property upon the related landlord’s intention to sell the Mortgaged Property: (i) U.S. Bank - Northlake (North), IL Mortgaged Property (0.1%), (ii) U.S. Bank – Elk Grove Village (Devon), IL Mortgaged Property (0.1%), and (iii) U.S. Bank - Niles (Dempster), IL Mortgaged Property (less than 0.1%). U.S. Bank has, pursuant to a subordination, non-disturbance and attornment agreement for each such Mortgaged Property, agreed that such right of first refusal is expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other taking of title to the Mortgaged Property in enforcement of the mortgage.
●	under the lease for the sole tenant at each of the following individual Mortgaged Properties, O’Reilly Auto Parts has a right of first refusal to purchase the applicable Mortgaged Property upon the related landlord’s receipt of a bona fide offer for the purchase of the Mortgaged Property: (i) O’Reilly Auto Parts - Madison (Commerce), WI Mortgaged Property (0.1%), and (ii) O’Reilly Auto Parts – Owensboro (Bold Forbes), KY Mortgaged Property (0.0%).
●	the sole tenant at the PNC Bank - Aurora (Galena), IL Mortgaged Property (0.0%), PNC Bank, has a right of first refusal to purchase the applicable Mortgaged Property upon the related landlord’s intention to sell the Mortgaged Property. PNC Bank has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such right of first refusal is expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other taking of title to the Mortgaged Property in enforcement of the mortgage.
●	the sole tenant at the PNC Bank - Clarendon Hills (Holmes), IL Mortgaged Property (0.2%), PNC Bank, has a right of first refusal to purchase the applicable Mortgaged Property after the fifth anniversary of the lease commencement date upon the related landlord’s receipt of a written proposal from a bona fide third party for the purchase of the Mortgaged Property.
●	the sole tenant at the Publix - Decatur (Point), AL Mortgaged Property (0.2%), Publix, has a right of first refusal to purchase the applicable Mortgaged Property upon the related landlord’s receipt of a bona fide third party offer for the purchase of the Mortgaged Property. Publix has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such right of first refusal is expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other taking of title to the Mortgaged Property in enforcement of the mortgage.
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●	the sole tenant at the Huntington Bank - Clarksburg (Pike), WV Mortgaged Property (0.1%), Huntington Bank, has a right of first refusal to purchase the applicable Mortgaged Property after the third anniversary of the lease commencement date upon the related landlord’s receipt of a written proposal from a bona fide third party for the purchase of the Mortgaged Property. Huntington Bank has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such right of first refusal is expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other taking of title to the Mortgaged Property in enforcement of the mortgage.
●	the sole tenant at the Family Dollar - Cuyahoga Falls (Bailey), OH Mortgaged Property (0.0%), Family Dollar, has a right of first refusal to purchase the applicable Mortgaged Property upon the related landlord’s receipt of a bona fide third party offer for the purchase of the Mortgaged Property. Pursuant to the terms of such tenant’s lease, the right of first refusal does not apply to a foreclosure of the related mortgage by or deed in lieu of foreclosure to or at the direction of a bona fide third-party commercial lender.
●	the sole tenant at the Citizens Bank - Wilmington (Marsh), DE Mortgaged Property (0.0%), Citizens Bank, has a right of first offer to purchase the applicable Mortgaged Property upon the related landlord’s intention to sell the Mortgaged Property. Citizens Bank has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such right of first offer is expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other taking of title to the Mortgaged Property in enforcement of the mortgage.
●	the sole tenant at the CVS Pharmacy - Grand Rapids (Fuller), MI Mortgaged Property (0.1%), CVS Pharmacy, has a right of first refusal to purchase the applicable Mortgaged Property upon the related landlord’s receipt of a bona fide third party offer for the purchase of the Mortgaged Property. Pursuant to the terms of such tenant’s lease, the right of first refusal does not apply to a foreclosure of the related mortgage by or deed in lieu of foreclosure to or at the direction of a bona fide third-party commercial lender.
●	the sole tenant at the 7-Eleven - La Grange (Ogden), IL Mortgaged Property (0.1%), 7-Eleven, has a right of first refusal to purchase the applicable Mortgaged Property upon the related landlord’s receipt of a bona fide third party offer for the purchase of the Mortgaged Property.
●	With respect to the Residence Inn Seattle Mortgage Loan (2.7%), the related franchisor, Marriott International, Inc. (“Marriott”), has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property, the borrower or any entity that controls the borrower to a “Competitor” (as such term is defined in the related franchise agreement) of Marriott. Pursuant to a comfort letter issued by Marriott in connection with the origination of the Mortgage Loan, the right of first refusal is subordinate to the exercise of the lender’s rights under the Mortgage Loan documents for so long as, among other things, (i) the related deed of trust is and remains validly recorded and in full force and effect and (ii) the lender is a bona fide lender and is not a Competitor or an affiliate of a Competitor.
●	With respect to the GHC Hotel Portfolio Mortgage Loan (2.0%), as to the Holiday Inn Terre Haute Mortgaged Property (0.9%), such Mortgaged Property is subject to a right of first refusal in favor of Rare Hospitality International, Inc., as tenant under a net ground lease, with respect to such tenant’s leased premises (on which it operates a restaurant at the Mortgaged Property). The terms of such right of first refusal provide that such right of first refusal will not restrict or limit any right or remedy afforded to any mortgagee, and the exercise of any right or remedy by a mortgagee will not require compliance with the right of first refusal provisions. However, such right would apply to subsequent transfers. In addition, as to the Springhill Suites Terre Haute Mortgaged Property (0.6%), the related franchisor has a right of first refusal to purchase such Mortgaged Property if the borrower proposes to sell the Mortgaged Property or an ownership interest in the borrower or certain affiliates of the borrower to a competitor of the franchisor. As more fully defined in the related franchise agreement, a “competitor” is a person or entity that owns, has an interest in, or is an affiliate, principal or director of any person or entity that owns or has an interest in, a hotel brand, trade name, trademark, system or chain that is comprised of at least (i) 20 full service hotels or (ii) 50 limited service hotels. Such right of first refusal
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will apply to a foreclosure, deed in lieu thereof or subsequent transfer that results in a transfer to a competitor.

In addition, with respect to the Johns Hopkins MOB Mortgage Loan (0.5%), certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties have a purchase option, right of first offer or a right of first refusal or similar right, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Properties. The related right generally does not apply in the context of a foreclosure, deed-in-lieu of foreclosure or other exercise of remedies under the Mortgage Loan documents, although such rights may apply to subsequent purchasers following any such foreclosure, deed-in-lieu-of-foreclosure or other exercise of remedies.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least (i) 5.0% of the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) 5.0% of the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to The Reef Mortgage Loan (8.9%), each of the second largest tenant, Maker City LA, LLC, the third largest tenant, Shipfront LLC, and the fifth largest tenant, PHR LA Mart, LLC, which collectively lease approximately 29.4% of the net rentable square footage at the related Mortgaged Property, are affiliates of the borrower. In addition, according to the appraisal, there are various smaller showroom and storage spaces leased to entities in which the borrower sponsor has an equity interest, resulting in approximately 37.0% of the net rentable square footage being leased to affiliated tenants.
●	With respect to the Bedrock Portfolio Mortgage Loan (4.8%), the three (3) individual Mortgaged Properties identified as The Qube, Chrysler House, and 1001 Woodward, are subject to master leases that were originally entered into for the purpose of securing historic tax credit investors. None of the historic tax credit investors remain in the ownership of the master tenants, which are now wholly owned indirectly by Detroit Real Estate Holdings Company I LLC, which directly owns each of the borrowers. Each master tenant is required to comply with single purpose entity covenants in the Mortgage Loan documents, including having independent directors. Each master tenant granted the lender a mortgage and an assignment of leases and rents on its individual property.
●	With respect to the Bedrock Portfolio Mortgage Loan (4.8%), the borrower sponsor was founded and is controlled by Dan Gilbert, who also controls three (3) of the top 10 tenants at the Mortgaged Property, accounting for approximately 51% of the net rentable square footage and approximately 58% of the underwritten base rent at the Mortgaged Property.
●	With respect to the Bell Works Mortgage Loan (4.5%), in connection with the borrower’s rehabilitation and conversion of the Mortgaged Property to its current office and retail use, the Mortgaged Property benefits from historic tax credits (“HTCs”) incurred in connection with such rehabilitation. In connection with the HTC program, the borrower leased the entire Mortgaged Property to Bell Works Master Tenant, LLC, a New Jersey limited liability company (the “Master Lessee”) pursuant to the terms of a Master Lease Agreement dated December 14, 2017, as amended (the “Master Lease”) under which the Master Lessee operates the Bell Works Property and pays rent to the borrower. The borrower elected to pass the HTCs through to the Master Lessee. An affiliate of the borrower (the “Managing Member of the Master Lessee”) retains a 1% controlling interest in the Master Lessee.
Pursuant to a subordination, non-disturbance and attornment agreement among the lender, the borrower, the Master Lessee and the 99% equity interest owner of Master Lessee (“HTC Investor”): (1) the master lease is subordinate to the lien of the mortgage in exchange for the lender’s agreement to not terminate the master lease until the next business day following the 5th anniversary of the date on which the last qualified rehabilitation expenditure as with respect to the Mortgaged Property is first placed in service, but in no event later than April 1, 2026 (the “HTC Recapture Period Expiration Date”), (2) the lender must provide HTC Investor prior written notice of its intention to commence any enforcement action under the Mortgage Loan documents, (3) the HTC Investor is entitled to receive
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notices of defaults under the Bell Works Loan documents, and (4) the HTC Investor has a period of not less than 10 days to cure such defaults. In addition, the HTC Investor has certain rights to remove the Bell Works borrower’s general partner and/or the Master Lessee’s managing member, subject to certain terms and conditions set forth in the subordination, non-disturbance and attornment agreement.
The lender has also agreed that, prior to the Historic Tax Credit Recapture Date, and notwithstanding whether any trigger period or event of default is continuing, each month it will disburse to Master Lessee any revenues from the Mortgaged Property that exceed the sum of (i) the base rent under the Master Lease, (ii) 1/12th of the estimated annual additional rent under the Master Lease, a portion of which may be subject to deferral due to the unavailable of net operating income, as more particularly described in the Master Lease, (iii) the monthly replacement reserve deposit amount, (iv) the monthly TI/LC reserve deposit amount (if any), (v) during a trigger period, the monthly operating expense amount pursuant to the approved annual budget, and (vi) 1/12th of the projected annual distribution to the Managing Member of Master Lessee.
●	With respect to the ExchangeRight Net Lease Portfolio #55 Mortgage Loan (3.6%), the related borrower is a Delaware statutory trust. Accordingly, the related borrower has master leased the Mortgaged Property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The rents under the master lease are less than the rents payable by the underlying tenants. The Mortgage Loan was underwritten based on the rents payable by the underlying tenants. The UW NOI Debt Yield and UW NCF DSCR, based only on the master lease rent, is 10.4% and 2.24x, respectively. The UW NOI Debt Yield and UW NCF DSCR based on the rents from the underlying tenants (and not the master lease rent), is 9.6% and 2.03x, respectively.
●	With respect to the Gem Tower Mortgage Loan (1.1%), the largest tenant at the Mortgaged Property, City's Property Development Corp., representing approximately 7.2% of the net rentable square footage and 3.9% of the underwritten base rent at the Mortgaged Property, is an affiliate of the related borrowers.
●	With respect to the 1600 Brittmoore Mortgage Loan (0.8%), the sole tenant at the Mortgaged Property, US Living, is an affiliate of the borrower.
●	With respect to the Southern Star Portfolio Mortgage Loan (0.8%), the related borrower is a Delaware statutory trust. Accordingly, the related borrower has master leased the Mortgaged Property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The rents under the master lease are less than the rents payable by the underlying tenants. The Mortgage Loan was underwritten based on the rents payable by the underlying tenants. The UW NOI Debt Yield and UW NCF DSCR, based only on the master lease rent, is 10.3% and 2.03x, respectively. The UW NOI Debt Yield and UW NCF DSCR based on the rents from the underlying tenants (and not the master lease rent), is 9.5% and 1.84x, respectively.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable square footage of the related Mortgaged Property.

Certain of the Mortgaged Properties may be leased in whole or in part by an originator and/or Sponsor or its affiliates. For example:

●	With respect to the Bedrock Portfolio Mortgage Loan (4.8%), JPMorgan Chase Bank, National Association, leases approximately 1.2% of the net rentable square footage at the portfolio of Mortgaged Properties.
●	With respect to the 601 Lexington Avenue Mortgage Loan (1.5%), the second largest tenant, an affiliate of Citi Real Estate Funding Inc., one of the originators of such Mortgage Loan, is currently leasing approximately 216,256 square feet of the net rentable area at the related Mortgaged Property, which represents approximately 12.9% of the net rentable area.
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Other Tenant Issues

Because of the COVID-19 pandemic, many non-essential businesses at certain of the Mortgaged Properties may have been ordered to close by government mandate or may be operating at a reduced level. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

Insurance Considerations

In the case of 111 Mortgaged Properties, which secure, in whole or in part, 24 Mortgage Loans (70.8%), the related borrowers maintain insurance under blanket policies.

With respect to the 601 Lexington Avenue Mortgage Loan (1.5%), the loan documents provide that required terrorism insurance may be written by a non-rated captive insurer subject to certain conditions, including, among others: (A) TRIPRA is in full force and effect; (B) the terrorism policy issued by such captive insurer, together with any other qualified terrorism policies in-place, provides a per occurrence limit of not less than the replacement cost and rent loss coverage as otherwise required; (C) covered losses that are not reinsured by the federal government under TRIPRA and paid to the captive insurer must be reinsured with a cut-through endorsement by an insurance company rated at least S&P “A”/ Moody’s “A2” or better or such higher rating as the rating agency may require, not to exceed S&P “A+”/ Moody’s “A1”; (D) all reinsurance agreements between the captive insurer and other reinsurance providers are reasonably acceptable to the lender; and (E) such captive insurer is licensed in the State of Vermont or other jurisdiction to the extent reasonably approved by the lender and qualified to issue the terrorism policy in accordance with applicable legal requirements.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

●	With respect to the Grede Casting Industrial Portfolio Mortgage Loan (1.6%), the Mortgage Loan documents permit the borrower to rely on insurance provided by Grede Casting, (or one or more acceptable replacement tenants), the sole tenant at each of the related Mortgaged Properties, provided that such insurance satisfies the requirements set forth in the Mortgage Loan documents including, among other things, naming the lender as mortgagee/loss payee on all property policies and additional insured on all liability policies.
●	With respect to the LaForce Industrial Portfolio Mortgage Loan (1.6%), the Mortgage Loan documents permit the borrower to rely on insurance provided by LaForce LLC (or one or more acceptable replacement tenants), the sole tenant at each of the related Mortgaged Properties, provided that, among other things, (i) LaForce LLC (or one or more acceptable replacement tenants) remains fully liable for all liabilities and obligations under the related lease, and (ii) LaForce LLC (or one or more acceptable replacement tenants) maintains coverage for the Mortgaged Properties that meets the requirements set forth in the Mortgage Loan documents, including naming the lender as mortgagee/loss payee on all property policies and additional insured on all liability policies.
●	With respect to the Eagle Station Mortgage Loan (1.2%), as to the premises of Raley’s (Store # 114) (“Raley’s”), the largest tenant, representing approximately 51.7% of the net rentable area, the borrower may rely on the property insurance coverage, boiler and machinery/equipment coverage, and, during structural construction or repairs, liability and property coverage maintained by Raley’s provided that such insurance satisfies the requirements of the Mortgage Loan documents, except with respect to the property insurance deductible for the Raley’s insurance, which may be in an amount up to $100,000.
●	With respect to the Novo Nordisk HQ Mortgage Loan (1.1%), the related borrower may rely on the insurance provided by the sole tenant at the Mortgaged Property, Novo Nordisk, so long as such insurance satisfies the insurance requirements of the Mortgage Loan documents. In addition, the borrower may rely on self-insurance by such sole tenant to the extent that the tenant or any lease guarantor of the tenant maintains a rating of “A-” or better by S&P.
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●	With respect to the 1600 Brittmoore Mortgage Loan (0.8%), the Mortgage Loan documents permit the sole tenant to keep the Mortgaged Property insured to such extent and against such risks, and maintain liability and such other insurance, as is provided in the Mortgage Loan documents.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Risks Relating to the Mortgage Loans—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below:

●	With respect to the 601 Lexington Avenue Mortgage Loan (1.5%), in 2016, the Mortgaged Property was designated a landmark by the New York City Landmarks Preservation Commission (“NYC LPC”). The landmark designation requires that NYC LPC approval be obtained in advance for any alteration, reconstruction, demolition or new construction affecting the designated building.
●	With respect to the Eagle Station Mortgage Loan (1.2%), there is a restrictive covenant on the Mortgaged Property providing that the property owner may not permit non-restrictive gaming operations (operations of more than 15 slot machines). The second largest tenant at the Mortgaged Property, Dotty’s, which leases approximately 17.2% of net rentable square footage, is a gaming tenant which, following an expansion of its space in 2018, operates more than 15 slot machines. If a party to the instrument that contains the restrictive covenant claims that the landlord is violating the restrictions because of the Dotty’s expansion, the landlord has the right under the Dotty’s lease to terminate the 11,890 square foot expansion space (11.2% of net rentable square footage) upon 30 days’ notice. In addition, the Mortgaged Property is subject to a reciprocal easement agreement with an adjacent Kohl’s store that provides that restaurant use, entertainment use, recreational use or training or educational use of the Mortgaged Property are not allowed without the consent of Kohl’s. Kohl’s has not provided an estoppel with regard to such agreement. The Mortgaged Property has several restaurant tenants.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to remedy the violations (which may include a requirement for a reserve of funds for remediation), and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues (including with respect to certificates of occupancy) in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

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See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Sponsor representations and warranties no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-1A to this prospectus, representations and warranties no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-2A and representations and warranties no. (26) (Local Law Compliance) and no. (27) (Licenses and Permits) on Annex E-3A to this prospectus and any related exceptions on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A, respectively, to this prospectus).

In addition, certain Mortgaged Properties are subject to use restrictions imposed in connection with addressing environmental concerns. See “—Environmental Considerations”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for certain liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings, breaches of environmental covenants or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-1B, Annex E-2B or Annex E-3B to this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to the LaForce Industrial Portfolio Mortgage Loan (1.6%), the Mortgage Loan documents provide that the aggregate recourse liability of the borrower and guarantors is subject to a cap equal to the lesser of (i) the then outstanding principal balance of the Mortgage Loan (inclusive of yield maintenance, accrued interest and the costs of enforcement), (ii) the original principal balance of the Mortgage Loan and (iii) solely with respect to environmental liability under the related environmental indemnity agreement, the then unpaid principal balance of the Mortgage Loan. In addition, (i) the liability of each guarantor is several (not joint and several) and is capped at such guarantor’s percentage share of the indirect ownership interest in the borrower and (ii) there is no recourse for losses and damages sustained by reason of breaches of the environmental covenants contained in the Mortgage Loan documents separate from that provided in the above-referenced environmental indemnification agreement.
●	With respect to each of the 601 Lexington Avenue Mortgage Loan (1.5%) and the Novo Nordisk HQ Mortgage Loan (1.1%), there are no separate non-recourse carveout guarantors, and the related single purpose entity borrower is the only indemnitor under the related environmental indemnity agreement.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged

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Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

With respect to the ILPT Logistics Portfolio Mortgage Loan (6.6%), the related borrower owns the fee interest in the 17001 West Mercury Street Mortgaged Property (the “Gardner PILOT Property”); however, to obtain certain PILOT benefits, the related borrower has leased the Mortgaged Property to the City of Gardner, Kansas (the “Gardner PILOT Lessor”), which has subleased the 17001 West Mercury Street Mortgaged Property back to the related borrower pursuant to a lease dated April 1, 2018 which expires on February 1, 2029. The Gardner PILOT Lessor issued a bond in the maximum principal amount of $38,000,000 for which the payment of the principal, redemption and interest on the bond and certain other costs of the bond transaction is equal to the rent due by related borrower under the PILOT lease. Under a bond purchase agreement of the same date, the related borrower agreed to purchase the bond at an interest rate of 2% per annum computed on actual/365/366-day basis and payable on each February 1, and as a result is entitled to certain exemptions from ad valorem and property taxes on real and personal property for a total period of 10 calendar years after the year in which the bond was issued with 100% tax abatement for the first 5 years and 20% less for each year thereafter. With respect to the 5300 Centerpoint Parkway Mortgaged Property, the related borrower receives a 100% property tax exemption pursuant to that certain Toy Road Community Reinvestment Area Agreement dated as of December 15, 2003 (the “OH PILOT Agreement”), by and between the Village of Obetz, Ohio and Center Point Capital, LLC in exchange for an annual fee. Upon expiration of the lease, pursuant to that certain Tax Increment Financing Agreement dated as of December 15, 2003 by and between the Village of Obetz, Ohio and Center Point Capital, LLC, the property owner must make service payments in an amount equal to the amount of real property taxes would have been charged otherwise for a period of 30 years after the expiration of the lease. The borrowers have not provided evidence of assignment of the OH PILOT Agreement and related documents from Center Point Capital, LLC to the borrowers (which assignment is expected to be made after the origination date). There can be no assurance that such assignment will be made or that the Mortgaged Property will continue to benefit from the PILOT. With respect to the 2020 Joe B. Jackson Parkway Mortgaged Property, The Industrial Development Board of Rutherford County, Tennessee owns the fee interest in such Mortgaged Property and leases the Mortgaged Property to the related borrower pursuant to a Lease Agreement dated December 21, 2011 and which expires on December 31, 2032. The related borrower is obligated to make PILOT payments under the lease in exchange for a 100% exemption from property taxes on real and personal property for the term of such lease.

With respect to the Bruckner Building Mortgage Loan (6.3%), the related Mortgaged Property benefits from a 25-year New York City Industrial and Commercial Abatement Program (“ICAP”) abatement that commenced in the 2021/2022 tax year. According to the related appraisal, the ICAP abatement is calculated based on the difference between the improvement assessed value for the gross real estate taxes of the related building in the fiscal year when the ICAP abatement begins and the improved assessed value for the gross real estate taxes for the fiscal year when the preliminary application began (assumed, for purposes of such calculation, to be 2017/2018 by the appraisal). According to the appraisal, the benefit base remains 100% for the first 16 years of the ICAP abatement and is then phased out in 10% increments thereafter. According to the appraisal, estimated real estate taxes during the 2021/2022 fiscal year with the ICAP abatement are $471,863 with the ICAP abatement versus $841,222 without the ICAP abatement. The lender underwrote taxes based on in-place taxes with the ICAP abatement.

With respect to the Bell Works Mortgaged Property (4.5%), the Mortgaged Property is subject to a 30 year PILOT agreement, dated June 17, 2014, between the borrower and Holmdel Township. The borrower is obligated to make PILOT payments in exchange for certain exemptions from property taxes on real and personal property. The PILOT payment is based on a formula that factors in the percentage of the gross annual rent generated at the Mortgaged Property. For the first five years of the term the percentage is 10.25 percent, and thereafter the percentage increases 0.25% through year 25 with a cap set at an amount equal to 80% of what conventional taxes

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would be otherwise. Taxes were underwritten at $3,707,005 based on 10.5% of underwritten effective gross income per the terms of the PILOT agreement. Additionally, in connection with the rehabilitation and conversion of the Mortgaged Property to its current use, the Mortgaged Property qualifies for a historic rehabilitation tax credit (the “HTC”) allowed for qualified rehabilitation expenditures incurred in connection with the certified rehabilitation of a certified historic structure and the HTCs are not collateral for the Bell Works Mortgage Loan. The borrower leases the Mortgaged Property to Bell Works Master Tenant, LLC (the “Master Lessee”) pursuant to the terms of that certain Master Lease Agreement dated December 14, 2017, as amended. The borrower elected to pass-through the HTC to the Master Lessee. Pursuant to a subordination, non-disturbance and attornment agreement among the lender, the borrower, the Master Lessee and the 99% equity interest owner of Master Lessee (“HTC Investor”), the master lease is subordinate to the lien of the mortgage in exchange for the lender’s agreement to not terminate the master lease until the next business day following the 5th anniversary of the date on which the last qualified rehabilitation expenditure as with respect to the Mortgaged Property is first placed in service, but in no event later than April 1, 2026. Pursuant to the subordination, non-disturbance and attornment agreement, the lender must provide HTC Investor prior written notice of its intention to commence any enforcement action under the Mortgage Loan documents, the HTC Investor is entitled to receive notices of defaults under the Bell Works Loan documents, and the HTC Investor has a period of not less than 10 days to cure such defaults. In addition, the HTC Investor has certain rights to remove the Bell Works borrower’s general partner and/or the Master Lessee’s managing member, subject to certain terms and conditions set forth in the subordination, non-disturbance and attornment agreement.

With respect to the Crossroads Hotel Portfolio Mortgage Loan (1.4%), the Mortgaged Property is located within an “Enterprise Zone,” defined as a geographic area in which economic incentives are made available to businesses that expand through capital investment and/or job creation. In connection with the foregoing, the Mortgaged Property benefits from real estate tax abatements from the City of Aberdeen and Harford County in the aggregate amount of approximately $32,311 per annum. The Mortgage Loan was underwritten based on the abated tax amounts.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

See also Sponsor representations and warranties no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-1A to this prospectus, Sponsor representations and warranties no. (19) (Access; Utilities; Separate Tax Lots) on Annex E-2A to this prospectus and Sponsor representations and warranties no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-3A to this prospectus and any related exceptions on Annexes E-1B, E-2B and E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A to this prospectus).

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
1	0	6	17.2%
1	5	1	1.1
6	0	28	78.7
6	5	1	1.6
9(1)	0	1	1.5
Total		37	100.0%

(1)	With respect to the 601 Lexington Avenue Mortgage Loan (1.5%), monthly debt service payments are due on the 9th of each month, with a monetary default grace period of 2 business days, each of which grace period extensions is exercisable once in any twelve-month period.
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As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Twenty-six (26) of the Mortgage Loans (88.2%) provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

Each of the remaining 11 Mortgage Loans (11.8%) provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those 11 Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). Seven (7) of these 11 Mortgage Loans (8.1%) referenced in the preceding sentence provide for amortizing debt service payments for their entire loan term. The remaining four of these 11 Mortgage Loans (3.7%) provide for monthly payments of interest-only for a period of 24 months to 60 months following either (a) the related origination date and then provide for amortizing debt service payments for the remainder of their loan term or (b) following an initial period of amortizing debt service payments that occurred immediately after the related origination date.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

Two (2) Mortgage Loans, namely, the One Wilshire Mortgage Loan (9.9%) and the Novo Nordisk HQ Mortgage Loan (1.1%), are ARD Loans.

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Loan Combination documents, all escrows and all other amounts then due and payable under the related Loan Combination documents (other than Excess Interest), mezzanine loan debt service, and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any Certificates evidencing an interest in such Excess Interest and the owners of the Uncertificated VRR Interest.

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we

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cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;
●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;
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●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or
●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L, D, O	29	72.9%
L,YMx%,O	5	17.7
YMx%,O	1	6.6
L,D or YMx%,O	1	1.6
L,YMx%, D or YMx%, O	1	1.3
Total	37	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;
●	“D” means the Mortgage Loan provides for a defeasance period;
●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;
●	“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;
●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;
●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;
●	“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and
●	“O” means the Mortgage Loan provides for an open period.
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Set forth below is information regarding the remaining terms of the prepayment lock-out and combined prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lock-out period is currently in effect:

●	the maximum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 117 months;
●	the minimum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 0 months; and
●	the weighted average remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 79 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
3	8	13.4%
4	13	33.8
5	10	30.4
6	1	1.3
7	5	21.1
Total	37	100.0%

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Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance. See “—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty

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or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease or a single tenant Mortgaged Property and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Defeasance; Collateral Substitution

The terms of twenty-nine (29) of the Mortgage Loans (72.9%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Prepayment Provisions” above and “—Partial Releases” below.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Loan Combination, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Loan Combination, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan (or Loan Combination, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Loan Combination, if applicable), or under the defeased portion of the Mortgage Loan (or Loan Combination, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security

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agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of any Trust REMIC as a REMIC or result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Loan Combination, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Loan Combination, if applicable).

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Loan Combination, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Prepayments

●	With respect to the ILPT Logistics Portfolio Mortgage Loan (6.6%), provided that no event of default is continuing under the related Mortgage Loan documents, the borrowers may obtain the release of any individual Mortgaged Property, in each case, provided that, among other conditions, (i) the partial prepayment is equal to 115% of the allocated loan amount for the individual Mortgaged Property, together with, if prior to the open period, payment of a prepayment fee equal to the greater of 0.5% and a yield maintenance premium, (ii) after giving effect to the release, the aggregate debt yield on the Mortgage Loan and the related mezzanine loans based on the remaining Mortgaged Properties is no less than the greater of the debt yield immediately preceding such release and 6.24% and (iii) satisfaction of REMIC related conditions.
In addition, with respect to the ILPT Logistics Portfolio Mortgage Loan (6.6%), the borrowers may obtain the release of any individual Mortgaged Property in order to cure a default or event of default related to such Mortgaged Property, but only if (i) (a) prior to obtaining such release, the borrowers use commercially reasonable efforts to cure such default or event of default (which efforts will not require any capital contributions to be made to the borrowers or the use of any operating income or rents from any other Mortgaged Property to effectuate such cure) or (b) such event of default related to an environmental condition at any Mortgaged Property and (ii) such default or event of default was not caused by the borrowers or any of their affiliates in bad faith to circumvent the foregoing release
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requirements. Such a release will be subject to the same requirements for partial release as set forth above, except that the conditions relating to lack of an event of default and the required debt yield for such release will not apply.
●	With respect to the Bedrock Portfolio Mortgage Loan (4.8%), the related Loan Combination documents permit the release of an individual Mortgaged Property from the lien of the mortgage, provided no event of default has occurred and is continuing and upon satisfaction of certain conditions set forth in the related Loan Combination documents, including, without limitation, the following: (a) the amount of the outstanding principal balance of the related Loan Combination to be prepaid must equal or exceed 115% of the allocated loan amount for such applicable Mortgaged Property, (b) the resulting debt service coverage ratio for the remaining Mortgaged Property is equal to or greater than 3.10x, (c) the Mortgaged Property to be released is conveyed in an arm’s length transfer to a person other than the applicable individual borrower or any of its affiliates, (d) the delivery of a REMIC opinion, and (e) upon release of such Mortgaged Property, the customary REMIC rules are satisfied.

Property Releases; Partial Defeasance

●	With respect to the ExchangeRight Net Leased Portfolio #55 Mortgage Loan (3.6%), provided that no event of default is continuing under the related Mortgage Loan documents, on any monthly payment date under the related Mortgage Loan documents, after the earlier to occur of April 8, 2025 and the date that is two years after the closing date of the securitization that includes the last note to be securitized, the borrower may deliver defeasance collateral and obtain release of one or more Mortgaged Properties provided that, among other conditions, (i) the sale of such Mortgaged Property is pursuant to an arm’s-length agreement to a third party not affiliated with the related borrower or guarantor, (ii) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 115% of the allocated loan amount for the individual Mortgaged Property, and (b) 90% of the net sales proceeds applicable to such individual Mortgaged Property, (iii) the borrower delivers a REMIC opinion, (iv) the borrower delivers a rating agency confirmation, (v) after giving effect to such release and defeasance, the debt service coverage ratio for all of the Mortgaged Properties then remaining is no less than the greater of (1) the debt service coverage ratio immediately preceding such release and (2) 2.06x; and (vi) after giving effect to such release and defeasance, the debt yield for all of the Mortgaged Properties then remaining is no less than the greater of (1) the debt yield immediately preceding such release and (2) 9.45%.
●	With respect to the Upper West Side and Brooklyn Heights Portfolio 2 Mortgage Loan (1.6%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the date that is two years after the Closing Date, the borrower may deliver defeasance collateral and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.35x, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of consummation of the partial release, (v) as of the date of the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 65.0% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the date of the consummation of the partial release, and (vi) as of the date of the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 7.0%, and (b) the debt yield for all of the Mortgaged Properties immediately prior to the date of the consummation of the partial release.

Property Releases; Partial Defeasance and Partial Prepayments

●	With respect to the Nut Tree Plaza Mortgage Loan (4.1%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the earlier to occur of April
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12, 2026 and the date that is two years after the closing date of the securitization that includes the last note to be securitized, the borrower may either deliver defeasance collateral or partially prepay the Mortgage Loan and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property, and (b) 90% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 2.00x, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 67.5% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 8.8%, and (b) the debt yield for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable.
●	With respect to the LaForce Industrial Portfolio Mortgage Loan (1.6%), the Mortgage Loan documents permit the borrower to obtain the release of any individual Mortgaged Property in connection with a casualty or condemnation that results in the sole tenant, LaForce LLC, terminating its lease with respect to such Mortgaged Property provided, among other conditions, (i) the borrower either prepays or, after the expiration of the related lockout period, defeases the Mortgage Loan in an amount equal to 120% of the allocated loan amount for the Mortgaged Property to be released, (ii) after giving effect to such release (x) the debt service coverage ratio for the remaining Mortgaged Properties is no less than the greater of (1) 1.93x or (2) the debt service coverage ratio of the Mortgaged Properties immediately preceding release, (y) the loan-to-value ratio for the remaining Mortgaged Properties does not exceed the lesser of (1) 62.5% and (2) the loan-to-value ratio of the Mortgaged Properties immediately preceding release, and (z) the debt yield for the remaining Mortgaged Properties is no less than the greater of (1) 9.7% and (2) the debt yield immediately preceding release, and (iii) satisfaction of customary REMIC requirements.

Property Releases; Free Releases

●	Certain of the Mortgage Loans, including the Shoppes at Foxmoor Mortgage Loan (1.2%), permit the release or substitution of specified parcels of real estate or improvements that secure such Mortgage Loans (which parcels or improvements may consist of a significant portion of the net rentable square footage at the Mortgaged Property) but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such permitted releases of real estate are generally, subject to satisfaction of certain REMIC rules (and other conditions such as separation of the release parcel from the Mortgaged Property), without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan. There can be no assurance that the development of a release parcel would not have a material adverse effect on the remaining Mortgaged Property, whether due to, for example, potential disruptions to the Mortgaged Property related to construction at the release parcel site or related to the improvements that are ultimately built at the release parcel site.
●	With respect to The Reef Mortgage Loan (8.9%), the Mortgaged Property is comprised of two full city blocks containing 9.11 acres. One block (the “West Block”) contains the Mortgaged Property and a
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parking lot area and the other block (the “East Block”), which is located across the street from the West Block, contains an 11,150 square foot industrial building and a parking lot. The Mortgage Loan permits the free release, without defeasance or prepayment, of either or both of the East Block and of an approximately 4.25 acre parcel (comprising a parking lot area) of the West Block (the “West Release Parcel”), provided that the following conditions, among others, are satisfied: (i) delivery of an updated survey, and, with respect to the West Release Parcel, a recorded, finalized parcel map that creates a legal subdivision of the West Release Parcel from the remainder of the West Block, (ii) to the extent there are shared facilities, access or parking, unless an easement of record already exists, an easement reasonably satisfactory to the lender pursuant to which the borrower will receive such easements as are reasonably required for the continued use and operation of the remaining Mortgaged Property (the “Remaining Property”), (iii) a date down of a legal memorandum previously provided to the lender stating that after the release the Remaining Property will be in compliance with certain legal requirements, (iv) in the event that parking as required by legal requirements is not located on the Remaining Property, parking agreements necessary for the borrower to provide the Remaining Property with sufficient parking as required by legal requirements, which parking agreements must be reasonably satisfactory to the lender, (v) delivery of an officer’s certificate from the borrower stating, among other things, that the release will not (1) adversely affect the rights of the lender under the loan documents with respect to the Remaining Property, (2) violate any document or instrument affecting the Remaining Property, or (3) adversely affect the use or operation of, or access to, the Remaining Property, and (v) compliance with REMIC related conditions. Income from the release parcels was not underwritten, and the release parcels were excluded from the collateral that was covered in the appraisal.

Escrows

Twenty-eight (28) Mortgage Loans (63.0%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Twenty-eight (28) Mortgage Loans (70.3%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirteen (13) Mortgage Loans (25.7%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Sixteen (16) Mortgage Loans secured by office, industrial, retail and mixed use properties (58.9% of the Cut-off Date Balance of all Mortgage Loans secured by such property types), provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, industrial, retail and mixed use properties.

Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which,

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in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;
●	a Rating Agency Confirmation has been obtained from each Rating Agency;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders or the Uncertificated VRR Interest Owners); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	27	947,930,654	84.5%
Springing	6	98,873,239	8.8
Springing (Residential); Hard (Commercial)	1	54,000,000	4.8
Soft	2	15,000,000	1.3
None	1	5,749,935	0.5
Total:	37	$1,121,553,829	100.0%
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See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and
●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Loan Combinations” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries” in Annex B to this prospectus for additional information regarding each Split Mortgage Loan that is one of the 15 largest Mortgage Loans.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, except as disclosed in the following table, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor. The table

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below further identifies, for each Mortgage Loan that has one or more related existing mezzanine loans, certain Cut-off Date LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NCF information for such Mortgage Loan and, if applicable, for the total debt with respect to the related Mortgaged Property or Mortgaged Properties.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Aggregate Mezzanine Debt Cut-off Date Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance(1)	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Mortgage Loan Cut-off Date LTV Ratio(2)	Total Debt Cut-off Date LTV Ratio(1)	Cut-off Date Mortgage Loan UW NCF DSCR(2)	Cut-off Date Total Debt UW NCF DSCR(1)	Cut-off Date Mortgage Loan Debt Yield on Underwritten NCF(2)	Cut-off Date Total Debt Yield on Underwritten NCF(1)
ILPT Logistics Portfolio	$73,656,388	$255,000,000	$267,483,612	$103,860,000	$700,000,000	4.41700%	29.0%	59.6%	3.12x	1.33x	12.2%	6.0%
200 West Jackson	$40,000,000	$17,000,000	$46,000,000	N/A	$103,000,000	4.79777%	55.5%	66.5%	2.60x	1.68x	9.8%	8.2%

(1)	Calculated taking into account the mezzanine debt and any related Pari Passu Companion Loan and Subordinate Companion Loan.
(2)	Calculated taking into account any related Pari Passu Companion Loan (but without regard to any related Subordinate Companion Loan).

The mezzanine loans related to ILPT Logistics Portfolio Mortgage Loan (6.6%) and the 200 West Jackson Mortgage Loan (3.6%) identified in the table above, are each subject to an intercreditor agreement between the holder of the mezzanine loan and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and each such mezzanine loan. The intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan, other than (i) payments made in connection with the enforcement of the mezzanine lender’s rights with respect to the separate equity collateral, (ii) proceeds from the disposition of the separate equity collateral related solely to the mezzanine loan resulting from the mezzanine lender’s foreclosure upon such separate collateral in accordance with the terms and provisions of the intercreditor agreement and (iii) proceeds from any sale of the mezzanine loan in accordance with the terms and provisions of the intercreditor agreement, (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, prepayments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan, provided that, in many cases, such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash permitted to be distributed or dividended by the Mortgage Loan borrower to its equity owners pursuant to the terms of the Mortgage Loan documents), (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan (or in certain cases, if any event of default has occurred under the related Mortgage Loan) or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender commences any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the Pooling and Servicing Agreement (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, liquidated damages and prepayment premiums. In addition, the mezzanine loan agreements provide that an event of default under the related Mortgage Loan will trigger an event of default under the related mezzanine loan.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”

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above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Bruckner Building	$71,000,000	(1)	(1)	(1)	Y
Bedrock Portfolio	$54,000,000	N/A	N/A	N/A
200 West Jackson	$40,000,000	N/A	N/A	8.00%	Y
Grede Casting Industrial Portfolio	$18,225,000	55.55%	3.80x	14.38%	Y
LaForce Industrial Portfolio	$17,594,000	62.5%	1.93x	9.70%	Y
Gem Tower	$12,000,000	55.0%	2.97x	10.15%	Y

(1)	With respect to the Bruckner Building Mortgage Loan (6.3%), upon a transfer and assumption of the Mortgage Loan, the Mortgage Loan documents permit the then-sole member of any successor borrower to obtain mezzanine financing from a third-party lender (i) the Combined Maximum LTV Ratio may not exceed the lesser of (x) and 69.6% and (y) the loan-to-value ratio immediately prior to such assumption, (ii) the Combined Minimum DSCR may not be less than the greater of (x) 1.51x and (y) the debt service coverage ratio immediately prior to such assumption and (iii) the Combined Minimum Debt Yield may not be less than the greater of (x) 7.12% and (y) the debt yield immediately prior to such assumption.

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the Bell Works Mortgage Loan (4.5%), the Mortgaged Property benefits from historic tax credits (“HTCs”) incurred in connection with the borrower’s rehabilitation and conversion of the Mortgaged Property to its current office. In connection therewith, the borrower leased the entire Mortgaged Property to a master lessee pursuant to the terms of a master lease under which the master lessee operates the Bell Works Mortgaged Property and pays rent to the borrower, and pursuant to which master lease the HTCs have been passed through to the master lessee. Pursuant to the operating agreement of the master lessee, the 99% equity interest owner of the master lessee (“HTC Investor”) is entitled to certain distributions subject to available cash flow, including an annual “priority return” equal to 2% of its paid-in capital contributions to the master lessee. Pursuant to a certain purchase

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agreement between the managing member of the master lessee and the HTC Investor, the HTC Investor has a put option to cause the managing member of the master lessee to purchase all of the HTC Investor’s interests in the master lessee during the 3-month period following the occurrence of the HTC Recapture Period Expiration Date (as defined above) (the “Put Option”). The purchase price payable by managing member of the master lessee under the Put Option agreement is equal to the sum of (i) $1,971,124.75 (i.e. 5% of the HTC Investor’s paid-in capital contributions of $39,422,395) plus (ii) any accrued unpaid amounts due under the HTC Investor under the Master Lessee’s operating agreement (including any unpaid priority return). See “Description of the Mortgage Pool—Affiliated Leases and Master Leases”.

With respect to the LaForce Industrial Portfolio Mortgage Loan (1.6%), the Mortgage Loan documents permit the issuance of direct or indirect preferred equity interests in a “Qualified Equityholder,” as such term is defined in the related Mortgage Loan documents; provided, however, any such preferred equity arrangement otherwise remains subject to the transfer restrictions set forth in the Mortgage Loan documents including, among other things, with respect to the ability of any preferred equity investor to cause a change of control of the borrower.

Permitted Unsecured Debt and Other Debt

With respect to the Bedrock Portfolio Mortgage Loan (4.8%), the direct or indirect owners of the borrowers (other than any special purpose entity managing member of any of the borrowers) are permitted to obtain one or more unsecured loans, not to exceed 10% of the aggregate unpaid principal amount of the related Loan Combination, from affiliates of the borrowers upon satisfaction of certain conditions set forth in the related Loan Combination documents, including, without limitation, such unsecured debts are (a) payable only out of excess cash flow from the Mortgaged Properties (after payment of the debt service, any other amounts then due under the related Loan Combination documents and other amounts relating to the ownership and operation of the Mortgaged Properties such as operating expenses, extraordinary expenses and capital expenditures), (b) subordinate in all respect to the Loan Combination pursuant to a subordination and standstill agreement satisfactory to the lender in its sole discretion and (c) without a maturity date.

With respect to the Bell Works Mortgage Loan (4.5%), in connection with the borrower’s redevelopment of the Mortgaged Property, the borrower leased a portion of the Mortgaged Property to the Township of Holmdel, New Jersey (the “Township”), for use as a library. Pursuant to the related lease documentation, the borrower is required to make an annual payment of $50,000 to the Township for tenant fit-out through 2037. Such annual payment obligation is evidenced by a promissory note in the original principal amount of $1,000,000 made by the borrower for the benefit of the Township. Such promissory note does not bear interest and is freely prepayable at any time. In addition, the borrower was required to escrow funds with the Township to pay for the Township’s costs incurred in connection with the redevelopment. As of the origination of the Bell Works Mortgage Loan, approximately $96,181 remained in the escrow.

With respect to the Novo Nordisk HQ Mortgage Loan (1.1%), in connection with the sale of the Mortgaged Property to the related borrower, such borrower’s sole member (the “Novo Sole Member”) entered into an earnout agreement (the “Novo Earnout Agreement”) with the prior owner of the Mortgaged Property (the “Novo Seller”) whereby the Novo Sole Member agreed to pay all or a pro rata portion of a specified amount (having an outstanding amount as of the origination date of approximately $13,000,000) to the Novo Seller if the tenant at the Mortgaged Property ever exercised all or a portion of its expansion option for 167,815 additional square feet at the Mortgaged Property pursuant to its lease (the “Novo Earnout Obligation”). The Novo Earnout Obligation is secured by a pledge of the Novo Sole Member’s 100% ownership interest in the borrower pursuant to a pledge agreement (the “Novo Earnout Pledge Agreement”). At origination, (i) the related lender funded a reserve (the “Novo Seller Credit Reserve”) equal to the Novo Earnout Obligation, which amount is required to be released to the Novo Seller, provided no event of default is continuing under the loan documents, as and when such amounts are due and payable under the Novo Earnout Agreement and (ii) the related lender entered into a recognition agreement with the Novo Seller whereby such lender agreed (w) to send all notices under the loan documents to the Novo Seller, (x) to allow the Novo Seller to foreclose on the pledge and take over the borrower so long as a preapproved control party will own/control such borrower after foreclosure and so long as the permitted transfer provisions of the loan agreement and recognition agreement are satisfied, (y) to allow the Novo Seller to purchase the senior loan upon notice to the Novo Seller that an event of default under the loan is continuing (for payment of the full outstanding amount of the debt, including all default interest, fees and expenses) and (z) to accept payment of the monthly interest payment or any other payment obligation by the Novo Seller (as and when such payment is due and payable by the borrower) but no more than two (2) times during the term of the Mortgage Loan.

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There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Loan Combinations

General

Each of the Split Mortgage Loans is part of a Loan Combination comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Loan Combination Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Loan Combination Cut-off Date LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(2)(5)	Loan Combination Underwritten NCF DSCR(3)(5)	Mortgage Loan Debt Yield on Underwritten NOI(2)(5)	Loan Combination Debt Yield on Underwritten NOI(3)	Controlling Note Included in Issuing Entity (Y/N)
One Wilshire	GSMC	$111,000,000	9.9%	$278,250,000	N/A	$389,250,000	42.6%	42.6%	3.37x	3.37x	9.6%	9.6%	N
The Reef	GACC	$100,000,000	8.9%	$50,000,000	N/A	$150,000,000	43.0%	43.0%	2.34x	2.34x	13.5%	13.5%	Y
ILPT Logistics Portfolio	CREFI	$73,656,388	6.6%	$267,483,612	$103,860,000	$445,000,000	29.0%	37.9%	3.12x	2.40x	13.2%	10.1%	N
Shearer’s Industrial Portfolio	GSMC	$66,318,600	5.9%	$71,279,400	N/A	$137,598,000	62.8%	62.8%	1.95x	1.95x	8.3%	8.3%	Y
Bedrock Portfolio	JPMCB	$54,000,000	4.8%	$376,000,000	N/A	$430,000,000	59.4%	59.4%	3.30x	3.30x	13.6%	13.6%	N
Bell Works	CREFI	$50,000,000	4.5%	$160,000,000	N/A	$210,000,000	62.6%	62.6%	1.68x	1.68x	9.4%	9.4%	Y
2550 M Street	CREFI	$46,800,000	4.2%	$40,000,000	N/A	$86,800,000	65.5%	65.5%	1.87x	1.87x	8.8%	8.8%	Y
Nut Tree Plaza	CREFI	$46,200,000	4.1%	$37,800,000	N/A	$84,000,000	67.2%	67.2%	1.86x	1.86x	9.8%	9.8%	Y
ExchangeRight Net Leased Portfolio #55	CREFI	$40,000,000	3.6%	$63,900,000	N/A	$103,900,000	53.1%	53.1%	2.03x	2.03x	9.6%	9.6%	Y
200 West Jackson	CREFI	$40,000,000	3.6%	$46,000,000	N/A	$86,000,000	55.5%	55.5%	2.60x	2.60x	10.2%	10.2%	N
Grede Casting Industrial Portfolio	GSMC	$18,225,000	1.6%	$30,000,000	N/A	$48,225,000	58.5%	58.5%	3.25x	3.25x	13.2%	13.2%	N
601 Lexington Avenue	CREFI	$16,519,000	1.5%	$706,781,000	$276,700,000	$1,000,000,000	42.5%	58.8%	4.50x	3.25x	13.2%	9.5%	N
Novo Nordisk HQ	GACC	$12,500,000	1.1%	$198,167,000	N/A	$210,667,000	63.8%	63.8%	3.16x	3.16x	9.2%	9.2%	N
Gem Tower	GSMC	$12,000,000	1.1%	$28,000,000	N/A	$40,000,000	54.5%	54.5%	2.78x	2.78x	9.6%	9.6%	N

(1)	With respect to certain of the Mortgage Loans identified above, the Cut-off Date LTV Ratios have been calculated using “as-stabilized”, “portfolio premium” or similar hypothetical values, as described under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(2)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.
(3)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.

With respect to each Loan Combination, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Loan Combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Loan Combination with or without cause, and
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II.	the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Loan Combination, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note, C-note or other subordinate note, such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note(s) or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Loan Combination, is certain information regarding (in each case as of the Cut-off Date): (i) whether such Loan Combination will be a Serviced Loan Combination, an Outside Serviced Loan Combination or a Servicing Shift Loan Combination as of the Closing Date, (ii) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (iii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Loan Combination, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Loan Combination Controlling Notes and Non-Controlling Notes

Mortgaged Property Name	Servicing of Loan Combination	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
One Wilshire	Outside Serviced	Note A-1	Control	—	Benchmark 2022 – B32	$90,000,000
		Note A-2	Non-Control	—	Benchmark 2022 – B33	$80,000,000
		Note A-3	Non-Control	—	Benchmark 2022 – B34	$85,000,000
		Note A-4	Non-Control	—	Benchmark 2022 – B35	$111,000,000
		Note A-5	Non-Control	GSBI	Not identified	$23,250,000

The Reef	Serviced	Note A-1	Control	—	Benchmark 2022-B35	$50,000,000
		Note A-2	Non-Control	—	Benchmark 2022-B35	$40,000,000
		Note A-3	Non-Control	DBRI	Not identified	$25,000,000
		Note A-4	Non-Control	DBRI	Not identified	$25,000,000
		Note A-5	Non-Control	—	Benchmark 2022-B35	$10,000,000

ILPT Logistics Portfolio	Outside Serviced	Note A-1-A	Control	—	ILPT 2022-LPFX	$78,629,309.93
		Note A-1-B	Non-Control	—	ILPT 2022-LPFX	$58,713,332.75
		Note A-1-C	Non-Control	—	ILPT 2022-LPFX	$12,932,452.44
		Note A-1-D	Non-Control	—	ILPT 2022-LPFX	$12,932,452.44
		Note A-1-E	Non-Control	—	ILPT 2022-LPFX	$12,932,452.44
		Note A-2-A-1	Non-Control	—	Benchmark 2022-B35	$36,828,193.88
		Note A-2-A-2	Non-Control	—	Benchmark 2022-B35	$36,828,193.88
		Note A-2-B-1	Non-Control	—	WFCM 2022-C62	$15,000,000.00
		Note A-2-B-2	Non-Control	UBS	Not identified	$21,666,666.30
		Note A-2-B-3	Non-Control	UBS	Not identified	$18,333,333.15
		Note A-2-C	Non-Control	—	BANK 2022-BNK41	$12,114,537.60
		Note A-2-D	Non-Control	—	MSC 2022-L8	$12,114,537.60
		Note A-2-E	Non-Control	—	MSC 2022-L8	$12,114,537.60
		Note B-1	Non-Control	—	ILPT 2022-LPFX	$46,363,348.07
		Note B-2	Non-Control	—	ILPT 2022-LPFX	$34,619,999.65
		Note B-3	Non-Control	—	ILPT 2022-LPFX	$7,625,550.76
		Note B-4	Non-Control	—	ILPT 2022-LPFX	$7,625,550.76
		Note B-5	Non-Control	—	ILPT 2022-LPFX	$7,625,550.76

Shearer’s Industrial Portfolio	Serviced	Note A-1-1	Control	—	Benchmark 2022 – B35	$36,318,600
		Note A-1-2	Non-Control	—	Benchmark 2022 – B34	$30,000,000
		Note A-1-3	Non-Control	—	Benchmark 2022 – B35	$30,000,000
		Note A-2	Non-Control	—	BANK 2022-BNK41	$41,279,400

Bedrock Portfolio	Outside Serviced	Note A-1-1	Control	—	Benchmark 2022-B32	$125,000,000
		Note A-1-2	Non-Control	—	Benchmark 2022-B34	$50,000,000
		Note A-1-3-A	Non-Control	—	Benchmark 2022-B34	$35,000,000
		Note A-1-3-B	Non-Control	—	Benchmark 2022-B35	$15,000,000
		Note A-1-4	Non-Control	—	Benchmark 2022-B33	$50,000,000
		Note A-1-5	Non-Control	—	Benchmark 2022-B33	$30,000,000
		Note A-1-6	Non-Control	—	Benchmark 2022-B35	$39,000,000
		Note A-2-1	Non-Control	—	BMO 2022-C1	$40,000,000
		Note A-2-2	Non-Control	—	BBCMS 2022-C15	$26,000,000
		Note A-2-3	Non-Control	—	MSC 2022-L8	$10,000,000
		Note A-2-4	Non-Control	—	MSC 2022-L8	$10,000,000

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Mortgaged Property Name	Servicing of Loan Combination	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
Bell Works	Serviced	Note A-1	Control	—	Benchmark 2022-B35	$50,000,000
		Note A-2	Non-Control	CREFI	Not identified	$25,000,000
		Note A-3	Non-Control	CREFI	Not identified	$25,000,000
		Note A-4	Non-Control	BMO	Not identified	$20,000,000
		Note A-5	Non-Control	BMO	Not identified	$15,000,000
		Note A-6	Non-Control	BMO	Not identified	$15,000,000
		Note A-7	Non-Control	BMO	Not identified	$10,000,000
		Note A-8	Non-Control	BMO	Not identified	$10,000,000
		Note A-9	Non-Control	BCREI	Not identified	$25,000,000
		Note A-10	Non-Control	BCREI	Not identified	$10,000,000
		Note A-11	Non-Control	BCREI	Not identified	$5,000,000

2550 M Street	Serviced	Note A-1	Control	—	Benchmark 2022-B35	$46,800,000
		Note A-2	Non-Control	CREFI	Not identified	$40,000,000

Nut Tree Plaza	Serviced	Note A-1	Control	—	Benchmark 2022-B35	$46,200,000
		Note A-2	Non-Control	WFB	Not identified	$37,800,000

ExchangeRight Net Leased Portfolio #55	Serviced	Note A-1-A	Control	—	Benchmark 2022-B35	$40,000,000
		Note A-1-B	Non-Control	CREFI	Not identified	$22,340,000
		Note A-2	Non-Control	BCREI	Not identified	$41,560,000

200 West Jackson	Outside Serviced	Note A-1	Control	—	Benchmark 2022-B33	$46,000,000
		Note A-2	Non-Control	—	Benchmark 2022-B35	$40,000,000

Grede Casting Industrial Portfolio	Outside Serviced	Note A-1	Control	—	Benchmark 2022 – B32	$30,000,000
		Note A-2	Non-Control	—	Benchmark 2022 – B35	$18,225,000

601 Lexington Avenue	Outside Serviced	Note A-1-S1	Control	—	BXP 2021-601L	$52,500,000
		Note A-1-C1	Non-Control	—	BANK 2022-BNK41	$17,500,000
		Note A-1-C2	Non-Control	—	BANK 2022-BNK39	$67,543,860
		Note A-1-C3	Non-Control	—	BANK 2022-BNK40	$67,543,860
		Note A-1-C4	Non-Control	—	BANK 2022-BNK41	$48,067,280
		Note A-2-S1	Non-Control	—	BXP 2021-601L	$33,000,000
		Note A-2-C1	Non-Control	—	Benchmark 2022-B33	$11,000,000
		Note A-2-C2-1	Non-Control	—	Benchmark 2022-B34	$43,479,070
		Note A-2-C2-2	Non-Control	—	Benchmark 2022-B32	$12,800,000
		Note A-2-C3-1	Non-Control	—	BMO 2022-C1	$40,000,000
		Note A-2-C3-2	Non-Control	—	Benchmark 2022-B33	$16,279,070
		Note A-2-C4	Non-Control	—	Benchmark 2022-B33	$2,567,860
		Note A-3-S1	Non-Control	—	BXP 2021-601L	$33,000,000
		Note A-3-C1	Non-Control	—	MSC 2022-L8	$11,000,000
		Note A-3-C2	Non-Control	—	BANK 2022-BNK39	$42,456,140
		Note A-3-C3	Non-Control	—	BANK 2022-BNK40	$42,456,140
		Note A-3-C4	Non-Control	—	MSC 2022-L8	$30,213,720
		Note A-4-S1	Non-Control	—	BXP 2021-601L	$31,500,000
		Note A-4-C1	Non-Control	—	Benchmark 2022-B35	$10,500,000
		Note A-4-C2-1	Non-Control	—	Benchmark 2022-B34	$41,520,930
		Note A-4-C2-2	Non-Control	—	Benchmark 2022-B32	$12,200,000
		Note A-4-C3	Non-Control	—	Benchmark 2022-B33	$50,153,070
		Note A-4-C4	Non-Control	—	Benchmark 2022-B35	$6,019,000
		Note B-1	Non-Control	—	BXP 2021-601L	$96,845,000
		Note B-2	Non-Control	—	BXP 2021-601L	$60,874,000
		Note B-3	Non-Control	—	BXP 2021-601L	$60,874,000
		Note B-4	Non-Control	—	BXP 2021-601L	$58,107,000

Novo Nordisk HQ	Outside Serviced	Note A-1	Control	—	Benchmark 2021-B31	$75,000,000
		Note A-2	Non-Control	—	Benchmark 2022-B32	$47,500,000
		Note A-3-1	Non-Control	—	Benchmark 2022-B32	$12,500,000
		Note A-3-2	Non-Control	—	Benchmark 2022-B35	$12,500,000
		Note A-4-1	Non-Control	—	Benchmark 2022-B33	$41,000,000
		Note A-4-2	Non-Control	—	Benchmark 2022-B34	$22,167,000

Gem Tower	Outside Serviced	Note A-1 (Fee Owner)	Control	—	Benchmark 2022 – B34	$23,450,000
		Note A-1 (Operating Lessee)	Control	—	Benchmark 2022 – B34	$4,550,000
		Note A-2 (Fee Owner)	Non-Control	—	Benchmark 2022 – B35	$10,050,000
		Note A-2 (Operating Lessee)	Non-Control	—	Benchmark 2022 – B35	$1,950,000

(1)	Unless otherwise specified, with respect to each Loan Combination, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified, combined or re-issued Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.
(2)	Unless otherwise specified, with respect to each Loan Combination, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization (a) that has closed, (b) as to which a preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission or (c) as to which a preliminary offering circular or final offering circular been printed, that, in each case, has included or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means the subject Controlling Note or Non-Controlling Note, as the case may be, has not been securitized and no preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission nor has any preliminary offering circular or final offering circular has been printed that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. In the case of any Outside Securitization that has not closed, there is no assurance that such securitization will close. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.
(3)	Certain entity names have been abbreviated for presentation as indicated below.
“BANA” means Bank of America, National Association.
“BCREI” means Barclays Capital Real Estate Inc. or an affiliate.
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“BMO” means Bank of Montreal.
“DBRI” means DBR Investments Co. Limited.
“GSBI” means Goldman Sachs Bank USA.
“JPMCB” means JPMorgan Chase Bank, National Association.
“SMC” means Starwood Mortgage Capital LLC.
“UBS” means UBS AG, New York Branch.
“WFB” means Wells Fargo Bank, National Association.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Loan Combination, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).In connection with each Loan Combination, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Loan Combination and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Loan Combination will be allocated first, to any related Subordinate Companion Loan(s) (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Loan Combinations” section.

Set forth below are certain terms and provisions of each Loan Combination and the related Co-Lender Agreement. Certain of the Loan Combinations are Outside Serviced Loan Combinations. For more information regarding the servicing of each of the Loan Combinations that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Loan Combinations

Each Serviced Pari Passu Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Trustee, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Loan Combinations unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Loan Combination) prior to the related Controlling Pari Passu Companion Loan Securitization Date, after which such Loan Combination will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Loan Combination). With respect to each Servicing Shift Loan Combination, the discussion under this section only applies to the period prior to the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Loan Combination provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.
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●	All payments, proceeds and other recoveries on the Serviced Pari Passu Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).
●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement.

With respect to each Serviced Pari Passu Loan Combination, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights with respect to Serviced Pari Passu Loan Combinations other than Serviced Outside Controlled Loan Combinations

With respect to any Serviced Pari Passu Loan Combination (other than a Servicing Shift Loan Combination), the related Controlling Note will be included in the Issuing Entity, and the applicable Directing Holder will have consent rights and any applicable Consulting Party will have consultation rights with respect to such Mortgage Loan as described under “The Pooling and Servicing Agreement—Directing Holder”.

Control Rights with respect to Servicing Shift Loan Combinations

With respect to any Servicing Shift Loan Combination prior to the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General”. The related Controlling Note Holder will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Servicing Shift Loan Combination, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to each Serviced Pari Passu Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or

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an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender Agreement with respect to such Non-Controlling Note or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Servicing Shift Loan Combination, one or more related Non-Controlling Notes will be included in the Issuing Entity, and any applicable Consulting Parties will be entitled to exercise the consultation rights described below.

The Special Servicer will be required, with respect to each Non-Controlling Note Holder that is a Consulting Party (i) to provide to such Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an asset status report relating to such Serviced Pari Passu Loan Combination or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Loan Combination within the same time frame it is required to provide such notice, information or report to the Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to such Directing Holder (i.e., including if such Directing Holder is no longer a Directing Holder due to the occurrence of an applicable trigger event)) and (ii) to consult or use reasonable efforts to consult with such Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Loan Combination that constitutes a Major Decision.

Such consultation right will generally expire 10 business days (or, with respect to an “acceptable insurance default”, if so provided in the related Co-Lender Agreement, 30 days) after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day (or, as applicable, 30-day) period will be deemed to begin anew). In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative). In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Loan Combination, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls or meetings with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Loan Combination are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Loan Combination, other than with respect to any rights such Special Servicer may have as a Certificateholder, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan

If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan, together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Loan Combination without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

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The Outside Serviced Pari Passu Loan Combinations

Each Outside Serviced Pari Passu Loan Combination will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender Agreement. No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may) make servicing advances on the related Outside Serviced Loan Combination in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Trustee, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be obligated to make servicing advances with respect to an Outside Serviced Loan Combination. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Loan Combination, the discussion under this “—The Outside Serviced Pari Passu Loan Combinations” section only applies to the period commencing on the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Loan Combination provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.
●	All payments, proceeds and other recoveries on the Outside Serviced Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).
●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Loan Combination is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement.

Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Loan Combination that are not otherwise paid out of collections on such Loan Combination may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

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Control Rights

With respect to each Outside Serviced Loan Combination, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General”. With respect to any Servicing Shift Loan Combination on or after the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note Holder will be the related Outside Securitization. The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Outside Serviced Loan Combination (including any Servicing Shift Loan Combination on or after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to any Outside Serviced Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that with respect to each Outside Serviced Loan Combination, if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Outside Serviced Loan Combination (including each Servicing Shift Loan Combination after the related Controlling Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”), will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Loan Combination, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Loan Combination or any proposed action to be taken in respect of a major decision under the related Outside Servicing Agreement with respect to such Outside Serviced Loan Combination (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to consult or use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

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If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Loan Combination, it may take, in accordance with the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Loan Combination are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non-Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Loan Combination, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File

The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Loan Combination (other than any promissory notes not contributed to the related Outside Securitization).

Sale of Defaulted Mortgage Loan

If any Outside Serviced Loan Combination becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell an Outside Serviced Loan Combination without the consent of each Non-Controlling Note Holder that is not a related borrower or affiliate thereof unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

The ILPT Logistics Portfolio Pari Passu-AB Loan Combination

General

The ILPT Logistics Portfolio Mortgage Loan (6.6%) is part of a split loan structure comprised of (a) the ILPT Logistics Portfolio Mortgage Loan evidenced by promissory note A-2-A-1 with an original principal balance of $36,828,193.88 and promissory note A-2-A-2 with an original principal balance of $36,828,193.88, which are being contributed to the issuing entity, (b) eleven Pari Passu Companion Loans (together with the ILPT Logistics Portfolio Mortgage Loan, the “ILPT Logistics Portfolio A Notes”) evidenced by promissory notes A-1-A, A-1-B, A-1-C, A-1-D, A-1-E, A-2-B-1, A-2-B-2, A-2-B-3 and A-2-C, A-2-D and A-2-E with an aggregate original principal balance of $267,483,612.24, none of which are being contributed to the issuing entity, and (c) five Subordinate Companion Loans (the “ILPT Logistics Portfolio Subordinate Companion Loans” and, together with the Pari Passu Companion Loans contemplated by clause (b), the “ILPT Logistics Portfolio Companion Loans”)) evidenced by promissory notes B-1, B-2, B-3, B-4 and B-5 with an aggregate original principal balance of $103,860,000, none of which are being contributed to the issuing entity. The ILPT Logistics Portfolio A Notes evidenced by promissory notes A-1-A, A-1-

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B, A-1-C, A-1-D and A-1-E, together with the ILPT Logistics Portfolio Subordinate Companion Loans, were contributed to a securitization trust governed by a trust and servicing agreement (the “ILPT 2022-LPFX TSA”). The ILPT Logistics Portfolio A Notes evidenced by promissory notes A-2-B-2, A-2-B-3 and A-2-C are expected to be contributed to one or more securitizations from time to time in the future, but the holders of such ILPT Logistics Portfolio A Notes are under no obligation to do so. Interest is payable on the ILPT Logistics Portfolio A Notes and the ILPT Logistics Portfolio Subordinate Companion Loans (collectively, the “ILPT Logistics Portfolio Loan Combination”) at a rate equal to 3.86465618% per annum.

Servicing

The related Co-Lender Agreement (the “ILPT Logistics Portfolio Co-Lender Agreement”) provides that the administration of the ILPT Logistics Portfolio Mortgage Loan will be governed by the ILPT Logistics Portfolio Co-Lender Agreement and by the servicing agreement for the securitization of the ILPT Logistics Portfolio A Notes designated as promissory notes A-1-A, A-1-B, A-1-C, A-1-D and A-1-E, which servicing agreement will be the ILPT 2022-LPFX TSA. The parties to the ILPT 2022-LPFX TSA identified in the table entitled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” are expected to constitute the related Outside Servicer, Outside Special Servicer, Outside Trustee and Outside Custodian. In servicing the ILPT Logistics Portfolio Loan Combination, the servicing standard set forth in the ILPT 2022-LPFX TSA will require the related Outside Servicer and the related Outside Special Servicer to take into account the interests of the Certificateholders and the holders of the ILPT Logistics Portfolio Companion Loans as a collective whole and consistent with the ILPT Logistics Portfolio Co-Lender Agreement.

Amounts payable to the issuing entity as holder of the ILPT Logistics Portfolio Mortgage Loan pursuant to the ILPT Logistics Portfolio Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Advances

The Master Servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the ILPT Logistics Portfolio Mortgage Loan (but not on any ILPT Logistics Portfolio Companion Loan) pursuant to the terms of the PSA unless the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such an advance would not be recoverable from collections on the ILPT Logistics Portfolio Mortgage Loan.

Property protection advances in respect of the ILPT Logistics Portfolio Loan Combination will be made by the related Outside Servicer or related Outside Trustee under the ILPT 2022-LPFX TSA, as applicable, unless a determination of nonrecoverability is made under the ILPT 2022-LPFX TSA.

Application of Payments

The ILPT Logistics Portfolio Co-Lender Agreement sets forth the respective rights of the holders of the ILPT Logistics Portfolio Mortgage Loan and the related Companion Loans with respect to distributions of funds received in respect of the ILPT Logistics Portfolio Loan Combination, and provides, in general, that:

●	the ILPT Logistics Portfolio Subordinate Companion Loans and the rights of their holders to receive payments of interest, principal and other amounts with respect to any such ILPT Logistics Portfolio Subordinate Companion Loan are at all times junior, subject and subordinate to the ILPT Logistics Portfolio A Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the ILPT Logistics Portfolio A Notes, as and to the extent set forth in the ILPT Logistics Portfolio Co-Lender Agreement.
●	all amounts tendered by the related borrowers or otherwise available for payment on or with respect to or in connection with the ILPT Logistics Portfolio Loan Combination or the related Mortgaged Property or amounts realized as proceeds thereof, after payments of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable
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pursuant to the ILPT 2022-LPFX TSA will be distributed by the related Outside Servicer in the following order of priority without duplication:
●	first, to the holders of the ILPT Logistics Portfolio A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of an ILPT Logistics Portfolio A Note, an amount equal to the accrued and unpaid interest on the principal balance for such ILPT Logistics Portfolio A Note at the applicable net interest rate;
●	second, to the holders of the ILPT Logistics Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of an ILPT Logistics Portfolio Subordinate Companion Loan, an amount equal to the accrued and unpaid interest on the principal balance for such ILPT Logistics Portfolio Subordinate Companion Loan at the applicable net interest rate;
●	third, to the holders of the ILPT Logistics Portfolio A Notes, on a pro rata and pari passu basis based on the respective principal balances of the ILPT Logistics Portfolio A Notes, (i) at any time that no ILPT Logistics Portfolio Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the principal payments received, if any, with respect to such monthly payment date with respect to the ILPT Logistics Portfolio Loan Combination, until the principal balance for each ILPT Logistics Portfolio A Note has been reduced to zero, and (ii) at any time that an ILPT Logistics Portfolio Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance for each ILPT Logistics Portfolio A Note has been reduced to zero;
●	fourth, to the holders of the ILPT Logistics Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis based on the respective principal balances of the ILPT Logistics Portfolio Subordinate Companion Loans, (i) at any time that no ILPT Logistics Portfolio Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such monthly payment date with respect to the ILPT Logistics Portfolio Loan Combination, until the principal balance for each ILPT Logistics Portfolio Subordinate Companion Loan has been reduced to zero, and (ii) at any time that an ILPT Logistics Portfolio Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance for each ILPT Logistics Portfolio Subordinate Companion Loan has been reduced to zero;
●	fifth, if the proceeds of any foreclosure sale or any liquidation of the ILPT Logistics Portfolio Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout the principal balances for the ILPT Logistics Portfolio A Notes have been reduced, such excess amount shall be paid to the holders of the ILPT Logistics Portfolio A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of an ILPT Logistics Portfolio A Note, an amount equal to the reduction, if any, of the principal balance for the related ILPT Logistics Portfolio A Note as a result of such workout, plus interest on such amount at the related net interest rate;
●	sixth, if the proceeds of any foreclosure sale or any liquidation of the ILPT Logistics Portfolio Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fifth and, as a result of a workout the principal balances for the ILPT Logistics Portfolio Subordinate Companion Loans have been reduced, such excess amount shall be paid to the holders of the ILPT Logistics Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of an ILPT Logistics Portfolio Subordinate Companion Loan, an amount equal to the reduction, if any, of the principal balance for the related ILPT Logistics Portfolio Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related net interest rate;
●	seventh, to the holders of the ILPT Logistics Portfolio A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of an ILPT
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Logistics Portfolio A Note, an amount equal to all yield maintenance premiums allocated to the related ILPT Logistics Portfolio A Note in accordance with the mortgage loan agreement;
●	eighth, to the holders of the ILPT Logistics Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of an ILPT Logistics Portfolio Subordinate Companion Loan, an amount equal to all yield maintenance premiums allocated to the related ILPT Logistics Portfolio Subordinate Companion Loan in accordance with the mortgage loan agreement;
●	ninth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the ILPT 2022-LPFX TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the related Outside Servicer or Outside Special Servicer (in each case provided that such reimbursements or payments relate to the ILPT Logistics Portfolio Loan Combination), any such assumption or transfer fees, to the extent actually paid by the related borrower, shall be paid to the holders of the ILPT Logistics Portfolio A Notes, pro rata, based on their respective percentage interests, and the holders of the ILPT Logistics Portfolio Subordinate Companion Loans, pro rata, based on their respective percentage interests; and
●	tenth, if any excess amount is available to be distributed in respect of the ILPT Logistics Portfolio Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through tenth, any remaining amount shall be paid to the holders of the ILPT Logistics Portfolio A Notes and the holders of the ILPT Logistics Portfolio Subordinate Companion Loans, pro rata, based on their respective initial percentage interests in the ILPT Logistics Portfolio Loan Combination.

For the purposes of the foregoing, “ILPT Logistics Portfolio Triggering Event of Default” means (i) any event of default with respect to an obligation of the related borrower to pay money due under the ILPT Logistics Portfolio Loan Combination or (ii) any non-monetary event of default as a result of which the ILPT Logistics Portfolio Loan Combination becomes a specially serviced mortgage loan (which, for clarification, shall not include any imminent event of default).

Notwithstanding the foregoing, if a P&I Advance is made with respect to the ILPT Logistics Portfolio Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the ILPT Logistics Portfolio Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances”, on other Mortgage Loans, but not out of payments or other collections on the ILPT Logistics Portfolio Companion Loans.

Certain costs and expenses allocable to the ILPT Logistics Portfolio Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may, to the extent not otherwise paid out of collections on the ILPT Logistics Portfolio Loan Combination, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the ILPT Logistics Portfolio Co-Lender Agreement, the controlling noteholder with respect to the ILPT Logistics Portfolio Loan Combination (the “ILPT Logistics Portfolio Controlling Noteholder”) will be the trustee under the ILPT 2022-LPFX TSA, as the holder of note A-1-A, provided that if a borrower restricted party is a holder of an ILPT Logistics Portfolio A Note or an ILPT Logistics Portfolio Subordinate Companion Loan, then such party will not have any rights as the ILPT Logistics Portfolio Controlling Noteholder or a controlling class representative.

The related Outside Special Servicer will be required to (i) provide copies to each holder of an ILPT Logistics Portfolio A Note that is not the ILPT Logistics Portfolio Controlling Noteholder (each, a “ILPT Logistics Portfolio Non-Controlling Noteholder”), including the Issuing Entity, of any notice, information and report that is (or, without regard to the occurrence of any control termination event, consultation termination event or similar event, would be) required to be provided to the ILPT Logistics Portfolio Controlling Noteholder or its representative with respect to any ILPT Logistics Portfolio Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is (or, if applicable, would

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be) required to be provided to the ILPT Logistics Portfolio Controlling Noteholder or its representative, and (ii) consult with each ILPT Logistics Portfolio Non-Controlling Noteholder or its representative on a strictly non-binding basis, if after having received such notices, information and reports, any such ILPT Logistics Portfolio Non-Controlling Noteholder requests consultation with respect to any such ILPT Logistics Portfolio Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such ILPT Logistics Portfolio Non-Controlling Noteholder or its representative; provided that after the expiration of a period of ten (10) business days from the delivery to any such ILPT Logistics Portfolio Non-Controlling Noteholder by the related Outside Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the related Outside Special Servicer will no longer be obligated to consult with such ILPT Logistics Portfolio Non-Controlling Noteholder, whether or not such ILPT Logistics Portfolio Non-Controlling Noteholder has responded within such ten (10) business day period. Notwithstanding the consultation rights of any ILPT Logistics Portfolio Non-Controlling Noteholder set forth in the immediately preceding sentence, the related Outside Special Servicer may make any ILPT Logistics Portfolio Major Decision or take any recommended action outlined in the asset status report before the expiration of the aforementioned ten (10) business day period if the Outside Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the holders of the ILPT Logistics Portfolio Loan Combination. In no event will the Outside Special Servicer be obligated at any time to follow or take any alternative actions recommended by an ILPT Logistics Portfolio Non-Controlling Noteholder.

“ILPT Logistics Portfolio Major Decision” means a “Major Decision” under the ILPT 2022-LPFX TSA.

Sale of Defaulted Loan Combination

If the ILPT Logistics Portfolio Loan Combination becomes a defaulted mortgage loan under the ILPT 2022-LPFX TSA and the related Outside Special Servicer decides to sell the notes included in the ILPT 2022-LPFX securitization, the related Outside Special Servicer will be required to sell the ILPT Logistics Portfolio Mortgage Loan and the ILPT Logistics Portfolio Companion Loans, together as notes evidencing one whole loan in accordance with the ILPT 2022-LPFX TSA. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell any ILPT Logistics Portfolio A Note that is not included in the ILPT 2022-LPFX securitization (each, a “ILPT Logistics Portfolio Non-Lead Note”) without the consent of the holder thereof (each, a “ILPT Logistics Portfolio Non-Lead Noteholder”) (including the Issuing Entity, as holder of the ILPT Logistics Portfolio Mortgage Loan) (provided that such consent is not required if such ILPT Logistics Portfolio Non-Lead Noteholder is a borrower restricted party) unless it has delivered to such holder (a) at least fifteen (15) business days’ prior written notice of any decision to attempt to sell the ILPT Logistics Portfolio Non-Lead Notes, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents reasonably requested by such holder, and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the controlling class representative under the ILPT 2022-LPFX securitization) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Outside Special Servicer in connection with the proposed sale. Subject to the foregoing, each of the ILPT Logistics Portfolio Controlling Noteholder, its representative, any other holder of an ILPT Logistics Portfolio A Note or ILPT Logistics Portfolio Subordinate Companion Loan or its representative are permitted to submit an offer at any sale of the ILPT Logistics Portfolio Loan Combination unless such person is a borrower restricted party.

Special Servicer Appointment Rights

Pursuant to the ILPT Logistics Portfolio Co-Lender Agreement, the ILPT Logistics Portfolio Controlling Noteholder (or its representative) will have the right, at any time, with or without cause, to replace any special servicer then acting under the ILPT 2022-LPFX TSA with respect to the ILPT Logistics Portfolio Loan Combination and appoint a replacement special servicer with respect to the ILPT Logistics Portfolio Loan Combination without the consent of the Issuing Entity (or its representative), as holder of the ILPT Logistics Portfolio Mortgage Loan or any other holder of an ILPT Logistics Portfolio A Note in a manner that is substantially similar to that as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

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The 601 Lexington Avenue Pari Passu-AB Loan Combination

General

The 601 Lexington Avenue Mortgage Loan (1.5%) is part of a Loan Combination evidenced by 27 promissory notes, each of which is secured by the same mortgage instrument on the same Mortgaged Property, with an aggregate initial principal amount of $1,000,000,000. Note A-4-C1 and Note A-4-C4, with an aggregate initial principal balance of $16,519,000, will be deposited into this securitization (the “601 Lexington Avenue Mortgage Loan”).

The 601 Lexington Avenue Loan Combination (as defined below) is evidenced by (i) the 601 Lexington Avenue Mortgage Loan, (ii) 21 senior promissory notes (the “601 Lexington Avenue Pari Passu Companion Loans” and, together with the 601 Lexington Avenue Mortgage Loan, the “601 Lexington Avenue Senior Notes”), which have an aggregate initial principal balance of $706,781,000 and (iii) four (4) subordinate promissory notes, Notes B-1, B-2, B-3 and B-4 (the “601 Lexington Avenue Subordinate Companion Loans” and, together with the 601 Lexington Avenue Pari Passu Companion Loans, the “601 Lexington Avenue Companion Loans”), which have an aggregate initial principal balance of $276,700,000. The 601 Lexington Avenue Senior Notes are generally pari passu in right of payment with each other, and the 601 Lexington Avenue Subordinate Companion Loans are generally subordinate in right of payment to the 601 Lexington Avenue Senior Notes.

Only the 601 Lexington Avenue Mortgage Loan is included in the Issuing Entity. The current holders of the notes evidencing the 601 Lexington Avenue Pari-Passu-AB Loan Combination are set forth in the table entitled “Loan Combination Controlling Notes and Non-Controlling Notes” under “Description of the Mortgage Pool—The Loan Combinations—General”.

The 601 Lexington Avenue Mortgage Loan, the 601 Lexington Avenue Pari Passu Companion Loans and the 601 Lexington Avenue Subordinate Companion Loans are collectively referred to in this prospectus as the “601 Lexington Avenue Loan Combination”. The rights of the holders of the promissory notes evidencing the 601 Lexington Avenue Loan Combination (the “601 Lexington Avenue Noteholders”) are subject to an intercreditor agreement (the “601 Lexington Avenue Co-Lender Agreement”). The 601 Lexington Avenue Loan Combination will be serviced and administered pursuant to the trust and servicing agreement governing the BXP 2021-601L securitization (the “BXP 2021-601L TSA”) and the 601 Lexington Avenue Co-Lender Agreement. The following summaries describe certain provisions of the 601 Lexington Avenue Co-Lender Agreement.

Servicing

The 601 Lexington Avenue Loan Combination (including the 601 Lexington Avenue Mortgage Loan) and any related REO Property are serviced pursuant to the terms of the BXP 2021-601L TSA by Wells Fargo Bank, National Association, as servicer (the “601 Lexington Avenue Servicer”), and, if necessary, Situs Holdings, LLC, as special servicer (the “601 Lexington Avenue Special Servicer”), which governs the terms of the BXP 2021-601L securitization into which each of the 601 Lexington Avenue Pari Passu Companion Loans evidenced by Notes A-1-S1, A-2-S1, A-3-S1 and A-4-S1 and the 601 Lexington Avenue Subordinate Companion Loans were deposited, in the manner described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”, but subject to the terms of the 601 Lexington Avenue Co-Lender Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Distributions

The 601 Lexington Avenue Co-Lender Agreement provides, in general, that (i) each 601 Lexington Avenue Senior Note and the rights of the holder thereof to receive payments of interest, principal and other amounts with respect thereto are made on a pro rata and pari passu basis with each other 601 Lexington Avenue Senior Note and (ii) the 601 Lexington Avenue Subordinate Companion Loans and the right of the holders thereof to receive payments of interest, principal and other amounts with respect thereto is at all times, junior, subject and subordinate to the 601 Lexington Avenue Senior Notes and the right of the holders thereof to receive payments of interest, principal and other amounts with respect thereto, in each case to the extent described below.

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Application of Payments Prior to an Event of Default

Prior to the occurrence and continuance of an event of default with respect to the 601 Lexington Avenue Loan Combination, any collections received in respect of the 601 Lexington Avenue Loan Combination or related Mortgaged Property will be applied to the 601 Lexington Avenue Mortgage Loan, the 601 Lexington Avenue Pari Passu Companion Loans and the 601 Lexington Avenue Subordinate Companion Loans in accordance with 601 Lexington Avenue mortgage loan agreement. Accordingly, subject to the right of the 601 Lexington Avenue Servicer, the 601 Lexington Avenue Special Servicer, the trustee and the certificate administrator under the BXP 2021-601L TSA to be reimbursed for any unanticipated trust fund expenses in accordance with the BXP 2021-601L TSA, the monthly debt service payment on the 601 Lexington Avenue Loan Combination will be applied: first, to the payment of interest due and payable on the 601 Lexington Avenue Senior Notes, pro rata and pari passu; second, to the payment of interest due and payable on each of the 601 Lexington Avenue Subordinate Companion Loans, pro rata and pari passu; third, to the reduction of the outstanding principal balance of each of the 601 Lexington Avenue Senior Notes, pro rata and pari passu, until the outstanding principal balance of each such 601 Lexington Avenue Senior Note is reduced to zero; and fourth, to the reduction of the outstanding principal balance of 601 Lexington Avenue Subordinate Companion Loans, pro rata and pari passu, until the outstanding principal balance of each such 601 Lexington Avenue Subordinate Companion Loan is reduced to zero.

Application of Payments After an Event of Default

Following the occurrence and during the continuance of an event of default with respect to the 601 Lexington Avenue Loan Combination, payments and proceeds with respect to the 601 Lexington Avenue Loan Combination will generally be applied in the following order, in each case to the extent of available funds:

●	first, to provide reimbursement to the 601 Lexington Avenue Servicer and the trustee under the BXP 2021-601L TSA (the “601 Lexington Avenue Trustee”) for any nonrecoverable servicing advances and administrative advances and any interest thereon;
●	second, to provide reimbursement to holders of the 601 Lexington Avenue Senior Notes for any nonrecoverable monthly debt service advances and interest thereon on the 601 Lexington Avenue Senior Notes, on a pari passu and pro rata basis, then to provide reimbursement to holders of the 601 Lexington Avenue Subordinate Companion Loans for any nonrecoverable monthly debt service advances and interest thereon on the 601 Lexington Avenue Subordinate Companion Loans, on a pari passu and pro rata basis;
●	third, to provide reimbursement to the 601 Lexington Avenue Servicer and 601 Lexington Avenue Trustee, as applicable, for any servicing advances and administrative advances plus any interest thereon and any trust fund expenses;
●	fourth, to the holders of the 601 Lexington Avenue Senior Notes on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;
●	fifth, to the holders of the 601 Lexington Avenue Senior Notes on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt service advances;
●	sixth, to the holders of the 601 Lexington Avenue Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;
●	seventh, to the holders of the 601 Lexington Avenue Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt services advances on the 601 Lexington Avenue Subordinate Companion Loans;
●	eighth, to the holders of the 601 Lexington Avenue Senior Notes, payments of principal, on a pro rata and pari passu basis, based on their outstanding principal balances, until their principal balances have been reduced to zero;
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●	ninth, to the holders of the 601 Lexington Avenue Subordinate Companion Loans, payments of principal on a pro rata and pari passu basis, based on their outstanding principal balances, until their principal balances have been reduced to zero;
●	tenth, to pay the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer any amounts to be applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items;
●	eleventh, to fund any other reserves to the extent then required to be held in escrow;
●	twelfth, to pay to the holders of the 601 Lexington Avenue Senior Notes any yield maintenance or other prepayment premium then due and payable to the holders of the 601 Lexington Avenue Senior Notes, on a pro rata and pari passu basis, then to the holders of the 601 Lexington Avenue Subordinate Companion Loans any yield maintenance or other prepayment premium then due and payable to the holders of the 601 Lexington Avenue Subordinate Companion Loans, on a pro rata and pari passu basis;
●	thirteenth, to pay the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer default interest and late fees then due and payable under the 601 Lexington Avenue Pari Passu-AB Loan Combination documents, all of which will be applied in accordance with the BXP 2021-601L TSA;
●	fourteenth, to pay any additional servicing compensation that the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer is entitled to receive under the BXP 2021-601L TSA; and
●	fifteenth, any remaining amount will be paid pro rata to the holders of the 601 Lexington Avenue Companion Loans and the Issuing Entity as holder of the 601 Lexington Avenue Mortgage Loan, based on the original principal balance of the 601 Lexington Avenue Mortgage Loan and the 601 Lexington Avenue Companion Loans.

If a P&I Advance is made with respect to the 601 Lexington Avenue Mortgage Loan pursuant to the terms of the Pooling and Servicing Agreement, unless such P&I Advance is determined to be nonrecoverable, that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the 601 Lexington Avenue Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances”, on other mortgage loans in this securitization, but not out of payments or other collections on the 601 Lexington Avenue Companion Loans.

The Issuing Entity is required to pay its pro rata share of any unanticipated trust fund expenses relating to the servicing of the 601 Lexington Avenue Loan Combination in accordance with the BXP 2021-601L TSA and the 601 Lexington Avenue Co-Lender Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrower for payment of such amounts and any principal and interest collections allocable to the 601 Lexington Avenue Subordinate Companion Loans have been applied to pay such amounts.

To the extent collections received after the final liquidation of the 601 Lexington Avenue Loan Combination or the related Mortgaged Property are not sufficient to pay such fees and expenses incurred in connection with the servicing and administration of the 601 Lexington Avenue Loan Combination in full, the Issuing Entity will be required to pay or reimburse its pro rata share of such unpaid fees and expenses (after allocating such fees and expenses first to the 601 Lexington Avenue Subordinate Companion Loans and then to the 601 Lexington Avenue Senior Notes, in that order) from general collections on the other mortgage loans in the trust. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control

The controlling noteholder under the 601 Lexington Avenue Co-Lender Agreement will be the securitization trust created pursuant to the terms of the BXP 2021-601L TSA. The terms of the BXP 2021-601L TSA provide for a directing certificateholder (the “601 Lexington Avenue Directing Certificateholder”) that will, if appointed, have consent and/or consultation rights with respect to the 601 Lexington Avenue Loan Combination similar to those held by the Directing Holder under the terms of the Pooling and Servicing Agreement. If no 601 Lexington Avenue Directing Certificateholder has been appointed or identified to the 601 Lexington Avenue Servicer or the 601

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Lexington Avenue Special Servicer, as applicable, and the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer, as applicable, has attempted to obtain such information from the certificate administrator appointed under the BXP 2021-601L TSA and no such entity has been identified to the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer, as applicable, then until such time as a 601 Lexington Avenue Directing Certificateholder is identified, the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such 601 Lexington Avenue Directing Certificateholder as the case may be. No directing certificateholder has yet been appointed by the certificateholders entitled to make such appointment under the BXP 2021-601L TSA. Absent the appointment of a 601 Lexington Avenue Directing Certificateholder, the 601 Lexington Avenue Servicer and 601 Lexington Avenue Special Servicer will be required to make any servicing decisions with respect to the 601 Lexington Avenue Mortgage Loan in accordance with the servicing standard set forth in the BXP 2021-601L TSA, but will not be required to obtain the consent of any party prior to taking any servicing action. The BXP 2021-601L TSA will, however, provide that the 601 Lexington Avenue Servicer and 601 Lexington Avenue Special Servicer will be required to consult with the risk retention consultation parties named in the BXP 2021-601L TSA (the “601 Lexington Avenue Risk Retention Consultation Parties”) with respect to certain matters that are similar to those granted to a Risk Retention Consultation Party under the Pooling and Servicing Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In addition, pursuant to the terms of the 601 Lexington Avenue Co-Lender Agreement, the Issuing Entity, as a non-controlling note holder will (i) have the right to receive copies of all notices, information and reports that the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer, as applicable, is required to provide to the 601 Lexington Avenue Directing Certificateholder or the 601 Lexington Avenue Risk Retention Consultation Parties (within the same time frame such notices, information and reports are required to be delivered to the 601 Lexington Avenue Directing Certificateholder or the 601 Lexington Avenue Risk Retention Consultation Parties without regard to whether or not such parties actually have lost any rights to receive such information as a result of a consultation termination event or control termination event under the BXP 2021-601L TSA) with respect to any major decisions to be taken with respect to the 601 Lexington Avenue Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the 601 Lexington Avenue Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis to the extent the Issuing Entity requests consultation with respect to certain major decisions to be taken with respect to the 601 Lexington Avenue Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the 601 Lexington Avenue Loan Combination. The consultation rights of the Issuing Entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the Issuing Entity has responded within such period; provided that if the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the Issuing Entity as described above, the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 601 Lexington Avenue Mortgage Loan, the related the 601 Lexington Avenue Pari Passu Companion Loans and the related the 601 Lexington Avenue Subordinate Companion Loans. Neither the 601 Lexington Avenue Servicer nor the 601 Lexington Avenue Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the 601 Lexington Avenue Mortgage Loan (or its representative).

Sale of Defaulted Loan Combination

Pursuant to the terms of the 601 Lexington Avenue Co-Lender Agreement, if the 601 Lexington Avenue Loan Combination becomes a specially serviced loan pursuant to the terms of the BXP 2021-601L TSA, and if the 601 Lexington Avenue Special Servicer determines to sell the 601 Lexington Avenue Pari Passu Companion Loans in accordance with the BXP 2021-601L TSA, then the 601 Lexington Avenue Special Servicer will be required to sell the 601 Lexington Avenue Mortgage Loan together with the 601 Lexington Avenue Pari Passu Companion Loans and the 601 Lexington Avenue Subordinate Companion Loans as one whole loan. In connection with any such sale, the 601 Lexington Avenue Special Servicer will be required to follow the procedures set forth under the BXP 2021-601L TSA. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Proceeds of the sale of the 601 Lexington Avenue Loan Combination will be distributed in accordance with the priority of payments described in “—Distributions—Application of Payments After an Event of Default” above.

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Notwithstanding the foregoing, the 601 Lexington Avenue Special Servicer will not be permitted to sell the 601 Lexington Avenue Pari Passu Companion Loans together with the 601 Lexington Avenue Mortgage Loan if such loan becomes a defaulted loan without the written consent of the Issuing Entity as holder of the 601 Lexington Avenue Mortgage Loan (provided that such consent is not required if the Issuing Entity is the borrower or an affiliate of the borrower) unless the 601 Lexington Avenue Special Servicer has delivered to the Issuing Entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the 601 Lexington Avenue Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 601 Lexington Avenue Loan Combination, and any documents in the servicing file reasonably requested by the Issuing Entity that are material to the price of the 601 Lexington Avenue Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer in connection with the proposed sale; provided that the Issuing Entity may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the BXP 2021-601L TSA, the holder of the 601 Lexington Avenue Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Loan Combination (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights

Pursuant to the 601 Lexington Avenue Co-Lender Agreement, the 601 Lexington Avenue Directing Certificateholder, if appointed, will have the right, at any time prior to a “control event” under the BXP 2021-601L TSA, with or without cause, to replace the 601 Lexington Avenue Special Servicer then acting with respect to the 601 Lexington Avenue Loan Combination and appoint a replacement special servicer without the consent of the Issuing Entity (or its representative), as holder of the 601 Lexington Avenue Mortgage Loan or any holder of a 601 Lexington Avenue Senior Note in a manner that is substantially similar to that as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

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Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Citi Real Estate Funding Inc., German American Capital Corporation, JPMorgan Chase Bank, National Association and Goldman Sachs Mortgage Company are the sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors”.

Citi Real Estate Funding Inc.

General

Citi Real Estate Funding Inc. (“CREFI”) is a Sponsor and a Mortgage Loan Seller. CREFI originated or co-originated all of the CREFI Mortgage Loans. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Commercial Mortgage Securities Inc. (the Depositor) and Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the Certificates or the Uncertificated VRR Interest. None of the Certificateholders or the Uncertificated VRR Interest Owners will have any rights or remedies against CREFI for any losses or other claims in connection with the Certificates, the Uncertificated VRR Interest or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with

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other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;
●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

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Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;
●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;
●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;
●	a description of any material issues with respect to any of the mortgage loans;
●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;
●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;
●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;
●	whether any mortgage loans are interest-only for their entire term or a portion of their term;
●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;
●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;
●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;
●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;
●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;
●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;
●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;
●	whether any borrower is not a special purpose entity;
●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;
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●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;
●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;
●	a list of any related mortgaged properties for which a single tenant occupies over 50% of such property, and whether there are any significant lease rollovers at a particular mortgaged property;
●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;
●	a description of any material leasing issues at the related mortgaged properties;
●	whether any related mortgaged properties are subject to condemnation proceedings or litigation;
●	a list of related mortgaged properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related mortgaged property except for those which will be remediated by the cut-off date;
●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related mortgaged properties, or whether there are any zoning issues at the mortgaged properties;
●	a list of mortgaged properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or
●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties

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made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Certificateholders, the Uncertificated VRR Interest Owners or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders, the Uncertificated VRR Interest Owners and the Trustee for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a

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property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

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Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party. For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

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Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-1A to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 11, 2022. CREFI’s Central Index Key is 0001701238. With respect to the period from and including January 1, 2019

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to and including December 31, 2021, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) thereof) will retain approximately $39,025,148 initial Certificate Balance of the Class VRR Certificates (i.e., the CREFI VRR Interest Portion) as described under “Credit Risk Retention”, and an affiliate of CREFI is expected to purchase the Class R Certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates (other than the CREFI VRR Interest Portion) at any time. CREFI or a “majority-owned affiliate” (as defined in Regulation RR) thereof will be required to retain the CREFI VRR Interest Portion as and to the extent described under “Credit Risk Retention”.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), an affiliate of GACC, originated or co-originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBRI, an originator and (ii) Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 1 Columbus Circle, New York, New York 10019. DBRI will sell its interests in the GACC Mortgage Loans to GACC on or prior to the Closing Date. It is also expected that DBRI will be the holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Loan Combination Controlling Notes and Non-Controlling Notes” under “Description of the Mortgage Pool—The Loan Combinations—General” after the Closing Date in the ordinary course of business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Neither GACC nor any of its affiliates will insure or guarantee distributions on the Certificates or the Uncertificated VRR Interest. None of the Certificateholders or the Uncertificated VRR Interest Owners will have any rights or remedies against GACC for any losses or other claims in connection with the Certificates, the Uncertificated VRR Interest or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by GACC in the

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related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

GACC’s Securitization Program

GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with GS Mortgage Securities Corporation II, J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc., and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large ﬂoating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both ﬁxed rate and ﬂoating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through December 31, 2021 is approximately $98.41 billion.

GACC or its affiliates has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or such affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a Mortgage Loan Purchase Agreement, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-1B to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each Mortgage Loan Purchase Agreement to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “The Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

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Review of GACC Mortgage Loans

Overview. GACC, in its capacity as a Sponsor and the mortgage loan seller of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by DBRI during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;
●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBRI, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1A to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-1B.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex B.

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Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBRI, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBRI’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with DBRI’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBRI’s Underwriting Guidelines and Processes

General. DBRI is an originator and is affiliated with GACC and with Deutsche Bank Securities Inc., one of the underwriters. DBRI is referred to as the “DB Originator” in this prospectus. The DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by the DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number

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based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A and Annex C to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the DB Originator obtains (or, in connection with the DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the DB Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DB Originator’s acquisition and reunderwriting of a mortgage loan, the DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if the DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. The DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the DB Originator either (i) obtains or updates (or, in connection with the DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the DB

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Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the DB Originator obtains (or, in connection with the DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal

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of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the DB Originator. The typical required escrows for mortgage loans originated by the DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the DB Originator with sufficient funds to satisfy all taxes and assessments. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the DB Originator with sufficient funds to pay all insurance premiums. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.
●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.
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The DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the DB Originator has structured springing escrows that arise for identified risks, (v) the DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBRI’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions

Disclosed above are the DB Originator’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, the DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, the DB Originator made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 15, 2022. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including April 1, 2019 to and including March 31, 2022, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither GACC nor any of its affiliates intends to retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. GACC and/or its affiliates may acquire or own in the future certain Classes of Certificates issued by the Issuing Entity. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans or portions thereof that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

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GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an initial Risk Retention Consultation Party and an affiliate of GS Bank, an originator and an Uncertificated VRR Interest Owner, and Goldman Sachs & Co. LLC, an underwriter.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., GS Bank and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2021, GSMC originated or acquired approximately 3,236 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $153.9 billion. As of December 31, 2021, GSMC had acted as a sponsor and mortgage loan seller on approximately 331 fixed and floating-rate commercial mortgage-backed securitization transactions.  GSMC securitized approximately $2.165 billion, $4.636 billion, $6.586 billion, $5.098 billion, $6.284 billion, $6.972 billion, $11.730 billion, $8.548 billion, $9.960 billion, $6.823 billion and $14.906 billion of commercial mortgage loans in public and private offerings in calendar years 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019, 2020 and 2021, respectively.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

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Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;
●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex E-2A to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions of the Code. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated on “Annex B—Significant Loan Summaries”. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

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The Goldman Originator

GS Bank, an originator, is affiliated with GSMC, one of the sponsors, and Goldman Sachs & Co. LLC, one of the underwriters. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2021	$4.2 billion	$2.6 billion
2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2021	$9.5 billion	$12.4 billion
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor,

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or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex E-2B—Exceptions to Sponsor Representations and Warranties (GSMC)”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However, these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable

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conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.
●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A to this prospectus.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable

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to that property.  Evidence of this compliance may be in the form of one or more of the following:  legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.  In some cases, a mortgaged property may constitute a legal non-conforming use or structure.  In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that:  (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

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In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●	Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.
●	Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.
●	Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.
●	Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators

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have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A.

Compliance with Rule 15Ga-1 under the Exchange Act

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2022. GSMC’s Central Index Key is 0001541502. With respect to the period from and including January 1, 2019 to and including December 31, 2021, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn		Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$(t)% of principal balance (u) # (v)	$ (w)	% of principal balance (x)
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0.00	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0.00	0	0.00

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Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, other than approximately $17,052,544 initial principal balance of the Uncertificated VRR Interest (i.e., the GS Bank VRR Interest Portion). However, GSMC and/or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time. GS Bank (or its MOA), an affiliate of GSMC, will be required to retain the GS Bank VRR Interest Portion as described under “Credit Risk Retention”.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

JPMorgan Chase Bank, National Association

General

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation (“JPMC”) whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2021, of JPMC, and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMC, as they become available, may be obtained without charge by each person to whom this prospectus is delivered at the SEC’s website at www.sec.gov. The 2021 annual report of JPMC is available on JPMC’s website at www.jpmorganchase.com. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, either the SEC’s website or JPMC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2020, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $157 billion. Of that amount, approximately $129 billion has been securitized by J.P. Morgan Chase Commercial Mortgage Securities Corp. (“JPMCCMSC”), a subsidiary of JPMCB, as depositor. In its fiscal year ended December 31, 2020, JPMCB originated and securitized approximately $5.1 billion of commercial mortgage loans, of which approximately $2.7 billion were securitized by JPMCCMSC.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self storage properties, but also originates loans secured by

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manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

General

Overview. JPMCB, in its capacity as the sponsor of the Mortgage Loans or portions thereof originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;
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●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex E-3A and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-3B.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions of the Code.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex B, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

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JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective borrower sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the borrower sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the borrower sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Mortgage Loan Information” and Annex A to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain

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mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may also reflect prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis. The “as stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

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Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual
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replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.
●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

JPMCB has disclosed generally its underwriting guidelines with respect to JPMCB’s Mortgage Loans. However, one or more of JPMCB’s Mortgage Loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s Mortgage Loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In

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certain cases, JPMCB may have made exceptions and the underwriting of a particular Mortgage Loan did not comply with all aspects of the disclosed criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

JPMCCMSC’s most recently filed Form ABS-15G that includes information related to JPMCB, was filed with the SEC on February 14, 2022, which is the same date as JPMCB’s most recently filed Form ABS-15G for this asset class. The Central Index Key (or CIK) number for JPMCCMSC is 0001013611 and the CIK number for JPMCB is set forth on the cover of this prospectus. With respect to the three-year period ending March 31, 2022, JPMCB has no activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither JPMCB nor any of its affiliates intends to retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization, except that JPMCB is expected to purchase the Class A-3-2 and Class A-4-2 Certificates directly from the Depositor on the Closing Date. JPMCB or its affiliates may own in the future certain additional Classes of Certificates, including, without limitation, the Class R Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates and the Uncertificated VRR Interest contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Certificates and the Uncertificated VRR Interest to investors and the sale of servicing rights to KeyBank National Association, for the master servicing of the Mortgage Loans and primary servicing of certain of the Serviced Loans, over

(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the Certificates and the Uncertificated VRR Interest as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 388 Greenwich Street, New York, New York 10013. The telephone number is (212) 816-5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., an affiliate of (i) CREFI, the Retaining Sponsor, an originator, an initial Risk Retention Consultation Party, the holder of the CREFI VRR Interest Portion and the current holder of one or more of the Bell Works Pari Passu Companion Loans, the 2550 M Street Pari Passu Companion Loans and the ExchangeRight Net Leased Portfolio #55 Pari Passu Companion Loans, and (ii) Citigroup Global Markets Inc., one of the underwriters.

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Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor generally acquires the commercial and multifamily mortgage loans from CREFI or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owners. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates, the Uncertificated VRR Interest and the Mortgage Loans. The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders or the Uncertificated VRR Interest Owners, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates and the Uncertificated VRR Interest to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders and the Uncertificated VRR Interest Owners.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates or the Uncertificated VRR Interest.

The Issuing Entity

The Issuing Entity, Benchmark 2022-B35 Mortgage Trust, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans, and any REO Property, disposing of Defaulted Mortgage Loans, and REO Property, issuing the Certificates and the Uncertificated VRR Interest, making distributions, providing reports to Certificateholders and the Uncertificated VRR Interest Owners, and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates and the Uncertificated VRR Interest, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer, including any discretionary activities performed by each of them, is set forth

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under “—The Trustee”, “—The Certificate Administrator”, “—Servicers—The Master Servicer and the Special Servicer”, “—Servicers—The Outside Servicers and the Outside Special Servicers”, “—The Operating Advisor and the Asset Representations Reviewer”, “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans from the Sponsors as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association), will act as trustee (the “Trustee”) pursuant to the Pooling and Servicing Agreement. WTNA is a national banking association with trust powers incorporated in 1995. The Trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation, and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2021, WTNA served as trustee on over 2,064 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $599 billion, of which approximately 797 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $545 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The foregoing information set forth under this “—The Trustee” heading has been provided by WTNA.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any

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indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between the Trustee and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Computershare Trust Company, N.A. (“Computershare Trust Company”) will act as certificate administrator (in such capacity, the “Certificate Administrator”) and custodian (in such capacity, the “Custodian”) under the Pooling and Servicing Agreement. Computershare Trust Company is a national banking association and a wholly-owned subsidiary of Computershare Limited (“Computershare Limited”), an Australian financial services company with approximately $5.251 billion (USD) in assets as of June 30, 2021. Computershare Limited and its affiliates have been engaging in financial service activities, including stock transfer related services, since 1997, and corporate trust related services since 2000. Computershare Trust Company provides corporate trust, custody, securities transfer, cash management, investment management and other financial and fiduciary services, and has been engaged in providing financial services, including corporate trust services, since 2000. The transaction parties may maintain commercial relationships with Computershare Trust Company and its affiliates. Computershare Trust Company maintains corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations), and its office for correspondence related to certificate transfer services is located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55415.

On March 23, 2021, Wells Fargo Bank, N.A. (“Wells Fargo Bank”) announced that it had entered into a definitive agreement with Computershare Trust Company, Computershare Delaware Trust Company (“CDTC”) and Computershare Limited (collectively, “Computershare”) to sell substantially all of its Corporate Trust Services (“CTS”) business. The sale to Computershare closed on November 1, 2021, and virtually all CTS employees of Wells Fargo Bank, along with most existing CTS systems, technology, and offices transferred to Computershare as part of the sale. On November 1, 2021, for some of the transactions in its CTS business, Wells Fargo Bank transferred its roles, and the duties, rights, and liabilities for such roles, under the relevant transaction agreements to Computershare Trust Company. For other transactions in its CTS business, Wells Fargo Bank intends to transfer such roles, duties, rights, and liabilities to Computershare Trust Company or CDTC, as applicable, in stages after November 1, 2021. For any transaction where Wells Fargo Bank’s roles did not transfer to Computershare Trust Company or CDTC on November 1, 2021, Computershare Trust Company or CDTC performs all or virtually all of Wells Fargo Bank’s obligations as its agent as of such date.

Under the terms of the Pooling and Servicing Agreement, Computershare Trust Company is responsible for securities administration, which includes pool performance calculations, distribution calculations, and the preparation of monthly distribution reports. As certificate administrator, Computershare Trust Company is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust REMICs and, to the extent required under the Pooling and Servicing Agreement, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K, and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the Issuing Entity. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the business of securities administration since June 30, 1995. As of November 1, 2021, when it acquired the CTS business from Wells Fargo Bank, Computershare Trust Company was acting as agent for the certificate administrator on approximately 1102 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $622 billion (USD).

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As a result of Computershare Trust Company not being a deposit-taking institution, any accounts that the Certificate Administrator is required to maintain pursuant to the Pooling and Servicing Agreement will be established and maintained with one or more institutions in a manner satisfying the requirements of the Pooling and Servicing Agreement, including any applicable eligibility criteria for account banks set forth in the Pooling and Servicing Agreement.

Computershare Trust Company will act as the custodian of the mortgage loan files pursuant to the Pooling and Servicing Agreement. In that capacity, Computershare Trust Company is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Computershare Trust Company maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the mortgage document custody business for more than 25 years. As of November 1, 2021, when it acquired the CTS business from Wells Fargo Bank, Computershare Trust Company was acting primarily as agent for the custodian, but in some cases as custodian, for approximately for approximately 320,000 commercial mortgage loan files.

Computershare Trust Company, through the CTS business acquired from Wells Fargo Bank, serves or may have served within the past two years as loan file custodian or the agent of the loan file custodian for various mortgage loans owned by the Sponsor or an affiliate of the Sponsor and anticipates that one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review, and safekeeping of mortgage loan files.

For two CMBS transactions, Wells Fargo Bank through its Corporate Trust Services division disclosed transaction-level noncompliance related to its CMBS bond administration function on its 2021 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB (each, a “Subject 2021 Wells Fargo CTS CMBS Annual Statement of Compliance”). One Subject 2021 Wells Fargo CTS CMBS Annual Statement of Compliance stated that a distribution was paid one day late due to an inadvertent administrative error. The other Subject 2021 Wells Fargo CTS CMBS Annual Statement of Compliance stated that there were payment errors that occurred in two successive months that were each corrected in the third month. In both cases, the transaction-level noncompliance disclosed on the Subject 2021 Wells Fargo CTS CMBS Annual Statement of Compliance occurred prior to the sale by Wells Fargo Bank of its Corporate Trust Services division to Computershare on November 1, 2021.

Neither Computershare Trust Company nor any of its affiliates will retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, Computershare Trust Company or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this “—The Certificate Administrator” heading has been provided by Computershare.

For a description of any material affiliations, relationships and related transactions between the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

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Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer and the Special Servicer

KeyBank National Association (“KeyBank”), a national banking association, is expected to be appointed to act as the master servicer (in such capacity, the “Master Servicer”), the special servicer (in such capacity, the “Special Servicer”) under the Pooling and Servicing Agreement. In such capacity, KeyBank will be responsible for the servicing and administration of the Serviced Loans, Serviced Loan Combinations and the Specially Serviced Loans (other than any Excluded Special Servicer Mortgage Loan) and related REO Properties pursuant to the Pooling and Servicing Agreement.

KeyBank is a wholly-owned subsidiary of KeyCorp. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. KeyBank is not an affiliate of the Issuing Entity, the Depositor, the Sponsor, the Trustee, the Operating Advisor, the Asset Representations Reviewer or the Certificate Administrator. KeyBank is also (1) the special servicer under the Benchmark 2022-B32 Pooling and Servicing Agreement with respect to the One Wilshire Loan Combination, the Bedrock Portfolio Loan Combination and the Grede Casting Industrial Portfolio Loan Combination and (2) the master servicer under the Benchmark 2022-B34 Pooling and Servicing Agreement with respect to the Gem Tower Loan Combination.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/2019	12/31/2020	12/31/21
By Approximate Number	18,882	17,008	18,122
By Approximate Aggregate Principal Balance (in billions)	$289.6	$308.5	$379.3

Within this servicing portfolio are, as of December 31, 2021, approximately 11,586 loans with a total principal balance of approximately $275.4 billion that are included in approximately 852 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality, and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of December 31, 2021, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank has been a special servicer of commercial mortgage loans and commercial real estate assets included in commercial mortgage-backed securities transactions since 1998. As of December 31, 2021, KeyBank was named as special servicer with respect to commercial mortgage loans in 357 commercial mortgage-backed securities transactions totaling approximately $178.9 billion in aggregate outstanding principal balance and was special servicing a portfolio that included approximately 114 commercial mortgage loans with an aggregate outstanding principal balance of approximately $2.258 billion, which portfolio includes multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States.

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The following table sets forth information on the size and growth of KeyBank’s managed portfolio of specially serviced commercial mortgage loans for which KeyBank is the named special servicer in commercial mortgage-backed securities transactions in the United States.

CMBS (US)	12/31/2019	12/31/2020	12/31/21
By Approximate Number of Transactions	281	363	357
By Approximate Aggregate Principal Balance (in billions)	$111.4	$148.3	$178.9

KeyBank has resolved over $12.7 billion of U.S. commercial mortgage loans over the past 10 years.

The following table sets forth information on the amount of U.S. commercial mortgage loans that KeyBank has resolved in each of the past 10 calendar years (in billions).

2012	2013	2014	2015	2016	2017	2018	2019	2020	2021
$1.89	$2.69	$0.63	$1.40	$0.27	$0.23	$0.12	$0.32	$3.20	$2.00

KeyBank is approved as the master servicer, primary servicer, and special servicer for commercial mortgage-backed securities rated by Moody’s, S&P Global Ratings (“S&P”), Fitch and DBRS Morningstar. Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS1” as a primary servicer, and “CSS1-” as a special servicer. DBRS Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s, Fitch’s, and DBRS Morningstar’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC® format to report to trustees and certificate administrators of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.key.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s deposits and debt obligations.

	S&P	Fitch	Moody’s
Long-Term Deposits	N/A	A	A1
Short-Term Deposits	N/A	F1	P-1
Long-Term Debt Obligations	A-	A-	A3
Short-Term Debt Obligations	A-2	F1	P-2

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement or any applicable Outside Servicing Agreement and, accordingly, will not have any material adverse impact on the performance of the Mortgage Loans or the performance of the Certificates.

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KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) manage delinquent loans and loans subject to the bankruptcy of the borrower.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the Pooling and Servicing Agreement or any applicable Outside Servicing Agreement for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002, as amended and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three (3) years in all material respects.

KeyBank is, as the Master Servicer and the Special Servicer, generally responsible for the master servicing, special servicing and primary servicing functions with respect to the Mortgage Loans, Serviced Loan Combinations and, to the extent administered under the Pooling and Servicing Agreement, any REO Property. KeyBank, as the Master Servicer, will be permitted to appoint one or more sub-servicers to perform all or any portion of its primary servicing functions under the Pooling and Servicing Agreement pursuant to one or more sub-servicing agreements and any such sub-servicer will receive a fee for the services specified in such sub-servicing agreement. Additionally, KeyBank may from time to time perform some of its servicing obligations under the Pooling and Servicing Agreement through one or more third-party vendors that provide servicing functions such as tracking and reporting of flood zone changes, performing UCC searches, filing UCC financing statements and amendments, appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of any REO Property. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the Pooling and Servicing Agreement as if KeyBank had not retained any such vendors.

The manner in which collections on the Mortgage Loans are to be maintained is described in “The Pooling and Servicing Agreement—Accounts” and “—Withdrawals from the Collection Account” in this prospectus. Generally, all amounts received by KeyBank on the Mortgage Loans will be initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by KeyBank and are then allocated and transferred to the appropriate account within the time required by the Pooling and Servicing Agreement. Similarly, KeyBank generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement.

KeyBank will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as master servicer, primary servicer or special servicer, as applicable, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. KeyBank has made all advances required to be made by it under its servicing agreements for commercial and multifamily mortgage loans.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. KeyBank does not believe that any lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse

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effect on its business or its ability to service the Mortgage Loans pursuant to the Pooling and Servicing Agreement or any applicable Outside Servicing Agreement.

KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

Neither KeyBank nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, KeyBank or its affiliates may retain certain classes of Certificates in the future. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth above under this sub-heading “—The Master Servicer and the Special Servicer” has been provided by KeyBank.

The Master Servicer and the Special Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer and the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—General”, “—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Master Servicer’s and the Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer's obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

The Master Servicer and the Special Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer's and the Special Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Master Servicer's and the Special Servicer’s liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer's removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (a) with or without cause by the applicable Directing Holder, (b) for cause at any time, and (c) otherwise without cause as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer, the Special Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

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Significant Primary Servicer

Midland Loan Services, a Division of PNC Bank, National Association

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to act as the primary servicer of certain of the Mortgage Loans and related Serviced Companion Loans (such Mortgage Loans, the “Midland Serviced Mortgage Loans”). Midland is expected to be initially responsible for the primary servicing and administration of such Midland Serviced Mortgage Loans pursuant to a certain primary servicing agreement expected to be entered into between Midland, as primary servicer, and KeyBank, National Association, as Master Servicer (the "Midland Primary Servicing Agreement"). Certain servicing and administrative functions may also be provided by one or more subservicers that previously serviced the mortgage loans for the applicable loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by Standard & Poor’s Rating Services (“S&P”), Moody’s Investors Service, Inc., Fitch Ratings, Inc., DBRS, Inc. (“DBRS Morningstar”) and Kroll Bond Rating Agency, LLC. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and DBRS Morningstar. For each category, S&P ranks Midland as “Above Average”. DBRS Morningstar ranks Midland as “MOR CS2” for master servicer and primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland’s policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland’s personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes. In light of the COVID-19 pandemic and related federal, state, and local orders, requirements and/or guidance, Midland implemented part of its business continuity plan that includes the requirement that most of its personnel work remotely until management determines otherwise. However, beginning on June 14, 2021, Midland personnel who have been working remotely during the COVID-19 pandemic are generally permitted to voluntarily return to the workplace, subject to certain exceptions and limitations.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the applicable servicing standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the pooling and servicing agreement.

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Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight.

As of March 31, 2022, Midland was master and primary servicing approximately 25,674 commercial and multifamily mortgage loans with a principal balance of approximately $619 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 13,668 of such loans, with a total principal balance of approximately $313 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2019 to 2021.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2019	2020	2021
CMBS	$219	$256	$302
Other	$387	$317	$301
Total	$606	$573	$603

As of March 31, 2022, Midland was named the special servicer in approximately 408 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $165 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 229 assets with an outstanding principal balance of approximately $4.4 billion.

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2019 to 2021

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)
	2019	2020	2021
Total	$171	$170	$163

Midland is also (i) the master servicer with respect to the One Wilshire, Bedrock Portfolio and Grede Casting Industrial Portfolio Mortgage Loans which are currently being serviced under the Benchmark 2022-B32 PSA, (ii) the master servicer with respect to the Novo Nordisk HQ Mortgage Loan, which is currently being serviced under the Benchmark 2021-B31 PSA, and (iii) the master servicer and special servicer with respect to the 200 West Jackson Mortgage Loan, which is currently being serviced under the Benchmark 2022-B33 PSA.

As set forth on Annex A, PNC Bank, National Association, is the sole/largest tenant at the Mortgaged Properties identified as PNC Bank - Aurora (Galena), IL and PNC Bank - Clarendon Hills (Holmes), IL, which secure in part the ExchangeRight Net Leased Portfolio #55 Mortgage Loan. As set forth on Annex A, these Mortgaged Properties represent only approximately 6.3% of the Mortgaged Properties securing the related Mortgage Loan, and only approximately 0.2% of the Initial Pool Balance. Midland is not expected to be the primary servicer of this Mortgage Loan.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering, in the secondary market.

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Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between JPMCB and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

PNC Bank, National Association (“PNC Bank”), and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the trust fund as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

The reports on assessment of compliance with applicable servicing criteria for the twelve-month periods ending on December 31, 2020 and December 31, 2021, respectively, furnished pursuant to Item 1122 of Regulation AB for Midland, did not identify a material instance of noncompliance. The report on assessment of compliance with applicable servicing criteria for the twelve month period ending on December 31, 2019, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements….”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer of certain of those CMBS transactions became responsible for Schedule AL (Asset-Level) reporting on behalf of the related CMBS trusts. Midland’s Schedule AL reporting process was enhanced in April of 2019, however, the process remained manual throughout the 2019 calendar year and additional errors during such year were identified during the related audit. Following identification, Midland made staffing changes and additional improvements to its processes and procedures to support its Schedule AL reporting obligations and has moved to an automated solution for this process.

The information set forth under this “—Midland Loan Services, a Division of PNC Bank, National Association” sub-heading has been provided by Midland.

The Midland Primary Servicing Agreement

General. Midland will be appointed as the primary servicer of the Midland Serviced Mortgage Loans. Accordingly, KeyBank, as master servicer, and Midland, as primary servicer, will enter into a Primary Servicing Agreement, dated as of May 1, 2022 (the “Midland Primary Servicing Agreement”). The primary servicing of such Midland Serviced Mortgage Loans will be governed by the Midland Primary Servicing Agreement. The following summary describes certain provisions of the Midland Primary Servicing Agreement relating to the primary servicing and administration of the Midland Serviced Mortgage Loans. The summary does not purport to be complete and is subject, and qualified in its entirety, by reference to the provisions of the Midland Primary Servicing Agreement.

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Summary of Duties. With respect to the Midland Serviced Mortgage Loans, Midland, as primary servicer, will be responsible for performing the primary servicing of the Midland Serviced Mortgage Loans in a manner consistent with the PSA and the Servicing Standard. Primary servicing will include:

●	maintaining the servicing file and releasing files upon borrower request or payoff of such Mortgage Loan as approved by the master servicer,
●	(i) within five (5) business days of receipt of a repurchase demand, reporting any such repurchase demand to the master servicer and forwarding a copy of such repurchase demand to the master servicer, (ii) within five (5) business days of discovery or notice of a document defect or breach, notifying the master servicer in writing of any discovered document defect or breach of mortgage loan representation, and (iii) cooperating with the master servicer in pursuing its obligations to make a repurchase claim against the related mortgage loan seller,
●	collecting monthly payments and escrow and reserve payments and maintaining a primary servicer collection account and applicable escrow and reserve accounts to hold such collections,
●	remitting to the master servicer on a timely basis monthly payments less any primary servicing fees and compensation in the nature of additional primary servicing compensation due to Midland, as primary servicer, and any escrow and reserve payments to be held by Midland,
●	preparing such reports, including a monthly remittance report and such other reports as reasonably requested by the master servicer from time to time,
●	collecting monthly and quarterly borrower reports, rent rolls, and operating statements,
●	performing annual inspections of the related Mortgaged Property and providing inspection reports to the master servicer,
●	monitoring borrower insurance obligations on such Midland Serviced Mortgage Loans and related Specially Serviced Loans and obtaining such property level insurance when the borrower fails to maintain such insurance,
●	maintaining errors and omissions insurance and an appropriate fidelity bond,
●	notifying the master servicer of any borrower requests or transactions; provided, however, that Midland will not approve or consummate any borrower request or transaction without obtaining the prior written consent of the master servicer, and
●	promptly notifying master servicer of any defaults under the Midland Serviced Mortgage Loans, collection issues or customer issues; provided that Midland will not take any action with respect to enforcing such Midland Serviced Mortgage Loans without the prior written approval of the master servicer.

Midland’s custodial responsibilities are limited to original letters of credit as long as it (i) has a vault or other adequate safety procedures in place satisfactory to the master servicer, in its sole discretion, or (ii) outsources such responsibility to a third party vendor satisfactory to the master servicer, who has a vault or other adequate safety procedures in place satisfactory to the master servicer, in its sole discretion.

Midland will provide to master servicer access to all the servicing files, Mortgage Loan files and servicing systems maintained by Midland with respect to the Midland Serviced Mortgage Loans for audit and review. Midland will not take any action (whether or not authorized under the Midland Primary Servicing Agreement) as to which the master servicer has advised it in writing that the master servicer or the trustee has received an opinion of counsel to the effect that such action if taken would result in the imposition of a tax on any portion of the trust fund or cause any of the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC. Midland will fully cooperate with the master servicer in connection with avoiding the imposition of a tax on any portion of the trust fund or cause any of the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

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Midland will also timely provide such certifications, reports and registered public accountant attestations required by the Midland Primary Servicing Agreement or by the master servicer to permit it to comply with the Pooling and Servicing Agreement and the depositor to comply with its Exchange Act reporting obligations.

The master servicer and Midland will each designate a portfolio manager and other appropriate personnel to receive documents and communications between each other such that Midland is able to perform its obligations under the Midland Primary Servicing Agreement and the master servicer is able to perform its supervisory authority over Midland. Midland will not communicate directly with the special servicer, the Directing Holder or any Rating Agency except in very limited circumstances set forth in the Midland Primary Servicing Agreement.

Midland will have no obligation to make any principal and interest advance or any servicing advances. Midland will not make any Major Decisions, Special Servicer Decisions or any other action requiring the approval of the master servicer under the Midland Primary Servicing Agreement without the prior written approval of the master servicer. Midland will have no obligation to make any Payment Accommodations.

Such consent may be subject to: (a) the prior approval of the special servicer, the Directing Holder or any mezzanine loan lender, as applicable, if so required under the Pooling and Servicing Agreement or the related Mortgage Loan documents, which approval may be withheld in such person’s sole discretion, and (b) obtaining any Rating Agency Confirmation required under the Pooling and Servicing Agreement or the related Mortgage Loan documents, which confirmation may be withheld in such person’s sole discretion. The master servicer will request any such approvals or Rating Agency Confirmation.

Compensation. As compensation for its activities under the Midland Primary Servicing Agreement, the primary servicing fee will be paid only to the extent that the master servicer receives the Servicing Fee with respect to each Midland Serviced Mortgage Loan under the Pooling and Servicing Agreement. Midland is not entitled to any Prepayment Interest Excess. Midland will be entitled to such additional primary servicing compensation as set forth in the Midland Primary Servicing Agreement. Generally, if received and the master servicer is entitled to retain such amounts under the Pooling and Servicing Agreement, Midland will also be entitled to retain, with respect to each related Midland Serviced Mortgage Loan, as additional primary servicing compensation, the following:

●	100% of the master servicer’s share of any assumption application fees and 50% of the master servicer’s share of any defeasance fees;
●	100% of the master servicer’s share of (i) any charges for beneficiary statements or demands and (ii) amounts collected for checks returned for insufficient funds actually paid by the borrower;
●	100% of late payment charges and default interest paid by the related borrowers, except as required to offset outstanding interest on Advances or certain additional trust fund expenses incurred with respect to the related Midland Serviced Mortgage Loan;
●	50% of the master servicer’s share of any Excess Modification Fees, assumption fees, waiver fees, consent and earnout fees, review fees and similar fees; and
●	subject to certain limitations set forth in the Pooling and Servicing Agreement, any interest or other income earned on deposits in the related accounts held by Midland.

Midland will be entitled to 50% of the master servicer’s share of any fees received by the master servicer with respect to any Special Servicer Decision and any Major Decision regardless as to whether Midland processes such action or not. The Special Servicer will process all (A) Major Decisions (other than modifications, waivers, amendments or other actions that relate to a Performing Serviced Loan and constitute a Major Decision described in subclause (i) or (ii) of clause (r) of the definition of “Major Decision”) and (B) Special Servicer Decisions (other than modifications, waivers, amendments or other actions that relate to a Performing Serviced Loan and constitute a Special Servicer Decision described in clause (b), clause (c) or subclause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision”), unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer should process such Major Decision or Special Servicer Decision. If (1) the Special Servicer and Master Servicer agree that the Master Servicer should process a Special Servicer Decision or Major Decision, (2) the applicable modification, waiver, amendment or other action relates to a Performing Serviced Loan and constitutes a Special Servicer Decision described in clause (b), clause (c) or subclause (i) or (ii) of clause (e) of the definition

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of “Special Servicer Decision” or (3) the applicable modification, waiver, amendment or other action relates to a Performing Serviced Loan and constitutes a Major Decision described in subclause (i) or (ii) of clause (r) of the definition of “Major Decision”, the Primary Servicer will process such Special Servicer Decision or Major Decision with respect to such Mortgage Loan subject to the Master Servicer’s consent and any other consent required under the Pooling and Servicing Agreement.

Midland will be required to promptly remit to the master servicer any additional servicing compensation or other amounts received by it which Midland is not entitled to retain. Except as otherwise provided, Midland will pay all its overhead and similar expenses incurred by it in connection with its servicing activities under the Midland Primary Servicing Agreement.

Indemnification; Limitation of Liability. Neither Midland nor any directors, officers, members, managers, employees or agents of Midland (the “Midland Parties”) will be under any liability to the master servicer for any action taken, or for refraining from the taking of any action, in good faith pursuant to the Midland Primary Servicing Agreement, or for errors in judgment. However, this will not protect the Midland Parties against losses resulting from any breach of warranties or representations made in the Midland Primary Servicing Agreement, or against any liability that would otherwise be imposed on Midland by reason of its willful misconduct, bad faith or negligence in the performance of its obligations and duties under the Midland Primary Servicing Agreement or by reason of its negligent disregard of its obligations or duties under the Midland Primary Servicing Agreement. The Midland Parties will be indemnified and held harmless by the master servicer against any and all loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of this indemnity) relating to the Midland Primary Servicing Agreement (collectively, the “Midland Agreement Losses”) incurred by Midland (a) resulting from (i) any breach by the master servicer of a representation or warranty made by it under the Midland Primary Servicing Agreement or (ii) the master servicer’s willful misconduct, bad faith, fraud or negligence in the performance of its obligations and duties under the Midland Primary Servicing Agreement or negligent disregard of its obligations and duties under the Midland Primary Servicing Agreement or (b) that may be imposed on, incurred by or asserted against it in connection with, related to, or arising out of, the Midland Primary Servicing Agreement or the transactions contemplated by the Midland Primary Servicing Agreement, other than any Midland Agreement Losses incurred by Midland (i) that are specifically required to be borne by Midland without right of reimbursement pursuant to the terms of the Midland Primary Servicing Agreement or (ii) incurred by reason of (A) a breach of any representation or warranty by Midland, or (B) willful misconduct, bad faith or negligence of Midland in the performance of its respective obligations or duties under the Midland Primary Servicing Agreement or negligent disregard of its respective obligations or duties under the Midland Primary Servicing Agreement; provided, however, that the indemnification under clause (b) above will be strictly limited to any actual amount of indemnification received by the master servicer under the Pooling and Servicing Agreement as a result of pursuing the Trust on behalf of the Midland for such indemnification. The master servicer agrees to use reasonable efforts to pursue the Trust for any indemnification against any Midland Agreement Losses incurred by Midland under clause (b) above.

Midland will indemnify and hold harmless the master servicer and its directors, officers, members, managers, employees or agents against any Midland Agreement Losses incurred by the master servicer resulting from (1) any breach by Midland of a representation or warranty made by Midland in the Midland Primary Servicing Agreement or (2) any willful misconduct, bad faith or negligence by Midland in the performance of its obligations and duties under the Midland Primary Servicing Agreement or by reason of negligent disregard of such obligations and duties.

Termination. The Midland Primary Servicing Agreement will be terminated with respect to Midland if any of the following occurs:

●	the master servicer elects to terminate Midland following a Midland Primary Servicer Termination Event (as defined below) (except as provided in the following bullet);
●	immediately by the master servicer or the Depositor (pursuant to Section 10.17(i) of the Pooling and Servicing Agreement) pursuant to the final two bullets listed under Midland Primary Servicer Termination Events below;
●	upon resignation by Midland;
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●	with respect to any Midland Serviced Mortgage Loan, in the event such Midland Serviced Mortgage Loan is substituted pursuant to the Pooling and Servicing Agreement;
●	at the option of the master servicer in its sole discretion, in the event a Midland Serviced Mortgage Loan is purchased or repurchased pursuant to the Pooling and Servicing Agreement;
●	with respect to a Midland Serviced Mortgage Loan, upon defeasance of such Midland Serviced Mortgage Loan; or
●	if the master servicer's responsibilities and duties as master servicer under the Pooling and Servicing Agreement have been assumed by the trustee, and the trustee has the right to terminate Midland pursuant to the Pooling and Servicing Agreement.

“Midland Primary Servicer Termination Event” means any one of the following events:

●	any failure by Midland to remit amounts due to the accounts maintained by Midland or to the master servicer, any amount required to be so remitted by Midland which failure continues unremedied for one (1) business day following the date on which such deposit or remittance was required to be made;
●	any failure on the part of Midland duly to observe or perform in any material respect any of its other covenants or obligations under the Midland Primary Servicing Agreement, which failure continues unremedied for a period of twenty (20) days (or (i) with respect to any year that a report on Form 10-K is required to be filed, three (3) business days in the case of Midland’s obligations under the Midland Primary Servicing Agreement in respect of Exchange Act reporting items (after any applicable grace periods) or (ii) ten (10) days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the Midland Primary Servicing Agreement) after the date on which written notice of such failure, requiring the same to be remedied, will have been given to Midland by the master servicer, provided, however, if such failure is capable of being cured and Midland is diligently pursuing such cure, such period will be extended an additional twenty (20) days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;
●	any breach on the part of Midland of any representation or warranty made pursuant to the Midland Primary Servicing Agreement which materially and adversely affects the interests of any class of certificateholders or holders of any related Serviced Pari Passu Companion Loan and which continues unremedied for a period of twenty (20) days after the date on which notice of such breach, requiring the same to be remedied, will have been given to Midland by the master servicer, provided, however, that if such breach is capable of being cured and Midland is diligently pursuing such cure, such twenty (20) day period will be extended for an additional thirty (30) days;
●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against Midland and such decree or order will have remained in force, undischarged, undismissed or unstayed for a period of fifty (50) days;
●	Midland consents to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Midland, or of or relating to all or substantially all of its property;
●	Midland admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations or takes any corporate action in furtherance of the foregoing;
●	any Rating Agency (or, in the case of securities issued in a securitization containing any Serviced Pari Passu Companion Loan (“Serviced Pari Passu Companion Loan Securities”), any Rating Agency rating
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such securities) has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable), or (B) placed one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable) on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (A) or (B), such action has not been withdrawn by such Rating Agency within 60 days of such rating action) and, in the case of either of clauses (A) or (B), such Rating Agency publicly cited servicing concerns with the master servicer (because of actions of Midland) or Midland as the sole or a material factor in such rating action;
●	Midland is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Primary Servicer and is not restored to such status on such list within sixty (60) days;
●	Midland is no longer rated at least “CPS3” by Fitch and Midland is not reinstated to at least that rating within 60 days of the delisting;
●	a Servicer Termination Event by the master servicer under the Pooling and Servicing Agreement, which Servicer Termination Event occurred as a result of the direct failure of Midland to perform any obligation required under the Midland Primary Servicing Agreement;
●	the failure of Midland to comply with any of the requirements to deliver any reports or certificates at the time such report or certification is required under the Midland Primary Servicing Agreement, which failure continues for five (5) days after Midland’s receipt of written notice thereof;
●	pursuant to Section 10.17(i) of the Pooling and Servicing Agreement, any failure by Midland to comply with any of the requirements under Article X of the Pooling and Servicing Agreement applicable to Midland, including the failure to deliver any reports, certificates or disclosure information under the Exchange Act or the rules and regulations promulgated under the Exchange Act, at the time such report, certification or information is required under Article X of the Pooling and Servicing Agreement; or
●	any failure by Midland to comply with any requirements to deliver any Exchange Act reporting items required by Regulation AB.

Notwithstanding the foregoing, upon any termination of Midland, Midland will be entitled to receive all accrued and unpaid primary servicing fees through the date of termination and will cooperate fully with the master servicer to transition primary servicing of the Midland Serviced Mortgage Loans to the master servicer or its designee.

The information set forth under this “—The Midland Primary Servicing Agreement” sub-heading has been provided by Midland.

The Outside Servicers and the Outside Special Servicers

For information regarding the Outside Servicers and Outside Special Servicers and each of the Outside Servicing Agreements (to the extent definitively identified as of the date of this prospectus) pursuant to which the Outside Servicers and Outside Special Servicers are obligated to service the applicable Outside Serviced Loan Combinations, see “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The Operating Advisor and the Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as the operating advisor (in such capacity, the “Operating Advisor”) under the Pooling and Servicing Agreement. Park Bridge Lender Services will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

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Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of March 31, 2022, Park Bridge Lender Services was acting as operating advisor or trust advisor for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $332.2 billion issued in 388 transactions.

As of March 31, 2022, Park Bridge Lender Services was acting as asset representations reviewer for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $141.3 billion issued in 155 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

In addition, Park Bridge Lender Services believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Park Bridge Lender Services has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

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Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of (i) CREFI, a Sponsor and an originator, and (ii) Citigroup Global Markets Inc., one of the underwriters.

GACC, a Sponsor, is an affiliate of (i) DBRI, an originator, and (ii) Deutsche Bank Securities Inc., one of the underwriters.

JPMCB, a Sponsor and an originator, is an affiliate of J.P. Morgan Securities LLC, one of the underwriters.

GSMC, a Sponsor, is an affiliate of (i) GS Bank, an originator, and (ii) Goldman Sachs & Co. LLC, one of the underwriters.

KeyBank, the Master Servicer and the Special Servicer, is also (a) expected to be the Outside Servicer under the Outside Servicing Agreement that governs the servicing of the Gem Tower Loan Combination, and (b) the Outside Special Servicer under the Outside Servicing Agreements that govern the servicing of the One Wilshire Loan Combination, the Bedrock Portfolio Loan Combination and the Grede Casting Industrial Portfolio Loan Combination.

Wilmington Trust, National Association, the Trustee, is also (a) the Outside Trustee with respect to the One Wilshire, Bedrock Portfolio and Grede Casting Industrial Portfolio Mortgage Loans, which are currently being serviced under the Benchmark 2022-B32 PSA; (b) the Outside Trustee with respect to the ILPT Logistics Portfolio Mortgage Loan, which is currently being serviced under the ILPT 2022-LPFX TSA; (c) the Outside Trustee with respect to the 200 West Jackson Mortgage Loan, which is currently being serviced under the Benchmark 2022-B33 PSA; (d) the Outside Trustee with respect to the Novo Nordisk HQ Mortgage Loan, which is currently being serviced under the Benchmark 2021-B31 PSA and (e) the Outside Trustee with respect to the Gem Tower Mortgage Loan, which is currently being serviced under the Benchmark 2022–B34 PSA. In its capacity as Outside Trustee, under each such Outside Servicing Agreement, Wilmington Trust, National Association serves, as applicable, as mortgagee of record with respect to the subject Loan Combination.

Computershare Trust Company, N.A., the Certificate Administrator and Custodian, is also (a) the Outside Certificate Administrator and Outside Custodian with respect to the One Wilshire, Bedrock Portfolio and Grede Casting Industrial Portfolio Mortgage Loans, which are currently being serviced under the Benchmark 2022-B32 PSA; (b) the Outside Certificate Administrator and Outside Custodian with respect to the ILPT Logistics Portfolio Mortgage Loan, which is currently being serviced under the ILPT 2022-LPFX TSA; (c) the Outside Certificate Administrator and Outside Custodian with respect to the 200 West Jackson Mortgage Loan, which is currently being serviced under the Benchmark 2022-B33 PSA; (d) the Outside Certificate Administrator and Outside Custodian with respect to the 601 Lexington Avenue Mortgage Loan, which is currently being serviced under the BXP 2021-601L TSA and (e) the Outside Certificate Administrator and Outside Custodian with respect to the Gem Tower Mortgage Loan, which is currently being serviced under the Benchmark 2022–B34 PSA.

Midland is also (i) the master servicer with respect to the One Wilshire, Bedrock Portfolio and Grede Casting Industrial Portfolio Mortgage Loans which are currently being serviced under the Benchmark 2022-B32 PSA, (ii) the master servicer with respect to the Novo Nordisk HQ Mortgage Loan, which is currently being serviced under the Benchmark 2021-B31 PSA, and (iii) the master servicer and special servicer with respect to the 200 West Jackson Mortgage Loan, which is currently being serviced under the Benchmark 2022-B33 PSA.

Park Bridge Lender Services LLC, the Operating Advisor and the Asset Representations Reviewer, is also (i) the Outside Operating Advisor and the asset representations reviewer under the Outside Servicing Agreement that governs the servicing of the 200 West Jackson Loan Combination and (ii) the Outside Operating Advisor under the Outside Servicing Agreement that governs the servicing of the ILPT Logistics Portfolio Loan Combination.

Interim Servicing Arrangements

Set forth below are certain interim servicing arrangements (excluding Outside Servicing Agreements) that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

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Pursuant to certain interim servicing agreements between CREFI, a Sponsor and an originator, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to ten (10) of the Mortgage Loans (26.2%) (with an aggregate Cut-off Date Balance of approximately $294,143,239) to be contributed to this securitization transaction by CREFI.

Pursuant to certain interim servicing agreements between GSMC, a Sponsor, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to four (4) of the Mortgage Loans (14.3%) (with an aggregate Cut-off Date Balance of approximately $160,662,535) to be contributed to this securitization transaction by GSMC.

Pursuant to certain interim servicing agreements between GACC, a Sponsor, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to seven (7) of the Mortgage Loans (6.7%) (with an aggregate Cut-off Date Balance of approximately $75,080,000) to be contributed to this securitization transaction by GACC.

Pursuant to certain interim servicing agreements between JPMCB, a Sponsor and an originator, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to four (4) of the Mortgage Loans (8.8%) (with an aggregate Cut-off Date Balance of approximately $98,784,317) to be contributed to this securitization transaction by JPMCB.

Interim and Other Custodial Arrangements

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to the CREFI Mortgage Loans other than the CREFI Mortgage Loans which are Outside Serviced Mortgage Loans (26.2%).

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to the GSMC Mortgage Loans other than the GSMC Mortgage Loans which are Outside Serviced Mortgage Loans (17.8%).

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to the GACC Mortgage Loans other than the GACC Mortgage Loans which are Outside Serviced Mortgage Loans (17.0%).

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to the JPMCB Mortgage Loans other than the JPMCB Mortgage Loans which are Outside Serviced Mortgage Loans (8.8%).

Loan Combinations and Mezzanine Loan Arrangements

CREFI, an originator and a Sponsor, is the current holder of two of the Bell Works Pari Passu Companion Loans, the 2550 M Street Pari Passu Companion Loan and one of the ExchangeRight Net Leased Portfolio #55 Pari Passu Companion Loans, but is expected to transfer the Companion Loans to one or more future commercial mortgage securitization transactions.

DBRI, an originator and an affiliate of GACC, a Sponsor, is the current holder of The Reef Pari Passu Companion Loan, but is expected to transfer such Companion Loan to one or more future commercial mortgage securitization transactions.

GS Bank, an originator and an affiliate of GSMC, is the current holder of one of the One Wilshire Pari Passu Companion Loans, but such Companion Loan is expected to be securitized in one or more future securitizations.

Other Arrangements

KeyBank National Association, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

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KeyBank, the Master Servicer, is expected to enter into a primary servicing agreement with Midland, pursuant to which Midland will act as primary servicer with respect to four (4) of the JPMCB Mortgage Loans (8.8%) (with an aggregate Cut-off Date Balance of approximately $98,784,317). Midland will be entitled to receive a primary servicing fee for such JPMCB Mortgage Loans.

As set forth on Annex A, PNC Bank, National Association, is the sole/largest tenant at the Mortgaged Properties identified as PNC Bank - Aurora (Galena), IL and PNC Bank - Clarendon Hills (Holmes), IL, which secure in part the ExchangeRight Net Leased Portfolio #55 Mortgage Loan. As set forth on Annex A, these Mortgaged Properties represent approximately 6.3% of the Mortgaged Properties securing the related Mortgage Loan, and approximately 0.2% of the Initial Pool Balance. Midland is not expected to be the primary servicer of this Mortgage Loan.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

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Credit Risk Retention

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (together with the rules and regulations promulgated under said Section 15G, the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this securitization transaction is expected to be retained pursuant to Regulation RR (12 CFR Part 43) (“Regulation RR”) which implements the Credit Risk Retention Rules, as a combination of the following:

●	CREFI, a New York corporation, has been designated by the Sponsors to act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”);
●	The Retaining Sponsor is expected to acquire (or cause other Retaining Parties to acquire) from the Depositor, on the Closing Date, portions of a “single vertical security” (as defined in Regulation RR) that is an “eligible vertical interest” (as defined in Regulation RR) in the Issuing Entity, with an aggregate initial principal balance of approximately $56,077,692 as of the Closing Date consisting of (i) the GS Bank VRR Interest Portion retained by GS Bank (or its MOA), as described below, and (ii) the Class VRR Certificates acquired by CREFI, as described below (collectively, the “Combined VRR Interest”); the Combined VRR Interest will represent approximately 5.0% of the sum of the initial Certificate Balance of all of the Certificates and the initial principal balance of the Uncertificated VRR Interest as of the Closing Date; and the Combined VRR Interest will entitle each holder thereof to a specified percentage of the amounts paid on each other class of ABS interests in the Issuing Entity;
●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the Combined VRR Interest acquired on the Closing Date and retained by Goldman Sachs Bank USA, a New York chartered bank (“GS Bank”) (or its MOA), as originator of the GSMC Mortgage Loans, which portion of the Combined VRR Interest will constitute an uncertificated interest and have an initial principal balance equal to approximately $17,052,544, representing approximately 30.41% (by initial principal balance) of the entire Combined VRR Interest as of the Closing Date (the “GS Bank VRR Interest Portion”). GS Bank originated approximately 30.41% of the Initial Pool Balance, which is equal to at least 20% of the Initial Pool Balance and is equal to or greater than its percentage ownership of the aggregate initial principal balance of the entire Combined VRR Interest as of the Closing Date (which percentage ownership interest is at least 20% of the aggregate initial principal balance of the entire Combined VRR Interest as of the Closing Date), in accordance with Rule 11(a)(1) of Regulation RR;
●	GS Bank will acquire the GS Bank VRR Interest Portion pursuant to an exchange in accordance with Rule 11(a)(1)(iv)(B), whereby GS Bank will sell to the Depositor (through its affiliate, GSMC) the GSMC Mortgage Loans that it originated in exchange for cash consideration and the GS Bank VRR Interest Portion; and payment for the GS Bank VRR Interest Portion (i) will be in the form of a reduction in the price received by GS Bank (through GSMC) from the Depositor for the GSMC Mortgage Loans sold by GS Bank (through GSMC) to the Depositor for inclusion in such securitization transaction (which price will be subject to adjustment for allocated transaction costs and expenses) and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by GS Bank’s acquisition of the GS Bank VRR Interest Portion in accordance with Regulation RR; and
●	The Retaining Sponsor is expected to retain (either directly or through its MOA) the portion of the Combined VRR Interest remaining (following the acquisition by or on behalf of GS Bank of the GS Bank VRR Interest Portion), which remaining portion will be in the form of Class VRR Certificates and have an initial Certificate Balance equal to approximately $39,025,148, representing approximately 69.59% (by initial principal balance) of the entire Combined VRR Interest as of the Closing Date (the “CREFI VRR Interest Portion”).

Any owner of an uncertificated interest that constitutes a portion of the Uncertificated VRR Interest is referred to in this prospectus as an “Uncertificated VRR Interest Owner” and the Uncertificated VRR Interest Owners and the holder(s) of the Class VRR Certificates are referred to in this prospectus, each individually, as a “Combined VRR Interest Owner” and, collectively, as the “Combined VRR Interest Owners”.

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“MOA” means a “majority-owned affiliate” (as defined in Regulation RR).

The Retaining Sponsor and GS Bank are collectively referred to herein as the “Retaining Parties”. The percentage of the aggregate Certificate Balance of all of the Certificates and the aggregate initial principal balance of the Uncertificated VRR Interest as of the Closing Date represented by the Combined VRR Interest, will equal at least 5%, as of the Closing Date.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Sponsors have determined, that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The Class VRR Certificates constitute a Class of Certificates, a Class of Regular Certificates and a Class of Principal Balance Certificates, but do not constitute a Class of Offered Certificates, a Class of Non-Vertically Retained Certificates, a Class of Non-Vertically Retained Regular Certificates or a Class of Non-Vertically Retained Principal Balance Certificates. The Uncertificated VRR Interest does not constitute a Class of Certificates, or any of the foregoing categories defining certain specified Classes of Certificates. The Class VRR Certificates and the Uncertificated VRR Interest are collectively referred to in this prospectus as the “Combined VRR Interest”. The Combined VRR Interest is not offered hereby.

The “Certificate Balance” of the Class VRR Certificates outstanding at any time represents the maximum amount that the holders of such Certificates are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of the Class VRR Certificates will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, the Class VRR Certificates on that Distribution Date. In the event that applicable Realized Losses previously allocated to the Class VRR Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the Class VRR Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The “Uncertificated VRR Interest Balance” represents the maximum amount that the holders of the Uncertificated VRR Interest outstanding at any time are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Uncertificated VRR Interest Balance will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, the Uncertificated VRR Interest on that Distribution Date. In the event that applicable Realized Losses previously

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allocated to the Uncertificated VRR Interest in reduction of its Uncertificated VRR Interest Balance are recovered subsequent to such Uncertificated VRR Interest being reduced to zero, the Uncertificated VRR Interest Owners may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The “Combined VRR Interest Balance” means the Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance, together.

The initial Combined VRR Interest Balance will be approximately $56,077,692, subject to a variance of plus or minus 5.0%.

The Combined VRR Interest will not be rated, and will not have a Rated Final Distribution Date.

Effective Interest Rate

Except for tax reporting purposes, the Combined VRR Interest does not have a specified Pass-Through Rate; however, the effective interest rate on the Combined VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

Allocation Between Combined VRR Interest and Non-Vertically Retained Certificates

The right to payment of holders of the Combined VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-Vertically Retained Regular Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) allocable to: (a) the Combined VRR Interest will be the product of such Aggregate Available Funds multiplied by the Vertically Retained Percentage; and (b) the Non-Vertically Retained Regular Certificates (collectively) will be the product of such Aggregate Available Funds multiplied by the Non-Vertically Retained Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the Combined VRR Interest, on the one hand, and the Non-Vertically Retained Principal Balance Certificates, on the other hand, pro rata in accordance with the respective Percentage Allocation Entitlements thereof.

The “Vertically Retained Percentage” is a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the Combined VRR Interest, and the denominator of which is the sum of (x) the aggregate initial Certificate Balance of all Classes of Principal Balance Certificates and (y) the initial principal balance of the Uncertificated VRR Interest.

The “Non-Vertically Retained Percentage” is the difference between 100% and the Vertically Retained Percentage.

The “Percentage Allocation Entitlement” means: (a) with respect to the Combined VRR Interest, the “Vertically Retained Percentage”; and (b) with respect to the Non-Vertically Retained Certificates, the “Non-Vertically Retained Percentage”.

The aggregate amount available for distributions on the Combined VRR Interest on each Distribution Date (other than distributions of Excess Interest, prepayment premiums and yield maintenance charges) is referred to as the “Combined VRR Available Funds”, which is equal to the product of the Aggregate Available Funds multiplied by the Vertically Retained Percentage.

Allocation of Applicable Realized Losses

On each Distribution Date, any applicable Realized Loss will be allocated to the Combined VRR Interest; and, in connection therewith, the Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance of the Uncertificated VRR Interest will each be reduced (pro rata based on the relative Certificate Balance and Uncertificated VRR Interest Balance of each such interest on such Distribution Date) without distribution, as a write-off, to the extent of such Realized Loss, until the Combined VRR Interest Balance has been reduced to zero.

A “Realized Loss” means, with respect to the Combined VRR Interest for any Distribution Date, the amount, if any, by which (i) the product of (A) the Vertically Retained Percentage and (B) the aggregate Stated Principal

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Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Combined VRR Interest Balance after giving effect to distributions of principal on that Distribution Date.

All reductions in the Combined VRR Interest Balance in respect of Realized Losses allocable to the Combined VRR Interest (as described above) are referred to as an “Applied Realized Loss Amount”. Applied Realized Loss Amounts with respect to the Combined VRR Interest will be reimbursed as described under “—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the Combined VRR Interest” below.

Appraisal Reductions

On each Distribution Date, the Vertically Retained Percentage of any Appraisal Reduction Amounts will be allocated to the Combined VRR Interest to notionally reduce (to not less than zero) the Combined VRR Interest Balance thereof.

Voting Rights

The Class VRR Certificates will have the Voting Rights allocable to such Class as a Class of Principal Balance Certificates as described under “Description of the Certificates—Voting Rights” below in this prospectus. The Uncertificated VRR Interest will not have any voting rights.

Method, Timing and Amount of Distributions on the Combined VRR Interest

Distributions on the Class VRR Certificates and the Uncertificated VRR Interest are required to be made by the Certificate Administrator on each Distribution Date, to the extent of Combined VRR Available Funds as described in this prospectus, commencing in June 2022.

All distributions (other than the final distribution on the Class VRR Certificates or the Uncertificated VRR Interest) are required to be made to the persons in whose names the Class VRR Certificates or the Uncertificated VRR Interest, as applicable, are registered at the close of business on each Record Date. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the applicable Combined VRR Interest Owner at a bank or other entity having appropriate facilities to accept such funds, if the applicable Combined VRR Interest Owner has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the applicable Combined VRR Interest Owner. The final distribution on any Class VRR Certificate or Uncertificated VRR Interest is required to be made in like manner, but only upon presentation and/or surrender thereof or of the rights thereto at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to the Class VRR Certificates will be allocated pro rata among the outstanding Class VRR Certificates based on their respective Percentage Interests.

Priority of Distributions on the Combined VRR Interest

On each Distribution Date, for so long as the aggregate Combined VRR Interest Balance has not been reduced to zero, the Certificate Administrator is required to apply amounts on deposit in the Distribution Account for distribution to the Combined VRR Interest, to the extent of the Combined VRR Available Funds, in the following order of priority:

First, to the Combined VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the Combined VRR Interest, in reduction of the Combined VRR Interest Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Combined VRR Interest Balance has been reduced to zero; and

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Third, to reimburse (with interest) prior write-offs of the Combined VRR Interest Balance, up to an amount equal to the unreimbursed Applied Realized Loss Amounts previously allocated to the Combined VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any Combined VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Trust REMICs, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Reimbursement of previously allocated Realized Losses with respect to the Combined VRR Interest will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Combined VRR Interest Balance in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred) the Vertically Retained Percentage of the amount of such recovery will be added to the Combined VRR Interest Balance, up to the lesser of (A) the Vertically Retained Percentage of the amount of such recovery and (B) the amount of unreimbursed applicable Realized Losses previously allocated to the Combined VRR Interest. If the Combined VRR Interest Balance is so increased, the amount of unreimbursed Applied Realized Loss Amounts of the Combined VRR Interest will be decreased by such amount.

The “Vertical Risk Retention Allocation Percentage” will equal the Vertically Retained Percentage divided by the Non-Vertically Retained Percentage.

The “VRR Interest Distribution Amount” with respect to the Combined VRR Interest for any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Non-Vertically Retained Regular Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-Second, Twenty-Fifth and Twenty-Eighth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to the Combined VRR Interest for any Distribution Date will equal the product of (a) the Vertical Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-Vertically Retained Principal Balance Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-Third, Twenty-Sixth and Twenty-Ninth and the penultimate paragraph in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount” with respect to any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest on related unreimbursed Realized Losses distributed to the holders of the Non-Vertically Retained Principal Balance Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-First, Twenty-Fourth, Twenty-Seventh and Thirtieth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, the Vertically Retained Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) will be required to be distributed to holders of the Combined VRR Interest.

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Prepayment Interest Shortfalls

Prepayment Interest Shortfalls that are not covered by certain Compensating Interest Payments made by the Master Servicer (or any comparable payments made by an Outside Servicer) are required to be allocated between the Combined VRR Interest, on the one hand, and the Non-Vertically Retained Regular Certificates, on the other hand, in accordance with their respective Percentage Allocation Entitlements.

Allocation Between Class VRR Certificates and the Uncertificated VRR Interest

The right to payment of holders of the Class VRR Certificates is pro rata and pari passu with the right to payment of holders of the Uncertificated VRR Interest. On each Distribution Date, Combined VRR Available Funds and any Appraisal Reduction Amounts, yield maintenance charges and prepayment premiums, Prepayment Interest Shortfalls, and Excess Interest allocated to the Combined VRR Interest will be allocated to the Class VRR Certificates and the Uncertificated VRR Interest pro rata (based on the respective Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance). In addition, any losses incurred on the Mortgage Loans and/or reimbursements of Applied Realized Loss Amounts allocated to the Combined VRR Interest will be allocated between the Class VRR Certificates, on the one hand, and the Uncertificated VRR Interest, on the other hand, pro rata in accordance with the respective Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance.

Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute to the holders of the Combined VRR Interest the Vertically Retained Percentage of any Excess Interest received with respect to an ARD Loan during the applicable Collection Period or otherwise distributable on such Distribution Date. Excess Interest will not be available to make distributions to any other Class of Certificates (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement.

Hedging, Transfer and Financing Restrictions

The Combined VRR Interest will be required to be subject to certain hedging, transfer and financing restrictions. The Class VRR Certificates will be evidenced by one or more Certificates and are expected to be held in definitive form by the Certificate Administrator on behalf of the registered holders of the Class VRR Certificates for so long as the Class VRR Certificates are subject to transfer restrictions under the Credit Risk Retention Rules, as and to the extent provided in the Pooling and Servicing Agreement. The Uncertificated VRR Interest will not be evidenced by a certificate.

Each Retaining Party will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, “originator” and any respective “affiliate” (each as defined in Regulation RR), as applicable, for so long as compliance with the Credit Risk Retention Rules is required; provided, that pursuant to the Pooling and Servicing Agreement, the Uncertificated VRR Interest Owner will not be permitted to transfer the Uncertificated VRR Interest at any time (other than to its MOA).

These restrictions will include an agreement by each Retaining Party not to transfer its respective Class VRR Certificates or Uncertificated VRR Interest, as applicable, except to a “majority-owned affiliate”. In addition, the Retaining Parties will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the Class VRR Certificates or Uncertificated VRR Interest, as applicable, unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Parties will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance, (ii) the date on which the aggregate of the total outstanding Certificate Balance of the Certificates and the Uncertificated VRR Interest Balance has been reduced to 33% of the aggregate of the total outstanding Certificate Balance of the Certificates and the Uncertificated VRR Interest Balance as of the Closing Date, and (iii) two years after the Closing Date.
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Pursuant to the Pooling and Servicing Agreement, the Uncertificated VRR Interest Owner will not be permitted to transfer the Uncertificated VRR Interest at any time (other than to its MOA).

Risk Retention Consultation Parties

The “Risk Retention Consultation Parties”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Loan Combination will be: (i) the party selected by CREFI, and (ii) the party selected by GS Bank. The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of such Risk Retention Consultation Party from the Sponsor entitled to select it. Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded RRCP Mortgage Loan. The initial Risk Retention Consultation Parties are expected to be CREFI and GSMC.

Each Risk Retention Consultation Party will have certain non-binding consultation rights in certain circumstances (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Loan, as further described in this prospectus.

Notwithstanding the foregoing, a Risk Retention Consultation Party will not have consultation rights with respect to any Mortgage Loan or Loan Combination with respect to which such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party is a Borrower Party (as to such Risk Retention Consultation Party, an “Excluded RRCP Mortgage Loan”).

With respect to any Serviced Mortgage Loan or Serviced Loan Combination as to which a Risk Retention Consultation Party has consultation rights as described above, the Master Servicer and the Special Servicer will be required to consult with such Risk Retention Consultation Party on a non-binding basis in connection with any Major Decision that it is processing (and such other matters that are subject to the non-binding consultation rights of a Consulting Party pursuant to the Pooling and Servicing Agreement) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision (or any other matter requiring consultation with a Consulting Party). In the event the Master Servicer or the Special Servicer, as applicable, receives no response from a Risk Retention Consultation Party within 10 days following: (a) in the case of the Master Servicer, the Master Servicer’s delivery of information in its possession reasonably requested by such Risk Retention Consultation Party or (b) in the case of the Special Servicer, the Special Servicer’s delivery of the related Major Decision Reporting Package, the Master Servicer or the Special Servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the Master Servicer or the Special Servicer, as applicable, from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Serviced Mortgage Loan or Serviced Loan Combination or any other Mortgage Loan.

The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of such Risk Retention Consultation Party from the Sponsor entitled to select it.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders or the Uncertificated VRR Interest Owner for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder or Uncertificated VRR Interest Owner, as applicable, will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(a)       may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates or the Uncertificated VRR Interest;

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(b)       may act solely in the interests of the holders of the Combined VRR Interest and does not have any liability or duties to the holders of any other Class of Certificates;

(c)       may take actions that favor the interests of the holders of one or more Classes including the Combined VRR Interest over the interests of the holders of one or more other Classes of Certificates; and

(d)       will have no liability whatsoever for having so acted as set forth in (a) – (c) above, and no Certificateholder or Uncertificated VRR Interest Owner may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the Master Servicer or the Special Servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Serviced Loan, any law, the Servicing Standard or the provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, will not result in any liability on the part of the Master Servicer or Special Servicer.

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Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2022-B35 (the “Certificates”) will be issued on or about May 12, 2022 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and, together with the Uncertificated VRR Interest, will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans it sold to the Depositor.

Upon initial issuance, the Certificates will consist of multiple classes (each, a “Class”) to be designated, and the Uncertificated VRR Interest will be designated, as set forth in the table under the heading “Certificate Summary.” Further, various groups of those Classes will be referred to in this prospectus as specified in the table below:

Designation	Classes/Interests
“Offered Certificates”:	The Class A-1, Class A-2, Class A-3-1, Class A-4-1, Class A-5, Class A-SB, Class X-A, Class A-S, Class B and Class C Certificates
“Non-Offered Certificates”:	The Class A-3-2, Class A-4-2, Class X-D, Class X-F, Class X-G, Class X-H, Class X-J, Class D, Class E, Class F, Class G, Class H, Class J, Class S, Class R and Class VRR Certificates
“Senior Certificates”:	The Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class X-A, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J Certificates
“Class X Certificates” or “Interest-Only Certificates”:	The Class X-A, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J Certificates
“Subordinate Certificates”:	The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J Certificates
“Regular Certificates”:	The Senior Certificates, the Subordinate Certificates and the Class VRR Certificates (i.e., the Certificates other than the Class R and Class S Certificates)
“Principal Balance Certificates”:	The Regular Certificates (other than the Class X Certificates) (i.e., the Non-Vertically Retained Principal Balance Certificates and the Class VRR Certificates)
“Residual Certificates”:	The Class R Certificates
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Designation	Classes/Interests
“Certificates”:	The Senior Certificates, the Subordinate Certificates and the Class S, Class R and Class VRR Certificates (i.e., the Offered Certificates and the Non-Offered Certificates)
“Non-Vertically Retained Certificates”:	The Certificates (other than the Class VRR Certificates)
“Non-Vertically Retained Regular Certificates”:	The Non-Vertically Retained Certificates (other than the Class R and Class S Certificates)
“Non-Vertically Retained Principal Balance Certificates”:	The Non-Vertically Retained Regular Certificates (other than the Class X Certificates)
“Class VRR Certificates”:	The CREFI VRR Interest Portion
“Uncertificated VRR Interest”:	The GS Bank VRR Interest Portion
“Combined VRR Interest”:	The Class VRR Certificates and the Uncertificated VRR Interest

Upon initial issuance, the respective Classes of the Non-Vertically Retained Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, set forth in the table under “Certificate Summary” in this prospectus (in each case, subject to a variance of plus or minus 5%).

The “Certificate Balance” of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each Class of Non-Vertically Retained Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, that Class of Principal Balance Certificates on that Distribution Date. In the event that applicable Realized Losses previously allocated to a Class of Non-Vertically Retained Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Non-Vertically Retained Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of the Class X Certificates will equal the aggregate of the Certificate Balances of the related Class(es) of Principal Balance Certificates (as to any Class of Class X Certificates, the “Corresponding Principal Balance Certificates”) indicated below:

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB
Class X-D	Class D and Class E
Class X-F	Class F
Class X-G	Class G
Class X-H	Class H
Class X-J	Class J
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Neither the Class S nor the Class R Certificates will have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest, except that the Class S Certificates will be entitled to receive any collections of the Excess Interest that may accrue after the related Anticipated Repayment Date on any ARD Loan.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in June 2022. The “Determination Date” will be the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a business day, then the next business day), commencing in June 2022.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate (other than a Class S or Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class S or Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The “Available Funds” for each Distribution Date will equal (i) with respect to distributions to be made on the Certificates and the Uncertificated VRR Interest, the Aggregate Available Funds, (ii) with respect to distributions to be made on the Non-Vertically Retained Certificates and the Class R Certificates, the Non-Vertically Retained Available Funds and (iii) with respect to distributions to be made on the Combined VRR Interest and the Class R Certificates, the Combined VRR Available Funds.

The aggregate amount available for distributions of interest (other than Excess Interest), principal and reimbursements of applicable Realized Losses to holders of the Certificates (including the Class VRR Certificates) and the Uncertificated VRR Interest on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)           the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

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(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the related borrower(s) in respect of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;
(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries allocable to the Mortgage Loans that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);
(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders or the Uncertificated VRR Interest Owners;
(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;
(v)	yield maintenance charges and prepayment premiums on the Mortgage Loans (which are separately distributed to holders of the Regular Certificates and the Uncertificated VRR Interest Owners);
(vi)	Excess Interest on the ARD Loans (which is separately distributed to holders of the Class S Certificates and the Combined VRR Interest Owners);
(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or
(viii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)            if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)            all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans for the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the Mortgage Loans for the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders or the Uncertificated VRR Interest Owners);

(d)           with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2023, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account; and

(e)             the aggregate amount of any Excess Liquidation Proceeds transferred from the Excess Liquidation Proceeds Reserve Account to the Lower-Tier REMIC Distribution Account for the subject Distribution Date as described under “The Pooling and Servicing Agreement—Accounts” in this prospectus.; The portion of the Aggregate Available Funds available for distribution to holders of the Non-Vertically Retained Certificates on each Distribution Date (with respect to such Distribution Date, the “Non-Vertically Retained Available Funds”) will, in general, equal the Non-Vertically Retained Percentage of the Aggregate Available Funds for such Distribution Date.

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“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Loan Combination is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in June 2022, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Non-Vertically Retained Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class X-A, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-SB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-SB Certificates with respect to such Distribution Date set forth on Annex F to this prospectus (as to any Distribution Date, the “Class A-SB Scheduled Principal Balance”),
(ii)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero,
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(iii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,
(iv)	to the holders of the Class A-3-1 and Class A-3-2 Certificates, pro rata based on their respective related Certificate Balances, in reduction of the related Certificate Balances, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,
(v)	to the holders of the Class A-4-1 and Class A-4-2 Certificates, pro rata based on their respective related Certificate Balances, in reduction of the related Certificate Balances, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,
(vi)	to the holders of the Class A-5 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and
(vii)	to the holders of the Class A-SB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

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Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, to the holders of the Class F Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E and Class F Certificates have been reduced to zero, to the holders of the Class G Certificates, in reduction of the related Certificate Balance,

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up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Fifth, to the holders of the Class H Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates have been reduced to zero, to the holders of the Class H Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class H Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Eighth, to the holders of the Class J Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Ninth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates have been reduced to zero, to the holders of the Class J Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Thirtieth, to the holders of the Class J Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Non-Vertically Retained Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB Certificates and without regard to the Class A-SB Scheduled Principal Balance, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (prior to any distributions of principal or allocations of Realized Losses on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J Certificates have all been previously reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated applicable Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Non-Vertically Retained Principal Balance Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the Non-Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Non-Vertically Retained Principal Balance Certificates that previously were allocated

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applicable Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-Vertically Retained Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Non-Vertically Retained Principal Balance Certificates; and (ii) the Interest Shortfall with respect to each affected Class of Non-Vertically Retained Regular Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Non-Vertically Retained Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Non-Vertically Retained Principal Balance Certificates is so increased, the amount of unreimbursed applicable Realized Losses of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Non-Vertically Retained Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”.

The Pass-Through Rate with respect to each class of the Class A-1, Class D and Class E Certificates for any Distribution Date will be fixed at the initial Pass-Through Rate for the applicable Class set forth in the table under “Certificate Summary” in this prospectus.

The Pass-Through Rate with respect to each Class of the Class A-2, Class A-5, Class A-SB, Class A-S, Class B and Class C Certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate with respect to each Class of the Class A-3-1 and Class A-3-2 Certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date, minus 0.16000%.

The Pass-Through Rate with respect to each Class of the Class A-4-1 and Class A-4-2 Certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date, minus 0.24500%.

The Pass-Through Rate with respect to each Class of the Class F, Class G, Class H and Class J Certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date, minus 1.00000%.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class D and Class E Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-F Certificates for any Distribution Date will equal the Class X Strip Rate for the Class F Certificates for such Distribution Date. The Pass-Through Rate for the Class X-G Certificates for any Distribution Date will equal the Class X Strip Rate for the Class G Certificates for such Distribution Date. The Pass-Through Rate for the Class X-H Certificates for any Distribution Date will equal the Class X Strip Rate for the Class H Certificates for such Distribution Date. The Pass-Through Rate for the Class X-J Certificates for any Distribution Date will equal the Class X Strip Rate for the Class J Certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Non-Vertically Retained Principal Balance Certificates with respect to any Distribution Date will be a per annum rate equal to: (a) in the case of any Class of such Certificates (other than the Class F, Class G, Class H and Class J Certificates), the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Non-Vertically Retained Principal Balance Certificates for such

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Distribution Date; and (b) in the case of any Class of the Class F, Class G, Class H and Class J Certificates, 1.00000%.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year, beginning in 2023 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; and (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year, beginning in 2023, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account for distribution on such Distribution Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Non-Vertically Retained Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Non-Vertically Retained Principal Balance Certificates, one month’s interest on that amount remaining

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unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(1)	the Scheduled Principal Distribution Amount for that Distribution Date; and
(2)	the Unscheduled Principal Distribution Amount for that Distribution Date;

provided, that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

(B)  Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Non-Vertically Retained Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Vertically Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to the Certificateholders or the Uncertificated VRR Interest Owners on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to the Certificateholders or the Uncertificated VRR Interest Owners on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

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The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent allocable to the related Mortgage Loan, on any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on such preceding Distribution Date to holders of the Non-Vertically Retained Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Loan Combination as of any date of determination, the Stated Principal Balance of such Loan Combination will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Loan Combination may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Loan Combination, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan or Serviced Loan Combination is paid in full, or if any Mortgage Loan or Serviced Loan Combination (or any Mortgaged Property acquired in respect of the Mortgage Loan or Loan Combination) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan and/or Serviced Loan Combination will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Non-Vertically Retained Certificates, as well as for purposes of calculating the Servicing Fee, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in

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connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Loan Combination, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan will be available for amounts due to the Certificateholders or the Uncertificated VRR Interest Owners or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Loan Combination incurred with respect to such Serviced Loan Combination in accordance with the Pooling and Servicing Agreement.

Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute to the holders of the Class S Certificates the Non-Vertically Retained Percentage of any Excess Interest received by the Issuing Entity with respect to the ARD Loans during the Collection Period for (or, in the case of an Outside Serviced Mortgage Loan, as part of a distribution to the Issuing Entity during the month of) such Distribution Date. Excess Interest will not be available to make distributions to any other Class of Certificates (except the Class VRR Certificates and the Uncertificated VRR Interest) or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement.

Application Priority of Mortgage Loan Collections or Loan Combination Collections

For purposes of calculating distributions on the Certificates and the Uncertificated VRR Interest and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Loan Combination, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Loan Combination, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of

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related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Loan Combination exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Loan Combination in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Loan Combination, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

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Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Neither the Master Servicer nor the Special Servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the Mortgage Loans in a manner that would have the effect of placing amounts payable as compensation, or otherwise directly or indirectly reimbursable, to the Master Servicer or the Special Servicer in a higher priority than that which is set forth above under “—Application Priority of Mortgage Loan Collections or Loan Combination Collections” or in the related Co-Lender Agreement.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, the Non-Vertically Retained Percentage of each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) is required to be distributed to holders of the Non-Vertically Retained Regular Certificates (excluding holders of the Class X-F, Class X-G, Class X-H, Class X-J, Class F, Class G, Class H and Class J Certificates) as follows: (a) first the Non-Vertically Retained Percentage of such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) of the

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Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB and Class X-A Certificates, (ii) the group (the “YM Group AS”) comprised solely of the Class A-S Certificates, (iii) the group (the “YM Group B”) comprised solely of the Class B Certificates, (iv) the group (the “YM Group C”) comprised solely of the Class C Certificates and (v) the group (the “YM Group DE” and, collectively with the YM Group A, the YM Group AS, the YM Group B and the YM Group C, the “YM Groups”) of the Class X-D, Class D and Class E Certificates, pro rata based upon the aggregate amount of principal distributed to the Class or Classes of Non-Vertically Retained Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Non-Vertically Retained Regular Certificates in such YM Group, in the following manner: (i) each Class of Non-Vertically Retained Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to such Class of Non-Vertically Retained Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Non-Vertically Retained Principal Balance Certificates in that YM Group on such Distribution Date, (Y) the Base Interest Fraction for the related principal prepayment and such Class of Non-Vertically Retained Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) any portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Non-Vertically Retained Principal Balance Certificates in such YM Group will be distributed to the Class of Class X Certificates in such YM Group (or, in the case of any of YM Group AS, YM Group B or YM Group C, to the sole class of Certificates comprising such YM Group). If there is more than one Class of Non-Vertically Retained Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Non-Vertically Retained Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, the Non-Vertically Retained Percentage of all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated to the holders of the Class F, Class G, Class H and Class J Certificates in the manner provided in the Pooling and Servicing Agreement.

No yield maintenance charges or prepayment premiums will be distributed to the holders of the Class X-F, Class X-G, Class X-H, Class X-J, Class S or Class R Certificates.

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Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Offered Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class of Certificates	Assumed Final Distribution Date
Class A-1	October 2026
Class A-2	May 2027
Class A-3-1	January 2029
Class A-4-1	March 2032
Class A-5	May 2032
Class A-SB	March 2032
Class X-A	May 2032
Class A-S	May 2032
Class B	May 2032
Class C	May 2032

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in May 2055. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Loan Combination in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Loan Combination (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not

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required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and, to the extent permitted under the related Co-Lender Agreement, any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and
(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Loan Combination is serviced under the Pooling and Servicing Agreement and the related Co-Lender Agreement so permits, any related Serviced Pari Passu Companion Loan) and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards), (a “Prohibited Prepayment”) then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Loan Combinations will be allocated: first, between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, until all related Prepayment Interest Shortfalls are covered, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof.

The Non-Vertically Retained Percentage of any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will be allocated on that Distribution Date among the respective Classes of the Non-Vertically Retained Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to the Mortgage Loans or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer.

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Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G, Class H and Class J Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G, Class H and Class J Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Non-Vertically Retained Regular Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Non-Vertically Retained Regular Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Non-Vertically Retained Principal Balance Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero (and the schedule for the Class A-SB principal distributions will be disregarded). Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described in clause second of the first paragraph under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Non-Vertically Retained Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB Certificates by the other Non-Vertically Retained Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, Class H Certificates, and the Class J Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class J Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate applicable Realized Losses.

A “Realized Loss” means, with respect to each Distribution Date:

(i)	with respect to the Non-Vertically Retained Principal Balance Certificates, the amount, if any, by which (A) the product of (1) the Non-Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal
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on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Certificate Balance of the Non-Vertically Retained Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date; and

(ii)	with respect to the Combined VRR Interest, the amount, if any, by which (A) the product of (1) the Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Combined VRR Interest Balance after giving effect to distributions of principal on that Distribution Date.

The Certificate Administrator will be required to allocate any applicable Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class J Certificates;

second, to the Class H Certificates;

third, to the Class G Certificates;

fourth, to the Class F Certificates;

fifth, to the Class E Certificates;

sixth, to the Class D Certificates;

seventh, to the Class C Certificates;

eighth, to the Class B Certificates; and

ninth, to the Class A-S Certificates;

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate applicable Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S or Class R Certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the respective Classes of Class X Certificates will be reduced if the Certificate Balance(s) of the Class(es) of Corresponding Principal Balance Certificates are reduced by such Realized Losses.

Applicable Realized Losses will be allocated to the Combined VRR Interest as described under “Credit Risk Retention—The Combined VRR Interest—Material Terms of the Combined VRR Interest—Allocation of Applicable Realized Losses” in this prospectus.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the Issuing Entity,

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including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Certificate Administrator” or “—The Trustee”, as applicable, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder and each Uncertificated VRR Interest Owner of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate or the Uncertificated VRR Interest, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any) or the Uncertificated VRR Interest Balance, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder or an Uncertificated VRR Interest Owner, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder, a Certificate Owner or an Uncertificated VRR Interest Owner reasonably requests, to enable Certificateholders and the Uncertificated VRR Interest Owners to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)       the Distribution Date statement;

(2)       a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

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(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file; and

(15)    a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders and the Uncertificated VRR Interest Owners by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;
(ii)	a CREFC® financial file; and
(iii)	a CREFC® loan periodic update file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)        Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending September 30, 2022 a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

(ii)       Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2022, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does

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provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—General Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the underwriters, any initial purchasers of the Non-Offered Certificates, the Sponsors, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, any Directing Holder, any Consulting Party, the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any other nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”) that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party (other than a Risk Retention Consultation Party if it is a Borrower Party) be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

Each applicable Directing Holder, Controlling Class Certificateholder and Consulting Party (other than the Operating Advisor and the Risk Retention Consultation Party) and the Special Servicer will only be considered a Privileged Person with respect to any Mortgage Loans or Serviced Loan Combinations for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Directing Holder or a Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), an Uncertificated VRR Interest Owner or the Controlling Class Representative (to the extent the Controlling Class Representative is not a Certificateholder or a Certificate Owner), a Risk Retention Consultation Party (to the extent the Risk Retention Consultation Party is not a Certificateholder or a Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is not the Controlling Class Representative or a Controlling Class Certificateholder, such person is or is not a Borrower Party and such Person is or is not a Risk Retention Consultation Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate, an Uncertificated VRR Interest Owner or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the

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Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative or a Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate (including any Class VRR Certificate) is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate (including any Class VRR Certificate) registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a Certificate held in book-entry form.

“Non-Reduced Certificates” means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“NRSRO Certification” means a certification executed by an NRSRO (other than a Rating Agency) in favor of the 17g-5 Information Provider that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”) and that such NRSRO

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will keep any information obtained from the Rule 17g-5 website confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to an AB Loan Combination. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Loan Combination to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans, the Certificates and the Uncertificated VRR Interest, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services and KBRA Analytics, LLC, pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder or any Uncertificated VRR Interest Owner that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder or Uncertificated VRR Interest Owner copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder or the Uncertificated VRR Interest Owner may have under the Pooling and Servicing Agreement. Certificateholders and the Uncertificated VRR Interest Owners will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:
●	this prospectus;
●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and
●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;
(B)	the following “SEC EDGAR filings”:
●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;
(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:
●	the Distribution Date statements;
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●	the CREFC® bond level files;
●	the CREFC® collateral summary files;
●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and
●	the Operating Advisor Annual Report;
(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:
●	the summary of any Final Asset Status Report as provided by the Special Servicer;
●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format; and
●	any notice of the determination of an Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Mortgage Loan, including the related CREFC® appraisal reduction template;
(E)	the following documents, which will be made available under a tab or heading designated “special notices”:
●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;
●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;
●	notice of final payment on the Certificates or the Uncertificated VRR Interest;
●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;
●	any notice of resignation or termination of the Master Servicer or Special Servicer;
●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;
●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;
●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;
●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;
●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;
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●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;
●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
●	any notice of the termination of the Issuing Entity;
●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;
●	any notice of the occurrence of an Operating Advisor Termination Event;
●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;
●	any assessments of compliance delivered to the Certificate Administrator;
●	any Attestation Reports delivered to the Certificate Administrator;
●	any “special notices” requested by a Certificateholder or an Uncertificated VRR Interest Owner to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and
●	Proposed Course of Action Notice;
(F)	the “Investor Q&A Forum”;
(G)	solely to Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owners that are Privileged Persons, the “Investor Registry”; and
(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative or any

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Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such person via the Certificate Administrator’s website, such Controlling Class Representative or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level and other than CREFC® Reports (excluding the CREFC® special servicer loan file and the CREFC® special servicer property file for the related Excluded Specially Serviced Loan, which will be Excluded Special Servicer Information).

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate

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Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans) or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders and the Uncertificated VRR Interest Owners, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the related loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with any Directing Holder or Consulting Party as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder, Certificate Owner and Uncertificated VRR Interest Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at 866-846-4526.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

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The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, any applicable Directing Holder or Consulting Party (other than the holder of a Serviced Companion Loan or its representative) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1)       1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2)       in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such Class of Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights of any Class of Certificates are required to be allocated among Certificateholders of such Class in proportion to their respective Percentage Interests.

The Class S and Class R Certificates and the Uncertificated VRR Interest will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such

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class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be

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available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

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Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Offered Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution

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Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

Computershare Trust Company, N.A.

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Administration Group - Benchmark 2022-B35

with a copy to:

trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

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The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans from the Sponsors pursuant to the related Mortgage Loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owners. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Certificate Administrator or to a document custodian appointed by the Certificate Administrator, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) sold by the applicable Sponsor and each Serviced Loan Combination (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Loan Combination, the “Mortgage File”):

(i)        (A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, a copy of the executed promissory note for each related Serviced Companion Loan;

(ii)       the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)      the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)      an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(v)       an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(vi)      the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Loan Combination, if applicable), if not already assigned pursuant to items (iv) or (v) above;

(vii)     originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(viii)    the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)      an original or copy of the related ground lease, if any, and any ground lessor estoppel;

(x)       an original or copy of the related loan agreement, if any;

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(xi)      an original of any guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(xii)     an original or copy of the related lockbox agreement or cash management agreement, if any;

(xiii)    an original or copy of the environmental indemnity from the related borrower, if any;

(xiv)    an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xv)     if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee;

(xvi)    in the case of each Loan Combination, an original or a copy of the related Co-Lender Agreement;

(xvii)   any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements;

(xviii)  an original or copy of any mezzanine loan intercreditor agreement if any;

(xix)    the original or copy of any related environmental insurance policy;

(xx)     a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and

(xxi)    copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of such documents (with the actual documents required to be delivered to the applicable Outside Custodian).

With respect to a Servicing Shift Mortgage Loan, pursuant to the Pooling and Servicing Agreement, following the related Controlling Pari Passu Companion Loan Securitization Date and upon the transfer of servicing of the related Servicing Shift Mortgage Loan to the related Outside Servicing Agreement in accordance with the related Co-Lender Agreement, the Custodian is required to deliver documents constituting the related Mortgage File (other than the documents described in clause (i) of the definition of “Mortgage File”) to the related Outside Trustee or Outside Custodian.

As provided in the Pooling and Servicing Agreement, the Certificate Administrator, a custodian appointed by it, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

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A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder or any Uncertificated VRR Interest Owner in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix) and (xx) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation.

Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)       a copy of each of the following documents:

(i)        (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, the executed promissory note for each related Serviced Companion Loan;

(ii)       the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)      any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)      final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)       the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed

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by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)      the related ground lease, if any, and any ground lessor estoppel;

(vii)      the related loan agreement, if any;

(viii)    the guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(ix)      the related lockbox agreement or cash management agreement, if any;

(x)        the environmental indemnity from the related borrower, if any;

(xi)      the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)     in the case of a Mortgage Loan that is a part of a Loan Combination, the related Co-Lender Agreement;

(xiii)    any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)    any mezzanine loan intercreditor agreement;

(xv)     any related environmental insurance policy;

(xvi)    any related letter of credit and any related assignment thereof; and

(xvii)   any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof;

(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)       a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)        a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)       for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)        a copy of the applicable mortgage loan seller’s asset summary;

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(j)        a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)        a copy of financial statements of the related mortgagor;

(m)      a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of the origination settlement statement;

(r)        a copy of any insurance summary report;

(s)       a copy of the organizational documents of the related mortgagor and any guarantor;

(t)        a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)       the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)       unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)      unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make certain representations and warranties with respect to each Mortgage Loan sold by it that we include in the Issuing Entity. Those representations and warranties are generally to the effect set forth on Annex E-1A to this prospectus (in the case of each of CREFI and GACC), Annex E-2A (in the case of GSMC) and Annex E-3A (in the case of JPMCB), subject to the exceptions set forth on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;
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●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and
●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans, although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder or any Uncertificated VRR Interest Owner in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan. If a Material Defect exists with respect to any Mortgage Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, substitute a Qualified Substitute Mortgage Loan, and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or
●	to repurchase the affected Mortgage Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—
(i)	the outstanding principal balance of that Mortgage Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus
(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus
(iii)	all unreimbursed property protection advances relating to that Mortgage Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus
(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus
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(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan; plus
(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Affirmative Asset Review Vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus
(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in connection with the repurchase in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus
(viii)	any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller;

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing or (if permitted) replacing the affected Mortgage Loan or curing a Material Defect, to the extent that the applicable Sponsor and the Enforcing Servicer (subject to the consent of the Controlling Class Representative if and for so long as the Controlling Class Representative is the applicable Directing Holder) are able to agree upon a cash payment payable by such Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), such Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with the Enforcing Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Enforcing Servicer with the servicing file for such Mortgage Loan and any other information reasonably requested by the Enforcing Servicer as set forth in the Pooling and Servicing Agreement upon the Enforcing Servicer’s request. Upon its making such payment, the applicable Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan not to be a Qualified Mortgage.

In addition, each Mortgage Loan Purchase Agreement provides that, with respect to each Outside Serviced Mortgage Loan, if a “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) exists under the related Outside Servicing Agreement with respect to the related Pari Passu Companion Loan that is included in the Outside Securitization established under the related Outside Servicing Agreement, and if such Pari Passu Companion Loan is repurchased from such Outside Securitization as a result of such “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement), then the applicable Sponsor will be required to repurchase such Outside Serviced Mortgage Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) related to the promissory note for the subject Pari Passu Companion Loan.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders or the Uncertificated VRR Interest Owners) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an

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environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Non-Vertically Retained Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator, the Trustee and, so long as a Consultation Termination Event has not occurred and is not continuing, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs or any portion of the Issuing Entity to fail to qualify as a Grantor Trust, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one

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decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor, defaults on its obligations with respect thereto. We cannot assure you that the applicable Sponsor will have sufficient assets to repurchase or substitute a Mortgage Loan if required to do so. See “Risk Factors—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Other Risks Relating to the Certificates—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

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Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review" relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

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The Pooling and Servicing Agreement

General

The Certificates and the Uncertificated VRR Interest will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of May 1, 2022 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following discussion summarizes the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Loan Combinations, the following definitions apply and are, in some cases, further illustrated in the chart below:

●	“Serviced Pari Passu AB Loan Combination” means a Serviced Loan Combination that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.
●	“Serviced Pari Passu Loan Combination” means a Pari Passu Loan Combination that is serviced under the Pooling and Servicing Agreement.
●	“Serviced AB Loan Combination” means an AB Loan Combination that is serviced under the Pooling and Servicing Agreement.
●	“Serviced Loan Combination” means a Serviced Pari Passu Loan Combination or a Serviced AB Loan Combination, as applicable.
●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).
●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).
●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.
●	“Companion Loan Holder” means the holder of a Companion Loan.
●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.
●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.
●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.
●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).
●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.
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●	“Serviced Outside Controlled Loan Combination” means a Serviced Loan Combination if and for so long as the “controlling note” with respect to such Serviced Loan Combination is not an asset of the Issuing Entity (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Loan Combination may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Loan Combination, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Loan Combinations” will thereafter cease to apply to the subject Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Loan Combination will be a Serviced Outside Controlled Loan Combination.
●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Outside Controlled Mortgage Loan.
●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan will be a Serviced Outside Controlled Companion Loan.
●	“Outside Controlling Note Holder” means, with respect to any Loan Combination that is, and only for so long as such Loan Combination is, a Serviced Outside Controlled Loan Combination, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).
●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan will be an Outside Serviced Companion Loan.
●	“Outside Serviced Loan Combination” means a Loan Combination that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Loan Combination will be an Outside Serviced Loan Combination.
●	“Outside Serviced Pari Passu Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Loan Combination will be an Outside Serviced Pari Passu Loan Combination.
●	“Outside Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Loan Combination or an Outside Serviced Pari Passu-AB Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Pari Passu Companion Loan will be an Outside Serviced Pari Passu Companion Loan.
●	“Outside Serviced Pari Passu-AB Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.
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●	“Outside Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Subordinate Companion Loan and part of a Pari Passu-AB Loan Combination will be an Outside Serviced Subordinate Companion Loan.
●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Loan Combination.
●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Loan Combination is being (or expected to be) serviced, which is, with respect to (i) each Servicing Shift Loan Combination, the related Future Outside Servicing Agreement, and (ii) each Outside Serviced Loan Combination (other than a Servicing Shift Loan Combination following the related Controlling Pari Passu Companion Loan Securitization Date), the Outside Servicing Agreement identified under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.
●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.
●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement, which (to the extent definitively identified) are set forth under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.
●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Loan Combination.
●	“Servicing Shift Loan Combination” means a Loan Combination that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Pari Passu Companion Loan in a future securitization transaction, the servicing of such Loan Combination will shift to the servicing agreement (i.e., the related Future Outside Servicing Agreement) governing that future securitization transaction.
●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Loan Combination.
●	“Future Outside Servicing Agreement” means, with respect to any Servicing Shift Loan Combination, the related servicing agreement entered into in connection with the securitization of the related Controlling Pari Passu Companion Loan.
●	“Controlling Companion Loan” means a Companion Loan that is evidenced by a Controlling Note.
●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.
●	“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Loan Combination or (ii) an Outside Serviced Loan Combination as to which servicing will shift from the current Outside Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, the date on which the related Controlling Pari Passu Companion Loan is included in an Outside Securitization.

See “Description of the Mortgage Pool—General” for the definitions of certain terms applicable to the Loan Combinations and referred to in the immediately preceding bullets.

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The chart below identifies, with respect to each Loan Combination, (i) whether such Loan Combination is a Pari Passu Loan Combination, an AB Loan Combination or a Pari Passu-AB Loan Combination, and (ii) whether such Loan Combination is a Serviced Loan Combination, an Outside Serviced Loan Combination or a Servicing Shift Loan Combination.

Type and Servicing Status of Loan Combinations

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Type of Loan Combination	Servicing Status of Loan Combination
One Wilshire	$111,000,000	9.9%	$278,250,000	N/A	$389,250,000	Pari Passu	Outside Serviced
The Reef	$100,000,000	8.9%	$50,000,000	N/A	$150,000,000	Pari Passu	Serviced
ILPT Logistics Portfolio	$73,656,388	6.6%	$267,483,612	$103,860,000	$445,000,000	Pari Passu-AB	Outside Serviced
Shearer’s Industrial Portfolio	$66,318,600	5.9%	$71,279,400	N/A	$137,598,000	Pari Passu	Serviced
Bedrock Portfolio	$54,000,000	4.8%	$376,000,000	N/A	$430,000,000	Pari Passu	Outside Serviced
Bell Works	$50,000,000	4.5%	$160,000,000	N/A	$210,000,000	Pari Passu	Serviced
2550 M Street	$46,800,000	4.2%	$40,000,000	N/A	$86,800,000	Pari Passu	Serviced
Nut Tree Plaza	$46,200,000	4.1%	$37,800,000	N/A	$84,000,000	Pari Passu	Serviced
ExchangeRight Net Leased Portfolio #55	$40,000,000	3.6%	$63,900,000	N/A	$103,900,000	Pari Passu	Serviced
200 West Jackson	$40,000,000	3.6%	$46,000,000	N/A	$86,000,000	Pari Passu	Outside Serviced
Grede Casting Industrial Portfolio	$18,225,000	1.6%	$30,000,000	N/A	$48,225,000	Pari Passu	Outside Serviced
601 Lexington Avenue	$16,519,000	1.5%	$706,781,000	$276,700,000	$1,000,000,000	Pari Passu-AB	Outside Serviced
Novo Nordisk HQ	$12,500,000	1.1%	$198,167,000	N/A	$210,667,000	Pari Passu	Outside Serviced
Gem Tower	$12,000,000	1.1%	$28,000,000	N/A	$40,000,000	Pari Passu	Outside Serviced

There are no serviced AB loan combinations, serviced outside controlled loan combinations or servicing shift loan combinations, related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of loan combination(s) or any related terms should be disregarded.

See “Description of the Mortgage Pool—The Loan Combinations” for further information with respect to each Loan Combination, the related Companion Loans and the identity of the Companion Loan Holders.

Certain Considerations Regarding the Outside Serviced Loan Combinations

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Loan Combination or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization

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transaction. For more detailed information, see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, together with all payments due on or with respect to the Mortgage Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owners.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates and the Uncertificated VRR Interest evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Certificate Administrator, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders and the Uncertificated VRR Interest Owners the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller's Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions".

The Certificate Administrator (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Loan Combination in trust for the benefit of all Certificateholders, the Uncertificated VRR Interest Owners and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Certificate Administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer

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determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans, or to repurchase the affected Mortgage Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the affected Mortgage Loan. This substitution or repurchase obligation or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for an uncured Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.       the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.       in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Loan Combination) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Loan Combination) to the Certificateholders and the Uncertificated VRR Interest Owners (as if they were one lender) (or, if a Serviced Loan Combination is involved, with a view to the maximization of recovery on such Serviced Loan Combination to the Certificateholders, the Uncertificated VRR Interest Owners and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.       any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.       the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

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3.       the obligation, if any, of the Master Servicer to make Advances;

4.       the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.       the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or
●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a)       the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or
●	solely in the case of a delinquent balloon payment, (A) one business day after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other and any applicable Directing Holder and Consulting Party), on or before the date on which that balloon payment was due, a refinancing commitment, letter of intent or otherwise binding application or other similar binding document for refinancing from an acceptable lender or signed purchase agreement related to the sale of the related Mortgaged Property reasonably acceptable to the Special Servicer, (ii) the borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment, letter of intent or otherwise binding application or similar binding document or the purchase agreement; or

(b)       there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders and the Uncertificated VRR Interest Owners in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders, the Uncertificated VRR Interest Owners and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders and the Uncertificated VRR Interest Owners in the subject Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders, the Uncertificated VRR Interest Owners and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination); or

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(c)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d)       the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e)       the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f)        the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g)       the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders and the Uncertificated VRR Interest Owners in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders, the Uncertificated VRR Interest Owners or the related Serviced Companion Loan Holder(s) in the Serviced Loan Combination), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days.

Notwithstanding the foregoing, for purposes of clauses (a) (but solely with respect to delinquent monthly debt service payments), (b), (e) and (g) above, neither (i) a Payment Accommodation with respect to any Serviced Loan nor (ii) any default or delinquency that would have existed but for such Payment Accommodation will constitute a Servicing Transfer Event, for so long as the related borrower is complying with the terms of such Payment Accommodation. For the avoidance of doubt, in the event a borrower fails to comply with the terms of a Payment Accommodation (as determined by the Special Servicer in accordance with the Servicing Standard), a determination as to whether any applicable event specified in the preceding sentence constitutes a Servicing Transfer Event will be made as though the Payment Accommodation never occurred; provided, however, if, pursuant to this sentence, a Servicing Transfer Event is determined to occur prior to the date of such borrower’s failure to comply with the terms of the related Payment Accommodation, then such Servicing Transfer Event will be deemed to occur on the date of such borrower’s failure to comply.

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the applicable Directing Holder and after non-binding consultation with any applicable Consulting Parties), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the applicable Directing Holder will be required to respond to the Special Servicer’s request for such consent ((or be deemed to have provided such consent) within the time period described under “—Directing Holder—General”) with respect to Acceptable Insurance Defaults; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the applicable Consulting Parties, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

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●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);
●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;
●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and
●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the subject Serviced Mortgage Loan or any related Serviced Companion Loan to be characterized as a “Specially Serviced Loan”.

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Loan Combination, it will be considered to exist for the entire Serviced Loan Combination.

The Special Servicer, on the other hand, will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Loan Combination). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Loan Combination under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

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With respect to any Serviced Loan that is not a Specially Serviced Loan, the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination, (ii) in the case of a Major Decision described in sub-clause (i) or (ii) of clause (R) of the definition of “Major Decision”, or (iii) in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” below) will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of any applicable Directing Holder and will be required to consult with any applicable Consulting Parties in connection with any Major Decisions, to the extent described under “—Directing Holder” and “—Operating Advisor” in this prospectus. For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision:

(a)       approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable square footage at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(b)       approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(c)       approving annual budgets for the related Mortgaged Property (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Loan Combination);

(d)       approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(e)       agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Loan Combination in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Loan Combination documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(f)        in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(g)       approving any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance-based”, “earn-out” or “holdback” escrows or reserves with respect to (i) any Mortgage Loan as to which such escrows or reserves exceeded, as at the time of origination, 10% of the original principal balance of such Mortgage Loan, regardless of whether such funding or disbursements may be characterized as routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria is not required pursuant to the terms of the related Mortgage Loan documents, (ii) any Mortgage Loan as to which such escrows or reserves may not be characterized as routine and/or customary escrows, and (iii) any Mortgage Loans specifically identified in the Pooling and Servicing Agreement (for the avoidance of doubt with respect to sub-clauses (i) and (ii) above, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves,

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lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents or any other funding or disbursement as mutually agreed upon by the Master Servicer and the Special Servicer, will not constitute a Special Servicer Decision);

(h)       in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Loan Combination in connection with a defeasance of such collateral;

(i)        any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement (which will not include any amendments to split or re-size notes consistent with the terms of any Co-Lender Agreement as to which the consent of the Issuing Entity is not required) related to a Serviced Mortgage Loan or Serviced Loan Combination, or any action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(j)        approving any transfers of an interest in the borrower under a Serviced Mortgage Loan or an assumption agreement, unless such transfer or assumption (i) is allowed under the terms of the related Mortgage Loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer or assumption set forth in the related Mortgage Loan documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower and (ii) does not involve incurring new mezzanine financing or a change in control of the borrower;

(k)       any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(l)        any approval of any casualty insurance settlements (unless such casualty insurance settlements are less than the threshold specified in the related loan documents and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) or condemnation settlements (unless such condemnation settlements are immaterial and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property; and

(m)      any determination whether to permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion or any determination whether to cure a default by borrower under a ground lease.

With respect to non-Specially Serviced Loans, (i) if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision, (ii) in the case of a Major Decision described in sub-clause (i) or (ii) of clause (R) of the definition of “Major Decision”, or (iii) in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” above, the Master Servicer, prior to taking any action with respect to any such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from any applicable Directing Holder and Consulting Party (to the extent such Consulting Party has consultation rights as

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described under “—Directing Holder” or “—Operating Advisor” below or under “Credit Risk Retention—Risk Retention Consultation Parties” above, as applicable) regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer and the Special Servicer may each delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer or the Special Servicer, as applicable, will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer or the Special Servicer, as applicable, will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer or the Special Servicer, as applicable, will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders, the Uncertificated VRR Interest Owners and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. Notwithstanding the foregoing, the Special Servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the Pooling and Servicing Agreement without, with respect to any Mortgage Loan other than an Excluded Mortgage Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Controlling Class Representative, except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the Master Servicer or the Special Servicer, as the case may be, and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, as the case may be, or by any successor Master Servicer or Special Servicer, as the case may be, without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer or the Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer or Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer or other applicable party under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer or the Special Servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents without the

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consent of the Master Servicer (in the case of sub-servicers engaged by the Master Servicer) or the Special Servicer (in the case of sub-servicers engaged by the Special Servicer).

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan (including the Outside Serviced Mortgage Loans, and notwithstanding that the related Mortgaged Property has become an REO Property) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans. The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master

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Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

●	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and
●	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”) (and solely with respect to the Master Servicer, subject to a floor rate of 2.0%), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan pursuant to the Pooling and Servicing Agreement continues, subject to a non-recoverability determination, through the foreclosure of such Mortgage Loan and until the liquidation of such Mortgage Loan or the related Mortgaged Property or Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Loan Combination and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property (or, in the case of a Servicing Advance on a Serviced Loan Combination, from such collections with respect to such Serviced Loan Combination and the related REO Property), as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties prior to distributions on the Certificates or the Uncertificated VRR Interest, which will be deemed to have been reimbursed

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first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties.

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Serviced Loan Combination or REO Property, as the case may be, as to which such Advance was made;
●	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, any applicable Directing Holder and the Controlling Class Representative if it is an applicable Consulting Party, notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;
●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;
●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and
●	notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties and any applicable Directing Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Loan Combination, with interest at a prime lending rate.

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For the avoidance of doubt, if a Mortgage Loan is subject to a forbearance agreement, standstill agreement or similar agreement that provides for a temporary deferral or similar temporary accommodation with respect to all or a portion of the monthly payment amount, the Master Servicer will be required to make P&I Advances for such Mortgage Loan based on the terms of the related Mortgage Loan documents in effect immediately prior to the date of such forbearance or similar agreement, subject to any non-recoverability determination with respect to such Mortgage Loan.

The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan or Serviced Loan Combination, as applicable by the borrower and any other collections thereon, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan or Serviced Loan Combination, as applicable, or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account out of general collections relating to the Mortgage Loans (first from principal collections and then from any other collections).

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders and the Uncertificated VRR Interest Owners (and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owners and/or the related Serviced Companion Loan Holder(s) constituted a single lender) (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s)).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal of the Mortgage Loans and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the applicable Directing Holder; and provided, further, that, if it is an applicable Consulting Party, the Controlling Class Representative must be consulted with. In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and the Uncertificated VRR Interest Owners and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans.

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Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Classes of Certificateholders or the Uncertificated VRR Interest Owners to the detriment of other Classes of Certificateholders or the Uncertificated VRR Interest Owners will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders or the Uncertificated VRR Interest Owners.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Loan Combination Custodial Account”) with respect to each Serviced Loan Combination (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Loan Combination in the related Loan Combination Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Loan Combination Custodial Account to the extent these funds are not otherwise payable to the holder of a related Companion Loan or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Loan Combination Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Certificate Administrator will be required to establish and maintain the following accounts (collectively, the “Distribution Account”), which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, and (ii) the “Upper-Tier REMIC Distribution Account”.

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans, to the extent on deposit in the Collection Account, the applicable portions of Available Funds for such Distribution Date and the applicable portions of any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to withdraw amounts distributable on such date on the Regular Certificates and the Uncertificated VRR Interest and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account. See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2023) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance as of the close of business on the Distribution Date in the month preceding the

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month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2023), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. The Excess Interest Distribution Account will be an asset of the Grantor Trust. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest on the Class S Certificates and the Combined VRR Interest will be made from the Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized on liquidations of defaulted Mortgage Loans and, to the extent allocable to the Issuing Entity, on sales of Mortgaged Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account. In connection with each Distribution Date, the Certificate Administrator will be required to determine if the Non-Vertically Retained Available Funds for such Distribution Date (determined without regard to the inclusion of any Excess Liquidation Proceeds therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated applicable Realized Losses reimbursable to, the holders of the Non-Vertically Retained Regular Certificates on such Distribution Date. If the Certificate Administrator determines that such Non-Vertically Retained Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the Certificate Administrator will be required to withdraw from the Excess Liquidation Proceeds Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the Combined VRR Interest and the Non-Vertically Retained Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Excess Liquidation Proceeds Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency in such Non-Vertically Retained Available Funds and (B) the Vertical Risk Retention Allocation Percentage of the amount described in the immediately preceding sub-clause (A). In addition, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and other shortfalls in payments on the Regular Certificates and the Uncertificated VRR Interest, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Non-Vertically Retained Regular Certificates and the Combined VRR Interest on the final Distribution Date.

“Excess Liquidation Proceeds” means, with respect to any Mortgage Loan, the excess of (i) Liquidation Proceeds of that Mortgage Loan or related REO Property (net of any related Liquidation Expenses and any amounts payable to a related Serviced Companion Loan Holder pursuant to the related Co-Lender Agreement), over (ii) the amount that would have been received if a principal payment in full had been made, and all other outstanding amounts had been paid, with respect to such Mortgage Loan on the Due Date immediately following the date on which such proceeds were received. With respect to any Outside Serviced Mortgage Loan, “Excess Liquidation Proceeds” means such Outside Serviced Mortgage Loan’s pro rata share of any “excess liquidation proceeds” determined in accordance with the applicable Outside Servicing Agreement and the related Co-Lender Agreement that are received by the Trust.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account and each Loan Combination Custodial Account) or the

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Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund)) on behalf of the Trustee for the benefit of the holders of Certificates and the Uncertificated VRR Interest Owners. Each of the Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Loan Combination Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Loan Combination Custodial Account and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Loan Combination Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals):

(i)	to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account an amount equal to the sum of (I) the Aggregate Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) any prepayment premiums or yield maintenance charges collected with respect to the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the Excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any, (D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;
(ii)	to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to
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reimbursement for items described in this clause (ii) being limited as described above under “—Advances”);

(iii)	to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period);
(iv)	to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee;
(v)	to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity);
(vi)	to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined;
(vii)	to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement;
(viii)	to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on any Trust REMIC;
(ix)	to pay the CREFC® Intellectual Property Royalty License Fee;
(x)	to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below;
(xi)	to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account; and
(xii)	to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity.

However, certain of the foregoing withdrawals of items specifically related to a Serviced Loan Combination or related REO Property will first be made out of the related Loan Combination Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Loan Combination Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Loan Combination (taking into account the subordinate nature of any related Subordinate Companion Loan(s)), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan

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or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Loan Combination, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on any related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on any related Serviced Companion Loan.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then upon direction from the Master Servicer (subject to any notice required to be provided by the Special Servicer or the Certificate Administrator under the Pooling and Servicing Agreement), the Special Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account (or, in the case of clause (v) below, to the applicable Sponsors) for the following purposes:

(i)        to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with interest on such Advance);

(ii)       (A) to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and (B) to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer in connection with the receipt of such Loss of Value Payments;

(iii)      to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan (or any related successor REO Mortgage Loan with respect thereto);

(iv)      following the liquidation of such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan to cover the items contemplated by the immediately preceding clauses (i), (ii)(A) and (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)       on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or any related REO Property for which the contribution was made, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan or any related REO Property for which the contribution was made.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan (including any Mortgage Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan will be paid monthly from amounts received on such Mortgage Loan. With respect to each such Mortgage Loan (including each Mortgage Loan that is a Specially Serviced Loan and each Outside Serviced

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Mortgage Loan) or any successor REO Mortgage Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans (except in connection with any Payment Accommodation), will be 0% for Specially Serviced Loans, will be 25% for Payment Accommodations processed by the Special Servicer with respect to non-Specially Serviced Loans, and will be 100% for any Serviced Loan that is not a Specially Serviced Loan in respect of a Payment Accommodation processed by the Master Servicer (with the agreement of the Special Servicer as described under “—Directing Holder—General” below)) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include the Special Servicer’s portion of any Modification Fees in connection with a defeasance to which the Special Servicer is entitled under the Pooling and Servicing Agreement), (c) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer and (d) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Loan Combination Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision or in connection with any borrower request that relates to a Major Decision or Special Servicer Decision being processed by the Master Servicer with the mutual agreement of the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Special Servicer will not be permitted to waive any review fee due to the Master Servicer without the Master Servicer’s consent. Notwithstanding the foregoing, the Master Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

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The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees, and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees), and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Loan Combination, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all loan service transaction fees, Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced

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Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, loan service transaction fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and  expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

Any fees or other charges charged in connection with processing any Payment Accommodation with respect to any Serviced Loan (in the aggregate with each other such Payment Accommodation with respect to such Serviced Loan) may not exceed an amount equal to $45,000 (excluding attorneys’ fees and out-of-pocket third party expenses) (the “Payment Accommodation Fee Cap”) and may only be borne by the borrower, not the Issuing Entity. For the avoidance of doubt, in the event of a borrower default under a Payment Accommodation, the Payment Accommodation Fee Cap would only apply to the initial processing of such Payment Accommodation, and, in such event, the Master Servicer or the Special Servicer, as applicable, would be entitled to all fees that would be payable to it pursuant to the terms of the Pooling and Servicing Agreement with respect to further servicing actions with respect to the related Mortgage Loan.

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly: (i) in the case of a Serviced Loan Combination, from collections on such Serviced Loan Combination; and (ii) in the case of a Mortgage Loan (including a Mortgage Loan that is part of a Serviced Loan Combination, if the fee remains unpaid as described in the immediately preceding clause (i)), from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan (or related Serviced Loan Combination, if

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applicable) or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan (or the related Serviced Loan Combination, if applicable) or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Mortgage Loan (or related Serviced Loan Combination, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Loan Combinations, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

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A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Loan Combination, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, with respect to any Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable), no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% or (b) with respect to any Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) such lesser rate as would result in a Liquidation Fee of $1,000,000.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and

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without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50%) for Serviced Loans that are not Specially Serviced Loans (except in connection with any Payment Accommodation), will be 75% for Payment Accommodations processed by the Special Servicer with respect to non-Specially Serviced Loans, will be 100% for Specially Serviced Loans and in respect of a Payment Accommodation processed by the Special Servicer with respect to any Specially Serviced Loan, and will be 0% for any Serviced Loan that is not a Specially Serviced Loan in respect of a Payment Accommodation processed by the Master Servicer (with the agreement of the Special Servicer as described under “—Directing Holder—General” below) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor in connection with a Material Defect, (d) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer; and (e) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any borrower request with respect to a non-Specially Serviced Loan that is being processed or consented to by the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Master Servicer will not be permitted to waive any review fee due to the Special Servicer without the Special Servicer’s consent. Notwithstanding the foregoing, the Special Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

Any fees or other charges charged in connection with processing any Payment Accommodation with respect to any Serviced Loan (in the aggregate with each other such Payment Accommodation with respect to such Serviced Loan) may not exceed the Payment Accommodation Fee Cap and may only be borne by the borrower, not the Issuing Entity. For the avoidance of doubt, in the event of a borrower default under a Payment Accommodation, the Payment Accommodation Fee Cap would only apply to the initial processing of such Payment Accommodation, and, in such event, the Master Servicer or the Special Servicer, as applicable, would be entitled to all fees that would be payable to it pursuant to the terms of the Pooling and Servicing Agreement with respect to further servicing actions with respect to the related Mortgage Loan.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor

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or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Loan Combinations, if applicable))) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement and that is set forth in a report that is part of the CREFC® Investor Reporting Package, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, property condition report fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received or advanced in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.00709% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received or advanced in respect of the Mortgage Loans and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan on the Stated Principal Balance of the related Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

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The “Operating Advisor Fee Rate” will be a rate equal to 0.00125% per annum.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated VRR Interest as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated VRR Interest as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan (including any REO Mortgage Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders and the Uncertificated VRR Interest Owners, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate” is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00022% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same

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interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as such Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to one or more Delinquent Loans, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to the sum of (i) $19,000 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,900 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,500 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,400 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated VRR Interest as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

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Fees and Expenses

The amounts available for distribution on the Certificates and the Uncertificated VRR Interest on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds
Servicing Fee(2) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections on the related Mortgage Loan, or if unpaid after final recovery of the related Mortgage Loan, out of general collections on the other Mortgage Loans
Additional Servicing Compensation(3)(4) / Master Servicer	– a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans (except in connection with any Payment Accommodation), will be 0% for Specially Serviced Loans, will be 25% for any Serviced Mortgage Loan in respect of a Payment Accommodation processed by the Special Servicer with respect to a non-Specially Serviced Loan, and 100% for any Serviced Mortgage Loan that is not a Specially Serviced Loan in respect of a Payment Accommodation processed by the Master Servicer) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer	from time to time
	– all investment income earned on amounts on deposit in the collection account, loan combination custodial account(s) and certain reserve accounts	monthly
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Type/Recipient	Amount(1)	Frequency	Source of Funds
Special Servicing Fee(3)(5) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan (or any related Serviced Loan Combination, if applicable) that would be less than $3,500 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Mortgage Loan (or any related Serviced Loan Combination, if applicable)) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
Workout Fee(3)(5)(6) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan (or any related Serviced Loan Combination, if applicable) from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan (or any related Serviced Loan Combination, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan (or any related Serviced Loan Combination, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date; and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest
Liquidation Fee(3)(5) / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan (or any related Serviced Loan Combination, if applicable) will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments
385

Type/Recipient	Amount(1)	Frequency	Source of Funds
Additional Special Servicing Compensation(3)(4) / Special Servicer	– a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans (except in connection with any Payment Accommodation), will be 75% for any Payment Accommodation processed by the Special Servicer with respect to a non-Specially Serviced Loan, will be 100% for Specially Serviced Loans and in respect of a Payment Accommodation processed by the Special Servicer with respect to any Specially Serviced Loan, and will be 0% for any Serviced Loan that is not a Specially Serviced Loan in respect of a Payment Accommodation processed by the Master Servicer) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer	from time to time
	– all investment income received on funds in any REO account	from time to time
Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00709% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00125% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period
Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00022% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
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Type/Recipient	Amount(1)	Frequency	Source of Funds
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	With respect to each Delinquent Loan, (i) $19,000 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,900 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,500 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,400 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections
Property Advances(3) / Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan (or any related Loan Combination, if applicable), or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool
Interest on Property Advances(3)(6) / Master Servicer, Special Servicer and Trustee	at Prime Rate (subject to a floor of 2% in the case of the Master Servicer), compounded annually	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or any related Loan Combination, if applicable), then from general collections on the Mortgage Pool
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Type/Recipient	Amount(1)	Frequency	Source of Funds
P&I Advances / Master Servicer and Trustee	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool, subject to certain limitations
Interest on P&I Advances / Master Servicer and Trustee	at Prime Rate (subject to a floor rate of 2.0% in the case of the Master Servicer), compounded annually	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or, in the case of a Mortgage Loan that is part of a Serviced Loan Combination, collections on any related Subordinate Companion Loan), then from general collections on the Mortgage Pool
Indemnification Expenses(3)(6)(7) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections on the Mortgage Pool

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans. In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan.
(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” in the column headed “Outside (Primary) Servicer Fee Rate”.
(3)	With respect to any Servicing Shift Loan Combination, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Loan Combination is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related Controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Loan Combination will shift to the applicable Outside Servicing Agreement and such Loan Combination will become an Outside Serviced Loan Combination.
(4)	With respect to any Outside Serviced Mortgage Loan, the allocations of additional servicing/special servicing compensation between the related Outside Servicer and the related Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.
(5)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Special Servicer will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for any Outside Special Servicer will be governed by the applicable Outside Servicing Agreement. See the table entitled “Outside Serviced Mortgage Loan Fees” below.
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Also see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(6)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources andTW at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.
(7)	May be payable out of collections on a Serviced Loan Combination to the extent allocable thereto.

With respect to each of the Outside Serviced Mortgage Loans (including, after the related shift in servicing occurs, any Servicing Shift Mortgage Loan) set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(1) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
One Wilshire	0.01125%	0.2500%	1.0%, subject to a minimum workout fee of $25,000 in the aggregate for the related Loan Combination	1.0%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Loan Combination, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Loan Combination
ILPT Logistics Portfolio	0.01375%	0.1500%	0.25%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Loan Combination	0.25%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Loan Combination
Bedrock Portfolio	0.05000%	0.2500%	1.0%, subject to a minimum workout fee of $25,000 in the aggregate for the related Loan Combination	1.0%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Loan Combination, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Loan Combination
200 West Jackson	0.00125%	0.2500%, subject to a minimum monthly servicing fee of $3,500 for the related Loan Combination	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Loan Combination, and further to a minimum workout fee of $25,000 in the aggregate for the related Loan Combination	1.0%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Loan Combination, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Loan Combination
Grede Casting Industrial Portfolio	0.00125%	0.2500%	1.0%, subject to a minimum workout fee of $25,000 in the aggregate for the related Loan Combination	1.0%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Loan Combination, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Loan Combination
601 Lexington Avenue	0.00500%	0.1500%	0.25%	0.25%
Novo Nordisk HQ	0.00125%	0.2500%	1.0%, subject to a minimum workout fee of $25,000 in the aggregate for the related Loan Combination	1.0%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Loan Combination, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Loan Combination
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Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(1) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
Gem Tower	0.00125%	0.2500%	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Loan Combination, and further to a minimum workout fee of $25,000 in the aggregate for the related Loan Combination	1.0%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Loan Combination, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Loan Combination

(1)       Includes any applicable sub-servicing fee rate.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Loan Combination (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Loan Combination;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Loan Combination previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Loan Combination previously paid from the Collection Account or Loan Combination Custodial Account (and such amounts will be retained or deposited in the Collection Account or Loan Combination Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Loan Combination are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Loan Combinations” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged

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Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or
(ii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or
(iii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

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Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or
(ii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or
(iii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent (i) to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement), and (ii) to the release, substitution or addition of collateral securing any Serviced Loan in connection with a defeasance of such collateral (provided that the proposed defeasance collateral is of a type permitted under the related Mortgage Loan documents and provided further that, with respect to the Master Servicer, such defeasance does not require any modification, waiver or amendment of such documents as described in clauses (e)(i) and (ii) of the definition of “Special Servicer Decision”).

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;
●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);
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●	solely in the case of a delinquent balloon payment, (A) the date occurring 30 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B)) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a signed purchase agreement or a refinancing commitment acceptable to the Special Servicer prior to the date 30 days after the maturity date, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);
●	the date on which the related Mortgaged Property became an REO Property;
●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;
●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or
●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, for purposes of the first two bullets of the definition of “Appraisal Reduction Event” above, neither (i) a Payment Accommodation with respect to any Serviced Loan nor (ii) any default or delinquency that would have existed but for such Payment Accommodation will constitute an Appraisal Reduction Event, for so long as the related borrower is complying with the terms of such Payment Accommodation. For the avoidance of doubt, in the event a borrower fails to comply with the terms of a Payment Accommodation (as determined by the Special Servicer in accordance with the Servicing Standard), a determination as to whether any applicable event specified in the preceding sentence constitutes an Appraisal Reduction Event will be made as though the Payment Accommodation never occurred; provided, however, if, pursuant to this sentence, an Appraisal Reduction Event is determined to occur prior to the date of such borrower’s failure to comply with the terms of the related Payment Accommodation, then such Appraisal Reduction Event will be deemed to occur on the date of such borrower’s failure to comply.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s).  If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Loan Combination.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Non-Vertically Retained Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB Certificates) has been reduced to zero.

Promptly upon knowledge of the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards or conduct an internal valuation as described under this “—Appraisal Reduction Amounts” section. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date that is at least five (5) business days following the receipt of the appraisal or the conducting of an internal valuation, the Special Servicer in consultation with the Controlling Class Representative (for so long as the Controlling Class Representative is the applicable Directing Holder or Consulting Party) will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal or internal valuation and such information, if any, reasonably requested by the Special Servicer from the

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Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal or conducted an internal valuation within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan will be deemed to be an amount equal to 25% of the then current Stated Principal Balance of such related Serviced Mortgage Loan until the appraisal is received or valuation conducted. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

A “Payment Accommodation” for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) means the entering into any temporary forbearance agreement as a result of the COVID-19 emergency (as reasonably determined by the Master Servicer (if the Master Servicer and Special Servicer agree that the Master Servicer will determine) or the Special Servicer in accordance with the Servicing Standard) relating to payment obligations or operating covenants under the related Mortgage Loan documents or the use of funds on deposit in any reserve account or escrow account for any purpose other than the explicit purpose described in the related Mortgage Loan documents, that in each case (i) is entered into prior to the date that is 6 months following the Closing Date, (ii) defers no greater than 3 monthly debt service payments and (iii) requires full repayment of deferred payments, reserves and escrows by the earlier of (a) the date that is 21 months following the date of the Payment Accommodation for such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and (b) the maturity date for such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable).

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated will generally be equal to (subject to the discussion in the prior paragraph) the excess of:

(a)  the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Loan Combination) as of the last day of the related Collection Period over

(b)  the excess of:

(i)  the sum of:

(A)  90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by (1) the appraisal, or (2) an internal valuation performed by the Special Servicer (but only with respect to any Serviced Mortgage Loan (or Serviced Loan Combination) with an outstanding principal balance less than $2,000,000 (provided that the Special Servicer may, in its sole discretion in accordance with the Servicing Standard, obtain an appraisal with respect to such Serviced Mortgage Loan (or Serviced Loan Combination) as contemplated by the preceding clause (1))), minus, with respect to any appraisal, such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and

(B)  all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Loan Combination) as of the date of calculation over

(ii)  the sum as of the Due Date occurring in the month of the date of determination of:

(A)  to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Loan Combination) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Loan Combination, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate),

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(B)  all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Loan Combination) and

(C)  all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Loan Combination) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed).

The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Loan Combination will be allocated, first, to any related Serviced Subordinate Companion Loan(s) (up to the outstanding principal balance(s) thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. Notwithstanding the foregoing, if so provided in the related Co-Lender Agreement, the holder of a Subordinate Companion Loan may be permitted to post cash or a letter of credit to offset all or some portion of an Appraisal Reduction Amount. In the case of an Outside Serviced Loan Combination, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (although, in the case of an Outside Serviced Pari Passu-AB Loan Combination, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loan(s)) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Loan Combination.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts in respect of or allocated to any Mortgage Loan(s), the amount of any required P&I Advance will be reduced, which (to the extent of the Non-Vertically Retained Percentage of the reduction in such P&I Advance) will generally have the effect of reducing the amount of interest available to the most subordinate Class of Non-Vertically Retained Regular Certificates then outstanding (i.e., first to the Class J Certificates, then to the Class H Certificates, then to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class X-A, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J Certificates). See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance or, if applicable, conduct an internal valuation. Based upon the appraisal or internal valuation, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Loan Combination).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be

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subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained, or, if applicable, internal valuation performed, by the Special Servicer with respect to such Serviced Mortgage Loan and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Special Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Special Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Special Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Special Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Special Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Special Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Special Servicer will be required to notify the Master Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Special Servicer thereof. None of the Trustee, the Certificate Administrator or the Master Servicer will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination by the Special Servicer, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer, the Trustee nor the Certificate Administrator will calculate or verify any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Loan Combination, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged

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Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Special Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For various purposes under the Pooling and Servicing Agreement, the Vertically Retained Percentage of any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to the Combined VRR Interest to notionally reduce (to not less than zero) the Combined VRR Interest Balance thereof and the Non-Vertically Retained Percentage of any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to each Class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J Certificates, then to the Class H Certificates, then to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, the Non-Vertically Retained Percentage of Collateral Deficiency Amounts will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J Certificates, then to the Class H Certificates, then to the Class G Certificates and then to the Class F Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated the Non-Vertically Retained Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, in accordance with the preceding two sentences.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class or the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Special Servicer will be required to promptly notify the Certificate Administrator and the Master Servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

Any Class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such Class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order a second appraisal of the Mortgaged Property securing any Serviced Loan as to which there exists an Appraisal Reduction Amount or a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Special Servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an Appraiser in accordance with MAI standards. Upon receipt of such second appraisal, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the Special Servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such second appraisal and receipt of information requested by the Special Servicer from the Master Servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

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Any Appraised-Out Class as to which one or more holders are Requesting Holders challenging the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class and no Control Termination Event exists, and the rights of the Controlling Class will be exercised by the most subordinate Class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

Appraisals that are to be obtained by the Special Servicer at the request of holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2023; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator's website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See "Description of the Certificates—Reports to Certificateholders; Certain Available Information".

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before the date each year (commencing in 2023) specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause

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(or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (only in the case of the Special Servicer) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;
●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and
●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, the Uncertificated VRR Interest Owners, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred by the Issuing Entity as a result of

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any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred in connection with, or relating to, the Pooling and Servicing Agreement, the Certificates or the Uncertificated VRR Interest, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including any such legal fees and expenses): (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust or in the interests of the Certificateholders or the Uncertificated VRR Interest Owners any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates and the Uncertificated VRR Interest Owners under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

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Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement, the Certificates or the Uncertificated VRR Interest, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates or the Uncertificated VRR Interest issued to it or of the proceeds of the sale of such Certificates or the Uncertificated VRR Interest, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

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Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders or the Uncertificated VRR Interest Owners, unless those Certificateholders and/or the Uncertificated VRR Interest Owners have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, paying agent and custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “loan combination custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such indemnified party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Loan Combination provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Loan Combination as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

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Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Loan Combination Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)       any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Loan Combination Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)       any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by a Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders, the Uncertificated VRR Interest Owners or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)        either of Moody’s Investors Service, Inc. (“Moody’s”) or DBRS, Inc. (“DBRS Morningstar”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole

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or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(g)       the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(h)       the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Issuing Entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the Voting Rights of all Certificates or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Loan Combination and a Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination or that survive termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the Voting Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the applicable Directing Holder will have the right to approve any successor Special Servicer with

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respect to any Serviced Loan or Serviced Loan Combination. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, the Trustee will be required to consult with any applicable Directing Holder and Consulting Party prior to the appointment of a successor Master Servicer or Special Servicer with respect to any Serviced Loan or Serviced Loan Combination at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates, but upon the written direction of the related Serviced Companion Loan Holder, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Loan Combination. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f) or (g) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder may terminate the Special Servicer with respect to the related Serviced Loan Combination.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f) or (g) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain

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of its reporting obligations under the Pooling and Servicing Agreement, and such failure is not remedied within the time period specified in the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of all Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to a Serviced Loan Combination only, by each affected Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (h) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Loan Combination, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Loan Combination, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, with respect to any Serviced Mortgage Loan or Serviced Loan Combination, as follows:

(a)           with or without cause, at the direction of the applicable Directing Holder, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation);

(b)           except in the case of a Serviced Outside Controlled Loan Combination, if a Control Termination Event has occurred and is continuing, pursuant to a vote of applicable Certificateholders, with or without cause, in accordance with the procedures described below under “—Removal of the Special Servicer by Certificateholders Following a Control Termination Event”, upon the affirmative vote of (a) the holders of Regular Certificates, evidencing at least 66-2/3% of the Voting Rights allocable to the Regular Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates entitled to vote on the matter evidencing more than 50% of the Voting Rights allocable to each Class of such Non-Reduced Certificates; and

(c)           if a Consultation Termination Event has occurred and is continuing at any time, with respect to the Serviced Loans, if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owners (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans, and (ii) the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”.

“Certificateholder Quorum” means a quorum that, (a) for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Regular Certificates evidencing at least 50% of the Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all Regular Certificates, on an aggregate basis; and (b) for purposes of a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, consists of the holders and/or beneficial owners of Principal Balance Certificates evidencing at least 20% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce Certificate Balances) of all

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Principal Balance Certificates on an aggregate basis. In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate of such current or former Operating Advisor or Asset Representations Reviewer.

Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, becomes a Borrower Party with respect to any Mortgage Loan or Loan Combination (any such Mortgage Loan or Loan Combination, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. The applicable Directing Holder will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer.

If there is no applicable Directing Holder entitled to appoint an Excluded Mortgage Loan Special Servicer for an Excluded Special Servicer Mortgage Loan (or if there is an applicable Directing Holder so entitled but it has not appointed a replacement Special Servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions of the newly appointed Excluded Mortgage Loan Special Servicer, and absent willful misconduct, bad faith, fraud or negligence on the part of such resigning Special Servicer, the resigning Special Servicer and its directors, members, managers, officers, employees and agents will be entitled to be indemnified by the Issuing Entity against any and all losses or liability incurred in connection with any legal action resulting from the actions of the Excluded Mortgage Loan Special Servicer.

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Loan Combination, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the Special Servicer again for such Mortgage Loan or Loan Combination, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Loan Combination, as the case may be, earned during such time on and after such Mortgage Loan or Loan Combination, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Loan Combinations that are not Excluded Special Servicer Mortgage Loans during such time.

Notwithstanding the foregoing discussion under this “—Excluded Special Servicer Mortgage Loans” sub-heading, in the case of any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

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Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer (other than with respect to any Serviced Outside Controlled Loan Combination) if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of the Regular Certificates requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Loan Combination) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Certificates evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans (other than any Serviced Outside Controlled Loan Combination) and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

After the occurrence and during the continuance of a Consultation Termination Event, with respect to the Serviced Loans, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owners (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans, and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If the entity acting as Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under

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the Pooling and Servicing Agreement with respect to the Serviced Loan(s) as to which it was terminated pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement, any applicable Directing Holder and any applicable Consulting Parties; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event that, at any time following the date that the Credit Risk Retention Rules are no longer applicable to this securitization transaction and there are no Classes of Certificates or Uncertificated VRR Interest outstanding other than the Control Eligible Certificates, the Combined VRR Interest, the Class S Certificates and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its unsecured long-term debt of at least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch, (B) a rating on its unsecured long-term debt of at least “A” by DBRS Morningstar (or, if not rated by DBRS Morningstar, an equivalent rating by two (2) other NRSROs (which may include Fitch and Moody’s)), and (C) a rating on its unsecured long-term debt of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s (or, such other rating with respect to which

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the applicable Rating Agency has provided a Rating Agency Confirmation). In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain (A) a rating on its unsecured long-term debt of at least “BBB(high)” by DBRS Morningstar (or, if not rated by DBRS Morningstar, then at least an equivalent rating by two (2) other NRSROs (which may include Fitch and Moody’s)), except in in the case of Computershare Trust Company, National Association, so long as it has a long-term senior unsecured debt rating or long-term issuer rating of at least “BBB” by at least one NRSRO and (B) a rating on its unsecured long-term debt of at least “Baa3” by Moody’s or an issuer rating of “Baa3” by Moody’s (or in the case of any Rating Agency’s requirement set forth above in this sentence, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Master Servicer will appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as

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co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates or the Uncertificated VRR Interest Owners:

(a)       to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Uncertificated VRR Interest Owners;

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or Uncertificated VRR Interest Owner, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or any Uncertificated VRR Interest Owner, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material

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respect the interests of any Certificateholder or any Uncertificated VRR Interest Owner, as evidenced by an opinion of counsel;

(f)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder or any Uncertificated VRR Interest Owner; and

(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative, (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the related underwriter or initial purchaser of Certificates, or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates evidencing not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or the Uncertificated VRR Interest without the consent of the holder of that Certificate or the Uncertificated VRR Interest Owners, as applicable, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class or of the Uncertificated VRR Interest the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class or of the Uncertificated VRR Interest then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders and the Uncertificated VRR Interest Owners or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders of the Class or Classes of Certificates or the Uncertificated VRR Interest Owners, that is adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) change in any manner the obligations or rights of any underwriter without the consent of the affected underwriter, or (8) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes. The

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party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”) or, with respect to any Serviced Loan with an outstanding principal balance less than $2,000,000, conduct an internal valuation as contemplated under “—Appraisal Reduction Amounts” in this prospectus unless the Special Servicer elects to obtain an Updated Appraisal with respect to such Serviced Loan. However, the Special Servicer will not be required to obtain an Updated Appraisal or conduct an internal valuation of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine (9) months old, unless the Special Servicer determines that such previously obtained appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, and any applicable Directing Holder and Consulting Party.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates, the Uncertificated VRR Interest Owners or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if

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applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of the Certificateholders and the Uncertificated VRR Interest Owners and, if applicable, any related Serviced Companion Loan Holder(s). Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income

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attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC at the federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders, the Uncertificated VRR Interest Owners and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders and the Uncertificated VRR Interest Owners to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to the holders of Certificates and the Uncertificated VRR Interest Owners. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan, the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Loan Combination, prior to the distribution of those Liquidation Proceeds to Certificateholders, the Uncertificated VRR Interest Owners or the Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Loan Combination, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Loan Combination and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Loan Combination. In addition, amounts otherwise distributable on the Certificates and the Uncertificated VRR Interest will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan or Serviced Loan Combination becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owners and, in the case of a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and the Uncertificated VRR Interest Owners and, in the case of a Serviced Loan Combination, any related Serviced Companion Loan Holder(s), constituted a single lender) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders, the Uncertificated VRR Interest Owners and, if applicable, any related Serviced Companion Loan Holder(s) in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, any applicable Directing Holder and Consulting Party of any written offers (excluding, for the sake of clarity, any unsuccessful bids received during an auction, whether live or on-line, that were lower than the accepted offer) received regarding the sale of any Defaulted Mortgage Loan, in each case to the extent requested by any such party.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

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If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan or Serviced Loan Combination and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Loan Combination that, pursuant to the terms of the related Co-Lender Agreement, becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the applicable Directing Holder and the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. The Special Servicer will not be permitted to sell any such Serviced Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Loan Combination, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Directing Holder and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced AB Loan Combination that includes a Subordinate Companion Loan held outside the Issuing Entity, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell such Subordinate Companion Loan(s) together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Loan Combination, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations” with respect to the Outside Serviced Loan Combinations.

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The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders, the Uncertificated VRR Interest Owners and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owners and, in the case of a sale of a Serviced Loan Combination (or applicable portion thereof), the related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated VRR Interest Owners and, if applicable, any such related Serviced Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owners and, in the case of a Serviced Loan Combination, any related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated VRR Interest Owners and, if applicable, any such related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owners and, in the case of a sale of an REO Property related to a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated VRR Interest Owners and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owners and, in the case of an REO Property related to a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated VRR Interest Owners and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is any party to the Pooling and Servicing Agreement, any Sponsor, any applicable Directing Holder or Consulting Party, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Loan Combination, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to any consent rights of any applicable Directing Holder and/or the consultation rights of any applicable Consulting Party (to the extent any such Directing Holder or Consulting Party has consent or consultation rights, as applicable, as described under the Risk Retention Consultation Party discussion under “Credit Risk Retention”, “—Directing Holder” and “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not

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constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust or (B) result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, (i) if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer and (ii) the Master Servicer may, with respect to a non-Specially Serviced Loan, agree to a modification, waiver or amendment contemplated by clause (b), clause (c) or subclause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the applicable Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the applicable Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the applicable Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the applicable Directing Holder, which consent will be deemed given if such Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan beyond a date that is five years prior to the Rated Final Distribution Date of the rated Certificates, or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Loan Combination may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Loan Combinations”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

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The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any applicable Directing Holder, any applicable Consulting Parties and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any applicable Directing Holder and any applicable Consulting Parties, and the original to the Certificate Administrator or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Loan Combination, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan, by the Special Servicer. The Master Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Special Servicer (who will forward any such request to the Controlling Class Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan and, following the occurrence and during the continuance of a Control Termination Event, to the Operating Advisor (provided that the Operating Advisor is only required to review such request if and to the extent it has consultation rights with respect thereto)), and the Master Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The applicable Directing Holder will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted to take or to consent to the Master Servicer’s taking, any of the following actions as to which the applicable Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, such applicable Directing Holder will be deemed to have approved such action (each of the following, a “Major Decision”)):

(A)      any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)      any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, any Payment

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Accommodations, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)      any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property or any approval of a borrower’s determination to bring a Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property, to the extent the lender is required to consent to, or approve, any such determination by the borrower under the related Mortgage Loan documents;

(E)      any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, unless such action is otherwise required pursuant to the specific terms of the related Serviced Loan and there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected pursuant to the terms of the related loan agreement and without the consent of the lender under the related loan agreement and for which there is no lender discretion;

(G)      any approval of property management company changes or franchise changes, in each case to the extent the lender is required to consent to, or approve, such changes under the related Mortgage Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $2,500,000, or (ii) the successor property manager is affiliated with the borrower;

(H)      releases of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” holdbacks, escrows or reserves, other than those required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion (for the avoidance of doubt the determination of whether conditions precedent to a borrower’s right to obtain release have been satisfied will be a matter of lender discretion), but solely with respect to any Serviced Loans specifically identified on an exhibit to the Pooling and Servicing Agreement;

(I)        any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(J)       any acceleration of a Serviced Loan or the exercise of any other remedy following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(K)      the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(L)       any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement (other than with respect to amendments to split or re-size notes consistent with the terms of the subject Co-Lender Agreement and as to which the consent of the Issuing Entity is not required), in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto and in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates; and

(M)      any determination of an Acceptable Insurance Default;

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(N)      in the case of any Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements;

(O)      in the case of any Specially Serviced Loan, any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease (other than a ground lease) at a Mortgaged Property or REO Property, if (a) the lease affects an area greater than or equal to 30% of the net rentable area of the improvements at the Mortgaged Property and (b) such transaction is not a routine leasing matter, provided, that if lender consent is not required for such transaction pursuant to the related Mortgage Loan documents or there is no lender discretion in connection with such transaction, such transaction will not constitute a Major Decision;

(P)      in the case of any Specially Serviced Loan, any approval of or consent to a grant of an easement or right of way that materially affects the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to such Specially Serviced Loan;

(Q)      agreeing to any modification, waiver, consent or amendment of the related Serviced Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral) that would permit the defeasance of the subject Serviced Loan, (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Loan Combination documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment; and

(R)      determining whether to permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease other than pursuant to the specific terms of the Serviced Loan and for which there is no lender discretion;

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders and the Uncertificated VRR Interest Owners (and, with respect to any Serviced Loan Combination, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders, such Uncertificated VRR Interest Owners and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, (2) the proposed course of action recommended, and (3) information regarding any direct or indirect conflict of interest in the subject action, and (ii) all information in the Special Servicer's possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement. For the avoidance of doubt, the Special Servicer may provide the information described in clauses (i)(1) and (i)(2) in the definition of “Major Decision Reporting Package” in the form of an Asset Status Report.

In addition to the foregoing, the Special Servicer will be required to consult with any applicable Consulting Parties (including, with respect to the Operating Advisor when it is an applicable Consulting Party, under the circumstances described under “—The Operating Advisor—Consultation Rights” below and, with respect to the Risk Retention Consultation Parties when they are applicable Consulting Parties, under the circumstances described under “Credit Risk Retention—The VRR Interest—The Risk Retention Consultation Parties”) in connection with any Major Decision affecting a Serviced Mortgage Loan or Serviced Loan Combination and to consider alternative actions recommended by such Consulting Parties, but, in the case of the Controlling Class

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Representative when it is a Consulting Party, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer.

Furthermore, any applicable Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” with respect to any Serviced Mortgage Loan or, if applicable, Serviced Loan Combination will be:

●	except (i) with respect to an Excluded Mortgage Loan, (ii) with respect to a Serviced Outside Controlled Loan Combination, and (iii) during any period that a Control Termination Event has occurred and is continuing, the Controlling Class Representative; and
●	with respect to any Serviced Outside Controlled Loan Combination (which may include a Servicing Shift Loan Combination or a Serviced Loan Combination with a controlling Subordinate Companion Loan held outside the Issuing Entity), if and for so long as the applicable Companion Loan Holder or its representative is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative, the holder of the related Controlling Note or its representative (during any such period, the “Outside Controlling Note Holder”);

provided, that with respect to any Serviced Loan Combination, the rights of the Directing Holder will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt: (A) the Controlling Class Representative will not be the Directing Holder if and for so long as (1) a Control Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan and/or (3) the related Serviced Loan Combination is a Serviced Outside Controlled Loan Combination; (B) there will be no Directing Holder with respect to an Excluded Mortgage Loan; and (C) with respect to any Serviced Outside Controlled Loan Combination, the Outside Controlling Noteholder will be the Directing Holder only if and for so long as such holder is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative.

Further for the avoidance of doubt, with respect to any Mortgage Loan or Loan Combination, if none of the Controlling Class Representative or an Outside Controlling Note Holder is a Directing Holder in accordance with the foregoing definition, then there will be no Directing Holder for that Serviced Mortgage Loan or Serviced Loan Combination.

Each Directing Holder may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Directing Holder under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or

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(iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified by the Certificate Administrator of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be LD III Sub VII, LLC or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) and the Uncertificated VRR Interest Owners will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any portion of the Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that (except under the circumstances set forth in the following proviso) if no Class of Control Eligible Certificates meets the preceding requirement, then Class F will be the Controlling Class; provided, further, however, that if, at any time, the aggregate outstanding Certificate Balance of the Classes of Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an outstanding Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts). The Controlling Class as of the Closing Date will be the Class J Certificates.

The “Control Eligible Certificates” will be any of the Class F, Class G, Class H and Class J Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be a Consulting Party, a Consultation Termination Event will be deemed to exist.

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An “Excluded Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Loan Combination or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a mortgage loan or loan combination) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the Serviced Loan(s) as to which it is a Consulting Party.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Loan Combination that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Loan Combination and (ii) certain servicing decisions and other matters relating to any Outside Serviced Loan Combination, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder or a Consulting Party. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Loan Combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from the applicable Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The applicable Directing Holder has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control

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Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class F Certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class F Certificates until such time as either (x) the Class F Certificates are no longer the Controlling Class or (y) that Certificateholder has (i) sold a majority of the Class F Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class F Certificates that it transferred, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class F Certificates that it transferred. Following any such transfer, and assuming that the Class F Certificates are still the Controlling Class, the successor holder of more than 50% of the Controlling Class (by Certificate Balance) will again have the right to act as or appoint a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or, subject to any such limitations described in this prospectus (including by reason of a Control Termination Event or a Consultation Termination Event otherwise existing), to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class F Certificates that had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

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Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and
●	the rights of the holder of more than 50% of the Class G Certificates (by Certificate Balance), if the Class G Certificates are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

Any applicable Directing Holder will not be liable to the Issuing Entity, the Certificateholders or the Uncertificated VRR Interest Owners for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)           may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates or the Uncertificated VRR Interest Owners;

(b)           may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)           does not have any liability or duties to the holders of any Class of Certificates or the Uncertificated VRR Interest Owners (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)           may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates or the Uncertificated VRR Interest Owners; and

(e)           will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder or Uncertificated VRR Interest Owner may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of the applicable Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Consulting Parties

As used in this prospectus, a “Consulting Party”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Loan Combination will be, each of:

(i)	except with respect to a Serviced Outside Controlled Loan Combination, solely (a) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance
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of a Consultation Termination Event and (b) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;

(ii)	with respect to any Serviced Outside Controlled Loan Combination (which may include a Servicing Shift Loan Combination or a Serviced Loan Combination with a controlling Subordinate Companion Loan held outside the Issuing Entity), (a) if and for so long as the holder of the Mortgage Loan included in this securitization transaction is entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Loan Combination, (b) solely prior to the occurrence and continuance of a Consultation Termination Event, and (c) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;
(iii)	with respect to any Serviced Loan Combination that includes a Pari Passu Companion Loan, the holder of such Pari Passu Companion Loan if and to the extent such holder (a) is not the applicable Directing Holder, and (b) is entitled to exercise consultation rights under the related Co-Lender Agreement;
(iv)	solely after the occurrence and during the continuance of a Control Termination Event, the Operating Advisor; and
(v)	except with respect to any Excluded RRCP Mortgage Loan, (a) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (b) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan, each Risk Retention Consultation Party.

provided, that with respect to any Serviced Loan Combination, the rights of any Consulting Party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt, (A) the Controlling Class Representative will not be a Consulting Party if and for so long as (1) a Consultation Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan and/or (3) with respect to any Serviced Outside Controlled Loan Combination, it is not entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Loan Combination, (B) the Operating Advisor will not be a Consulting Party if and for so long as no Control Termination Event has occurred and is continuing, (C) none of the Risk Retention Consultation Parties will be a Consulting Party with respect to any Mortgage Loan that is an Excluded RRCP Mortgage Loan with respect to such party, or with respect to any Mortgage Loans other than as described in the immediately preceding clause (v), and (D) the consultation rights of the holder of a Pari Passu Companion Loan with respect to any related Serviced Loan Combination will be subject to the terms of the related Co-Lender Agreement.

Further for the avoidance of doubt, with respect to any Serviced Mortgage Loan or Serviced Loan Combination, if none of the Controlling Class Representative, the Operating Advisor, a Risk Retention Consultation Party, or a holder of a Pari Passu Companion Loan is a Consulting Party in accordance with the foregoing definition, then there will be no Consulting Party for that Serviced Mortgage Loan or Serviced Loan Combination.

Each Consulting Party may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Consulting Party under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

Operating Advisor

General Obligations

After the occurrence and during the continuance of a Control Termination Event, the Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and with respect to certain Major Decisions regarding non-Specially Serviced Loans as to which the Operating Advisor has consultation rights, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of a Control Termination Event, will be entitled to consult with the Special Servicer as described under “—Operating Advisor—

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Consultation Rights” below, (ii) after the occurrence and during the continuance of a Control Termination Event, upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) after the occurrence and during the continuance of a Consultation Termination Event under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder or any Uncertificated VRR Interest Owner. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. Notwithstanding the foregoing, the Operating Advisor will have no consultation rights with respect to any Serviced AB Loan Combination prior to the occurrence and continuance of both (i) a “control appraisal period” (or analogous concept) under the related Co-Lender Agreement and (ii) a Control Termination Event. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

The Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders and the Uncertificated VRR Interest Owners (as a collective whole), and not any particular Class of those Certificateholders or the Uncertificated VRR Interest Owners (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

The Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor: (i) prior to the occurrence and continuance of a Control Termination Event and with respect to any Specially Serviced Loan, promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; and (ii) following the occurrence and continuance of a Control Termination Event and with respect to any Serviced Loan, simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.

The Special Servicer will also deliver to the Operating Advisor each related Final Asset Status Report and, if a Control Termination Event exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the applicable Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the applicable Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

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A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to any applicable Directing Holder or Consulting Party or, if different, the Operating Advisor or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and any applicable Directing Holder or Consulting Party, on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any applicable Directing Holder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise being implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if a Control Termination Event exists, Major Decisions on non-Specially Serviced Loans, (ii) each related Final Asset Status Report, (iii) if a Control Termination Event exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor (A) in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if a Control Termination Event exists, and (B) with respect to the subject Major Decision regarding each Specially Serviced Loan when a Control Termination Event does not exist, after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package, and (v) if specifically required to be delivered to the Operating Advisor under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights, non-Specially Serviced Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders and the Uncertificated VRR Interest Owners other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) when necessary to support, and directly related to, specific findings or conclusions (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor for the replacement of the Special Servicer. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between any Directing Holder or Consulting Party (other than the Operating Advisor), on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder or Consulting Party (other than the Operating Advisor) under the Pooling and Servicing Agreement or any Co-Lender Agreement, as applicable, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, and (iii) any information subject to attorney-client privilege (that has been identified or otherwise communicated as being subject to such privilege).

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal

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counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the applicable Consulting Parties, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuance of a Control Termination Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Loan Combinations”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event).

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor one or more servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest and compensation with respect to such Major Decision and/or asset status report.

Prior to the occurrence and continuance of a Control Termination Event, the Operating Advisor will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, borrower substitutions, lease modifications and amendments and other similar actions that the Special Servicer may perform with respect to such Serviced Mortgage Loans under the Pooling and Servicing Agreement.

Reviewing Certain Calculations

The Special Servicer will be required to forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor after they have been finalized.

Prior to the occurrence and continuance of a Control Termination Event, the Operating Advisor will review such calculations but may not opine on, or otherwise call into question, such Appraisal Reduction Amount, Collateral Deficiency Amount and/or net present value calculations; provided, however, if the Operating Advisor discovers a mathematical error contained in such calculations, then the Operating Advisor will be required to notify the Special Servicer of such error.

After the occurrence and during the continuance of a Control Termination Event, the Operating Advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such

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calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of these calculations and, in the event the Operating Advisor does not agree with the mathematical calculations in any material respect or does not agree with the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

Annual Report

Following the occurrence and during the continuance of a Control Termination Event, based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of a Control Termination Event, any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the applicable Directing Holder, any Risk Retention Consultation Party or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) prepared by the Special Servicer and delivered to the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor will if, during the prior calendar year, (i) any Serviced Mortgage Loans were Specially Serviced Loans, or (ii) there existed a Control Termination Event, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year. Notwithstanding the foregoing, no Operating Advisor Annual Report will be required from the Operating Advisor with respect to the Special Servicer if during the prior calendar year no asset status report was prepared by the Special Servicer in connection with a Specially Serviced Loan or REO Property or was otherwise in the process of being implemented in connection with a Specially Serviced Loan or REO Property.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing an Operating Advisor Annual Report, the Operating Advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in accordance with the Operating Advisor Standard, to be immaterial.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, following the occurrence and during the continuance of a Control Termination Event, the Operating Advisor will be required to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans and with respect to Major Decisions on Serviced Loans that are non-Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the applicable Directing Holder, a Risk Retention Consultation Party or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, and (b) the Controlling Class Representative (at any time that it is an applicable Directing Holder or Consulting

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Party). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

Following the occurrence and during the continuance of a Control Termination Event, in each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

At any time after the occurrence and during the continuance of a Consultation Termination Event, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owners (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the applicable Serviced Loan(s) in the manner described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” above.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)           any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)           any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)           any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days following receipt of written notice by the Operating Advisor of such failure or the Operative Advisor obtaining actual knowledge of such failure; provided that, in the event that Rule 7 of Regulation RR is applicable to this securitization transaction, then such Operating Advisor Termination Event will occur without any requirement for such notice or actual knowledge, and the references thereto above will be deemed inapplicable;

(d)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the

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appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)           the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)            the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders and the Uncertificated VRR Interest Owners electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied. An Operating Advisor Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of the Certificates.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause”, the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Uncertificated VRR Interest Owners, the Depositor, and each Directing Holder and Consulting Party. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an entity (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s, Fitch, Kroll Bond Rating Agency, LLC (“KBRA”), S&P and/or DBRS Morningstar, but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P and/or DBRS Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing

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servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not (and is not affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, any Consulting Party or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates, (v) that has not been paid any fees, compensation or other remuneration by any entity acting as Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer and (vi) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, the Uncertificated VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of Certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless a Control Termination Event exists), any applicable Directing Holder, and any applicable Consulting Parties, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any applicable Directing Holder does not disapprove of a related asset status report

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within 10 business days of receipt, such Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the applicable Directing Holder may object to any asset status report within 10 business days of receipt; provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders and the Uncertificated VRR Interest Owners (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders and the Uncertificated VRR Interest Owners (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the applicable Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the applicable Directing Holder disapproves such asset status report within 10 business days of receipt and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until such Directing Holder fails to disapprove such revised asset status report as described above or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders and the Uncertificated VRR Interest Owners (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)). If the applicable Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by such Directing Holder, provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such asset status report will be deemed a Final Asset Status Report).

Any applicable Consulting Party will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by such Consulting Party. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of any applicable Consulting Party.

The asset status report is not intended to replace or satisfy any specific consent or approval right which the applicable Directing Holder may have.

Notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by a Directing Holder or Consulting Party that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Loan or Serviced Loan Combination, expose any Certificateholder, any Uncertificated VRR Interest Owner or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

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The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer, all Certificateholders and the Uncertificated VRR Interest Owners by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders and the Uncertificated VRR Interest Owners, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 30.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent approximately 25.4% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) held by the Issuing Entity as of the end of the applicable Collection Period.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period. Notwithstanding the foregoing, a delinquency that would have existed but for a Payment Accommodation will not constitute a delinquency, for so long as the related borrower is complying with the terms of such Payment Accommodation.
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While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 115 prior pools of commercial mortgage loans for which CREFI (or its predecessors and/or affiliates) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008, the highest percentage of mortgage loans (based on aggregate outstanding principal balance) in an individual CMBS transaction that were delinquent at least 60 days at the end of any reporting period between April 1, 2017 and March 31, 2022 was approximately 25.4%; however, the average of the highest delinquency percentages (based on aggregate outstanding principal balance of delinquent mortgage loans) in each of the 115 reviewed transactions (taking into account all reporting periods between April 1, 2017 and March 31, 2022 for each such transaction) in the identified reporting periods was approximately 5.4%.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the applicable Directing Holder, the Risk Retention Consultation Parties and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;
(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;
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(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;
(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;
(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and
(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a)       Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with

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respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents are in the possession of the Mortgage Loan Seller.

(b)       Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, in any such case to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), and the Master Servicer or the Special Servicer, as applicable, will be required to promptly, but in no event later than 10 business days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c)       Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced

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Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the applicable Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P or DBRS Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P or DBRS Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, a Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, a Directing Holder, or any Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, the Uncertificated VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders and the Uncertificated VRR Interest Owners), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review

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Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates or the Uncertificated VRR Interest; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;
●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;
●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days following receipt of written notice by the Asset Representations Reviewer of such failure or the Asset Representations Reviewer obtaining actual knowledge of such failure;
●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt,
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marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or
●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders and the Uncertificated VRR Interest Owners electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of holders of Regular Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the applicable Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the required Certificates elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice

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to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

Repurchase Request Delivered by a Certificateholder

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the Class VRR Certificates) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request in respect of a Mortgage Loan, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply.

The “Enforcing Servicer” means the Special Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions

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as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event a Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

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In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than a holder of the Class VRR Certificates) that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

A “Dispute Resolution Requesting Holder” means either a Requesting Certificateholder or a Consultation Requesting Certificateholder, as applicable.

The “Enforcing Party” means, in connection with a Repurchase Request, (i) in the event one or more Dispute Resolution Requesting Holders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Dispute Resolution Requesting Holder(s), or (ii) in all other cases, the Enforcing Servicer.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder or applicable Consulting Party.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that each such Dispute Resolution Requesting Holder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Dispute Resolution Requesting Holder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the applicable Directing Holder.

If a Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Dispute Resolution Requesting Holder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Dispute Resolution Requesting Holder that timely delivers a Final Dispute Resolution Election Notice, then such Dispute Resolution Requesting Holders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Dispute Resolution Requesting Holders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-

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binding arbitration) or arbitration). If, however, no Dispute Resolution Requesting Holder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Dispute Resolution Requesting Holder to act as the Enforcing Party will terminate and no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the Uncertificated VRR Interest Owners to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Dispute Resolution Requesting Holder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, none of the Depositor, the Mortgage Loan Sellers or any of their respective affiliates will be entitled to be a Dispute Resolution Requesting Holder or otherwise vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolutions Provisions” heading.

The Dispute Resolution Requesting Holders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Dispute Resolution Requesting Holder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the Dispute Resolution Requesting Holder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

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The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Controlling Class Representative (provided that no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Dispute Resolution Requesting Holder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Dispute Resolution Requesting Holder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders and Certificate Owners will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Dispute Resolution Requesting Holder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)       with respect to any condition in any Serviced Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially

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Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the applicable Directing Holder (but only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if such Directing Holder does not respond within seven business days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan, any applicable Rating Agency Confirmation requirement in the Serviced Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)       with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency;
(2)	the applicable replacement master servicer or special servicer, as applicable, (A) has a current ranking from DBRS Morningstar of at least “MOR CS3” or (B) if not ranked by DBRS Morningstar, is currently acting as servicer or special servicer, as applicable, for a CMBS transaction rated by DBRS Morningstar and as to which DBRS Morningstar has not cited servicing concerns with respect to such servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in such CMBS transaction serviced by the applicable servicer prior to the time of determination, if DBRS Morningstar is the non-responding Rating Agency; and
(3)	(a) the applicable replacement master servicer or special servicer, as applicable, has confirmed in writing that it was appointed to act, and as of the date of determination is acting, as the master servicer or special servicer, as applicable, on a transaction level basis with respect to a CMBS transaction as to which Moody’s rated one or more classes of securities and one or more of such classes of securities are still outstanding and rated by Moody’s and (b) Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency; and

(z)       with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited

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concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders and the Uncertificated VRR Interest Owners of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property, (2) the voluntary exchange of all the then outstanding Regular Certificates and the Uncertificated VRR Interest as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider's website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates and cancellation of the Uncertificated VRR Interest at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans (in the case of any Serviced Loan Combinations, subject to certain rights of the related Serviced Companion

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Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates and the Uncertificated VRR Interest, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans (including REO Mortgage Loans) remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of the pool of Mortgage Loans as of the Cut-off Date (excluding for the purposes of this calculation, the unpaid principal balance of the One Wilshire Mortgage Loan and the Novo Nordisk HQ Mortgage Loan, but only if the option described above is exercised after the Distribution Date in May 2032). The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of any successor REO Mortgage Loans) included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class S and Class R Certificates) and the Uncertificated VRR Interest for the Mortgage Loans and each REO Property (or interests in the Mortgage Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates and the Notional Amounts of the Class X-A and Class X-D Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates would have to voluntarily participate in such exchange.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians”.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters (and, subject to the discussion below, in a substantially similar manner) as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance

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of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, subject to any exceptions set forth below, the respective Outside Servicing Agreements provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Loan Combination are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Loan Combination is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Loan Combination; provided, however, that the related Outside Servicing Agreement may not require the related Outside Special Servicer to establish and maintain a separate account with respect to REO Property acquired with respect to each such Outside Serviced Loan Combination.
●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum rate described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.
●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable at the rates or in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.
●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.
●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Loan Combination. The related Outside Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate, possibly subject to a floor), first (after reimbursement from collections on, and proceeds of, any related Subordinate Companion Loan(s) (if any)), from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Loan Combination or the related Mortgaged Property is nonrecoverable from such collections
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and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)); provided that, in the case of the Outside Servicing Agreement for the ILPT Logistics Portfolio Loan Combination and the 601 Lexington Avenue Loan Combination, there are no mortgage loans other than the related Outside Serviced Loan Combination serviced under such Outside Servicing Agreement.

●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Loan Combination will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.
●	With respect to each Outside Serviced Loan Combination, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative (if any) will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement; provided, that, in the case of a Loan Combination with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right will instead belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Loan Combination.
●	With respect to each Outside Serviced Loan Combination (other than the 601 Lexington Avenue Loan Combination), after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related Outside Special Servicer may be replaced. Notwithstanding the foregoing, in the case of certain Outside Serviced Loan Combinations, the related Outside Special Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor at any time. Also notwithstanding the foregoing, in the case of any Loan Combination with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Loan Combination.
●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative (if any), the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Loan Combination that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.
●	With respect to each Outside Serviced Loan Combination, the related Outside Controlling Class Representative (if any) will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related
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Outside Servicing Agreement) or consult (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement); provided that, in the case of any Loan Combination with one or more Subordinate Companion Loans held outside the related lead securitization, such approval right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Loan Combination.

●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Loan Combination without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.
●	The Mortgaged Property securing each Outside Serviced Loan Combination will be subject to inspection (A) at least once per calendar year with respect to any Outside Serviced Loan Combination with a stated principal balance of $2,000,000 or more or (b) at least once every other calendar year with respect to any Outside Serviced Loan Combination with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement.
●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the Pooling and Servicing Agreement, provided that, certain Outside Servicing Agreements may not require the related Outside Servicer to make Compensating Interest Payments.
●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.
●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.
●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization involves the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement may provide for one or more “risk retention consultation parties” with certain consultation rights.
●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization does not involve the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement does not provide for any “risk retention consultation party”.
●	With respect to the ILPT Logistics Portfolio Loan Combination and the 601 Lexington Avenue Loan Combination, (i) there is no asset representations reviewer under the related Outside Servicing Agreement and (ii) there are no certificateholder-directed dispute resolution procedures similar to those
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described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Outside Servicing Agreement.

●	With respect to the 601 Lexington Avenue Loan Combination, there is no Outside Operating Advisor under the related Outside Servicing Agreement.
●	Appraisal reduction amounts in respect of the related Outside Serviced Mortgage Loan will be calculated by the related Outside Special Servicer under the related Outside Servicing Agreement in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the Pooling and Servicing Agreement in respect of Serviced Mortgage Loans.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Loan Combination, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Loan Combination under “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

Servicing Shift Mortgage Loans

The servicing of a Servicing Shift Loan Combination is expected to be governed by the Pooling and Servicing Agreement only temporarily, until the securitization of the related Controlling Pari Passu Companion Loan. Thereafter, such Servicing Shift Loan Combination will be serviced by the related Outside Servicer and, if and to the extent necessary, the related Outside Special Servicer under and pursuant to the terms of the related Outside Servicing Agreement governing such future securitization. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Outside Servicing Agreement governing such future securitization, the securitization to which the related Controlling Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Outside Servicing Agreement are unknown. There are no Servicing Shift Loan Combinations with respect to the Mortgage Pool. See “Description of the Mortgage Pool—The Loan Combinations”.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.
●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Master Servicer subject to the limitation that it will only be required to deliver any such request to the Special Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent
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rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Outside Serviced Mortgage Loan is not an Excluded Mortgage Loan) or to the Special Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), as applicable, and the Controlling Class Representative or the Special Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Special Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder, the Uncertificated VRR Interest Owner or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if such requesting party is a Certificateholder, an Uncertificated VRR Interest Owner or a party to the Pooling and Servicing Agreement, and otherwise payable from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.
●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.
●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator,
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the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately 101.5% of the aggregate principal balance of the Offered Certificates, plus accrued interest from May 1, 2022, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates and the Uncertificated VRR Interest not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates and the Combined VRR Interest occur when the principal balance of a Mortgage Loan is reduced without an equal distribution (taking into account the allocation of amounts among the Non-Vertically Retained Principal Balance Certificates, on the one hand, and the Combined VRR Interest, on the other hand) to applicable Certificateholders and the Uncertificated VRR Interest Owners in reduction of the Certificate Balances of the Principal Balance Certificates and the Uncertificated VRR Interest Balance.

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Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Non-Vertically Retained Principal Balance Certificates as a result of the application of applicable Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Applicable Realized Losses will be allocated to the respective Classes of the Non-Vertically Retained Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

With respect to the Class A-SB Certificates, the extent to which the Class A-SB Scheduled Principal Balances are achieved and the sensitivity of the Class A-SB Certificates to principal prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2 and Class A-5 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A-SB Certificates until the Certificate Balance of the Class A-SB Certificates is reduced to zero. As such, the Class A-SB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates than they were when the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2 and Class A-5 Certificates were outstanding.

Any changes in the weighted average lives of your Non-Vertically Retained Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the

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investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. Holders of the Non-Vertically Retained Principal Balance Certificates will be affected to the extent of the Non-Vertically Retained Percentage of any such reimbursement. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Offered Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than

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the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and Class A-SB Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. Investors in the Class X-A Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”):

(i)        each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-

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out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium;

(ii)       there are no delinquencies or defaults;

(iii)      scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates;

(iv)      no prepayment premiums or yield maintenance charges are collected;

(v)       no party exercises its right of optional termination of the Issuing Entity described in this prospectus;

(vi)      no Mortgage Loan is required to be repurchased from the Issuing Entity;

(vii)     the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan;

(viii)    there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates;

(ix)      distributions on the Certificates are made on the 15th day (each assumed to be a business day) of each month, commencing in June 2022;

(x)       the Certificates will be issued on May 12, 2022;

(xi)      the Pass-Through Rate with respect to each Class of Non-Vertically Retained Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”;

(xii)     the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates (in the case of the 0% CPR scenario);

(xiii)    all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification;

(xiv)    with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan;

(xv)     the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary” subject to any applicable variance set forth in the footnotes to such table;

(xvi)    there are no property releases requiring payment of a yield maintenance charge or other prepayment premium; and

(xvii)   with respect to each Mortgage Loan that is part of a Loan Combination that includes one or more Subordinate Companion Loans, for purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only, without regard to the related Subordinate Companion Loan(s).

The following tables indicate the percentage of the initial Certificate Balance that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later

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than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
May 15, 2023	83%	83%	83%	83%	83%
May 15, 2024	66%	66%	66%	66%	66%
May 15, 2025	40%	40%	40%	40%	40%
May 15, 2026	12%	12%	12%	12%	12%
May 15, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.54	2.53	2.52	2.52	2.52
First Principal Payment Date	June 2022	June 2022	June 2022	June 2022	June 2022
Last Principal Payment Date	October 2026	August 2026	July 2026	July 2026	July 2026

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
May 15, 2023	100%	100%	100%	100%	100%
May 15, 2024	100%	100%	100%	100%	100%
May 15, 2025	100%	100%	100%	100%	100%
May 15, 2026	100%	100%	100%	100%	100%
May 15, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.77	4.75	4.72	4.68	4.44
First Principal Payment Date	October 2026	August 2026	July 2026	July 2026	July 2026
Last Principal Payment Date	May 2027	May 2027	May 2027	May 2027	May 2027

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Percentages of the Initial Certificate Balance of
the Class A-3-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
May 15, 2023	100%	100%	100%	100%	100%
May 15, 2024	100%	100%	100%	100%	100%
May 15, 2025	100%	100%	100%	100%	100%
May 15, 2026	100%	100%	100%	100%	100%
May 15, 2027	100%	100%	100%	100%	100%
May 15, 2028	100%	100%	100%	100%	100%
May 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	6.65	6.64	6.61	6.58	6.34
First Principal Payment Date	December 2028	June 2028	June 2028	June 2028	June 2028
Last Principal Payment Date	January 2029	January 2029	January 2029	January 2029	October 2028

Percentages of the Initial Certificate Balance
of the Class A-4-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
May 15, 2023	100%	100%	100%	100%	100%
May 15, 2024	100%	100%	100%	100%	100%
May 15, 2025	100%	100%	100%	100%	100%
May 15, 2026	100%	100%	100%	100%	100%
May 15, 2027	100%	100%	100%	100%	100%
May 15, 2028	100%	100%	100%	100%	100%
May 15, 2029	100%	100%	100%	100%	100%
May 15, 2030	100%	100%	100%	100%	100%
May 15, 2031	100%	100%	100%	100%	100%
May 15, 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.71	9.65	9.59	9.52	9.24
First Principal Payment Date	December 2031	July 2031	July 2031	July 2031	October 2028
Last Principal Payment Date	March 2032	February 2032	February 2032	January 2032	September 2031

Percentages of the Initial Certificate Balance
of the Class A-5 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
May 15, 2023	100%	100%	100%	100%	100%
May 15, 2024	100%	100%	100%	100%	100%
May 15, 2025	100%	100%	100%	100%	100%
May 15, 2026	100%	100%	100%	100%	100%
May 15, 2027	100%	100%	100%	100%	100%
May 15, 2028	100%	100%	100%	100%	100%
May 15, 2029	100%	100%	100%	100%	100%
May 15, 2030	100%	100%	100%	100%	100%
May 15, 2031	100%	100%	100%	100%	100%
May 15, 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.92	9.90	9.87	9.83	9.62
First Principal Payment Date	March 2032	February 2032	February 2032	January 2032	September 2031
Last Principal Payment Date	May 2032	May 2032	April 2032	April 2032	January 2032

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Percentages of the Initial Certificate Balance of
the Class A-SB Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
May 15, 2023	100%	100%	100%	100%	100%
May 15, 2024	100%	100%	100%	100%	100%
May 15, 2025	100%	100%	100%	100%	100%
May 15, 2026	100%	100%	100%	100%	100%
May 15, 2027	100%	100%	100%	100%	100%
May 15, 2028	81%	81%	81%	81%	81%
May 15, 2029	61%	61%	61%	61%	61%
May 15, 2030	40%	40%	40%	40%	40%
May 15, 2031	18%	18%	18%	18%	18%
May 15, 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.56	7.56	7.56	7.56	7.55
First Principal Payment Date	May 2027	May 2027	May 2027	May 2027	May 2027
Last Principal Payment Date	March 2032	March 2032	March 2032	March 2032	January 2032

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
May 15, 2023	100%	100%	100%	100%	100%
May 15, 2024	100%	100%	100%	100%	100%
May 15, 2025	100%	100%	100%	100%	100%
May 15, 2026	100%	100%	100%	100%	100%
May 15, 2027	100%	100%	100%	100%	100%
May 15, 2028	100%	100%	100%	100%	100%
May 15, 2029	100%	100%	100%	100%	100%
May 15, 2030	100%	100%	100%	100%	100%
May 15, 2031	100%	100%	100%	100%	100%
May 15, 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	10.01	10.01	10.00	9.94	9.68
First Principal Payment Date	May 2032	May 2032	April 2032	April 2032	January 2032
Last Principal Payment Date	May 2032	May 2032	May 2032	May 2032	January 2032

463

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
May 15, 2023	100%	100%	100%	100%	100%
May 15, 2024	100%	100%	100%	100%	100%
May 15, 2025	100%	100%	100%	100%	100%
May 15, 2026	100%	100%	100%	100%	100%
May 15, 2027	100%	100%	100%	100%	100%
May 15, 2028	100%	100%	100%	100%	100%
May 15, 2029	100%	100%	100%	100%	100%
May 15, 2030	100%	100%	100%	100%	100%
May 15, 2031	100%	100%	100%	100%	100%
May 15, 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	10.01	10.01	10.01	10.01	9.68
First Principal Payment Date	May 2032	May 2032	May 2032	May 2032	January 2032
Last Principal Payment Date	May 2032	May 2032	May 2032	May 2032	January 2032

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
May 15, 2023	100%	100%	100%	100%	100%
May 15, 2024	100%	100%	100%	100%	100%
May 15, 2025	100%	100%	100%	100%	100%
May 15, 2026	100%	100%	100%	100%	100%
May 15, 2027	100%	100%	100%	100%	100%
May 15, 2028	100%	100%	100%	100%	100%
May 15, 2029	100%	100%	100%	100%	100%
May 15, 2030	100%	100%	100%	100%	100%
May 15, 2031	100%	100%	100%	100%	100%
May 15, 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	10.01	10.01	10.01	10.01	9.75
First Principal Payment Date	May 2032	May 2032	May 2032	May 2032	January 2032
Last Principal Payment Date	May 2032	May 2032	May 2032	May 2032	February 2032

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

464

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95.00000	6.1778%	6.1849%	6.1869%	6.1869%	6.1869%
96.00000	5.7213%	5.7270%	5.7285%	5.7285%	5.7285%
97.00000	5.2719%	5.2761%	5.2772%	5.2772%	5.2772%
98.00000	4.8293%	4.8320%	4.8328%	4.8328%	4.8328%
99.00000	4.3935%	4.3947%	4.3951%	4.3951%	4.3951%
100.00000	3.9641%	3.9639%	3.9639%	3.9639%	3.9639%
101.00000	3.5411%	3.5395%	3.5390%	3.5390%	3.5390%
102.00000	3.1243%	3.1212%	3.1203%	3.1203%	3.1203%
103.00000	2.7135%	2.7089%	2.7077%	2.7077%	2.7077%
104.00000	2.3085%	2.3025%	2.3009%	2.3009%	2.3009%
105.00000	1.9093%	1.9019%	1.8999%	1.8999%	1.8999%

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
97.25000	5.1757%	5.1778%	5.1808%	5.1854%	5.2167%
98.25000	4.9316%	4.9329%	4.9348%	4.9375%	4.9567%
99.25000	4.6905%	4.6910%	4.6916%	4.6926%	4.6998%
100.25000	4.4522%	4.4519%	4.4514%	4.4506%	4.4459%
101.25000	4.2168%	4.2156%	4.2140%	4.2115%	4.1951%
102.25000	3.9840%	3.9821%	3.9793%	3.9751%	3.9471%
103.25000	3.7540%	3.7512%	3.7474%	3.7415%	3.7021%
104.25000	3.5265%	3.5230%	3.5181%	3.5105%	3.4598%
105.25000	3.3017%	3.2974%	3.2914%	3.2821%	3.2203%
106.25000	3.0793%	3.0743%	3.0672%	3.0563%	2.9835%
107.25000	2.8594%	2.8536%	2.8455%	2.8330%	2.7492%

Pre-Tax Yield to Maturity (CBE) for the Class A-3-1 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
96.00000	5.0818%	5.0837%	5.0861%	5.0895%	5.1123%
97.00000	4.8981%	4.8995%	4.9013%	4.9039%	4.9207%
98.00000	4.7166%	4.7175%	4.7187%	4.7205%	4.7314%
99.00000	4.5372%	4.5377%	4.5384%	4.5393%	4.5444%
100.00000	4.3600%	4.3601%	4.3602%	4.3603%	4.3596%
101.00000	4.1848%	4.1845%	4.1840%	4.1833%	4.1770%
102.00000	4.0117%	4.0110%	4.0099%	4.0084%	3.9965%
103.00000	3.8406%	3.8394%	3.8379%	3.8355%	3.8181%
104.00000	3.6714%	3.6698%	3.6677%	3.6646%	3.6417%
105.00000	3.5041%	3.5021%	3.4995%	3.4956%	3.4672%
106.00000	3.3387%	3.3363%	3.3331%	3.3284%	3.2948%

465

Pre-Tax Yield to Maturity (CBE) for the Class A-4-1 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
96.00000	4.8193%	4.8220%	4.8249%	4.8283%	4.8401%
97.00000	4.6857%	4.6878%	4.6900%	4.6927%	4.7010%
98.00000	4.5538%	4.5552%	4.5568%	4.5587%	4.5636%
99.00000	4.4235%	4.4242%	4.4251%	4.4263%	4.4279%
100.00000	4.2948%	4.2948%	4.2951%	4.2955%	4.2938%
101.00000	4.1675%	4.1670%	4.1666%	4.1663%	4.1613%
102.00000	4.0418%	4.0406%	4.0396%	4.0386%	4.0304%
103.00000	3.9176%	3.9158%	3.9141%	3.9123%	3.9009%
104.00000	3.7947%	3.7923%	3.7900%	3.7876%	3.7730%
105.00000	3.6733%	3.6703%	3.6674%	3.6642%	3.6465%
106.00000	3.5532%	3.5496%	3.5461%	3.5422%	3.5214%

Pre-Tax Yield to Maturity (CBE) for the Class A-5 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
98.00000	4.8076%	4.8084%	4.8093%	4.8109%	4.8204%
99.00000	4.6779%	4.6785%	4.6791%	4.6803%	4.6875%
100.00000	4.5498%	4.5502%	4.5506%	4.5513%	4.5562%
101.00000	4.4231%	4.4234%	4.4235%	4.4239%	4.4265%
102.00000	4.2980%	4.2981%	4.2980%	4.2979%	4.2983%
103.00000	4.1744%	4.1743%	4.1739%	4.1735%	4.1716%
104.00000	4.0522%	4.0519%	4.0513%	4.0504%	4.0464%
105.00000	3.9314%	3.9310%	3.9301%	3.9288%	3.9226%
106.00000	3.8119%	3.8114%	3.8102%	3.8086%	3.8002%
107.00000	3.6938%	3.6932%	3.6917%	3.6897%	3.6792%
108.00000	3.5771%	3.5762%	3.5745%	3.5722%	3.5595%

Pre-Tax Yield to Maturity (CBE) for the Class A-SB Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
97.50000	4.9357%	4.9359%	4.9361%	4.9364%	4.9389%
98.50000	4.7719%	4.7721%	4.7723%	4.7727%	4.7751%
99.50000	4.6102%	4.6103%	4.6106%	4.6109%	4.6133%
100.50000	4.4504%	4.4505%	4.4508%	4.4511%	4.4534%
101.50000	4.2925%	4.2927%	4.2929%	4.2933%	4.2955%
102.50000	4.1365%	4.1367%	4.1369%	4.1373%	4.1394%
103.50000	3.9824%	3.9826%	3.9828%	3.9831%	3.9852%
104.50000	3.8300%	3.8302%	3.8305%	3.8308%	3.8329%
105.50000	3.6795%	3.6796%	3.6799%	3.6802%	3.6822%
106.50000	3.5306%	3.5308%	3.5310%	3.5314%	3.5333%
107.50000	3.3835%	3.3836%	3.3839%	3.3842%	3.3861%

466

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
0.12500	74.5640%	74.5529%	74.5422%	74.5293%	74.4577%
0.25000	32.5073%	32.4619%	32.4151%	32.3594%	32.0798%
0.37500	17.6797%	17.6063%	17.5302%	17.4405%	17.0028%
0.50000	9.4268%	9.3326%	9.2349%	9.1205%	8.5693%
0.62500	3.9100%	3.7999%	3.6858%	3.5526%	2.9153%
0.75000	-0.1565%	-0.2793%	-0.4064%	-0.5546%	-1.2601%
0.87500	-3.3407%	-3.4739%	-3.6118%	-3.7723%	-4.5339%
1.00000	-5.9380%	-6.0801%	-6.2270%	-6.3979%	-7.2068%
1.12500	-8.1200%	-8.2696%	-8.4245%	-8.6042%	-9.4538%
1.25000	-9.9941%	-10.1504%	-10.3121%	-10.4996%	-11.3849%

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
94.00000	5.3418%	5.3429%	5.3445%	5.3478%	5.3680%
95.00000	5.2064%	5.2075%	5.2091%	5.2117%	5.2289%
96.00000	5.0727%	5.0738%	5.0753%	5.0773%	5.0915%
97.00000	4.9407%	4.9418%	4.9432%	4.9446%	4.9559%
98.00000	4.8103%	4.8114%	4.8128%	4.8135%	4.8220%
99.00000	4.6815%	4.6826%	4.6840%	4.6841%	4.6897%
100.00000	4.5543%	4.5554%	4.5567%	4.5562%	4.5590%
101.00000	4.4286%	4.4297%	4.4309%	4.4298%	4.4299%
102.00000	4.3044%	4.3055%	4.3067%	4.3050%	4.3023%
103.00000	4.1816%	4.1828%	4.1839%	4.1816%	4.1762%
104.00000	4.0603%	4.0615%	4.0625%	4.0597%	4.0515%

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
92.00000	5.6179%	5.6191%	5.6206%	5.6229%	5.6516%
93.00000	5.4790%	5.4801%	5.4816%	5.4839%	5.5088%
94.00000	5.3418%	5.3429%	5.3445%	5.3468%	5.3680%
95.00000	5.2064%	5.2075%	5.2090%	5.2114%	5.2289%
96.00000	5.0727%	5.0738%	5.0753%	5.0777%	5.0915%
97.00000	4.9407%	4.9418%	4.9433%	4.9456%	4.9559%
98.00000	4.8103%	4.8114%	4.8129%	4.8153%	4.8220%
99.00000	4.6815%	4.6826%	4.6842%	4.6865%	4.6897%
100.00000	4.5543%	4.5554%	4.5569%	4.5592%	4.5590%
101.00000	4.4286%	4.4297%	4.4312%	4.4336%	4.4299%
102.00000	4.3044%	4.3055%	4.3070%	4.3093%	4.3023%

467

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
87.00000	6.3416%	6.3427%	6.3443%	6.3466%	6.3880%
88.00000	6.1929%	6.1940%	6.1955%	6.1978%	6.2362%
89.00000	6.0462%	6.0473%	6.0488%	6.0512%	6.0864%
90.00000	5.9015%	5.9027%	5.9042%	5.9065%	5.9387%
91.00000	5.7588%	5.7599%	5.7614%	5.7638%	5.7930%
92.00000	5.6179%	5.6191%	5.6206%	5.6229%	5.6492%
93.00000	5.4790%	5.4801%	5.4816%	5.4839%	5.5073%
94.00000	5.3418%	5.3429%	5.3445%	5.3468%	5.3672%
95.00000	5.2064%	5.2075%	5.2090%	5.2114%	5.2289%
96.00000	5.0727%	5.0738%	5.0753%	5.0777%	5.0924%
97.00000	4.9407%	4.9418%	4.9433%	4.9456%	4.9575%

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

468

Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, collectively, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of any Excess Interest) and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5, Class A-SB, Class X-A, Class A-S, Class B, Class C, Class X-D, Class X-F, Class X-G, Class X-H, Class X-J, Class D, Class E, Class F, Class G, Class H and Class J Certificates and a regular interest that corresponds to the Combined VRR Interest excluding the right to receive Excess Interest (the “VRR REMIC Regular Interest”), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

In addition, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, (i) the portions of the Issuing Entity consisting of (a) collections of Excess Interest (and the related amounts in the Excess Interest Distribution Account) and (b) the VRR REMIC Regular Interest and distributions thereon, will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and (ii)(a) the Class S Certificates and the Combined VRR Interest will represent undivided beneficial interests in the portion of the Grantor Trust described in clause (i)(a) above and (b) the Combined VRR Interest will represent undivided beneficial interests in the portion of the Grantor Trust described in clause (i)(b) above.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified

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mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of

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the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates and the Uncertificated VRR Interest may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Certificates and the Uncertificated VRR Interest Owners qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

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Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the Combined VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the Combined VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than any accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based on the foregoing, it is anticipated that the Class B and Class C Certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity

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of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class A-S Certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

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Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent

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that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class A-1, Class A-2, Class A-3-1, Class A-4-1, Class A-5 and Class A-SB Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class

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X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

The Non-Vertically Retained Percentage of prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Non-Vertically Retained Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a debt instrument. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower

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maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of the Combined VRR Interest, the related Certificateholder or Uncertificated VRR Interest Owner must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the right to receive Excess Interest.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to tax on “net income from foreclosure property” would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

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Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the rules that applied for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under the rules that applied for taxable years before 2018.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any elections available under the new provisions (including any changes) and Treasury regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

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If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different

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manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Offered Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Offered Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. No assurance can be given that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

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Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	ERISA Plans, and
●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and
●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, “Plans” include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;
●	loans or other extensions of credit; and
●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

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An investor who is—

●	a fiduciary of a Plan, or
●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,
2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and
3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or
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●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and
●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgaged-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged to consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;
●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;
●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;
●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and
●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were

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deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), and substantially identical prohibited transaction exemptions to Goldman Sachs & Co. LLC, PTE 89-88 (October 17, 1989), J.P. Morgan Securities LLC, PTE 2002-19 (March 28, 2002), and Deutsche Bank Securities Inc., Department Final Authorization Number 97-03E (December 9, 1996), each as amended by PTE 2013-08 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and
●	the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;
●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);
●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);
●	fourth, the following must be true—
1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,
2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and
3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and
●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect

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to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	must be recognized by the SEC as a NRSRO,
2.	must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and
3.	must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;
●	certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and
●	certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,
●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and
●	the continued holding of an Offered Certificate by a Plan.
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However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;
●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and
●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,
●	having a specified relationship to this person, or
●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a

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governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Ineligible Purchasers

Even if an exemption is otherwise available, certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

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Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or
●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and
●	consult with your legal counsel as to—
1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and
2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

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The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

California. Four (4) of the Mortgaged Properties (23.8%) are located in California.

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a nonjudicial trustee’s sale in accordance with the California Civil Code (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure in accordance with the California Code of Civil Procedure. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. California case law has held that acts such as an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors. On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as

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authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

New Jersey. Six (6) of the Mortgaged Properties (13.4%) are located in New Jersey.

In New Jersey, the action is commenced by the filing of a complaint naming as defendants all parties having an interest in the real property or in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage, and when it is desired to foreclose. If a lease predates the mortgage and the lease does not provide it is subordinate to all future mortgages, or the tenant, at the time of the loan, does not enter into a subordination agreement, that lease cannot be foreclosed in the action. Leases that are subordinate to the mortgage, either because they postdate the mortgage, or have been subordinated, can be terminated by the lender by joining the tenant as a defendant in the action unless the lender has entered into a non-disturbance and attornment agreement with the tenant. Each defendant must then be served with a copy of the complaint and given in most cases no less than 35 days to respond. Delays in prosecution of the foreclosure may occasionally result from difficulties in locating necessary parties for service of the complaint. If an answer or other responsive pleading is filed raising defenses to the foreclosure the case will be deemed a contested matter and handled like any other civil action in the county where the property is located. When the mortgagee’s right to foreclose is contested, the legal proceedings necessary to resolve the issue can be time-consuming, involving depositions, motions and perhaps a trial. After the legal issues involved in the contest are resolved, if the mortgagee prevails, the court refers the matter to the “Office of Foreclosure” located in the Office of Foreclosure in the office of the Superior Court Clerk in Trenton, which administers the foreclosure action if it is uncontested, or after the contest has been resolved in the lender’s favor. The Office of Foreclosure will then, upon application of the lender, process a judgment in favor of the lender containing the amounts due to the lender, and will issue a writ of execution to the sheriff of the county in which the property is located directing the sheriff to arrange for a public auction for the property to raise the amount adjudged to be owed to the lender. This can take time depending upon the workload in the Office of Foreclosure, which also handles a heavy volume of home foreclosures. The sheriff of the county where the property is located actually conducts the sale. Usually, it takes place at least 60 days after entry of judgment. However, the actual time is subject to the number of sales being processed and can take as long as six months in some counties. During that time, the sheriff must advertise the sale at least once a week for four weeks. The borrower can adjourn the sale date twice, each time for two weeks, and the court can order more extensions. (These timing details vary somewhat by county, depending upon the local sheriff’s procedures). Notice of the sheriff’s sale must be provided to all the defendants, and to the New Jersey Division of Taxation under New Jersey’s Bulk Sale Act. For ten days after the sale, the borrower can still redeem the property by paying all amounts due.

For commercial loans, New Jersey does not have a “one action rule” or “anti-deficiency legislation”. To obtain a personal judgment against a borrower or guarantor, when the loan is recourse to the borrower, or a guarantor, the lender must commence a separate action in Law Division of the Superior Court on the Note and/or any guaranty. This action can be commenced at any time and is not required to await completion of the foreclosure. However, that court will usually wait until the foreclosure has been completed to calculate the defendant’s liability, giving credit for the amounts raised at the sheriff’s sale, and in no event less than the fair market value of the property based on evidence presented as to the value of the real property in the Law Division action. The purchaser at such sale acquires the estate or interest in real property covered by the mortgage. Like the general rule, if the mortgage covered the tenant’s interest in a lease and leasehold estate, the purchaser at foreclosure will acquire such tenant’s interest subject to the tenant’s obligations under the lease to pay rent and perform other covenants contained in the lease. New Jersey law controls the amount of foreclosure expenses and costs, including attorneys’ fees, which may be recovered by a lender, and the commission due the sheriff. At the sheriff’s sale, an auction takes place and the lender is entitled to bid against any members of the public in attendance. The lender, however, is not required to put up any money unless and until the bids exceed the amounts due to the lender under the foreclosure judgment.

New York. Seven (7) of the Mortgaged Properties (10.4%) are located in New York.

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of

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sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,
●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,
●	the knowledge of the parties to the mortgage, and
●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and
●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,
●	the trustee to whom the real property is conveyed, and
●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

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The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,
●	the law of the state in which the real property is located,
●	various federal laws, and
●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was

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not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or
●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and
●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and
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●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;
●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;
●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or
●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—
1.	a failure to adequately maintain the mortgaged property, or
2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or
●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and
●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

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●	record a notice of default and notice of sale, and
●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and
●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deﬁciency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the beneﬁts and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be signiﬁcant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

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Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and
●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

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Anti-Deficiency Legislation

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,
●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and
●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the beneﬁts realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certiﬁcates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real

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property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;
●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;
●	extend or shorten the term to maturity of the loan;
●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or
●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.
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Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the

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loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,
●	accelerated rent,
●	damages, or
●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or
●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus
●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the

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lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you

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that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc., 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of

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all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the

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ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents

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to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

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●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or
●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”) which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and
●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

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Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause

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may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;
●	second, to real estate taxes;
●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and
●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;
●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;
●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;
●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and
●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for

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delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the

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related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Offered Certificates, and would not be covered by advances or any form of credit support provided in connection with the Offered Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related Mortgaged Property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by Certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or
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●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the certificates in question on each distribution date and, except in the case of interest-only certificates, the ultimate payment in full of the certificate balance of each class of certificates in question on a date that is not later than the rated final distribution date with respect to such class of certificates. A rating takes into consideration, among other things, the credit quality of the mortgage pool, structural and legal aspects associated with the certificates in question, and the extent to which the payment stream from the mortgage pool is adequate to make payments required under the certificates in question. A securities rating on mortgage pass-through certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those certificates is fair;
●	whether those certificates are a suitable investment for any particular investor;
●	the tax attributes of those certificates or of the trust;
●	the yield to maturity or, if they have principal balances, the average life of those certificates;
●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying mortgage loans;
●	the degree to which the amount or frequency of prepayments on the underlying mortgage loans might differ from those originally anticipated;
●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;
●	whether or to what extent the interest payable on those certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;
●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying mortgage loans;
●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or
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●	if those certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those certificates.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying mortgage loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the mortgage loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-3-1, Class A-3-2, Class A-4-1, Class A-4-2, Class A-5 and/or Class A-SB Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to five NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

512

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”) among the Depositor and the underwriters, the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below.

Class	Citigroup Global Markets Inc.	Goldman Sachs & Co. LLC	Deutsche Bank Securities Inc.	J.P. Morgan Securities LLC	Bancroft Capital, LLC	Drexel Hamilton, LLC
Class A-1	$2,578,704	$2,072,663	$1,236,119	$928,514	$0	$0
Class A-2	$12,215,553	$9,818,388	$5,855,608	$4,398,451	$0	$0
Class A-3-1	$12,979,213	$10,432,190	$6,221,674	$4,673,423	$0	$0
Class A-4-1	$28,374,829	$22,806,588	$13,601,665	$10,216,918	$0	$0
Class A-5	$161,600,699	$129,888,385	$77,464,387	$58,187,529	$0	$0
Class A-SB	$4,152,183	$3,337,364	$1,990,377	$1,495,076	$0	$0
Class X-A	$282,171,776	$226,798,748	$135,260,946	$101,601,530	$0	$0
Class A-S	$28,217,064	$22,679,784	$13,526,040	$10,160,112	$0	$0
Class B	$18,643,397	$14,984,841	$8,936,838	$6,712,924	$0	$0
Class C	$20,155,208	$16,199,976	$9,661,535	$7,257,281	$0	$0

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $5,379,896.

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately 101.5% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from May 1, 2022, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered

513

Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. In addition, the ability of the underwriters to make a market in the Offered Certificates may be impacted by changes in regulatory requirements applicable to marketing and selling of, or issuing quotations with respect to, asset backed securities generally (including, without limitation, the application of Rule 15c2-11 under the Exchange Act to the publication or submission of quotations, directly or indirectly, in any quotation medium by a broker or dealer for securities such as the Offered Certificates). No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—Other Risks Relating to the Certificates—The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of (i) the Depositor, and (ii) CREFI (the Retaining Sponsor, an originator, and an initial Risk Retention Consultation Party). Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of GSMC (a Sponsor and an initial Risk Retention Consultation Party) and Goldman Sachs Bank USA (an originator and a Retaining Party). J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMCB (a Sponsor and an originator). Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of GACC (a Sponsor) and DBR Investments Co. Limited (an originator). See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus. CREFI, GS Bank, DBRI and JPMCB (or affiliates thereof) may each hold one or more Companion Loans or interests therein. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combinations and Mezzanine Loan Arrangements” and “Description of the Mortgage Pool—The Loan Combinations”.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of (i) Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (ii) Goldman Sachs & Co. LLC, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (iii) J.P. Morgan Securities LLC, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, and, (iv) Deutsche Bank Securities Inc. one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, (ii) the payment by the Depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a Sponsor, of the purchase price for the GSMC Mortgage Loans, (iii) the payment by the Depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a Sponsor, of the purchase price for the JPMCB Mortgage Loans, and (iv) the payment by the Depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a Sponsor, of the purchase price for the GACC Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

As a result of the circumstances described above, each of Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk

514

Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 388 Greenwich Street, 6th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

 The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-262701) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of this prospectus and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, New York, New York.

515

Index of Certain Defined Terms

17g-5 Information Provider	338
1986 Act	471
2015 Budget Act	478
30/360 Basis	319
601 Lexington Avenue Co-Lender Agreement	245
601 Lexington Avenue Companion Loans	245
601 Lexington Avenue Condominium	190
601 Lexington Avenue Directing Certificateholder	247
601 Lexington Avenue Loan Combination	245
601 Lexington Avenue Mortgage Loan	245
601 Lexington Avenue Noteholders	245
601 Lexington Avenue Pari Passu Companion Loans	245
601 Lexington Avenue Risk Retention Consultation Parties	248
601 Lexington Avenue Senior Notes	245
601 Lexington Avenue Servicer	245
601 Lexington Avenue Special Servicer	245
601 Lexington Avenue Subordinate Companion Loans	245
601 Lexington Avenue Trustee	246
AB Loan Combination	168
AB Modified Loan	396
Accelerated Mezzanine Loan	424
Acceptable Insurance Default	361
Actual/360 Basis	218
Administrative Fee Rate	382
ADR	171
Advance Rate	367
Advances	366
Affirmative Asset Review Vote	437
Aggregate Available Funds	312
Aggregate Principal Distribution Amount	320
Allocated Cut-off Date Loan Amount	171
Ancillary Fees	377
Annual Debt Service	171
Anticipated Repayment Date	218
Applied Realized Loss Amount	305
Appraisal Reduction Amount	394
Appraisal Reduction Event	392
Appraised Value	171
Appraised-Out Class	397
Appraiser	395
Approved Exchange	18
Approximate Initial Credit Support	3
ARD	172
ARD Loan	218
Assessment of Compliance	399
Asset Representations Reviewer	297
Asset Representations Reviewer Asset Review Fee	383

Asset Representations Reviewer Ongoing Fee	382
Asset Representations Reviewer Ongoing Fee Rate	382
Asset Representations Reviewer Termination Event	441
Asset Representations Reviewer Upfront Fee	382
Asset Review	438
Asset Review Notice	437
Asset Review Quorum	437
Asset Review Report	439
Asset Review Report Summary	439
Asset Review Standard	438
Asset Review Trigger	436
Asset Review Vote Election	437
Assumed Final Distribution Date	326
Assumption Fees	377
Attestation Report	399
Available Funds	312
Balloon Balance	172
Balloon Mortgage Loans	218
Bankruptcy Code	162
Base Interest Fraction	325
BCBS	165
BEAs	194
Borrower Delayed Reimbursements	376
Borrower Party	424
B-Piece Buyer	140
BSCMI	274
BXP 2021-601L TSA	245
CBE	464
CDI 202.01	166
CEA	193
Certificate Administrator	284
Certificate Balance	303, 311
Certificate Owner	333
Certificateholder	333
Certificateholder Quorum	406
Certificateholder Repurchase Request	443
Certificates	310, 311
Certifying Certificateholder	342
CGMRC	250
Class	310
Class A-SB Scheduled Principal Balance	314
Class VRR Certificates	311
Class X certificates	3
Class X Certificates	310
Class X Strip Rate	318
Clearstream	340
Clearstream Participants	341
Closing Date	169, 310
CMBS	162, 290
Code	469

516

Co-Lender Agreement	235
Collateral Deficiency Amount	396
Collection Account	370
Collection Period	314
Combined VRR Available Funds	304
Combined VRR Interest	4, 302, 303, 311
Combined VRR Interest Balance	304
Combined VRR Interest Owner	302
Combined VRR Interest Owners	302
COMM Conduit/Fusion	259
COMM FL	259
Communication Request	343
Companion Loan	168
Companion Loan Holder	354
Companion Loan Rating Agency	404
Companion Note	232
Compensating Interest Payment	327
Computershare	284
Computershare Trust Company	284
Consent Fees	376
Consultation Election Notice	445
Consultation Requesting Certificateholder	445
Consultation Termination Event	423
Consulting Party	426
Control Eligible Certificates	423
Control Termination Event	423
Controlling Class	423
Controlling Class Certificateholder	423
Controlling Class Representative	422
Controlling Companion Loan	356
Controlling Note	232
Controlling Note Holder	232
Controlling Pari Passu Companion Loan	356
Controlling Pari Passu Companion Loan Securitization Date	356
Corrected Loan	361
Corresponding Principal Balance Certificates	3, 311
County of LA	206
County of LA Expansion Space	206
COVID-19	67
CPR	459
Credit Risk Retention	302
Credit Risk Retention Rules	302
CREFC®	330
CREFC® Intellectual Property Royalty License Fee	382
CREFC® Intellectual Property Royalty License Fee Rate	382
CREFC® Reports	330
CREFI	169, 250
CREFI Data File	251
CREFI Mortgage Loans	169
CREFI Securitization Database	251
CREFI VRR Interest Portion	302
Crossed Group	173
Cross-Over Date	317
CRR	163

CTS	284
Cumulative Appraisal Reduction Amount	396
Cure/Contest Period	439
Custodian	284, 419
Cut-off Date	168
Cut-off Date Balance	168
Cut-off Date DSCR	174
Cut-off Date Loan-to-Value Ratio	173
Cut-off Date LTV Ratio	173
DBRI	258
DBRS Morningstar	290, 403
Debt Service Coverage Ratio	174
Debt Yield on Underwritten NCF	173
Debt Yield on Underwritten Net Cash Flow	173
Debt Yield on Underwritten Net Operating Income	173
Debt Yield on Underwritten NOI	173
Defaulted Mortgage Loan	379
Defeasance Deposit	222
Defeasance Loans	222
Defeasance Lock Out Period	222
Defeasance Option	222
Defective Mortgage Loan	351
Definitive Certificate	339
Delegated Directive	16
Delinquent Loan	436
Depositaries	340
Depositor	169, 281
Determination Date	312
Deutsche Bank	258
Diligence File	346
Directing Holder	422
Disclosable Special Servicer Fees	381
Dispute Resolution Consultation	445
Dispute Resolution Cut-off Date	444
Dispute Resolution Requesting Holder	445
Distribution Account	370
Distribution Date	312
Distributor	14
DMARC	259
Document Defect	345
Dodd-Frank Act	165
DOJ	258
DSCR	174
DTC	339
DTC Participants	340
DTC Rules	341
Due Date	217, 314
Due Diligence Questionnaire	252
Due Period	314
EDGAR	515
EEA	15
Eligible Asset Representations Reviewer	440
Eligible Operating Advisor	433
Enforcing Party	445
Enforcing Servicer	443
Environmental Condition	505
ERISA	481

517

ESA	192, 262, 278
Escrow/Reserve Mitigating Circumstances	265, 280
EU	163
EU Due Diligence Requirements	163
EU Institutional Investor	163
EU PRIIPS Regulation	15
EU Prospectus Regulation	15
EU Retail Investor	15
EU Securitization Regulation	16, 163
Euroclear	340
Euroclear Operator	342
Euroclear Participants	342
EUWA	13, 163
Excess Interest	127, 218
Excess Interest Distribution Account	371
Excess Liquidation Proceeds	371
Excess Liquidation Proceeds Reserve Account	371
Excess Modification Fees	376
Excess Penalty Charges	377
Excess Prepayment Interest Shortfall	327
Exchange Act	249, 265
Excluded Controlling Class Holder	140, 336
Excluded Controlling Class Mortgage Loan	140, 424
Excluded Information	140, 337
Excluded Mortgage Loan	424
Excluded Mortgage Loan Special Servicer	407
Excluded RRCP Mortgage Loan	308
Excluded Special Servicer	135
Excluded Special Servicer Information	337
Excluded Special Servicer Mortgage Loan	407
Exemption Rating Agency	484
FATCA	479
FDIC	156
FETL	18
FIEL	18
Final Asset Status Report	429
Final Dispute Resolution Election Notice	445
Financial Promotion Order	14
FIRREA	262, 278
Fitch	404
Form 8-K	249
FPO Persons	14
FSCMA	18
FSMA	13, 163
Future Outside Servicing Agreement	356
GACC	169, 258
GACC Data Tape	260
GACC Deal Team	260
GACC Mortgage Loans	169, 259
Gem Tower Commercial Component	189
Gem Tower Master Condominium Board	189
Gem Tower Office Component	189
Gem Tower Parking Component	189
Gem Tower Retail Board of Managers	189
Goldman Originator	268
Grantor Trust	469
GS	302

GS Bank	266
GSMC	169, 265
GSMC Data Tape	266
GSMC Deal Team	266
GSMC Mortgage Loans	169, 265
Hard Lockbox	174
HSTP Act	96
HTC	217
HTC Investor	211, 217, 230
HTC Recapture Period Expiration Date	211
HTCs	211, 230
ILPT 2022-LPFX TSA	241
ILPT Logistics Portfolio A Notes	240
ILPT Logistics Portfolio Co-Lender Agreement	241
ILPT Logistics Portfolio Companion Loans	240
ILPT Logistics Portfolio Controlling Noteholder	243
ILPT Logistics Portfolio Loan Combination	241
ILPT Logistics Portfolio Major Decision	244
ILPT Logistics Portfolio Non-Controlling Noteholder	243
ILPT Logistics Portfolio Non-Lead Note	244
ILPT Logistics Portfolio Non-Lead Noteholder	244
ILPT Logistics Portfolio Subordinate Companion Loans	240
ILPT Logistics Portfolio Triggering Event of Default	243
Indirect Participants	340
Initial Pool Balance	168
Initial Rate	218
Initial Requesting Certificateholder	443
In-Place Cash Management	174
Institutional Investor	18
Interest Accrual Amount	319
Interest Accrual Period	320
Interest Distribution Amount	319
Interest Only Mortgage Loans	218
Interest Reserve Account	370
Interest Shortfall	319
Interested Person	417
Interest-Only Certificates	310
Investment Company Act	1
Investor Certification	332
IRS	470
Issuing Entity	168
Japanese Retention Requirement	19
JFSA	19
JPMC	274
JPMCB	169, 274
JPMCB Data Tape	275
JPMCB Deal Team	275
JPMCB Mortgage Loans	169, 275
JPMCB’s Qualification Criteria	276
JPMCCMSC	274
JRR Rule	19
KBRA	433

518

KeyBank	286
Largest Tenant	174
Largest Tenant Lease Expiration	174
LED Signage	102, 181
Lender Liability Act	505
Liquidation Fee	379
Liquidation Fee Rate	379
Liquidation Proceeds	379
Loan Combination	168
Loan Combination Custodial Account	370
Loan Per Unit	174
Loss of Value Payment	350
Loss of Value Reserve Fund	371
Lower-Tier Regular Interests	469
Lower-Tier REMIC	469
Lower-Tier REMIC Distribution Account	370
LTV Ratio at Maturity/ARD	174
LUST	193
MAI	393
Major Decision	419
Major Decision Reporting Package	421
MAS	17
Master Lease	188, 211
Master Lessee	211, 217
Master Servicer	286
Master Servicer Remittance Date	366
Material Breach	349
Material Defect	349
Material Document Defect	346
Maturity Date/ARD Loan-to-Value Ratio	174
Maturity Date/ARD LTV Ratio	174
Midland	290
Midland Agreement Losses	295
Midland Parties	295
Midland Primary Servicer Termination Event	296
Midland Primary Servicing Agreement	290, 292
Midland Serviced Mortgage Loans	290
MIFID II	15
MOA	303
Modeling Assumptions	459
Modification Fees	376
Monthly Payment	314
Moody’s	403
Mortgage	168
Mortgage File	344
Mortgage Loan Purchase Agreement	344
Mortgage Loan Schedule	358
Mortgage Loan Sellers	169
Mortgage Loans	168
Mortgage Note	168
Mortgage Pool	168
Mortgage Rate	319
Mortgaged Property	168
Most Recent NOI	175
Net Cash Flow	176
Net Mortgage Pass-Through Rate	319
Net Mortgage Rate	319

NFIP	111
NI 33-105	19
Non-Controlling Note	233
Non-Controlling Note Holders	233
Non-Offered Certificates	310
Nonrecoverable Advance	367
Non-Reduced Certificates	333
Non-U.S. Tax Person	479
Non-Vertically Retained Available Funds	313
Non-Vertically Retained Certificates	311
Non-Vertically Retained Percentage	304
Non-Vertically Retained Principal Balance Certificates	3, 311
Non-Vertically Retained Regular Certificates	311
Notional Amount	311
NRSRO	332, 488
NRSRO Certification	333
Occupancy	175
Occupancy Date	175
Offered Certificates	310
OID Regulations	472
OLA	156
Operating Advisor	297
Operating Advisor Annual Report	431
Operating Advisor Consulting Fee	382
Operating Advisor Fee	381
Operating Advisor Fee Rate	382
Operating Advisor Standard	428
Operating Advisor Termination Event	432
Operating Lessee	188
Original Balance	175
Other Crossed Loans	351
Outside Certificate Administrator	356
Outside Controlling Class Representative	356
Outside Controlling Note Holder	355, 422
Outside Custodian	356
Outside Depositor	356
Outside Operating Advisor	356
Outside Securitization	356
Outside Serviced Companion Loan	355
Outside Serviced Loan Combination	355
Outside Serviced Mortgage Loan	356
Outside Serviced Pari Passu Companion Loan	355
Outside Serviced Pari Passu Loan Combination	355
Outside Serviced Pari Passu-AB Loan Combination	355
Outside Serviced Subordinate Companion Loan	356
Outside Servicer	356
Outside Servicer Fee Rate	388
Outside Servicing Agreement	356
Outside Special Servicer	356
Outside Trustee	356
P&I Advance	366
PACE	126

519

PAR	263, 278
Pari Passu Companion Loan	168
Pari Passu Indemnified Items	402
Pari Passu Indemnified Parties	402
Pari Passu Loan Combination	168
Pari Passu-AB Loan Combination	168
Park Bridge Financial	297
Park Bridge Lender Services	297
Participants	340
Party in Interest	481
Pass-Through Rate	318
Payment Accommodation	394
Payment Accommodation Fee Cap	377
PCO	214
PCR	257, 272
Penalty Charges	376
Percentage Allocation Entitlement	304
Percentage Interest	312
Permitted Investments	312
Permitted Special Servicer/Affiliate Fees	381
PILOT	130
PIPs	108, 198
Plan Asset Regulations	482
PML	272
PNC Bank	292
Pooling and Servicing Agreement	354
Pooling and Servicing Agreement Party Repurchase Request	443
PRC	17
Preliminary Asset Review Report	439
Preliminary Dispute Resolution Election Notice	444
Prepayment Assumption	473
Prepayment Interest Excess	326
Prepayment Interest Shortfall	326
Prepayment Penalty Description	175
Prepayment Provision	175
Prime Rate	367
Principal Balance Certificates	4, 310
Principal Distribution Amount	320
Principal Shortfall	321
Privileged Information	429
Privileged Information Exception	429
Privileged Person	332
Professional Investors	17
Profit Share Fee	181
Prohibited Prepayment	327
Promotion of Collective Investment Schemes Exemptions Order	14
Property Advances	366
Proposed Course of Action Notice	444
Prospectus	17
PTE	484
Qualified Investor	15
Qualified Mortgage	346
Qualified Substitute Mortgage Loan	350
Qualifying CRE Loan Percentage	303
Raley’s	213

Rated Final Distribution Date	326
Rating Agencies	511
Rating Agency	511
Rating Agency Confirmation	449
Rating Agency Declination	449
RCRA	506
Realized Loss	304, 328
REC	192
Record Date	312
Reduction Event	204
Registration Statement	515
Regular Certificates	310
Regular Interestholder	471
Regular Interests	469
Regulation AB	399
Regulation RR	302
Related Group	176
Release Date	222
Relevant Persons	14
Remaining Property	190, 226
REMIC	469
REMIC LTV Test	160
REMIC Regulations	469
REO Account	371
REO Companion Loan	321
REO Loan	321
REO Mortgage Loan	321
REO Property	310
Repurchase Price	349
Repurchase Request	443
Requesting Certificateholder	445
Requesting Holders	397
Requesting Investor	343
Requesting Party	447
Required Credit Risk Retention Percentage	303
Requirements	510
Residual Certificates	310
Resolution Failure	444
Resolved	444
Restricted Group	485
Restricted Party	429
Retaining Parties	303
Retaining Sponsor	302
Review Materials	437
Revised Rate	218
RevPAR	176
Risk Retention Consultation Parties	308
Rooms	177
Rule 15Ga-1	281
Rule 17g-5	333, 412
S&P	287, 290
Scheduled Principal Distribution Amount	320
SEC	249, 265
Securities Act	399
Securitization Accounts	310
Securitization Regulations	164
SEL	272
Senior Certificates	310

520

Serviced AB Loan Combination	354
Serviced Companion Loan	354
Serviced Companion Loan Holder	354
Serviced Companion Loan Securities	136, 404
Serviced Loan Combination	354
Serviced Loans	354
Serviced Mortgage Loans	354
Serviced Outside Controlled Companion Loan	355
Serviced Outside Controlled Loan Combination	355
Serviced Outside Controlled Mortgage Loan	355
Serviced Pari Passu AB Loan Combination	354
Serviced Pari Passu Companion Loan	354
Serviced Pari Passu Companion Loan Holder	354
Serviced Pari Passu Companion Loan Securities	296
Serviced Pari Passu Loan Combination	354
Serviced Subordinate Companion Loan	354
Serviced Subordinate Companion Loan Holder	354
Servicer Termination Events	403
Servicing Fee	374
Servicing Fee Rate	375
Servicing Function Participant	399
Servicing Shift Companion Loan	356
Servicing Shift Loan Combination	356
Servicing Shift Mortgage Loan	356
Servicing Standard	359
Servicing Transfer Event	360
SFA	17
SFO	17
Similar Law	486
SMMEA	488
Soft Lockbox	176
Soft Springing Lockbox	176
Special Servicer	286
Special Servicer Decision	363
Special Servicing Fee	377
Special Servicing Fee Rate	377
Specially Serviced Loan	360
Split Mortgage Loan	168
Sponsors	169, 250
Springing Cash Management	176
Springing Lockbox	176
SR Due Diligence Requirements	164
SR Institutional Investors	164
Startup Day	469
Stated Principal Balance	321
Structured Product	17
Subject Loans	383, 387
Subordinate Certificates	310
Subordinate Companion Loan	168
Sub-Servicing Agreement	365
TCO	214
Termination Purchase Amount	450

Terms and Conditions	342
Tests	438
Third Party Report	170
TIA	166
Title V	509
Trailing 12 NOI	175
TRIPRA	113
Trust REMICs	469
Trustee	283
Trustee/Certificate Administrator Fee	381
Trustee/Certificate Administrator Fee Rate	381
U.S. Tax Person	479
UK	13, 163
UK Due Diligence Requirements	163
UK Institutional Investor	164
UK MIFIR Product Governance Rules	14
UK PRIIPS Regulation	13
UK Prospectus Regulation	13
UK Qualified Investor	13
UK Retail Investor	13
UK Securitization Regulation	16, 163
Uncertificated VRR Interest	311
Uncertificated VRR Interest Balance	303
Uncertificated VRR Interest Owner	302
Underwriter Entities	134
Underwriter Exemption	484
Underwriting Agreement	513
Underwritten EGI	177
Underwritten Expenses	176
Underwritten NCF	176
Underwritten NCF DSCR	174
Underwritten Net Cash Flow	176
Underwritten Net Operating Income	177
Underwritten NOI	177
Underwritten Revenues	177
Units	177
Unscheduled Principal Distribution Amount	321
Unsolicited Information	438
Updated Appraisal	413
Upper-Tier REMIC	469
Upper-Tier REMIC Distribution Account	370
UST	193
UW NCF DSCR	174
Vertical Risk Retention Allocation Percentage	306
Vertically Retained Percentage	304
Volcker Rule	165
Voting Rights	339
VRR Interest Distribution Amount	306
VRR Principal Distribution Amount	306
VRR Realized Loss Interest Distribution Amount	306
VRR REMIC Regular Interest	469
WAC Rate	318
Weighted Average Mortgage Rate	177
Wells Fargo Bank	284
Withheld Amounts	371
Workout Fee	378

521

Workout Fee Rate	378
Workout-Delayed Reimbursement Amount	369
WTNA	283
YM Group A	324
YM Group AS	325

YM Group B	325
YM Group C	325
YM Group DE	325
YM Groups	325

522

ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	100.0%	GSBI	GSMC	NAP	NAP
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	100.0%	DBRI	GACC	NAP	NAP
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%		CREFI, UBS AG, BANA, BMO, and MSBNA	CREFI	NAP	NAP
3.01	Property		1	4000 Principio Parkway	0.8%	12.3%
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%	11.1%
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%	10.7%
3.04	Property		1	52 Pettengill Road	0.7%	10.4%
3.05	Property		1	510 John Dodd Road	0.7%	10.3%
3.06	Property		1	309 Dulty's Lane	0.6%	9.2%
3.07	Property		1	5300 Centerpoint Parkway	0.4%	5.3%
3.08	Property		1	17001 West Mercury Street	0.3%	4.7%
3.09	Property		1	725 Darlington Avenue	0.3%	4.3%
3.10	Property		1	10100 89th Avenue N	0.2%	3.7%
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%	3.1%
3.12	Property		1	4836 Hickory Hill Road	0.2%	3.0%
3.13	Property		1	7000 West Post Road	0.2%	2.8%
3.14	Property		1	3201 Bearing Drive	0.2%	2.8%
3.15	Property		1	900 Commerce Parkway West Drive	0.2%	2.4%
3.16	Property		1	6825 West County Road 400 North	0.1%	2.3%
3.17	Property		1	951 Trails Road	0.1%	1.6%
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	100.0%	GSBI	GSMC	NAP	NAP
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%		GSBI, WFB	GSMC	NAP	NAP
5.01	Property		1	800 Northwest 4th Street	1.0%	17.1%
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%	16.3%
5.03	Property		1	3000 East Mount Pleasant Street	0.9%	14.7%
5.04	Property		1	7330 West Sherman Street	0.8%	13.0%
5.05	Property		1	821 Route 97	0.7%	11.0%
5.06	Property		1	3200 Northern Cross Boulevard	0.6%	10.0%
5.07	Property		1	3636 Medallion Avenue	0.6%	9.9%
5.08	Property		1	692 Wabash Avenue North	0.2%	4.1%
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%	3.7%
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	100.0%	CREFI	CREFI	NAP	NAP
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	100.0%	JPMCB	JPMCB	NAP	NAP
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%		JPMCB, SMC	JPMCB	NAP	NAP
8.01	Property		1	First National Building	1.1%	23.1%
8.02	Property		1	The Qube	0.7%	14.7%
8.03	Property		1	Chrysler House	0.6%	11.5%
8.04	Property		1	1001 Woodward	0.5%	11.4%
8.05	Property		1	One Woodward	0.4%	8.3%
8.06	Property		1	The Z Garage	0.3%	6.7%
8.07	Property		1	Two Detroit Garage	0.2%	5.1%
8.08	Property		1	1505 & 1515 Woodward	0.2%	4.8%
8.09	Property		1	1001 Brush Street	0.2%	4.1%
8.10	Property		1	The Assembly	0.2%	3.2%
8.11	Property		1	419 Fort Street Garage	0.1%	2.9%
8.12	Property		1	Vinton	0.1%	1.8%
8.13	Property		1	1401 First Street	0.1%	1.7%
8.14	Property		1	Lane Bryant Building	0.0%	0.9%
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	100.0%	CREFI, BMO, BCREI	CREFI	NAP	NAP
10	Loan	8, 63, 64	1	2550 M Street	4.2%	100.0%	CREFI	CREFI	NAP	NAP
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	100.0%	CREFI, WFBNA	CREFI	NAP	NAP
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%		CREFI, BCREI	CREFI	NAP	NAP
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%	9.6%
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%	9.3%
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%	8.8%
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%	8.6%
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%	8.3%
12.06	Property		1	Publix - Decatur (Point), AL	0.2%	5.8%
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%	5.0%
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%	4.7%
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%	4.3%
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%	4.2%
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%	3.6%
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%	2.5%
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%	2.0%
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%	1.8%
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%	1.7%
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%	1.6%
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%	1.5%
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%	1.4%
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%	1.3%
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%	1.3%
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%	1.3%
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%	1.2%
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%	1.1%
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%	1.1%
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%	1.0%
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%	1.0%
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%	0.9%
A-1

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%	0.9%
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%	0.8%
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%	0.8%
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%	0.7%
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%	0.7%
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%	0.7%
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%	0.6%
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	100.0%	CREFI	CREFI	NAP	NAP
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	100.0%	GSBI	GSMC	NAP	NAP
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%		DBRI	GACC	NAP	NAP
15.01	Property		1	Holiday Inn Terre Haute	0.9%	45.8%
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%	28.7%
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%	25.5%
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%		GSBI	GSMC	NAP	NAP
16.01	Property		1	700 Ash Street	0.4%	24.1%
16.02	Property		1	5200 Foundry Circle	0.3%	21.5%
16.03	Property		1	2700 Plum Street	0.3%	16.7%
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%	10.9%
16.05	Property		1	N2480 County Road M	0.1%	7.3%
16.06	Property		1	W140 N5540 Lilly Road	0.1%	6.9%
16.07	Property		1	530 East Main Street	0.1%	6.4%
16.08	Property		1	210 Ann Avenue	0.1%	6.1%
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%		GSBI	GSMC	NAP	NAP
17.01	Property		1	1060 West Mason Street	1.0%	65.8%
17.02	Property		1	289 Robbins Drive	0.2%	11.0%
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%	9.6%
17.04	Property		1	280 Corporate Woods Parkway	0.1%	8.0%
17.05	Property		1	2602 Agriculture Drive	0.1%	5.6%
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%		CREFI	CREFI	NAP	NAP
18.01	Property		1	110 West 69th Street	0.7%	45.8%
18.02	Property		1	141 Columbia Heights	0.4%	25.3%
18.03	Property		1	15A West 73rd Street	0.3%	19.8%
18.04	Property		1	23 West 70th Street	0.1%	9.1%
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	100.0%	DBRI, MSBNA, CREFI, WFBNA	CREFI	NAP	NAP
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	100.0%	JPMCB	JPMCB	NAP	NAP
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	100.0%	DBRI	GACC	NAP	NAP
22	Loan	101	1	Eagle Station	1.2%	100.0%	DBRI	GACC	NAP	NAP
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	100.0%	JPMCB	JPMCB	NAP	NAP
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	100.0%	DBRI	GACC	NAP	NAP
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	100.0%	DBRI	GACC	NAP	NAP
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	100.0%	GSBI	GSMC	NAP	NAP
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%		CREFI	CREFI	NAP	NAP
27.01	Property		1	Belair Plaza	0.5%	55.1%
27.02	Property		1	Goshen Village	0.4%	44.9%
28	Loan	116, 117	1	University Square	0.9%	100.0%	DBRI	GACC	NAP	NAP
29	Loan	118	1	1600 Brittmoore	0.8%	100.0%	JPMCB	JPMCB	NAP	NAP
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	100.0%	GSBI	GSMC	NAP	NAP
31	Loan		4	Southern Star Storage Portfolio	0.8%		CREFI	CREFI	NAP	NAP
31.01	Property		1	Addison Airport Self Storage	0.3%	34.7%
31.02	Property		1	Jensen Beach Self Storage	0.2%	29.1%
31.03	Property		1	Montrose Airport Self Storage	0.2%	24.3%
31.04	Property		1	281 Mini Storage	0.1%	11.9%
32	Loan	123	1	Best Western North Phoenix	0.6%	100.0%	DBRI	GACC	NAP	NAP
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	100.0%	CREFI	CREFI	NAP	NAP
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	100.0%	DBRI	GACC	NAP	NAP
35	Loan	124	1	Redwood Simpsonville II	0.5%	100.0%	GSBI	GSMC	NAP	NAP
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	100.0%	DBRI	GACC	NAP	NAP
37	Loan	127	1	900 East Grand Avenue	0.3%	100.0%	CREFI	CREFI	NAP	NAP
A-2

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Address	City	County	State	Zip Code

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	624 South Grand Avenue	Los Angeles	Los Angeles	California	90017
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	1933 South Broadway	Los Angeles	Los Angeles	California	90007
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	Various	Various	Various	Various	Various
3.01	Property		1	4000 Principio Parkway	0.8%	4000 Principio Parkway East	North East	Cecil	Maryland	21901
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%	2020 Joe B. Jackson Parkway	Murfreesboro	Rutherford	Tennessee	37127
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%	1901 Meadowville Technology Parkway	Chester	Chesterfield	Virginia	23836
3.04	Property		1	52 Pettengill Road	0.7%	52 Pettengill Road	Londonderry	Rockingham	New Hampshire	03053
3.05	Property		1	510 John Dodd Road	0.7%	510 John Dodd Road	Spartanburg	Spartanburg	South Carolina	29303
3.06	Property		1	309 Dulty's Lane	0.6%	309 Dulty's Lane	Burlington	Burlington	New Jersey	08016
3.07	Property		1	5300 Centerpoint Parkway	0.4%	5300 Centerpoint Parkway	Groveport	Franklin	Ohio	43125
3.08	Property		1	17001 West Mercury Street	0.3%	17001 Mercury Street	Gardner	Johnson	Kansas	66030
3.09	Property		1	725 Darlington Avenue	0.3%	725 Darlington Avenue	Mahwah	Bergen	New Jersey	07430
3.10	Property		1	10100 89th Avenue N	0.2%	10100 89th Avenue North	Maple Grove	Hennepin	Minnesota	55369
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%	7303 Rickenbacker Parkway West	Columbus	Franklin	Ohio	43217
3.12	Property		1	4836 Hickory Hill Road	0.2%	4836 Hickory Hill Road	Memphis	Shelby	Tennessee	38141
3.13	Property		1	7000 West Post Road	0.2%	7000 West Post Road	Las Vegas	Clark	Nevada	89113
3.14	Property		1	3201 Bearing Drive	0.2%	3201 Bearing Drive	Franklin	Johnson	Indiana	46131
3.15	Property		1	900 Commerce Parkway West Drive	0.2%	900 Commerce Parkway West Drive	Greenwood	Johnson	Indiana	46143
3.16	Property		1	6825 West County Road 400 North	0.1%	6825 West County Road 400 North	Greenfield	Hancock	Indiana	46140
3.17	Property		1	951 Trails Road	0.1%	951 Trails Road	Eldridge	Scott	Iowa	52748
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	2417 Third Avenue	Bronx	Bronx	New York	10451
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	Various	Various	Various	Various	Various
5.01	Property		1	800 Northwest 4th Street	1.0%	800 Northwest 4th Street	Perham	Otter Tail	Minnesota	56573
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%	4100 Millennium Boulevard Southeast	Massillon	Stark	Ohio	44646
5.03	Property		1	3000 East Mount Pleasant Street	0.9%	3000 East Mount Pleasant Street	Burlington	Des Moines	Iowa	52601
5.04	Property		1	7330 West Sherman Street	0.8%	7330 West Sherman Street	Phoenix	Maricopa	Arizona	85043
5.05	Property		1	821 Route 97	0.7%	821 Route 97	Waterford	Erie	Pennsylvania	16441
5.06	Property		1	3200 Northern Cross Boulevard	0.6%	3200 Northern Cross Boulevard	Fort Worth	Tarrant	Texas	76137
5.07	Property		1	3636 Medallion Avenue	0.6%	3636 Medallion Avenue	Newport	Jackson	Arkansas	72112
5.08	Property		1	692 Wabash Avenue North	0.2%	692 Wabash Avenue North	Brewster	Stark	Ohio	44613
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%	225 Commonwealth Avenue Extension	Bristol	Bristol City	Virginia	24201
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	115 Tabor Road	Morris Plains	Morris	New Jersey	07950
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	3858 Walnut Street and 3827 North Lafayette Street	Denver	Denver	Colorado	80205
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	Various	Detroit	Wayne	Michigan	48226
8.01	Property		1	First National Building	1.1%	660 Woodward Avenue	Detroit	Wayne	Michigan	48226
8.02	Property		1	The Qube	0.7%	611 Woodward Avenue	Detroit	Wayne	Michigan	48226
8.03	Property		1	Chrysler House	0.6%	719 Griswold Street and 730 Shelby Street	Detroit	Wayne	Michigan	48226
8.04	Property		1	1001 Woodward	0.5%	1001-1075 Woodward Avenue	Detroit	Wayne	Michigan	48226
8.05	Property		1	One Woodward	0.4%	1 Woodward Avenue	Detroit	Wayne	Michigan	48226
8.06	Property		1	The Z Garage	0.3%	1234-1246 Library Street and 1327 Broadway Avenue	Detroit	Wayne	Michigan	48226
8.07	Property		1	Two Detroit Garage	0.2%	160 East Congress Street	Detroit	Wayne	Michigan	48226
8.08	Property		1	1505 & 1515 Woodward	0.2%	1505 and 1515-1529 Woodward Avenue	Detroit	Wayne	Michigan	48226
8.09	Property		1	1001 Brush Street	0.2%	1001 Brush Street	Detroit	Wayne	Michigan	48226
8.10	Property		1	The Assembly	0.2%	1700 West Fort Street	Detroit	Wayne	Michigan	48216
8.11	Property		1	419 Fort Street Garage	0.1%	419 East Fort Street	Detroit	Wayne	Michigan	48226
8.12	Property		1	Vinton	0.1%	600 Woodward Avenue	Detroit	Wayne	Michigan	48226
8.13	Property		1	1401 First Street	0.1%	1401 First Street	Detroit	Wayne	Michigan	48226
8.14	Property		1	Lane Bryant Building	0.0%	1520 Woodward Avenue	Detroit	Wayne	Michigan	48226
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	101 Crawfords Corner Road	Holmdel	Monmouth	New Jersey	07733
10	Loan	8, 63, 64	1	2550 M Street	4.2%	2550 M Street Northwest	Washington	District of Columbia	District of Columbia	20037
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	1621-1679 East Monte Vista Avenue	Vacaville	Solano	California	95688
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	Various	Various	Various	Various	Various
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%	15047 Airline Highway	Prairieville	Ascension	Louisiana	70769
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%	640 East Main Street	Sun Prairie	Dane	Wisconsin	53590
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%	1810 Harlem Road	Loves Park	Winnebago	Illinois	61111
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%	224 West Main Street	Thibodaux	Terrebonne	Louisiana	70301
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%	6411 West Park Avenue	Houma	Terrebonne	Louisiana	70364
12.06	Property		1	Publix - Decatur (Point), AL	0.2%	2934 Point Mallard Parkway Southeast	Decatur	Morgan	Alabama	35603
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%	300 Holmes Avenue	Clarendon Hills	DuPage	Illinois	60514
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%	1201 Parkview Drive	New Iberia	Iberia	Louisiana	70563
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%	2310 South Union Street	Opelousas	Saint Landry	Louisiana	70570
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%	2500 Archbishop Philip M. Hannan Boulevard	Meraux	Saint Bernard	Louisiana	70075
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%	1498 Opelika Road	Auburn	Lee	Alabama	36830
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%	230 West Pike Street	Clarksburg	Harrison	West Virginia	26301
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%	1155 Fuller Avenue Northeast	Grand Rapids	Kent	Michigan	49503
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%	416 Commerce Drive	Madison	Dane	Wisconsin	53719
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%	26 North Avenue	Northlake	Cook	Illinois	60164
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%	1351 North Jackson Street	Tullahoma	Coffee	Tennessee	37388
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%	9600 East Ogden Avenue	La Grange	Cook	Illinois	60525
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%	1100 West Devon Avenue	Elk Grove Village	Cook	Illinois	60007
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%	702 East 5th Street	Marysville	Union	Ohio	43040
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%	3200 Bold Forbes Way	Owensboro	Daviess	Kentucky	42303
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%	1977 West Galena Boulevard	Aurora	Kane	Illinois	60506
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%	901 Ogden Avenue	Downers Grove	DuPage	Illinois	60515
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%	1841 Bailey Road	Cuyahoga Falls	Summit	Ohio	44221
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%	1079 Sabattus Street	Lewiston	Androscoggin	Maine	04240
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%	8500 West Dempster Street	Niles	Cook	Illinois	60714
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%	1507 Rand Road	Des Plaines	Cook	Illinois	60016
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%	10521 West University Boulevard	Odessa	Ector	Texas	79764
A-3

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Address	City	County	State	Zip Code
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%	2000 Main Street	Weber City	Scott	Virginia	24290
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%	4405 East Highway 199	Springtown	Parker	Texas	76082
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%	702 West Marketview Drive	Champaign	Champaign	Illinois	61822
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%	514 North Saginaw Street	Holly	Oakland	Michigan	48442
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%	1620 Sheffield Avenue	Dyer	Lake	Indiana	46311
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%	9604 University Avenue	Lubbock	Lubbock	Texas	79423
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%	1620 Marsh Road	Wilmington	New Castle	Delaware	19803
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	200 West Jackson Boulevard	Chicago	Cook	Illinois	60606
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	4501 12th Avenue Northeast	Seattle	King	Washington	98105
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	Various	Various	Various	Indiana	Various
15.01	Property		1	Holiday Inn Terre Haute	0.9%	3300 South US Highway 41	Terre Haute	Vigo	Indiana	47802
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%	3304 US Highway 41 South	Terre Haute	Vigo	Indiana	47802
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%	3939 South Street	Lafayette	Tippecanoe	Indiana	47905
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	Various	Various	Various	Various	Various
16.01	Property		1	700 Ash Street	0.4%	700 Ash Street	Reedsburg	Sauk	Wisconsin	53959
16.02	Property		1	5200 Foundry Circle	0.3%	5200 Foundry Circle	Saint Cloud	Stearns	Minnesota	56303
16.03	Property		1	2700 Plum Street	0.3%	2700 Plum Street	New Castle	Henry	Indiana	47362
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%	801 & 617 South Carpenter Avenue	Kingsford	Dickinson	Michigan	49802
16.05	Property		1	N2480 County Road M	0.1%	N2480 County Road M	Browntown	Green	Wisconsin	53522
16.06	Property		1	W140 N5540 Lilly Road	0.1%	W140 N5540 Lilly Road	Menomonee Falls	Waukesha	Wisconsin	53051
16.07	Property		1	530 East Main Street	0.1%	530 East Main Street	Biscoe	Montgomery	North Carolina	27209
16.08	Property		1	210 Ann Avenue	0.1%	210 Ann Avenue	Brewton	Escambia	Alabama	36426
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	Various	Various	Various	Various	Various
17.01	Property		1	1060 West Mason Street	1.0%	1060 West Mason Street	Green Bay	Brown	Wisconsin	54303
17.02	Property		1	289 Robbins Drive	0.2%	289 Robbins Drive	Troy	Oakland	Michigan	48083
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%	N58W16780 Ridgewood Drive	Menomonee Falls	Waukesha	Wisconsin	53051
17.04	Property		1	280 Corporate Woods Parkway	0.1%	280 Corporate Woods Parkway	Vernon Hills	Lake	Illinois	60061
17.05	Property		1	2602 Agriculture Drive	0.1%	2602 Agriculture Drive	Madison	Dane	Wisconsin	53718
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	Various	Various	Various	New York	Various
18.01	Property		1	110 West 69th Street	0.7%	110 West 69th Street	New York	New York	New York	10023
18.02	Property		1	141 Columbia Heights	0.4%	141 Columbia Heights	Brooklyn	Kings	New York	11201
18.03	Property		1	15A West 73rd Street	0.3%	15A West 73rd Street	New York	New York	New York	10023
18.04	Property		1	23 West 70th Street	0.1%	23 West 70th Street	New York	New York	New York	10023
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	601 Lexington Avenue	New York	New York	New York	10022
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	793 & 795 West Bel Air Avenue	Aberdeen	Harford	Maryland	21001
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	188 East Capitol Street	Jackson	Hinds	Mississippi	39201
22	Loan	101	1	Eagle Station	1.2%	3701 South Carson Street	Carson City	Carson City	Nevada	89701
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	1095 Washington Boulevard	Robbinsville	Mercer	New Jersey	08691
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	28455 North Vistancia Boulevard	Peoria	Maricopa	Arizona	85383
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	800 Scudders Mill Road	Plainsboro	Middlesex	New Jersey	08536
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	44 West 47th Street	New York	New York	New York	10036
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	Various	Augusta	Various	Georgia	Various
27.01	Property		1	Belair Plaza	0.5%	365 South Belair Road	Augusta	Columbia	Georgia	30907
27.02	Property		1	Goshen Village	0.4%	3722 Mike Padgett Highway	Augusta	Richmond	Georgia	30906
28	Loan	116, 117	1	University Square	0.9%	501 East Albertoni Street	Carson	Los Angeles	California	90746
29	Loan	118	1	1600 Brittmoore	0.8%	1600 Brittmoore Road	Houston	Harris	Texas	77043
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	9 Du Rhu Drive	Mobile	Mobile	Alabama	36608
31	Loan		4	Southern Star Storage Portfolio	0.8%	Various	Various	Various	Various	Various
31.01	Property		1	Addison Airport Self Storage	0.3%	4485 Glenn Curtiss Drive	Addison	Dallas	Texas	75001
31.02	Property		1	Jensen Beach Self Storage	0.2%	3250 Northeast Candice Avenue	Jensen Beach	Martin	Florida	34957
31.03	Property		1	Montrose Airport Self Storage	0.2%	63224 La Salle Road	Montrose	Montrose	Colorado	81401
31.04	Property		1	281 Mini Storage	0.1%	3608 US Highway 281	George West	Live Oak	Texas	78022
32	Loan	123	1	Best Western North Phoenix	0.6%	9455 North Black Canyon Highway	Phoenix	Maricopa	Arizona	85021
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	1300 North Interstate 35	Gainesville	Cooke	Texas	76240
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	305 Mary Higginson Lane	Uniontown	Fayette	Pennsylvania	15401
35	Loan	124	1	Redwood Simpsonville II	0.5%	113 Karland Drive	Simpsonville	Greenville	South Carolina	29680
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	2213 McElderry Street	Baltimore	Baltimore City	Maryland	21205
37	Loan	127	1	900 East Grand Avenue	0.3%	900 East Grand Avenue	Carbondale	Jackson	Illinois	62901
A-4

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	Office	CBD/Data Center	1967	1992	661,553
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	Mixed Use	Office/Retail	1958	2019	806,960
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	Industrial	Various	Various	Various	9,438,321
3.01	Property		1	4000 Principio Parkway	0.8%	Industrial	Warehouse/Distribution	2006-2012	NAP	1,194,744
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%	Industrial	Warehouse/Distribution	2012	NAP	1,016,281
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%	Industrial	Warehouse/Distribution	2012	NAP	1,016,281
3.04	Property		1	52 Pettengill Road	0.7%	Industrial	Warehouse/Distribution	2015	NAP	614,240
3.05	Property		1	510 John Dodd Road	0.7%	Industrial	Warehouse/Distribution	2012	NAP	1,015,740
3.06	Property		1	309 Dulty's Lane	0.6%	Industrial	Warehouse/Distribution	2001	NAP	633,836
3.07	Property		1	5300 Centerpoint Parkway	0.4%	Industrial	Warehouse/Distribution	2014	NAP	581,342
3.08	Property		1	17001 West Mercury Street	0.3%	Industrial	Warehouse/Distribution	2018	NAP	645,462
3.09	Property		1	725 Darlington Avenue	0.3%	Industrial	Warehouse/Distribution	1999	2010	167,424
3.10	Property		1	10100 89th Avenue N	0.2%	Industrial	Warehouse/Distribution	2015	NAP	319,062
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%	Industrial	Warehouse/Distribution	2020	NAP	357,504
3.12	Property		1	4836 Hickory Hill Road	0.2%	Industrial	Warehouse/Distribution	1984-1987	NAP	646,160
3.13	Property		1	7000 West Post Road	0.2%	Industrial	Warehouse/Distribution	2011	NAP	95,953
3.14	Property		1	3201 Bearing Drive	0.2%	Industrial	Manufacturing/Distribution	1974	2006	422,912
3.15	Property		1	900 Commerce Parkway West Drive	0.2%	Industrial	Manufacturing/Distribution	2008	2020	294,388
3.16	Property		1	6825 West County Road 400 North	0.1%	Industrial	Warehouse/Distribution	2008	2020	245,041
3.17	Property		1	951 Trails Road	0.1%	Industrial	Manufacturing/Distribution	1997	2001	171,951
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	Office	Suburban	1928	2015	185,314
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	Industrial	Various	Various	Various	2,206,965
5.01	Property		1	800 Northwest 4th Street	1.0%	Industrial	Manufacturing/Warehouse	1970	1974-2016	515,972
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%	Industrial	Manufacturing	2009	2020	171,390
5.03	Property		1	3000 East Mount Pleasant Street	0.9%	Industrial	Manufacturing/Warehouse	1946, 1978	1974-2017	444,618
5.04	Property		1	7330 West Sherman Street	0.8%	Industrial	Warehouse/Distribution	2009	NAP	207,222
5.05	Property		1	821 Route 97	0.7%	Industrial	Manufacturing	1965-1990, 2022	2018	221,876
5.06	Property		1	3200 Northern Cross Boulevard	0.6%	Industrial	Warehouse/Distribution	1993	2020	121,253
5.07	Property		1	3636 Medallion Avenue	0.6%	Industrial	Manufacturing	1968	2004	278,553
5.08	Property		1	692 Wabash Avenue North	0.2%	Industrial	Manufacturing	1969, 1982, 1986, 1998	2017	141,878
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%	Industrial	Warehouse/Distribution	1965	NAP	104,203
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	Office	Suburban	2007	2016	447,066
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	Office	CBD	2017-2019	NAP	177,697
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	Various	Various	Various	Various	2,694,627
8.01	Property		1	First National Building	1.1%	Office	CBD	1921	2010	800,119
8.02	Property		1	The Qube	0.7%	Office	CBD	1958	2011	522,702
8.03	Property		1	Chrysler House	0.6%	Office	CBD	1919	2013	343,488
8.04	Property		1	1001 Woodward	0.5%	Office	CBD	1965	2013	319,039
8.05	Property		1	One Woodward	0.4%	Office	CBD	1962	2013	370,257
8.06	Property		1	The Z Garage	0.3%	Other	Parking Garage	2013	2015-2016	1,351
8.07	Property		1	Two Detroit Garage	0.2%	Other	Parking Garage	2002	2015-2016	1,106
8.08	Property		1	1505 & 1515 Woodward	0.2%	Office	CBD	1925	2018	141,741
8.09	Property		1	1001 Brush Street	0.2%	Other	Parking Garage	1993	2015-2016	1,309
8.10	Property		1	The Assembly	0.2%	Mixed Use	Multifamily/Office/Retail	1913	2019	32
8.11	Property		1	419 Fort Street Garage	0.1%	Other	Parking Garage	2005	2015-2016	637
8.12	Property		1	Vinton	0.1%	Mixed Use	Multifamily/Retail	1917	2018	21
8.13	Property		1	1401 First Street	0.1%	Other	Parking Garage	1976	2017	633
8.14	Property		1	Lane Bryant Building	0.0%	Office	CBD	1917	2018	31,695
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	Office	Suburban	1962, 1964, 1982	2017	1,371,470
10	Loan	8, 63, 64	1	2550 M Street	4.2%	Office	CBD	1978	2015	207,081
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	Retail	Anchored	2006	2008	369,932
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	Retail	Single Tenant	Various	Various	747,953
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%	Retail	Single Tenant	2017	NAP	41,917
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%	Retail	Single Tenant	2009	NAP	61,048
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%	Retail	Single Tenant	1998	NAP	142,357
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%	Retail	Single Tenant	2015	NAP	42,311
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%	Retail	Single Tenant	2016	NAP	44,237
12.06	Property		1	Publix - Decatur (Point), AL	0.2%	Retail	Single Tenant	2018	NAP	45,600
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%	Retail	Single Tenant	1986	NAP	15,896
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%	Retail	Single Tenant	2016	NAP	41,952
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%	Retail	Single Tenant	2016	NAP	43,240
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%	Retail	Single Tenant	2016	NAP	42,311
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%	Retail	Single Tenant	2009	NAP	13,253
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%	Retail	Single Tenant	1966	NAP	43,500
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%	Retail	Single Tenant	2000	NAP	10,965
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%	Retail	Single Tenant	1994	NAP	16,240
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%	Retail	Single Tenant	1961	NAP	5,300
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%	Retail	Single Tenant	1997	NAP	9,600
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%	Retail	Single Tenant	1997	NAP	3,000
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%	Retail	Single Tenant	1977	NAP	4,250
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%	Retail	Single Tenant	2022	NAP	3,500
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%	Retail	Single Tenant	2021	NAP	7,150
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%	Retail	Single Tenant	1976	NAP	5,000
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%	Retail	Single Tenant	1954	2007	10,500
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%	Retail	Single Tenant	2014	NAP	8,353
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%	Retail	Single Tenant	2014	NAP	9,026
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%	Retail	Single Tenant	1978	NAP	5,477
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%	Retail	Single Tenant	1967	2019	8,300
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%	Retail	Single Tenant	2013	NAP	9,026
A-5

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%	Retail	Single Tenant	1958	2013	9,495
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%	Retail	Single Tenant	2014	NAP	9,026
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%	Retail	Single Tenant	1989	2012	4,884
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%	Retail	Single Tenant	1950	2014	10,736
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%	Retail	Single Tenant	2006	NAP	9,014
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%	Retail	Single Tenant	2004	NAP	9,014
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%	Retail	Single Tenant	1950	2007	2,475
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	Office	CBD	1971	2016	481,801
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	Hospitality	Extended Stay	2016	NAP	165
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	Hospitality	Various	Various	Various	294
15.01	Property		1	Holiday Inn Terre Haute	0.9%	Hospitality	Full Service	1962	2017	118
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%	Hospitality	Limited Service	2007	2014-2015	92
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%	Hospitality	Extended Stay	1990	2017	84
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	Industrial	Manufacturing	Various	Various	1,633,716
16.01	Property		1	700 Ash Street	0.4%	Industrial	Manufacturing	1940-1980	NAP	366,798
16.02	Property		1	5200 Foundry Circle	0.3%	Industrial	Manufacturing	1977	NAP	304,950
16.03	Property		1	2700 Plum Street	0.3%	Industrial	Manufacturing	1920-1988	NAP	248,030
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%	Industrial	Manufacturing	1947	NAP	170,000
16.05	Property		1	N2480 County Road M	0.1%	Industrial	Manufacturing	1930	NAP	132,000
16.06	Property		1	W140 N5540 Lilly Road	0.1%	Industrial	Manufacturing	1980-2010	NAP	116,220
16.07	Property		1	530 East Main Street	0.1%	Industrial	Manufacturing	1946	2015	181,028
16.08	Property		1	210 Ann Avenue	0.1%	Industrial	Manufacturing	1975	1990	114,690
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	Industrial	Various	Various	Various	328,664
17.01	Property		1	1060 West Mason Street	1.0%	Industrial	Manufacturing/Warehouse	1936	1998	238,215
17.02	Property		1	289 Robbins Drive	0.2%	Industrial	Manufacturing	1978	2016	29,998
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%	Industrial	Flex	1996	NAP	25,347
17.04	Property		1	280 Corporate Woods Parkway	0.1%	Industrial	R&D/Flex	1996	2002	21,160
17.05	Property		1	2602 Agriculture Drive	0.1%	Industrial	Flex	2002	NAP	13,944
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	Multifamily	Mid Rise	Various	NAP	65
18.01	Property		1	110 West 69th Street	0.7%	Multifamily	Mid Rise	1924	NAP	36
18.02	Property		1	141 Columbia Heights	0.4%	Multifamily	Mid Rise	1979	NAP	15
18.03	Property		1	15A West 73rd Street	0.3%	Multifamily	Mid Rise	1910	NAP	5
18.04	Property		1	23 West 70th Street	0.1%	Multifamily	Mid Rise	1900	NAP	9
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	Office	CBD	1977	2021	1,675,659
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	Hospitality	Limited Service	2017, 2018	NAP	177
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	Office	CBD	1986	2009	221,249
22	Loan	101	1	Eagle Station	1.2%	Retail	Anchored	1982	2010	114,096
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	Retail	Anchored	1990	NAP	120,979
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	Retail	Single Tenant	2007	2018	57,795
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	Office	Suburban	1985, 1989, 1994	2013	731,104
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	Retail	Unanchored	2009	NAP	7,346
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	Retail	Anchored	Various	NAP	97,988
27.01	Property		1	Belair Plaza	0.5%	Retail	Anchored	2000	NAP	52,188
27.02	Property		1	Goshen Village	0.4%	Retail	Anchored	1998	NAP	45,800
28	Loan	116, 117	1	University Square	0.9%	Retail	Anchored	2008	NAP	40,808
29	Loan	118	1	1600 Brittmoore	0.8%	Industrial	Flex	1981, 2000, 2018, 2021	2021	110,231
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	Retail	Unanchored	2006	NAP	81,585
31	Loan		4	Southern Star Storage Portfolio	0.8%	Self Storage	Self Storage	Various	NAP	150,490
31.01	Property		1	Addison Airport Self Storage	0.3%	Self Storage	Self Storage	1983	NAP	37,773
31.02	Property		1	Jensen Beach Self Storage	0.2%	Self Storage	Self Storage	1979	NAP	23,644
31.03	Property		1	Montrose Airport Self Storage	0.2%	Self Storage	Self Storage	1984-2002	NAP	51,918
31.04	Property		1	281 Mini Storage	0.1%	Self Storage	Self Storage	1999-2018	NAP	37,155
32	Loan	123	1	Best Western North Phoenix	0.6%	Hospitality	Limited Service	1997	2018	87
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	Hospitality	Limited Service	2019	NAP	83
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	Hospitality	Limited Service	2016	NAP	90
35	Loan	124	1	Redwood Simpsonville II	0.5%	Multifamily	Garden	2020	NAP	38
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	Office	Medical	2006	NAP	31,752
37	Loan	127	1	900 East Grand Avenue	0.3%	Multifamily	Garden	1992	2020	36
A-6

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %
												1
1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	SF	588.39	111,000,000	111,000,000	111,000,000	2.77600%	0.02156%
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	SF	185.88	100,000,000	100,000,000	100,000,000	5.42500%	0.01156%
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	SF	36.14	73,656,388	73,656,388	73,656,388	3.86465618%	0.024060%
3.01	Property		1	4000 Principio Parkway	0.8%	SF		9,091,303	9,091,303	9,091,303
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%	SF		8,153,762	8,153,762	8,153,762
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%	SF		7,892,808	7,892,808	7,892,808
3.04	Property		1	52 Pettengill Road	0.7%	SF		7,633,958	7,633,958	7,633,958
3.05	Property		1	510 John Dodd Road	0.7%	SF		7,586,608	7,586,608	7,586,608
3.06	Property		1	309 Dulty's Lane	0.6%	SF		6,795,328	6,795,328	6,795,328
3.07	Property		1	5300 Centerpoint Parkway	0.4%	SF		3,939,565	3,939,565	3,939,565
3.08	Property		1	17001 West Mercury Street	0.3%	SF		3,447,119	3,447,119	3,447,119
3.09	Property		1	725 Darlington Avenue	0.3%	SF		3,156,702	3,156,702	3,156,702
3.10	Property		1	10100 89th Avenue N	0.2%	SF		2,702,137	2,702,137	2,702,137
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%	SF		2,284,400	2,284,400	2,284,400
3.12	Property		1	4836 Hickory Hill Road	0.2%	SF		2,242,311	2,242,311	2,242,311
3.13	Property		1	7000 West Post Road	0.2%	SF		2,079,215	2,079,215	2,079,215
3.14	Property		1	3201 Bearing Drive	0.2%	SF		2,038,178	2,038,178	2,038,178
3.15	Property		1	900 Commerce Parkway West Drive	0.2%	SF		1,746,709	1,746,709	1,746,709
3.16	Property		1	6825 West County Road 400 North	0.1%	SF		1,662,530	1,662,530	1,662,530
3.17	Property		1	951 Trails Road	0.1%	SF		1,203,756	1,203,756	1,203,756
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	SF	383.13	71,000,000	71,000,000	71,000,000	4.66000%	0.01156%
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	SF	62.35	66,318,600	66,318,600	66,318,600	3.90000%	0.01156%
5.01	Property		1	800 Northwest 4th Street	1.0%	SF		11,345,563	11,345,563	11,345,563
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%	SF		10,831,231	10,831,231	10,831,231
5.03	Property		1	3000 East Mount Pleasant Street	0.9%	SF		9,772,312	9,772,312	9,772,312
5.04	Property		1	7330 West Sherman Street	0.8%	SF		8,592,373	8,592,373	8,592,373
5.05	Property		1	821 Route 97	0.7%	SF		7,321,670	7,321,670	7,321,670
5.06	Property		1	3200 Northern Cross Boulevard	0.6%	SF		6,656,064	6,656,064	6,656,064
5.07	Property		1	3636 Medallion Avenue	0.6%	SF		6,595,554	6,595,554	6,595,554
5.08	Property		1	692 Wabash Avenue North	0.2%	SF		2,722,935	2,722,935	2,722,935
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%	SF		2,480,896	2,480,896	2,480,896
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	SF	145.39	65,000,000	65,000,000	65,000,000	5.24000%	0.01156%
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	SF	337.65	60,000,000	60,000,000	60,000,000	5.20500%	0.01156%
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	SF	159.58	54,000,000	54,000,000	54,000,000	3.77800%	0.06031%
8.01	Property		1	First National Building	1.1%	SF		12,450,240	12,450,240	12,450,240
8.02	Property		1	The Qube	0.7%	SF		7,916,400	7,916,400	7,916,400
8.03	Property		1	Chrysler House	0.6%	SF		6,188,400	6,188,400	6,188,400
8.04	Property		1	1001 Woodward	0.5%	SF		6,148,440	6,148,440	6,148,440
8.05	Property		1	One Woodward	0.4%	SF		4,457,160	4,457,160	4,457,160
8.06	Property		1	The Z Garage	0.3%	Units		3,642,840	3,642,840	3,642,840
8.07	Property		1	Two Detroit Garage	0.2%	Units		2,757,240	2,757,240	2,757,240
8.08	Property		1	1505 & 1515 Woodward	0.2%	SF		2,609,280	2,609,280	2,609,280
8.09	Property		1	1001 Brush Street	0.2%	Units		2,202,120	2,202,120	2,202,120
8.10	Property		1	The Assembly	0.2%	Units		1,722,600	1,722,600	1,722,600
8.11	Property		1	419 Fort Street Garage	0.1%	Units		1,566,000	1,566,000	1,566,000
8.12	Property		1	Vinton	0.1%	Units		945,000	945,000	945,000
8.13	Property		1	1401 First Street	0.1%	Units		932,040	932,040	932,040
8.14	Property		1	Lane Bryant Building	0.0%	SF		462,240	462,240	462,240
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	SF	153.12	50,000,000	50,000,000	50,000,000	5.11000%	0.01156%
10	Loan	8, 63, 64	1	2550 M Street	4.2%	SF	419.16	46,800,000	46,800,000	46,800,000	4.60000%	0.01156%
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	SF	227.07	46,200,000	46,200,000	46,200,000	4.74000%	0.01156%
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	SF	138.91	40,000,000	40,000,000	40,000,000	4.58000%	0.01156%
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%	SF		3,820,982	3,820,982	3,820,982
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%	SF		3,709,336	3,709,336	3,709,336
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%	SF		3,534,167	3,534,167	3,534,167
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%	SF		3,428,296	3,428,296	3,428,296
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%	SF		3,336,285	3,336,285	3,336,285
12.06	Property		1	Publix - Decatur (Point), AL	0.2%	SF		2,334,937	2,334,937	2,334,937
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%	SF		2,011,165	2,011,165	2,011,165
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%	SF		1,897,979	1,897,979	1,897,979
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%	SF		1,730,510	1,730,510	1,730,510
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%	SF		1,690,087	1,690,087	1,690,087
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%	SF		1,447,546	1,447,546	1,447,546
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%	SF		989,028	989,028	989,028
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%	SF		804,620	804,620	804,620
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%	SF		701,829	701,829	701,829
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%	SF		666,025	666,025	666,025
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%	SF		635,996	635,996	635,996
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%	SF		594,418	594,418	594,418
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%	SF		563,234	563,234	563,234
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%	SF		535,130	535,130	535,130
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%	SF		530,895	530,895	530,895
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%	SF		517,421	517,421	517,421
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%	SF		483,927	483,927	483,927
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%	SF		455,438	455,438	455,438
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%	SF		420,404	420,404	420,404
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%	SF		399,230	399,230	399,230
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%	SF		389,220	389,220	389,220
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%	SF		351,492	351,492	351,492
A-7

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%	SF		350,722	350,722	350,722
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%	SF		315,303	315,303	315,303
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%	SF		308,758	308,758	308,758
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%	SF		278,730	278,730	278,730
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%	SF		273,725	273,725	273,725
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%	SF		271,030	271,030	271,030
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%	SF		222,137	222,137	222,137
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	SF	178.50	40,000,000	40,000,000	40,000,000	3.72000%	0.01156%
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	Rooms	181,596.06	30,000,000	29,963,350	24,595,279	4.91000%	0.03031%
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	Rooms	77,040.82	22,650,000	22,650,000	19,091,990	4.02000%	0.01156%
15.01	Property		1	Holiday Inn Terre Haute	0.9%	Rooms		10,384,000	10,384,000	8,752,813
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%	Rooms		6,490,000	6,490,000	5,470,508
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%	Rooms		5,776,000	5,776,000	4,868,668
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	SF	29.52	18,225,000	18,225,000	18,225,000	3.73300%	0.01156%
16.01	Property		1	700 Ash Street	0.4%	SF		4,397,424	4,397,424	4,397,424
16.02	Property		1	5200 Foundry Circle	0.3%	SF		3,922,325	3,922,325	3,922,325
16.03	Property		1	2700 Plum Street	0.3%	SF		3,049,469	3,049,469	3,049,469
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%	SF		1,988,785	1,988,785	1,988,785
16.05	Property		1	N2480 County Road M	0.1%	SF		1,325,856	1,325,856	1,325,856
16.06	Property		1	W140 N5540 Lilly Road	0.1%	SF		1,259,563	1,259,563	1,259,563
16.07	Property		1	530 East Main Street	0.1%	SF		1,171,173	1,171,173	1,171,173
16.08	Property		1	210 Ann Avenue	0.1%	SF		1,110,405	1,110,405	1,110,405
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	SF	53.53	17,594,000	17,594,000	17,594,000	4.96400%	0.01156%
17.01	Property		1	1060 West Mason Street	1.0%	SF		11,574,542	11,574,542	11,574,542
17.02	Property		1	289 Robbins Drive	0.2%	SF		1,935,558	1,935,558	1,935,558
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%	SF		1,689,383	1,689,383	1,689,383
17.04	Property		1	280 Corporate Woods Parkway	0.1%	SF		1,403,931	1,403,931	1,403,931
17.05	Property		1	2602 Agriculture Drive	0.1%	SF		990,586	990,586	990,586
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	Units	269,230.77	17,500,000	17,500,000	17,500,000	5.45000%	0.01156%
18.01	Property		1	110 West 69th Street	0.7%	Units		8,010,753	8,010,753	8,010,753
18.02	Property		1	141 Columbia Heights	0.4%	Units		4,435,484	4,435,484	4,435,484
18.03	Property		1	15A West 73rd Street	0.3%	Units		3,467,742	3,467,742	3,467,742
18.04	Property		1	23 West 70th Street	0.1%	Units		1,586,022	1,586,022	1,586,022
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	SF	431.65	16,519,000	16,519,000	16,519,000	2.79196%	0.01531%
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	Rooms	90,306.88	16,000,000	15,984,317	13,603,980	6.08100%	0.01156%
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	SF	64.00	14,160,000	14,160,000	14,160,000	5.40000%	0.01156%
22	Loan	101	1	Eagle Station	1.2%	SF	119.86	13,675,000	13,675,000	13,675,000	4.54300%	0.01156%
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	SF	109.94	13,300,000	13,300,000	11,027,718	5.25600%	0.01156%
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	SF	216.28	12,500,000	12,500,000	12,500,000	5.53000%	0.01156%
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	SF	288.15	12,500,000	12,500,000	12,500,000	2.83800%	0.01156%
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	SF	5,445.14	12,000,000	12,000,000	12,000,000	3.38800%	0.01156%
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	SF	107.16	10,500,000	10,500,000	8,684,940	5.18000%	0.01156%
27.01	Property		1	Belair Plaza	0.5%	SF		5,781,095	5,781,095	4,781,759
27.02	Property		1	Goshen Village	0.4%	SF		4,718,905	4,718,905	3,903,182
28	Loan	116, 117	1	University Square	0.9%	SF	244.80	9,990,000	9,990,000	9,990,000	4.44000%	0.01156%
29	Loan	118	1	1600 Brittmoore	0.8%	SF	86.18	9,500,000	9,500,000	8,518,967	5.60700%	0.01156%
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	SF	112.77	9,200,000	9,200,000	7,582,659	5.07000%	0.06031%
31	Loan		4	Southern Star Storage Portfolio	0.8%	SF	57.48	8,650,000	8,650,000	8,650,000	4.99000%	0.01156%
31.01	Property		1	Addison Airport Self Storage	0.3%	SF		3,000,000	3,000,000	3,000,000
31.02	Property		1	Jensen Beach Self Storage	0.2%	SF		2,520,000	2,520,000	2,520,000
31.03	Property		1	Montrose Airport Self Storage	0.2%	SF		2,100,000	2,100,000	2,100,000
31.04	Property		1	281 Mini Storage	0.1%	SF		1,030,000	1,030,000	1,030,000
32	Loan	123	1	Best Western North Phoenix	0.6%	Rooms	74,712.64	6,500,000	6,500,000	5,628,775	5.03000%	0.01156%
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	Rooms	78,231.80	6,500,000	6,493,239	6,061,695	5.77000%	0.01156%
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	Rooms	63,944.44	5,755,000	5,755,000	4,833,830	5.67000%	0.01156%
35	Loan	124	1	Redwood Simpsonville II	0.5%	Units	151,314.08	5,749,935	5,749,935	5,749,935	4.89000%	0.01156%
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	SF	178.57	5,670,000	5,670,000	5,670,000	4.66500%	0.08031%
37	Loan	127	1	900 East Grand Avenue	0.3%	Units	83,333.33	3,000,000	3,000,000	2,788,509	5.52000%	0.01156%
A-8

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)
							2		2
1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	2.75444%	NAP	260,346.39	NAP	3,124,156.68	Interest Only - ARD	Yes
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	5.41344%	NAP	458,362.27	NAP	5,500,347.24	Interest Only	No
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	3.84059618%	NAP	240,508.48	NAP	2,886,101.76	Interest Only	No
3.01	Property		1	4000 Principio Parkway	0.8%
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%
3.04	Property		1	52 Pettengill Road	0.7%
3.05	Property		1	510 John Dodd Road	0.7%
3.06	Property		1	309 Dulty's Lane	0.6%
3.07	Property		1	5300 Centerpoint Parkway	0.4%
3.08	Property		1	17001 West Mercury Street	0.3%
3.09	Property		1	725 Darlington Avenue	0.3%
3.10	Property		1	10100 89th Avenue N	0.2%
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%
3.12	Property		1	4836 Hickory Hill Road	0.2%
3.13	Property		1	7000 West Post Road	0.2%
3.14	Property		1	3201 Bearing Drive	0.2%
3.15	Property		1	900 Commerce Parkway West Drive	0.2%
3.16	Property		1	6825 West County Road 400 North	0.1%
3.17	Property		1	951 Trails Road	0.1%
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	4.64844%	NAP	279,546.06	NAP	3,354,552.72	Interest Only	No
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	3.88844%	NAP	218,529.00	NAP	2,622,348.00	Interest Only	No
5.01	Property		1	800 Northwest 4th Street	1.0%
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%
5.03	Property		1	3000 East Mount Pleasant Street	0.9%
5.04	Property		1	7330 West Sherman Street	0.8%
5.05	Property		1	821 Route 97	0.7%
5.06	Property		1	3200 Northern Cross Boulevard	0.6%
5.07	Property		1	3636 Medallion Avenue	0.6%
5.08	Property		1	692 Wabash Avenue North	0.2%
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	5.22844%	NAP	287,775.46	NAP	3,453,305.52	Interest Only	No
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	5.19344%	NAP	263,864.58	NAP	3,166,374.96	Interest Only	No
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	3.71769%	NAP	172,371.25	NAP	2,068,455.00	Interest Only	No
8.01	Property		1	First National Building	1.1%
8.02	Property		1	The Qube	0.7%
8.03	Property		1	Chrysler House	0.6%
8.04	Property		1	1001 Woodward	0.5%
8.05	Property		1	One Woodward	0.4%
8.06	Property		1	The Z Garage	0.3%
8.07	Property		1	Two Detroit Garage	0.2%
8.08	Property		1	1505 & 1515 Woodward	0.2%
8.09	Property		1	1001 Brush Street	0.2%
8.10	Property		1	The Assembly	0.2%
8.11	Property		1	419 Fort Street Garage	0.1%
8.12	Property		1	Vinton	0.1%
8.13	Property		1	1401 First Street	0.1%
8.14	Property		1	Lane Bryant Building	0.0%
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	5.09844%	NAP	215,873.84	NAP	2,590,486.08	Interest Only	No
10	Loan	8, 63, 64	1	2550 M Street	4.2%	4.58844%	NAP	181,891.67	NAP	2,182,700.04	Interest Only	No
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	4.72844%	NAP	185,024.58	NAP	2,220,294.96	Interest Only	No
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	4.56844%	NAP	154,787.04	NAP	1,857,444.48	Interest Only	No
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%
12.06	Property		1	Publix - Decatur (Point), AL	0.2%
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%
A-9

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	3.70844%	NAP	125,722.22	NAP	1,508,666.64	Interest Only	No
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	4.87969%	159,400.41	NAP	1,912,804.92	NAP	Amortizing Balloon	No
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	4.00844%	108,395.89	76,931.35	1,300,750.68	923,176.20	Interest Only, Amortizing Balloon	No
15.01	Property		1	Holiday Inn Terre Haute	0.9%
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	3.72144%	NAP	57,482.37	NAP	689,788.44	Interest Only	No
16.01	Property		1	700 Ash Street	0.4%
16.02	Property		1	5200 Foundry Circle	0.3%
16.03	Property		1	2700 Plum Street	0.3%
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%
16.05	Property		1	N2480 County Road M	0.1%
16.06	Property		1	W140 N5540 Lilly Road	0.1%
16.07	Property		1	530 East Main Street	0.1%
16.08	Property		1	210 Ann Avenue	0.1%
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	4.95244%	NAP	73,791.35	NAP	885,496.20	Interest Only	No
17.01	Property		1	1060 West Mason Street	1.0%
17.02	Property		1	289 Robbins Drive	0.2%
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%
17.04	Property		1	280 Corporate Woods Parkway	0.1%
17.05	Property		1	2602 Agriculture Drive	0.1%
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	5.43844%	NAP	80,583.04	NAP	966,996.48	Interest Only	No
18.01	Property		1	110 West 69th Street	0.7%
18.02	Property		1	141 Columbia Heights	0.4%
18.03	Property		1	15A West 73rd Street	0.3%
18.04	Property		1	23 West 70th Street	0.1%
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	2.77665%	NAP	38,967.46	NAP	467,609.52	Interest Only	No
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	6.06944%	96,762.89	NAP	1,161,154.68	NAP	Amortizing Balloon	No
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	5.38844%	NAP	64,605.00	NAP	775,260.00	Interest Only	No
22	Loan	101	1	Eagle Station	1.2%	4.53144%	NAP	52,490.32	NAP	629,883.84	Interest Only	No
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	5.24444%	73,492.53	NAP	881,910.36	NAP	Amortizing Balloon	No
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	5.51844%	NAP	58,404.22	NAP	700,850.64	Interest Only	No
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	2.82644%	NAP	29,973.09	NAP	359,677.08	Interest Only - ARD	Yes
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	3.37644%	NAP	34,350.56	NAP	412,206.72	Interest Only	No
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	5.16844%	57,526.98	NAP	690,323.76	NAP	Amortizing Balloon	No
27.01	Property		1	Belair Plaza	0.5%
27.02	Property		1	Goshen Village	0.4%
28	Loan	116, 117	1	University Square	0.9%	4.42844%	NAP	37,476.38	NAP	449,716.56	Interest Only	No
29	Loan	118	1	1600 Brittmoore	0.8%	5.59544%	54,579.44	45,005.26	654,953.28	540,063.12	Interest Only, Amortizing Balloon	No
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	5.00969%	49,781.92	NAP	597,383.04	NAP	Amortizing Balloon	No
31	Loan		4	Southern Star Storage Portfolio	0.8%	4.97844%	NAP	36,469.16	NAP	437,629.92	Interest Only	No
31.01	Property		1	Addison Airport Self Storage	0.3%
31.02	Property		1	Jensen Beach Self Storage	0.2%
31.03	Property		1	Montrose Airport Self Storage	0.2%
31.04	Property		1	281 Mini Storage	0.1%
32	Loan	123	1	Best Western North Phoenix	0.6%	5.01844%	35,012.68	27,624.25	420,152.16	331,491.00	Interest Only, Amortizing Balloon	No
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	5.75844%	38,014.86	NAP	456,178.32	NAP	Amortizing Balloon	No
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	5.65844%	33,292.72	NAP	399,512.64	NAP	Amortizing Balloon	No
35	Loan	124	1	Redwood Simpsonville II	0.5%	4.87844%	NAP	23,756.42	NAP	285,077.04	Interest Only	No
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	4.58469%	NAP	22,348.27	NAP	268,179.24	Interest Only	No
37	Loan	127	1	900 East Grand Avenue	0.3%	5.50844%	17,071.33	13,991.67	204,855.96	167,900.04	Interest Only, Amortizing Balloon	No
A-10

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	Actual/360	120	116	120	116	0
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	Actual/360	120	120	120	120	0
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	Actual/360	120	118	120	118	0
3.01	Property		1	4000 Principio Parkway	0.8%
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%
3.04	Property		1	52 Pettengill Road	0.7%
3.05	Property		1	510 John Dodd Road	0.7%
3.06	Property		1	309 Dulty's Lane	0.6%
3.07	Property		1	5300 Centerpoint Parkway	0.4%
3.08	Property		1	17001 West Mercury Street	0.3%
3.09	Property		1	725 Darlington Avenue	0.3%
3.10	Property		1	10100 89th Avenue N	0.2%
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%
3.12	Property		1	4836 Hickory Hill Road	0.2%
3.13	Property		1	7000 West Post Road	0.2%
3.14	Property		1	3201 Bearing Drive	0.2%
3.15	Property		1	900 Commerce Parkway West Drive	0.2%
3.16	Property		1	6825 West County Road 400 North	0.1%
3.17	Property		1	951 Trails Road	0.1%
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	Actual/360	120	119	120	119	0
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	Actual/360	120	118	120	118	0
5.01	Property		1	800 Northwest 4th Street	1.0%
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%
5.03	Property		1	3000 East Mount Pleasant Street	0.9%
5.04	Property		1	7330 West Sherman Street	0.8%
5.05	Property		1	821 Route 97	0.7%
5.06	Property		1	3200 Northern Cross Boulevard	0.6%
5.07	Property		1	3636 Medallion Avenue	0.6%
5.08	Property		1	692 Wabash Avenue North	0.2%
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	Actual/360	120	120	120	120	0
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	Actual/360	120	119	120	119	0
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	Actual/360	84	80	84	80	0
8.01	Property		1	First National Building	1.1%
8.02	Property		1	The Qube	0.7%
8.03	Property		1	Chrysler House	0.6%
8.04	Property		1	1001 Woodward	0.5%
8.05	Property		1	One Woodward	0.4%
8.06	Property		1	The Z Garage	0.3%
8.07	Property		1	Two Detroit Garage	0.2%
8.08	Property		1	1505 & 1515 Woodward	0.2%
8.09	Property		1	1001 Brush Street	0.2%
8.10	Property		1	The Assembly	0.2%
8.11	Property		1	419 Fort Street Garage	0.1%
8.12	Property		1	Vinton	0.1%
8.13	Property		1	1401 First Street	0.1%
8.14	Property		1	Lane Bryant Building	0.0%
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	Actual/360	120	120	120	120	0
10	Loan	8, 63, 64	1	2550 M Street	4.2%	Actual/360	120	119	120	119	0
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	Actual/360	120	120	120	120	0
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	Actual/360	120	120	120	120	0
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%
12.06	Property		1	Publix - Decatur (Point), AL	0.2%
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%
A-11

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	Actual/360	120	117	120	117	0
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	Actual/360	0	0	120	119	360
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	Actual/360	24	24	120	120	360
15.01	Property		1	Holiday Inn Terre Haute	0.9%
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	Actual/360	84	79	84	79	0
16.01	Property		1	700 Ash Street	0.4%
16.02	Property		1	5200 Foundry Circle	0.3%
16.03	Property		1	2700 Plum Street	0.3%
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%
16.05	Property		1	N2480 County Road M	0.1%
16.06	Property		1	W140 N5540 Lilly Road	0.1%
16.07	Property		1	530 East Main Street	0.1%
16.08	Property		1	210 Ann Avenue	0.1%
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	Actual/360	120	119	120	119	0
17.01	Property		1	1060 West Mason Street	1.0%
17.02	Property		1	289 Robbins Drive	0.2%
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%
17.04	Property		1	280 Corporate Woods Parkway	0.1%
17.05	Property		1	2602 Agriculture Drive	0.1%
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	Actual/360	120	120	120	120	0
18.01	Property		1	110 West 69th Street	0.7%
18.02	Property		1	141 Columbia Heights	0.4%
18.03	Property		1	15A West 73rd Street	0.3%
18.04	Property		1	23 West 70th Street	0.1%
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	Actual/360	120	116	120	116	0
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	Actual/360	0	0	120	119	360
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	Actual/360	60	59	60	59	0
22	Loan	101	1	Eagle Station	1.2%	Actual/360	120	119	120	119	0
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	Actual/360	0	0	120	120	360
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	Actual/360	120	120	120	120	0
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	Actual/360	60	54	60	54	0
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	Actual/360	120	115	120	115	0
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	Actual/360	0	0	120	120	360
27.01	Property		1	Belair Plaza	0.5%
27.02	Property		1	Goshen Village	0.4%
28	Loan	116, 117	1	University Square	0.9%	Actual/360	120	119	120	119	0
29	Loan	118	1	1600 Brittmoore	0.8%	Actual/360	36	36	120	120	360
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	Actual/360	0	0	120	120	360
31	Loan		4	Southern Star Storage Portfolio	0.8%	Actual/360	120	119	120	119	0
31.01	Property		1	Addison Airport Self Storage	0.3%
31.02	Property		1	Jensen Beach Self Storage	0.2%
31.03	Property		1	Montrose Airport Self Storage	0.2%
31.04	Property		1	281 Mini Storage	0.1%
32	Loan	123	1	Best Western North Phoenix	0.6%	Actual/360	24	24	120	120	360
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	Actual/360	0	0	60	59	360
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	Actual/360	0	0	120	120	360
35	Loan	124	1	Redwood Simpsonville II	0.5%	Actual/360	120	119	120	119	0
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	Actual/360	120	119	120	119	0
37	Loan	127	1	900 East Grand Avenue	0.3%	Actual/360	60	60	120	120	360
A-12

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	0	12/22/2021	4	6	2/6/2022	NAP	1/6/2032
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	0	4/13/2022	0	6	6/6/2022	NAP	5/6/2032
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	0	2/25/2022	2	6	4/6/2022	NAP	3/6/2032
3.01	Property		1	4000 Principio Parkway	0.8%
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%
3.04	Property		1	52 Pettengill Road	0.7%
3.05	Property		1	510 John Dodd Road	0.7%
3.06	Property		1	309 Dulty's Lane	0.6%
3.07	Property		1	5300 Centerpoint Parkway	0.4%
3.08	Property		1	17001 West Mercury Street	0.3%
3.09	Property		1	725 Darlington Avenue	0.3%
3.10	Property		1	10100 89th Avenue N	0.2%
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%
3.12	Property		1	4836 Hickory Hill Road	0.2%
3.13	Property		1	7000 West Post Road	0.2%
3.14	Property		1	3201 Bearing Drive	0.2%
3.15	Property		1	900 Commerce Parkway West Drive	0.2%
3.16	Property		1	6825 West County Road 400 North	0.1%
3.17	Property		1	951 Trails Road	0.1%
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	0	3/25/2022	1	6	5/6/2022	NAP	4/6/2032
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	0	2/16/2022	2	6	4/6/2022	NAP	3/6/2032
5.01	Property		1	800 Northwest 4th Street	1.0%
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%
5.03	Property		1	3000 East Mount Pleasant Street	0.9%
5.04	Property		1	7330 West Sherman Street	0.8%
5.05	Property		1	821 Route 97	0.7%
5.06	Property		1	3200 Northern Cross Boulevard	0.6%
5.07	Property		1	3636 Medallion Avenue	0.6%
5.08	Property		1	692 Wabash Avenue North	0.2%
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	0	4/7/2022	0	6	6/6/2022	NAP	5/6/2032
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	0	3/23/2022	1	1	5/1/2022	NAP	4/1/2032
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	0	12/28/2021	4	1	2/1/2022	NAP	1/1/2029
8.01	Property		1	First National Building	1.1%
8.02	Property		1	The Qube	0.7%
8.03	Property		1	Chrysler House	0.6%
8.04	Property		1	1001 Woodward	0.5%
8.05	Property		1	One Woodward	0.4%
8.06	Property		1	The Z Garage	0.3%
8.07	Property		1	Two Detroit Garage	0.2%
8.08	Property		1	1505 & 1515 Woodward	0.2%
8.09	Property		1	1001 Brush Street	0.2%
8.10	Property		1	The Assembly	0.2%
8.11	Property		1	419 Fort Street Garage	0.1%
8.12	Property		1	Vinton	0.1%
8.13	Property		1	1401 First Street	0.1%
8.14	Property		1	Lane Bryant Building	0.0%
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	0	4/8/2022	0	6	6/6/2022	NAP	5/6/2032
10	Loan	8, 63, 64	1	2550 M Street	4.2%	0	3/31/2022	1	6	5/6/2022	NAP	4/6/2032
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	0	4/12/2022	0	6	6/6/2022	NAP	5/6/2032
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	0	4/8/2022	0	1	6/1/2022	NAP	5/1/2032
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%
12.06	Property		1	Publix - Decatur (Point), AL	0.2%
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%

A-13

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	0	1/31/2022	3	6	3/6/2022	NAP	2/6/2032
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	359	3/14/2022	1	6	5/6/2022	5/6/2022	4/6/2032
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	360	4/8/2022	0	6	6/6/2022	6/6/2024	5/6/2032
15.01	Property		1	Holiday Inn Terre Haute	0.9%
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	0	11/19/2021	5	6	1/6/2022	NAP	12/6/2028
16.01	Property		1	700 Ash Street	0.4%
16.02	Property		1	5200 Foundry Circle	0.3%
16.03	Property		1	2700 Plum Street	0.3%
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%
16.05	Property		1	N2480 County Road M	0.1%
16.06	Property		1	W140 N5540 Lilly Road	0.1%
16.07	Property		1	530 East Main Street	0.1%
16.08	Property		1	210 Ann Avenue	0.1%
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	0	4/4/2022	1	6	5/6/2022	NAP	4/6/2032
17.01	Property		1	1060 West Mason Street	1.0%
17.02	Property		1	289 Robbins Drive	0.2%
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%
17.04	Property		1	280 Corporate Woods Parkway	0.1%
17.05	Property		1	2602 Agriculture Drive	0.1%
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	0	4/11/2022	0	6	6/6/2022	NAP	5/6/2032
18.01	Property		1	110 West 69th Street	0.7%
18.02	Property		1	141 Columbia Heights	0.4%
18.03	Property		1	15A West 73rd Street	0.3%
18.04	Property		1	23 West 70th Street	0.1%
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	0	12/10/2021	4	9	2/9/2022	NAP	1/9/2032
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	359	3/25/2022	1	1	5/1/2022	5/1/2022	4/1/2032
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	0	4/1/2022	1	6	5/6/2022	NAP	4/6/2027
22	Loan	101	1	Eagle Station	1.2%	0	4/5/2022	1	6	5/6/2022	NAP	4/6/2032
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	360	4/13/2022	0	1	6/1/2022	6/1/2022	5/1/2032
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	0	4/11/2022	0	6	6/6/2022	NAP	5/6/2032
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	0	11/5/2021	6	6	12/6/2021	NAP	11/6/2026
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	0	12/2/2021	5	1	1/1/2022	NAP	12/6/2031
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	360	4/8/2022	0	6	6/6/2022	6/6/2022	5/6/2032
27.01	Property		1	Belair Plaza	0.5%
27.02	Property		1	Goshen Village	0.4%
28	Loan	116, 117	1	University Square	0.9%	0	3/24/2022	1	6	5/6/2022	NAP	4/6/2032
29	Loan	118	1	1600 Brittmoore	0.8%	360	4/14/2022	0	1	6/1/2022	6/1/2025	5/1/2032
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	360	4/7/2022	0	6	6/6/2022	6/6/2022	5/6/2032
31	Loan		4	Southern Star Storage Portfolio	0.8%	0	3/22/2022	1	6	5/6/2022	NAP	4/6/2032
31.01	Property		1	Addison Airport Self Storage	0.3%
31.02	Property		1	Jensen Beach Self Storage	0.2%
31.03	Property		1	Montrose Airport Self Storage	0.2%
31.04	Property		1	281 Mini Storage	0.1%
32	Loan	123	1	Best Western North Phoenix	0.6%	360	4/8/2022	0	6	6/6/2022	6/6/2024	5/6/2032
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	359	3/23/2022	1	6	5/6/2022	5/6/2022	4/6/2027
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	360	4/8/2022	0	6	6/6/2022	6/6/2022	5/6/2032
35	Loan	124	1	Redwood Simpsonville II	0.5%	0	3/31/2022	1	6	5/6/2022	NAP	4/6/2032
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	0	3/30/2022	1	6	5/6/2022	NAP	4/6/2032
37	Loan	127	1	900 East Grand Avenue	0.3%	360	4/8/2022	0	6	6/6/2022	6/6/2027	5/6/2032
A-14

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)
									3
1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	1/6/2035	0	0	L(28),D(85),O(7)	52,164,978	16,537,821
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	NAP	0	0	L(24),D(91),O(5)	17,711,610	5,380,921
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	NAP	0	0	YM0.5(113),O(7)	51,220,405	9,974,466
3.01	Property		1	4000 Principio Parkway	0.8%					6,199,172	1,165,652
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%					5,183,806	771,007
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%					6,495,036	1,424,674
3.04	Property		1	52 Pettengill Road	0.7%					4,722,999	1,373,021
3.05	Property		1	510 John Dodd Road	0.7%					4,786,492	430,808
3.06	Property		1	309 Dulty's Lane	0.6%					3,608,303	155,003
3.07	Property		1	5300 Centerpoint Parkway	0.4%					3,079,812	464,041
3.08	Property		1	17001 West Mercury Street	0.3%					3,069,221	371,421
3.09	Property		1	725 Darlington Avenue	0.3%					2,537,246	958,219
3.10	Property		1	10100 89th Avenue N	0.2%					2,004,689	1,013,374
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%					836,398	95,463
3.12	Property		1	4836 Hickory Hill Road	0.2%					1,452,723	239,607
3.13	Property		1	7000 West Post Road	0.2%					1,379,748	155,506
3.14	Property		1	3201 Bearing Drive	0.2%					1,563,348	92,989
3.15	Property		1	900 Commerce Parkway West Drive	0.2%					1,598,870	518,998
3.16	Property		1	6825 West County Road 400 North	0.1%					1,621,864	509,091
3.17	Property		1	951 Trails Road	0.1%					1,080,677	235,593
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	NAP	0	0	L(25),D(91),O(4)	4,720,205	1,616,582
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	NAP	0	0	L(11),YM1(105),O(4)	NAV	NAV
5.01	Property		1	800 Northwest 4th Street	1.0%					NAV	NAV
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%					NAV	NAV
5.03	Property		1	3000 East Mount Pleasant Street	0.9%					NAV	NAV
5.04	Property		1	7330 West Sherman Street	0.8%					NAV	NAV
5.05	Property		1	821 Route 97	0.7%					NAV	NAV
5.06	Property		1	3200 Northern Cross Boulevard	0.6%					NAV	NAV
5.07	Property		1	3636 Medallion Avenue	0.6%					NAV	NAV
5.08	Property		1	692 Wabash Avenue North	0.2%					NAV	NAV
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%					NAV	NAV
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	NAP	0	0	L(24),D(91),O(5)	7,842,383	4,813,121
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	NAP	0	0	L(25),YM1(90),O(5)	5,652,141	2,228,649
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	NAP	0	0	L(25),YM1(55),O(4)	94,411,832	38,816,129
8.01	Property		1	First National Building	1.1%					22,551,474	7,938,854
8.02	Property		1	The Qube	0.7%					14,707,641	5,790,499
8.03	Property		1	Chrysler House	0.6%					12,759,457	4,680,984
8.04	Property		1	1001 Woodward	0.5%					10,555,797	4,308,564
8.05	Property		1	One Woodward	0.4%					9,580,713	5,058,111
8.06	Property		1	The Z Garage	0.3%					4,801,718	2,228,996
8.07	Property		1	Two Detroit Garage	0.2%					4,309,151	1,354,872
8.08	Property		1	1505 & 1515 Woodward	0.2%					3,786,664	1,707,296
8.09	Property		1	1001 Brush Street	0.2%					3,432,603	1,548,603
8.10	Property		1	The Assembly	0.2%					2,452,754	1,516,450
8.11	Property		1	419 Fort Street Garage	0.1%					2,416,343	903,473
8.12	Property		1	Vinton	0.1%					1,153,612	860,060
8.13	Property		1	1401 First Street	0.1%					1,159,626	598,814
8.14	Property		1	Lane Bryant Building	0.0%					744,281	320,553
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	NAP	0	0	L(24),D(93),O(3)	31,757,320	16,577,630
10	Loan	8, 63, 64	1	2550 M Street	4.2%	NAP	0	0	L(25),D(91),O(4)	15,887,754	5,451,197
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	NAP	0	0	L(24),D(93),O(3)	13,007,462	4,169,411
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	NAP	5	0	L(24),D(91),O(5)	NAV	NAV
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%					NAV	NAV
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%					NAV	NAV
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%					NAV	NAV
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%					NAV	NAV
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%					NAV	NAV
12.06	Property		1	Publix - Decatur (Point), AL	0.2%					NAV	NAV
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%					NAV	NAV
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%					NAV	NAV
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%					NAV	NAV
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%					NAV	NAV
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%					NAV	NAV
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%					NAV	NAV
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%					NAV	NAV
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%					NAV	NAV
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%					NAV	NAV
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%					NAV	NAV
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%					NAV	NAV
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%					NAV	NAV
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%					NAV	NAV
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%					NAV	NAV
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%					NAV	NAV
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%					NAV	NAV
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%					NAV	NAV
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%					NAV	NAV
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%					NAV	NAV
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%					NAV	NAV
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%					NAV	NAV

A-15

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%					NAV	NAV
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%					NAV	NAV
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%					NAV	NAV
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%					NAV	NAV
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%					NAV	NAV
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%					NAV	NAV
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%					NAV	NAV
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	NAP	0	0	L(27),D(89),O(4)	16,959,255	7,668,040
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	NAP	0	0	L(25),D(91),O(4)	6,385,815	3,895,747
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	NAP	0	0	L(24),D(91),O(5)	8,657,570	5,888,154
15.01	Property		1	Holiday Inn Terre Haute	0.9%					NAV	NAV
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%					NAV	NAV
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%					NAV	NAV
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	NAP	0	0	L(29),D(48),O(7)	NAV	NAV
16.01	Property		1	700 Ash Street	0.4%					NAV	NAV
16.02	Property		1	5200 Foundry Circle	0.3%					NAV	NAV
16.03	Property		1	2700 Plum Street	0.3%					NAV	NAV
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%					NAV	NAV
16.05	Property		1	N2480 County Road M	0.1%					NAV	NAV
16.06	Property		1	W140 N5540 Lilly Road	0.1%					NAV	NAV
16.07	Property		1	530 East Main Street	0.1%					NAV	NAV
16.08	Property		1	210 Ann Avenue	0.1%					NAV	NAV
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	NAP	0	5	L(25),DorYM1(88),O(7)	NAV	NAV
17.01	Property		1	1060 West Mason Street	1.0%					NAV	NAV
17.02	Property		1	289 Robbins Drive	0.2%					NAV	NAV
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%					NAV	NAV
17.04	Property		1	280 Corporate Woods Parkway	0.1%					NAV	NAV
17.05	Property		1	2602 Agriculture Drive	0.1%					NAV	NAV
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	NAP	0	0	L(24),D(92),O(4)	2,372,889	994,728
18.01	Property		1	110 West 69th Street	0.7%					1,102,192	487,759
18.02	Property		1	141 Columbia Heights	0.4%					658,132	283,885
18.03	Property		1	15A West 73rd Street	0.3%					365,680	99,070
18.04	Property		1	23 West 70th Street	0.1%					246,885	124,015
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	NAP	0	0	L(28),D(85),O(7)	155,075,181	65,527,372
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	NAP	0	0	L(25),D(92),O(3)	4,150,808	2,353,299
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	NAP	0	0	L(12),YM1(13),DorYM1(29),O(6)	3,550,947	1,625,740
22	Loan	101	1	Eagle Station	1.2%	NAP	0	0	L(25),D(90),O(5)	1,822,487	426,091
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	NAP	0	0	L(24),D(92),O(4)	1,429,695	707,987
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	NAP	0	0	L(24),D(92),O(4)	NAV	NAV
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	4/6/2031	0	0	L(30),D(25),O(5)	32,583,672	13,724,187
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	NAP	0	5	L(29),YM(86),O(5)	3,367,722	1,052,021
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	NAP	0	0	L(24),D(93),O(3)	1,064,414	209,298
27.01	Property		1	Belair Plaza	0.5%					636,382	117,459
27.02	Property		1	Goshen Village	0.4%					428,032	91,839
28	Loan	116, 117	1	University Square	0.9%	NAP	0	0	L(25),D(90),O(5)	1,696,576	532,877
29	Loan	118	1	1600 Brittmoore	0.8%	NAP	0	0	L(24),D(93),O(3)	NAV	NAV
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	NAP	0	0	L(24),D(92),O(4)	1,862,032	625,298
31	Loan		4	Southern Star Storage Portfolio	0.8%	NAP	0	0	L(25),D(92),O(3)	1,409,627	532,537
31.01	Property		1	Addison Airport Self Storage	0.3%					379,352	99,086
31.02	Property		1	Jensen Beach Self Storage	0.2%					451,367	210,012
31.03	Property		1	Montrose Airport Self Storage	0.2%					426,431	188,424
31.04	Property		1	281 Mini Storage	0.1%					152,478	35,014
32	Loan	123	1	Best Western North Phoenix	0.6%	NAP	0	0	L(24),D(92),O(4)	3,077,213	1,715,340
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	NAP	0	0	L(25),D(32),O(3)	2,612,318	1,428,082
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	NAP	0	0	L(24),D(92),O(4)	2,240,350	1,212,462
35	Loan	124	1	Redwood Simpsonville II	0.5%	NAP	0	0	L(25),D(91),O(4)	763,772	297,059
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	NAP	0	0	L(12),YM1(103),O(5)	968,528	202,731
37	Loan	127	1	900 East Grand Avenue	0.3%	NAP	0	0	L(24),D(93),O(3)	434,792	166,278
A-16

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	35,627,157	9/30/2021	T-12	50,864,916	16,294,726	34,570,190	12/31/2020
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	12,330,689	12/31/2021	T-12	15,642,297	4,984,254	10,658,043	12/31/2020
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	41,245,939	12/31/2021	T-12	46,173,375	8,384,962	37,788,413	12/31/2020
3.01	Property		1	4000 Principio Parkway	0.8%	5,033,520	12/31/2021	T-12	6,018,245	1,033,939	4,984,306	12/31/2020
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%	4,412,799	12/31/2021	T-12	4,966,906	412,225	4,554,681	12/31/2020
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%	5,070,362	12/31/2021	T-12	6,179,097	1,217,920	4,961,177	12/31/2020
3.04	Property		1	52 Pettengill Road	0.7%	3,349,978	12/31/2021	T-12	4,558,855	1,364,364	3,194,491	12/31/2020
3.05	Property		1	510 John Dodd Road	0.7%	4,355,683	12/31/2021	T-12	4,611,745	407,210	4,204,535	12/31/2020
3.06	Property		1	309 Dulty's Lane	0.6%	3,453,300	12/31/2021	T-12	3,546,330	151,200	3,395,129	12/31/2020
3.07	Property		1	5300 Centerpoint Parkway	0.4%	2,615,772	12/31/2021	T-12	2,970,898	413,311	2,557,587	12/31/2020
3.08	Property		1	17001 West Mercury Street	0.3%	2,697,801	12/31/2021	T-12	15,969	952	15,017	12/31/2020
3.09	Property		1	725 Darlington Avenue	0.3%	1,579,028	12/31/2021	T-12	2,376,596	732,463	1,644,133	12/31/2020
3.10	Property		1	10100 89th Avenue N	0.2%	991,315	12/31/2021	T-12	2,514,769	943,582	1,571,187	12/31/2020
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%	740,935	12/31/2021	T-12	NAV	NAV	NAV	NAV
3.12	Property		1	4836 Hickory Hill Road	0.2%	1,213,116	12/31/2021	T-12	1,486,515	245,083	1,241,432	12/31/2020
3.13	Property		1	7000 West Post Road	0.2%	1,224,242	12/31/2021	T-12	1,374,079	139,964	1,234,114	12/31/2020
3.14	Property		1	3201 Bearing Drive	0.2%	1,470,359	12/31/2021	T-12	1,532,694	89,236	1,443,459	12/31/2020
3.15	Property		1	900 Commerce Parkway West Drive	0.2%	1,079,871	12/31/2021	T-12	1,536,383	483,075	1,053,308	12/31/2020
3.16	Property		1	6825 West County Road 400 North	0.1%	1,112,773	12/31/2021	T-12	1,395,608	521,431	874,177	12/31/2020
3.17	Property		1	951 Trails Road	0.1%	845,084	12/31/2021	T-12	1,088,686	229,006	859,680	12/31/2020
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	3,103,623	12/31/2021	T-12	4,029,413	1,799,265	2,230,148	12/31/2020
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.01	Property		1	800 Northwest 4th Street	1.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.03	Property		1	3000 East Mount Pleasant Street	0.9%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.04	Property		1	7330 West Sherman Street	0.8%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.05	Property		1	821 Route 97	0.7%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.06	Property		1	3200 Northern Cross Boulevard	0.6%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.07	Property		1	3636 Medallion Avenue	0.6%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.08	Property		1	692 Wabash Avenue North	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	3,029,262	12/31/2021	T-12	NAV	NAV	NAV	NAV
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	3,423,492	12/31/2021	T-12	NAV	NAV	NAV	NAV
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	55,595,704	9/30/2021	T-12	93,320,219	39,225,160	54,095,059	12/31/2020
8.01	Property		1	First National Building	1.1%	14,612,620	9/30/2021	T-12	22,547,728	8,456,198	14,091,530	12/31/2020
8.02	Property		1	The Qube	0.7%	8,917,143	9/30/2021	T-12	13,634,388	5,413,327	8,221,061	12/31/2020
8.03	Property		1	Chrysler House	0.6%	8,078,473	9/30/2021	T-12	12,740,351	4,791,380	7,948,971	12/31/2020
8.04	Property		1	1001 Woodward	0.5%	6,247,232	9/30/2021	T-12	10,057,399	4,514,822	5,542,577	12/31/2020
8.05	Property		1	One Woodward	0.4%	4,522,603	9/30/2021	T-12	10,265,419	5,233,052	5,032,367	12/31/2020
8.06	Property		1	The Z Garage	0.3%	2,572,721	9/30/2021	T-12	5,379,578	2,245,209	3,134,369	12/31/2020
8.07	Property		1	Two Detroit Garage	0.2%	2,954,279	9/30/2021	T-12	3,516,691	1,357,089	2,159,602	12/31/2020
8.08	Property		1	1505 & 1515 Woodward	0.2%	2,079,368	9/30/2021	T-12	2,929,868	1,191,945	1,737,923	12/31/2020
8.09	Property		1	1001 Brush Street	0.2%	1,883,999	9/30/2021	T-12	3,999,913	1,642,267	2,357,645	12/31/2020
8.10	Property		1	The Assembly	0.2%	936,305	9/30/2021	T-12	2,330,200	1,478,237	851,963	12/31/2020
8.11	Property		1	419 Fort Street Garage	0.1%	1,512,869	9/30/2021	T-12	2,507,484	879,102	1,628,382	12/31/2020
8.12	Property		1	Vinton	0.1%	293,552	9/30/2021	T-12	1,313,531	965,501	348,031	12/31/2020
8.13	Property		1	1401 First Street	0.1%	560,813	9/30/2021	T-12	1,393,326	680,309	713,017	12/31/2020
8.14	Property		1	Lane Bryant Building	0.0%	423,728	9/30/2021	T-12	704,344	376,723	327,620	12/31/2020
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	15,179,689	2/28/2022	T-12	31,681,421	15,894,296	15,787,125	12/31/2021
10	Loan	8, 63, 64	1	2550 M Street	4.2%	10,436,557	12/31/2021	T-12	15,722,949	5,408,260	10,314,689	12/31/2020
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	8,838,051	2/28/2022	T-12	12,515,987	4,017,737	8,498,250	12/31/2021
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.06	Property		1	Publix - Decatur (Point), AL	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
A-17

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	9,291,215	9/30/2021	T-12	15,591,134	6,975,250	8,615,884	12/31/2020
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	2,490,068	12/31/2021	T-12	4,444,256	3,364,680	1,079,576	12/31/2020
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	2,769,416	2/28/2022	T-12	8,212,368	5,588,069	2,624,299	12/31/2021
15.01	Property		1	Holiday Inn Terre Haute	0.9%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16.01	Property		1	700 Ash Street	0.4%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16.02	Property		1	5200 Foundry Circle	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16.03	Property		1	2700 Plum Street	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16.05	Property		1	N2480 County Road M	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16.06	Property		1	W140 N5540 Lilly Road	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16.07	Property		1	530 East Main Street	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16.08	Property		1	210 Ann Avenue	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
17.01	Property		1	1060 West Mason Street	1.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
17.02	Property		1	289 Robbins Drive	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
17.04	Property		1	280 Corporate Woods Parkway	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
17.05	Property		1	2602 Agriculture Drive	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	1,378,161	12/31/2021	T-12	2,381,258	957,895	1,423,362	12/31/2020
18.01	Property		1	110 West 69th Street	0.7%	614,434	12/31/2021	T-12	1,131,384	457,447	673,937	12/31/2020
18.02	Property		1	141 Columbia Heights	0.4%	374,248	12/31/2021	T-12	650,215	277,521	372,694	12/31/2020
18.03	Property		1	15A West 73rd Street	0.3%	266,610	12/31/2021	T-12	346,039	99,902	246,136	12/31/2020
18.04	Property		1	23 West 70th Street	0.1%	122,869	12/31/2021	T-12	253,620	123,025	130,595	12/31/2020
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	89,547,809	9/30/2021	T-12	155,490,755	66,551,536	88,939,219	12/31/2020
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	1,797,509	2/28/2022	T-12	2,567,481	1,890,688	676,793	12/31/2020
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	1,925,207	1/31/2022	T-12	3,552,840	1,612,730	1,940,110	12/31/2021
22	Loan	101	1	Eagle Station	1.2%	1,396,396	6/30/2021	T-12	1,735,957	400,866	1,335,091	12/31/2020
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	721,708	3/31/2022	T-12	1,340,697	708,985	631,711	12/31/2021
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	18,859,485	9/30/2021	T-12	31,298,297	13,037,472	18,260,825	12/31/2020
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	2,315,701	9/30/2021	T-12	2,778,282	956,322	1,821,960	12/31/2020
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	855,116	2/28/2022	T-12	1,181,677	219,913	961,764	12/31/2021
27.01	Property		1	Belair Plaza	0.5%	518,923	2/28/2022	T-12	702,709	123,210	579,499	12/31/2021
27.02	Property		1	Goshen Village	0.4%	336,193	2/28/2022	T-12	478,967	96,703	382,265	12/31/2021
28	Loan	116, 117	1	University Square	0.9%	1,163,699	12/31/2021	T-12	1,399,202	545,218	853,984	12/31/2020
29	Loan	118	1	1600 Brittmoore	0.8%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	1,236,734	12/31/2021	T-12	1,530,696	572,904	957,792	12/31/2020
31	Loan		4	Southern Star Storage Portfolio	0.8%	877,090	12/31/2021	T-12	1,248,723	510,453	738,270	12/31/2020
31.01	Property		1	Addison Airport Self Storage	0.3%	280,266	12/31/2021	T-12	318,252	90,970	227,282	12/31/2020
31.02	Property		1	Jensen Beach Self Storage	0.2%	241,354	12/31/2021	T-12	391,275	205,675	185,600	12/31/2020
31.03	Property		1	Montrose Airport Self Storage	0.2%	238,006	12/31/2021	T-12	395,663	176,476	219,186	12/31/2020
31.04	Property		1	281 Mini Storage	0.1%	117,464	12/31/2021	T-12	143,534	37,331	106,203	12/31/2020
32	Loan	123	1	Best Western North Phoenix	0.6%	1,361,873	2/28/2022	T-12	2,760,239	1,612,428	1,147,811	12/31/2021
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	1,184,236	2/28/2022	T-12	2,457,108	1,428,234	1,028,875	12/31/2021
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	1,027,888	2/28/2022	T-12	2,154,137	1,171,862	982,275	12/31/2021
35	Loan	124	1	Redwood Simpsonville II	0.5%	466,713	2/28/2022	T-12	NAV	NAV	NAV	NAV
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	765,797	5/31/2021	T-5 Ann	952,453	196,715	755,738	12/31/2020
37	Loan	127	1	900 East Grand Avenue	0.3%	268,514	2/28/2022	T-3 Ann	NAV	NAV	NAV	NAV
A-18

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	T-12	47,132,520	15,521,713	31,610,806	12/31/2019	T-12	88.8%
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	T-12	14,844,181	5,278,230	9,565,951	12/31/2019	T-12	83.6%
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	T-12	43,166,777	7,222,431	35,944,346	12/31/2019	T-12	100.0%
3.01	Property		1	4000 Principio Parkway	0.8%	T-12	5,838,319	942,539	4,895,780	12/31/2019	T-12	100.0%
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%	T-12	4,934,718	466,890	4,467,828	12/31/2019	T-12	100.0%
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%	T-12	6,147,034	1,193,206	4,953,828	12/31/2019	T-12	100.0%
3.04	Property		1	52 Pettengill Road	0.7%	T-12	3,240,412	885,179	2,355,233	12/31/2019	T-12	100.0%
3.05	Property		1	510 John Dodd Road	0.7%	T-12	4,671,876	315,449	4,356,427	12/31/2019	T-12	100.0%
3.06	Property		1	309 Dulty's Lane	0.6%	T-12	3,483,064	136,309	3,346,755	12/31/2019	T-12	100.0%
3.07	Property		1	5300 Centerpoint Parkway	0.4%	T-12	2,883,912	355,641	2,528,271	12/31/2019	T-12	100.0%
3.08	Property		1	17001 West Mercury Street	0.3%	T-12	NAV	NAV	NAV	NAV	NAV	100.0%
3.09	Property		1	725 Darlington Avenue	0.3%	T-12	2,477,401	837,916	1,639,485	12/31/2019	T-12	100.0%
3.10	Property		1	10100 89th Avenue N	0.2%	T-12	2,397,354	869,814	1,527,540	12/31/2019	T-12	100.0%
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	100.0%
3.12	Property		1	4836 Hickory Hill Road	0.2%	T-12	1,365,744	185,178	1,180,566	12/31/2019	T-12	100.0%
3.13	Property		1	7000 West Post Road	0.2%	T-12	980,472	76,552	903,920	12/31/2019	T-12	100.0%
3.14	Property		1	3201 Bearing Drive	0.2%	T-12	1,097,639	56,170	1,041,469	12/31/2019	T-12	100.0%
3.15	Property		1	900 Commerce Parkway West Drive	0.2%	T-12	1,273,562	351,655	921,907	12/31/2019	T-12	100.0%
3.16	Property		1	6825 West County Road 400 North	0.1%	T-12	1,338,603	318,566	1,020,037	12/31/2019	T-12	100.0%
3.17	Property		1	951 Trails Road	0.1%	T-12	1,036,668	231,367	805,301	12/31/2019	T-12	100.0%
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	T-12	2,103,820	1,545,408	558,412	12/31/2019	T-12	93.6%
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
5.01	Property		1	800 Northwest 4th Street	1.0%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
5.03	Property		1	3000 East Mount Pleasant Street	0.9%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
5.04	Property		1	7330 West Sherman Street	0.8%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
5.05	Property		1	821 Route 97	0.7%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
5.06	Property		1	3200 Northern Cross Boulevard	0.6%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
5.07	Property		1	3636 Medallion Avenue	0.6%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
5.08	Property		1	692 Wabash Avenue North	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	NAV	NAV	NAV	NAV	NAV	NAV	82.5%
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	NAV	NAV	NAV	NAV	NAV	NAV	94.7%
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	T-12	93,601,628	46,392,886	47,208,742	12/31/2019	T-12	87.7%
8.01	Property		1	First National Building	1.1%	T-12	20,058,038	10,571,414	9,486,624	12/31/2019	T-12	94.7%
8.02	Property		1	The Qube	0.7%	T-12	14,915,740	6,855,771	8,059,969	12/31/2019	T-12	91.4%
8.03	Property		1	Chrysler House	0.6%	T-12	12,726,060	5,918,699	6,807,361	12/31/2019	T-12	79.0%
8.04	Property		1	1001 Woodward	0.5%	T-12	11,842,228	5,715,799	6,126,429	12/31/2019	T-12	87.0%
8.05	Property		1	One Woodward	0.4%	T-12	10,637,962	6,451,321	4,186,641	12/31/2019	T-12	92.4%
8.06	Property		1	The Z Garage	0.3%	T-12	7,362,715	2,377,053	4,985,662	12/31/2019	T-12	NAP
8.07	Property		1	Two Detroit Garage	0.2%	T-12	3,704,406	1,425,407	2,278,998	12/31/2019	T-12	NAP
8.08	Property		1	1505 & 1515 Woodward	0.2%	T-12	1,560,258	1,126,435	433,823	12/31/2019	T-12	95.0%
8.09	Property		1	1001 Brush Street	0.2%	T-12	4,094,396	1,805,465	2,288,931	12/31/2019	T-12	NAP
8.10	Property		1	The Assembly	0.2%	T-12	585,521	928,015	(342,494)	12/31/2019	T-12	74.0%
8.11	Property		1	419 Fort Street Garage	0.1%	T-12	2,012,448	883,296	1,129,152	12/31/2019	T-12	NAP
8.12	Property		1	Vinton	0.1%	T-12	1,324,511	1,064,009	260,502	12/31/2019	T-12	95.0%
8.13	Property		1	1401 First Street	0.1%	T-12	2,033,708	786,300	1,247,408	12/31/2019	T-12	NAP
8.14	Property		1	Lane Bryant Building	0.0%	T-12	743,636	483,900	259,736	12/31/2019	T-12	94.8%
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	T-12	25,039,832	13,482,223	11,557,609	12/31/2020	T-12	88.7%
10	Loan	8, 63, 64	1	2550 M Street	4.2%	T-12	15,469,038	5,933,743	9,535,295	12/31/2019	T-12	95.0%
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	T-12	10,761,762	3,705,640	7,056,122	12/31/2020	T-12	93.9%
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.06	Property		1	Publix - Decatur (Point), AL	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
A-19

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%	NAV	NAV	NAV	NAV	NAV	NAV	92.5%
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	T-12	12,363,395	7,466,579	4,896,816	12/31/2019	T-12	88.1%
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	T-12	10,784,575	5,981,730	4,802,845	12/31/2019	T-12	83.3%
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	T-12	6,012,019	4,682,240	1,329,779	12/31/2020	T-12	76.0%
15.01	Property		1	Holiday Inn Terre Haute	0.9%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
16.01	Property		1	700 Ash Street	0.4%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
16.02	Property		1	5200 Foundry Circle	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
16.03	Property		1	2700 Plum Street	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
16.05	Property		1	N2480 County Road M	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
16.06	Property		1	W140 N5540 Lilly Road	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
16.07	Property		1	530 East Main Street	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
16.08	Property		1	210 Ann Avenue	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
17.01	Property		1	1060 West Mason Street	1.0%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
17.02	Property		1	289 Robbins Drive	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
17.04	Property		1	280 Corporate Woods Parkway	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
17.05	Property		1	2602 Agriculture Drive	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	T-12	2,458,476	918,234	1,540,242	12/31/2019	T-12	98.0%
18.01	Property		1	110 West 69th Street	0.7%	T-12	1,148,288	448,740	699,548	12/31/2019	T-12	98.0%
18.02	Property		1	141 Columbia Heights	0.4%	T-12	650,215	258,179	392,037	12/31/2019	T-12	98.0%
18.03	Property		1	15A West 73rd Street	0.3%	T-12	398,851	91,730	307,120	12/31/2019	T-12	98.0%
18.04	Property		1	23 West 70th Street	0.1%	T-12	261,122	119,585	141,537	12/31/2019	T-12	98.0%
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	T-12	147,502,669	64,986,057	82,516,612	12/31/2019	T-12	93.5%
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	T-12	4,474,446	2,811,454	1,662,991	12/31/2019	T-12	65.0%
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	T-12	3,471,073	1,570,742	1,900,330	12/31/2020	T-12	76.1%
22	Loan	101	1	Eagle Station	1.2%	T-12	1,569,477	420,560	1,148,917	12/31/2019	T-12	91.5%
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	T-12	NAV	NAV	NAV	NAV	NAV	83.9%
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	T-12	30,760,774	13,393,492	17,367,282	12/31/2019	T-12	78.0%
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	T-12	4,814,914	993,987	3,820,927	12/31/2019	T-12	95.0%
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	T-12	947,213	207,756	739,457	12/31/2020	T-12	90.7%
27.01	Property		1	Belair Plaza	0.5%	T-12	547,915	108,956	438,959	12/31/2020	T-12	96.3%
27.02	Property		1	Goshen Village	0.4%	T-12	399,298	98,800	300,498	12/31/2020	T-12	83.8%
28	Loan	116, 117	1	University Square	0.9%	T-12	1,774,164	602,103	1,172,061	12/31/2019	T-12	95.0%
29	Loan	118	1	1600 Brittmoore	0.8%	NAV	NAV	NAV	NAV	NAV	NAV	95.0%
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	T-12	1,619,478	558,227	1,061,251	12/31/2019	T-12	95.0%
31	Loan		4	Southern Star Storage Portfolio	0.8%	T-12	NAV	NAV	NAV	NAV	NAV	91.6%
31.01	Property		1	Addison Airport Self Storage	0.3%	T-12	NAV	NAV	NAV	NAV	NAV	92.5%
31.02	Property		1	Jensen Beach Self Storage	0.2%	T-12	NAV	NAV	NAV	NAV	NAV	91.7%
31.03	Property		1	Montrose Airport Self Storage	0.2%	T-12	NAV	NAV	NAV	NAV	NAV	89.5%
31.04	Property		1	281 Mini Storage	0.1%	T-12	NAV	NAV	NAV	NAV	NAV	93.7%
32	Loan	123	1	Best Western North Phoenix	0.6%	T-12	1,990,685	1,360,680	630,005	12/31/2020	T-12	75.0%
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	T-12	1,418,904	1,050,556	368,348	12/31/2020	T-12	83.0%
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	T-12	1,609,517	1,063,204	546,314	12/31/2020	T-12	75.0%
35	Loan	124	1	Redwood Simpsonville II	0.5%	NAV	NAV	NAV	NAV	NAV	NAV	94.2%
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	T-12	930,550	189,020	741,530	12/31/2019	T-12	95.0%
37	Loan	127	1	900 East Grand Avenue	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	94.3%
A-20

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)
												4	4
1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	54,609,882	17,099,493	37,510,389	119,080	471,918	36,919,391	3.42	3.37
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	26,740,784	6,489,918	20,250,866	161,392	806,960	19,282,515	2.45	2.34
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	55,178,154	10,108,560	45,069,593	1,887,664	1,415,748	41,766,181	3.37	3.12
3.01	Property		1	4000 Principio Parkway	0.8%	6,501,553	1,145,058	5,356,496	238,949	179,212	4,938,335
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%	5,326,380	508,544	4,817,836	203,256	152,442	4,462,138
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%	6,711,851	1,587,536	5,124,315	203,256	152,442	4,768,617
3.04	Property		1	52 Pettengill Road	0.7%	5,099,301	1,459,081	3,640,220	122,848	92,136	3,425,236
3.05	Property		1	510 John Dodd Road	0.7%	5,001,109	401,290	4,599,819	203,148	152,361	4,244,310
3.06	Property		1	309 Dulty's Lane	0.6%	3,660,336	171,164	3,489,171	126,767	95,075	3,267,329
3.07	Property		1	5300 Centerpoint Parkway	0.4%	3,214,617	431,314	2,783,304	116,268	87,201	2,579,834
3.08	Property		1	17001 West Mercury Street	0.3%	3,046,813	315,274	2,731,539	129,092	96,819	2,505,627
3.09	Property		1	725 Darlington Avenue	0.3%	2,864,263	837,845	2,026,418	33,485	25,114	1,967,820
3.10	Property		1	10100 89th Avenue N	0.2%	2,867,390	1,091,485	1,775,905	63,812	47,859	1,664,234
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%	1,590,343	179,543	1,410,800	71,501	53,626	1,285,674
3.12	Property		1	4836 Hickory Hill Road	0.2%	1,518,188	259,542	1,258,647	129,232	96,924	1,032,491
3.13	Property		1	7000 West Post Road	0.2%	1,399,009	164,776	1,234,233	19,191	14,393	1,200,650
3.14	Property		1	3201 Bearing Drive	0.2%	1,717,992	105,502	1,612,490	84,582	63,437	1,464,471
3.15	Property		1	900 Commerce Parkway West Drive	0.2%	1,739,623	710,534	1,029,090	58,878	44,158	926,054
3.16	Property		1	6825 West County Road 400 North	0.1%	1,790,931	494,997	1,295,934	49,008	36,756	1,210,170
3.17	Property		1	951 Trails Road	0.1%	1,128,453	245,077	883,377	34,390	25,793	823,194
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	6,300,494	1,246,354	5,054,140	37,063	86,762	4,930,315	1.51	1.47
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	14,232,335	2,846,467	11,385,868	348,967	441,202	10,595,698	2.09	1.95
5.01	Property		1	800 Northwest 4th Street	1.0%	2,469,022	493,804	1,975,217	81,586	76,540	1,817,092
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%	2,357,882	471,576	1,886,306	27,100	73,094	1,786,111
5.03	Property		1	3000 East Mount Pleasant Street	0.9%	2,127,579	425,516	1,702,064	70,303	65,955	1,565,805
5.04	Property		1	7330 West Sherman Street	0.8%	1,611,343	322,269	1,289,074	32,766	49,952	1,206,357
5.05	Property		1	821 Route 97	0.7%	1,592,577	318,515	1,274,061	35,083	49,370	1,189,608
5.06	Property		1	3200 Northern Cross Boulevard	0.6%	1,450,545	290,109	1,160,436	19,173	44,967	1,096,297
5.07	Property		1	3636 Medallion Avenue	0.6%	1,499,544	299,909	1,199,635	44,045	46,486	1,109,104
5.08	Property		1	692 Wabash Avenue North	0.2%	594,048	118,810	475,239	22,434	18,416	434,389
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%	529,795	105,959	423,836	16,477	16,424	390,936
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	11,713,898	5,644,110	6,069,788	106,295	544,321	5,419,172	1.76	1.57
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	8,263,282	2,741,013	5,522,269	35,539	271,160	5,215,570	1.74	1.65
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	97,560,449	39,136,450	58,423,999	660,862	3,353,632	54,409,505	3.55	3.30
8.01	Property		1	First National Building	1.1%	24,218,140	8,751,047	15,467,092	160,024	1,030,745	14,276,324
8.02	Property		1	The Qube	0.7%	15,190,314	5,694,242	9,496,072	104,540	698,379	8,693,152
8.03	Property		1	Chrysler House	0.6%	11,740,667	5,139,250	6,601,417	68,698	389,974	6,142,746
8.04	Property		1	1001 Woodward	0.5%	11,833,265	4,506,929	7,326,336	63,808	375,085	6,887,443
8.05	Property		1	One Woodward	0.4%	10,421,702	4,768,719	5,652,984	74,051	482,862	5,096,070
8.06	Property		1	The Z Garage	0.3%	4,333,672	2,201,877	2,131,796	38,209	14,705	2,078,882
8.07	Property		1	Two Detroit Garage	0.2%	4,136,711	1,180,174	2,956,536	27,650	0	2,928,886
8.08	Property		1	1505 & 1515 Woodward	0.2%	4,058,229	1,375,879	2,682,351	28,507	199,255	2,454,589
8.09	Property		1	1001 Brush Street	0.2%	3,237,726	1,504,379	1,733,347	28,100	21,371	1,683,875
8.10	Property		1	The Assembly	0.2%	2,741,081	1,292,767	1,448,315	23,082	90,307	1,334,926
8.11	Property		1	419 Fort Street Garage	0.1%	2,451,762	850,847	1,600,915	15,925	0	1,584,990
8.12	Property		1	Vinton	0.1%	1,278,493	886,306	392,187	6,104	8,260	377,823
8.13	Property		1	1401 First Street	0.1%	1,131,300	613,395	517,905	15,825	0	502,080
8.14	Property		1	Lane Bryant Building	0.0%	787,387	370,639	416,748	6,339	42,689	367,719
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	37,490,628	17,715,360	19,775,267	295,000	1,219,032	18,261,235	1.82	1.68
10	Loan	8, 63, 64	1	2550 M Street	4.2%	15,195,761	7,565,364	7,630,397	55,912	0	7,574,486	1.88	1.87
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	12,494,146	4,259,008	8,235,138	92,483	623,464	7,519,190	2.04	1.86
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	10,181,784	254,545	9,927,240	112,193	0	9,815,047	2.06	2.03
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%	821,985	20,550	801,435	6,288	0	795,148
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%	903,510	22,588	880,923	9,157	0	871,765
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%	895,426	22,386	873,040	21,354	0	851,687
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%	737,466	18,437	719,030	6,347	0	712,683
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%	722,843	18,071	704,772	6,636	0	698,136
12.06	Property		1	Publix - Decatur (Point), AL	0.2%	542,013	13,550	528,463	6,840	0	521,623
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%	534,826	13,371	521,455	2,384	0	519,071
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%	699,757	17,494	682,263	6,293	0	675,970
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%	592,919	14,823	578,096	6,486	0	571,610
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%	613,836	15,346	598,490	6,347	0	592,144
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%	357,819	8,945	348,873	1,988	0	346,885
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%	242,493	6,062	236,431	6,525	0	229,906
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%	222,966	5,574	217,392	1,645	0	215,747
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%	165,335	4,133	161,201	2,436	0	158,765
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%	175,893	4,397	171,496	795	0	170,701
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%	143,552	3,589	139,963	1,440	0	138,523
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%	141,106	3,528	137,578	450	0	137,128
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%	149,831	3,746	146,086	638	0	145,448
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%	121,795	3,045	118,750	525	0	118,225
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%	115,533	2,888	112,645	1,073	0	111,572
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%	127,465	3,187	124,278	750	0	123,528
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%	121,228	3,031	118,197	1,575	0	116,622
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%	111,715	2,793	108,922	1,253	0	107,669
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%	102,645	2,566	100,079	1,354	0	98,725
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%	105,738	2,643	103,095	822	0	102,273
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%	95,969	2,399	93,570	1,245	0	92,325
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%	86,887	2,172	84,715	1,354	0	83,361
A-21

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%	91,316	2,283	89,033	1,424	0	87,609
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%	81,638	2,041	79,597	1,354	0	78,243
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%	74,786	1,870	72,917	733	0	72,184
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%	82,156	2,054	80,102	1,610	0	78,492
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%	68,065	1,702	66,364	1,352	0	65,011
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%	70,223	1,756	68,468	1,352	0	67,116
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%	61,049	1,526	59,523	371	0	59,151
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	18,082,957	9,295,307	8,787,650	96,360	270,656	8,420,634	2.71	2.60
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	10,725,393	5,675,328	5,050,065	429,016	0	4,621,049	2.64	2.42
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	9,270,983	6,115,968	3,155,015	370,839	0	2,784,176	2.43	2.14
15.01	Property		1	Holiday Inn Terre Haute	0.9%	NAV	NAV	NAV	NAV	NAV	NAV
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%	NAV	NAV	NAV	NAV	NAV	NAV
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%	NAV	NAV	NAV	NAV	NAV	NAV
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	6,590,290	200,938	6,389,353	0	465,609	5,923,744	3.50	3.25
16.01	Property		1	700 Ash Street	0.4%	1,592,228	48,547	1,543,681	0	104,537	1,439,144
16.02	Property		1	5200 Foundry Circle	0.3%	1,415,046	43,145	1,371,902	0	86,911	1,284,991
16.03	Property		1	2700 Plum Street	0.3%	1,101,421	33,582	1,067,839	0	70,689	997,150
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%	720,986	21,983	699,003	0	48,450	650,553
16.05	Property		1	N2480 County Road M	0.1%	480,791	14,659	466,131	0	37,620	428,511
16.06	Property		1	W140 N5540 Lilly Road	0.1%	458,107	13,968	444,139	0	33,123	411,017
16.07	Property		1	530 East Main Street	0.1%	421,137	12,840	408,297	0	51,593	356,704
16.08	Property		1	210 Ann Avenue	0.1%	400,574	12,213	388,360	0	32,687	355,674
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	2,040,748	408,150	1,632,598	63,487	61,222	1,507,889	1.84	1.70
17.01	Property		1	1060 West Mason Street	1.0%	1,342,544	268,509	1,074,035	46,482	40,276	987,276
17.02	Property		1	289 Robbins Drive	0.2%	224,508	44,902	179,606	5,315	6,735	167,556
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%	195,953	39,191	156,763	4,864	5,879	146,020
17.04	Property		1	280 Corporate Woods Parkway	0.1%	162,843	32,569	130,275	3,895	4,885	121,494
17.05	Property		1	2602 Agriculture Drive	0.1%	114,899	22,980	91,920	2,931	3,447	85,541
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	2,304,445	1,038,651	1,265,794	23,750	0	1,242,044	1.31	1.28
18.01	Property		1	110 West 69th Street	0.7%	1,065,934	517,018	548,916	12,507	0	536,409
18.02	Property		1	141 Columbia Heights	0.4%	637,710	293,989	343,720	6,435	0	337,285
18.03	Property		1	15A West 73rd Street	0.3%	358,856	94,426	264,431	2,950	0	261,481
18.04	Property		1	23 West 70th Street	0.1%	241,946	133,218	108,728	1,858	0	106,869
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	159,706,334	64,433,228	95,273,106	418,915	2,743,708	92,110,483	4.65	4.50
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	4,997,695	2,740,652	2,257,043	199,908	0	2,057,135	1.94	1.77
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	3,321,370	1,569,073	1,752,297	44,250	46,249	1,661,798	2.26	2.14
22	Loan	101	1	Eagle Station	1.2%	1,875,412	406,824	1,468,588	19,396	59,900	1,389,291	2.33	2.21
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	2,158,398	712,785	1,445,613	18,147	55,735	1,371,732	1.64	1.56
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	1,019,146	30,136	989,010	11,559	0	977,451	1.41	1.39
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	32,650,130	13,331,718	19,318,412	146,221	0	19,172,191	3.19	3.16
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	5,065,136	1,233,191	3,831,944	6,979	0	3,824,965	2.79	2.78
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	1,183,322	220,917	962,405	19,598	23,074	919,733	1.39	1.33
27.01	Property		1	Belair Plaza	0.5%	695,117	124,053	571,064	10,438	15,947	544,680
27.02	Property		1	Goshen Village	0.4%	488,205	96,865	391,340	9,160	7,127	375,053
28	Loan	116, 117	1	University Square	0.9%	1,569,023	549,839	1,019,184	8,978	30,606	979,601	2.27	2.18
29	Loan	118	1	1600 Brittmoore	0.8%	1,233,155	361,094	872,061	11,023	22,046	838,991	1.33	1.28
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	1,852,899	630,523	1,222,376	24,476	27,506	1,170,395	2.05	1.96
31	Loan		4	Southern Star Storage Portfolio	0.8%	1,411,694	590,797	820,896	15,049	0	805,847	1.88	1.84
31.01	Property		1	Addison Airport Self Storage	0.3%	378,449	121,300	257,149	3,777	0	253,371
31.02	Property		1	Jensen Beach Self Storage	0.2%	453,950	231,202	222,748	2,364	0	220,383
31.03	Property		1	Montrose Airport Self Storage	0.2%	426,431	194,081	232,350	5,192	0	227,158
31.04	Property		1	281 Mini Storage	0.1%	152,864	44,214	108,650	3,716	0	104,935
32	Loan	123	1	Best Western North Phoenix	0.6%	2,845,758	1,707,465	1,138,294	113,830	0	1,024,463	2.71	2.44
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	2,565,487	1,470,638	1,094,849	102,619	0	992,230	2.40	2.18
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	2,264,511	1,254,144	1,010,366	90,580	0	919,786	2.53	2.30
35	Loan	124	1	Redwood Simpsonville II	0.5%	766,597	287,502	479,095	7,600	0	471,495	1.68	1.65
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	846,362	190,443	655,918	6,668	0	649,251	2.45	2.42
37	Loan	127	1	900 East Grand Avenue	0.3%	479,680	194,530	285,150	12,719	0	272,431	1.39	1.33
A-22

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	9.6%	9.5%	913,000,000	As Is
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	13.5%	12.9%	349,000,000	As Is
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	13.2%	12.2%	1,175,000,000	As Portfolio
3.01	Property		1	4000 Principio Parkway	0.8%			140,000,000	As Is
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%			132,100,000	As Is
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%			115,400,000	As Is
3.04	Property		1	52 Pettengill Road	0.7%			123,000,000	As Is
3.05	Property		1	510 John Dodd Road	0.7%			112,500,000	As Is
3.06	Property		1	309 Dulty's Lane	0.6%			107,900,000	As Is
3.07	Property		1	5300 Centerpoint Parkway	0.4%			57,600,000	As Is
3.08	Property		1	17001 West Mercury Street	0.3%			50,400,000	As Is
3.09	Property		1	725 Darlington Avenue	0.3%			51,400,000	As Is
3.10	Property		1	10100 89th Avenue N	0.2%			39,500,000	As Is
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%			33,400,000	As Is
3.12	Property		1	4836 Hickory Hill Road	0.2%			35,500,000	As Is
3.13	Property		1	7000 West Post Road	0.2%			30,400,000	As Is
3.14	Property		1	3201 Bearing Drive	0.2%			29,800,000	As Is
3.15	Property		1	900 Commerce Parkway West Drive	0.2%			27,500,000	As Is
3.16	Property		1	6825 West County Road 400 North	0.1%			24,300,000	As Is
3.17	Property		1	951 Trails Road	0.1%			17,600,000	As Is
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	7.1%	6.9%	102,000,000	As Is
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	8.3%	7.7%	219,100,000	Various
5.01	Property		1	800 Northwest 4th Street	1.0%			37,500,000	As Is
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%			35,800,000	As Is
5.03	Property		1	3000 East Mount Pleasant Street	0.9%			32,300,000	As Is
5.04	Property		1	7330 West Sherman Street	0.8%			28,400,000	As Is
5.05	Property		1	821 Route 97	0.7%			24,200,000	As If Complete
5.06	Property		1	3200 Northern Cross Boulevard	0.6%			22,000,000	As Is
5.07	Property		1	3636 Medallion Avenue	0.6%			21,800,000	As Is
5.08	Property		1	692 Wabash Avenue North	0.2%			9,000,000	As Is
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%			8,100,000	As Is
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	9.3%	8.3%	103,100,000	Prospective Market Value Upon Completion of Free Rent Period to Cigna
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	9.2%	8.7%	97,500,000	As Is
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	13.6%	12.7%	724,300,000	As Is
8.01	Property		1	First National Building	1.1%			162,000,000	As Is
8.02	Property		1	The Qube	0.7%			103,000,000	As Is
8.03	Property		1	Chrysler House	0.6%			83,000,000	As Is
8.04	Property		1	1001 Woodward	0.5%			80,000,000	As Is
8.05	Property		1	One Woodward	0.4%			58,000,000	As Is
8.06	Property		1	The Z Garage	0.3%			53,000,000	As Is
8.07	Property		1	Two Detroit Garage	0.2%			37,000,000	As Is
8.08	Property		1	1505 & 1515 Woodward	0.2%			35,000,000	As Is
8.09	Property		1	1001 Brush Street	0.2%			32,000,000	As Is
8.10	Property		1	The Assembly	0.2%			23,100,000	As Is
8.11	Property		1	419 Fort Street Garage	0.1%			21,000,000	As Is
8.12	Property		1	Vinton	0.1%			17,500,000	As Is
8.13	Property		1	1401 First Street	0.1%			13,500,000	As Is
8.14	Property		1	Lane Bryant Building	0.0%			6,200,000	As Is
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	9.4%	8.7%	335,200,000	As Is
10	Loan	8, 63, 64	1	2550 M Street	4.2%	8.8%	8.7%	132,500,000	As Is
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	9.8%	9.0%	125,000,000	As Is
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	9.6%	9.4%	195,600,000	As Is
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%			16,700,000	As Is
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%			17,000,000	As Is
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%			16,100,000	As Is
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%			14,900,000	As Is
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%			14,700,000	As Is
12.06	Property		1	Publix - Decatur (Point), AL	0.2%			10,800,000	As Is
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%			9,180,000	As Is
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%			14,200,000	As Is
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%			12,000,000	As Is
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%			12,400,000	As Is
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%			6,730,000	As Is
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%			4,550,000	As Is
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%			3,710,000	As Is
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%			3,200,000	As Is
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%			3,090,000	As Is
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%			3,000,000	As Is
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%			2,700,000	As Is
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%			2,610,000	As Is
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%			2,400,000	As Is
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%			2,480,000	As Is
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%			2,360,000	As Is
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%			2,260,000	As Is
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%			2,025,000	As Is
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%			1,900,000	As Is
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%			1,840,000	As Is
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%			1,740,000	As Is
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%			1,570,000	As Is
A-23

BMARK 2022-B35

Annex A
Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%			1,600,000	As Is
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%			1,500,000	As Is
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%			1,480,000	As Is
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%			1,275,000	As Is
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%			1,220,000	As Is
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%			1,320,000	As Is
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%			1,060,000	As Is
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	10.2%	9.8%	155,000,000	As Is
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	16.9%	15.4%	58,000,000	As Is
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	13.9%	12.3%	34,050,000	As Is
15.01	Property		1	Holiday Inn Terre Haute	0.9%			15,500,000	As Is
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%			9,750,000	As Is
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%			8,800,000	As Is
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	13.2%	12.3%	82,475,000	As Is
16.01	Property		1	700 Ash Street	0.4%			19,900,000	As Is
16.02	Property		1	5200 Foundry Circle	0.3%			17,750,000	As Is
16.03	Property		1	2700 Plum Street	0.3%			13,800,000	As Is
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%			9,000,000	As Is
16.05	Property		1	N2480 County Road M	0.1%			6,000,000	As Is
16.06	Property		1	W140 N5540 Lilly Road	0.1%			5,700,000	As Is
16.07	Property		1	530 East Main Street	0.1%			5,300,000	As Is
16.08	Property		1	210 Ann Avenue	0.1%			5,025,000	As Is
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	9.3%	8.6%	27,730,000	As Is
17.01	Property		1	1060 West Mason Street	1.0%			18,000,000	As Is
17.02	Property		1	289 Robbins Drive	0.2%			3,130,000	As Is
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%			2,600,000	As Is
17.04	Property		1	280 Corporate Woods Parkway	0.1%			2,500,000	As Is
17.05	Property		1	2602 Agriculture Drive	0.1%			1,500,000	As Is
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	7.2%	7.1%	32,550,000	As Is
18.01	Property		1	110 West 69th Street	0.7%			14,900,000	As Is
18.02	Property		1	141 Columbia Heights	0.4%			8,250,000	As Is
18.03	Property		1	15A West 73rd Street	0.3%			6,450,000	As Is
18.04	Property		1	23 West 70th Street	0.1%			2,950,000	As Is
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	13.2%	12.7%	1,700,000,000	As Is
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	14.1%	12.9%	26,000,000	As Is
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	12.4%	11.7%	23,600,000	As Is
22	Loan	101	1	Eagle Station	1.2%	10.7%	10.2%	21,700,000	As Is
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	10.9%	10.3%	23,750,000	Prospective Value Upon Stabilization
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	7.9%	7.8%	21,600,000	As Is
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	9.2%	9.1%	330,000,000	As Is
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	9.6%	9.6%	73,400,000	As Is
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	9.2%	8.8%	15,075,000	Various
27.01	Property		1	Belair Plaza	0.5%			8,300,000	Prospective Market Value Upon Completion
27.02	Property		1	Goshen Village	0.4%			6,775,000	Prospective Market Value Upon Completion/Stabilization
28	Loan	116, 117	1	University Square	0.9%	10.2%	9.8%	17,500,000	As Is
29	Loan	118	1	1600 Brittmoore	0.8%	9.2%	8.8%	17,400,000	As Is
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	13.3%	12.7%	14,200,000	As Is
31	Loan		4	Southern Star Storage Portfolio	0.8%	9.5%	9.3%	14,775,000	As Is
31.01	Property		1	Addison Airport Self Storage	0.3%			5,300,000	As Is
31.02	Property		1	Jensen Beach Self Storage	0.2%			4,200,000	As Is
31.03	Property		1	Montrose Airport Self Storage	0.2%			3,500,000	As Is
31.04	Property		1	281 Mini Storage	0.1%			1,775,000	As Is
32	Loan	123	1	Best Western North Phoenix	0.6%	17.5%	15.8%	11,100,000	As Is
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	16.9%	15.3%	10,000,000	As Is
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	17.6%	16.0%	8,700,000	As Is
35	Loan	124	1	Redwood Simpsonville II	0.5%	8.3%	8.2%	9,540,000	As Is
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	11.6%	11.5%	8,650,000	As Is
37	Loan	127	1	900 East Grand Avenue	0.3%	9.5%	9.1%	4,700,000	As Is

A-24

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)
									5
1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	11/5/2021	42.6%	42.6%	87.3%	11/1/2021	No
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	11/11/2021	43.0%	43.0%	78.3%	2/21/2022	No
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	1/3/2022	29.0%	29.0%	100.0%
3.01	Property		1	4000 Principio Parkway	0.8%	12/15/2021			100.0%	5/6/2022	Yes
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%	12/21/2021			100.0%	5/6/2022	Yes
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%	12/15/2021			100.0%	5/6/2022	Yes
3.04	Property		1	52 Pettengill Road	0.7%	1/3/2022			100.0%	5/6/2022	Yes
3.05	Property		1	510 John Dodd Road	0.7%	12/23/2021			100.0%	5/6/2022	Yes
3.06	Property		1	309 Dulty's Lane	0.6%	12/22/2021			100.0%	5/6/2022	Yes
3.07	Property		1	5300 Centerpoint Parkway	0.4%	12/16/2021			100.0%	5/6/2022	Yes
3.08	Property		1	17001 West Mercury Street	0.3%	12/20/2021			100.0%	5/6/2022	Yes
3.09	Property		1	725 Darlington Avenue	0.3%	12/9/2021			100.0%	5/6/2022	Yes
3.10	Property		1	10100 89th Avenue N	0.2%	12/15/2021			100.0%	2/1/2022	No
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%	12/16/2021			100.0%	5/6/2022	Yes
3.12	Property		1	4836 Hickory Hill Road	0.2%	1/3/2022			100.0%	5/6/2022	Yes
3.13	Property		1	7000 West Post Road	0.2%	12/14/2021			100.0%	5/6/2022	Yes
3.14	Property		1	3201 Bearing Drive	0.2%	12/28/2021			100.0%	5/6/2022	Yes
3.15	Property		1	900 Commerce Parkway West Drive	0.2%	12/28/2021			100.0%	5/6/2022	Yes
3.16	Property		1	6825 West County Road 400 North	0.1%	12/15/2021			100.0%	2/1/2022	No
3.17	Property		1	951 Trails Road	0.1%	12/15/2021			100.0%	5/6/2022	Yes
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	2/24/2022	69.6%	69.6%	93.9%	3/1/2022	No
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	Various	62.8%	62.8%	100.0%
5.01	Property		1	800 Northwest 4th Street	1.0%	1/26/2022			100.0%	4/1/2022	Yes
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%	1/21/2022			100.0%	4/1/2022	Yes
5.03	Property		1	3000 East Mount Pleasant Street	0.9%	1/26/2022			100.0%	4/1/2022	Yes
5.04	Property		1	7330 West Sherman Street	0.8%	1/14/2022			100.0%	4/1/2022	Yes
5.05	Property		1	821 Route 97	0.7%	1/19/2022			100.0%	4/1/2022	Yes
5.06	Property		1	3200 Northern Cross Boulevard	0.6%	1/6/2022			100.0%	4/1/2022	Yes
5.07	Property		1	3636 Medallion Avenue	0.6%	1/24/2022			100.0%	4/1/2022	Yes
5.08	Property		1	692 Wabash Avenue North	0.2%	1/21/2022			100.0%	4/1/2022	Yes
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%	1/24/2022			100.0%	4/1/2022	Yes
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	3/1/2023	63.0%	63.0%	80.4%	1/1/2022	No
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	2/4/2022	61.5%	61.5%	96.3%	3/14/2022	No
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	Various	59.4%	59.4%	88.7%
8.01	Property		1	First National Building	1.1%	8/30/2021			94.9%	11/10/2021	No
8.02	Property		1	The Qube	0.7%	8/30/2021			90.6%	11/10/2021	No
8.03	Property		1	Chrysler House	0.6%	8/30/2021			79.9%	11/10/2021	No
8.04	Property		1	1001 Woodward	0.5%	8/30/2021			88.9%	11/10/2021	No
8.05	Property		1	One Woodward	0.4%	8/30/2021			92.9%	11/10/2021	No
8.06	Property		1	The Z Garage	0.3%	9/10/2021			NAP	NAP	NAP
8.07	Property		1	Two Detroit Garage	0.2%	9/10/2021			NAP	NAP	NAP
8.08	Property		1	1505 & 1515 Woodward	0.2%	8/30/2021			100.0%	11/10/2021	No
8.09	Property		1	1001 Brush Street	0.2%	9/10/2021			NAP	NAP	NAP
8.10	Property		1	The Assembly	0.2%	8/30/2021			75.0%	9/3/2021	No
8.11	Property		1	419 Fort Street Garage	0.1%	9/10/2021			NAP	NAP	NAP
8.12	Property		1	Vinton	0.1%	8/30/2021			61.9%	9/3/2021	No
8.13	Property		1	1401 First Street	0.1%	9/10/2021			NAP	NAP	NAP
8.14	Property		1	Lane Bryant Building	0.0%	8/30/2021			95.2%	11/10/2021	No
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	1/31/2022	62.6%	62.6%	90.5%	2/1/2022	No
10	Loan	8, 63, 64	1	2550 M Street	4.2%	10/27/2021	65.5%	65.5%	100.0%	5/6/2022	Yes
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	3/11/2022	67.2%	67.2%	95.5%	3/1/2022	No
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	Various	53.1%	53.1%	100.0%
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%	3/6/2022			100.0%	5/1/2022	Yes
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%	2/24/2022			100.0%	5/1/2022	Yes
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%	3/7/2022			100.0%	5/1/2022	Yes
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%	3/3/2022			100.0%	5/1/2022	Yes
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%	3/3/2022			100.0%	5/1/2022	Yes
12.06	Property		1	Publix - Decatur (Point), AL	0.2%	3/7/2022			100.0%	5/1/2022	Yes
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%	3/3/2022			100.0%	5/1/2022	Yes
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%	3/3/2022			100.0%	5/1/2022	Yes
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%	3/3/2022			100.0%	5/1/2022	Yes
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%	3/6/2022			100.0%	5/1/2022	Yes
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%	3/3/2022			100.0%	5/1/2022	Yes
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%	3/9/2022			100.0%	5/1/2022	Yes
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%	3/8/2022			100.0%	5/1/2022	Yes
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%	2/24/2022			100.0%	5/1/2022	Yes
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%	3/3/2022			100.0%	5/1/2022	Yes
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%	3/4/2022			100.0%	5/1/2022	Yes
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%	2/26/2022			100.0%	5/1/2022	Yes
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%	3/3/2022			100.0%	5/1/2022	Yes
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%	2/22/2022			100.0%	5/1/2022	Yes
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%	3/7/2022			100.0%	5/1/2022	Yes
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%	3/3/2022			100.0%	5/1/2022	Yes
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%	3/4/2022			100.0%	5/1/2022	Yes
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%	3/3/2022			100.0%	5/1/2022	Yes
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%	2/18/2022			100.0%	5/1/2022	Yes
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%	3/3/2022			100.0%	5/1/2022	Yes
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%	3/7/2022			100.0%	5/1/2022	Yes
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%	3/5/2022			100.0%	5/1/2022	Yes
A-25

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%	2/28/2022			100.0%	5/1/2022	Yes
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%	3/5/2022			100.0%	5/1/2022	Yes
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%	3/4/2022			100.0%	5/1/2022	Yes
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%	3/1/2022			100.0%	5/1/2022	Yes
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%	2/25/2022			100.0%	5/1/2022	Yes
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%	3/5/2022			100.0%	5/1/2022	Yes
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%	3/7/2022			100.0%	5/1/2022	Yes
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	11/16/2021	55.5%	55.5%	88.7%	11/3/2021	No
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	10/13/2021	51.7%	42.4%	64.5%	12/31/2021	NAP
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	10/1/2021	66.5%	56.1%	73.2%
15.01	Property		1	Holiday Inn Terre Haute	0.9%	10/1/2021			65.9%	2/28/2022	NAP
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%	10/1/2021			60.7%	2/28/2022	NAP
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%	10/1/2021			81.3%	2/28/2022	NAP
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	Various	58.5%	58.5%	100.0%
16.01	Property		1	700 Ash Street	0.4%	9/24/2021			100.0%	4/1/2022	Yes
16.02	Property		1	5200 Foundry Circle	0.3%	9/27/2021			100.0%	4/1/2022	Yes
16.03	Property		1	2700 Plum Street	0.3%	9/27/2021			100.0%	4/1/2022	Yes
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%	9/29/2021			100.0%	4/1/2022	Yes
16.05	Property		1	N2480 County Road M	0.1%	9/24/2021			100.0%	4/1/2022	Yes
16.06	Property		1	W140 N5540 Lilly Road	0.1%	9/24/2021			100.0%	4/1/2022	Yes
16.07	Property		1	530 East Main Street	0.1%	9/22/2021			100.0%	4/1/2022	Yes
16.08	Property		1	210 Ann Avenue	0.1%	9/27/2021			100.0%	4/1/2022	Yes
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	Various	63.4%	63.4%	100.0%
17.01	Property		1	1060 West Mason Street	1.0%	2/23/2022			100.0%	4/1/2022	Yes
17.02	Property		1	289 Robbins Drive	0.2%	3/3/2022			100.0%	4/1/2022	Yes
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%	2/24/2022			100.0%	4/1/2022	Yes
17.04	Property		1	280 Corporate Woods Parkway	0.1%	2/23/2022			100.0%	4/1/2022	Yes
17.05	Property		1	2602 Agriculture Drive	0.1%	2/24/2022			100.0%	4/1/2022	Yes
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	3/2/2022	53.8%	53.8%	100.0%
18.01	Property		1	110 West 69th Street	0.7%	3/2/2022			100.0%	2/2/2022	NAP
18.02	Property		1	141 Columbia Heights	0.4%	3/2/2022			100.0%	2/2/2022	NAP
18.03	Property		1	15A West 73rd Street	0.3%	3/2/2022			100.0%	3/2/2022	NAP
18.04	Property		1	23 West 70th Street	0.1%	3/2/2022			100.0%	2/2/2022	NAP
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	10/1/2021	42.5%	42.5%	96.3%	11/1/2021	No
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	1/1/2022	61.5%	52.3%	54.0%	2/28/2022	NAP
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	3/7/2022	60.0%	60.0%	75.8%	3/1/2022	No
22	Loan	101	1	Eagle Station	1.2%	2/17/2022	63.0%	63.0%	93.0%	3/31/2022	No
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	11/1/2022	56.0%	46.4%	85.0%	11/1/2021	No
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	1/31/2022	57.9%	57.9%	100.0%	5/6/2022	Yes
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	9/21/2021	63.8%	63.8%	77.0%	5/6/2022	Yes
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	10/14/2021	54.5%	54.5%	100.0%	11/1/2021	No
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	4/1/2023	69.7%	57.6%	90.6%
27.01	Property		1	Belair Plaza	0.5%	4/1/2023			97.7%	2/25/2022	No
27.02	Property		1	Goshen Village	0.4%	4/1/2023			82.5%	2/25/2022	No
28	Loan	116, 117	1	University Square	0.9%	1/8/2022	57.1%	57.1%	100.0%	3/22/2022	No
29	Loan	118	1	1600 Brittmoore	0.8%	3/9/2022	54.6%	49.0%	100.0%	5/1/2022	Yes
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	3/16/2022	64.8%	53.4%	100.0%	2/9/2022	No
31	Loan		4	Southern Star Storage Portfolio	0.8%	Various	58.5%	58.5%	95.6%
31.01	Property		1	Addison Airport Self Storage	0.3%	2/2/2022			94.5%	2/15/2022	NAP
31.02	Property		1	Jensen Beach Self Storage	0.2%	2/15/2022			96.7%	2/28/2022	NAP
31.03	Property		1	Montrose Airport Self Storage	0.2%	2/24/2022			93.2%	2/12/2022	NAP
31.04	Property		1	281 Mini Storage	0.1%	2/16/2022			99.3%	3/1/2022	NAP
32	Loan	123	1	Best Western North Phoenix	0.6%	3/2/2022	58.6%	50.7%	81.1%	2/28/2022	NAP
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	1/4/2022	64.9%	60.6%	84.5%	2/28/2022	NAP
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	12/1/2021	66.1%	55.6%	75.0%	2/28/2022	NAP
35	Loan	124	1	Redwood Simpsonville II	0.5%	3/9/2022	60.3%	60.3%	97.4%	3/22/2022	NAP
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	2/17/2022	65.5%	65.5%	100.0%	5/6/2022	Yes
37	Loan	127	1	900 East Grand Avenue	0.3%	3/3/2022	63.8%	59.3%	94.4%	4/5/2022	NAP
A-26

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date
									6
1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	CoreSite	176,685	26.7%	7/31/2029
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	County of Los Angeles-Dept. of Children & Family Services	204,484	25.3%	2/28/2030
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%
3.01	Property		1	4000 Principio Parkway	0.8%	Restoration Hardware, Inc.	1,194,744	100.0%	2/29/2028
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%	Amazon.com Services, Inc.	1,016,281	100.0%	9/30/2027
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%	Amazon.com Services, Inc.	1,016,281	100.0%	9/30/2027
3.04	Property		1	52 Pettengill Road	0.7%	UPS Supply Chain Solutions, Inc.	614,240	100.0%	5/31/2030
3.05	Property		1	510 John Dodd Road	0.7%	Amazon.com Services, Inc.	1,015,740	100.0%	9/30/2027
3.06	Property		1	309 Dulty's Lane	0.6%	BJ's Wholesale Club, Inc.	633,836	100.0%	7/31/2033
3.07	Property		1	5300 Centerpoint Parkway	0.4%	Avnet, Inc.	581,342	100.0%	9/30/2026
3.08	Property		1	17001 West Mercury Street	0.3%	ELC Distribution Center LLC	645,462	100.0%	8/31/2032
3.09	Property		1	725 Darlington Avenue	0.3%	YNAP Corporation	167,424	100.0%	8/31/2035
3.10	Property		1	10100 89th Avenue N	0.2%	Bunzl Minneapolis, LLC	155,313	48.7%	8/31/2029
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%	SYNNEX Corporation	357,504	100.0%	4/30/2028
3.12	Property		1	4836 Hickory Hill Road	0.2%	Barrett Distribution Centers, LLC	646,160	100.0%	4/30/2027
3.13	Property		1	7000 West Post Road	0.2%	Federal Express Corporation	95,953	100.0%	9/30/2025
3.14	Property		1	3201 Bearing Drive	0.2%	Amcor Rigid Plastics USA, Inc.	422,912	100.0%	6/30/2029
3.15	Property		1	900 Commerce Parkway West Drive	0.2%	BlueTriton Brands, Inc.	294,388	100.0%	7/31/2031
3.16	Property		1	6825 West County Road 400 North	0.1%	Stanley Security Solutions, Inc.	108,467	44.3%	2/28/2027
3.17	Property		1	951 Trails Road	0.1%	Joseph T. Ryerson & Son, Inc.	171,951	100.0%	8/31/2033
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	Great Performances	66,304	35.8%	11/30/2039
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%
5.01	Property		1	800 Northwest 4th Street	1.0%	Shearer's Foods LLC	515,972	100.0%	2/28/2042
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%	Shearer's Foods LLC	171,390	100.0%	2/28/2042
5.03	Property		1	3000 East Mount Pleasant Street	0.9%	Shearer's Foods LLC	444,618	100.0%	2/28/2042
5.04	Property		1	7330 West Sherman Street	0.8%	Shearer's Foods LLC	207,222	100.0%	2/28/2042
5.05	Property		1	821 Route 97	0.7%	Shearer's Foods LLC	221,876	100.0%	2/28/2042
5.06	Property		1	3200 Northern Cross Boulevard	0.6%	Shearer's Foods LLC	121,253	100.0%	2/28/2042
5.07	Property		1	3636 Medallion Avenue	0.6%	Shearer's Foods LLC	278,553	100.0%	2/28/2042
5.08	Property		1	692 Wabash Avenue North	0.2%	Shearer's Foods LLC	141,878	100.0%	2/28/2042
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%	Shearer's Foods LLC	104,203	100.0%	2/28/2042
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	CIGNA	192,640	43.1%	3/14/2033
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	Convercent	36,727	20.7%	7/31/2025
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%
8.01	Property		1	First National Building	1.1%	Amrock, Inc	424,486	53.1%	1/31/2032
8.02	Property		1	The Qube	0.7%	Quicken Loans Inc.	407,050	77.9%	7/31/2028
8.03	Property		1	Chrysler House	0.6%	Quicken Loans Inc.	183,664	53.5%	8/31/2023
8.04	Property		1	1001 Woodward	0.5%	Quicken Loans Inc.	122,475	38.4%	4/30/2024
8.05	Property		1	One Woodward	0.4%	Quicken Loans Inc.	171,622	46.4%	3/31/2032
8.06	Property		1	The Z Garage	0.3%	NAP	NAP	NAP	NAP
8.07	Property		1	Two Detroit Garage	0.2%	NAP	NAP	NAP	NAP
8.08	Property		1	1505 & 1515 Woodward	0.2%	LinkedIn Corporation	74,497	52.6%	7/31/2026
8.09	Property		1	1001 Brush Street	0.2%	NAP	NAP	NAP	NAP
8.10	Property		1	The Assembly	0.2%	Coyote Logistics	58,192	100.0%	10/31/2030
8.11	Property		1	419 Fort Street Garage	0.1%	NAP	NAP	NAP	NAP
8.12	Property		1	Vinton	0.1%	Besa Partners LLC	5,693	100.0%	1/31/2026
8.13	Property		1	1401 First Street	0.1%	NAP	NAP	NAP	NAP
8.14	Property		1	Lane Bryant Building	0.0%	Detroit Labs, LLC	17,284	54.5%	1/31/2026
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	iCIMS, Inc.	331,378	24.2%	11/30/2032
10	Loan	8, 63, 64	1	2550 M Street	4.2%	Squire Patton Boggs (US) LLP	207,081	100.0%	4/30/2032
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	Best Buy	30,038	8.1%	1/31/2027
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%	Walmart Neighborhood Market	41,917	100.0%	4/12/2032
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%	Pick 'n Save	61,048	100.0%	12/31/2029
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%	Schnucks	142,357	100.0%	12/31/2028
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%	Walmart Neighborhood Market	42,311	100.0%	1/27/2031
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%	Walmart Neighborhood Market	44,237	100.0%	8/31/2031
12.06	Property		1	Publix - Decatur (Point), AL	0.2%	Publix	45,600	100.0%	2/28/2038
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%	PNC Bank, N.A.	15,896	100.0%	4/30/2032
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%	Walmart Neighborhood Market	41,952	100.0%	10/21/2031
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%	Walmart Neighborhood Market	43,240	100.0%	1/13/2031
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%	Walmart Neighborhood Market	42,311	100.0%	1/27/2031
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%	CVS Pharmacy	13,253	100.0%	1/30/2030
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%	Huntington Bancshares	43,500	100.0%	12/31/2030
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%	CVS Pharmacy	10,965	100.0%	6/30/2027
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%	O'Reilly Auto Parts	16,240	100.0%	10/31/2031
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%	U.S. Bank National Association	5,300	100.0%	1/31/2028
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%	CVS Pharmacy	9,600	100.0%	5/31/2032
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%	7-Eleven	3,000	100.0%	8/31/2028
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%	U.S. Bank National Association	4,250	100.0%	1/31/2028
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%	Sherwin Williams	3,500	100.0%	2/28/2033
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%	O'Reilly Auto Parts	7,150	100.0%	8/31/2036
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%	PNC Bank, N.A.	5,000	100.0%	5/31/2031
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%	Napa Auto Parts	10,500	100.0%	7/31/2029
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%	Family Dollar	8,353	100.0%	9/30/2029
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%	Dollar General	9,026	100.0%	2/28/2030
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%	U.S. Bank National Association	5,477	100.0%	1/31/2028
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%	Dollar Tree	8,300	100.0%	1/31/2029
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%	Dollar General	9,026	100.0%	5/31/2028
A-27

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%	Dollar General	9,495	100.0%	10/31/2028
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%	Dollar General	9,026	100.0%	5/31/2029
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%	Sherwin Williams	4,884	100.0%	8/31/2031
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%	Dollar General	10,736	100.0%	10/31/2028
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%	Dollar General	9,014	100.0%	2/29/2028
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%	Dollar General	9,014	100.0%	8/31/2029
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%	Citizens Bank	2,475	100.0%	6/30/2027
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	NielsenIQ	212,555	44.1%	12/31/2034
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	NAP	NAP	NAP	NAP
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%
15.01	Property		1	Holiday Inn Terre Haute	0.9%	NAP	NAP	NAP	NAP
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%	NAP	NAP	NAP	NAP
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%	NAP	NAP	NAP	NAP
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%
16.01	Property		1	700 Ash Street	0.4%	Grede Casting	366,798	100.0%	12/31/2046
16.02	Property		1	5200 Foundry Circle	0.3%	Grede Casting	304,950	100.0%	12/31/2046
16.03	Property		1	2700 Plum Street	0.3%	Grede Casting	248,030	100.0%	12/31/2046
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%	Grede Casting	170,000	100.0%	12/31/2046
16.05	Property		1	N2480 County Road M	0.1%	Grede Casting	132,000	100.0%	12/31/2046
16.06	Property		1	W140 N5540 Lilly Road	0.1%	Grede Casting	116,220	100.0%	12/31/2046
16.07	Property		1	530 East Main Street	0.1%	Grede Casting	181,028	100.0%	12/31/2046
16.08	Property		1	210 Ann Avenue	0.1%	Grede Casting	114,690	100.0%	12/31/2046
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%
17.01	Property		1	1060 West Mason Street	1.0%	LaForce LLC	238,215	100.0%	12/31/2041
17.02	Property		1	289 Robbins Drive	0.2%	LaForce LLC	29,998	100.0%	12/31/2041
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%	LaForce LLC	25,347	100.0%	12/31/2041
17.04	Property		1	280 Corporate Woods Parkway	0.1%	LaForce LLC	21,160	100.0%	12/31/2041
17.05	Property		1	2602 Agriculture Drive	0.1%	LaForce LLC	13,944	100.0%	12/31/2041
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%
18.01	Property		1	110 West 69th Street	0.7%	NAP	NAP	NAP	NAP
18.02	Property		1	141 Columbia Heights	0.4%	NAP	NAP	NAP	NAP
18.03	Property		1	15A West 73rd Street	0.3%	NAP	NAP	NAP	NAP
18.04	Property		1	23 West 70th Street	0.1%	NAP	NAP	NAP	NAP
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	Kirkland & Ellis	616,139	36.8%	2/28/2039
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	NAP	NAP	NAP	NAP
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	Molina Healthcare of Mississippi Inc.	50,817	23.0%	8/31/2023
22	Loan	101	1	Eagle Station	1.2%	Raley's (Store #114)	59,018	51.7%	8/31/2032
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	Planet Fitness	20,014	16.5%	11/30/2031
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	Safeway Inc.	57,795	100.0%	9/30/2032
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	Novo Nordisk	563,289	77.0%	4/30/2031
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	City's Property Development Corp.	530	7.2%	9/30/2031
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%
27.01	Property		1	Belair Plaza	0.5%	Food Lion	33,000	63.2%	7/18/2032
27.02	Property		1	Goshen Village	0.4%	Food Lion	33,000	72.1%	3/31/2032
28	Loan	116, 117	1	University Square	0.9%	dd's Discount	21,700	53.2%	1/31/2025
29	Loan	118	1	1600 Brittmoore	0.8%	US Living	110,231	100.0%	4/1/2037
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	Pottery Barn	13,278	16.3%	1/31/2027
31	Loan		4	Southern Star Storage Portfolio	0.8%
31.01	Property		1	Addison Airport Self Storage	0.3%	NAP	NAP	NAP	NAP
31.02	Property		1	Jensen Beach Self Storage	0.2%	NAP	NAP	NAP	NAP
31.03	Property		1	Montrose Airport Self Storage	0.2%	NAP	NAP	NAP	NAP
31.04	Property		1	281 Mini Storage	0.1%	NAP	NAP	NAP	NAP
32	Loan	123	1	Best Western North Phoenix	0.6%	NAP	NAP	NAP	NAP
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	NAP	NAP	NAP	NAP
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	NAP	NAP	NAP	NAP
35	Loan	124	1	Redwood Simpsonville II	0.5%	NAP	NAP	NAP	NAP
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	Johns Hopkins University	31,752	100.0%	12/31/2026
37	Loan	127	1	900 East Grand Avenue	0.3%	NAP	NAP	NAP	NAP
A-28

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date
									6
1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	Musick Peeler	106,475	16.1%	10/31/2023
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	Maker City LA, LLC	148,908	18.5%	5/31/2035
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%
3.01	Property		1	4000 Principio Parkway	0.8%	NAP	NAP	NAP	NAP
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%	NAP	NAP	NAP	NAP
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%	NAP	NAP	NAP	NAP
3.04	Property		1	52 Pettengill Road	0.7%	NAP	NAP	NAP	NAP
3.05	Property		1	510 John Dodd Road	0.7%	NAP	NAP	NAP	NAP
3.06	Property		1	309 Dulty's Lane	0.6%	NAP	NAP	NAP	NAP
3.07	Property		1	5300 Centerpoint Parkway	0.4%	NAP	NAP	NAP	NAP
3.08	Property		1	17001 West Mercury Street	0.3%	NAP	NAP	NAP	NAP
3.09	Property		1	725 Darlington Avenue	0.3%	NAP	NAP	NAP	NAP
3.10	Property		1	10100 89th Avenue N	0.2%	Pelican Bio Thermal LLC	117,242	36.7%	9/30/2031
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%	NAP	NAP	NAP	NAP
3.12	Property		1	4836 Hickory Hill Road	0.2%	NAP	NAP	NAP	NAP
3.13	Property		1	7000 West Post Road	0.2%	NAP	NAP	NAP	NAP
3.14	Property		1	3201 Bearing Drive	0.2%	NAP	NAP	NAP	NAP
3.15	Property		1	900 Commerce Parkway West Drive	0.2%	NAP	NAP	NAP	NAP
3.16	Property		1	6825 West County Road 400 North	0.1%	Envigo RMS, LLC	77,041	31.4%	12/31/2023
3.17	Property		1	951 Trails Road	0.1%	NAP	NAP	NAP	NAP
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	Cayuga	21,741	11.7%	9/30/2031
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%
5.01	Property		1	800 Northwest 4th Street	1.0%	NAP	NAP	NAP	NAP
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%	NAP	NAP	NAP	NAP
5.03	Property		1	3000 East Mount Pleasant Street	0.9%	NAP	NAP	NAP	NAP
5.04	Property		1	7330 West Sherman Street	0.8%	NAP	NAP	NAP	NAP
5.05	Property		1	821 Route 97	0.7%	NAP	NAP	NAP	NAP
5.06	Property		1	3200 Northern Cross Boulevard	0.6%	NAP	NAP	NAP	NAP
5.07	Property		1	3636 Medallion Avenue	0.6%	NAP	NAP	NAP	NAP
5.08	Property		1	692 Wabash Avenue North	0.2%	NAP	NAP	NAP	NAP
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%	NAP	NAP	NAP	NAP
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	Honeywell	139,892	31.3%	6/30/2031
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	Dispatch Health	29,675	16.7%	8/31/2026
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%
8.01	Property		1	First National Building	1.1%	Honigman Miller Schwartz and Cohn LLP	150,786	18.8%	11/30/2025
8.02	Property		1	The Qube	0.7%	JPMorgan Chase, National Association	32,126	6.1%	5/31/2027
8.03	Property		1	Chrysler House	0.6%	Rocket Homes Real Estate LLC	29,897	8.7%	8/31/2023
8.04	Property		1	1001 Woodward	0.5%	1001 Woodward Avenue Tenant LLC (WeWork)	56,352	17.7%	10/31/2033
8.05	Property		1	One Woodward	0.4%	Kitch Drutchas Wagner Valitutti & Sherbrook, P.C.	56,265	15.2%	5/31/2028
8.06	Property		1	The Z Garage	0.3%	NAP	NAP	NAP	NAP
8.07	Property		1	Two Detroit Garage	0.2%	NAP	NAP	NAP	NAP
8.08	Property		1	1505 & 1515 Woodward	0.2%	H & M Hennes & Mauritz L.P.	25,322	17.9%	1/31/2027
8.09	Property		1	1001 Brush Street	0.2%	NAP	NAP	NAP	NAP
8.10	Property		1	The Assembly	0.2%	NAP	NAP	NAP	NAP
8.11	Property		1	419 Fort Street Garage	0.1%	NAP	NAP	NAP	NAP
8.12	Property		1	Vinton	0.1%	NAP	NAP	NAP	NAP
8.13	Property		1	1401 First Street	0.1%	NAP	NAP	NAP	NAP
8.14	Property		1	Lane Bryant Building	0.0%	Detroit Venture Partners	5,761	18.2%	MTM
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	Guardian Life Insurance Company of America	91,319	6.7%	12/31/2032
10	Loan	8, 63, 64	1	2550 M Street	4.2%	NAP	NAP	NAP	NAP
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	Nordstrom Rack	27,804	7.5%	10/25/2027
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%	NAP	NAP	NAP	NAP
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%	NAP	NAP	NAP	NAP
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%	NAP	NAP	NAP	NAP
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%	NAP	NAP	NAP	NAP
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%	NAP	NAP	NAP	NAP
12.06	Property		1	Publix - Decatur (Point), AL	0.2%	NAP	NAP	NAP	NAP
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%	NAP	NAP	NAP	NAP
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%	NAP	NAP	NAP	NAP
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%	NAP	NAP	NAP	NAP
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%	NAP	NAP	NAP	NAP
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%	NAP	NAP	NAP	NAP
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%	NAP	NAP	NAP	NAP
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%	NAP	NAP	NAP	NAP
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%	NAP	NAP	NAP	NAP
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%	NAP	NAP	NAP	NAP
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%	NAP	NAP	NAP	NAP
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%	NAP	NAP	NAP	NAP
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%	NAP	NAP	NAP	NAP
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%	NAP	NAP	NAP	NAP
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%	NAP	NAP	NAP	NAP
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%	NAP	NAP	NAP	NAP
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%	NAP	NAP	NAP	NAP
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%	NAP	NAP	NAP	NAP
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%	NAP	NAP	NAP	NAP
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%	NAP	NAP	NAP	NAP
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%	NAP	NAP	NAP	NAP
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%	NAP	NAP	NAP	NAP
A-29

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%	NAP	NAP	NAP	NAP
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%	NAP	NAP	NAP	NAP
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%	NAP	NAP	NAP	NAP
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%	NAP	NAP	NAP	NAP
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%	NAP	NAP	NAP	NAP
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%	NAP	NAP	NAP	NAP
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%	NAP	NAP	NAP	NAP
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	Olam Americans, Inc.	27,584	5.7%	3/31/2032
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	NAP	NAP	NAP	NAP
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%
15.01	Property		1	Holiday Inn Terre Haute	0.9%	NAP	NAP	NAP	NAP
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%	NAP	NAP	NAP	NAP
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%	NAP	NAP	NAP	NAP
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%
16.01	Property		1	700 Ash Street	0.4%	NAP	NAP	NAP	NAP
16.02	Property		1	5200 Foundry Circle	0.3%	NAP	NAP	NAP	NAP
16.03	Property		1	2700 Plum Street	0.3%	NAP	NAP	NAP	NAP
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%	NAP	NAP	NAP	NAP
16.05	Property		1	N2480 County Road M	0.1%	NAP	NAP	NAP	NAP
16.06	Property		1	W140 N5540 Lilly Road	0.1%	NAP	NAP	NAP	NAP
16.07	Property		1	530 East Main Street	0.1%	NAP	NAP	NAP	NAP
16.08	Property		1	210 Ann Avenue	0.1%	NAP	NAP	NAP	NAP
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%
17.01	Property		1	1060 West Mason Street	1.0%	NAP	NAP	NAP	NAP
17.02	Property		1	289 Robbins Drive	0.2%	NAP	NAP	NAP	NAP
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%	NAP	NAP	NAP	NAP
17.04	Property		1	280 Corporate Woods Parkway	0.1%	NAP	NAP	NAP	NAP
17.05	Property		1	2602 Agriculture Drive	0.1%	NAP	NAP	NAP	NAP
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%
18.01	Property		1	110 West 69th Street	0.7%	NAP	NAP	NAP	NAP
18.02	Property		1	141 Columbia Heights	0.4%	NAP	NAP	NAP	NAP
18.03	Property		1	15A West 73rd Street	0.3%	NAP	NAP	NAP	NAP
18.04	Property		1	23 West 70th Street	0.1%	NAP	NAP	NAP	NAP
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	Citibank	216,256	12.9%	4/30/2032
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	NAP	NAP	NAP	NAP
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	Bradley Arant Boult Cummings	29,693	13.4%	1/31/2029
22	Loan	101	1	Eagle Station	1.2%	Dotty's	19,588	17.2%	4/30/2034
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	STEM Daycare	14,622	12.1%	11/30/2032
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	NAP	NAP	NAP	NAP
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	NAP	NAP	NAP	NAP
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	E&S Creation LLC	530	7.2%	7/7/2024
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%
27.01	Property		1	Belair Plaza	0.5%	Family Dollar	8,000	15.3%	12/31/2027
27.02	Property		1	Goshen Village	0.4%	Victoria's Cosina Mexicana	2,400	5.2%	5/31/2023
28	Loan	116, 117	1	University Square	0.9%	El Pescador, Inc.	6,506	15.9%	9/30/2024
29	Loan	118	1	1600 Brittmoore	0.8%	NAP	NAP	NAP	NAP
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	Talbots	9,222	11.3%	8/31/2023
31	Loan		4	Southern Star Storage Portfolio	0.8%
31.01	Property		1	Addison Airport Self Storage	0.3%	NAP	NAP	NAP	NAP
31.02	Property		1	Jensen Beach Self Storage	0.2%	NAP	NAP	NAP	NAP
31.03	Property		1	Montrose Airport Self Storage	0.2%	NAP	NAP	NAP	NAP
31.04	Property		1	281 Mini Storage	0.1%	NAP	NAP	NAP	NAP
32	Loan	123	1	Best Western North Phoenix	0.6%	NAP	NAP	NAP	NAP
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	NAP	NAP	NAP	NAP
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	NAP	NAP	NAP	NAP
35	Loan	124	1	Redwood Simpsonville II	0.5%	NAP	NAP	NAP	NAP
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	NAP	NAP	NAP	NAP
37	Loan	127	1	900 East Grand Avenue	0.3%	NAP	NAP	NAP	NAP
A-30

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
									6
1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	Verizon Global Networks	61,881	9.4%	7/31/2029
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	Shipfront LLC	62,124	7.7%	8/31/2035
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%
3.01	Property		1	4000 Principio Parkway	0.8%	NAP	NAP	NAP	NAP
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%	NAP	NAP	NAP	NAP
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%	NAP	NAP	NAP	NAP
3.04	Property		1	52 Pettengill Road	0.7%	NAP	NAP	NAP	NAP
3.05	Property		1	510 John Dodd Road	0.7%	NAP	NAP	NAP	NAP
3.06	Property		1	309 Dulty's Lane	0.6%	NAP	NAP	NAP	NAP
3.07	Property		1	5300 Centerpoint Parkway	0.4%	NAP	NAP	NAP	NAP
3.08	Property		1	17001 West Mercury Street	0.3%	NAP	NAP	NAP	NAP
3.09	Property		1	725 Darlington Avenue	0.3%	NAP	NAP	NAP	NAP
3.10	Property		1	10100 89th Avenue N	0.2%	Countrywide Tire and Rubber, Inc.	46,507	14.6%	10/31/2023
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%	NAP	NAP	NAP	NAP
3.12	Property		1	4836 Hickory Hill Road	0.2%	NAP	NAP	NAP	NAP
3.13	Property		1	7000 West Post Road	0.2%	NAP	NAP	NAP	NAP
3.14	Property		1	3201 Bearing Drive	0.2%	NAP	NAP	NAP	NAP
3.15	Property		1	900 Commerce Parkway West Drive	0.2%	NAP	NAP	NAP	NAP
3.16	Property		1	6825 West County Road 400 North	0.1%	Max Siegel, Inc.	59,533	24.3%	5/31/2026
3.17	Property		1	951 Trails Road	0.1%	NAP	NAP	NAP	NAP
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	Ark	12,222	6.6%	8/31/2026
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%
5.01	Property		1	800 Northwest 4th Street	1.0%	NAP	NAP	NAP	NAP
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%	NAP	NAP	NAP	NAP
5.03	Property		1	3000 East Mount Pleasant Street	0.9%	NAP	NAP	NAP	NAP
5.04	Property		1	7330 West Sherman Street	0.8%	NAP	NAP	NAP	NAP
5.05	Property		1	821 Route 97	0.7%	NAP	NAP	NAP	NAP
5.06	Property		1	3200 Northern Cross Boulevard	0.6%	NAP	NAP	NAP	NAP
5.07	Property		1	3636 Medallion Avenue	0.6%	NAP	NAP	NAP	NAP
5.08	Property		1	692 Wabash Avenue North	0.2%	NAP	NAP	NAP	NAP
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%	NAP	NAP	NAP	NAP
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	Global Aerospace	26,988	6.0%	7/31/2033
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	Velocity Global	27,385	15.4%	11/30/2022
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%
8.01	Property		1	First National Building	1.1%	Board of Trustees of Michigan State University	46,598	5.8%	9/30/2031
8.02	Property		1	The Qube	0.7%	Rock Security LLC	17,490	3.3%	6/30/2022
8.03	Property		1	Chrysler House	0.6%	RSM US LLP	11,894	3.5%	5/31/2023
8.04	Property		1	1001 Woodward	0.5%	Southeast Michigan Council of Governments	30,240	9.5%	7/31/2025
8.05	Property		1	One Woodward	0.4%	Fifth Third Bank	31,204	8.4%	10/31/2025
8.06	Property		1	The Z Garage	0.3%	NAP	NAP	NAP	NAP
8.07	Property		1	Two Detroit Garage	0.2%	NAP	NAP	NAP	NAP
8.08	Property		1	1505 & 1515 Woodward	0.2%	International Bancard Corporation	12,082	8.5%	2/28/2023
8.09	Property		1	1001 Brush Street	0.2%	NAP	NAP	NAP	NAP
8.10	Property		1	The Assembly	0.2%	NAP	NAP	NAP	NAP
8.11	Property		1	419 Fort Street Garage	0.1%	NAP	NAP	NAP	NAP
8.12	Property		1	Vinton	0.1%	NAP	NAP	NAP	NAP
8.13	Property		1	1401 First Street	0.1%	NAP	NAP	NAP	NAP
8.14	Property		1	Lane Bryant Building	0.0%	Lisa Spindler Photography, Inc.	4,384	13.8%	MTM
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	WorkWave LLC	71,667	5.2%	5/27/2029
10	Loan	8, 63, 64	1	2550 M Street	4.2%	NAP	NAP	NAP	NAP
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	HomeGoods	25,376	6.9%	9/30/2027
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%	NAP	NAP	NAP	NAP
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%	NAP	NAP	NAP	NAP
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%	NAP	NAP	NAP	NAP
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%	NAP	NAP	NAP	NAP
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%	NAP	NAP	NAP	NAP
12.06	Property		1	Publix - Decatur (Point), AL	0.2%	NAP	NAP	NAP	NAP
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%	NAP	NAP	NAP	NAP
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%	NAP	NAP	NAP	NAP
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%	NAP	NAP	NAP	NAP
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%	NAP	NAP	NAP	NAP
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%	NAP	NAP	NAP	NAP
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%	NAP	NAP	NAP	NAP
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%	NAP	NAP	NAP	NAP
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%	NAP	NAP	NAP	NAP
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%	NAP	NAP	NAP	NAP
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%	NAP	NAP	NAP	NAP
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%	NAP	NAP	NAP	NAP
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%	NAP	NAP	NAP	NAP
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%	NAP	NAP	NAP	NAP
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%	NAP	NAP	NAP	NAP
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%	NAP	NAP	NAP	NAP
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%	NAP	NAP	NAP	NAP
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%	NAP	NAP	NAP	NAP
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%	NAP	NAP	NAP	NAP
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%	NAP	NAP	NAP	NAP
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%	NAP	NAP	NAP	NAP
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%	NAP	NAP	NAP	NAP
A-31

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%	NAP	NAP	NAP	NAP
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%	NAP	NAP	NAP	NAP
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%	NAP	NAP	NAP	NAP
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%	NAP	NAP	NAP	NAP
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%	NAP	NAP	NAP	NAP
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%	NAP	NAP	NAP	NAP
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%	NAP	NAP	NAP	NAP
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	Camelot Illinois LLC	21,227	4.4%	1/31/2028
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	NAP	NAP	NAP	NAP
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%
15.01	Property		1	Holiday Inn Terre Haute	0.9%	NAP	NAP	NAP	NAP
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%	NAP	NAP	NAP	NAP
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%	NAP	NAP	NAP	NAP
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%
16.01	Property		1	700 Ash Street	0.4%	NAP	NAP	NAP	NAP
16.02	Property		1	5200 Foundry Circle	0.3%	NAP	NAP	NAP	NAP
16.03	Property		1	2700 Plum Street	0.3%	NAP	NAP	NAP	NAP
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%	NAP	NAP	NAP	NAP
16.05	Property		1	N2480 County Road M	0.1%	NAP	NAP	NAP	NAP
16.06	Property		1	W140 N5540 Lilly Road	0.1%	NAP	NAP	NAP	NAP
16.07	Property		1	530 East Main Street	0.1%	NAP	NAP	NAP	NAP
16.08	Property		1	210 Ann Avenue	0.1%	NAP	NAP	NAP	NAP
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%
17.01	Property		1	1060 West Mason Street	1.0%	NAP	NAP	NAP	NAP
17.02	Property		1	289 Robbins Drive	0.2%	NAP	NAP	NAP	NAP
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%	NAP	NAP	NAP	NAP
17.04	Property		1	280 Corporate Woods Parkway	0.1%	NAP	NAP	NAP	NAP
17.05	Property		1	2602 Agriculture Drive	0.1%	NAP	NAP	NAP	NAP
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%
18.01	Property		1	110 West 69th Street	0.7%	NAP	NAP	NAP	NAP
18.02	Property		1	141 Columbia Heights	0.4%	NAP	NAP	NAP	NAP
18.03	Property		1	15A West 73rd Street	0.3%	NAP	NAP	NAP	NAP
18.04	Property		1	23 West 70th Street	0.1%	NAP	NAP	NAP	NAP
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	NYU	195,326	11.7%	10/31/2049
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	NAP	NAP	NAP	NAP
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	Balch & Bingham LLP	27,168	12.3%	8/31/2027
22	Loan	101	1	Eagle Station	1.2%	Buffalo Wild Wings Grill & Bar (t0000223)	5,914	5.2%	11/30/2023
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	Dollar Tree	10,000	8.3%	11/30/2025
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	NAP	NAP	NAP	NAP
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	NAP	NAP	NAP	NAP
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	The Laser Booth Corp.	485	6.6%	7/31/2024
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%
27.01	Property		1	Belair Plaza	0.5%	Household Rentals	4,200	8.0%	9/30/2025
27.02	Property		1	Goshen Village	0.4%	Happy China	1,200	2.6%	4/30/2029
28	Loan	116, 117	1	University Square	0.9%	Fatburger	2,200	5.4%	5/31/2024
29	Loan	118	1	1600 Brittmoore	0.8%	NAP	NAP	NAP	NAP
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	Alabama Outdoors	5,600	6.9%	10/31/2027
31	Loan		4	Southern Star Storage Portfolio	0.8%
31.01	Property		1	Addison Airport Self Storage	0.3%	NAP	NAP	NAP	NAP
31.02	Property		1	Jensen Beach Self Storage	0.2%	NAP	NAP	NAP	NAP
31.03	Property		1	Montrose Airport Self Storage	0.2%	NAP	NAP	NAP	NAP
31.04	Property		1	281 Mini Storage	0.1%	NAP	NAP	NAP	NAP
32	Loan	123	1	Best Western North Phoenix	0.6%	NAP	NAP	NAP	NAP
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	NAP	NAP	NAP	NAP
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	NAP	NAP	NAP	NAP
35	Loan	124	1	Redwood Simpsonville II	0.5%	NAP	NAP	NAP	NAP
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	NAP	NAP	NAP	NAP
37	Loan	127	1	900 East Grand Avenue	0.3%	NAP	NAP	NAP	NAP

A-32

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date
									6
1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	CenturyLink Communications, LLC	56,251	8.5%	12/31/2025
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	Stephen Jewelry, Inc.	31,956	4.0%	12/31/2022
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%
3.01	Property		1	4000 Principio Parkway	0.8%	NAP	NAP	NAP	NAP
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%	NAP	NAP	NAP	NAP
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%	NAP	NAP	NAP	NAP
3.04	Property		1	52 Pettengill Road	0.7%	NAP	NAP	NAP	NAP
3.05	Property		1	510 John Dodd Road	0.7%	NAP	NAP	NAP	NAP
3.06	Property		1	309 Dulty's Lane	0.6%	NAP	NAP	NAP	NAP
3.07	Property		1	5300 Centerpoint Parkway	0.4%	NAP	NAP	NAP	NAP
3.08	Property		1	17001 West Mercury Street	0.3%	NAP	NAP	NAP	NAP
3.09	Property		1	725 Darlington Avenue	0.3%	NAP	NAP	NAP	NAP
3.10	Property		1	10100 89th Avenue N	0.2%	NAP	NAP	NAP	NAP
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%	NAP	NAP	NAP	NAP
3.12	Property		1	4836 Hickory Hill Road	0.2%	NAP	NAP	NAP	NAP
3.13	Property		1	7000 West Post Road	0.2%	NAP	NAP	NAP	NAP
3.14	Property		1	3201 Bearing Drive	0.2%	NAP	NAP	NAP	NAP
3.15	Property		1	900 Commerce Parkway West Drive	0.2%	NAP	NAP	NAP	NAP
3.16	Property		1	6825 West County Road 400 North	0.1%	NAP	NAP	NAP	NAP
3.17	Property		1	951 Trails Road	0.1%	NAP	NAP	NAP	NAP
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	DB Grant	10,316	5.6%	3/31/2025
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%
5.01	Property		1	800 Northwest 4th Street	1.0%	NAP	NAP	NAP	NAP
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%	NAP	NAP	NAP	NAP
5.03	Property		1	3000 East Mount Pleasant Street	0.9%	NAP	NAP	NAP	NAP
5.04	Property		1	7330 West Sherman Street	0.8%	NAP	NAP	NAP	NAP
5.05	Property		1	821 Route 97	0.7%	NAP	NAP	NAP	NAP
5.06	Property		1	3200 Northern Cross Boulevard	0.6%	NAP	NAP	NAP	NAP
5.07	Property		1	3636 Medallion Avenue	0.6%	NAP	NAP	NAP	NAP
5.08	Property		1	692 Wabash Avenue North	0.2%	NAP	NAP	NAP	NAP
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%	NAP	NAP	NAP	NAP
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	NAP	NAP	NAP	NAP
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	Cloud Elements	10,610	6.0%	3/31/2023
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%
8.01	Property		1	First National Building	1.1%	Bedrock Management Services LLC	39,087	4.9%	1/31/2032
8.02	Property		1	The Qube	0.7%	Compass Group USA, Inc.	9,930	1.9%	9/30/2023
8.03	Property		1	Chrysler House	0.6%	Metro-West Appraisal Co., LLC	7,848	2.3%	1/31/2027
8.04	Property		1	1001 Woodward	0.5%	GalaxE Solutions, Inc.	27,000	8.5%	MTM
8.05	Property		1	One Woodward	0.4%	Detroit Regional Chamber	27,218	7.4%	6/30/2023
8.06	Property		1	The Z Garage	0.3%	NAP	NAP	NAP	NAP
8.07	Property		1	Two Detroit Garage	0.2%	NAP	NAP	NAP	NAP
8.08	Property		1	1505 & 1515 Woodward	0.2%	Mastronardi-USA Distribution Services, INC	6,052	4.3%	8/31/2025
8.09	Property		1	1001 Brush Street	0.2%	NAP	NAP	NAP	NAP
8.10	Property		1	The Assembly	0.2%	NAP	NAP	NAP	NAP
8.11	Property		1	419 Fort Street Garage	0.1%	NAP	NAP	NAP	NAP
8.12	Property		1	Vinton	0.1%	NAP	NAP	NAP	NAP
8.13	Property		1	1401 First Street	0.1%	NAP	NAP	NAP	NAP
8.14	Property		1	Lane Bryant Building	0.0%	Twitter, Inc.	2,734	8.6%	1/31/2024
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	Jersey Central Power & Light Company	69,870	5.1%	12/31/2027
10	Loan	8, 63, 64	1	2550 M Street	4.2%	NAP	NAP	NAP	NAP
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	Michaels	22,170	6.0%	2/29/2024
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%	NAP	NAP	NAP	NAP
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%	NAP	NAP	NAP	NAP
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%	NAP	NAP	NAP	NAP
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%	NAP	NAP	NAP	NAP
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%	NAP	NAP	NAP	NAP
12.06	Property		1	Publix - Decatur (Point), AL	0.2%	NAP	NAP	NAP	NAP
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%	NAP	NAP	NAP	NAP
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%	NAP	NAP	NAP	NAP
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%	NAP	NAP	NAP	NAP
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%	NAP	NAP	NAP	NAP
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%	NAP	NAP	NAP	NAP
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%	NAP	NAP	NAP	NAP
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%	NAP	NAP	NAP	NAP
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%	NAP	NAP	NAP	NAP
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%	NAP	NAP	NAP	NAP
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%	NAP	NAP	NAP	NAP
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%	NAP	NAP	NAP	NAP
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%	NAP	NAP	NAP	NAP
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%	NAP	NAP	NAP	NAP
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%	NAP	NAP	NAP	NAP
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%	NAP	NAP	NAP	NAP
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%	NAP	NAP	NAP	NAP
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%	NAP	NAP	NAP	NAP
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%	NAP	NAP	NAP	NAP
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%	NAP	NAP	NAP	NAP
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%	NAP	NAP	NAP	NAP
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%	NAP	NAP	NAP	NAP
A-33

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%	NAP	NAP	NAP	NAP
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%	NAP	NAP	NAP	NAP
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%	NAP	NAP	NAP	NAP
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%	NAP	NAP	NAP	NAP
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%	NAP	NAP	NAP	NAP
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%	NAP	NAP	NAP	NAP
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%	NAP	NAP	NAP	NAP
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	Redstone Funding LLC	17,392	3.6%	3/31/2024
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	NAP	NAP	NAP	NAP
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%
15.01	Property		1	Holiday Inn Terre Haute	0.9%	NAP	NAP	NAP	NAP
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%	NAP	NAP	NAP	NAP
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%	NAP	NAP	NAP	NAP
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%
16.01	Property		1	700 Ash Street	0.4%	NAP	NAP	NAP	NAP
16.02	Property		1	5200 Foundry Circle	0.3%	NAP	NAP	NAP	NAP
16.03	Property		1	2700 Plum Street	0.3%	NAP	NAP	NAP	NAP
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%	NAP	NAP	NAP	NAP
16.05	Property		1	N2480 County Road M	0.1%	NAP	NAP	NAP	NAP
16.06	Property		1	W140 N5540 Lilly Road	0.1%	NAP	NAP	NAP	NAP
16.07	Property		1	530 East Main Street	0.1%	NAP	NAP	NAP	NAP
16.08	Property		1	210 Ann Avenue	0.1%	NAP	NAP	NAP	NAP
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%
17.01	Property		1	1060 West Mason Street	1.0%	NAP	NAP	NAP	NAP
17.02	Property		1	289 Robbins Drive	0.2%	NAP	NAP	NAP	NAP
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%	NAP	NAP	NAP	NAP
17.04	Property		1	280 Corporate Woods Parkway	0.1%	NAP	NAP	NAP	NAP
17.05	Property		1	2602 Agriculture Drive	0.1%	NAP	NAP	NAP	NAP
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%
18.01	Property		1	110 West 69th Street	0.7%	NAP	NAP	NAP	NAP
18.02	Property		1	141 Columbia Heights	0.4%	NAP	NAP	NAP	NAP
18.03	Property		1	15A West 73rd Street	0.3%	NAP	NAP	NAP	NAP
18.04	Property		1	23 West 70th Street	0.1%	NAP	NAP	NAP	NAP
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	Citadel	144,193	8.6%	8/31/2022
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	NAP	NAP	NAP	NAP
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	Carroll Warren & Parker LLP	16,764	7.6%	11/30/2024
22	Loan	101	1	Eagle Station	1.2%	Chase Bank (t0004152)	5,000	4.4%	6/30/2040
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	All for Dance	6,080	5.0%	4/30/2026
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	NAP	NAP	NAP	NAP
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	NAP	NAP	NAP	NAP
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	Diamond Scene of New York Corp.	445	6.1%	9/22/2024
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%
27.01	Property		1	Belair Plaza	0.5%	Tobacco and Vape	2,188	4.2%	6/30/2026
27.02	Property		1	Goshen Village	0.4%	T&T Nails	1,200	2.6%	10/31/2025
28	Loan	116, 117	1	University Square	0.9%	Hawaiian BBQ	2,008	4.9%	5/31/2025
29	Loan	118	1	1600 Brittmoore	0.8%	NAP	NAP	NAP	NAP
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	Shades	5,594	6.9%	1/31/2027
31	Loan		4	Southern Star Storage Portfolio	0.8%
31.01	Property		1	Addison Airport Self Storage	0.3%	NAP	NAP	NAP	NAP
31.02	Property		1	Jensen Beach Self Storage	0.2%	NAP	NAP	NAP	NAP
31.03	Property		1	Montrose Airport Self Storage	0.2%	NAP	NAP	NAP	NAP
31.04	Property		1	281 Mini Storage	0.1%	NAP	NAP	NAP	NAP
32	Loan	123	1	Best Western North Phoenix	0.6%	NAP	NAP	NAP	NAP
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	NAP	NAP	NAP	NAP
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	NAP	NAP	NAP	NAP
35	Loan	124	1	Redwood Simpsonville II	0.5%	NAP	NAP	NAP	NAP
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	NAP	NAP	NAP	NAP
37	Loan	127	1	900 East Grand Avenue	0.3%	NAP	NAP	NAP	NAP
A-34

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date
									6
1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	Crowell, Weedon	43,301	6.5%	12/31/2024	12/3/2021
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	PHR LA Mart, LLC	25,876	3.2%	12/31/2022	3/11/2022
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%
3.01	Property		1	4000 Principio Parkway	0.8%	NAP	NAP	NAP	NAP	1/3/2022
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%	NAP	NAP	NAP	NAP	1/3/2022
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%	NAP	NAP	NAP	NAP	12/29/2021
3.04	Property		1	52 Pettengill Road	0.7%	NAP	NAP	NAP	NAP	1/3/2022
3.05	Property		1	510 John Dodd Road	0.7%	NAP	NAP	NAP	NAP	1/3/2022
3.06	Property		1	309 Dulty's Lane	0.6%	NAP	NAP	NAP	NAP	12/28/2021
3.07	Property		1	5300 Centerpoint Parkway	0.4%	NAP	NAP	NAP	NAP	1/3/2022
3.08	Property		1	17001 West Mercury Street	0.3%	NAP	NAP	NAP	NAP	1/3/2022
3.09	Property		1	725 Darlington Avenue	0.3%	NAP	NAP	NAP	NAP	12/22/2021
3.10	Property		1	10100 89th Avenue N	0.2%	NAP	NAP	NAP	NAP	12/30/2021
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%	NAP	NAP	NAP	NAP	1/3/2022
3.12	Property		1	4836 Hickory Hill Road	0.2%	NAP	NAP	NAP	NAP	1/3/2022
3.13	Property		1	7000 West Post Road	0.2%	NAP	NAP	NAP	NAP	12/28/2021
3.14	Property		1	3201 Bearing Drive	0.2%	NAP	NAP	NAP	NAP	1/3/2022
3.15	Property		1	900 Commerce Parkway West Drive	0.2%	NAP	NAP	NAP	NAP	1/3/2022
3.16	Property		1	6825 West County Road 400 North	0.1%	NAP	NAP	NAP	NAP	1/3/2022
3.17	Property		1	951 Trails Road	0.1%	NAP	NAP	NAP	NAP	12/22/2021
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	Luminode	9,264	5.0%	11/30/2023	3/11/2022
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%
5.01	Property		1	800 Northwest 4th Street	1.0%	NAP	NAP	NAP	NAP	11/4/2021
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%	NAP	NAP	NAP	NAP	10/22/2021
5.03	Property		1	3000 East Mount Pleasant Street	0.9%	NAP	NAP	NAP	NAP	11/10/2021
5.04	Property		1	7330 West Sherman Street	0.8%	NAP	NAP	NAP	NAP	11/8/2021
5.05	Property		1	821 Route 97	0.7%	NAP	NAP	NAP	NAP	11/3/2021
5.06	Property		1	3200 Northern Cross Boulevard	0.6%	NAP	NAP	NAP	NAP	10/21/2021
5.07	Property		1	3636 Medallion Avenue	0.6%	NAP	NAP	NAP	NAP	11/3/2021
5.08	Property		1	692 Wabash Avenue North	0.2%	NAP	NAP	NAP	NAP	11/2/2021
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%	NAP	NAP	NAP	NAP	11/11/2021
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	NAP	NAP	NAP	NAP	3/8/2022
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	Intrinsic LLC	6,607	3.7%	2/28/2025	2/18/2022
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%
8.01	Property		1	First National Building	1.1%	Mediabrands Worldwide, INC	23,132	2.9%	11/30/2024	9/28/2021
8.02	Property		1	The Qube	0.7%	JP Morgan Chase Bank NA	5,544	1.1%	12/31/2026	9/29/2021
8.03	Property		1	Chrysler House	0.6%	Office of the Chapter 13 Trustee Detroit	7,591	2.2%	8/31/2024	9/28/2021
8.04	Property		1	1001 Woodward	0.5%	CVS Pharmacy	9,814	3.1%	3/31/2026	9/28/2021
8.05	Property		1	One Woodward	0.4%	RFS Business Funding LLC	15,602	4.2%	6/30/2022	9/28/2021
8.06	Property		1	The Z Garage	0.3%	NAP	NAP	NAP	NAP	9/29/2021
8.07	Property		1	Two Detroit Garage	0.2%	NAP	NAP	NAP	NAP	9/29/2021
8.08	Property		1	1505 & 1515 Woodward	0.2%	Quikly, Inc.	6,035	4.3%	MTM	9/28/2021
8.09	Property		1	1001 Brush Street	0.2%	NAP	NAP	NAP	NAP	9/28/2021
8.10	Property		1	The Assembly	0.2%	NAP	NAP	NAP	NAP	9/28/2021
8.11	Property		1	419 Fort Street Garage	0.1%	NAP	NAP	NAP	NAP	10/3/2021
8.12	Property		1	Vinton	0.1%	NAP	NAP	NAP	NAP	10/4/2021
8.13	Property		1	1401 First Street	0.1%	NAP	NAP	NAP	NAP	9/28/2021
8.14	Property		1	Lane Bryant Building	0.0%	NAP	NAP	NAP	NAP	10/3/2021
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	International Flavors & Fragrances, L.P.	60,104	4.4%	9/30/2033	2/14/2022
10	Loan	8, 63, 64	1	2550 M Street	4.2%	NAP	NAP	NAP	NAP	11/8/2021
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	PetSmart	20,112	5.4%	8/31/2026	1/24/2022
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%	NAP	NAP	NAP	NAP	3/14/2022
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%	NAP	NAP	NAP	NAP	2/23/2022
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%	NAP	NAP	NAP	NAP	3/24/2022
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%	NAP	NAP	NAP	NAP	3/22/2022
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%	NAP	NAP	NAP	NAP	3/21/2022
12.06	Property		1	Publix - Decatur (Point), AL	0.2%	NAP	NAP	NAP	NAP	1/31/2022
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%	NAP	NAP	NAP	NAP	3/21/2022
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%	NAP	NAP	NAP	NAP	3/15/2022
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%	NAP	NAP	NAP	NAP	3/15/2022
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%	NAP	NAP	NAP	NAP	3/21/2022
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%	NAP	NAP	NAP	NAP	1/31/2022
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%	NAP	NAP	NAP	NAP	2/10/2022
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%	NAP	NAP	NAP	NAP	2/10/2022
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%	NAP	NAP	NAP	NAP	3/9/2022
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%	NAP	NAP	NAP	NAP	2/24/2022
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%	NAP	NAP	NAP	NAP	2/24/2022
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%	NAP	NAP	NAP	NAP	2/23/2022
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%	NAP	NAP	NAP	NAP	2/24/2022
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%	NAP	NAP	NAP	NAP	1/28/2022
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%	NAP	NAP	NAP	NAP	2/4/2022
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%	NAP	NAP	NAP	NAP	1/24/2022
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%	NAP	NAP	NAP	NAP	3/21/2022
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%	NAP	NAP	NAP	NAP	1/3/2022
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%	NAP	NAP	NAP	NAP	12/29/2021
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%	NAP	NAP	NAP	NAP	2/23/2022
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%	NAP	NAP	NAP	NAP	1/17/2022
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%	NAP	NAP	NAP	NAP	2/23/2022
A-35

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%	NAP	NAP	NAP	NAP	3/18/2022
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%	NAP	NAP	NAP	NAP	2/23/2022
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%	NAP	NAP	NAP	NAP	2/23/2022
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%	NAP	NAP	NAP	NAP	3/11/2022
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%	NAP	NAP	NAP	NAP	2/1/2022
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%	NAP	NAP	NAP	NAP	2/11/2022
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%	NAP	NAP	NAP	NAP	2/9/2022
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	U.S. Legal Support, Inc	17,289	3.6%	10/31/2025	11/24/2021
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	NAP	NAP	NAP	NAP	10/26/2021
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%
15.01	Property		1	Holiday Inn Terre Haute	0.9%	NAP	NAP	NAP	NAP	1/14/2020
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%	NAP	NAP	NAP	NAP	10/18/2019
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%	NAP	NAP	NAP	NAP	10/18/2019
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%
16.01	Property		1	700 Ash Street	0.4%	NAP	NAP	NAP	NAP	5/1/2021
16.02	Property		1	5200 Foundry Circle	0.3%	NAP	NAP	NAP	NAP	5/1/2021
16.03	Property		1	2700 Plum Street	0.3%	NAP	NAP	NAP	NAP	5/1/2021
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%	NAP	NAP	NAP	NAP	6/1/2021
16.05	Property		1	N2480 County Road M	0.1%	NAP	NAP	NAP	NAP	6/1/2021
16.06	Property		1	W140 N5540 Lilly Road	0.1%	NAP	NAP	NAP	NAP	6/1/2021
16.07	Property		1	530 East Main Street	0.1%	NAP	NAP	NAP	NAP	5/1/2021
16.08	Property		1	210 Ann Avenue	0.1%	NAP	NAP	NAP	NAP	5/1/2021
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%
17.01	Property		1	1060 West Mason Street	1.0%	NAP	NAP	NAP	NAP	6/4/2021
17.02	Property		1	289 Robbins Drive	0.2%	NAP	NAP	NAP	NAP	11/12/2021
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%	NAP	NAP	NAP	NAP	11/16/2021
17.04	Property		1	280 Corporate Woods Parkway	0.1%	NAP	NAP	NAP	NAP	11/9/2021
17.05	Property		1	2602 Agriculture Drive	0.1%	NAP	NAP	NAP	NAP	11/16/2021
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%
18.01	Property		1	110 West 69th Street	0.7%	NAP	NAP	NAP	NAP	3/21/2022
18.02	Property		1	141 Columbia Heights	0.4%	NAP	NAP	NAP	NAP	3/21/2022
18.03	Property		1	15A West 73rd Street	0.3%	NAP	NAP	NAP	NAP	3/21/2022
18.04	Property		1	23 West 70th Street	0.1%	NAP	NAP	NAP	NAP	3/21/2022
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	Freshfields	139,243	8.3%	6/30/2026	11/12/2021
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	NAP	NAP	NAP	NAP	1/10/2022
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	Godwin Advertising Agency Inc.	10,523	4.8%	1/31/2026	3/8/2022
22	Loan	101	1	Eagle Station	1.2%	Peg's Glorified Ham n Eggs	3,200	2.8%	8/31/2025	1/18/2022
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	Massimo's Foxmoor	4,893	4.0%	9/30/2024	10/19/2021
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	NAP	NAP	NAP	NAP	2/10/2022
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	NAP	NAP	NAP	NAP	9/20/2021
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	Pristine Jewelers NY Inc.	415	5.6%	7/7/2024	10/21/2021
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%
27.01	Property		1	Belair Plaza	0.5%	Great Clips	1,412	2.7%	2/28/2024	3/21/2022
27.02	Property		1	Goshen Village	0.4%	NAP	NAP	NAP	NAP	3/21/2022
28	Loan	116, 117	1	University Square	0.9%	Panda Express	2,000	4.9%	1/31/2025	1/20/2022
29	Loan	118	1	1600 Brittmoore	0.8%	NAP	NAP	NAP	NAP	3/8/2022
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	Williams-Sonoma	5,457	6.7%	3/27/2027	3/30/2022
31	Loan		4	Southern Star Storage Portfolio	0.8%
31.01	Property		1	Addison Airport Self Storage	0.3%	NAP	NAP	NAP	NAP	3/2/2022
31.02	Property		1	Jensen Beach Self Storage	0.2%	NAP	NAP	NAP	NAP	3/2/2022
31.03	Property		1	Montrose Airport Self Storage	0.2%	NAP	NAP	NAP	NAP	3/2/2022
31.04	Property		1	281 Mini Storage	0.1%	NAP	NAP	NAP	NAP	3/2/2022
32	Loan	123	1	Best Western North Phoenix	0.6%	NAP	NAP	NAP	NAP	3/2/2022
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	NAP	NAP	NAP	NAP	1/11/2022
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	NAP	NAP	NAP	NAP	11/19/2021
35	Loan	124	1	Redwood Simpsonville II	0.5%	NAP	NAP	NAP	NAP	3/23/2022
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	NAP	NAP	NAP	NAP	11/5/2021
37	Loan	127	1	900 East Grand Avenue	0.3%	NAP	NAP	NAP	NAP	3/7/2022
A-36

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	NAP	12/3/2021	12/3/2021	18%	Yes - AE	Fee	NAP
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	NAP	3/11/2022	3/10/2022	13%	No	Fee	NAP
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%
3.01	Property		1	4000 Principio Parkway	0.8%	NAP	1/3/2022	NAP	NAP	No	Fee	NAP
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%	NAP	1/3/2022	NAP	NAP	No	Leasehold	12/31/2032
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%	NAP	1/3/2022	NAP	NAP	No	Fee	NAP
3.04	Property		1	52 Pettengill Road	0.7%	NAP	1/3/2022	NAP	NAP	No	Fee	NAP
3.05	Property		1	510 John Dodd Road	0.7%	NAP	1/3/2022	NAP	NAP	No	Fee	NAP
3.06	Property		1	309 Dulty's Lane	0.6%	NAP	12/22/2021	NAP	NAP	No	Fee	NAP
3.07	Property		1	5300 Centerpoint Parkway	0.4%	NAP	1/3/2022	NAP	NAP	No	Fee	NAP
3.08	Property		1	17001 West Mercury Street	0.3%	NAP	1/3/2022	NAP	NAP	No	Fee / Leasehold	NAP
3.09	Property		1	725 Darlington Avenue	0.3%	NAP	12/22/2021	NAP	NAP	No	Fee	NAP
3.10	Property		1	10100 89th Avenue N	0.2%	NAP	12/22/2021	NAP	NAP	No	Fee	NAP
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%	NAP	1/3/2022	NAP	NAP	No	Fee	NAP
3.12	Property		1	4836 Hickory Hill Road	0.2%	NAP	1/3/2022	12/20/2021	9%	Yes - AE	Fee	NAP
3.13	Property		1	7000 West Post Road	0.2%	NAP	12/22/2021	NAP	NAP	No	Fee	NAP
3.14	Property		1	3201 Bearing Drive	0.2%	NAP	1/3/2022	NAP	NAP	No	Fee	NAP
3.15	Property		1	900 Commerce Parkway West Drive	0.2%	NAP	1/3/2022	NAP	NAP	No	Fee	NAP
3.16	Property		1	6825 West County Road 400 North	0.1%	NAP	1/3/2022	NAP	NAP	No	Fee	NAP
3.17	Property		1	951 Trails Road	0.1%	NAP	12/22/2021	NAP	NAP	Yes - A	Fee	NAP
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	NAP	3/11/2022	NAP	NAP	Yes - AE	Fee	NAP
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%
5.01	Property		1	800 Northwest 4th Street	1.0%	NAP	2/10/2022	NAP	NAP	No	Fee	NAP
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%	NAP	2/10/2022	NAP	NAP	No	Fee	NAP
5.03	Property		1	3000 East Mount Pleasant Street	0.9%	NAP	2/10/2022	NAP	NAP	No	Fee	NAP
5.04	Property		1	7330 West Sherman Street	0.8%	NAP	2/10/2022	NAP	NAP	No	Fee	NAP
5.05	Property		1	821 Route 97	0.7%	NAP	2/10/2022	NAP	NAP	No	Fee	NAP
5.06	Property		1	3200 Northern Cross Boulevard	0.6%	NAP	2/10/2022	NAP	NAP	No	Fee	NAP
5.07	Property		1	3636 Medallion Avenue	0.6%	NAP	2/10/2022	NAP	NAP	No	Fee	NAP
5.08	Property		1	692 Wabash Avenue North	0.2%	NAP	2/10/2022	NAP	NAP	No	Fee	NAP
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%	NAP	2/10/2022	NAP	NAP	Yes - AE	Fee	NAP
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	NAP	3/7/2022	NAP	NAP	No	Fee	NAP
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	NAP	2/17/2022	NAP	NAP	No	Fee	NAP
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%
8.01	Property		1	First National Building	1.1%	NAP	9/28/2021	NAP	NAP	No	Fee	NAP
8.02	Property		1	The Qube	0.7%	NAP	9/28/2021	NAP	NAP	No	Fee	NAP
8.03	Property		1	Chrysler House	0.6%	NAP	9/28/2021	NAP	NAP	No	Fee	NAP
8.04	Property		1	1001 Woodward	0.5%	NAP	9/28/2021	NAP	NAP	No	Fee	NAP
8.05	Property		1	One Woodward	0.4%	NAP	9/28/2021	NAP	NAP	No	Leasehold	4/30/2040
8.06	Property		1	The Z Garage	0.3%	NAP	9/28/2021	NAP	NAP	No	Fee	NAP
8.07	Property		1	Two Detroit Garage	0.2%	NAP	9/28/2021	NAP	NAP	No	Fee	NAP
8.08	Property		1	1505 & 1515 Woodward	0.2%	NAP	9/28/2021	NAP	NAP	No	Fee	NAP
8.09	Property		1	1001 Brush Street	0.2%	NAP	9/28/2021	NAP	NAP	No	Fee	NAP
8.10	Property		1	The Assembly	0.2%	NAP	9/28/2021	NAP	NAP	No	Fee	NAP
8.11	Property		1	419 Fort Street Garage	0.1%	NAP	9/28/2021	NAP	NAP	No	Fee	NAP
8.12	Property		1	Vinton	0.1%	NAP	9/28/2021	NAP	NAP	No	Fee	NAP
8.13	Property		1	1401 First Street	0.1%	NAP	9/28/2021	NAP	NAP	No	Fee	NAP
8.14	Property		1	Lane Bryant Building	0.0%	NAP	9/28/2021	NAP	NAP	No	Fee	NAP
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	NAP	2/14/2022	NAP	NAP	No	Fee	NAP
10	Loan	8, 63, 64	1	2550 M Street	4.2%	NAP	11/19/2021	NAP	NAP	No	Leasehold	3/30/2121
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	NAP	1/26/2022	3/18/2022	8%	No	Fee	NAP
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%	NAP	3/14/2022	NAP	NAP	Yes - A	Fee	NAP
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%	NAP	2/23/2022	NAP	NAP	No	Fee	NAP
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%	NAP	3/24/2022	NAP	NAP	No	Fee	NAP
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%	NAP	3/22/2022	NAP	NAP	No	Fee	NAP
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%	NAP	3/21/2022	NAP	NAP	No	Fee	NAP
12.06	Property		1	Publix - Decatur (Point), AL	0.2%	NAP	2/1/2022	NAP	NAP	Yes - A	Fee	NAP
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%	NAP	3/21/2022	NAP	NAP	No	Fee	NAP
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%	NAP	3/15/2022	NAP	NAP	No	Fee	NAP
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%	NAP	3/15/2022	NAP	NAP	No	Fee	NAP
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%	NAP	3/21/2022	NAP	NAP	Yes - AE	Fee	NAP
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%	NAP	1/31/2022	NAP	NAP	No	Fee	NAP
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%	NAP	2/10/2022	NAP	NAP	No	Fee	NAP
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%	4/8/2022	2/10/2022	NAP	NAP	No	Fee	NAP
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%	NAP	3/11/2022	NAP	NAP	No	Fee	NAP
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%	NAP	2/24/2022	NAP	NAP	No	Fee	NAP
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%	NAP	3/2/2022	NAP	NAP	No	Fee	NAP
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%	4/8/2022	2/23/2022	NAP	NAP	No	Fee	NAP
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%	NAP	2/24/2022	NAP	NAP	No	Fee	NAP
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%	NAP	3/2/2022	NAP	NAP	No	Fee	NAP
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%	NAP	2/4/2022	NAP	NAP	No	Fee	NAP
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%	NAP	1/24/2022	NAP	NAP	No	Fee	NAP
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%	NAP	3/21/2022	NAP	NAP	No	Fee	NAP
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%	NAP	1/3/2022	NAP	NAP	No	Fee	NAP
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%	NAP	12/29/2021	NAP	NAP	No	Fee	NAP
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%	NAP	2/23/2022	NAP	NAP	No	Fee	NAP
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%	NAP	1/17/2022	NAP	NAP	Yes - AE	Fee	NAP
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%	NAP	2/23/2022	NAP	NAP	No	Fee	NAP
A-37

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%	NAP	3/18/2022	NAP	NAP	No	Fee	NAP
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%	NAP	2/23/2022	NAP	NAP	No	Fee	NAP
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%	NAP	3/3/2022	NAP	NAP	No	Fee	NAP
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%	NAP	3/15/2022	NAP	NAP	No	Fee	NAP
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%	NAP	2/2/2022	NAP	NAP	No	Fee	NAP
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%	NAP	3/2/2022	NAP	NAP	No	Fee	NAP
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%	NAP	2/2/2022	NAP	NAP	No	Fee	NAP
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	NAP	11/24/2021	NAP	NAP	No	Fee	NAP
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	NAP	10/26/2021	10/26/2021	6%	No	Fee	NAP
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%
15.01	Property		1	Holiday Inn Terre Haute	0.9%	NAP	3/30/2022	NAP	NAP	No	Fee	NAP
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%	NAP	3/30/2022	NAP	NAP	No	Fee	NAP
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%	NAP	3/30/2022	NAP	NAP	No	Fee	NAP
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%
16.01	Property		1	700 Ash Street	0.4%	NAP	9/16/2021	NAP	NAP	No	Fee	NAP
16.02	Property		1	5200 Foundry Circle	0.3%	NAP	9/16/2021	NAP	NAP	No	Fee	NAP
16.03	Property		1	2700 Plum Street	0.3%	NAP	9/16/2021	NAP	NAP	No	Fee	NAP
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%	NAP	9/16/2021	NAP	NAP	No	Fee	NAP
16.05	Property		1	N2480 County Road M	0.1%	NAP	9/16/2021	NAP	NAP	No	Fee	NAP
16.06	Property		1	W140 N5540 Lilly Road	0.1%	NAP	9/16/2021	NAP	NAP	No	Fee	NAP
16.07	Property		1	530 East Main Street	0.1%	NAP	9/17/2021	NAP	NAP	No	Fee	NAP
16.08	Property		1	210 Ann Avenue	0.1%	NAP	9/29/2021	NAP	NAP	Yes - AE	Fee	NAP
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%
17.01	Property		1	1060 West Mason Street	1.0%	8/12/2021	2/17/2022	NAP	NAP	No	Fee	NAP
17.02	Property		1	289 Robbins Drive	0.2%	NAP	2/17/2022	NAP	NAP	No	Fee	NAP
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%	NAP	2/17/2022	NAP	NAP	No	Fee	NAP
17.04	Property		1	280 Corporate Woods Parkway	0.1%	NAP	2/17/2022	NAP	NAP	No	Fee	NAP
17.05	Property		1	2602 Agriculture Drive	0.1%	NAP	2/17/2022	NAP	NAP	No	Fee	NAP
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%
18.01	Property		1	110 West 69th Street	0.7%	NAP	3/18/2022	NAP	NAP	No	Fee	NAP
18.02	Property		1	141 Columbia Heights	0.4%	NAP	3/18/2022	NAP	NAP	No	Fee	NAP
18.03	Property		1	15A West 73rd Street	0.3%	NAP	3/18/2022	NAP	NAP	No	Fee	NAP
18.04	Property		1	23 West 70th Street	0.1%	NAP	3/18/2022	NAP	NAP	No	Fee	NAP
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	NAP	11/12/2021	NAP	NAP	No	Fee / Leasehold	4/30/2036
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	NAP	1/7/2022	NAP	NAP	No	Fee	NAP
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	NAP	3/7/2022	NAP	NAP	Yes - A	Fee	NAP
22	Loan	101	1	Eagle Station	1.2%	NAP	1/13/2022	3/7/2022	11%	No	Fee	NAP
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	NAP	10/19/2021	NAP	NAP	No	Fee	NAP
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	NAP	2/3/2022	NAP	NAP	No	Fee	NAP
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	NAP	9/20/2021	NAP	NAP	No	Fee	NAP
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	NAP	10/25/2021	NAP	NAP	No	Fee	NAP
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%
27.01	Property		1	Belair Plaza	0.5%	NAP	3/18/2022	NAP	NAP	No	Fee	NAP
27.02	Property		1	Goshen Village	0.4%	NAP	3/18/2022	NAP	NAP	No	Fee	NAP
28	Loan	116, 117	1	University Square	0.9%	NAP	1/20/2022	1/20/2022	8%	No	Fee	NAP
29	Loan	118	1	1600 Brittmoore	0.8%	NAP	3/7/2022	NAP	NAP	No	Fee	NAP
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	NAP	4/5/2022	NAP	NAP	No	Leasehold	6/30/2035
31	Loan		4	Southern Star Storage Portfolio	0.8%
31.01	Property		1	Addison Airport Self Storage	0.3%	NAP	3/2/2022	NAP	NAP	No	Fee	NAP
31.02	Property		1	Jensen Beach Self Storage	0.2%	NAP	3/2/2022	NAP	NAP	No	Fee	NAP
31.03	Property		1	Montrose Airport Self Storage	0.2%	NAP	3/3/2022	NAP	NAP	No	Fee	NAP
31.04	Property		1	281 Mini Storage	0.1%	NAP	3/2/2022	NAP	NAP	No	Fee	NAP
32	Loan	123	1	Best Western North Phoenix	0.6%	NAP	3/2/2022	NAP	NAP	No	Fee	NAP
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	NAP	1/11/2022	NAP	NAP	No	Fee	NAP
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	NAP	3/22/2022	NAP	NAP	No	Fee	NAP
35	Loan	124	1	Redwood Simpsonville II	0.5%	NAP	3/23/2022	NAP	NAP	No	Fee	NAP
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	NAP	11/5/2021	NAP	NAP	No	Fee	NAP
37	Loan	127	1	900 East Grand Avenue	0.3%	NAP	3/7/2022	NAP	NAP	No	Fee	NAP
A-38

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	NAP	NAP	NAP	0	Springing
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	NAP	NAP	NAP	205,149	68,383
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%				0	Springing
3.01	Property		1	4000 Principio Parkway	0.8%	NAP	NAP	NAP
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%	Automatically every 30 days	0	Yes
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%	NAP	NAP	NAP
3.04	Property		1	52 Pettengill Road	0.7%	NAP	NAP	NAP
3.05	Property		1	510 John Dodd Road	0.7%	NAP	NAP	NAP
3.06	Property		1	309 Dulty's Lane	0.6%	NAP	NAP	NAP
3.07	Property		1	5300 Centerpoint Parkway	0.4%	NAP	NAP	NAP
3.08	Property		1	17001 West Mercury Street	0.3%	NAP	NAP	NAP
3.09	Property		1	725 Darlington Avenue	0.3%	NAP	NAP	NAP
3.10	Property		1	10100 89th Avenue N	0.2%	NAP	NAP	NAP
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%	NAP	NAP	NAP
3.12	Property		1	4836 Hickory Hill Road	0.2%	NAP	NAP	NAP
3.13	Property		1	7000 West Post Road	0.2%	NAP	NAP	NAP
3.14	Property		1	3201 Bearing Drive	0.2%	NAP	NAP	NAP
3.15	Property		1	900 Commerce Parkway West Drive	0.2%	NAP	NAP	NAP
3.16	Property		1	6825 West County Road 400 North	0.1%	NAP	NAP	NAP
3.17	Property		1	951 Trails Road	0.1%	NAP	NAP	NAP
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	NAP	NAP	NAP	404,038	37,027
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%				0	Springing
5.01	Property		1	800 Northwest 4th Street	1.0%	NAP	NAP	NAP
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%	NAP	NAP	NAP
5.03	Property		1	3000 East Mount Pleasant Street	0.9%	NAP	NAP	NAP
5.04	Property		1	7330 West Sherman Street	0.8%	NAP	NAP	NAP
5.05	Property		1	821 Route 97	0.7%	NAP	NAP	NAP
5.06	Property		1	3200 Northern Cross Boulevard	0.6%	NAP	NAP	NAP
5.07	Property		1	3636 Medallion Avenue	0.6%	NAP	NAP	NAP
5.08	Property		1	692 Wabash Avenue North	0.2%	NAP	NAP	NAP
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%	NAP	NAP	NAP
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	NAP	NAP	NAP	247,806	123,903
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	NAP	NAP	NAP	94,574	94,574
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%				1,696,002	424,000
8.01	Property		1	First National Building	1.1%	NAP	NAP	NAP
8.02	Property		1	The Qube	0.7%	NAP	NAP	NAP
8.03	Property		1	Chrysler House	0.6%	NAP	NAP	NAP
8.04	Property		1	1001 Woodward	0.5%	NAP	NAP	NAP
8.05	Property		1	One Woodward	0.4%	5, 25-year extension options	43,775	No
8.06	Property		1	The Z Garage	0.3%	NAP	NAP	NAP
8.07	Property		1	Two Detroit Garage	0.2%	NAP	NAP	NAP
8.08	Property		1	1505 & 1515 Woodward	0.2%	NAP	NAP	NAP
8.09	Property		1	1001 Brush Street	0.2%	NAP	NAP	NAP
8.10	Property		1	The Assembly	0.2%	NAP	NAP	NAP
8.11	Property		1	419 Fort Street Garage	0.1%	NAP	NAP	NAP
8.12	Property		1	Vinton	0.1%	NAP	NAP	NAP
8.13	Property		1	1401 First Street	0.1%	NAP	NAP	NAP
8.14	Property		1	Lane Bryant Building	0.0%	NAP	NAP	NAP
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	NAP	NAP	NAP	617,834	308,917
10	Loan	8, 63, 64	1	2550 M Street	4.2%	None	1,700,000	Yes	248,086	248,086
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	NAP	NAP	NAP	844,447	140,741
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%				387,576	129,192
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%	NAP	NAP	NAP
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%	NAP	NAP	NAP
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%	NAP	NAP	NAP
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%	NAP	NAP	NAP
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%	NAP	NAP	NAP
12.06	Property		1	Publix - Decatur (Point), AL	0.2%	NAP	NAP	NAP
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%	NAP	NAP	NAP
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%	NAP	NAP	NAP
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%	NAP	NAP	NAP
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%	NAP	NAP	NAP
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%	NAP	NAP	NAP
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%	NAP	NAP	NAP
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%	NAP	NAP	NAP
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%	NAP	NAP	NAP
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%	NAP	NAP	NAP
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%	NAP	NAP	NAP
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%	NAP	NAP	NAP
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%	NAP	NAP	NAP
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%	NAP	NAP	NAP
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%	NAP	NAP	NAP
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%	NAP	NAP	NAP
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%	NAP	NAP	NAP
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%	NAP	NAP	NAP
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%	NAP	NAP	NAP
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%	NAP	NAP	NAP
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%	NAP	NAP	NAP
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%	NAP	NAP	NAP
A-39

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%	NAP	NAP	NAP
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%	NAP	NAP	NAP
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%	NAP	NAP	NAP
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%	NAP	NAP	NAP
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%	NAP	NAP	NAP
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%	NAP	NAP	NAP
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%	NAP	NAP	NAP
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	NAP	NAP	NAP	392,648	392,648
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	NAP	NAP	NAP	31,674	31,674
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%				27,840	27,840
15.01	Property		1	Holiday Inn Terre Haute	0.9%	NAP	NAP	NAP
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%	NAP	NAP	NAP
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%	NAP	NAP	NAP
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%				0	Springing
16.01	Property		1	700 Ash Street	0.4%	NAP	NAP	NAP
16.02	Property		1	5200 Foundry Circle	0.3%	NAP	NAP	NAP
16.03	Property		1	2700 Plum Street	0.3%	NAP	NAP	NAP
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%	NAP	NAP	NAP
16.05	Property		1	N2480 County Road M	0.1%	NAP	NAP	NAP
16.06	Property		1	W140 N5540 Lilly Road	0.1%	NAP	NAP	NAP
16.07	Property		1	530 East Main Street	0.1%	NAP	NAP	NAP
16.08	Property		1	210 Ann Avenue	0.1%	NAP	NAP	NAP
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%				0	Springing
17.01	Property		1	1060 West Mason Street	1.0%	NAP	NAP	NAP
17.02	Property		1	289 Robbins Drive	0.2%	NAP	NAP	NAP
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%	NAP	NAP	NAP
17.04	Property		1	280 Corporate Woods Parkway	0.1%	NAP	NAP	NAP
17.05	Property		1	2602 Agriculture Drive	0.1%	NAP	NAP	NAP
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%				189,776	63,259
18.01	Property		1	110 West 69th Street	0.7%	NAP	NAP	NAP
18.02	Property		1	141 Columbia Heights	0.4%	NAP	NAP	NAP
18.03	Property		1	15A West 73rd Street	0.3%	NAP	NAP	NAP
18.04	Property		1	23 West 70th Street	0.1%	NAP	NAP	NAP
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	None	901,254	Yes	0	Springing
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	NAP	NAP	NAP	92,631	13,233
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	NAP	NAP	NAP	94,592	31,531
22	Loan	101	1	Eagle Station	1.2%	NAP	NAP	NAP	16,976	8,488
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	NAP	NAP	NAP	92,075	23,019
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	NAP	NAP	NAP	0	Springing
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	NAP	NAP	NAP	525,310	525,310
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	NAP	NAP	NAP	0	Springing
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%				45,495	6,499
27.01	Property		1	Belair Plaza	0.5%	NAP	NAP	NAP
27.02	Property		1	Goshen Village	0.4%	NAP	NAP	NAP
28	Loan	116, 117	1	University Square	0.9%	NAP	NAP	NAP	0	16,060
29	Loan	118	1	1600 Brittmoore	0.8%	NAP	NAP	NAP	69,096	13,819
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	7, 5-year extension options	214,382	Yes	56,319	9,387
31	Loan		4	Southern Star Storage Portfolio	0.8%				23,567	11,783
31.01	Property		1	Addison Airport Self Storage	0.3%	NAP	NAP	NAP
31.02	Property		1	Jensen Beach Self Storage	0.2%	NAP	NAP	NAP
31.03	Property		1	Montrose Airport Self Storage	0.2%	NAP	NAP	NAP
31.04	Property		1	281 Mini Storage	0.1%	NAP	NAP	NAP
32	Loan	123	1	Best Western North Phoenix	0.6%	NAP	NAP	NAP	19,812	6,604
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	NAP	NAP	NAP	31,461	7,865
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	NAP	NAP	NAP	59,935	8,504
35	Loan	124	1	Redwood Simpsonville II	0.5%	NAP	NAP	NAP	33,856	8,464
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	NAP	NAP	NAP	0	Springing
37	Loan	127	1	900 East Grand Avenue	0.3%	NAP	NAP	NAP	56,941	7,118

A-40

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	0	Springing	0	Springing	0	0
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	0	Springing	0	11,715	0	0
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	0	Springing	0	Springing	0	0
3.01	Property		1	4000 Principio Parkway	0.8%
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%
3.04	Property		1	52 Pettengill Road	0.7%
3.05	Property		1	510 John Dodd Road	0.7%
3.06	Property		1	309 Dulty's Lane	0.6%
3.07	Property		1	5300 Centerpoint Parkway	0.4%
3.08	Property		1	17001 West Mercury Street	0.3%
3.09	Property		1	725 Darlington Avenue	0.3%
3.10	Property		1	10100 89th Avenue N	0.2%
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%
3.12	Property		1	4836 Hickory Hill Road	0.2%
3.13	Property		1	7000 West Post Road	0.2%
3.14	Property		1	3201 Bearing Drive	0.2%
3.15	Property		1	900 Commerce Parkway West Drive	0.2%
3.16	Property		1	6825 West County Road 400 North	0.1%
3.17	Property		1	951 Trails Road	0.1%
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	43,170	8,634	0	3,089	111,188	800,000
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	0	Springing	0	Springing	0	0
5.01	Property		1	800 Northwest 4th Street	1.0%
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%
5.03	Property		1	3000 East Mount Pleasant Street	0.9%
5.04	Property		1	7330 West Sherman Street	0.8%
5.05	Property		1	821 Route 97	0.7%
5.06	Property		1	3200 Northern Cross Boulevard	0.6%
5.07	Property		1	3636 Medallion Avenue	0.6%
5.08	Property		1	692 Wabash Avenue North	0.2%
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	94,861	15,810	0	8,858	0	0
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	100	16,335	0	0	0	1,000,000
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	0	Springing	62,336	62,336	1,469,568	280,690
8.01	Property		1	First National Building	1.1%
8.02	Property		1	The Qube	0.7%
8.03	Property		1	Chrysler House	0.6%
8.04	Property		1	1001 Woodward	0.5%
8.05	Property		1	One Woodward	0.4%
8.06	Property		1	The Z Garage	0.3%
8.07	Property		1	Two Detroit Garage	0.2%
8.08	Property		1	1505 & 1515 Woodward	0.2%
8.09	Property		1	1001 Brush Street	0.2%
8.10	Property		1	The Assembly	0.2%
8.11	Property		1	419 Fort Street Garage	0.1%
8.12	Property		1	Vinton	0.1%
8.13	Property		1	1401 First Street	0.1%
8.14	Property		1	Lane Bryant Building	0.0%
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	0	Springing	0	24,583	0	8,500,000
10	Loan	8, 63, 64	1	2550 M Street	4.2%	0	Springing	0	4,580	0	5,150,000
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	0	Springing	1,166,541	7,707	0	0
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	0	Springing	0	Springing	0	1,500,000
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%
12.06	Property		1	Publix - Decatur (Point), AL	0.2%
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%
A-41

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	0	Springing	3,100,000	Springing	0	6,900,000
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	0	Springing	0	21,286	0	0
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	0	Springing	114,172	4% of Gross Revenue	0	0
15.01	Property		1	Holiday Inn Terre Haute	0.9%
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	0	Springing	0	Springing	0	0
16.01	Property		1	700 Ash Street	0.4%
16.02	Property		1	5200 Foundry Circle	0.3%
16.03	Property		1	2700 Plum Street	0.3%
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%
16.05	Property		1	N2480 County Road M	0.1%
16.06	Property		1	W140 N5540 Lilly Road	0.1%
16.07	Property		1	530 East Main Street	0.1%
16.08	Property		1	210 Ann Avenue	0.1%
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	0	Springing	0	Springing	65,733	0
17.01	Property		1	1060 West Mason Street	1.0%
17.02	Property		1	289 Robbins Drive	0.2%
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%
17.04	Property		1	280 Corporate Woods Parkway	0.1%
17.05	Property		1	2602 Agriculture Drive	0.1%
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	0	Springing	0	1,354	0	0
18.01	Property		1	110 West 69th Street	0.7%
18.02	Property		1	141 Columbia Heights	0.4%
18.03	Property		1	15A West 73rd Street	0.3%
18.04	Property		1	23 West 70th Street	0.1%
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	0	Springing	0	Springing	837,829	0
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	13,000	4,135	0	4% of Gross Income	0	0
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	0	Springing	0	3,642	0	1,750,000
22	Loan	101	1	Eagle Station	1.2%	9,099	4,550	0	1,616	58,189	256,716
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	0	Springing	1,512	1,512	0	15,122
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	0	Springing	0	964	0	0
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	90,983	22,746	0	1,218	0	0
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	0	Springing	0	Springing	0	0
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	10,421	1,737	44,500	1,633	0	375,000
27.01	Property		1	Belair Plaza	0.5%
27.02	Property		1	Goshen Village	0.4%
28	Loan	116, 117	1	University Square	0.9%	0	Springing	0	748	26,933	0
29	Loan	118	1	1600 Brittmoore	0.8%	0	Springing	1,378	1,378	49,604	4,593
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	26,633	4,439	150,000	2,040	0	500,000
31	Loan		4	Southern Star Storage Portfolio	0.8%	39,055	7,811	166,952	1,254	0	0
31.01	Property		1	Addison Airport Self Storage	0.3%
31.02	Property		1	Jensen Beach Self Storage	0.2%
31.03	Property		1	Montrose Airport Self Storage	0.2%
31.04	Property		1	281 Mini Storage	0.1%
32	Loan	123	1	Best Western North Phoenix	0.6%	2,450	1,225	0	4% of Gross Revenue	0	0
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	10,158	3,386	0	8,552	0	0
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	5,375	2,278	0	4% of Gross Revenue	0	0
35	Loan	124	1	Redwood Simpsonville II	0.5%	0	Springing	0	633	30,400	0
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	0	Springing	0	556	33,340	0
37	Loan	127	1	900 East Grand Avenue	0.3%	3,920	1,307	0	1,060	0	0
A-42

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	Springing	0	0	0	0	0	0	0
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	67,247	1,613,919	0	0	0	0	22,000,000	Springing
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	Springing	0	0	0	0	0	1,758,645	0
3.01	Property		1	4000 Principio Parkway	0.8%
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%
3.04	Property		1	52 Pettengill Road	0.7%
3.05	Property		1	510 John Dodd Road	0.7%
3.06	Property		1	309 Dulty's Lane	0.6%
3.07	Property		1	5300 Centerpoint Parkway	0.4%
3.08	Property		1	17001 West Mercury Street	0.3%
3.09	Property		1	725 Darlington Avenue	0.3%
3.10	Property		1	10100 89th Avenue N	0.2%
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%
3.12	Property		1	4836 Hickory Hill Road	0.2%
3.13	Property		1	7000 West Post Road	0.2%
3.14	Property		1	3201 Bearing Drive	0.2%
3.15	Property		1	900 Commerce Parkway West Drive	0.2%
3.16	Property		1	6825 West County Road 400 North	0.1%
3.17	Property		1	951 Trails Road	0.1%
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	Springing	800,000	0	0	0	14,650	990,110	0
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	Springing	0	0	0	0	0	12,243,079	0
5.01	Property		1	800 Northwest 4th Street	1.0%
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%
5.03	Property		1	3000 East Mount Pleasant Street	0.9%
5.04	Property		1	7330 West Sherman Street	0.8%
5.05	Property		1	821 Route 97	0.7%
5.06	Property		1	3200 Northern Cross Boulevard	0.6%
5.07	Property		1	3636 Medallion Avenue	0.6%
5.08	Property		1	692 Wabash Avenue North	0.2%
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	Springing	0	0	0	0	0	19,461,345	0
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	14,833	0	0	0	0	0	0	0
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	280,690	5,000,000	0	0	0	241,558	8,870,595	0
8.01	Property		1	First National Building	1.1%
8.02	Property		1	The Qube	0.7%
8.03	Property		1	Chrysler House	0.6%
8.04	Property		1	1001 Woodward	0.5%
8.05	Property		1	One Woodward	0.4%
8.06	Property		1	The Z Garage	0.3%
8.07	Property		1	Two Detroit Garage	0.2%
8.08	Property		1	1505 & 1515 Woodward	0.2%
8.09	Property		1	1001 Brush Street	0.2%
8.10	Property		1	The Assembly	0.2%
8.11	Property		1	419 Fort Street Garage	0.1%
8.12	Property		1	Vinton	0.1%
8.13	Property		1	1401 First Street	0.1%
8.14	Property		1	Lane Bryant Building	0.0%
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	Springing	8,500,000	0	0	0	0	6,778,984	Springing
10	Loan	8, 63, 64	1	2550 M Street	4.2%	0	0	0	0	0	0	145,104	0
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	50,000	1,800,000	0	0	0	558,199	228,063	0
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	Springing	0	0	0	0	180,760	200,000	0
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%
12.06	Property		1	Publix - Decatur (Point), AL	0.2%
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%
A-43

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	Springing	4,000,000	0	0	0	50,000	2,664,107	0
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	0	0	2,869,207	0	0	0	1,000,000	0
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	0	0	923,176	0	0	0	0	Springing
15.01	Property		1	Holiday Inn Terre Haute	0.9%
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	Springing	2,450,574	0	0	0	0	0	0
16.01	Property		1	700 Ash Street	0.4%
16.02	Property		1	5200 Foundry Circle	0.3%
16.03	Property		1	2700 Plum Street	0.3%
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%
16.05	Property		1	N2480 County Road M	0.1%
16.06	Property		1	W140 N5540 Lilly Road	0.1%
16.07	Property		1	530 East Main Street	0.1%
16.08	Property		1	210 Ann Avenue	0.1%
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	Springing	328,664	0	0	0	0	0	0
17.01	Property		1	1060 West Mason Street	1.0%
17.02	Property		1	289 Robbins Drive	0.2%
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%
17.04	Property		1	280 Corporate Woods Parkway	0.1%
17.05	Property		1	2602 Agriculture Drive	0.1%
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	0	0	0	0	0	85,938	0	0
18.01	Property		1	110 West 69th Street	0.7%
18.02	Property		1	141 Columbia Heights	0.4%
18.03	Property		1	15A West 73rd Street	0.3%
18.04	Property		1	23 West 70th Street	0.1%
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	Springing	10,053,948	0	0	0	0	61,289,797	0
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	0	0	0	0	0	0	0	0
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	Springing	1,000,000	0	0	0	0	184,772	0
22	Loan	101	1	Eagle Station	1.2%	Springing	256,716	0	0	0	34,100	0	0
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	15,122	907,343	0	0	0	772,831	1,686,572	0
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	Springing	0	0	0	0	0	0	0
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	0	0	0	0	0	0	27,146,846	0
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	Springing	73,460	0	0	0	0	1,551,668	0
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	Springing	543,700	0	0	0	104,813	819,436	0
27.01	Property		1	Belair Plaza	0.5%
27.02	Property		1	Goshen Village	0.4%
28	Loan	116, 117	1	University Square	0.9%	2,551	91,818	0	0	0	0	0	Springing
29	Loan	118	1	1600 Brittmoore	0.8%	4,593	165,347	65,659	0	0	6,600	0	0
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	Springing	500,000	0	0	0	0	53,728	17,865
31	Loan		4	Southern Star Storage Portfolio	0.8%	0	0	0	0	0	37,813	0	0
31.01	Property		1	Addison Airport Self Storage	0.3%
31.02	Property		1	Jensen Beach Self Storage	0.2%
31.03	Property		1	Montrose Airport Self Storage	0.2%
31.04	Property		1	281 Mini Storage	0.1%
32	Loan	123	1	Best Western North Phoenix	0.6%	0	0	0	0	0	0	0	0
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	0	0	0	0	0	0	0	0
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	0	0	199,756	0	0	0	0	Springing
35	Loan	124	1	Redwood Simpsonville II	0.5%	0	0	0	0	0	0	0	0
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	Springing	0	0	0	0	0	0	Springing
37	Loan	127	1	900 East Grand Avenue	0.3%	0	0	0	0	0	24,312	0	0

A-44

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Other Reserve Description

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	NAP
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	LA County Earnout Reserve (Upfront: $22,000,000), Billboard Replacement Funds (Monthly: Springing)
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	Unfunded Obligations Reserve
3.01	Property		1	4000 Principio Parkway	0.8%
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%
3.04	Property		1	52 Pettengill Road	0.7%
3.05	Property		1	510 John Dodd Road	0.7%
3.06	Property		1	309 Dulty's Lane	0.6%
3.07	Property		1	5300 Centerpoint Parkway	0.4%
3.08	Property		1	17001 West Mercury Street	0.3%
3.09	Property		1	725 Darlington Avenue	0.3%
3.10	Property		1	10100 89th Avenue N	0.2%
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%
3.12	Property		1	4836 Hickory Hill Road	0.2%
3.13	Property		1	7000 West Post Road	0.2%
3.14	Property		1	3201 Bearing Drive	0.2%
3.15	Property		1	900 Commerce Parkway West Drive	0.2%
3.16	Property		1	6825 West County Road 400 North	0.1%
3.17	Property		1	951 Trails Road	0.1%
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	Unfunded Obligations Reserve ($921,872.36), Duro Reserve ($68,237.16)
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	Shearer Expansion Allowance Reserve
5.01	Property		1	800 Northwest 4th Street	1.0%
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%
5.03	Property		1	3000 East Mount Pleasant Street	0.9%
5.04	Property		1	7330 West Sherman Street	0.8%
5.05	Property		1	821 Route 97	0.7%
5.06	Property		1	3200 Northern Cross Boulevard	0.6%
5.07	Property		1	3636 Medallion Avenue	0.6%
5.08	Property		1	692 Wabash Avenue North	0.2%
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	Outstanding Obligations Reserve (Upfront: $16,308,344.50), Parking Reserve (Upfront: $3,000,000), Gap Rent Reserve (Upfront: $153,000)
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	NAP
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	Outstanding TI/LC Reserve (Upfront: $8,392,690), Outstanding Free Rent Reserve (Upfront: $477,905)
8.01	Property		1	First National Building	1.1%
8.02	Property		1	The Qube	0.7%
8.03	Property		1	Chrysler House	0.6%
8.04	Property		1	1001 Woodward	0.5%
8.05	Property		1	One Woodward	0.4%
8.06	Property		1	The Z Garage	0.3%
8.07	Property		1	Two Detroit Garage	0.2%
8.08	Property		1	1505 & 1515 Woodward	0.2%
8.09	Property		1	1001 Brush Street	0.2%
8.10	Property		1	The Assembly	0.2%
8.11	Property		1	419 Fort Street Garage	0.1%
8.12	Property		1	Vinton	0.1%
8.13	Property		1	1401 First Street	0.1%
8.14	Property		1	Lane Bryant Building	0.0%
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	Outstanding Obligations Reserve (Upfront: $6,778,984), Put Price Reserve (Monthly: Springing)
10	Loan	8, 63, 64	1	2550 M Street	4.2%	Ground Rent Reserve
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	Outstanding Obligation Reserve ($191,568.60) and Free Rent Reserve ($36,494.44)
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	Unfunded Obligations Reserve
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%
12.06	Property		1	Publix - Decatur (Point), AL	0.2%
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%
A-45

BMARK 2022-B35

Annex A
Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Other Reserve Description
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	Unfunded Free Rent Reserve (Upfront: $1,550,078.41), Unfunded TI/LC Reserve (Upfront: $1,114,028.41)
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	PIP Reserve
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	Future PIP Reserve
15.01	Property		1	Holiday Inn Terre Haute	0.9%
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	NAP
16.01	Property		1	700 Ash Street	0.4%
16.02	Property		1	5200 Foundry Circle	0.3%
16.03	Property		1	2700 Plum Street	0.3%
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%
16.05	Property		1	N2480 County Road M	0.1%
16.06	Property		1	W140 N5540 Lilly Road	0.1%
16.07	Property		1	530 East Main Street	0.1%
16.08	Property		1	210 Ann Avenue	0.1%
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	NAP
17.01	Property		1	1060 West Mason Street	1.0%
17.02	Property		1	289 Robbins Drive	0.2%
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%
17.04	Property		1	280 Corporate Woods Parkway	0.1%
17.05	Property		1	2602 Agriculture Drive	0.1%
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	NAP
18.01	Property		1	110 West 69th Street	0.7%
18.02	Property		1	141 Columbia Heights	0.4%
18.03	Property		1	15A West 73rd Street	0.3%
18.04	Property		1	23 West 70th Street	0.1%
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	Outstanding TI/LC Reserve ($52,315,328) and Free Rent Reserve ($8,974,469)
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	NAP
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	Unfunded Obligations Reserve
22	Loan	101	1	Eagle Station	1.2%	NAP
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	Outstanding TI/LC Reserve ($1,235,800), Outstanding Free Rent Reserve ($450,772)
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	NAP
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	Expansion Reserve (Upfront: $14,146,846.45), Seller Credit Reserve (Upfront: $13,000,000)
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	Rent Stabilization Reserve ($1,000,000), Rent Deferral Reserve ($551,667.79)
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	Unfunded Obligations Reserve
27.01	Property		1	Belair Plaza	0.5%
27.02	Property		1	Goshen Village	0.4%
28	Loan	116, 117	1	University Square	0.9%	El Pescador Renewal Reserve
29	Loan	118	1	1600 Brittmoore	0.8%	NAP
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	Unfunded Obligations Reserve (Upfront: $35,862.90), Ground Rent Reserve (Upfront: $17,865.17; Monthly: $17,865.17)
31	Loan		4	Southern Star Storage Portfolio	0.8%	NAP
31.01	Property		1	Addison Airport Self Storage	0.3%
31.02	Property		1	Jensen Beach Self Storage	0.2%
31.03	Property		1	Montrose Airport Self Storage	0.2%
31.04	Property		1	281 Mini Storage	0.1%
32	Loan	123	1	Best Western North Phoenix	0.6%	NAP
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	NAP
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	Custodial and Hotel Tax Reserve
35	Loan	124	1	Redwood Simpsonville II	0.5%	NAP
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	Parking Lease Rent Reserve
37	Loan	127	1	900 East Grand Avenue	0.3%	NAP

A-46

BMARK 2022-B35

Annex A
Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	0	0	NAP
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	0	0	NAP
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	0	0	NAP
3.01	Property		1	4000 Principio Parkway	0.8%
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%
3.04	Property		1	52 Pettengill Road	0.7%
3.05	Property		1	510 John Dodd Road	0.7%
3.06	Property		1	309 Dulty's Lane	0.6%
3.07	Property		1	5300 Centerpoint Parkway	0.4%
3.08	Property		1	17001 West Mercury Street	0.3%
3.09	Property		1	725 Darlington Avenue	0.3%
3.10	Property		1	10100 89th Avenue N	0.2%
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%
3.12	Property		1	4836 Hickory Hill Road	0.2%
3.13	Property		1	7000 West Post Road	0.2%
3.14	Property		1	3201 Bearing Drive	0.2%
3.15	Property		1	900 Commerce Parkway West Drive	0.2%
3.16	Property		1	6825 West County Road 400 North	0.1%
3.17	Property		1	951 Trails Road	0.1%
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	0	0	NAP
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	0	0	NAP
5.01	Property		1	800 Northwest 4th Street	1.0%
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%
5.03	Property		1	3000 East Mount Pleasant Street	0.9%
5.04	Property		1	7330 West Sherman Street	0.8%
5.05	Property		1	821 Route 97	0.7%
5.06	Property		1	3200 Northern Cross Boulevard	0.6%
5.07	Property		1	3636 Medallion Avenue	0.6%
5.08	Property		1	692 Wabash Avenue North	0.2%
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	0	0	NAP
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	0	0	NAP
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	0	0	NAP
8.01	Property		1	First National Building	1.1%
8.02	Property		1	The Qube	0.7%
8.03	Property		1	Chrysler House	0.6%
8.04	Property		1	1001 Woodward	0.5%
8.05	Property		1	One Woodward	0.4%
8.06	Property		1	The Z Garage	0.3%
8.07	Property		1	Two Detroit Garage	0.2%
8.08	Property		1	1505 & 1515 Woodward	0.2%
8.09	Property		1	1001 Brush Street	0.2%
8.10	Property		1	The Assembly	0.2%
8.11	Property		1	419 Fort Street Garage	0.1%
8.12	Property		1	Vinton	0.1%
8.13	Property		1	1401 First Street	0.1%
8.14	Property		1	Lane Bryant Building	0.0%
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	0	0	NAP
10	Loan	8, 63, 64	1	2550 M Street	4.2%	0	0	NAP
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	0	0	NAP
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	0	0	NAP
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%
12.06	Property		1	Publix - Decatur (Point), AL	0.2%
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%

A-47

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	0	0	NAP
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	0	0	NAP
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	0	0	NAP
15.01	Property		1	Holiday Inn Terre Haute	0.9%
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	0	0	NAP
16.01	Property		1	700 Ash Street	0.4%
16.02	Property		1	5200 Foundry Circle	0.3%
16.03	Property		1	2700 Plum Street	0.3%
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%
16.05	Property		1	N2480 County Road M	0.1%
16.06	Property		1	W140 N5540 Lilly Road	0.1%
16.07	Property		1	530 East Main Street	0.1%
16.08	Property		1	210 Ann Avenue	0.1%
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	0	0	NAP
17.01	Property		1	1060 West Mason Street	1.0%
17.02	Property		1	289 Robbins Drive	0.2%
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%
17.04	Property		1	280 Corporate Woods Parkway	0.1%
17.05	Property		1	2602 Agriculture Drive	0.1%
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	0	0	NAP
18.01	Property		1	110 West 69th Street	0.7%
18.02	Property		1	141 Columbia Heights	0.4%
18.03	Property		1	15A West 73rd Street	0.3%
18.04	Property		1	23 West 70th Street	0.1%
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	0	0	NAP
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	0	0	NAP
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	0	0	NAP
22	Loan	101	1	Eagle Station	1.2%	0	0	NAP
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	0	2,150,000	The borrower shall deposit into an eligible account upon loan origination. The lender must disburse upon (i) evidence that STEM Academy is open and operating for business and (ii) borrower delivers to lender an estoppel from STEM Academy.
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	0	0	NAP
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	0	0	NAP
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	0	0	NAP
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	0	0	NAP
27.01	Property		1	Belair Plaza	0.5%
27.02	Property		1	Goshen Village	0.4%
28	Loan	116, 117	1	University Square	0.9%	0	0	NAP
29	Loan	118	1	1600 Brittmoore	0.8%	0	0	NAP
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	0	0	NAP
31	Loan		4	Southern Star Storage Portfolio	0.8%	0	0	NAP
31.01	Property		1	Addison Airport Self Storage	0.3%
31.02	Property		1	Jensen Beach Self Storage	0.2%
31.03	Property		1	Montrose Airport Self Storage	0.2%
31.04	Property		1	281 Mini Storage	0.1%
32	Loan	123	1	Best Western North Phoenix	0.6%	0	0	NAP
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	0	0	NAP
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	0	0	NAP
35	Loan	124	1	Redwood Simpsonville II	0.5%	0	0	NAP
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	0	0	NAP
37	Loan	127	1	900 East Grand Avenue	0.3%	0	0	NAP

A-48

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	Hard	Springing	Yes	No	Yes	No
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	Hard	Springing	Yes	Yes	Yes	Yes
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	Hard	Springing	Yes	No	Yes	No
3.01	Property		1	4000 Principio Parkway	0.8%
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%
3.04	Property		1	52 Pettengill Road	0.7%
3.05	Property		1	510 John Dodd Road	0.7%
3.06	Property		1	309 Dulty's Lane	0.6%
3.07	Property		1	5300 Centerpoint Parkway	0.4%
3.08	Property		1	17001 West Mercury Street	0.3%
3.09	Property		1	725 Darlington Avenue	0.3%
3.10	Property		1	10100 89th Avenue N	0.2%
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%
3.12	Property		1	4836 Hickory Hill Road	0.2%
3.13	Property		1	7000 West Post Road	0.2%
3.14	Property		1	3201 Bearing Drive	0.2%
3.15	Property		1	900 Commerce Parkway West Drive	0.2%
3.16	Property		1	6825 West County Road 400 North	0.1%
3.17	Property		1	951 Trails Road	0.1%
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	Hard	Springing	Yes	Yes	No	NAP
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	Hard	In Place	Yes	Yes	Yes	Yes
5.01	Property		1	800 Northwest 4th Street	1.0%
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%
5.03	Property		1	3000 East Mount Pleasant Street	0.9%
5.04	Property		1	7330 West Sherman Street	0.8%
5.05	Property		1	821 Route 97	0.7%
5.06	Property		1	3200 Northern Cross Boulevard	0.6%
5.07	Property		1	3636 Medallion Avenue	0.6%
5.08	Property		1	692 Wabash Avenue North	0.2%
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	Hard	Springing	Yes	Yes	No	NAP
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	Hard	Springing	Yes	Yes	No	NAP
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	Springing (Residential); Hard (Commercial)	Springing	Yes	No	Yes	No
8.01	Property		1	First National Building	1.1%
8.02	Property		1	The Qube	0.7%
8.03	Property		1	Chrysler House	0.6%
8.04	Property		1	1001 Woodward	0.5%
8.05	Property		1	One Woodward	0.4%
8.06	Property		1	The Z Garage	0.3%
8.07	Property		1	Two Detroit Garage	0.2%
8.08	Property		1	1505 & 1515 Woodward	0.2%
8.09	Property		1	1001 Brush Street	0.2%
8.10	Property		1	The Assembly	0.2%
8.11	Property		1	419 Fort Street Garage	0.1%
8.12	Property		1	Vinton	0.1%
8.13	Property		1	1401 First Street	0.1%
8.14	Property		1	Lane Bryant Building	0.0%
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	Hard	Springing	Yes	Yes	Yes	Yes
10	Loan	8, 63, 64	1	2550 M Street	4.2%	Springing	Springing	Yes	Yes	Yes	Yes
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	Hard	Springing	Yes	No	Yes	Yes
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	Hard	Springing	Yes	No	Yes	Yes
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%
12.06	Property		1	Publix - Decatur (Point), AL	0.2%
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%
A-49

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	Hard	Springing	Yes	Yes	Yes	No
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	Hard	In Place	Yes	No	No	NAP
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	Hard	Springing	Yes	No	No	NAP
15.01	Property		1	Holiday Inn Terre Haute	0.9%
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	Hard	Springing	Yes	Yes	Yes	No
16.01	Property		1	700 Ash Street	0.4%
16.02	Property		1	5200 Foundry Circle	0.3%
16.03	Property		1	2700 Plum Street	0.3%
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%
16.05	Property		1	N2480 County Road M	0.1%
16.06	Property		1	W140 N5540 Lilly Road	0.1%
16.07	Property		1	530 East Main Street	0.1%
16.08	Property		1	210 Ann Avenue	0.1%
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	Hard	Springing	Yes	Yes	No	NAP
17.01	Property		1	1060 West Mason Street	1.0%
17.02	Property		1	289 Robbins Drive	0.2%
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%
17.04	Property		1	280 Corporate Woods Parkway	0.1%
17.05	Property		1	2602 Agriculture Drive	0.1%
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	Springing	Springing	Yes	No	No	NAP
18.01	Property		1	110 West 69th Street	0.7%
18.02	Property		1	141 Columbia Heights	0.4%
18.03	Property		1	15A West 73rd Street	0.3%
18.04	Property		1	23 West 70th Street	0.1%
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	Hard	Springing	Yes	No	Yes	No
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	Hard	Springing	Yes	No	No	NAP
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	Hard	Springing	Yes	Yes	No	NAP
22	Loan	101	1	Eagle Station	1.2%	Springing	Springing	Yes	Yes	No	NAP
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	Hard	Springing	Yes	Yes	No	NAP
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	Hard	Springing	Yes	Yes	No	NAP
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	Hard	Springing	Yes	Yes	Yes	No
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	Soft	Springing	Yes	No	Yes	No
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	Hard	In Place	Yes	Yes	No	NAP
27.01	Property		1	Belair Plaza	0.5%
27.02	Property		1	Goshen Village	0.4%
28	Loan	116, 117	1	University Square	0.9%	Hard	Springing	Yes	Yes	No	NAP
29	Loan	118	1	1600 Brittmoore	0.8%	Hard	Springing	No	Yes	No	NAP
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	Hard	Springing	Yes	No	No	NAP
31	Loan		4	Southern Star Storage Portfolio	0.8%	Springing	Springing	Yes	No	No	NAP
31.01	Property		1	Addison Airport Self Storage	0.3%
31.02	Property		1	Jensen Beach Self Storage	0.2%
31.03	Property		1	Montrose Airport Self Storage	0.2%
31.04	Property		1	281 Mini Storage	0.1%
32	Loan	123	1	Best Western North Phoenix	0.6%	Hard	Springing	Yes	No	No	NAP
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	Springing	Springing	Yes	No	No	NAP
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	Springing	Springing	Yes	No	No	NAP
35	Loan	124	1	Redwood Simpsonville II	0.5%	None	None	Yes	No	No	NAP
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	Hard	Springing	Yes	Yes	No	NAP
37	Loan	127	1	900 East Grand Avenue	0.3%	Soft	Springing	Yes	No	No	NAP
A-50

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	111,000,000	278,250,000	652,625.07	912,971.46	NAP	NAP
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	100,000,000	50,000,000	229,181.13	687,543.40	NAP	NAP
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	73,656,388	267,483,612	873,407.99	1,113,916.47	103,860,000	3.86465618%
3.01	Property		1	4000 Principio Parkway	0.8%
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%
3.04	Property		1	52 Pettengill Road	0.7%
3.05	Property		1	510 John Dodd Road	0.7%
3.06	Property		1	309 Dulty's Lane	0.6%
3.07	Property		1	5300 Centerpoint Parkway	0.4%
3.08	Property		1	17001 West Mercury Street	0.3%
3.09	Property		1	725 Darlington Avenue	0.3%
3.10	Property		1	10100 89th Avenue N	0.2%
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%
3.12	Property		1	4836 Hickory Hill Road	0.2%
3.13	Property		1	7000 West Post Road	0.2%
3.14	Property		1	3201 Bearing Drive	0.2%
3.15	Property		1	900 Commerce Parkway West Drive	0.2%
3.16	Property		1	6825 West County Road 400 North	0.1%
3.17	Property		1	951 Trails Road	0.1%
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	66,318,600	71,279,400	234,875.52	453,404.52	NAP	NAP
5.01	Property		1	800 Northwest 4th Street	1.0%
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%
5.03	Property		1	3000 East Mount Pleasant Street	0.9%
5.04	Property		1	7330 West Sherman Street	0.8%
5.05	Property		1	821 Route 97	0.7%
5.06	Property		1	3200 Northern Cross Boulevard	0.6%
5.07	Property		1	3636 Medallion Avenue	0.6%
5.08	Property		1	692 Wabash Avenue North	0.2%
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	54,000,000	376,000,000	1,200,214.63	1,372,585.88	NAP	NAP
8.01	Property		1	First National Building	1.1%
8.02	Property		1	The Qube	0.7%
8.03	Property		1	Chrysler House	0.6%
8.04	Property		1	1001 Woodward	0.5%
8.05	Property		1	One Woodward	0.4%
8.06	Property		1	The Z Garage	0.3%
8.07	Property		1	Two Detroit Garage	0.2%
8.08	Property		1	1505 & 1515 Woodward	0.2%
8.09	Property		1	1001 Brush Street	0.2%
8.10	Property		1	The Assembly	0.2%
8.11	Property		1	419 Fort Street Garage	0.1%
8.12	Property		1	Vinton	0.1%
8.13	Property		1	1401 First Street	0.1%
8.14	Property		1	Lane Bryant Building	0.0%
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	50,000,000	160,000,000	690,796.30	906,670.14	NAP	NAP
10	Loan	8, 63, 64	1	2550 M Street	4.2%	46,800,000	40,000,000	155,462.96	337,354.63	NAP	NAP
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	46,200,000	37,800,000	151,383.75	336,408.33	NAP	NAP
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	40,000,000	63,900,000	247,272.29	402,059.33	NAP	NAP
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%
12.06	Property		1	Publix - Decatur (Point), AL	0.2%
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%
A-51

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	40,000,000	46,000,000	144,580.56	270,302.78	NAP	NAP
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	NAP	NAP	NAP	NAP	NAP	NAP
15.01	Property		1	Holiday Inn Terre Haute	0.9%
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	18,225,000	30,000,000	94,621.18	152,103.55	NAP	NAP
16.01	Property		1	700 Ash Street	0.4%
16.02	Property		1	5200 Foundry Circle	0.3%
16.03	Property		1	2700 Plum Street	0.3%
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%
16.05	Property		1	N2480 County Road M	0.1%
16.06	Property		1	W140 N5540 Lilly Road	0.1%
16.07	Property		1	530 East Main Street	0.1%
16.08	Property		1	210 Ann Avenue	0.1%
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	NAP	NAP	NAP	NAP	NAP	NAP
17.01	Property		1	1060 West Mason Street	1.0%
17.02	Property		1	289 Robbins Drive	0.2%
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%
17.04	Property		1	280 Corporate Woods Parkway	0.1%
17.05	Property		1	2602 Agriculture Drive	0.1%
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	NAP	NAP	NAP	NAP	NAP	NAP
18.01	Property		1	110 West 69th Street	0.7%
18.02	Property		1	141 Columbia Heights	0.4%
18.03	Property		1	15A West 73rd Street	0.3%
18.04	Property		1	23 West 70th Street	0.1%
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	16,519,000	706,781,000	1,667,259.40	1,706,226.86	276,700,000	2.79196%
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	101	1	Eagle Station	1.2%	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	12,500,000	198,167,000	475,174.19	505,147.28	NAP	NAP
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	12,000,000	28,000,000	80,151.29	114,501.85	NAP	NAP
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	NAP	NAP	NAP	NAP	NAP	NAP
27.01	Property		1	Belair Plaza	0.5%
27.02	Property		1	Goshen Village	0.4%
28	Loan	116, 117	1	University Square	0.9%	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	118	1	1600 Brittmoore	0.8%	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan		4	Southern Star Storage Portfolio	0.8%	NAP	NAP	NAP	NAP	NAP	NAP
31.01	Property		1	Addison Airport Self Storage	0.3%
31.02	Property		1	Jensen Beach Self Storage	0.2%
31.03	Property		1	Montrose Airport Self Storage	0.2%
31.04	Property		1	281 Mini Storage	0.1%
32	Loan	123	1	Best Western North Phoenix	0.6%	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	124	1	Redwood Simpsonville II	0.5%	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	127	1	900 East Grand Avenue	0.3%	NAP	NAP	NAP	NAP	NAP	NAP
A-52

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)
									4
1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	389,250,000	912,971.46	42.6%	3.37	9.6%	NAP	NAP
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	150,000,000	687,543.40	43.0%	2.34	13.5%	NAP	NAP
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	445,000,000	1,453,048.10	37.9%	2.40	10.1%	255,000,000	###########
3.01	Property		1	4000 Principio Parkway	0.8%
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%
3.04	Property		1	52 Pettengill Road	0.7%
3.05	Property		1	510 John Dodd Road	0.7%
3.06	Property		1	309 Dulty's Lane	0.6%
3.07	Property		1	5300 Centerpoint Parkway	0.4%
3.08	Property		1	17001 West Mercury Street	0.3%
3.09	Property		1	725 Darlington Avenue	0.3%
3.10	Property		1	10100 89th Avenue N	0.2%
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%
3.12	Property		1	4836 Hickory Hill Road	0.2%
3.13	Property		1	7000 West Post Road	0.2%
3.14	Property		1	3201 Bearing Drive	0.2%
3.15	Property		1	900 Commerce Parkway West Drive	0.2%
3.16	Property		1	6825 West County Road 400 North	0.1%
3.17	Property		1	951 Trails Road	0.1%
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	137,598,000	453,404.52	62.8%	1.95	8.3%	NAP	NAP
5.01	Property		1	800 Northwest 4th Street	1.0%
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%
5.03	Property		1	3000 East Mount Pleasant Street	0.9%
5.04	Property		1	7330 West Sherman Street	0.8%
5.05	Property		1	821 Route 97	0.7%
5.06	Property		1	3200 Northern Cross Boulevard	0.6%
5.07	Property		1	3636 Medallion Avenue	0.6%
5.08	Property		1	692 Wabash Avenue North	0.2%
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	430,000,000	1,372,585.88	59.4%	3.30	13.6%	NAP	NAP
8.01	Property		1	First National Building	1.1%
8.02	Property		1	The Qube	0.7%
8.03	Property		1	Chrysler House	0.6%
8.04	Property		1	1001 Woodward	0.5%
8.05	Property		1	One Woodward	0.4%
8.06	Property		1	The Z Garage	0.3%
8.07	Property		1	Two Detroit Garage	0.2%
8.08	Property		1	1505 & 1515 Woodward	0.2%
8.09	Property		1	1001 Brush Street	0.2%
8.10	Property		1	The Assembly	0.2%
8.11	Property		1	419 Fort Street Garage	0.1%
8.12	Property		1	Vinton	0.1%
8.13	Property		1	1401 First Street	0.1%
8.14	Property		1	Lane Bryant Building	0.0%
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	210,000,000	906,670.14	62.6%	1.68	9.4%	NAP	NAP
10	Loan	8, 63, 64	1	2550 M Street	4.2%	86,800,000	337,354.63	65.5%	1.87	8.8%	NAP	NAP
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	84,000,000	336,408.33	67.2%	1.86	9.8%	NAP	NAP
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	103,900,000	402,059.33	53.1%	2.03	9.6%	NAP	NAP
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%
12.06	Property		1	Publix - Decatur (Point), AL	0.2%
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%
A-53

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	86,000,000	270,302.78	55.5%	2.60	10.2%	17,000,000	10.25000%
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.01	Property		1	Holiday Inn Terre Haute	0.9%
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	48,225,000	152,103.55	58.5%	3.25	13.2%	NAP	NAP
16.01	Property		1	700 Ash Street	0.4%
16.02	Property		1	5200 Foundry Circle	0.3%
16.03	Property		1	2700 Plum Street	0.3%
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%
16.05	Property		1	N2480 County Road M	0.1%
16.06	Property		1	W140 N5540 Lilly Road	0.1%
16.07	Property		1	530 East Main Street	0.1%
16.08	Property		1	210 Ann Avenue	0.1%
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.01	Property		1	1060 West Mason Street	1.0%
17.02	Property		1	289 Robbins Drive	0.2%
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%
17.04	Property		1	280 Corporate Woods Parkway	0.1%
17.05	Property		1	2602 Agriculture Drive	0.1%
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.01	Property		1	110 West 69th Street	0.7%
18.02	Property		1	141 Columbia Heights	0.4%
18.03	Property		1	15A West 73rd Street	0.3%
18.04	Property		1	23 West 70th Street	0.1%
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	1,000,000,000	2,358,947.68	58.8%	3.25	9.5%	NAP	NAP
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	101	1	Eagle Station	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	210,667,000	505,147.28	63.8%	3.16	9.2%	NAP	NAP
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	40,000,000	114,501.85	54.5%	2.78	9.6%	NAP	NAP
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.01	Property		1	Belair Plaza	0.5%
27.02	Property		1	Goshen Village	0.4%
28	Loan	116, 117	1	University Square	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	118	1	1600 Brittmoore	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan		4	Southern Star Storage Portfolio	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.01	Property		1	Addison Airport Self Storage	0.3%
31.02	Property		1	Jensen Beach Self Storage	0.2%
31.03	Property		1	Montrose Airport Self Storage	0.2%
31.04	Property		1	281 Mini Storage	0.1%
32	Loan	123	1	Best Western North Phoenix	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	124	1	Redwood Simpsonville II	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	127	1	900 East Grand Avenue	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-54

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)
									4
1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	NAP	NAP	NAP	NAP	NAP	No
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	NAP	NAP	NAP	NAP	NAP	No
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	700,000,000	2,612,369.21	59.6%	1.33	6.4%	No
3.01	Property		1	4000 Principio Parkway	0.8%
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%
3.04	Property		1	52 Pettengill Road	0.7%
3.05	Property		1	510 John Dodd Road	0.7%
3.06	Property		1	309 Dulty's Lane	0.6%
3.07	Property		1	5300 Centerpoint Parkway	0.4%
3.08	Property		1	17001 West Mercury Street	0.3%
3.09	Property		1	725 Darlington Avenue	0.3%
3.10	Property		1	10100 89th Avenue N	0.2%
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%
3.12	Property		1	4836 Hickory Hill Road	0.2%
3.13	Property		1	7000 West Post Road	0.2%
3.14	Property		1	3201 Bearing Drive	0.2%
3.15	Property		1	900 Commerce Parkway West Drive	0.2%
3.16	Property		1	6825 West County Road 400 North	0.1%
3.17	Property		1	951 Trails Road	0.1%
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	NAP	NAP	NAP	NAP	NAP	Yes
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	NAP	NAP	NAP	NAP	NAP	No
5.01	Property		1	800 Northwest 4th Street	1.0%
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%
5.03	Property		1	3000 East Mount Pleasant Street	0.9%
5.04	Property		1	7330 West Sherman Street	0.8%
5.05	Property		1	821 Route 97	0.7%
5.06	Property		1	3200 Northern Cross Boulevard	0.6%
5.07	Property		1	3636 Medallion Avenue	0.6%
5.08	Property		1	692 Wabash Avenue North	0.2%
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	NAP	NAP	NAP	NAP	NAP	No
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	NAP	NAP	NAP	NAP	NAP	No
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	NAP	NAP	NAP	NAP	NAP	Yes
8.01	Property		1	First National Building	1.1%
8.02	Property		1	The Qube	0.7%
8.03	Property		1	Chrysler House	0.6%
8.04	Property		1	1001 Woodward	0.5%
8.05	Property		1	One Woodward	0.4%
8.06	Property		1	The Z Garage	0.3%
8.07	Property		1	Two Detroit Garage	0.2%
8.08	Property		1	1505 & 1515 Woodward	0.2%
8.09	Property		1	1001 Brush Street	0.2%
8.10	Property		1	The Assembly	0.2%
8.11	Property		1	419 Fort Street Garage	0.1%
8.12	Property		1	Vinton	0.1%
8.13	Property		1	1401 First Street	0.1%
8.14	Property		1	Lane Bryant Building	0.0%
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	NAP	NAP	NAP	NAP	NAP	No
10	Loan	8, 63, 64	1	2550 M Street	4.2%	NAP	NAP	NAP	NAP	NAP	No
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	NAP	NAP	NAP	NAP	NAP	No
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	NAP	NAP	NAP	NAP	NAP	No
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%
12.06	Property		1	Publix - Decatur (Point), AL	0.2%
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%
A-55

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	103,000,000	417,527.90	66.5%	1.68	8.5%	Yes
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	NAP	NAP	NAP	NAP	NAP	No
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	NAP	NAP	NAP	NAP	NAP	No
15.01	Property		1	Holiday Inn Terre Haute	0.9%
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	NAP	NAP	NAP	NAP	NAP	Yes
16.01	Property		1	700 Ash Street	0.4%
16.02	Property		1	5200 Foundry Circle	0.3%
16.03	Property		1	2700 Plum Street	0.3%
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%
16.05	Property		1	N2480 County Road M	0.1%
16.06	Property		1	W140 N5540 Lilly Road	0.1%
16.07	Property		1	530 East Main Street	0.1%
16.08	Property		1	210 Ann Avenue	0.1%
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	NAP	NAP	NAP	NAP	NAP	Yes
17.01	Property		1	1060 West Mason Street	1.0%
17.02	Property		1	289 Robbins Drive	0.2%
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%
17.04	Property		1	280 Corporate Woods Parkway	0.1%
17.05	Property		1	2602 Agriculture Drive	0.1%
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	NAP	NAP	NAP	NAP	NAP	No
18.01	Property		1	110 West 69th Street	0.7%
18.02	Property		1	141 Columbia Heights	0.4%
18.03	Property		1	15A West 73rd Street	0.3%
18.04	Property		1	23 West 70th Street	0.1%
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	NAP	NAP	NAP	NAP	NAP	No
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	NAP	NAP	NAP	NAP	NAP	No
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	NAP	NAP	NAP	NAP	NAP	No
22	Loan	101	1	Eagle Station	1.2%	NAP	NAP	NAP	NAP	NAP	No
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	NAP	NAP	NAP	NAP	NAP	No
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	NAP	NAP	NAP	NAP	NAP	No
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	NAP	NAP	NAP	NAP	NAP	No
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	NAP	NAP	NAP	NAP	NAP	Yes
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	NAP	NAP	NAP	NAP	NAP	No
27.01	Property		1	Belair Plaza	0.5%
27.02	Property		1	Goshen Village	0.4%
28	Loan	116, 117	1	University Square	0.9%	NAP	NAP	NAP	NAP	NAP	No
29	Loan	118	1	1600 Brittmoore	0.8%	NAP	NAP	NAP	NAP	NAP	No
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	NAP	NAP	NAP	NAP	NAP	No
31	Loan		4	Southern Star Storage Portfolio	0.8%	NAP	NAP	NAP	NAP	NAP	No
31.01	Property		1	Addison Airport Self Storage	0.3%
31.02	Property		1	Jensen Beach Self Storage	0.2%
31.03	Property		1	Montrose Airport Self Storage	0.2%
31.04	Property		1	281 Mini Storage	0.1%
32	Loan	123	1	Best Western North Phoenix	0.6%	NAP	NAP	NAP	NAP	NAP	No
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	NAP	NAP	NAP	NAP	NAP	No
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	NAP	NAP	NAP	NAP	NAP	No
35	Loan	124	1	Redwood Simpsonville II	0.5%	NAP	NAP	NAP	NAP	NAP	No
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	NAP	NAP	NAP	NAP	NAP	No
37	Loan	127	1	900 East Grand Avenue	0.3%	NAP	NAP	NAP	NAP	NAP	No
A-56

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Future Debt Permitted Type

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	NAP
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	NAP
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	NAP
3.01	Property		1	4000 Principio Parkway	0.8%
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%
3.04	Property		1	52 Pettengill Road	0.7%
3.05	Property		1	510 John Dodd Road	0.7%
3.06	Property		1	309 Dulty's Lane	0.6%
3.07	Property		1	5300 Centerpoint Parkway	0.4%
3.08	Property		1	17001 West Mercury Street	0.3%
3.09	Property		1	725 Darlington Avenue	0.3%
3.10	Property		1	10100 89th Avenue N	0.2%
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%
3.12	Property		1	4836 Hickory Hill Road	0.2%
3.13	Property		1	7000 West Post Road	0.2%
3.14	Property		1	3201 Bearing Drive	0.2%
3.15	Property		1	900 Commerce Parkway West Drive	0.2%
3.16	Property		1	6825 West County Road 400 North	0.1%
3.17	Property		1	951 Trails Road	0.1%
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	Mezzanine (Permitted to Successor Borrower upon a transfer and assumption; Max Combined LTV of 69.6%; Min Combined DSCR of 1.51x; Min Combined Debt Yield of 7.12%; Intercreditor Agreement is required)
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	NAP
5.01	Property		1	800 Northwest 4th Street	1.0%
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%
5.03	Property		1	3000 East Mount Pleasant Street	0.9%
5.04	Property		1	7330 West Sherman Street	0.8%
5.05	Property		1	821 Route 97	0.7%
5.06	Property		1	3200 Northern Cross Boulevard	0.6%
5.07	Property		1	3636 Medallion Avenue	0.6%
5.08	Property		1	692 Wabash Avenue North	0.2%
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	NAP
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	NAP
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	Unsecured
8.01	Property		1	First National Building	1.1%
8.02	Property		1	The Qube	0.7%
8.03	Property		1	Chrysler House	0.6%
8.04	Property		1	1001 Woodward	0.5%
8.05	Property		1	One Woodward	0.4%
8.06	Property		1	The Z Garage	0.3%
8.07	Property		1	Two Detroit Garage	0.2%
8.08	Property		1	1505 & 1515 Woodward	0.2%
8.09	Property		1	1001 Brush Street	0.2%
8.10	Property		1	The Assembly	0.2%
8.11	Property		1	419 Fort Street Garage	0.1%
8.12	Property		1	Vinton	0.1%
8.13	Property		1	1401 First Street	0.1%
8.14	Property		1	Lane Bryant Building	0.0%
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	NAP
10	Loan	8, 63, 64	1	2550 M Street	4.2%	NAP
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	NAP
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	NAP
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%
12.06	Property		1	Publix - Decatur (Point), AL	0.2%
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%
A-57

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Future Debt Permitted Type
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	Mezzanine (Min Combined DY of 8.0%; Intercreditor Agreement is required)
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	NAP
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	NAP
15.01	Property		1	Holiday Inn Terre Haute	0.9%
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	Mezzanine (After 180 days from the origination date; Max Combined LTV of 55.55%; Min Combined DSCR of 3.80x; Min Combined Debt Yield of 14.38%; Intercreditor Agreement is required)
16.01	Property		1	700 Ash Street	0.4%
16.02	Property		1	5200 Foundry Circle	0.3%
16.03	Property		1	2700 Plum Street	0.3%
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%
16.05	Property		1	N2480 County Road M	0.1%
16.06	Property		1	W140 N5540 Lilly Road	0.1%
16.07	Property		1	530 East Main Street	0.1%
16.08	Property		1	210 Ann Avenue	0.1%
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	Mezzanine (Max Combined LTV of 62.5%; Min Combined DSCR of 1.93x; Min Combined Debt Yield of 9.7%; Intercreditor Agreement is required); Preferred Equity
17.01	Property		1	1060 West Mason Street	1.0%
17.02	Property		1	289 Robbins Drive	0.2%
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%
17.04	Property		1	280 Corporate Woods Parkway	0.1%
17.05	Property		1	2602 Agriculture Drive	0.1%
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	NAP
18.01	Property		1	110 West 69th Street	0.7%
18.02	Property		1	141 Columbia Heights	0.4%
18.03	Property		1	15A West 73rd Street	0.3%
18.04	Property		1	23 West 70th Street	0.1%
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	NAP
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	NAP
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	NAP
22	Loan	101	1	Eagle Station	1.2%	NAP
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	NAP
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	NAP
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	NAP
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	Mezzanine (Max Combined LTV of 55.0%; Min Combined DSCR of 2.97x; Min Combined Debt Yield of 10.15%; Intercreditor Agreement is required)
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	NAP
27.01	Property		1	Belair Plaza	0.5%
27.02	Property		1	Goshen Village	0.4%
28	Loan	116, 117	1	University Square	0.9%	NAP
29	Loan	118	1	1600 Brittmoore	0.8%	NAP
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	NAP
31	Loan		4	Southern Star Storage Portfolio	0.8%	NAP
31.01	Property		1	Addison Airport Self Storage	0.3%
31.02	Property		1	Jensen Beach Self Storage	0.2%
31.03	Property		1	Montrose Airport Self Storage	0.2%
31.04	Property		1	281 Mini Storage	0.1%
32	Loan	123	1	Best Western North Phoenix	0.6%	NAP
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	NAP
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	NAP
35	Loan	124	1	Redwood Simpsonville II	0.5%	NAP
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	NAP
37	Loan	127	1	900 East Grand Avenue	0.3%	NAP
A-58

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Sponsor

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	TechCore, LLC
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	Ara Tavitian
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	Industrial Logistics Properties Trust
3.01	Property		1	4000 Principio Parkway	0.8%
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%
3.04	Property		1	52 Pettengill Road	0.7%
3.05	Property		1	510 John Dodd Road	0.7%
3.06	Property		1	309 Dulty's Lane	0.6%
3.07	Property		1	5300 Centerpoint Parkway	0.4%
3.08	Property		1	17001 West Mercury Street	0.3%
3.09	Property		1	725 Darlington Avenue	0.3%
3.10	Property		1	10100 89th Avenue N	0.2%
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%
3.12	Property		1	4836 Hickory Hill Road	0.2%
3.13	Property		1	7000 West Post Road	0.2%
3.14	Property		1	3201 Bearing Drive	0.2%
3.15	Property		1	900 Commerce Parkway West Drive	0.2%
3.16	Property		1	6825 West County Road 400 North	0.1%
3.17	Property		1	951 Trails Road	0.1%
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	Babak Zar
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	USRA Institutional Net Lease Fund IV, LLC
5.01	Property		1	800 Northwest 4th Street	1.0%
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%
5.03	Property		1	3000 East Mount Pleasant Street	0.9%
5.04	Property		1	7330 West Sherman Street	0.8%
5.05	Property		1	821 Route 97	0.7%
5.06	Property		1	3200 Northern Cross Boulevard	0.6%
5.07	Property		1	3636 Medallion Avenue	0.6%
5.08	Property		1	692 Wabash Avenue North	0.2%
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	Andrew Penson
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	Q Factor Solutions
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	Bedrock Detroit
8.01	Property		1	First National Building	1.1%
8.02	Property		1	The Qube	0.7%
8.03	Property		1	Chrysler House	0.6%
8.04	Property		1	1001 Woodward	0.5%
8.05	Property		1	One Woodward	0.4%
8.06	Property		1	The Z Garage	0.3%
8.07	Property		1	Two Detroit Garage	0.2%
8.08	Property		1	1505 & 1515 Woodward	0.2%
8.09	Property		1	1001 Brush Street	0.2%
8.10	Property		1	The Assembly	0.2%
8.11	Property		1	419 Fort Street Garage	0.1%
8.12	Property		1	Vinton	0.1%
8.13	Property		1	1401 First Street	0.1%
8.14	Property		1	Lane Bryant Building	0.0%
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	Ralph Zucker and Jozef Straus
10	Loan	8, 63, 64	1	2550 M Street	4.2%	Jayaprasad Vejendla and Rohit Kumar
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	Tower Investments, LLC and Nella Invest, LLC
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	ExchangeRight Real Estate, LLC
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%
12.06	Property		1	Publix - Decatur (Point), AL	0.2%
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%
A-59

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Sponsor
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	Elchonon Schwartz
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	Pai Chieng (Paul) Pong
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	James E. Dora Jr.
15.01	Property		1	Holiday Inn Terre Haute	0.9%
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	BIG GIP LLC
16.01	Property		1	700 Ash Street	0.4%
16.02	Property		1	5200 Foundry Circle	0.3%
16.03	Property		1	2700 Plum Street	0.3%
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%
16.05	Property		1	N2480 County Road M	0.1%
16.06	Property		1	W140 N5540 Lilly Road	0.1%
16.07	Property		1	530 East Main Street	0.1%
16.08	Property		1	210 Ann Avenue	0.1%
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	AG Net Lease IV (Q) Corp., AG Net Lease IV Corp. and AG Net Lease Realty Fund IV Investments (H-1), L.P.
17.01	Property		1	1060 West Mason Street	1.0%
17.02	Property		1	289 Robbins Drive	0.2%
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%
17.04	Property		1	280 Corporate Woods Parkway	0.1%
17.05	Property		1	2602 Agriculture Drive	0.1%
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	Fine Times, Inc.
18.01	Property		1	110 West 69th Street	0.7%
18.02	Property		1	141 Columbia Heights	0.4%
18.03	Property		1	15A West 73rd Street	0.3%
18.04	Property		1	23 West 70th Street	0.1%
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	BP/CG Center MM LLC
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	Crossroads Aberdeen, LLC
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	William Zev Hertz
22	Loan	101	1	Eagle Station	1.2%	Scott Anthony Tiano and Jonathan Edward Mendis
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	Pennmark
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	Martin Landis
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	Hana Alternative Asset Management Co., Ltd.
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	Prime Real Estate Holding Corp.
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	Damien Isabella
27.01	Property		1	Belair Plaza	0.5%
27.02	Property		1	Goshen Village	0.4%
28	Loan	116, 117	1	University Square	0.9%	Huong Thien Le and Chuck Truc Trong Le
29	Loan	118	1	1600 Brittmoore	0.8%	US Living
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	James J. Morrison, Jr.
31	Loan		4	Southern Star Storage Portfolio	0.8%	Southern Star Self Storage Investment Company
31.01	Property		1	Addison Airport Self Storage	0.3%
31.02	Property		1	Jensen Beach Self Storage	0.2%
31.03	Property		1	Montrose Airport Self Storage	0.2%
31.04	Property		1	281 Mini Storage	0.1%
32	Loan	123	1	Best Western North Phoenix	0.6%	Nilesh Patel
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	Minhas Ladiwalla and Salman Bhojani
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	Dhrumit J. Shah and Nilang C. Maniar
35	Loan	124	1	Redwood Simpsonville II	0.5%	David M. Conwill, Steven B. Kimmelman and Leslie S.R. Leohr
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	Presidio Property Trust, Inc.
37	Loan	127	1	900 East Grand Avenue	0.3%	David Joseph Foster Pezzola and Charles R. Kremer

A-60

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Non-Recourse Carveout Guarantor

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	TechCore, LLC
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	Ara Tavitian
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	Industrial Logistics Properties Trust
3.01	Property		1	4000 Principio Parkway	0.8%
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%
3.04	Property		1	52 Pettengill Road	0.7%
3.05	Property		1	510 John Dodd Road	0.7%
3.06	Property		1	309 Dulty's Lane	0.6%
3.07	Property		1	5300 Centerpoint Parkway	0.4%
3.08	Property		1	17001 West Mercury Street	0.3%
3.09	Property		1	725 Darlington Avenue	0.3%
3.10	Property		1	10100 89th Avenue N	0.2%
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%
3.12	Property		1	4836 Hickory Hill Road	0.2%
3.13	Property		1	7000 West Post Road	0.2%
3.14	Property		1	3201 Bearing Drive	0.2%
3.15	Property		1	900 Commerce Parkway West Drive	0.2%
3.16	Property		1	6825 West County Road 400 North	0.1%
3.17	Property		1	951 Trails Road	0.1%
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	Babak Zar
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	USRA Net Lease IV Capital Corp.
5.01	Property		1	800 Northwest 4th Street	1.0%
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%
5.03	Property		1	3000 East Mount Pleasant Street	0.9%
5.04	Property		1	7330 West Sherman Street	0.8%
5.05	Property		1	821 Route 97	0.7%
5.06	Property		1	3200 Northern Cross Boulevard	0.6%
5.07	Property		1	3636 Medallion Avenue	0.6%
5.08	Property		1	692 Wabash Avenue North	0.2%
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	Andrew Penson
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	Henry Jason Winkler
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	Rock Backer LLC
8.01	Property		1	First National Building	1.1%
8.02	Property		1	The Qube	0.7%
8.03	Property		1	Chrysler House	0.6%
8.04	Property		1	1001 Woodward	0.5%
8.05	Property		1	One Woodward	0.4%
8.06	Property		1	The Z Garage	0.3%
8.07	Property		1	Two Detroit Garage	0.2%
8.08	Property		1	1505 & 1515 Woodward	0.2%
8.09	Property		1	1001 Brush Street	0.2%
8.10	Property		1	The Assembly	0.2%
8.11	Property		1	419 Fort Street Garage	0.1%
8.12	Property		1	Vinton	0.1%
8.13	Property		1	1401 First Street	0.1%
8.14	Property		1	Lane Bryant Building	0.0%
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	Ralph Zucker and Jozef Straus
10	Loan	8, 63, 64	1	2550 M Street	4.2%	Jayaprasad Vejendla and Rohit Kumar
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	Tower Investments, LLC and Nella Invest, LLC
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	ExchangeRight Real Estate, LLC, David Fisher, Joshua Ungerecht and Warren Thomas
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%
12.06	Property		1	Publix - Decatur (Point), AL	0.2%
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%

A-61

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Non-Recourse Carveout Guarantor
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	Elchonon Schwartz
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	Pai Chieng (Paul) Pong
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	James E. Dora Jr.
15.01	Property		1	Holiday Inn Terre Haute	0.9%
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	Brennan Management LLC, Michael Brennan, Robert G. Vanecko, Scott D. McKibben, Samuel A. Mandarino, Brad S. O'Halloran, Allen H. Crosswell, W. Troy MacMane and Greenwood Holding Company, LLC
16.01	Property		1	700 Ash Street	0.4%
16.02	Property		1	5200 Foundry Circle	0.3%
16.03	Property		1	2700 Plum Street	0.3%
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%
16.05	Property		1	N2480 County Road M	0.1%
16.06	Property		1	W140 N5540 Lilly Road	0.1%
16.07	Property		1	530 East Main Street	0.1%
16.08	Property		1	210 Ann Avenue	0.1%
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	AG Net Lease IV (Q) Corp., AG Net Lease IV Corp. and AG Net Lease Realty Fund IV Investments (H-1), L.P.
17.01	Property		1	1060 West Mason Street	1.0%
17.02	Property		1	289 Robbins Drive	0.2%
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%
17.04	Property		1	280 Corporate Woods Parkway	0.1%
17.05	Property		1	2602 Agriculture Drive	0.1%
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	Fine Times, Inc.
18.01	Property		1	110 West 69th Street	0.7%
18.02	Property		1	141 Columbia Heights	0.4%
18.03	Property		1	15A West 73rd Street	0.3%
18.04	Property		1	23 West 70th Street	0.1%
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	NAP
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	Nitin D. Patel
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	Hertz Group Realty Operating Partnership, LP
22	Loan	101	1	Eagle Station	1.2%	Scott Tiano and Jonathan Mendis
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	Donald F. Cafiero
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	Martin Landis
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	NAP
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	Ihsan Gulay
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	Damien Isabella
27.01	Property		1	Belair Plaza	0.5%
27.02	Property		1	Goshen Village	0.4%
28	Loan	116, 117	1	University Square	0.9%	Huong Thien Le and Chuck Truc Trong Le
29	Loan	118	1	1600 Brittmoore	0.8%	Us Living LLC
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	James J. Morrison, Jr.
31	Loan		4	Southern Star Storage Portfolio	0.8%	Mark Torok, Louis Fox III and Michaeljohn Kudlik
31.01	Property		1	Addison Airport Self Storage	0.3%
31.02	Property		1	Jensen Beach Self Storage	0.2%
31.03	Property		1	Montrose Airport Self Storage	0.2%
31.04	Property		1	281 Mini Storage	0.1%
32	Loan	123	1	Best Western North Phoenix	0.6%	Nilesh Patel
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	Minhas Ladiwalla and Salman Bhojani
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	Dhrumit J. Shah and Nilang C. Maniar
35	Loan	124	1	Redwood Simpsonville II	0.5%	David M. Conwill, Steven B. Kimmelman and Leslie S.R. Leohr
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	Presidio Property Trust, Inc.
37	Loan	127	1	900 East Grand Avenue	0.3%	David Joseph Foster Pezzola and Charles R. Kremer

A-62

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)
									9		7
1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	No	No	Refinance	No	389,250,000	0	0
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	No	No	Refinance	No	150,000,000	0	0
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	No	No	Recapitalization		341,140,000	0	358,860,000
3.01	Property		1	4000 Principio Parkway	0.8%				Yes
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%				No
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%				No
3.04	Property		1	52 Pettengill Road	0.7%				No
3.05	Property		1	510 John Dodd Road	0.7%				No
3.06	Property		1	309 Dulty's Lane	0.6%				No
3.07	Property		1	5300 Centerpoint Parkway	0.4%				No
3.08	Property		1	17001 West Mercury Street	0.3%				No
3.09	Property		1	725 Darlington Avenue	0.3%				No
3.10	Property		1	10100 89th Avenue N	0.2%				No
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%				Yes
3.12	Property		1	4836 Hickory Hill Road	0.2%				No
3.13	Property		1	7000 West Post Road	0.2%				No
3.14	Property		1	3201 Bearing Drive	0.2%				Yes
3.15	Property		1	900 Commerce Parkway West Drive	0.2%				No
3.16	Property		1	6825 West County Road 400 North	0.1%				No
3.17	Property		1	951 Trails Road	0.1%				No
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	No	Yes	Refinance	Yes	71,000,000	0	0
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	No	No	Acquisition		137,598,000	78,997,416	0
5.01	Property		1	800 Northwest 4th Street	1.0%				No
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%				No
5.03	Property		1	3000 East Mount Pleasant Street	0.9%				No
5.04	Property		1	7330 West Sherman Street	0.8%				No
5.05	Property		1	821 Route 97	0.7%				No
5.06	Property		1	3200 Northern Cross Boulevard	0.6%				No
5.07	Property		1	3636 Medallion Avenue	0.6%				Yes
5.08	Property		1	692 Wabash Avenue North	0.2%				No
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%				No
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	No	No	Refinance	No	65,000,000	0	0
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	No	No	Recapitalization	No	60,000,000	24,098,110	0
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	No	No	Refinance		430,000,000	0	0
8.01	Property		1	First National Building	1.1%				Yes
8.02	Property		1	The Qube	0.7%				Yes
8.03	Property		1	Chrysler House	0.6%				Yes
8.04	Property		1	1001 Woodward	0.5%				Yes
8.05	Property		1	One Woodward	0.4%				Yes
8.06	Property		1	The Z Garage	0.3%				Yes
8.07	Property		1	Two Detroit Garage	0.2%				Yes
8.08	Property		1	1505 & 1515 Woodward	0.2%				Yes
8.09	Property		1	1001 Brush Street	0.2%				Yes
8.10	Property		1	The Assembly	0.2%				Yes
8.11	Property		1	419 Fort Street Garage	0.1%				Yes
8.12	Property		1	Vinton	0.1%				Yes
8.13	Property		1	1401 First Street	0.1%				Yes
8.14	Property		1	Lane Bryant Building	0.0%				Yes
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	No	No	Refinance	No	210,000,000	0	0
10	Loan	8, 63, 64	1	2550 M Street	4.2%	No	No	Acquisition	No	86,800,000	50,875,250	0
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	No	Yes	Acquisition	No	84,000,000	43,600,533	0
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	Yes	No	Acquisition		103,900,000	100,606,605	0
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%				No
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%				No
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%				No
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%				Yes
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%				No
12.06	Property		1	Publix - Decatur (Point), AL	0.2%				No
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%				No
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%				No
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%				No
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%				No
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%				No
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%				Yes
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%				No
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%				No
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%				No
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%				No
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%				No
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%				No
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%				Yes
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%				No
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%				No
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%				No
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%				No
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%				No
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%				No
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%				No
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%				No
A-63

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%				Yes
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%				No
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%				No
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%				No
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%				No
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%				No
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%				No
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	No	Yes	Acquisition	No	86,000,000	36,423,629	17,000,000
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	No	No	Refinance	No	30,000,000	0	0
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	No	No	Refinance		22,650,000	66,859	0
15.01	Property		1	Holiday Inn Terre Haute	0.9%				No
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%				No
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%				No
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	No	No	Acquisition
16.01	Property		1	700 Ash Street	0.4%				No
16.02	Property		1	5200 Foundry Circle	0.3%				No
16.03	Property		1	2700 Plum Street	0.3%				No
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%				No
16.05	Property		1	N2480 County Road M	0.1%				No
16.06	Property		1	W140 N5540 Lilly Road	0.1%				No
16.07	Property		1	530 East Main Street	0.1%				Yes
16.08	Property		1	210 Ann Avenue	0.1%				No
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	No	No	Recapitalization
17.01	Property		1	1060 West Mason Street	1.0%				No
17.02	Property		1	289 Robbins Drive	0.2%				No
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%				No
17.04	Property		1	280 Corporate Woods Parkway	0.1%				No
17.05	Property		1	2602 Agriculture Drive	0.1%				No
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	No	No	Refinance
18.01	Property		1	110 West 69th Street	0.7%				No
18.02	Property		1	141 Columbia Heights	0.4%				No
18.03	Property		1	15A West 73rd Street	0.3%				No
18.04	Property		1	23 West 70th Street	0.1%				No
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	No	No	Refinance	No
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	No	No	Refinance	No
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	No	No	Refinance	No
22	Loan	101	1	Eagle Station	1.2%	No	No	Acquisition	No
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	No	No	Refinance	No
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	No	No	Acquisition	No
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	No	No	Refinance	No
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	No	No	Refinance	No
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	No	No	Refinance
27.01	Property		1	Belair Plaza	0.5%				No
27.02	Property		1	Goshen Village	0.4%				No
28	Loan	116, 117	1	University Square	0.9%	No	Yes	Refinance	No
29	Loan	118	1	1600 Brittmoore	0.8%	No	No	Refinance	No
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	No	Yes	Acquisition	No
31	Loan		4	Southern Star Storage Portfolio	0.8%	Yes	No	Acquisition
31.01	Property		1	Addison Airport Self Storage	0.3%				No
31.02	Property		1	Jensen Beach Self Storage	0.2%				No
31.03	Property		1	Montrose Airport Self Storage	0.2%				Yes
31.04	Property		1	281 Mini Storage	0.1%				No
32	Loan	123	1	Best Western North Phoenix	0.6%	No	No	Refinance	No
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	No	No	Acquisition	Yes
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	No	No	Refinance	No
35	Loan	124	1	Redwood Simpsonville II	0.5%	No	No	Refinance	No
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	No	No	Acquisition	No
37	Loan	127	1	900 East Grand Avenue	0.3%	No	No	Refinance	Yes

A-64

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	0	389,250,000	190,909,806	0	781,598	0	197,558,597	0
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	0	150,000,000	123,220,890	0	966,503	22,205,149	3,607,459	0
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	0	700,000,000	0	0	5,206,178	1,758,645	693,035,177	0
3.01	Property		1	4000 Principio Parkway	0.8%
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%
3.04	Property		1	52 Pettengill Road	0.7%
3.05	Property		1	510 John Dodd Road	0.7%
3.06	Property		1	309 Dulty's Lane	0.6%
3.07	Property		1	5300 Centerpoint Parkway	0.4%
3.08	Property		1	17001 West Mercury Street	0.3%
3.09	Property		1	725 Darlington Avenue	0.3%
3.10	Property		1	10100 89th Avenue N	0.2%
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%
3.12	Property		1	4836 Hickory Hill Road	0.2%
3.13	Property		1	7000 West Post Road	0.2%
3.14	Property		1	3201 Bearing Drive	0.2%
3.15	Property		1	900 Commerce Parkway West Drive	0.2%
3.16	Property		1	6825 West County Road 400 North	0.1%
3.17	Property		1	951 Trails Road	0.1%
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	0	71,000,000	45,127,763	0	4,781,353	2,251,967	18,838,917	0
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	3,898,500	220,493,916	0	199,447,281	8,803,556	12,243,079	0	0
5.01	Property		1	800 Northwest 4th Street	1.0%
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%
5.03	Property		1	3000 East Mount Pleasant Street	0.9%
5.04	Property		1	7330 West Sherman Street	0.8%
5.05	Property		1	821 Route 97	0.7%
5.06	Property		1	3200 Northern Cross Boulevard	0.6%
5.07	Property		1	3636 Medallion Avenue	0.6%
5.08	Property		1	692 Wabash Avenue North	0.2%
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	0	65,000,000	32,492,780	0	1,718,179	19,804,012	10,985,029	0
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	0	84,098,110	37,823,842	45,000,000	179,594	1,094,674	0	0
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	0	430,000,000	331,057,990	0	4,355,049	11,401,181	83,185,780	0
8.01	Property		1	First National Building	1.1%
8.02	Property		1	The Qube	0.7%
8.03	Property		1	Chrysler House	0.6%
8.04	Property		1	1001 Woodward	0.5%
8.05	Property		1	One Woodward	0.4%
8.06	Property		1	The Z Garage	0.3%
8.07	Property		1	Two Detroit Garage	0.2%
8.08	Property		1	1505 & 1515 Woodward	0.2%
8.09	Property		1	1001 Brush Street	0.2%
8.10	Property		1	The Assembly	0.2%
8.11	Property		1	419 Fort Street Garage	0.1%
8.12	Property		1	Vinton	0.1%
8.13	Property		1	1401 First Street	0.1%
8.14	Property		1	Lane Bryant Building	0.0%
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	0	210,000,000	170,604,822	0	3,366,160	15,896,818	20,132,200	0
10	Loan	8, 63, 64	1	2550 M Street	4.2%	2,000,000	139,675,250	0	132,250,000	1,882,060	5,543,190	0	0
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	1,739,486	129,340,019	0	124,500,000	2,042,770	2,797,249	0	0
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	0	204,506,605	0	197,829,395	4,408,873	2,268,336	0	0
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%
12.06	Property		1	Publix - Decatur (Point), AL	0.2%
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%
A-65

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	7,288,338	146,711,967	0	130,000,000	3,605,212	13,106,755	0	0
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	0	30,000,000	20,860,220	0	411,331	3,900,881	4,827,568	0
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	0	22,716,859	21,190,080	0	461,590	1,065,188	0	0
15.01	Property		1	Holiday Inn Terre Haute	0.9%
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%
16.01	Property		1	700 Ash Street	0.4%
16.02	Property		1	5200 Foundry Circle	0.3%
16.03	Property		1	2700 Plum Street	0.3%
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%
16.05	Property		1	N2480 County Road M	0.1%
16.06	Property		1	W140 N5540 Lilly Road	0.1%
16.07	Property		1	530 East Main Street	0.1%
16.08	Property		1	210 Ann Avenue	0.1%
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%
17.01	Property		1	1060 West Mason Street	1.0%
17.02	Property		1	289 Robbins Drive	0.2%
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%
17.04	Property		1	280 Corporate Woods Parkway	0.1%
17.05	Property		1	2602 Agriculture Drive	0.1%
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%
18.01	Property		1	110 West 69th Street	0.7%
18.02	Property		1	141 Columbia Heights	0.4%
18.03	Property		1	15A West 73rd Street	0.3%
18.04	Property		1	23 West 70th Street	0.1%
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%
22	Loan	101	1	Eagle Station	1.2%
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%
27.01	Property		1	Belair Plaza	0.5%
27.02	Property		1	Goshen Village	0.4%
28	Loan	116, 117	1	University Square	0.9%
29	Loan	118	1	1600 Brittmoore	0.8%
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%
31	Loan		4	Southern Star Storage Portfolio	0.8%
31.01	Property		1	Addison Airport Self Storage	0.3%
31.02	Property		1	Jensen Beach Self Storage	0.2%
31.03	Property		1	Montrose Airport Self Storage	0.2%
31.04	Property		1	281 Mini Storage	0.1%
32	Loan	123	1	Best Western North Phoenix	0.6%
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%
35	Loan	124	1	Redwood Simpsonville II	0.5%
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%
37	Loan	127	1	900 East Grand Avenue	0.3%
A-66

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	389,250,000	NAP	NAP
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	150,000,000	NAP	NAP
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	700,000,000	NAP	NAP
3.01	Property		1	4000 Principio Parkway	0.8%		NAP	NAP
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%		NAP	NAP
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%		NAP	NAP
3.04	Property		1	52 Pettengill Road	0.7%		NAP	NAP
3.05	Property		1	510 John Dodd Road	0.7%		NAP	NAP
3.06	Property		1	309 Dulty's Lane	0.6%		NAP	NAP
3.07	Property		1	5300 Centerpoint Parkway	0.4%		NAP	NAP
3.08	Property		1	17001 West Mercury Street	0.3%		NAP	NAP
3.09	Property		1	725 Darlington Avenue	0.3%		NAP	NAP
3.10	Property		1	10100 89th Avenue N	0.2%		NAP	NAP
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%		NAP	NAP
3.12	Property		1	4836 Hickory Hill Road	0.2%		NAP	NAP
3.13	Property		1	7000 West Post Road	0.2%		NAP	NAP
3.14	Property		1	3201 Bearing Drive	0.2%		NAP	NAP
3.15	Property		1	900 Commerce Parkway West Drive	0.2%		NAP	NAP
3.16	Property		1	6825 West County Road 400 North	0.1%		NAP	NAP
3.17	Property		1	951 Trails Road	0.1%		NAP	NAP
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	71,000,000	NAP	NAP
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	220,493,916	NAP	NAP
5.01	Property		1	800 Northwest 4th Street	1.0%		NAP	NAP
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%		NAP	NAP
5.03	Property		1	3000 East Mount Pleasant Street	0.9%		NAP	NAP
5.04	Property		1	7330 West Sherman Street	0.8%		NAP	NAP
5.05	Property		1	821 Route 97	0.7%		NAP	NAP
5.06	Property		1	3200 Northern Cross Boulevard	0.6%		NAP	NAP
5.07	Property		1	3636 Medallion Avenue	0.6%		NAP	NAP
5.08	Property		1	692 Wabash Avenue North	0.2%		NAP	NAP
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%		NAP	NAP
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	65,000,000	NAP	NAP
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	84,098,110	NAP	NAP
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	430,000,000	NAP	NAP
8.01	Property		1	First National Building	1.1%		NAP	NAP
8.02	Property		1	The Qube	0.7%		NAP	NAP
8.03	Property		1	Chrysler House	0.6%		NAP	NAP
8.04	Property		1	1001 Woodward	0.5%		NAP	NAP
8.05	Property		1	One Woodward	0.4%		NAP	NAP
8.06	Property		1	The Z Garage	0.3%		NAP	NAP
8.07	Property		1	Two Detroit Garage	0.2%		NAP	NAP
8.08	Property		1	1505 & 1515 Woodward	0.2%		NAP	NAP
8.09	Property		1	1001 Brush Street	0.2%		NAP	NAP
8.10	Property		1	The Assembly	0.2%		NAP	NAP
8.11	Property		1	419 Fort Street Garage	0.1%		NAP	NAP
8.12	Property		1	Vinton	0.1%		NAP	NAP
8.13	Property		1	1401 First Street	0.1%		NAP	NAP
8.14	Property		1	Lane Bryant Building	0.0%		NAP	NAP
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	210,000,000	NAP	NAP
10	Loan	8, 63, 64	1	2550 M Street	4.2%	139,675,250	NAP	NAP
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	129,340,019	NAP	NAP
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	204,506,605	NAP	NAP
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%		NAP	NAP
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%		NAP	NAP
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%		NAP	NAP
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%		NAP	NAP
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%		NAP	NAP
12.06	Property		1	Publix - Decatur (Point), AL	0.2%		NAP	NAP
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%		NAP	NAP
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%		NAP	NAP
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%		NAP	NAP
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%		NAP	NAP
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%		NAP	NAP
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%		NAP	NAP
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%		NAP	NAP
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%		NAP	NAP
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%		NAP	NAP
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%		NAP	NAP
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%		NAP	NAP
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%		NAP	NAP
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%		NAP	NAP
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%		NAP	NAP
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%		NAP	NAP
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%		NAP	NAP
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%		NAP	NAP
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%		NAP	NAP
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%		NAP	NAP
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%		NAP	NAP
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%		NAP	NAP
A-67

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%		NAP	NAP
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%		NAP	NAP
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%		NAP	NAP
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%		NAP	NAP
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%		NAP	NAP
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%		NAP	NAP
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%		NAP	NAP
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	146,711,967	NAP	NAP
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	30,000,000	1/14/2036	202.52
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	22,716,859	Various	112.33
15.01	Property		1	Holiday Inn Terre Haute	0.9%		11/1/2029	NAV
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%		9/1/2027	NAV
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%		8/31/2029	NAV
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%		NAP	NAP
16.01	Property		1	700 Ash Street	0.4%		NAP	NAP
16.02	Property		1	5200 Foundry Circle	0.3%		NAP	NAP
16.03	Property		1	2700 Plum Street	0.3%		NAP	NAP
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%		NAP	NAP
16.05	Property		1	N2480 County Road M	0.1%		NAP	NAP
16.06	Property		1	W140 N5540 Lilly Road	0.1%		NAP	NAP
16.07	Property		1	530 East Main Street	0.1%		NAP	NAP
16.08	Property		1	210 Ann Avenue	0.1%		NAP	NAP
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%		NAP	NAP
17.01	Property		1	1060 West Mason Street	1.0%		NAP	NAP
17.02	Property		1	289 Robbins Drive	0.2%		NAP	NAP
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%		NAP	NAP
17.04	Property		1	280 Corporate Woods Parkway	0.1%		NAP	NAP
17.05	Property		1	2602 Agriculture Drive	0.1%		NAP	NAP
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%		NAP	NAP
18.01	Property		1	110 West 69th Street	0.7%		NAP	NAP
18.02	Property		1	141 Columbia Heights	0.4%		NAP	NAP
18.03	Property		1	15A West 73rd Street	0.3%		NAP	NAP
18.04	Property		1	23 West 70th Street	0.1%		NAP	NAP
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%		NAP	NAP
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%		Hilton Franchise Holding LLC: 4/30/2026; La Quinta Franchising LLC: 8/8/2038	117.18
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%		NAP	NAP
22	Loan	101	1	Eagle Station	1.2%		NAP	NAP
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%		NAP	NAP
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%		NAP	NAP
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%		NAP	NAP
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%		NAP	NAP
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%		NAP	NAP
27.01	Property		1	Belair Plaza	0.5%		NAP	NAP
27.02	Property		1	Goshen Village	0.4%		NAP	NAP
28	Loan	116, 117	1	University Square	0.9%		NAP	NAP
29	Loan	118	1	1600 Brittmoore	0.8%		NAP	NAP
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%		NAP	NAP
31	Loan		4	Southern Star Storage Portfolio	0.8%		NAP	NAP
31.01	Property		1	Addison Airport Self Storage	0.3%		NAP	NAP
31.02	Property		1	Jensen Beach Self Storage	0.2%		NAP	NAP
31.03	Property		1	Montrose Airport Self Storage	0.2%		NAP	NAP
31.04	Property		1	281 Mini Storage	0.1%		NAP	NAP
32	Loan	123	1	Best Western North Phoenix	0.6%		Automatic 1-Year Renewal	119.49
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%		3/23/2042	99.50
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%		5/3/2036	90.20
35	Loan	124	1	Redwood Simpsonville II	0.5%		NAP	NAP
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%		NAP	NAP
37	Loan	127	1	900 East Grand Avenue	0.3%		NAP	NAP

A-68

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.01	Property		1	4000 Principio Parkway	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.04	Property		1	52 Pettengill Road	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.05	Property		1	510 John Dodd Road	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.06	Property		1	309 Dulty's Lane	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.07	Property		1	5300 Centerpoint Parkway	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.08	Property		1	17001 West Mercury Street	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.09	Property		1	725 Darlington Avenue	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.10	Property		1	10100 89th Avenue N	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.12	Property		1	4836 Hickory Hill Road	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.13	Property		1	7000 West Post Road	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.14	Property		1	3201 Bearing Drive	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.15	Property		1	900 Commerce Parkway West Drive	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.16	Property		1	6825 West County Road 400 North	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.17	Property		1	951 Trails Road	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.01	Property		1	800 Northwest 4th Street	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.03	Property		1	3000 East Mount Pleasant Street	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.04	Property		1	7330 West Sherman Street	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.05	Property		1	821 Route 97	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.06	Property		1	3200 Northern Cross Boulevard	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.07	Property		1	3636 Medallion Avenue	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.08	Property		1	692 Wabash Avenue North	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.01	Property		1	First National Building	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	The Qube	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	Chrysler House	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.04	Property		1	1001 Woodward	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.05	Property		1	One Woodward	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.06	Property		1	The Z Garage	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.07	Property		1	Two Detroit Garage	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.08	Property		1	1505 & 1515 Woodward	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.09	Property		1	1001 Brush Street	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.10	Property		1	The Assembly	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.11	Property		1	419 Fort Street Garage	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.12	Property		1	Vinton	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.13	Property		1	1401 First Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.14	Property		1	Lane Bryant Building	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	8, 63, 64	1	2550 M Street	4.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.06	Property		1	Publix - Decatur (Point), AL	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
A-69

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	168.78	83.3%	151.73	97.94	64.5%	136.95	65.60
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	85.34	76.0%	98.56	79.63	73.2%	95.80	81.74
15.01	Property		1	Holiday Inn Terre Haute	0.9%	NAV	NAV	NAV	NAV	65.9%	NAV	NAV
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%	NAV	NAV	NAV	NAV	60.7%	NAV	NAV
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%	NAV	NAV	NAV	NAV	81.3%	NAV	NAV
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.01	Property		1	700 Ash Street	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.02	Property		1	5200 Foundry Circle	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.03	Property		1	2700 Plum Street	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.05	Property		1	N2480 County Road M	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.06	Property		1	W140 N5540 Lilly Road	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.07	Property		1	530 East Main Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.08	Property		1	210 Ann Avenue	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.01	Property		1	1060 West Mason Street	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.02	Property		1	289 Robbins Drive	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.04	Property		1	280 Corporate Woods Parkway	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.05	Property		1	2602 Agriculture Drive	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.01	Property		1	110 West 69th Street	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.02	Property		1	141 Columbia Heights	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.03	Property		1	15A West 73rd Street	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.04	Property		1	23 West 70th Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	76.20	65.0%	117.18	63.28	54.0%	95.34	39.19
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	101	1	Eagle Station	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.01	Property		1	Belair Plaza	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.02	Property		1	Goshen Village	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	116, 117	1	University Square	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	118	1	1600 Brittmoore	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan		4	Southern Star Storage Portfolio	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.01	Property		1	Addison Airport Self Storage	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.02	Property		1	Jensen Beach Self Storage	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.03	Property		1	Montrose Airport Self Storage	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.04	Property		1	281 Mini Storage	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	123	1	Best Western North Phoenix	0.6%	89.62	75.0%	119.49	96.90	81.1%	109.86	86.57
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	82.59	83.0%	99.50	84.09	84.5%	96.46	78.99
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	67.69	75.0%	89.22	66.96	75.0%	87.55	64.42
35	Loan	124	1	Redwood Simpsonville II	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	127	1	900 East Grand Avenue	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
A-70

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	8, 10, 11, 12, 13, 14	1	One Wilshire	9.9%	NAP	NAP	NAP	NAP
2	Loan	8, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	1	The Reef	8.9%	NAP	NAP	NAP	NAP
3	Loan	8, 26, 27, 28, 29	17	ILPT Logistics Portfolio	6.6%	NAP	NAP	NAP	NAP
3.01	Property		1	4000 Principio Parkway	0.8%	NAP	NAP	NAP	NAP
3.02	Property		1	2020 Joe B. Jackson Parkway	0.7%	NAP	NAP	NAP	NAP
3.03	Property		1	1901 Meadowville Technology Parkway	0.7%	NAP	NAP	NAP	NAP
3.04	Property		1	52 Pettengill Road	0.7%	NAP	NAP	NAP	NAP
3.05	Property		1	510 John Dodd Road	0.7%	NAP	NAP	NAP	NAP
3.06	Property		1	309 Dulty's Lane	0.6%	NAP	NAP	NAP	NAP
3.07	Property		1	5300 Centerpoint Parkway	0.4%	NAP	NAP	NAP	NAP
3.08	Property		1	17001 West Mercury Street	0.3%	NAP	NAP	NAP	NAP
3.09	Property		1	725 Darlington Avenue	0.3%	NAP	NAP	NAP	NAP
3.10	Property		1	10100 89th Avenue N	0.2%	NAP	NAP	NAP	NAP
3.11	Property		1	7303 Rickenbacker Parkway West	0.2%	NAP	NAP	NAP	NAP
3.12	Property		1	4836 Hickory Hill Road	0.2%	NAP	NAP	NAP	NAP
3.13	Property		1	7000 West Post Road	0.2%	NAP	NAP	NAP	NAP
3.14	Property		1	3201 Bearing Drive	0.2%	NAP	NAP	NAP	NAP
3.15	Property		1	900 Commerce Parkway West Drive	0.2%	NAP	NAP	NAP	NAP
3.16	Property		1	6825 West County Road 400 North	0.1%	NAP	NAP	NAP	NAP
3.17	Property		1	951 Trails Road	0.1%	NAP	NAP	NAP	NAP
4	Loan	30, 31, 32, 33, 34, 35, 36, 37	1	Bruckner Building	6.3%	NAP	NAP	NAP	NAP
5	Loan	8, 38, 39, 40	9	Shearer's Industrial Portfolio	5.9%	NAP	NAP	NAP	NAP
5.01	Property		1	800 Northwest 4th Street	1.0%	NAP	NAP	NAP	NAP
5.02	Property		1	4100 Millennium Boulevard Southeast	1.0%	NAP	NAP	NAP	NAP
5.03	Property		1	3000 East Mount Pleasant Street	0.9%	NAP	NAP	NAP	NAP
5.04	Property		1	7330 West Sherman Street	0.8%	NAP	NAP	NAP	NAP
5.05	Property		1	821 Route 97	0.7%	NAP	NAP	NAP	NAP
5.06	Property		1	3200 Northern Cross Boulevard	0.6%	NAP	NAP	NAP	NAP
5.07	Property		1	3636 Medallion Avenue	0.6%	NAP	NAP	NAP	NAP
5.08	Property		1	692 Wabash Avenue North	0.2%	NAP	NAP	NAP	NAP
5.09	Property		1	225 Commonwealth Avenue Extension	0.2%	NAP	NAP	NAP	NAP
6	Loan	41, 42, 43, 44	1	115 Tabor Road	5.8%	NAP	NAP	NAP	NAP
7	Loan	45, 46, 47, 48	1	Industry RiNo Station	5.3%	NAP	NAP	NAP	NAP
8	Loan	8, 49, 50, 51, 52, 53, 54, 55, 56, 57, 58	14	Bedrock Portfolio	4.8%	NAP	NAP	NAP	NAP
8.01	Property		1	First National Building	1.1%	NAP	NAP	NAP	NAP
8.02	Property		1	The Qube	0.7%	NAP	NAP	NAP	NAP
8.03	Property		1	Chrysler House	0.6%	NAP	NAP	NAP	NAP
8.04	Property		1	1001 Woodward	0.5%	NAP	NAP	NAP	NAP
8.05	Property		1	One Woodward	0.4%	NAP	NAP	NAP	NAP
8.06	Property		1	The Z Garage	0.3%	NAP	NAP	NAP	NAP
8.07	Property		1	Two Detroit Garage	0.2%	NAP	NAP	NAP	NAP
8.08	Property		1	1505 & 1515 Woodward	0.2%	NAP	NAP	NAP	NAP
8.09	Property		1	1001 Brush Street	0.2%	NAP	NAP	NAP	NAP
8.10	Property		1	The Assembly	0.2%	NAP	NAP	NAP	NAP
8.11	Property		1	419 Fort Street Garage	0.1%	NAP	NAP	NAP	NAP
8.12	Property		1	Vinton	0.1%	NAP	NAP	NAP	NAP
8.13	Property		1	1401 First Street	0.1%	NAP	NAP	NAP	NAP
8.14	Property		1	Lane Bryant Building	0.0%	NAP	NAP	NAP	NAP
9	Loan	8, 59, 60, 61, 62	1	Bell Works	4.5%	NAP	NAP	NAP	NAP
10	Loan	8, 63, 64	1	2550 M Street	4.2%	NAP	NAP	NAP	NAP
11	Loan	8, 65	1	Nut Tree Plaza	4.1%	NAP	NAP	NAP	NAP
12	Loan	8, 66	34	ExchangeRight Net Leased Portfolio #55	3.6%	NAP	NAP	NAP	NAP
12.01	Property		1	Walmart Neighborhood Market - Prairieville (Airline), LA	0.3%	NAP	NAP	NAP	NAP
12.02	Property		1	Pick N Save - Sun Prairie (Main), WI	0.3%	NAP	NAP	NAP	NAP
12.03	Property		1	Schnucks - Love's Park (Harlem), IL	0.3%	NAP	NAP	NAP	NAP
12.04	Property		1	Walmart Neighborhood Market - Thibodaux (Main), LA	0.3%	NAP	NAP	NAP	NAP
12.05	Property		1	Walmart Neighborhood Market - Houma (Park), LA	0.3%	NAP	NAP	NAP	NAP
12.06	Property		1	Publix - Decatur (Point), AL	0.2%	NAP	NAP	NAP	NAP
12.07	Property		1	PNC Bank - Clarendon Hills (Holmes), IL	0.2%	NAP	NAP	NAP	NAP
12.08	Property		1	Walmart Neighborhood Market - New Iberia (Parkview), LA	0.2%	NAP	NAP	NAP	NAP
12.09	Property		1	Walmart Neighborhood Market - Opelousas (Union), LA	0.2%	NAP	NAP	NAP	NAP
12.10	Property		1	Walmart Neighborhood Market - Meraux (Archbishop), LA	0.2%	NAP	NAP	NAP	NAP
12.11	Property		1	CVS Pharmacy - Auburn (Opelika), AL	0.1%	NAP	NAP	NAP	NAP
12.12	Property		1	Huntington Bank- Clarksburg (Pike), WV	0.1%	NAP	NAP	NAP	NAP
12.13	Property		1	CVS Pharmacy - Grand Rapids (Fuller), MI	0.1%	NAP	NAP	NAP	NAP
12.14	Property		1	O'Reilly Auto Parts - Madison (Commerce), WI	0.1%	NAP	NAP	NAP	NAP
12.15	Property		1	U.S. Bank - Northlake (North), IL	0.1%	NAP	NAP	NAP	NAP
12.16	Property		1	CVS - Tullahoma (Jackson), TN	0.1%	NAP	NAP	NAP	NAP
12.17	Property		1	7-Eleven- La Grange (Ogden), IL	0.1%	NAP	NAP	NAP	NAP
12.18	Property		1	U.S. Bank - Elk Grove Village (Devon), IL	0.1%	NAP	NAP	NAP	NAP
12.19	Property		1	Sherwin Williams - Marysville (Fifth), OH	0.0%	NAP	NAP	NAP	NAP
12.20	Property		1	O'Reilly - Owensboro (Bold Forbes), KY	0.0%	NAP	NAP	NAP	NAP
12.21	Property		1	PNC Bank - Aurora (Galena), IL	0.0%	NAP	NAP	NAP	NAP
12.22	Property		1	NAPA Auto Parts - Downers Grove (Ogden), IL	0.0%	NAP	NAP	NAP	NAP
12.23	Property		1	Family Dollar - Cuyahoga Falls (Bailey), OH	0.0%	NAP	NAP	NAP	NAP
12.24	Property		1	Dollar General - Lewiston (Sabattus), ME	0.0%	NAP	NAP	NAP	NAP
12.25	Property		1	U.S. Bank - Niles (Dempster), IL	0.0%	NAP	NAP	NAP	NAP
12.26	Property		1	Dollar Tree - Des Plaines (Rand), IL	0.0%	NAP	NAP	NAP	NAP
12.27	Property		1	Dollar General - Odessa (University), TX	0.0%	NAP	NAP	NAP	NAP
A-71

BMARK 2022-B35

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)
12.28	Property		1	Dollar General - Weber City, (Hwy 23), VA	0.0%	NAP	NAP	NAP	NAP
12.29	Property		1	Dollar General- Springtown (Highway), TX	0.0%	NAP	NAP	NAP	NAP
12.30	Property		1	Sherwin Williams - Champaign (Marketview), IL	0.0%	NAP	NAP	NAP	NAP
12.31	Property		1	Dollar General - Holly (Saginaw), MI	0.0%	NAP	NAP	NAP	NAP
12.32	Property		1	Dollar General - Dyer (Sheffield), IN	0.0%	NAP	NAP	NAP	NAP
12.33	Property		1	Dollar General - Lubbock (University), TX	0.0%	NAP	NAP	NAP	NAP
12.34	Property		1	Citizens Bank - Wilmington (Marsh), DE	0.0%	NAP	NAP	NAP	NAP
13	Loan	8, 67, 68	1	200 West Jackson	3.6%	NAP	NAP	NAP	NAP
14	Loan	69, 70, 71	1	Residence Inn Seattle	2.7%	47.9%	202.52	168.78	83.3%
15	Loan	72, 73, 74	3	GHC Hotel Portfolio	2.0%	71.2%	92.32	55.09	59.7%
15.01	Property		1	Holiday Inn Terre Haute	0.9%	NAV	NAV	NAV	NAV
15.02	Property		1	Springhill Suites by Marriott Terre Haute	0.6%	NAV	NAV	NAV	NAV
15.03	Property		1	Homewood Suites by Hilton Lafayette	0.5%	NAV	NAV	NAV	NAV
16	Loan	8, 40, 75, 76	8	Grede Casting Industrial Portfolio	1.6%	NAP	NAP	NAP	NAP
16.01	Property		1	700 Ash Street	0.4%	NAP	NAP	NAP	NAP
16.02	Property		1	5200 Foundry Circle	0.3%	NAP	NAP	NAP	NAP
16.03	Property		1	2700 Plum Street	0.3%	NAP	NAP	NAP	NAP
16.04	Property		1	801 & 617 South Carpenter Avenue	0.2%	NAP	NAP	NAP	NAP
16.05	Property		1	N2480 County Road M	0.1%	NAP	NAP	NAP	NAP
16.06	Property		1	W140 N5540 Lilly Road	0.1%	NAP	NAP	NAP	NAP
16.07	Property		1	530 East Main Street	0.1%	NAP	NAP	NAP	NAP
16.08	Property		1	210 Ann Avenue	0.1%	NAP	NAP	NAP	NAP
17	Loan	40, 77, 78, 79, 80	5	LaForce Industrial Portfolio	1.6%	NAP	NAP	NAP	NAP
17.01	Property		1	1060 West Mason Street	1.0%	NAP	NAP	NAP	NAP
17.02	Property		1	289 Robbins Drive	0.2%	NAP	NAP	NAP	NAP
17.03	Property		1	N58W16780 Ridgewood Drive	0.2%	NAP	NAP	NAP	NAP
17.04	Property		1	280 Corporate Woods Parkway	0.1%	NAP	NAP	NAP	NAP
17.05	Property		1	2602 Agriculture Drive	0.1%	NAP	NAP	NAP	NAP
18	Loan		4	Upper West Side and Brooklyn Heights Portfolio 2	1.6%	NAP	NAP	NAP	NAP
18.01	Property		1	110 West 69th Street	0.7%	NAP	NAP	NAP	NAP
18.02	Property		1	141 Columbia Heights	0.4%	NAP	NAP	NAP	NAP
18.03	Property		1	15A West 73rd Street	0.3%	NAP	NAP	NAP	NAP
18.04	Property		1	23 West 70th Street	0.1%	NAP	NAP	NAP	NAP
19	Loan	8, 81, 82, 83, 84, 85, 86, 87, 88 , 89, 90 ,91, 92	1	601 Lexington Avenue	1.5%	NAP	NAP	NAP	NAP
20	Loan	93, 94, 95	1	Crossroads Hotel Portfolio	1.4%	41.1%	110.12	68.52	62.2%
21	Loan	96, 97, 98, 99, 100	1	One Jackson Place	1.3%	NAP	NAP	NAP	NAP
22	Loan	101	1	Eagle Station	1.2%	NAP	NAP	NAP	NAP
23	Loan	102, 103	1	Shoppes at Foxmoor	1.2%	NAP	NAP	NAP	NAP
24	Loan	104, 105, 106	1	Safeway at Vistancia Marketplace	1.1%	NAP	NAP	NAP	NAP
25	Loan	8, 107, 108	1	Novo Nordisk HQ	1.1%	NAP	NAP	NAP	NAP
26	Loan	8, 109, 110, 111, 112, 113	1	Gem Tower	1.1%	NAP	NAP	NAP	NAP
27	Loan	114, 115	2	Belair & Goshen – Food Lion	0.9%	NAP	NAP	NAP	NAP
27.01	Property		1	Belair Plaza	0.5%	NAP	NAP	NAP	NAP
27.02	Property		1	Goshen Village	0.4%	NAP	NAP	NAP	NAP
28	Loan	116, 117	1	University Square	0.9%	NAP	NAP	NAP	NAP
29	Loan	118	1	1600 Brittmoore	0.8%	NAP	NAP	NAP	NAP
30	Loan	119, 120, 121, 122	1	Legacy Village	0.8%	NAP	NAP	NAP	NAP
31	Loan		4	Southern Star Storage Portfolio	0.8%	NAP	NAP	NAP	NAP
31.01	Property		1	Addison Airport Self Storage	0.3%	NAP	NAP	NAP	NAP
31.02	Property		1	Jensen Beach Self Storage	0.2%	NAP	NAP	NAP	NAP
31.03	Property		1	Montrose Airport Self Storage	0.2%	NAP	NAP	NAP	NAP
31.04	Property		1	281 Mini Storage	0.1%	NAP	NAP	NAP	NAP
32	Loan	123	1	Best Western North Phoenix	0.6%	78.8%	101.62	61.41	60.4%
33	Loan		1	Fairfield Inn & Suites Gainesville	0.6%	81.9%	84.80	45.18	53.3%
34	Loan		1	Holiday Inn Express and Suites Uniontown	0.5%	73.6%	79.90	47.67	59.7%
35	Loan	124	1	Redwood Simpsonville II	0.5%	NAP	NAP	NAP	NAP
36	Loan	125, 126	1	Johns Hopkins MOB	0.5%	NAP	NAP	NAP	NAP
37	Loan	127	1	900 East Grand Avenue	0.3%	NAP	NAP	NAP	NAP

A-72

Footnotes to Annex A

(1)	The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The Monthly Debt Service (P&I)($) and Annual Debt Service (P&I) ($) shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date or Anticipated Repayment Date.

(4)	Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) are calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Leased Occupancy (%) reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	The Cut-off Date Balance ($) reflects only the Mortgage Loan included in the Issuing Entity (which may be evidenced by one or more promissory notes); however, such Mortgage Loan is part of a Loan Combination comprised of such Mortgage Loan and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by one or more separate promissory notes. With respect to each such Mortgage Loan that is part of a Loan Combination, the Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%) and Loan Per Unit ($) calculations include any related Pari Passu Companion Loan(s) but exclude any related Subordinate Companion Loan(s). See “Description of the Mortgage Pool—The Loan Combinations” in the Prospectus for additional information regarding the loan combination(s).

(9)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects Mortgaged Properties that are located in qualified opportunity zones ("QOZs") under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his or her delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

(10)	The Mortgage Loan is structured with an anticipated repayment date ("ARD") of January 6, 2032 and a final maturity date of January 6, 2035. After the ARD, the interest rate will increase by 3.0% over the greater of (x) 2.77600% and (y) the term SOFR rate in effect on the ARD, pursuant to the One Wilshire Loan Combination documents.

(11)	The lockout period will be at least 28 payment dates beginning with and including the first payment date in February 2022. Defeasance of the One Wilshire Loan Combination in full is permitted at any time after the earlier to occur of (i) December 22, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 28 payments is based on the expected Benchmark 2022-B35 securitization closing date in May 2022. The actual lockout period may be longer.

(12)	The Largest Tenant, CoreSite, subleases 10,848 SF expiring on July 31, 2029 ($105.88 PSF) from GI TC One Wilshire Services, a borrower sponsor affiliate, which brings its total footprint at the Mortgaged Property to 187,533 SF.

A-73

(13)	The Third Largest Tenant, Verizon Global Networks (inclusive of affiliated tenant leases), leases (i) 24,283 SF expiring July 31, 2029, (ii) 18,835 SF expiring December 14, 2026, (iii) 7,905 SF expiring December 14, 2023, (iv) 4,698 SF expiring August 21, 2030, (v) 3,907 SF expiring July 15, 2025, (vi) 2,253 SF expiring April 30, 2025 and (vii) antenna space expiring July 31, 2022. The Fourth Largest Tenant, CenturyLink Communications, LLC (inclusive of affiliated tenant leases), leases (i) 35,925 SF expiring December 31, 2025, (ii) 10,318 SF expiring April 30, 2023 and (iii) 10,008 SF expiring November 30, 2026.

(14)	The Fourth Largest Tenant, CenturyLink Communications, LLC, has the one-time right to reduce its space by 7,445 SF on June 30, 2023 with nine months' notice and payment of a reduction fee.

(15)	The lockout period will be at least 24 payment dates beginning with and including the first payment date in June 2022. Defeasance of The Reef Loan Combination in full is permitted at any time after the first payment date following the earlier to occur of (i) April 13, 2025 or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 24 payments is based on the expected Benchmark 2022-B35 securitization closing date in May 2022. The actual lockout period may be longer.

(16)	Approximately 40.2% of underwritten effective gross income is from an approximately 41,000 SF LED (light emitting diode) billboard (the “LED Signage”) atop the office building at the related mortgaged property. The LED Signage is leased to New Tradition Outdoor LLC, an advertising operator, with a monthly license fee equal to the greater of (i) a minimum license fee and (ii) 75% of the net revenue actually received by the licensee during the immediately preceding month (the “Profit Share Fee”). The Minimum License Fee is $228,094 per month ($2,737,122 annually) for the current license year (February 2022 through January 2023), and increases by 3.0% each year thereafter during the term of the license. The underwritten income from the LED Signage is $10,745,265 (which is underwritten based on the estimated Profit Share Fee for the trailing twelve months ending April 2022, which was greater than the minimum license fee during such months). There can be no assurance as to what the amount of the Profit Share Fee will be during future periods. The “as is” appraised value of the mortgaged property including the LED Signage is $349,000,000 and excluding the LED Signage is $185,000,000.

(17)	The increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by increased income from the LED Signage, and is also driven by underwriting of the County of LA Expansion Space.

(18)	The Largest Tenant, County of Los Angeles-Dept. of Children & Family Services (the “County of LA”) currently leases 142,360 SF expiring June 30, 2026, and has not yet accepted its expansion space, which is comprised of the entire 7th floor of the mortgaged property, comprising 62,124 SF (the “County of LA Expansion Space”). In connection with such expansion, the borrower also agreed to perform certain landlord work on both the County of LA Expansion Space and the County of LA’s existing space, and the County of LA agreed to pay a revised rental rate (initially $24.84 PSF, which is lower than the rent the County of LA is currently paying) and extend the term of the lease for all of its space through the date that is 96 months from the date that both the County of LA Expansion Space and the renovated existing space is delivered to and accepted by the County of LA. The County of LA represents 17.6% of NRA and 21.0% of UW Base Rent without the County of LA Expansion Space, and 25.3% of NRA and 30.1% of UW Base Rent including the County of LA Expansion Space. The County of LA Expansion Space has been included in underwritten occupancy and underwritten income, and the lease expiration date and rent shown for the County of LA assume the lease extension and the increased rent that become effective upon acceptance of the County of LA Expansion Space and renovated existing space. Exclusive of the County of LA Expansion Space, underwritten occupancy is 70.6%, and the Underwritten Net Operating Income ($) and Underwritten Net Cash Flow ($) are $18,671,508 and $17,703,157, respectively. Based on The Reef Loan Combination Cut-off Date principal balance of $150,000,000 and the lender underwriting exclusive of the County of LA Expansion Space, the Underwritten NOI DSCR (x) and Underwritten NCF DSCR (x) equate to 2.26x and 2.15x, respectively, and the Underwritten NOI Debt Yield (%) and Underwritten NCF Debt Yield (%) equate to 12.4% and 11.8%, respectively.

The buildout of the County of LA Expansion Space has been completed, and the final inspection of the County of LA Expansion Space took place on April 13, 2022.  There is no assurance that the County of LA Expansion Space or renovated existing space will be accepted on any particular date or at all.

At origination, a $22,000,000 holdback reserve (the “Holdback Reserve”) was deposited with the lender in respect of the County of LA Expansion Space. The lender is required to release such reserve to the borrower upon the borrower delivering to the lender evidence that the following conditions have been satisfied on or prior to November 5, 2022: (A) the mortgaged property has achieved a debt yield of at least 10.5%, and (B) the County of LA has accepted the County of LA Expansion Space and has executed a commencement date memorandum and estoppel, each in substantially the form provided to the lender prior to the origination date, confirming, among other things, that (1) the County of LA

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is the tenant under the County of LA lease, (2) the County of LA has accepted possession of the County of LA Expansion Space, (3) the County of LA lease expiration date is no sooner than March 31, 2030 (subject to the early termination right from and after the 60th lease month, as described in footnote (5) below) and that the County of LA’s current ongoing early termination right as described in footnote (5) below is no longer effective, (4) the Basic Rent (as defined in the County of LA lease) is no less than approximately $423,282 for the first 12 months following the acceptance of the County of LA Expansion Space, (5) the total amount of the premises demised under the County of LA lease is 204,484 SF, (6) to the knowledge of the County of LA, the County of LA has not given borrower written notice of a material default under the County of LA lease which has not been cured, and (7) the County of LA is not entitled to any credit against any rent or other charge or rent concession under the County of LA lease except as set forth in the County of LA lease, and all contributions required to be paid by the borrower as of the date of the County of LA estoppel have been paid in full and all of borrower’s obligations with respect to tenant improvements have been fully performed. In the event that the foregoing conditions are not satisfied by November 5, 2022, the lender is permitted to continue to hold the $22,000,000 Holdback Reserve as additional collateral through the maturity date of the related Loan Combination.

(19)	The Largest Tenant, the County of LA, has the right to terminate its lease at any time, with 180 days' prior written notice and the payment of a termination fee equal to the unamortized portion of the tenant improvement allowance and change orders amortized at an 8% interest rate, if any (amortized tenant improvements are not included in the underwritten net cash flow). Upon acceptance of the County of LA Expansion Space and renovated existing space, the County of LA will have the right under its new lease terms to terminate its lease after the 60th month of the new commencement date (anticipated to be on or about April 2027) with 180 days’ prior written notice and the payment of a termination fee equal to the unamortized portion of the tenant improvement allowance and change orders amortized at an 7% interest rate, if any (amortized tenant improvements are not included in the underwritten net cashflow). We cannot assure you that the County of LA will accept its space, or take occupancy of the County of LA Expansion Space as expected or at all.

(20)	The appraisal for The Reef Property assumed that the lease for the County of LA Expansion Space took effect in February 2022 and the lease term for the County of LA's existing space was therefore extended (as described in footnote (5) above) to February 28, 2030. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio set forth in Annex A are therefore also calculated based on such assumptions. The appraisal did not provide a value without such assumptions. As of the date of this prospectus, the County of LA Expansion Space has not been accepted, and the lease term for the County of LA’s existing space has not been extended. If such acceptance and extension do not occur, the appraised value of The Reef Property would be lower (and may be materially lower) and the Cut-off Date LTV Ratio and Maturity Date LTV Ratio would be higher. There can be no assurance as to whether the County of LA will accept the County of LA Expansion Space, or whether the term of the lease for the County of LA's existing space will be extended.

(21)	The borrower is required to deposit approximately $911,111 (which amount may be decreased based upon the delivery of binding contracts to replace the LED Signage display screens at the time) on each monthly payment date commencing on May 6, 2029 through and including January 6, 2030 (unless a letter of credit for such purpose is delivered in the face amount of $8.2 million (subject to reassessment)), unless the Billboard Replacement Conditions (defined below) have previously been satisfied. “Billboard Replacement Conditions” means satisfaction of the following conditions: (i) the entirety of the LED Signage display screens have been replaced with LED display screen(s) that contain the then current state of the art technological evolution of the LED, that are comparable to or better than the LED Signage display screens as of the origination date, (ii) such replacement display screens (and the mechanics of the replacement thereof) comply with the terms of the New Tradition Outdoor, LLC licensing agreement or any replacement agreement thereof that relates to the LED Signage, as set forth in the loan documents, (iii) such replacement LED Signage display screens have a warranty that expires no sooner than the date that is 5 years following the maturity date, and (iv) the replacement LED Signage display screens are operational.

(22)	The mortgaged property is comprised of two full city blocks containing 9.11 acres. One block (the “West Block”) contains the mortgaged property and a parking lot area and the other block (the “East Block”), which is located across the street from the West Block, contains an 11,150 SF industrial building and a parking lot. The mortgage loan permits the free release, without defeasance or prepayment, of either or both of the East Block and of a 4.25 acre parcel (comprising a parking lot area) of the West Block (the “West Release Parcel”), provided that the following conditions, among others, are satisfied: (i) delivery of an updated survey, and, with respect to the West Release Parcel, a recorded, finalized parcel map that creates a legal subdivision of the West Release Parcel from the remainder of the West Block, (ii) to the extent there are shared facilities, access or parking, unless an easement of record already exists, an easement reasonably satisfactory to the lender pursuant to which the borrower will receive such easements as are reasonably required for the continued use and operation of the remaining mortgaged property (the “Remaining Property”), (iii) a date down of a legal memorandum previously provided to the lender stating that after the release the Remaining Property will be in compliance with certain legal requirements, (iv) in the event that parking as required by

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legal requirements is not located on the Remaining Property, parking agreements necessary for the borrower to provide the Remaining Property with sufficient parking as required by legal requirements, which parking agreements must be reasonably satisfactory to the lender, (v) delivery of an officer’s certificate from the borrower stating, among other things, that the release will not (1) adversely affect the rights of the lender under the loan documents with respect to the Remaining Property, (2) violate any document or instrument affecting the Remaining Property, or (3) adversely affect the use or operation of, or access to, the Remaining Property, and (vi) compliance with REMIC related conditions.

It is anticipated that after any release of the release parcels, buildings will be constructed on such parcels, and that such buildings will obstruct certain views of the LED Signage. We cannot assure you that such construction will not result in a Reduction Event (as defined in footnote (24)) below. In addition, it is possible that office buildings will be constructed that could compete with The Reef Property.
(23)	The building consists of a mix of approximately 33.6% office space, 45.6% retail/showroom space, 18.2% event space, 1.8% storage space, and approximately 0.1% retail/cafe space. In addition, tenants representing approximately 15.5% of NRA and 9.3% of UW Base Rent expire in 2022.

(24)	Approximately 40.2% of the underwritten effective gross income of the mortgaged property is from the licensee of the LED Signage located at the mortgaged property. If any of the following (each a “Reduction Event”) occurs; (a) the advertising copy on the display area becomes materially obstructed from the view of vehicular traffic traveling in either direction on the 10 Freeway through no fault of licensee, (b) electrical service to the display area becomes unavailable or is interrupted, (c) based on the evaluation of a qualified, reputable and licensed general contractor, qualified, reputable and licensed electrical engineer or governmental authority, the structure cannot safely be used for the erection or maintenance of the display area for any reason, (d) the licensor is unable to obtain or maintain any permit for the continued use and/or maintenance of the display area, or (e) the licensor otherwise fails to repair, maintain or replace the structure and/or the display area, including the LED screen, and such Reduction Event results in a material and adverse reduction in net revenue for five business days (as to the events in (b) through (e)), or 30 consecutive days (as to the events in (a)), the licensor and licensee are required to agree to an equitable adjustment of the rent for the LED Signage, or if the parties cannot agree, such reduction is required to be determined by an arbitration process.

It is anticipated that after any release of the release parcels described in footnote (22), buildings will be constructed on such parcels, and that such buildings will obstruct certain views of the LED Signage. We cannot assure you that such construction will not result in a Reduction Event.

(25)	The Second Largest Tenant, Maker City LA, LLC, the Third Largest Tenant, Shipfront, LLC, and the Fifth Largest Tenant, PHR LA Mart, LLC, which collectively lease approximately 29.4% of the NRA at the related mortgaged property, are affiliates of the borrower. In addition, according to the appraisal, there are various smaller showroom and storage spaces leased to entities in which the borrower sponsor has an equity interest, resulting in approximately 37.0% of the net rentable square footage being leased to affiliated tenants.

(26)	The Mortgage Loan is part of a loan combination that was co-originated by Citi Real Estate Funding Inc., UBS AG, Bank of America, N.A., Bank of Montreal and Morgan Stanley Bank, N.A.

(27)	With respect to the Property identified as 17001 West Mercury Street (the “Gardner PILOT Property”), the Mortgage Loan is secured by a mortgage on the fee and leasehold interest of Mercury Street Industrial LLC (the “Gardner PILOT Borrower”), in the Gardner PILOT Property pursuant to that certain Base Lease dated as of April 1, 2018 (the “Gardner PILOT Base Lease”) by and between USIR II – Gardner, LLC (the “Original Gardner Company”) and the City of Gardner, Kansas (the “Gardner PILOT Lessor”) and that certain Lease Agreement dated as of April 1, 2018 (the “Gardner PILOT Lease”), by and between the Gardner PILOT Lessor and the Original Gardner Company, which expires on February 1, 2029. In order to encourage real estate development, the Gardner PILOT Lessor took leasehold title to the Gardner PILOT Property pursuant to the Gardner PILOT Base Lease, leased the Gardner Property back to the Original Gardner Company pursuant to the Gardner PILOT Lease and issued a bond in the maximum principal amount of $38,000,000 on April 1, 2018 for which the payment of the principal, redemption and interest on the bond and certain other costs of the bond transaction is equal to the rent due by the Original Gardner Company under the Gardner PILOT Lease. Under that certain Bond Purchase Agreement dated as of April 1, 2018, the Original Gardner Company agreed to purchase the bond at an interest rate of 2% per annum computed on actual/365/366-day basis and payable on each February 1, and as a result is entitled to certain exemptions from ad valorem and property taxes on real and personal property for a total period of 10 calendar years after the year in which the bond was issued with 100% tax abatement for the first 5 years and 20% less for each year thereafter, pursuant to that certain Payment in Lieu of Tax Agreement dated as of April 6, 2018 (the “Gardner Pilot Agreement”) by and between the Original Gardner Company and the Gardner Pilot Lessor. The Gardner PILOT Base Lease, the Gardner PILOT Lease and the Gardner

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PILOT Agreement were assigned from the Original Gardner Company to the Gardner PILOT Borrower pursuant to that certain Assignment and Assumption Agreement, dated December 30, 2020. Under the Gardner PILOT Agreement, the Gardner PILOT Borrower will make a payment in lieu of taxes in the amount of (i) $394 for the calendar year 2022, (ii) $402 for the calendar year 2023, (iii) $270,770 for the calendar year 2024, (iv) $546,955 for the calendar year 2025, (v) $828,636 for the calendar year 2026, (vi) $1,115,897 for the calendar year 2027 and (vii) $1,408,820 for the calendar year 2028. The bond must be paid in full on February 1, 2029. On the Origination Date, the Gardner PILOT Borrower has collaterally assigned all of its interest in the Gardner PILOT Base Lease, the Gardner PILOT Lease, the Gardner PILOT Agreement and related documents, including the bond, to the Mortgage Lender and caused the trustee holding the original bond to enter into a bond custody agreement in favor of Mortgage Lender.

(28)	With respect to the Property identified as 5300 Centerpoint Parkway, Center Point Capital, LLC (the “Original OH PILOT Company”) receives a 100% property tax exemption pursuant to that certain Toy Road Community Reinvestment Area Agreement, dated as of December 15, 2003 (the “OH PILOT Lease”), by and between the Village of Obetz, Ohio (the “OH PILOT Lessor”) and the Original OH PILOT Company for a period of 15 years following completion by the property owner of construction of a 3,800,000 sq ft distribution facility (the “Project”) and delivery of a certificate of substantial completion to the OH PILOT Lessor. The property owner is required to pay the OH PILOT Lessor an annual fee for the Project equal to the greater of (a) 1% of the dollar value of the tax exemption received under the OH PILOT Lease for that year or (b) $500.00, provided, however, the fee cannot exceed $2,500. Pursuant to that certain Tax Increment Financing Agreement (“OH PILOT TIF Agreement”), dated as of December 15, 2003, between the Original OH PILOT Company and the OH PILOT Lessor, the property owner must make service payments in an amount equal to the amount of real property taxes would have been charged otherwise (less any other payments received by the OH PILOT Lessor) for a period of 30 years after the expiration of the OH PILOT Lease. The Borrowers have not provided evidence of assignment of the OH PILOT Lease and related documents from the Original OH PILOT Company to ILPT Obetz LLC, the corresponding Borrower entity under the Loan (which assignment is expected to be made after the Closing Date).

(29)	With respect to the Property identified as 2020 Joe B. Jackson Parkway (the “TN PILOT Property”), the Mortgage Loan is secured by a mortgage on the leasehold interest of ILPT Murfreesboro LLC (the “TN PILOT Borrower”) in the TN PILOT Property pursuant to that certain Lease Agreement, dated December 21, 2011 (the “TN PILOT Lease”) by and between US Real Estate Limited Partnership and The Industrial Development Board of Rutherford County, Tennessee (the “TN PILOT Lessor”), as assigned from US Real Estate Limited Partnership to COLE ID Murfreesboro TN, LLC, the predecessor-in-interest to the TN Pilot Borrower, pursuant to that certain Assignment of Master Lease, dated December 21, 2011, and which expires on December 31, 2032. In order to increase employment and manufacturing in Rutherford County, Tennessee, the TN PILOT Lessor took ownership of the fee interest in the TN PILOT Property and as a result the TN PILOT Borrower is not required to pay any real or personal property taxes for the period of the TN PILOT Lease. TN PILOT Borrower will pay an economic development fee on or before December 1st of each year in the amount of 15% of the difference between (i) the ad valorem taxes that would be due for such year if the TN PILOT Property were not owned by the TN PILOT Lessor and (ii) the amount of payment in lieu of tax payments with respect to the TN PILOT Property for such year. The TN PILOT Borrower has the option to purchase back the fee interest for $1 at any time prior to the expiration of the TN PILOT Lease. The TN PILOT Lessor may not sell, assign, encumber or convey any part of the real property without the TN PILOT Borrower’s prior written consent. On the Origination Date, the TN PILOT Lessor has executed and delivered a consent agreement in favor of the Mortgage Lender encumbering its fee interest in the TN PILOT Property.

(30)	Number of Units does not include an approximately 4,400 SF adjacent, unimproved land parcel, which is collateral under the Mortgage Loan.

(31)	Framing & Gil (2,386 SF) and Jaime Vasquez (1,116 SF) were underwritten as vacant space. The lease expirations for these tenants are January 31, 2025 and September 15, 2022, respectively.

(32)	The Second Largest Tenant, Cayuga, leases 13,466 SF expiring September 30, 2031 and 8,275 SF expiring November 30, 2031.

(33)	The Third Most Recent financials are based on one month, November 2019, annualized.

(34)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to incremental leasing at the Mortgaged Property, the removal of one-time expenses that were incurred in 2021, and the ICAP coming into effect.

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(35)	On each payment date, if and to the extent the amount contained in the TI/LC reserve account is less than $350,000 (excluding lease termination payments), the borrowers are required to deposit into the TI/LC reserve account a Monthly TI/LC Reserve ($) amount equal to approximately $19,304, unless the TI/LC reserve account is thereafter equal to $800,000 (excluding lease termination payments).

(36)	The Mortgaged Property benefits from a 25-year ICAP tax abatement, commencing in the 2021/2022 taxable year and burning off on a 10% per annum step down from year 16 to year 25. The abatement also includes an inflation protection component, above a 5% increase in taxable assessed value unrelated to structural improvements, which runs from year 2 to year 8.

(37)	Upon a transfer of the Mortgaged Property and an assumption of the Mortgage Loan, the Mortgage Loan documents permit the then-sole member of any successor borrower to obtain mezzanine financing from a third-party lender secured by a pledge of the sole member’s equity ownership interest in the successor borrower provided that, among other conditions, (i) the combined maximum loan-to-value ratio may not exceed the lesser of (x) 69.6% and (y) the loan-to-value ratio immediately prior to such assumption, (ii) the combined minimum debt service coverage ratio may not be less than the greater of (x) 1.51x and (y) the debt service coverage ratio immediately prior to such assumption, (iii) the combined minimum debt yield may not be less than the greater of (x) 7.12% and (y) the debt yield immediately prior to such assumption, (iv) the lender receives a rating agency confirmation from each applicable rating agency and (v) the proposed mezzanine lender executes an intercreditor agreement in form and substance acceptable to the lender.

(38)	The Mortgage Loan is part of a loan combination that was co-originated by Goldman Sachs Bank USA and Wells Fargo Bank, National Association.

(39)	The 821 Route 97 Mortgaged Property is currently expected to undergo an expansion increasing the square footage of the related improvements from 145,485 SF to 221,876 SF. The expansion is expected to be completed by August 2022. At origination, the borrower funded a Shearer’s expansion allowance reserve in an amount equal to $12,243,079 in connection with the anticipated expansion. We cannot assure you that the expansion at the 821 Route 97 Mortgaged Property will be completed as expected or at all.

(40)	One or more of the respective Mortgaged Properties are subject to a triple-net or modified gross lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

(41)	The appraised value reflects the "Prospective Market Value Upon Completion of Free Rent Period to CIGNA", which appraised value assumes stabilization of the 115 Tabor Road Property including the conclusion of the CIGNA free rent period by March 1, 2023. CIGNA’s lease is anticipated to commence in June 2022 and provides for nine months of free rent with approximately $4,081,560 of contractual rent abatement and $153,000 of gap reserve funded at origination. There can be no assurance that such lease will commence, or that such tenant will commence paying rent thereunder, as anticipated or at all.

(42)	The Largest Tenant, CIGNA, has an option to contract one of three suites within its leased premises 18 months after its rent commencement date (the “First Contraction Date”) and on each following 18-month anniversary. If CIGNA elects to exercise the option on one suite, it may not surrender a second suite until the 18-month anniversary of the First Contraction Date occurring after the fourth anniversary of the rent commencement date. CIGNA may not surrender more than two suites during the lease term. In the event CIGNA exercises its contraction option, it will be required to pay the full contraction fee as outlined in CIGNA’s lease, which then is required to be posted with the lender. The loan is structured such that if the contraction fee received per schedule is less than $75 per SF of contracted space, the borrower will be required to post the difference up to $75 per SF, otherwise a cash flow sweep will commence.

(43)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to new leases signed by Global Aerospace and CIGNA.

(44)	Historical financial information is unavailable because the property was recently acquired by the Sponsor in December of 2020.

(45)	Historical financial information is not available because the Mortgaged Property was recently redeveloped for office use.

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(46)	The borrower provided an initial deposit of $1,000,000 in the form of two letters of credit in lieu of a cash deposit to fund the rollover reserve initial deposit in accordance with the Industry RiNo Station Mortgage Loan documents.

(47)	The Most Recent NOI ($) is more than 10% higher than the Underwritten Net Operating Income ($) primarily because the Mortgaged Property was completed in 2019 and experienced recent lease-up and stabilization.

(48)	The Second Largest Tenant, Dispatch Health, will have the right to terminate its lease immediately upon written notice, if, without limitation (a)(i) the landlord or any owner of the landlord is excluded from participation in any federally funded health care program during the lease term, or (ii) if at any time after November 21, 2019, it is determined that the landlord or any owner of the landlord is in breach of the compliance requirements set forth in the lease, and (b) the parties have not executed an amendment to the lease to ensure landlord’s compliance within 30 days following the beginning of required negotiations as set forth in the lease.

(49)	The mortgage loan is part of a Loan Combination that was co-originated by JPMorgan Chase Bank ("JPMCB"), National Association and Starwood Mortgage Capital LLC. JPMCB will be contributing Note A-1-3-B and Note A-1-6 with an aggregate Cut-off Date Balance of $54,000,000 to the Benchmark 2022-B35 securitization.

(50)	With respect to any Mortgaged Property securing a multi–property Mortgage Loan, the amounts listed under the headings “Original Balance ($)” and “Cut–off Date Balance ($)” reflect the Allocated Loan Amount related to such Mortgaged Property.

(51)	The portfolio is comprised of five parking garage properties that include 5,036 parking stalls and two mixed use properties that include 53 multifamily units.

(52)	The portfolio includes 7,258 total parking stalls and 53 total multifamily units not presented in the Number of Units.

(53)	The Assembly Mortgaged Property is comprised of 58,192 SF of office space and 22,955 SF of retail space. The Vinton Mortgaged Property is comprised of 5,693 SF of retail space and 21 multifamily units.

(54)	The parking utilization for all parking garage properties has averaged over 100% since the first quarter of 2019. This data is not reflected in Annex A-1.

(55)	The Bedrock Portfolio Loan Combination may be voluntarily prepaid in whole or in part in connection with a partial release, on or after the business day following February 1, 2024, with the payment of the yield maintenance premium if such prepayment occurs prior to the monthly payment date which is four months prior to the maturity date of the Bedrock Portfolio Loan Combination.

(56)	The One Woodward Avenue Mortgaged Property contains two separate leasehold parcels. Parcel B covers the southwest portion of the building and patio. Parcel C is covered by a lease with the City of Detroit and contains the sidewalk area around the building, including the ramp to the underground parking.

(57)	The Largest Tenant, Quicken Loans Inc., leases 407,050 SF of space that expires on July 31, 2028, 183,664 SF of space that expires on August 31, 2023, 156,020 SF of space that expires on March 31, 2032, 122,475 SF of space that expires on April 30, 2024 and 21,124 SF of space that expires on January 7, 2030 and 15,602 SF of space that expire on October 31, 2025.

(58)	The Fifth Largest Tenant, Coyote Logistics, has a one-time right to terminate its lease, effective as of the last day of the 70th full calendar month of its lease term, with at least nine months’ prior written notice and the payment of a termination fee in an amount equal to the sum of (i) the then unamortized brokerage commissions, tenant improvement allowance, the abatement of base rental and attorneys' fees incurred by landlord in negotiating the lease, amortized on a straight-line basis over the initial term of the lease with interest on the unamortized balance at a rate of 6% per annum, plus (ii) an amount equal to three full calendar months' rent at the then existing rates.

(59)	The Mortgage Loan is part of a loan combination that was co-originated by Citi Real Estate Funding Inc., Bank of Montreal and Barclays Capital Real Estate Inc.

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(60)	The lockout period will be at least 24 payment dates beginning with and including the first payment date in June 2022. Defeasance of the Bell Works Loan Combination in full is permitted at any time following the earlier to occur of (i) April 8, 2026 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 payments is based on the expected Benchmark 2022-B35 securitization closing date in May 2022. The actual lockout period may be longer.

(61)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to potential income from vacant space and contractual rent steps.

(62)	The borrower is required to deposit into a put price reserve, on a monthly basis, from the payment date occurring in July 2024 through and including the monthly payment date in June 2026, an amount equal to approximately $82,130; provided that such obligation may be satisfied upon delivery to lender of a letter of credit in an amount not less than the amount sufficient to pay to HTC Investor all amounts due and payable in connection with the exercise of the Put Option, which letter of credit serves as additional collateral for the Bell Works Loan Combination for so long as such letter of credit remains outstanding.

(63)	The lockout period will be at least 25 payment dates beginning with and including the first payment date in May 2022. Defeasance of the 2550 M Street Loan Combination in whole (but not in part) is permitted at any time after the earlier of (i) March 31, 2026 and (ii) the second anniversary of the date on which the entire 2550 M Street Loan Combination has been securitized. The assumed lockout period of 25 payments is based on the expected Benchmark 2022-B35 securitization closing date in May 2022. The actual lockout period may be longer.

(64)	The borrower deposited approximately $3,150,000 into the Upfront TI/LC reserve at origination of the 2550 M Street Mortgage Loan, provided the lender may require the borrower to deposit an additional $2,000,000 into such reserve within two business days of written notice from lender (for a total required deposit of $5,150,000) in the event for any reason the lender is unable to draw on an existing $2,000,000 tenant letter of credit delivered by a tenant to borrower under such tenant’s lease, and deposited by borrower with the lender (the “Existing Tenant Letter of Credit”) upon an event of default under 2550 M Street Mortgage Loan documents, whether the lender’s inability to draw upon the Existing Tenant Letter of Credit is due to a refusal or undue delay by the issuing bank, any termination, cancellation, or other unavailability of the Existing Tenant Letter of Credit, the absence of the right to draw such Existing Tenant Letter of Credit pursuant to the terms and conditions of such tenant’s lease, or for any other reason whatsoever.

(65)	The lockout period will be at least 24 payment dates beginning with and including the first payment date in June 2022. Defeasance of the Nut Tree Plaza Loan Combination in full is permitted at any time following the earlier to occur of (i) April 12, 2026 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 payments is based on the expected Benchmark 2022-B35 securitization closing date in May 2022. The actual lockout period may be longer.

(66)	The Mortgage Loan is part of a Loan Combination that was co-originated by Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc.

(67)	The Second Largest Tenant at the 200 West Jackson Mortgaged Property, Olam Americans, Inc., has the right to terminate its lease on August 31, 2026 or March 31, 2028 with 12 months’ notice and the payment of a termination fee.

(68)	The Third Largest Tenant at the 200 West Jackson Mortgaged Property, Camelot Illinois LLC, has the right to terminate its lease on August 31, 2025 with 9 months’ notice and the payment of a termination fee.

(69)	There is 2,257 SF of retail space on the ground floor of the Mortgaged Property. The tenant, Ice Monster, currently pays base rent of $5,675.00 per month plus triple-net rent of $897.83 per month (0.7% of underwritten operating revenue in aggregate). Its lease expires in August 2026 and includes three, five-year extension options.

(70)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to underwriting to average occupancy levels prior to the COVID-19 pandemic at the ADR observed in 2019. The Mortgaged Property’s 2021-2022 performance reflects recovery from the COVID-19 pandemic as stay-at-home orders were lifted and travel began to rebound. We cannot assure you that the Mortgaged Property will revert to pre-COVID-19 performance.

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(71)	The Ongoing Replacement Reserve ($) is an FF&E reserve in an amount equal to (i) for the payment dates in May 2022 through April 2023, $21,286, and (ii) thereafter, the greater of (a) the monthly amount required to be reserved pursuant to the franchise agreement or (b) 1/12th of 4% of the operating income of the mortgaged property for the trailing 12-month period.

(72)	On each monthly payment date commencing on January 2026 through and including August 2027, the borrowers are required to pay to lender $121,000 per month, for deposit into a future property improvement reserve (“Future PIP Reserve”). Then, commencing on the monthly payment date occurring in December 2027 through and including the monthly payment date occurring in October 2029, the borrowers are also required to pay to lender $121,000 per month for deposit into the Future PIP Reserve; provided however, following the date that a property improvement plan (“PIP”) has been entered into with respect to each of the three mortgaged properties, the monthly deposits commencing on December 2027 will end on the date that the lender has determined (in its sole but good-faith discretion) that the amount of funds on deposit in the Future PIP Reserve are equal to or exceed 100% of the estimated cost (as reasonably determined by the lender) to perform and complete all three PIPs at all three mortgaged properties that have not yet been completed. The Future PIP Reserve is required to be released to the borrowers upon satisfaction of the following conditions: (i) the borrowers have delivered either new franchise agreements or replacement franchise agreements for all three mortgaged properties reasonably acceptable to the lender for a term of at least two years beyond the GHC Hotel Portfolio mortgage loan term, (ii) there are no unpaid PIP costs for any of the three mortgaged properties, and (iii) the borrower for all three mortgaged properties has delivered an acceptable comfort letter from the applicable franchisor if a new franchise agreement is delivered.

(73)	The mortgage loan was underwritten based on 2019 room revenues and room expenses. 2019 room revenues were $9,158,274, while room revenues for the trailing twelve months ended February 28, 2022 were $8,544,861. There is no assurance as to what the actual room revenues of the mortgaged properties will be in the future.

(74)	The increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by the underwriting of 2019 room revenues.

(75)	The TI/LC Cap ($) is equal to the product of (x) $1.50 multiplied by (y) the aggregate number of rentable SF then contained in the mortgaged properties. As of the Cut-off Date, the aggregate number of rentable SF is 1,633,716.

(76)	The borrower is permitted to obtain mezzanine financing secured by a pledge of direct or indirect equity interests in the borrower subject to certain conditions, including, without limitation: (i) such mezzanine loan is entered into no earlier than 180 days after the origination date, (ii) a combined maximum loan to value ratio of 55.55%, inclusive of the additional mezzanine debt, (iii) a debt service coverage ratio at the closing of the mezzanine loan at least equal to 3.80x, inclusive of the additional mezzanine debt, (iv) the debt yield at the closing of the mezzanine loan at least equal to 14.38%, inclusive of the additional mezzanine debt and (v) execution of a subordination and intercreditor agreement reasonably satisfactory to the lender.

(77)	With respect to the Grace Period - Default (Days), the Mortgage Loan documents provide the borrower with one, five-day grace period during the term of the Mortgage Loan for any payments due on a payment date (other than the payment due on the Maturity Date).

(78)	The Replacement Reserve Cap ($) is equal to the product of (x) $0.20 multiplied by (y) the aggregate number of rentable SF then contained in the mortgaged properties. As of the Cut-off Date, the aggregate number of rentable SF is 328,664.

(79)	The TI/LC Cap ($) is equal to the product of (x) $1.00 multiplied by (y) the aggregate number of rentable SF then contained in the mortgaged properties. As of the Cut-off Date, the aggregate number of rentable SF is 328,664.

(80)	The borrower is permitted to obtain mezzanine financing secured by a pledge of direct or indirect equity interests in the borrower subject to certain conditions, including, without limitation: (i) a combined maximum loan to value ratio of 62.5%, inclusive of the additional mezzanine debt, (iii) a debt service coverage ratio at the closing of the mezzanine loan at least equal to 1.93x, inclusive of the additional mezzanine debt, (iv) the debt yield at the closing of the mezzanine loan at least equal to 9.7%, inclusive of the additional mezzanine debt and (v) execution of an intercreditor agreement reasonably satisfactory to the lender. In addition, future preferred equity is permitted upon certain conditions as described in the Mortgage Loan documents.

(81)	The Mortgage Loan is part of a loan combination that was co-originated by Citi Real Estate Funding Inc., Wells Fargo Bank, National Association, Morgan Stanley Bank, N.A. and DBR Investments Co. Limited

A-81

(82)	The monthly debt service payments are due on the 9th of each month, with a monetary default grace period of two business days, exercisable only once in any 12-month period.

(83)	The lockout period will be at least 28 payment dates beginning with and including the first payment date in February 2022. Defeasance of the 601 Lexington Avenue Whole Loan in full is permitted at any time after the first payment date following the earlier to occur of (i) December 10, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 28 payments is based on the expected Benchmark 2022-B35 securitization closing date in May 2022. The actual lockout period may be longer.

(84)	The Mortgaged Property is subject to a condominium regime known as the 601 Lexington Avenue condominium. The condominium is comprised of four units. The borrowers own three of the four units in fee simple (which include 94.4% of the common elements) and a leasehold interest in a portion of the fourth unit, known as the "Church Unit." The units owned by the borrowers include 94.4% of the common elements, which entitles them to 94 of the 100 votes in the condominium regime (together with the right to appoint 6 of 7 board members).

(85)	The Largest Tenant, Kirkland & Ellis ("K&E") (36.8% of NRA), has $4,062,504 of outstanding free rent. Boston Properties Limited Partnership, a Delaware limited partnership ("BPLP"), an affiliate of the borrower sponsor, provided a payment guaranty for the outstanding free rent at origination. The Third Largest Tenant, NYU (11.7% of NRA), has not yet taken occupancy of its full space, which is expected in April or May of 2022. In addition, Citadel, the Fourth Largest Tenant (8.6% of NRA), has provided notice it intends to vacate its space at its lease expiration in August 2022.

(86)	The Second Largest Tenant, Citibank, is currently subleasing suites 1900 and 2100 totaling 59,978 square feet (3.6% of NRA). The Fifth Largest Tenant, Freshfields, is currently subleasing suite 5510 totaling 15,932 square feet (1.0% of NRA). As of the origination date, Freshfields was also publicly marketing the remainder of its leased space for sublet.

(87)	The Second Largest Tenant, Citibank, has leases that expire as follows (i) floors 18 and 20 (59,978 square feet) expire in December 2022, (ii) floors 19 and 21 (59,978 square feet) expire in August 2023, (iii) floor 23 (29,989 square feet) expires in April 2027 and (iv) floors 24 and 25 (59,978 square feet) expire in April 2032.

(88)	The Largest Tenant, Kirkland & Ellis has a June 30, 2027 termination option on the 32nd floor with notice by March 31, 2026 and the payment of unamortized leasing costs. Additionally, as of February 28, 2034, K&E can terminate either its highest or lowest odd number floor other than the 51st floor (one floor only).

(89)	There is no separate carveout guarantor or environmental indemnitor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the related Mortgage Loan documents.

(90)	At origination, BPLP, an affiliate of the borrowers, provided a guaranty in lieu of (i) depositing $52,315,328 into a reserve for approved leasing expenses outstanding at the time of origination and (ii) depositing $8,974,469 into a reserve for outstanding free and gap rent for six tenants. The aggregate amount guaranteed under any BPLP guaranty (when aggregated with the full amount of any letter of credit and/or cash on deposit) will be reduced as the borrowers expend funds for the purposes for which such funds would have otherwise been deposited in the applicable reserve account.

(91)	The borrowers are permitted to provide a guaranty from BPLP, an affiliate of the borrowers, in lieu of all reserves, subject to certain conditions, including BPLP maintaining a senior unsecured credit rating of at least "BBB" by S&P and "Baa3" by Moody’s. The aggregate amount guaranteed under any BPLP Guaranty (when aggregated with the full amount of any letter of credit and/or cash on deposit) will be reduced as the borrowers expend funds for the purposes for which such funds would have otherwise been deposited in the applicable reserve account.

(92)	If the current balance of the TI/LC reserve less the outstanding TI/LC reserve and free rent reserve is equal to or greater than the TI/LC Cap ($), then no monthly deposit into the TI/LC reserve is required pursuant to the loan documents.

(93)	The Mortgaged Property is located within an “Enterprise Zone,” defined as a geographic area in which economic incentives are made available to businesses that expand through capital investment and/or job creation. In connection with the foregoing, the Mortgaged Property benefits from real estate tax abatements from the City of Aberdeen and Harford County in the aggregate amount of approximately $32,311 per annum. The Mortgage Loan was underwritten based on the abated tax amounts.

A-82

(94)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the fact that the most recent period reflects months impacted by the COVID-19 pandemic. In addition, the Underwritten Net Operating Income ($) includes an assumed occupancy of 65% which is higher than the occupancy of the trailing 12-month period ending in February 2022 of 54%.

(95)	The Mortgaged Property is comprised of two hotel buildings, each affiliated with a hotel brand operated through a franchise agreement. The Hilton Franchise Holding LLC Franchise Agreement expiration date is April 30, 2036. The La Quinta Franchising LLC Franchise Agreement expiration date is August 8, 2038.

(96)	On each monthly payment date that the amount then on deposit in the rollover reserve is less than $1,000,000 ("TI/LC Reserve Cap"), the borrower is required to deposit the sum of $18,212.33, for tenant improvements and leasing commissions that may be incurred following the origination date, which amounts are required to be transferred into the rollover reserve account until the TI/LC Reserve Cap is reached.

(97)	The Second Largest Tenant, Bradley Arant Boult Cummings, has one termination option on the last day of the 84th month (i.e. February 2026) of its lease with 270 days' written notice and payment of unamortized tenant improvements and leasing commissions at 7% interest, provided the tenant is not in default. Bradley Arant Boult Cummings also has one contraction option on the last day of the 60th month (i.e. February 2024) of its lease to terminate the lease as to not more than 33.33% of the NRA then under the lease with 270 days' written notice and payment of unamortized tenant improvements and leasing commissions at 7% interest, provided the tenant is not in default. The Third Largest Tenant, Balch & Bingham LLP, has a one-time contraction option by written notice at any time after January 1, 2025 to reduce the size of its premises by 5,443 SF along with payment of contraction fees, including unamortized tenant improvements and leasing commissions at 10% interest.

(98)	The Third Largest Tenant, Balch & Bingham LLP, is in a free rent period through August 2022, which rent amount was reserved in escrow at loan origination.

(99)	Current physical occupancy is 83.1%, however, the tenant Haddox Reid, which occupies 7.3% of NRA, has given notice to vacate and as a result is being underwritten as vacant. The tenant is expected to vacate in December 2022. In addition, the Fifth Largest Tenant, Godwin Advertising Agency Inc., has been partially delinquent on its rent since August 2021. The tenant has made periodic payments to catch up on overdue rent, and has proposed a repayment plan to the borrower pursuant to which it would repay all of its overdue rent by the end of 2022. As of the origination date, the borrower had not agreed to such repayment plan.

(100)	The borrower has a parking license agreement at an adjacent garage which is owned by the Jackson Redevelopment Authority and master leased to a borrower sponsor affiliate. Pursuant to the parking license agreement with the borrower sponsor affiliate, the borrower may lease up to 323 spaces required under certain tenant leases, at the same monthly rate charged to the general public. Such license expires and is renewed at the same time as the related tenant leases.

(101)	There is a restrictive covenant on a parcel of the mortgaged property providing that the property owner may not permit non-restrictive gaming operations (operations of more than 15 slot machines). The Second Largest Tenant at the mortgaged property, Dotty’s, which leases approximately 17.2% of NRA, is a gaming tenant which, following an expansion of its space in 2018, operates more than 15 slot machines. If a counterparty subject to the restrictive covenant claims that the landlord is violating the restrictions because of the Dotty’s expansion, the landlord has the right under the Dotty’s lease to terminate the 11,890 SF expansion space (10.4% of NRA) upon 30 days’ notice. In addition, the mortgaged property is subject to a reciprocal easement agreement with an adjacent Kohl’s store that provides that restaurant use, entertainment use, recreational use or training or educational use of the mortgaged property are not allowed without the consent of Kohl’s. Kohl’s has not provided an estoppel with regard to such agreement. The mortgaged property has several restaurant tenants

(102)	Historical financial information is limited because the Mortgaged Property recently underwent and completed a major renovation.

A-83

(103)	The Appraised Value ($) reflects the “prospective market value upon stabilization” of $23,750,000 as of November 1, 2022, which assumed at the time of the appraisal that the tenant spaces for Planet Fitness, the Largest Tenant, and STEM Daycare, the Second Largest Tenant, would be completed to market standards and that the respective tenant leases would commence within a reasonable time. The lease for Planet Fitness commenced on December 1, 2021. However, the premises for STEM Daycare is still undergoing its build-out and has not been delivered to the tenant. In connection with the ongoing build-out of the STEM Daycare’s premises, the borrower reserved $2,150,000 at loan origination. The “as-is” appraised value of the Mortgaged Property as of November 10, 2021 is $22,250,000, which would result in a Cut-off Date LTV Ratio of 59.8%.

(104)	Ongoing real estate taxes reserve is currently suspended and will be suspended so long as (i) the Safeway lease remains in full force and effect with no defaults thereunder, (ii) no cash management trigger event has occurred and is continuing, and (iii) Safeway continues to pay real estate taxes directly. Ongoing TI/LC reserve is currently suspended and will be suspended so long as (i) the Safeway lease remains in full force and effect with no defaults thereunder, and (ii) no cash management trigger event has occurred and is continuing.

(105)	The mortgaged property is subject to a triple-net lease with the related single tenant and, therefore, has no operating history.

(106)	The borrower has the one-time right to convey a percentage interest in the mortgaged property to an additional borrower, such that the existing borrower and such additional borrower hold the mortgaged property as tenants-in-common, and have the transferee tenant-in-common borrower jointly assume all of the borrower’s obligations under the loan documents. The loan agreement provides that upon any such transfer, each tenant-in-common borrower waives its rights to partition.

(107)	The Loan Combination is structured with an ARD of November 6, 2026 and a final maturity date of April 6, 2031. The initial interest rate for the Novo Nordisk HQ Loan Combination is 2.83800% per annum. From and after the ARD, the per annum interest rate will be equal to the greater of (i) the initial interest rate plus 2.5000% and (ii) the swap rate in effect on the ARD plus 4.19000%.

(108)	In connection with the sale of the property to the related borrower, such borrower’s sole member (the "Novo Sole Member") entered into an earnout agreement (the "Novo Earnout Agreement") with the prior owner of the property (the "Novo Seller") whereby the Novo Sole Member agreed to make a payment to the Novo Seller if the tenant at the property ever exercised its third expansion option under its lease (the "Novo Earnout Obligation"). The Novo Earnout Obligation is secured by a pledge of the Novo Sole Member’s 100% ownership interest in the borrower pursuant to a pledge agreement (the "Novo Earnout Pledge Agreement"). At origination, (i) the related lender funded a reserve equal to the Novo Earnout Obligation, which amount is required to be released to the Novo Seller, provided no event of default is continuing under the loan documents, as and when such amounts are due and payable under the Novo Earnout Agreement and (ii) the lender entered into a recognition agreement with the Novo Seller pursuant to which the lender agreed, among other things, (w) to send all notices under the loan documents to the Novo Seller, (x) to allow the Novo Seller to foreclose on the pledge and take over the borrower so long as a preapproved control party will own/control such borrower after foreclosure and so long as the permitted transfer provisions of the loan agreement and recognition agreement are satisfied, (y) to allow the Novo Seller to purchase the senior loan upon notice to the Novo Seller that an event of default under the loan is continuing (for payment of the full outstanding amount of the debt, including all default interest, fees and expenses) and (z) to accept payment of the monthly interest payment or any other payment obligation by the Novo Seller (as and when such payment is due and payable by the borrower) but no more than two times during the term of the Mortgage Loan.

(109)	The lockbox account is initially Soft; provided, however, during the continuance of a cash management period, the Gem Tower Loan Combination documents permit the lender to deliver notices to each tenant instructing them to directly deposit all rents into the lender-controlled lockbox account.

(110)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the expiration of rent discounts and arrears related to the COVID-19 pandemic. In connection with the COVID-19 pandemic, the borrower granted rent deferrals in the amount of approximately $3,266,000 in the aggregate to the tenants at the Mortgaged Property, of which approximately (i) $2,673,000 has been forgiven and (ii) $593,000 remains unpaid. In addition, the Gem Tower Loan Combination documents permit the borrower to grant to any tenant on an ongoing basis, without the lender’s prior consent, deferral of up to four months of rent in the aggregate, provided that such deferred rent is required to be repaid prior to the expiration of the term of the related lease and the borrower delivers notice to the lender of any such deferral. At origination, the borrower deposited with the lender (i) approximately $551,668 in a rent deferral reserve in connection with any deferred rent as of the origination date and (ii) $1,000,000 in a rent stabilization reserve, to be held as additional collateral until the debt yield at the Mortgaged Property is no less than 9.6% for four consecutive fiscal quarters. We cannot assure you that the Mortgaged Property will become stabilized as expected or at all.

A-84

(111)	The Mortgage Loan is secured by both the fee interest owned by Manhattan Property Development Corp. and the leasehold interest owned by IGT-City's Property Development LLC in a retail condominium unit. The Mortgaged Property is leased in its entirety from the fee owner, Manhattan Property Development Corp., to IGT-City’s Property Development LLC pursuant to an operating lease. These two entities are the co-borrowers for the Mortgage Loan.

(112)	The Fourth Largest Tenant, Diamond Scene of New York Corp., leases 315 SF expiring September 22, 2024 and 130 SF expiring January 20, 2025.

(113)	An indirect owner of the borrowers is permitted to obtain mezzanine financing secured by a pledge of direct or indirect equity interests in the borrowers subject to certain conditions, including, without limitation: (i) a combined maximum loan to value ratio of 55.0%, inclusive of the additional mezzanine debt, (ii) a debt service coverage ratio at the closing of the mezzanine loan at least equal to 2.97x, inclusive of the additional mezzanine debt, (iii) the debt yield at the closing of the mezzanine loan at least equal to 10.15%, inclusive of the additional mezzanine debt and (iv) execution of an intercreditor agreement reasonably satisfactory to the lender.

(114)	The Appraised Value type for the Belair Plaza Mortgaged Property is Prospective Market Value Upon Completion and for the Goshen Village Mortgaged Property is Prospective Market Value Upon Completion/Stabilization

(115)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the renovations by Food Lion, improved store sales PSF and reimbursements.

(116)	Beginning April 6, 2024 through September 6, 2024, the borrower is required to make monthly deposits into an El Pescador renewal reserve in an amount equal to $21,687, unless the Second Largest Tenant, El Pescador, Inc. exercises its renewal option by March 30, 2024. To the extent the tenant timely exercises its renewal option described above, but thereafter does not exercise the next-occurring renewal option by the date that is six months prior to the then-current expiration date of the El Pescador lease, then the borrower is required to make monthly deposits of $21,687 into the El Pescador renewal reserve on each of the six monthly payment dates prior to the then-current lease expiration.

(117)	There are two tenant-in-common borrowers that own the mortgaged property, each of which is a bankruptcy remote special purpose entity.

(118)	Historical financial information is not available because the Mortgaged Property was acquired in 2022.

(119)	On each payment date, if and to the extent the amount contained in the TI/LC reserve account is less than $500,000 (excluding lease termination payments), the borrowers are required to deposit into the TI/LC reserve account a Monthly TI/LC Reserve ($) amount equal to approximately $6,800.

(120)	Monthly deposits into the replacement reserve account will be reduced to approximately $1,360 upon the borrowers' completion of the roof replacement, payment of all related expenses, and the roof being subject to a 20-year warranty.

(121)	The ground lease expires on June 30, 2035 and has seven, five-year extension options for a fully extended expiration date of June 30, 2070. Ground rent is currently approximately $17,865 per month through June 30, 2025, will increase to approximately $19,116 per month on July 1, 2025, and increases further every five years thereafter during the term.

(122)	The Fourth Largest Tenant, Shades, has signed a lease but is not yet open for business. We cannot assure you that Shades will open as expected or at all.

(123)	The Best Western membership agreement renews each year for an additional one-year term ending November 30 of the following year as long as the owner pays its annual dues in full by November of each year. If the annual dues for an additional one-year renewal term are not paid in full in a timely manner, the borrower will be required to obtain the approval of the majority of the board of directors of Best Western International, Inc. in order to continue operating the mortgaged property under the flag. Best Western International, Inc. is permitted to terminate the membership agreement at any time for cause.

A-85

(124)	The Mortgaged Property was completed in late 2019 and achieved stabilized occupancy in late 2020 and, therefore, has no or limited prior operating history and/or lacks historical financial figures and information.

(125)	Provided that no trigger period has occurred and is continuing, and that the Johns Hopkins lease remains in full force and effect with no defaults continuing thereunder, the borrower's obligation to make the monthly deposits into the tax, rollover, and parking lease reserves will be suspended.

(126)	The borrower is a tenant under a parking lease with the City of Baltimore where the city leases 30 parking spaces to the borrower for the Johns Hopkins MOB property's use. The monthly rent for the parking lease is $1,500. The parking lease originally commenced in 2006 and had a 25-year term running through 2031. After acquisition by the borrower, a new parking lease was executed, which added an additional 10-year term, bringing the expiration date to December 31, 2041.

(127)	Historical financial information and occupancy is not available because the 900 East Grand Avenue property was acquired in 2019 and underwent extensive renovations.

A-86

 ANNEX B

SIGNIFICANT LOAN SUMMARIES

B-1

loan #1: ONE WILSHIRE

B-2

loan #1: ONE WILSHIRE

One Wilshire
624 South Grand Avenue
Los Angeles, CA 90017
BUNKER HILL
REGIONAL CONNECTOR
UNDER CONSTRUCTION
FINANCIAL DISTRICT
SOUTH PARK
FASHION DISTRICT
LA STREETCAR
FUTURE
Los Angeles
Pacific Ocean
Santa Monica
Burbank
Pasadena
Long Beach
Union Bank Plaza
Bank of America Plaza
Wells Fargo Center
California Plaza
350 Grand
400 South Hope
US Bank Tower
Citigroup Center
Richard J. Riordan Central Library
Figueroa at Wilshire
Gas Co Tower
777 Tower
FIGat7th
The Bloc
707 Wilshire
Walt Disney Concert Hall
MOCA
The Broad
Pershing Square
L.A. Live
Crypto.com Arena
Garland Building City of Los Angeles
MAP © 2022 CARTIFACT

B-3

loan #1: ONE WILSHIRE

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City / State)	Los Angeles, California	Cut-off Date Balance(1)		$111,000,000
Property Type	Office	Cut-off Date Balance per SF(2)		$588.39
Size (SF)	661,553	Percentage of Initial Pool Balance		9.9%
Total Occupancy as of 11/1/2021	87.3%	Number of Related Mortgage Loans		None
Owned Occupancy as of 11/1/2021	87.3%	Type of Security		Fee
Year Built / Latest Renovation	1967 / 1992	Mortgage Rate		2.77600%
Appraised Value	$913,000,000	Original Term to Maturity (Months)(3)		120
Appraisal Date	11/5/2021	Original Amortization Term (Months)		NAP
Borrower Sponsor	TechCore, LLC	Original Interest Only Period (Months)(3)		120
Property Management	GI Property Manager (CA) Inc.	First Payment Date Anticipated Repayment Date		2/6/2022 1/6/2032
		Final Maturity Date		1/6/2035

Underwritten Revenues	$54,609,882
Underwritten Expenses	$17,099,493	Escrows(4)
Underwritten Net Operating Income (NOI)	$37,510,389		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$36,919,391	Taxes	$0	Springing
Cut-off Date LTV Ratio(2)	42.6%	Insurance	$0	Springing
Maturity Date LTV Ratio(2)	42.6%	Replacement Reserve	$0	Springing
DSCR Based on Underwritten NOI / NCF(2)	3.42x / 3.37x	TI / LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF(2)	9.6% / 9.5%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$389,250,000	100.0%	Principal Equity Distribution	$197,558,597	50.8%
			Loan Payoff	190,909,806	49.0
			Closing Costs	781,598	0.2

Total Sources	$389,250,000	100.0%	Total Uses	$389,250,000	100.0%

(1)	The One Wilshire Mortgage Loan (as defined below) is part of a loan combination evidenced by five pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $389,250,000.
(2)	Calculated based on the aggregate outstanding principal balance of the One Wilshire Loan Combination (as defined below). See “—The Mortgage Loan” below.
(3)	The One Wilshire Loan Combination is structured with an anticipated repayment date (“ARD”) of January 6, 2032 and a final maturity date of January 6, 2035. After the ARD, the interest rate will be revised to 3.0% over the greater of (x) 2.77600% and (y) the term SOFR rate in effect on the ARD, pursuant to the One Wilshire Loan Combination documents. The Mortgage Loan Information presented in the tables above are calculated based on the ARD.
(4)	See “—Escrows” below.
■	The Mortgage Loan. The mortgage loan (the “One Wilshire Mortgage Loan”) is part of a loan combination (the “One Wilshire Loan Combination”) evidenced by five pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $389,250,000. The One Wilshire Loan Combination is secured by a first deed of trust encumbering the borrower’s fee interest in a 661,553 SF building comprised of data center and office space located in downtown Los Angeles, California (the “One Wilshire Property”). The One Wilshire Mortgage Loan, which is evidenced by the non-controlling note A-4, has an outstanding principal balance as of the Cut-off Date of $111,000,000 and represents approximately 9.9% of the Initial Pool Balance.

The One Wilshire Loan Combination, which accrues interest at an initial rate of 2.77600% per annum (the “Initial Interest Rate”), was originated by Goldman Sachs Bank USA on December 22, 2021, had an aggregate original principal balance of $389,250,000 and has an aggregate outstanding principal balance as of the Cut-off Date of $389,250,000.

The One Wilshire Loan Combination has a 10-year interest-only term through the anticipated repayment date of January 6, 2032 and a final maturity date of January 6, 2035. After the ARD, through and including January 6, 2035, the following structure will apply: the interest rate will increase (such new rate, the “Adjusted Interest Rate”) by 3.0% over the greater of (x) 2.77600%, and (y) the term SOFR rate in effect on the ARD; however, interest accrued at the excess of the Adjusted Interest Rate over the initial interest rate will be deferred as described below under “Lockbox and Cash Management.” For the period from the origination date through the ARD, the One Wilshire Loan Combination will accrue interest at the Initial Interest Rate. Voluntary prepayment of the One Wilshire Loan Combination in whole (but not in part) is permitted on or after the open prepayment date occurring in July 2031 without payment of any prepayment premium. Defeasance of the One Wilshire Loan Combination in whole (but not in part) is permitted at any time after the earlier of (i) December 22, 2024 or (ii) the first due date following the second anniversary of the closing date of the securitization that includes that last note of the One Wilshire Loan Combination to be securitized.

B-4

loan #1: ONE WILSHIRE

The table below summarizes the promissory notes that comprise the One Wilshire Loan Combination. The relationship between the holders of the One Wilshire Loan Combination will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Outside Serviced Pari Passu Loan Combinations” in the Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$90,000,000	$90,000,000	Benchmark 2022-B32	Yes
A-2	80,000,000	80,000,000	Benchmark 2022-B33	No
A-3	85,000,000	85,000,000	Benchmark 2022-B34	No
A-4	111,000,000	111,000,000	Benchmark 2022-B35	No
A-5	23,250,000	23,250,000	GSBI(1)	No
Total	$389,250,000	$389,250,000

(1)	Expected to be contributed to one or more future securitization trusts.
■	The Mortgaged Property. The One Wilshire Property is a 30 story office building with a total rentable area of 661,553 SF (664,248 SF inclusive of the parking floors) located on an approximately 1.36-acre site at 624 South Grand Avenue in Los Angeles, California. The One Wilshire Property was originally constructed in 1967 and renovated in 1992. Additionally, there is also a 491 space five-level subterranean parking garage with 14 additional surface parking spaces. As of November 1, 2021, the One Wilshire Property was 87.3% leased to a variety of tenants, the largest being CoreSite.

The largest tenant, CoreSite (176,685 SF; 26.7% of net rentable area; 40.5% of underwritten base rent), currently operates 24 data centers across eight markets in the United States. CoreSite provides hybrid IT solutions that empower enterprises, cloud, network, and IT service providers to monetize and future-proof their digital business. CoreSite has been at the One Wilshire Property since 2007 and currently leases 35 suites. CoreSite extended its lease in August 2017. CoreSite’s lease expires in July 2029 and features three, five-year extension options, each with 270-day notice periods. On December 28, 2021, it was announced that American Tower Corporation, a telecommunication infrastructure focused REIT, had finalized its acquisition of CoreSite. CoreSite is now a subsidiary of American Tower Corporation and no information has been provided that there will be any proposed changes to the legal entity operating at the One Wilshire Property and on the relevant leases. CoreSite subleases 10,848 SF expiring on July 31, 2029 ($105.88 PSF) from GI TC One Wilshire Services, a borrower sponsor affiliate, which brings its total footprint at the One Wilshire Property to 187,533 SF (28.3% of net rentable area).

The second largest tenant, Musick Peeler (106,475 SF; 16.1% of net rentable area; 8.4% of underwritten base rent), is a national law firm that offers representation in a wide variety of legal matters, including appellate, banking and finance, corporate, business and technology, intellectual property, real estate, and trusts & estates and delivers legal services across the globe. Musick Peeler is a member of Ally Law, an alliance of international law firms. Musick Peeler has been at the One Wilshire Property since 1997 and expanded its space in 2004.

The third largest tenant, Verizon Global Networks (through its affiliated entities) (61,881 SF; 9.4% of net rentable SF; 13.4% of underwritten base rent) (“Verizon”) formed on June 30, 2000 and is one of the world’s leading providers of technology and communications services. Verizon is headquartered in New York City and in 2020 generated revenues of approximately $128.3 billion. Verizon offers voice, data and video services and solutions on its networks and platforms, focusing on customers’ demand for mobility, reliable network connectivity, security and control. Verizon has been at the One Wilshire Property since August 1982 and expanded its space in 1986, 1990, 1998, 2003, and 2012.

■	COVID-19 Update. As of March 11, 2022, the One Wilshire Property was open and operating. Rent collections for the One Wilshire Property were 100.0% and 99.3% for January 2022 and February 2022, respectively. There has been no rent relief requested but the following tenants did not pay base rent in January 2022 and February 2022 and are currently in bankruptcy (and excluded from the underwritten cash flows): (i) Starving Student Catering and (ii) Spectrum Link. As of March 11, 2022, no loan modification or forbearance requests have been made on the One Wilshire Loan Combination. The March debt service payment was made. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.
B-5

loan #1: ONE WILSHIRE

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the One Wilshire Property:

Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA (SF)	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
CoreSite(4)	NR/NR/NR	176,685	26.7%	$17,276,987	40.5%	$97.78	7/31/2029	3, 5-year options
Verizon Global Networks(5)	NR/NR/NR	61,881	9.4	5,728,129	13.4	$92.57	Various	2, 5-year options
CenturyLink Communications, LLC(6)	NR/NR/NR	56,251	8.5	5,436,204	12.7	$96.64	Various	2, 5-year options
Musick Peeler	NR/NR/NR	106,475	16.1	3,577,352	8.4	$33.60	10/31/2023	1, 5-year option
Zayo	NR/NR/NR	32,017	4.8	1,788,285	4.2	$55.85	10/31/2033	2, 10-year options
Crown Castle(7)	NR/NR/NR	26,361	4.0	1,567,052	3.7	$59.45	Various	2, 5-year options
Crowell, Weedon	NR/NR/NR	43,301	6.5	1,463,883	3.4	$33.81	12/31/2024	1, 5-year option
GI TC One Wilshire Services (MMR Operated by CoreSite)	NR/NR/NR	10,848	1.6	1,153,482	2.7	$106.33	7/31/2031	None
China Telecom	NR/NR/NR	11,066	1.7	652,605	1.5	$58.97	9/30/2022	1, 5-year option
MPower Communications	NR/NR/NR	7,427	1.1	616,557	1.4	$83.02	3/31/2030	1, 5-year option
Ten Largest Owned Tenants		532,312	80.5%	$39,260,536	91.9%	$73.75
Remaining Owned Tenants		45,017	6.8	3,441,496	8.1	$76.45
Vacant Spaces (Owned Space)		84,224	12.7	0	0.0	$0.00
Totals / Wtd. Avg. All Owned Tenants		661,553	100.0%	$42,702,032	100.0%	$73.96

(1)	Based on the underwritten rent roll dated November 1, 2021.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are inclusive of contractual rent steps underwritten through the termination option per the tenant’s lease.
(4)	CoreSite subleases 10,848 SF expiring on July 31, 2029 ($105.88 PSF) from GI TC One Wilshire Services, which brings its total footprint at the One Wilshire Property to 187,533 SF.
(5)	Verizon Global Networks leases 24,283 SF expiring July 31, 2029, 18,835 SF expiring December 14, 2026, 7,905 SF expiring December 14, 2023, 4,698 SF expiring August 21, 2030, 3,907 SF expiring July 15, 2025, 2,253 SF expiring April 30, 2025 and antenna space expiring July 31, 2022.
(6)	CenturyLink Communications, LLC (through affiliated leases) leases 35,925 SF expiring December 31, 2025, 10,318 SF expiring April 30, 2023 and 10,008 SF expiring November 30, 2026. CenturyLink Communications, LLC has the one-time right to reduce its space at the One Wilshire Property by 7,445 SF on June 30, 2023 with nine months' notice and payment of a reduction fee.
(7)	Crown Castle leases 14,199 SF expiring December 31, 2025 and 12,162 SF on a month to month basis.

The following table presents certain information relating to the lease rollover schedule at the One Wilshire Property:

Lease Expiration Schedule(1)(2)(3)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(4)	% of Total UW Base Rent(4)		UW Base Rent $ per SF(4)	# of Expiring Leases
MTM	12,162	1.8%	1.8%	$370,342	0.9%		$30.45	6
2022	21,101	3.2	5.0%	1,393,624	3.3		$66.05	10
2023	137,204	20.7	25.8%	6,238,286	14.6		$45.47	15
2024	46,163	7.0	32.7%	1,645,896	3.9		$35.65	8
2025	63,034	9.5	42.3%	5,770,068	13.5		$91.54	16
2026	38,052	5.8	48.0%	3,488,714	8.2		$91.68	8
2027	0	0.0	48.0%	0	0.0		$0.00	1
2028	0	0.0	48.0%	0	0.0		$0.00	0
2029	200,968	30.4	78.4%	19,494,511	45.7		$97.00	36
2030	15,780	2.4	80.8%	1,358,824	3.2		$86.11	4
2031	10,848	1.6	82.4%	1,153,482	2.7		$106.33	1
2032	0	0.0	82.4%	0	0.0		$0.00	0
2033 & Thereafter	32,017	4.8	87.3%	1,788,285	4.2		$55.85	5
Vacant	84,224	12.7	100.0%	0	NA	P	NAP	NAP
Total / Wtd. Avg.	661,553	100.0%		$42,702,032	100.0%		$73.96	110

(1)	Based on the underwritten rent roll dated November 1, 2021.
(2)	Lease Expiration Schedule is based on the lease expiration dates of all direct leases in place.
(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule. See “—The Mortgaged Property” above.
(4)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are inclusive of contractual rent steps underwritten through the termination option per the tenant’s lease.

The following table presents certain information relating to historical occupancy at the One Wilshire Property:

Historical Leased %(1)

2019	2020	As of 11/1/2021
90.3%	89.4%	87.3%

(1)	Historical Occupancies are as of December 31 of each respective year, unless otherwise specified.
B-6

loan #1: ONE WILSHIRE

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the One Wilshire Property:

Cash Flow Analysis

	2019	2020	T-12 9/30/2021	Underwritten	Underwritten $ per SF
Base Rent(1)	$38,070,245	$40,022,711	$40,990,035	$42,702,032	$64.55
Reimbursements	2,522,775	3,320,201	3,668,783	3,725,129	$5.63
Vacancy & Credit Loss	(968,281)	(195,262)	(336,103)	(7,120,420)	($10.76)
Other Income(2)	7,507,780	7,717,265	7,842,263	8,182,721	$12.37
Gross Up Vacancy	0	0	0	7,120,420	$10.76
Effective Gross Income	$47,132,520	$50,864,916	$52,164,978	$54,609,882	$82.55
Total Operating Expenses	15,521,713	16,294,726	16,537,821	17,099,493	$25.85
Net Operating Income	$31,610,806	$34,570,190	$35,627,157	$37,510,389	$56.70
TI / LC	0	0	0	471,918	$0.71
Capital Expenditures	0	0	0	119,080	$0.18
Net Cash Flow	$31,610,806	$34,570,190	$35,627,157	$36,919,391	$55.81

(1)	Underwritten Base Rent is based on the underwritten rent roll as of November 1, 2021.
(2)	Other Income includes Conduit, Generator, Condenser Water, Fluid Chiller, Junction Box, Roof & Antenna, Meet-Me-Room, Parking and Storage.
■	Appraisal. According to the appraisal, the One Wilshire Property had an “as-is” appraised value of $913,000,000 as of November 5, 2021.
■	Environmental Matters. According to a Phase I environmental report dated December 3, 2021, there are no recognized environmental conditions or recommendations for further action at the One Wilshire Property.
■	Market Overview and Competition. The One Wilshire Property is located in Los Angeles County in the Los Angeles-Long Beach-Anaheim metropolitan statistical area (“MSA”). Los Angeles County is the most populous county in the United States with a 2010 U.S. Census population of 9,818,605 and also has one of the largest economies in the world. Los Angeles is the sixth largest data center market in the United States by square footage. Los Angeles also benefits from a large number of technology, government, financial, and defense companies with large presences in the market.

The One Wilshire Property is within the financial district of Downtown Los Angeles central business district submarket. The downtown Los Angeles central business district submarket is home to a number of professional services companies including law firms, insurance companies and consulting firms. Notable companies with a presence in the area include Deloitte, Charles Schwab, Boston Consulting Group, Spotify and CBRE. The Downtown Los Angeles County office submarket reported a vacancy level of 21.3% and average office asking rent of $41.70 per square foot as of the third quarter of 2021. The Los Angeles County office market reported a vacancy level of 19.2% and average office rents of $43.85 per square foot as of the third quarter of 2021.

According to the appraisal, the 2020 population, population growth from 2010-2020 and average household income are presented in the chart below:

	Los Angeles City	Los Angeles County	LA-Long Beach-Anaheim MSA
Population	3,967,152	10,173,432	13,403,861
Population Growth	4.60%	3.61%	4.48%
Average Household Income	$97,592	$101,935	$107,748
■	The Borrower. The borrower is GI TC One Wilshire, LLC, a Delaware limited liability company. The borrower is structured to be a single purpose bankruptcy-remote entity, having at least two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the One Wilshire Loan Combination. The non-recourse carve-out guarantor is TechCore, LLC (“TechCore”), a joint venture between GI Partners (“GI”) and the California Public Employees’ Retirement System (“CalPERS”). GI is the manager of TechCore and fund manager. CalPERS is the non-controlling member. TechCore is an investment vehicle that invests in technology-advantaged real estate in the United States, including data centers, internet gateways, and corporate campuses for technology tenants, and life science properties located in primary MSAs, leased to industry leading tenants.
■	Escrows. On the origination date of the One Wilshire Loan Combination, the borrower was not required to deposit reserves.
B-7

loan #1: ONE WILSHIRE

On each due date, the borrower is required to fund the following reserves with respect to the One Wilshire Loan Combination: (i) a tax reserve in an amount equal to one-twelfth of the reasonably estimated annual real estate taxes unless the borrower timely pays such taxes, promptly provides to the lender evidence of such payment reasonably acceptable to the lender and there is no continuing material event of default for a period in excess of 30 or more consecutive days; (ii) an insurance reserve in an amount equal to one-twelfth of reasonably estimated insurance premiums unless the borrower maintains a blanket policy in accordance with the One Wilshire Loan Combination documents and the borrower provides proof of payment of the applicable insurance premiums; and (iii) during the continuance of a One Wilshire Cash Sweep Period (as defined below), a capital expenditures reserve in an amount equal to approximately $9,923 in accordance with the One Wilshire Loan Combination documents. Amounts are disbursed from the capital expenditures reserve for capitalized expenditures (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements) at the One Wilshire Property in accordance with the One Wilshire Loan Combination documents.

CoreSite Funds Reserve - Within 30 days after a binding decision is made in relation to the pending arbitration with tenant CoreSite regarding certain disputed prior CAM charges of approximately $1.8 million, the borrower is required to (a) provide the lender with written evidence of such decision and (b) to the extent the annual underwritable cash flow is less than the origination date net operating income (“NOI”) as of such date as a result of the decision from the related arbitration or any amendments to the leases entered with CoreSite as a consequence of the decision from the related arbitration, deposit with the lender into a CoreSite funds reserve an amount equivalent to the difference between the CoreSite underwritten annual expense reimbursements and the amount of any reduced annual expense reimbursements to be paid by CoreSite for the immediately subsequent 12 month period under the terms of its leases (the "Required Minimum Balance"). To the extent the amount of annual expense reimbursements to be paid by CoreSite are subject to adjustment under the terms of its leases, the borrower will deposit with the lender within 30 days of any adjustment any shortfall such that the balance maintained in the CoreSite funds reserve is always equal to Required Minimum Balance.

Operating Expense Funds Reserve - The borrower is required to deposit into an operating expense funds reserve during the continuance of a One Wilshire Cash Sweep Period, an amount equal to the aggregate amount of approved operating expenses and approved extraordinary expenses to be incurred by the borrower for the then current interest period in accordance with the One Wilshire Loan Combination documents. The lender is required to disburse the operating expense funds to the borrower to pay approved operating expenses and approved extraordinary expenses upon the borrower's request (which such request must be accompanied by an officer's certificate detailing the applicable expenses to which the requested disbursement relates and attesting that such expense will be paid with the requested disbursement).

Lease Sweep Reserve - The borrower is required to deposit into a lease sweep reserve during the continuance of a One Wilshire Cash Sweep Period, an amount equal to approximately $41,347 for leasing expenses in accordance with the One Wilshire Loan Combination documents. Amounts are disbursed from the lease sweep reserve for leasing space at the One Wilshire Property pursuant to leases entered into in accordance with the One Wilshire Loan Combination documents, including leasing commissions, concessions and improvements in accordance with the One Wilshire Loan Combination documents.

Excess Cash Flow Reserve - The borrower is required to deposit into an excess cash flow reserve during the continuance of a One Wilshire Cash Sweep Period, any excess cash flow in accordance with the One Wilshire Loan Combination documents. Amounts are disbursed from the excess cash flow reserve in accordance with the One Wilshire Loan Combination documents.

■	Lockbox and Cash Management. The One Wilshire Loan Combination is structured with a hard lockbox and springing cash management. The borrower was required to direct each tenant to remit all rents directly to a lender-controlled lockbox account. In addition, the borrower is required to cause all cash revenues relating to the One Wilshire Property and all other money received by the borrower or the property manager with respect to the One Wilshire Property to be deposited into the lockbox account within two business days of receipt. On each business day during the continuance of a One Wilshire Cash Sweep Period under the One Wilshire Loan Combination, all amounts in the lockbox account are required to be remitted to the cash management account. To the extent no One Wilshire Cash Sweep Period is continuing, all funds in the lockbox account are required to be transferred to the borrower’s operating account.

Prior to the ARD, on each due date during the continuance of a One Wilshire Cash Sweep Period under the One Wilshire Loan Combination, all funds on deposit in the cash management account after the application of such funds in accordance with the One Wilshire Loan Combination documents are required to be held by the lender in the excess cash flow reserve as additional collateral for the One Wilshire Loan Combination and disbursed in accordance with the One Wilshire Loan Combination documents. If the One Wilshire Loan Combination is not paid by the ARD, from and

B-8

loan #1: ONE WILSHIRE

after the ARD, the One Wilshire Loan Combination will accrue interest at the Adjusted Interest Rate; however, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate will be deferred. After the ARD, all amounts on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses will be required to be applied to the prepayment of the outstanding principal balance of the One Wilshire Loan Combination, until the outstanding principal balance has been reduced to zero, then to any excess interest until the excess interest has been reduced to zero and then to any other indebtedness due under the One Wilshire Loan Combination until the other indebtedness has been reduced to zero.

A “One Wilshire Cash Sweep Period” means a period (i) commencing upon any of (a) an event of default, (b) the debt yield falling below 7.0% as of the end of any fiscal quarter (each, a "Debt Yield Cash Sweep Trigger Event"), or (c) the ARD; and (ii) expiring upon (x) with regard to any One Wilshire Cash Sweep Period commenced in connection with clause (a) above, the cure or waiver (if applicable) of such event of default, (y) with regard to any One Wilshire Cash Sweep Period commenced in connection with clause (b) above, at such time as the debt yield has equaled or exceeded 7.0% for two consecutive fiscal quarters or, to the extent the borrower provides evidence that the sole reason a Debt Yield Cash Sweep Trigger Event occurs is a vacating data center underwriting adjustment or a vacating non-data center underwriting adjustment, each as more particularly described in the One Wilshire Mortgage Loan documents, the amount of funds deposited in the excess cash flow account as a result of the related Debt Yield Cash Sweep Trigger Event is equal to the applicable Excess Cash Flow Account Threshold Amount (as defined below) or (z) with regard to any One Wilshire Cash Sweep Period commenced in connection with clause (c) above, the payment in full of the outstanding One Wilshire Loan Combination. Notwithstanding the foregoing, a One Wilshire Cash Sweep Period will not be deemed to expire in the event that a One Wilshire Cash Sweep Period then exists for any other reason.

“Excess Cash Flow Account Threshold Amount” means, (i) in the case of a vacating data center underwriting adjustment, $15.00 times the rentable SF of the leased premises which is subject to a lease which caused the related vacating data center underwriting adjustment, and (ii) in the case of a vacating non-data center underwriting adjustment, $75.00 times the rentable SF of the leased premises which is subject to a lease which caused the related vacating non-data center underwriting adjustment.

■	Property Management. The One Wilshire Property is managed by GI Property Manager (CA) Inc., a Delaware corporation, a third party management company and an affiliate of the borrower sponsor.
■	Current Mezzanine or Subordinate Indebtedness. None.
■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.
■	Release of Collateral. Not permitted.
■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the One Wilshire Property. If TRIPRA or a subsequent statute is no longer in effect, then the borrower’s requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under the related loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.
B-9

loan #2: THE REEF

B-10

loan #2: THE REEF

B-11

loan #2: THE REEF

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City / State)	Los Angeles, California	Cut-off Date Balance(1)(3)		$100,000,000
Property Type	Mixed Use	Cut-off Date Balance per SF(1)(3)		$185.88
Size (SF)	806,960	Percentage of Initial Pool Balance		8.9%
Total Occupancy as of 2/21/2022(1)	78.3%	Number of Related Mortgage Loans		None
Owned Occupancy as of 2/21/2022(1)	78.3%	Type of Security		Fee
Year Built / Latest Renovation	1958 / 2019	Mortgage Rate		5.42500%
Appraised Value(2)	$349,000,000	Original Term to Maturity (Months)		120
Appraisal Date	11/11/2021	Original Amortization Term (Months)		NAP
Borrower Sponsor	Ara Tavitian	Original Interest-Only Period (Months)		120
Property Management	Elite Property Management, LLC	First Payment Date		6/6/2022
		Maturity Date		5/6/2032

Underwritten Revenues	$26,740,784
Underwritten Expenses	$6,489,918	Escrows(4)
Underwritten Net Operating Income (NOI)(1)	$20,250,866		Upfront	Monthly
Underwritten Net Cash Flow (NCF)(1)	$19,282,515	Taxes	$205,149	$68,383
Cut-off Date LTV Ratio(2)(3)	43.0%	Insurance	$0	Springing
Maturity Date LTV Ratio(2)(3)	43.0%	Replacement Reserve	$0	$11,715
DSCR Based on Underwritten NOI / NCF(1)(3)	2.45x / 2.34x	TI / LC	$0	$67,247
Debt Yield Based on Underwritten NOI / NCF(1)(3)	13.5% / 12.9%	Other(5)	$22,000,000	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$150,000,000	100.0%	Loan Payoff	$123,220,890	82.1%
			Upfront Reserves	22,205,149	14.8
			Closing Costs	966,503	0.6
			Principal Equity Distribution	3,607,459	2.4
Total Sources	$150,000,000	100.0%	Total Uses	$150,000,000	100.0%

(1)	The occupancy, underwriting and loan metrics are inclusive of the County of LA Expansion Space (as defined below), which consists of 62,124 SF of expansion space on the 7th floor as to which the County of LA (as defined below) has not accepted its space or taken occupancy. Exclusive of the County of LA Expansion Space, the Underwritten Net Operating Income and Underwritten Net Cash Flow are $18,671,508 and $17,703,157, respectively. Based on The Reef Loan Combination (as defined below) Cut-off Date principal balance (net of the $22,000,000 Holdback Reserve (as described in footnote (5) below)), of $128,000,000 and the lender underwriting exclusive of the County of LA Expansion Space, the DSCR Based on Underwritten NOI / NCF equates to 2.65x / 2.51x and the Debt Yield Based on Underwritten NOI / NCF equates to 14.6% / 13.8%. Based on The Reef Loan Combination full Cut-off Date principal balance of $150,000,000 and the lender underwriting exclusive of the County of LA Expansion Space the DSCR Based on Underwritten NOI / NCF equates to 2.26x / 2.15x and the Debt Yield Based on Underwritten NOI / NCF equates to 12.4%/11.8%. The Total and Owned Occupancy exclusive of the County of LA Expansion Space is 70.6%. There can be no assurance as to whether the County of LA will accept the County of LA Expansion Space on any particular date, or at all.
(2)	The appraisal for The Reef Property (as defined below) assumed that the lease for the County of LA Expansion Space took effect in February 2022 and the lease term for the County of LA’s existing space was therefore extended to February 28, 2030, as described below under “—The Mortgaged Property.” The Cut-off Date LTV Ratio and Maturity Date LTV Ratio are therefore also calculated based on such assumptions. The appraisal did not provide a value without such assumptions. If the County of LA Expansion Space is not accepted, and the lease for the existing space is therefore not extended, in each case as described below under “—The Mortgaged Property”, the appraised value of The Reef Property would be lower (and may be materially lower) and the Cut-off Date LTV Ratio and Maturity Date LTV Ratio would be higher. There can be no assurance as to whether the County of LA will accept the County of LA Expansion Space, or the term of the lease for the County of LA’s existing space will be extended, on any particular date, or at all.
(3)	The Reef Mortgage Loan (as defined below) is part of The Reef Loan Combination evidenced by five pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $150,000,000. Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NOI / NCF, Debt Yield Based on Underwritten NOI / NCF and Cut-off Date Balance per SF set forth above are calculated based on the outstanding balance of The Reef Loan Combination.
(4)	See “—Escrows” below.
(5)	Other Upfront Reserve consists of a $22,000,000 earn-out reserve (the “Holdback Reserve”) in connection with the County of LA Expansion Space. The Holdback Reserve is required to be released to the borrower provided that certain conditions are satisfied on or prior to November 5, 2022, including, among other things (i) no cash management trigger period is continuing, (ii) the County of LA has accepted the County of LA Expansion Space and executed a commencement memo and delivered an estoppel acceptable to the lender and (iii) The Reef Loan Combination has a minimum underwritten net cash flow debt yield of 10.5%. See “—Escrows” below.
■	The Mortgage Loan. The Reef mortgage loan (“The Reef Mortgage Loan”) is part of a loan combination (“The Reef Loan Combination”) comprised of five pari passu notes with an aggregate outstanding balance as of the Cut-off Date of $150,000,000. The Reef Mortgage Loan is evidenced by the controlling Note A-1 and non-controlling Note A-2 and Note A-5, which have an aggregate outstanding principal balance as of the Cut-off Date of $100,000,000 and represent approximately 8.9% of the Initial Pool Balance. The Reef Loan Combination is secured by the borrower’s fee interest in a Class-A mixed use office and retail showroom building located in Los Angeles, California (“The Reef Property”).

The Reef Loan Combination was originated by DBR Investments Co. Limited (“DBRI”) on April 13, 2022. The Reef Loan Combination proceeds were used to refinance the existing debt on The Reef Property, fund upfront reserves, pay origination costs and provide cash to the borrower. The Reef Loan Combination accrues interest at a fixed rate of 5.42500% per annum.

The Reef Loan Combination had an initial term of 120 months and a remaining term of 120 months as of the Cut-off Date and requires monthly payments of interest only until the scheduled maturity date in May 2032. Voluntary prepayment of The Reef Loan Combination is prohibited prior to the due date in January 2032. Provided that no event of default under The Reef Loan Combination is continuing, the borrower has the option to defease The Reef Loan Combination in whole (but not in part) at any time after the earlier of (i) the second anniversary of the closing date of the final securitization that includes the last pari passu note of The Reef Loan Combination to be securitized and (ii) April 13, 2025.

B-12

loan #2: THE REEF

The table below summarizes the promissory notes that comprise The Reef Loan Combination. The relationship between the holders of The Reef Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Serviced Pari Passu Loan Combinations” in the Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder(1)	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2022-B35	Yes
A-2	$40,000,000	$40,000,000	Benchmark 2022-B35	No
A-3	$25,000,000	$25,000,000	DBRI	No
A-4	$25,000,000	$25,000,000	DBRI	No
A-5	$10,000,000	$10,000,000	Benchmark 2022-B35	No
Loan Combination	$150,000,000	$150,000,000

(1)	Notes held by DBRI are expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time.
■	The Mortgaged Property. The Reef Property is a 12-story Class-A mixed use office/retail showroom building containing 806,960 SF of net rentable area and an approximately 41,000 SF billboard. The Reef Property was originally constructed in 1958 and was most recently renovated in 2019. The Reef Property is situated on a 9.11 acre site spanning two full city blocks in Downtown Los Angeles between the South Park District and the University of Southern California campus, and near the Staples Center, the LA Convention Center, and the Arts District. The Reef Property offers traditional office, media production, design, experimental marketing, event, sales, warehousing, fulfillment and showroom space. The building consists of a mix of approximately 33.6% office space, 45.6% retail/showroom space, 18.2% event space, 1.8% storage space, and approximately 0.1% retail/cafe space. Amenities include a front desk concierge, an on-site manager, 24/7 access, full-service loading docks with on-site porters and freight services, high capacity elevators, video surveillance, restricted access to tenants and registered “trade—only” tenants, fiber-optic internet connectivity, and a ground level market café and coffee shop (Coffee by Kofi).

On top of The Reef Property’s 12-story building is an approximately 41,000 SF digital LED (full-motion light emitting diode) video display billboard (the “LED Signage”) that wraps around three sides of the building with visibility from the nearby IH-10 and IH 110 freeways. The LED Signage is the largest Out-Of-Home (“OOH”) digital billboard on the West Coast, stands 56-feet-tall and 750-feet-long, and runs 852 pixels high and 11,376 pixels wide (9,692,352 total pixels). The LED Signage delivers approximately 173 million weekly impressions (over 17 million impressions per spot, cycling 6-8 spots per minute), and was rated the #1 geopath-rated OOH unit in the United States by a third party publication. Major advertisers on the LED Signage have included Verizon, AT&T, Sprint, LA Chargers, CBS All Access, PayPal, McDonald’s, Expedia, Uber, DoorDash, Lucid Motors, Cadillac, Volkswagen, Rock Nation, Pinterest, Coca-Cola, Tidal, Mountain Dew, the NBA, Nike, Universal Pictures, Target, L’Oreal, Coors, Bacardi, Old Spice, Spotify, Discovery+, BlockFi, Facebook, Ticketmaster, Subaru, Frontier, Spectrum, GoDaddy, Microsoft, Samsung, Roku, Gatorade, Frito Lay, Hyundai, Newegg, City of Hope, and Tiktok. The borrower sponsor invested over $20 million for the installation of the LED Signage.

The LED Signage has a 10-year license agreement that commenced February 2020 with New Tradition Outdoor, LLC (the "Licensee"), an unaffiliated third party operator. The LED Signage license agreement provides for a monthly license fee equal to the greater of (i) a minimum license fee (the “Minimum License Fee”), and (ii) seventy-five percent (75%) of the net revenue actually received by Licensee during the immediately preceding month (the “Profit Share Fee”). The Minimum License Fee is $228,094 per month ($2,737,122 annually) for the current license year (February 2022 through January 2023), and increases by 3.0% each year thereafter during the term of the license. The Licensee has one 10-year renewal option which would extend its term through February 2040. The chart below details the total revenue from the signage component, as well as the trailing 12 months sales trend. Since the delivery of the LED Signage in February 2020, sales have been on an upward trend, with reported gross sales of $14.3 million as of the trailing 12 months ending in April 2022, which is more than double the reported gross sales for the first 12 months the LED Signage was operational. The underwritten income from the LED Signage is $10,745,265 (which is underwritten based on the estimated Profit Share Fee for the trailing twelve months ending April 2022, which was greater than the Minimum License Fee during such months), in total accounting for 40.2% of The Reef Property’s underwritten effective gross income. For certain purposes of this term sheet, the annual Minimum License Fee of $2,737,122 for the license year of February 2022 through January 2023 has been treated as underwritten base rent.

B-13

loan #2: THE REEF

LED Signage Revenue Summary(1)
TTM Period	TTM LED Signage Contracted Amount	% Increase	TTM LED Signage Estimated Profit Share Fee to Borrower (75% of TTM LED Signage Contracted Amount)	Annual Minimum License Fee	TTM Estimated Borrower Gross (Greater of 75% of TTM LED Signage Contracted Amount and Annual Minimum License Fee)
21-Feb	$5,384,354	N/A	$4,038,266	$2,657,400	$4,038,266
21-Mar	$6,116,528	13.6%	$4,587,396	$2,657,400	$4,587,396
21-Apr	$6,581,351	7.6%	$4,936,013	$2,657,400	$4,936,013
21-May	$6,973,450	6.0%	$5,230,088	$2,657,400	$5,230,088
21-Jun	$7,873,081	12.9%	$5,904,811	$2,657,400	$5,904,811
21-Jul	$8,594,362	9.2%	$6,445,771	$2,657,400	$6,445,771
21-Aug	$9,091,627	5.8%	$6,818,721	$2,657,400	$6,818,721
21-Sep	$9,782,609	7.6%	$7,336,957	$2,657,400	$7,336,957
21-Oct	$10,358,471	5.9%	$7,768,853	$2,657,400	$7,768,853
21-Nov	$10,797,230	4.2%	$8,097,923	$2,657,400	$8,097,923
21-Dec	$11,411,373	5.7%	$8,558,530	$2,657,400	$8,558,530
22-Jan	$12,135,558	6.3%	$9,101,669	$2,657,400	$9,101,669
22-Feb	$13,244,957	9.1%	$9,933,718	$2,737,122	$9,915,563
22-Mar	$13,612,742	3.0%	$10,209,556	$2,737,122	$10,209,556
22-Apr(2)	$14,327,020	5.2%	$10,745,265	$2,737,122	$10,745,265

(1)	Profit Share Fee is based on net revenue actually received each month. Table assumes net revenue was equal to the contracted amount for all months; however, actual net revenue may have been lower than the contracted amount.
(2)	22-Apr reflects initial contracts as of April 2022, but may increase further by month end.

As of February 21, 2022, The Reef Property is 78.3% (inclusive of the County of LA Expansion Space) leased to 76 tenants representing a mix of companies including medical, finance, and legal tenants. The Reef Property tenants include LA Mart (a group of borrower-affiliated wholesale mart tenants), Maker City LA, LLC operating Magic Box (a borrower sponsor affiliated tenant operating corporate trade show and showroom space), and Shipfront, LLC (a borrower sponsor affiliated tenant operating warehousing and fulfillment space). According to the appraisal, there are also various smaller showroom and storage spaces leased to entities in which the borrower sponsor has an equity interest, resulting in approximately 37.0% of the NRA being leased to affiliated tenants.

The largest tenant based on underwritten base rent, County of Los Angeles (“County of LA”) (25.3% of NRA; 30.1% UW Base Rent; in each case, including County of LA Expansion Space); rated Aa1/AA+/AAA by Moody’s/Fitch/S&P, uses its space at The Reef Property to house the Department of Children and Family Services, which is the largest child protective services agency in the United States, employing approximately 9,000 staff members across 20 regional offices, specialized bureaus, and administrative services. The Department of Children and Family Services oversees the safety of more than 2 million children across 88 cities in Los Angeles County. The agency provides services such a child abuse or neglect investigations, parenting education courses, tutoring, childcare, foster parent recruitment, and several specialized programs. In fiscal year 2019-2020, the County of Los Angeles reported $29.5 billion in revenue, up 5.9% year-over-year. According to the Final Adopted Budget for fiscal year 2021-2022, the County of Los Angeles forecasts $39.3 billion in revenue, representing a 2.85% increase from the revenue forecasted in the prior fiscal year. The County of LA space at The Reef Property is located directly across the street from 1945 South Hill Street, a building that houses The Los Angeles County Superior Court, the Municipal Court Traffic Division, and the LA County Mental Health Court.

The County of LA has been a tenant at The Reef Property since July 2011 and currently occupies 142,360 SF. The County of LA recently signed a lease to expand into an additional 62,124 SF on the 7th floor (the “County of LA Expansion Space”), but has not yet accepted the space or taken occupancy. In connection with such expansion, the borrower also agreed to perform certain landlord work on both the County of LA Expansion Space and the County of LA’s existing space, and the County of LA agreed to pay a revised rental rate (initially $24.84 PSF, which is lower than the rent the County of LA is currently paying) and extend the term of the lease for all of its space through the date that is 96 months from the date that both the County of LA Expansion Space and the renovated existing space is delivered to and accepted by the County of LA. As part of its anticipated lease expansion and extension, the County of LA is expected to invest approximately $6.2 million ($20 PSF on its existing space and $80 PSF on its expansion space), with the work already completed by the borrower, and required to be repaid as additional rent by the County of LA. We cannot assure you that the County of LA will accept its space, take occupancy of the County of LA Expansion Space, or invest additional funds as expected or at all.

B-14

loan #2: THE REEF

The County of LA has the right to terminate its lease at any time, with 180 days prior written notice and the payment of a termination fee equal to the unamortized portion of the tenant improvement allowance and change orders amortized at an 8% interest rate, if any (amortized tenant improvements are not included in the underwritten net cash flow). Upon acceptance of the County of LA Expansion Space and renovated existing space, the County of LA will have the right under its new lease terms to terminate its lease after the 60th month of the new commencement date (anticipated to be on or about April 2027) with 180 days’ prior written notice. We cannot assure you that the County of LA will accept its space, or take occupancy of the County of LA Expansion Space, as expected or at all.

At loan origination, in connection with the County of LA Expansion Space, the borrower reserved a $22,000,000 Holdback Reserve with the lender to be held as additional collateral for The Reef Loan Combination, to be released to the borrower at such time as the County of LA Expansion Space is accepted and other conditions are satisfied, as described under “Escrows—Holdback Reserve” below, provided that such conditions are satisfied on or prior to November 5, 2022.  As of April 13, 2022, the city of Los Angeles performed its final inspections of the County of LA Expansion Space, at which time the city provided final project inspection sign-off. However, there can be no assurance as to whether the County of LA will accept its space, or take occupancy of the County of LA Expansion Space, as expected or at all.

The second largest tenant based on underwritten base rent, Maker City LA, LLC (18.5% of NRA; 23.8% UW Base Rent), utilizes its space for full-service corporate events and trade shows. Maker City LA, LLC has an experienced production team and a digital platform for managing shows and events and has hosted productions for special events and trade shows including for the arts, design, fashion, film, television, advertising, and tech industries. From February through October 2022, the Maker City LA, LLC space has approximately $9.8 million in projected revenue from in place contracts, including a contract with Street Art Live for its Van Gogh Alive experience, a digital museum experience. The Maker City LA, LLC lease is a borrower sponsor affiliated lease and is fully guaranteed by the borrower sponsor.

The third largest tenant based on underwritten base rent is New Tradition Outdoor, LLC (“New Tradition”) (0.0% of NRA; 16.2% UW Base Rent, based on the Minimum License Fee for the 2022-2023 license year; 40.2% of underwritten effective gross income, based on full underwritten rent), the Licensee, which signed a 10-year license agreement that commenced in February 2020, is an unaffiliated third party operator of the LED Signage. Founded in 2010, New Tradition is an Out-of-Home media company, with inventory across the country. New Tradition’s inventory includes One Times Square and other well-known assets in New York, Los Angeles, Miami, Boston, Atlanta, Nashville, Chicago, Portland, Seattle, Washington DC, San Francisco, and Las Vegas. New Tradition’s inventory in the Los Angeles area spans upwards of 110 advertising billboards.

Pursuant to the New Tradition license agreement, a “Reduction Event” will occur upon any of the following: (a) the advertising copy on the display area becomes materially obstructed from the view of vehicular traffic traveling in either direction on the 10 Freeway through no fault of the Licensee, (b) electrical service to the display area becomes unavailable or is interrupted, (c) based on the evaluation of a qualified, reputable and licensed general contractor, qualified, reputable and licensed electrical engineer or governmental authority, the structure cannot safely be used for the erection or maintenance of the display area for any reason, (d) the licensor is unable to obtain or maintain any permit for the continued use and/or maintenance of the display area, or (e) if the licensor otherwise fails to repair, maintain or replace the structure and/or the display area, including the LED screen, and if such Reduction Event results in a material and adverse reduction in net revenue for five business days (as to the events in clauses (b) through (e)) or 30 consecutive days (as to the event in clause (a)), then the licensor and licensee will be required to agree to an equitable adjustment of the rent for the LED Signage, or if the parties cannot agree, such reduction will be determined by an arbitration process.

It is anticipated that following any release of the parcels described under “--Release of Property” below, buildings will be constructed on such parcels, and that such buildings will obstruct certain views of the LED Signage. We cannot assure you that such construction will not result in a Reduction Event. In addition, it is possible that office buildings will be constructed that could compete with The Reef Property.

■	COVID-19 Update. As of April 1, 2022, The Reef Loan Combination is not subject to any forbearance, modification or debt service relief request. The first payment date for The Reef Loan Combination is June 6, 2022. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.
B-15

loan #2: THE REEF

The following table presents certain information relating to the tenants at The Reef Property:

Largest Tenants Based on Underwritten Base Rent(1)(2)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant NRA	% of NRA	UW Base Rent		% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
County of Los Angeles-Dept. of Children & Family Services(3)	AA+/Aa1/AAA	204,484	25.3%	$5,079,383		30.1%	$24.84	2/28/2030(4)	NAP
Maker City LA, LLC (5)	NR/NR/NR	148,908	18.5	4,020,516		23.8%	$27.00	5/31/2035	NAP
New Tradition Outdoor, LLC(6)	NR/NR/NR	0	0.0	2,737,122	(7)	16.2%	$0.00	2/2/2030	NAP
Shipfront, LLC(5)	NR/NR/NR	62,124	7.7	1,490,976		8.8%	$24.00	8/31/2035	NAP
Stephen Jewelry, Inc.	NR/NR/NR	31,956	4.0	574,015		3.4%	$17.96	12/31/2022	NAP
California Institute of The Arts	NR/NR/NR	5,004	0.6	222,658		1.3%	$44.50	5/31/2023	NAP
Lance & Matt Show	NR/NR/NR	10,924	1.4	206,317		1.2%	$18.89	1/31/2023	NAP
S & R Distributors, Inc.	NR/NR/NR	10,675	1.3	192,048		1.1%	$17.99	2/28/2023	NAP
Sansi North America, LLC	NR/NR/NR	4,486	0.6	171,331		1.0%	$38.19	4/30/2029	NAP
LA Promise Fund	NR/NR/NR	4,842	0.6	152,770		0.9%	$31.55	7/31/2028	NAP
Ten Largest Tenants		483,403	59.9%	$14,847,135		88.0%	$30.71
Remaining Occupied Tenants(8)		148,384	18.4	2,027,913		12.0%	$13.67
Total Occupied		631,787	78.3%	$16,875,048		100.0%	$26.71
Vacant		175,173	21.7	0
Total / Wtd. Avg.		806,960	100.0%	$16,875,048

(1)	Based on the underwritten rent roll dated February 21, 2022.
(2)	In some instances, ratings provided are those of the parent company or government of the entity shown, whether or not the parent company or government guarantees the lease.
(3)	The Tenant NRA, % of NRA, UW Base Rent, % of Total UW Base Rent, UW Base Rent $ per SF and Lease Expiration are inclusive of the County of LA Expansion Space and assume that the County of LA Expansion Space and renovated existing space has been accepted, the lease extension and revised rent commencing upon such acceptance have occurred, and the lease has been extended to February 28, 2030. Without the acceptance of the County of LA Expansion Space and renovated existing space, the County of LA leases 142,360 SF of NRA and represents 17.6% of NRA and 21.0% of UW Base Rent, and the lease expiration for the existing space is June 30, 2026.
(4)	The County of LA has the right to terminate its lease at any time, with 180 days prior written notice and the payment of a termination fee equal to the unamortized portion of the tenant improvement allowance and change orders amortized at an 8% interest rate, if any (amortized tenant improvements are not included in the underwritten net cash flow). Upon acceptance of the County of LA Expansion Space, the County of LA will have the right under its new lease terms to terminate its lease after the 60th month of the new commencement date (anticipated to be on or about April, 2027) with 180 days’ prior written notice.
(5)	Maker City LA, LLC and Shipfront, LLC are both borrower-affiliated leases.
(6)	New Tradition Outdoor, LLC has the right to abate its rent upon a Reduction Event as described above.
(7)	Represents annual Minimum License Fee for the LED Signage for the license year from February 2022 through January 2023.
(8)	In addition to Maker City LA, LLC and Shipfront, LLC, according to the appraisal, there are various smaller showroom and storage spaces leased to entities in which the borrower sponsor has an equity interest, resulting in approximately 37.0% of the NRA being leased to affiliated tenants.

The following table presents certain information relating to the lease rollover schedule at The Reef Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned NRA	% of Owned NRA	Cumulative % of Owned NRA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	125,193	15.5	15.5%	1,573,299	9.3	$12.57	51
2023	60,758	7.5	23.0%	1,211,678	7.2	$19.94	14
2024	11,589	1.4	24.5%	226,902	1.3	$19.58	2
2025	8,685	1.1	25.6%	187,342	1.1	$21.57	2
2026	0	0.0	25.6%	0	0.0	$0.00	0
2027	719	0.1	25.6%	23,730	0.1	$33.00	1
2028	4,842	0.6	26.2%	152,770	0.9	$31.55	1
2029	4,486	0.6	26.8%	171,331	1.0	$38.19	1
2030(3)	204,484	25.3	52.1%	7,816,505	46.3	$38.23	2
2031	0	0.0	52.1%	0	0.0	$0.00	0
2032	0	0.0	52.1%	0	0.0	$0.00	0
2033 & Thereafter	211,032	26.2	78.3%	5,511,492	32.7	$26.12	2
Vacant	175,173	21.7	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	806,960	100.0%		$16,875,048	100.0%	$26.71	76

(1)	Based on the underwritten rent roll dated February 21, 2022.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.
(3)	Base Rent includes annual Minimum License Fee for the LED Signage for the license year from February 2022 through January 2023. The LED Signage is not included in NRA.

B-16

loan #2: THE REEF

The following table presents certain information relating to historical leasing at The Reef Property:

Historical Leased %(1)

2019	2020	2021(3)	As of 2/21/2022(2)
74.2%	63.0%	70.7%	78.3%

(1)	As provided by the borrower and reflects year-end occupancy for the indicated year ended December 31 unless specified otherwise.
(2)	The occupancy is inclusive of the County of LA Expansion Space. Excluding the County of LA Expansion Space the occupancy rate is 70.6%.
(3)	The 2021 Occupancy is as of September 30, 2021, which is the most recent number available. The average occupancy from January 2021 to September 2021 was 61.4%.
■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow of The Reef Property:

Cash Flow Analysis(1)(2)

	2019	2020	2021	Underwritten(2)	Underwritten PSF(2)
Base Rent(4)	$14,844,181	$13,292,124	$11,493,020	$14,137,926	$17.52
Credit Rent Step	0	0	0	102,004	$0.13
Vacant Income	0	0	0	5,255,175	$6.51
Reimbursements	0	0	0	1,755,589	$2.18
Vacancy & Credit Loss	0	0	0	(5,255,175)	($6.51)
LED Signage Income	0	2,350,172	6,218,590	10,745,265	$13.32
Effective Gross Income	$14,844,181	$15,642,297	$17,711,610	$26,740,784	$33.14

Real Estate Taxes	$770,065	$814,510	$826,008	$1,841,865	$2.28
Insurance	153,319	248,537	250,125	254,079	$0.31
Management	593,767	625,692	708,464	1,069,631	$1.33
Other Operating Expenses	3,761,079	3,295,514	3,596,323	3,324,343	$4.12
Total Operating Expenses	$5,278,230	$4,984,254	$5,380,921	$6,489,918	$8.04

Net Operating Income	$9,565,951	$10,658,043	$12,330,689(5)	$20,250,866(5)	$25.10
TI / LC	0	0	0	806,960	$1.00
Replacement Reserves	0	0	0	161,392	$0.20
Net Cash Flow	$9,565,951	$10,658,043	$12,330,689	$19,282,515	$23.90

Occupancy	74.2%	63.0%	70.7%(6)	83.6%(3)
NOI Debt Yield(7)	6.4%	7.1%	8.2%	13.5%
NCF DSCR(7)	1.16x	1.29x	1.49x	2.34x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	The Underwritten financials are inclusive of the County of LA Expansion Space, as to which the County of LA has not accepted such space and is not in occupancy. Without the County of LA Expansion Space, Underwritten Net Operating Income and Underwritten Net Cash Flow are $18,671,508 and $17,703,157, respectively, Underwritten NOI Debt Yield is 14.6% calculated on The Reef Loan Combination net of the Holdback Reserve and 12.4% calculated on the full Cut-off Date Balance of The Reef Loan Combination, and NCF DSCR is 2.51x calculated net of the Holdback Reserve and 2.15x calculated on the full Loan Combination. We cannot assure you that the County of LA will accept its space or take occupancy of the County of LA Expansion Space as expected or at all.
(3)	Represents an underwritten economic vacancy of 16.4%.
(4)	Base rent does not include the Minimum License Fee for the LED Signage that has been shown in the Lease Expiration Schedule and Largest Tenants Based on Underwritten Base Rent tables, as the underwritten License Fee (which is equal to the Profit Share Fee for the trailing twelve months ended April 2022) is shown in the table above under LED Signage Income.
(5)	The increase in Net Operating Income from 2021 to Underwritten is primarily driven by increased income from the LED Signage, and is also driven by underwriting of the County of LA Expansion Space.
(6)	The 2021 Occupancy is as of September 30, 2021, which is the most recent number available. The average occupancy from January 2021 to September 2021 was 61.4%.
(7)	Calculated based on The Reef Loan Combination.
■	Appraisal. According to the appraisal, The Reef Property has an “as is” appraised value of $349,000,000 as of November 11, 2021. The appraisal provides no value to the Release Parcels detailed in the “—Release of Collateral” section herein. The appraisal assumed that the lease for the County of LA Expansion Space took effect in February 2022 and the lease for the existing space was extended through February 28, 2030. If the County of LA Expansion Space and the renovations to the existing space are not accepted, and the lease for the existing space is therefore not extended, the appraised value of The Reef Property would be lower (and could be materially lower) and the Cut-off Date LTV Ratio and Maturity Date LTV Ratio would be higher.
B-17

loan #2: THE REEF

Appraisal Approach	Appraised Value	Capitalization Rate
Direct Capitalization Approach	$335,000,000	5.25%
Discounted Cash Flow Approach	$349,000,000	6.50%(1)

(1)	Represents the terminal capitalization rate.
■	Environmental Matters. According to a Phase I environmental report dated March 11, 2022 (“ESA”), a REC was identified at The Reef Property related to the prior use of the eastern block at The Reef Property by multiple automobile body and engine repair, and automobile wrecking and salvage businesses as early as 1912 through the 1950s. This area of The Reef Property has been developed as a paved parking lot since approximately 1960. The potential exists for shallow soil contamination from oil, fuel, PCBs (polychlorinated biphenyls), solvents, paints and other chemicals associated with these former uses which may be encountered during redevelopment of The Reef Property. The ESA recommended that a soil management plan be implemented during redevelopment activities that addresses the potential for impacted soils based on historical areas of concern.
■	Market Overview and Competition. The Reef Property is in Downtown Los Angeles (“DTLA”) and is well located for government tenants, as it is directly across the street from the Los Angeles County Superior Court, the LA County Mental Health Court, and the Municipal Court Traffic Division. The Reef Property is adjacent to South Park and University Park in DTLA, is less than 1 mile to the Los Angeles Convention Center and the Staples Center, and is 1.5 miles northeast of the University of Southern California (which has approximately 49,500 students). Transit nearby includes a bus stop at The Reef Property, the Grand Station Blue Line 2 blocks away, and the LATTC/Ortho Transit Stop, San Pedro Station and the Pico Station Expo Lines all less than half a mile from The Reef Property. Daily traffic counts along Washington Boulevard and South Broadway are approximately 36,000 and 18,000 cars, respectively. The Reef Property is accessible via two highly trafficked freeways in Los Angeles, the Harbor Freeway (Interstate 110) to the north and the Santa Monica Freeway (Interstate 10) to the west. Additionally, The Reef Property is a few blocks from the Los Angeles Trade Technical College (LATTC) which has an enrollment of approximately 12,000 students.

The Reef Property is located in Los Angeles, California within the Downtown Los Angeles submarket. As of the third quarter of 2021, the Downtown Los Angeles submarket contained nearly 69.0 million SF of office space, accounting for approximately 16.0% of total market inventory. Through the third quarter of 2021, the submarket witnessed 332,000 SF of negative net absorption. This corresponded with a vacancy rate of 17.0%, up 46 basis points from the previous year. The Class A vacancy in the submarket is 18.3% through the third quarter of 2021.

As of the third quarter of 2021, the average rental rate for office space was $41.28 PSF in the Downtown Los Angeles office submarket, representing an increase of 0.3% over year-end 2020. As of the third quarter of 2021, the average asking rent for Class A office space was $47.40 PSF, gross, down 0.5% year-over-year. The following table summarizes the comparable office leases in the surrounding market.

Summary of Comparable Office Leases(1)

Property/Address	Location	Year Built / Renovated	Tenant Name	Lease Start Date	Term (yrs.)	Lease Type	Tenant Size (SF)	Base Rent PSF
The Reef(2)	Los Angeles, CA	1958/2019	Shipfront LLC	9/2021	13.8	MG(3)	62,124	$24.00
800 W 6th Street	Los Angeles, CA	1973/NAP	Heimberg Law Group	4/2021	5	FSG	6,343	$28.20
205 South Broadway	Los Angeles, CA	NAV	Quandary Peak Research	2/2021	5.25	FSG	2,200	$27.00
515 South Flower Street	Los Angeles, CA	1972/1994	Jenner & Block	11/2021	11	FSG	26,341	$33.36
300 South Grand Avenue	Los Angeles, CA	1985/NAP	JPMorgan Chase	10/2020	1.5	FSG	30,000	$28.56
355 South Grand Avenue	Los Angeles, CA	1983/2018	Reed Smith LLP	1/2022	5	FSG	67,368	$35.40
400 South Hope Street	Los Angeles, CA	1983/2010	Ogletree Deakins	12/2020	NAV	FSG	33,299	$30.36
Total/Wtd. Avg.(4)					5.5			$32.43

(1)	Source: Appraisal
(2)	Based on the underwritten rent roll dated February 21, 2022.
(3)	This lease is modified gross, however not all leases at The Reef Property are modified gross.
(4)	Total/Wtd.Avg. does not include The Reef Property.
■	The Borrower. The borrower is PHR LA Mart DE, LLC a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Reef Loan Combination.

The borrower sponsor and non-recourse carveout guarantor for The Reef Loan Combination is Ara Tavitian. Ara Tavitian was a gastroenterologist in Glendale, California and was affiliated with Adventist Health-Glendale. Ara Tavitian is also the founder and chairman of Kanon Ventures, LLC, a private equity firm that specializes in health care and real estate investments. For over 30 years, Ara Tavitian and his management team have been investors and operators,

B-18

loan #2: THE REEF

having owned and operated hospitals, medical groups, medical facilities, and other commercial properties across California. Ara Tavitian owns 26 commercial properties, with all the properties in the Greater Los Angeles area except for two properties out of state.

■	Escrows. At loan origination, the borrower deposited approximately (i) $205,149 into a tax reserve and (ii) $22,000,000 into a holdback reserve.

Tax Reserve – On each due date, the borrower is required to fund 1/12 of the taxes (initially approximately $68,383), that the lender reasonably estimates will be payable over the next-ensuing 12-month period.

Insurance Reserve – On each due date, the borrower is required to fund 1/12 of the insurance premiums that the lender reasonably estimates will be required for the renewal of the insurance coverage. These deposits will be waived as long as an acceptable blanket policy is in effect, which was the case as of the origination date.

Capital Expenditure Reserve – On each due date, the borrower is required to fund a capital expenditure reserve in the amount of approximately $11,715. In addition, unless the LED screens on the LED Signage have already been replaced with updated screens that satisfy certain conditions in the loan documents, on each due date commencing in May 2029 through and including the due date in January 2030 (unless a letter of credit for such purpose is delivered in the face amount of $8.2 million (subject to reassessment)), the borrower is required to make monthly deposits of approximately $911,111 (which amount may be decreased based upon the delivery of binding contracts to replace the billboard display screens at the time), in order to cover any capital expenditure expenses related to the LED Signage.

TI / LC Reserve — On each due date, the borrower is required to fund a TI / LC reserve in the amount of approximately $67,247 or $1.00 PSF, capped at 24 months’ deposit (which equals $1,613,929).

Holdback Reserve – A Holdback Reserve in the amount of $22,000,000 was reserved at origination in connection with the County of LA Expansion Space.  Provided no Trigger Period (as defined below) is then in effect, the lender is required to release such reserve to the borrower upon the borrower delivering to the lender evidence that the following conditions have been satisfied on or prior to November 5, 2022: (A) The Reef Property has achieved a debt yield of at least 10.5%, and (B) LA County has accepted the LA County Expansion Space and has executed a commencement date memorandum and estoppel, each in substantially the form provided to the lender prior to the origination date, confirming, among other things, that (1) LA County is the tenant under the LA County lease, (2) LA County has accepted possession of the LA County Expansion space, (3) the LA County lease expiration date is no sooner than March 31, 2030 (subject to the early termination right from and after the 60th lease month, as described above under “—The Property”) and that LA County’s current ongoing early termination right as described above under “—The Property”) is no longer effective, (4) the Basic Rent (as defined in the LA County lease) is no less than $423,281.88 for the first 12 months following the acceptance of the LA County Expansion Space, (5) the total amount of the premises demised under the LA County lease is 204,484 square feet, (6) to the knowledge of LA County, LA County has not given the borrower written notice of a material default under the LA County lease which has not been cured, and (7) LA County is not entitled to any credit against any rent or other charge or rent concession under the LA County lease except as set forth in the LA County lease, and all contributions required to be paid by the borrower as of the date of the LA County estoppel have been paid in full and all of the borrower’s obligations with respect to tenant improvements have been fully performed. In the event that the foregoing conditions are not satisfied by November 5, 2022, the lender is permitted to continue to hold the $22,000,000 Holdback Reserve as additional collateral through the maturity date of The Reef Loan Combination.

■	Lockbox and Cash Management. The Reef Loan Combination is structured with a hard lockbox and springing cash management. The borrower is required to cause all rents to be deposited directly into the lender-controlled lockbox account. The Reef Loan Combination documents also require that all rents received by the borrower or property manager be deposited into the lockbox account within two business days of receipt. During the continuance of a Trigger Period, funds on deposit in the lockbox account are required to be swept on a daily basis into a lender-controlled cash management account and applied on each payment date (i) to make deposits into the tax and insurance reserves, (ii) to pay debt service on The Reef Loan Combination, (iii) to make deposits into the capital expenditure and TI / LC reserves, (iv) to pay (I) the lesser of lender-approved budgeted operating expenses and actual operating expenses, minus (II) the amount by which lender-approved budgeted operating expenses exceeded actual operating expenses in prior months, to the extent not previously deducted pursuant to this clause (II), and (v) to pay lender-approved extraordinary expenses, if any, with any excess cash after such application required to be deposited (A) if a Lease Sweep Period is continuing, into a lease sweep reserve (the “Lease Sweep Reserve”) to be applied to pay the costs of retenanting the applicable space, or (B) if no Lease Sweep Period is continuing, and any other Trigger Period is continuing, into a lender-controlled account to be held as additional collateral for The Reef Loan Combination during such Trigger Period.

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loan #2: THE REEF

A “Trigger Period” will commence upon (i) the occurrence of an event of default under The Reef Loan Combination (ii) a Low DSCR Period (as defined below), (iii) if a property manager is an affiliate of the borrower or guarantor and such property manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding or (iv) the commencement of a Lease Sweep Period, and will end, if (A) with respect to a Trigger Period continuing pursuant to clause (i), the event of default commencing the Trigger Period has been cured and such cure has been accepted by the lender, (B) with respect to a Trigger Period continuing due to clause (ii), the Low DSCR Period has ended, (C) with respect to a Trigger Period continuing due to clause (iii), if the property manager is replaced with an unaffiliated qualified manager approved by the lender under a replacement management agreement approved by the lender, or (D) with respect to a Trigger Period continuing due to clause (iv), the Lease Sweep Period has ended.

A “Low DSCR Period” will commence if the debt service coverage ratio (“DSCR”) of The Reef Loan Combination is less than 1.20x based on The Reef Loan Combination documents as of the last day of any calendar quarter, however if any tenant is subject to a Tenant Adjustment Event (as defined below), then the underwritten net cash flow as of the most recent calendar quarter may be immediately adjusted downward by the lender and to the extent said adjustment results in a DSCR that is below 1.20x, a Low DSCR Period will immediately commence, and will end upon The Reef Property achieving a DSCR of at least 1.20x for two consecutive calendar quarters.

A “Tenant Adjustment Event” will mean the exclusion of (X) amounts representing non-recurring items and (Y) amounts received from (1) tenants not currently in occupancy and paying full, unabated rent (unless all abated rent has been deposited with the lender), (2) tenants affiliated with the borrower or non-recourse guarantor (other than the Maker City LA, LLC and Shipfront, LLC leases), (3) tenants in default or in bankruptcy, (4) tenants under (x) month-to-month leases and (y) leases where the term is set to expire in the next succeeding calendar quarter (provided that up to 10% of the gross rents received at The Reef Property will be included with respect to rents received from such month-to-month or expiring leases) or (5) tenants under leases where the tenant thereunder has a renewal option and has failed to exercise such renewal option within the time period set forth in the lease or has given notice of intent to vacate.

A “Lease Sweep Period” will commence (a) upon the earlier of (i) the date that is nine months prior to the expiration of a Sweep Lease (defined below) or the date on which a termination option thereunder may be exercised or (ii) upon the date required under the Sweep Lease by which the Sweep Tenant is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised) or (iii) nine months prior to The Reef Loan Combination maturity date (if a Sweep Tenant’s lease expires or a termination option may be exercised at any time prior to February 6, 2033); (b) upon the early termination, early cancellation or early surrender of a Sweep Lease or upon the borrower’s receipt of notice by a Sweep Tenant of its intent to effect an early termination, early cancellation or early surrender of its Sweep Lease; (c) if a Sweep Tenant has ceased operating its business (i.e., “goes dark”) in its space (or any material portion thereof) at The Reef Property (a “Go Dark Event”); (d) upon a monetary or material non-monetary default under a Sweep Lease by a Sweep Tenant beyond any applicable notice and cure period, or (e) upon a bankruptcy or insolvency proceeding of a Sweep Tenant or its parent.

A Lease Sweep Period will end once the applicable Lease Sweep Period has been cured or the space demised under the Sweep Lease has been re-tenanted pursuant to one or more “qualified leases” as defined in The Reef Loan Combination documents (or, if applicable, the applicable Sweep Lease has been renewed pursuant to its terms) and, in the lender’s reasonable judgment, sufficient funds have been accumulated in the Lease Sweep Reserve to cover all anticipated tenant improvements and leasing commissions and free and/or abated rent in connection therewith (and in the case of replacement leases, any debt service and operating shortfalls relating to the delay in the commencement of full rent payments) (the “Lease Sweep Re-tenanting Costs”). A Lease Sweep Period will also cease on the date on which the following amounts have accumulated in the Lease Sweep Reserve: (x) $55 PSF with respect to any portion of the space demised under the applicable Sweep Lease including the County of LA lease that has not been re-tenanted; provided that, so long as the County of LA remains in occupancy under its lease, continues to pay full unabated rent and has not delivered a notice of its intention to terminate its lease, such amount will be $25 PSF, and (y) to the extent a portion of the space demised under the applicable Sweep Lease has been re-tenanted pursuant to one or more qualified leases, in the lender’s judgment, sufficient funds to cover all anticipated Lease Sweep Re-tenanting Costs related to the space that has been re-tenanted.

A “Sweep Lease” means (i) the County of LA lease, (ii) the Shipfront, LLC lease, (iii) the Maker City LA, LLC lease or (iv) any replacement lease of the foregoing leases that, either individually, or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, covers the majority of the applicable Lease Sweep Space.

“Lease Sweep Space” means the space demised under the applicable Sweep Lease.

B-20

loan #2: THE REEF

■	Property Management. The Reef Property is managed by Elite Property Management, LLC, an affiliate of the borrower.
■	Current Mezzanine or Subordinate Indebtedness. None.
■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.
■	Release of Collateral. The Reef Property is comprised of two full city blocks containing 9.11 acres. One block (the “West Block”) contains the office building portion of The Reef Property and a parking lot area and the other block (the “East Block”), which is located across the street from the West Block, contains an 11,150 square foot industrial building and a parking lot. The Reef Loan Combination permits the free release, without defeasance or prepayment, of either or both of the East Block and of an approximately 4.25 acre parcel (comprising a parking lot area) of the West Block (the “West Release Parcel”), provided that the following conditions, among others, are satisfied: (i) delivery of an updated survey, and, with respect to the West Release Parcel, a recorded, finalized parcel map that creates a legal subdivision of the West Release Parcel from the remainder of the West Block, (ii) to the extent there are shared facilities, access or parking, unless an easement of record already exists, an easement reasonably satisfactory to the lender pursuant to which the borrower will receive such easements as are reasonably required for the continued use and operation of the remaining The Reef Property (the “Remaining Property”), (iii) a date down of a legal memorandum previously provided to the lender stating that after the release the Remaining Property will be in compliance with certain legal requirements, (iv) in the event that parking as required by legal requirements is not located on the Remaining Property, parking agreements necessary for the borrower to provide the Remaining Property with sufficient parking as required by legal requirements, which parking agreements must be reasonably satisfactory to the lender, (v) delivery of an officer’s certificate from the borrower stating, among other things, that the release will not (1) adversely affect the rights of the lender under the loan documents with respect to the Remaining Property, (2) violate any document or instrument affecting the Remaining Property, or (3) adversely affect the use or operation of, or access to, the Remaining Property, and (vi) compliance with REMIC related conditions. Income from the release parcels was not underwritten, and the release parcels were excluded from the collateral that was covered in the appraisal.
■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of The Reef Property plus 24 months of rental loss and/or business interruption coverage, provided that such coverage is available. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, the lender must accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.
B-21

loan #3: ILPT LOGISTICS PORTFOLIO

B-22

loan #3: ILPT LOGISTICS PORTFOLIO

B-23

loan #3: ILPT LOGISTICS PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	17	Loan Seller		CREFI
Location (City / State)(1)	Various	Cut-off Date Balance(4)		$73,656,388
Property Type	Industrial	Cut-off Date Balance per SF(4)		$36.14
Size (SF)	9,438,321	Percentage of Initial Pool Balance		6.6%
Total Occupancy as of 2/1/22 and 5/6/22(2)	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 2/1/22 and 5/6/22(2)	100.0%	Type of Security(1)		Various
Year Built / Latest Renovation(1)	Various / Various	Mortgage Rate		3.86465618%
Appraised Value(1)(3)	$1,175,000,000	Original Term to Maturity (Months)		120
Appraisal Date(3)	1/3/2022	Original Amortization Term (Months)		NAP
Borrower Sponsor	Industrial Logistics Properties Trust	Original Interest Only Period (Months)		120
Property Management	The RMR Group LLC	First Payment Date		4/6/2022
		Maturity Date(5)		3/6/2032
Underwritten Revenues	$55,178,154
Underwritten Expenses	$10,108,560	Escrows(6)
Underwritten Net Operating Income (NOI)	$45,069,593		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$41,766,181	Taxes	$0	Springing
Cut-off Date LTV Ratio(3)(4)	29.0%	Insurance	$0	Springing
Maturity Date LTV Ratio(3)(4)	29.0%	Replacement Reserve	$0	Springing
DSCR Based on Underwritten NOI / NCF(4)	3.37x / 3.12x	TI / LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF(4)	13.2% / 12.2%	Other(7)	$1,758,645	$0

Sources and Uses
Sources	$	%	Uses	$	%
Senior Loan Amount	$341,140,000	48.7%	Return of Equity(8)	$693,035,177	99.0%
Junior Loan Amount	103,860,000	14.8	Closing Costs	5,206,178	0.7
Mezzanine Loan Amount	255,000,000	36.4	Upfront Reserves	1,758,645	0.3

Total Sources	$700,000,000	100.0%	Total Uses	$700,000,000	100.0%

(1)	See the “Portfolio Summary” chart below for the Location (City / State), Year Built / Latest Renovation, Type of Security, and the Appraised Values of the individual ILPT Logistics Portfolio Properties (as defined below).
(2)	Based on the underwritten rent rolls dated February 1, 2022 and May 6, 2022.
(3)	Based on the portfolio appraised value of $1,175,000,000 (the “Portfolio Appraised Value”), prepared by Newmark Valuation & Advisory, LLC as of January 3, 2022, which is inclusive of an approximately 4.1% portfolio premium and reflects the “as-is” value of the ILPT Logistics Portfolio Properties as a whole if sold in their entirety to a single buyer. See the “Portfolio Summary” chart below for the “as-is” appraised values of the individual properties (exclusive of the portfolio premium) which in the aggregate total $1,128,300,000 (the “Aggregate Individual As-Is Appraised Value”). Cut-off Date LTV Ratio and Maturity Date LTV Ratio based upon the Aggregate Individual As-Is Appraised Values, which are 30.2% and 30.2%, respectively.
(4)	The ILPT Logistics Portfolio Mortgage Loan (as defined below) is part of the ILPT Logistics Portfolio Loan Combination (as defined below) evidenced by (i) 13 senior pari passu notes with an aggregate outstanding principal balance as of the Cut-off date of $341,140,000 (the “ILPT Logistics Portfolio Senior Notes” and collectively, the “ILPT Logistics Portfolio Senior Loan”), and (ii) five junior pari passu notes with an aggregate outstanding principal balance as of the Cut-off date of $103,860,000 (the “ILPT Logistics Portfolio Junior Notes” and collectively the “ILPT Logistics Portfolio Junior Loan”) which are subordinate to the ILPT Logistics Portfolio Senior Notes as described in the “Description of the Mortgage Pool—The Loan Combinations—The ILPT Logistics Portfolio Pari Passu-AB Loan Combination” in the Prospectus. The Cut-off Date Balance PSF, Debt Yield Based on Underwritten NOI / NCF, DSCR Based on Underwritten NOI / NCF, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the ILPT Logistics Portfolio Senior Notes. The Cut-off Date Balance PSF and Maturity Date Balance PSF, Debt Yield Based on Underwritten NOI / NCF, DSCR Based on Underwritten NOI / NCF, Cut-off Date LTV Ratio and Maturity Date LTV Ratio based upon the ILPT Logistics Portfolio Loan Combination are $47.15, 10.1%, 9.4%, 2.58x, 2.40x, 37.9% and 37.9%, respectively. Additionally, mezzanine loans were originated with an aggregate outstanding principal balance as of the Cut-off date of $255,000,000 (the “ILPT Logistics Portfolio Mezzanine Loans”) consisting of (a) five senior mezzanine promissory notes with an aggregate outstanding principal balance as of the Cut-off date of $175,000,000 (the “Industrial Logistics Portfolio Senior Mezzanine Loan”) and (b) five junior mezzanine promissory notes with an aggregate outstanding principal balance as of the Cut-off date of $80,000,000 (the “Industrial Logistics Portfolio Junior Mezzanine Loan”). The aggregate of the ILPT Logistics Portfolio loan combination together with the junior mezzanine loan and senior mezzanine loan constitute the total loan (the “ILPT Logistics Portfolio Total Loan”).
(5)	Subject to preceding business day convention.
(6)	See “—Escrows” below.
(7)	Other reserves consists of an upfront unfunded obligations reserve ($1,758,645) pertaining to outstanding tenant improvement allowances, other leasing obligations, and/or leasing commissions with any lease across the ILPT Logistics Portfolio (as defined below).
(8)	The Properties were previously held by the borrower sponsor unencumbered and the Return of Equity was used to facilitate the acquisition of Monmouth Real Estate Investment Corporation by Industrial Logistics Property Trust, an affiliate of the borrowers.
■	The Mortgage Loan. The mortgage loan (the “ILPT Logistics Portfolio Mortgage Loan”) is part of a loan combination (the “ILPT Logistics Portfolio Loan Combination”) in the aggregate original balance of $445,000,000. The ILPT Logistics Portfolio Loan Combination is secured by first mortgage liens on the Borrowers’ (as defined below) fee simple interests in 15 properties, leasehold (PILOT) interest in one industrial property and fee/leasehold interest in one industrial property (each a “ILPT Logistics Portfolio Property” and, collectively the “ILPT Logistics Portfolio Properties” or the “ILPT Logistics Portfolio”). The ILPT Logistics Portfolio Loan Combination was co-originated by CREFI, UBS AG (“UBS”), Bank of America, N.A. (“BANA”), Bank of Montreal (“BMO”) and Morgan Stanley Bank, N.A (“MSBNA”). The ILPT Logistics Portfolio Mortgage Loan, which is evidenced by the non-controlling notes A-2-A-1 and A-2-A-2, has an aggregate outstanding principal balance as of the Cut-off Date of approximately $73,656,388 and represents approximately 6.6% of the Initial Pool Balance. The related companion loans are evidenced by (i) 11 senior pari passu notes (collectively, the “ILPT Logistics Portfolio Senior Pari Passu Companion Loan”), which have an aggregate outstanding principal balance as of the Cut-off date of $267,483,612. Each note evidenced by the ILPT Logistics Loan Combination has an interest rate of 3.86465618% per annum. The Borrowers (as defined below) utilized the ILPT Logistics Portfolio Loan Combination to return approximately $693.0 million of equity to the borrower sponsor, pay closing costs, and fund an upfront reserve. The equity was used to facilitate the acquisition of Monmouth Real Estate Investment Corporation by Industrial Logistics Property Trust, an affiliate of the Borrowers.
B-24

loan #3: ILPT LOGISTICS PORTFOLIO

The table below summarizes the promissory notes that comprise the ILPT Logistics Portfolio Loan Combination. The relationship between the holders of the ILPT Logistics Portfolio Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The ILPT Logistics Portfolio Pari Passu-AB Loan Combination” in the Prospectus.

Total Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-A, A-1-B, A-1-C, A-1-D, A-1-E	$176,140,000	$176,140,000	ILPT 2022-LPFX	Yes
A-2-A-1, A-2-A-2	73,656,388	73,656,388	Benchmark 2022-B35	No
A-2-B-1	15,000,000	15,000,000	WFCM 2022-C62	No
A-2-B-2, A-2-B-3	39,999,999	39,999,999	UBS AG(1)	No
A-2-C	12,114,538	12,114,538	BANK 2022-BNK41(2)	No
A-2-D, A-2-E	24,229,075	24,229,075	MSC 2022-L8	No
Senior Notes	$341,140,000	$341,140,000
B-1, B-2, B-3, B-4, B-5	$103,860,000	$103,860,000	ILPT 2022-LPFX	No
Junior Notes	$103,860,000	$103,860,000
Loan Combination	$445,000,000	$445,000,000
Senior Mezzanine Loan	$175,000,000	$175,000,000
Junior Mezzanine Loan	$80,000,000	$80,000,000
Total Loan	$700,000,000	$700,000,000

(1)	Expected to be contributed to one or more future securitization transactions.
(2)	The BANK 2022-BNK41 securitization transaction is expected to close on May 5, 2022.

The ILPT Logistics Portfolio Loan Combination had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The ILPT Logistics Portfolio Loan Combination requires payment of interest only until the scheduled maturity date, which is the due date in March 2032. The ILPT Logistics Portfolio Loan Combination may be prepaid at any time in whole or in part but any prepayment prior to the due date occurring in September 2031 will be subject to the payment of a yield maintenance premium in an amount equal to the greater of (a) 0.5% of the amount prepaid; or (b) an amount equal to the present as of the date on which the prepayment is made of the Calculated Payments (as defined below) from the date on which the prepayment is made through the due date made through September 2031 determined by discounting such payments at the Discount Rate (as defined below). See “Yield Maintenance” below.

B-25

loan #3: ILPT LOGISTICS PORTFOLIO

% of Total Loan(1) Cumulative Loan Combination PSF(2) Cumulative Cut-off Date LTV Ratio based on the Appraised Value(3) Cumulative UW NOI Debt Yield(4) Cumulative UW NCF DSCR(5) ILPT Logistics Portfolio Total Loan ILPT Logistics Portfolio Loan Combination ILPT Logistics Portfolio Senior Loan ILPT Logistics Portfolio Mortgage Loan (Trust Loan) $73,656,388(6) ILPT Logistics Portfolio Senior Pari Passu Companion Loan Notes (Non-Trust Loan) $267,483,612(6) 48.7% $36 29.0% 13.2% 3.12x ILPT Logistics Portfolio Junior Loan ILPT Logistics Portfolio Junior Notes (Non-Trust Loan)(6) $103,860,000 14.8% $47 37.9% 10.1% 2.40x ILPT Logistics Portfolio Mezzanine Loans ILPT Logistics Portfolio Senior Mezzanine Loan ILPT Logistics Portfolio Senior Mezzanine Loan(7) $175,000,000 25.0% $66 52.8% 7.3% 1.57x ILPT Logistics Portfolio Junior Mezzanine Loan ILPT Logistics Portfolio Junior Mezzanine Loan(8) $80,000,000 11.4% $74 59.6% 6.4% 1.33x Implied Borrower Sponsor Equity(3) $475,000,000 NAP NAP NAP NAP NAP

(1)	The ILPT Logistics Portfolio Total Loan is evidenced by the ILPT Logistics Portfolio Senior Notes, the ILPT Logistics Portfolio Junior Notes, and the ILPT Logistics Portfolio Mezzanine Loans.
(2)	Calculated based on the aggregate Portfolio SF of 9,438,321 SF.
(3)	Calculated based on the Portfolio Appraised Value of $1,175,000,000 prepared by Newmark Valuation & Advisory, LLC as of January 3, 2022, which is inclusive of an approximately 4.1% portfolio premium and reflects the “as-is” value of the ILPT Logistics Portfolio Properties as a whole if sold in their entirety to a single buyer. Based on Aggregate Individual As-Is Appraised Value (which is exclusive of the portfolio premium) of $1,128,300,000, the Cut-off Date LTV ratio for the Loan Combination and Total Loan are equal to 39.4% and 62.0%, respectively.
(4)	Calculated based on the UW NOI of $45,069,593.
(5)	Calculated based on the UW NCF of $41,766,181 and an assumed weighted average interest rate of the ILPT Logistics Portfolio Loan Combination of 3.86465618%.
(6)	The ILPT Logistics Portfolio Senior Pari Passu Companion Loan Notes are pari passu in right of payment with the ILPT Logistics Portfolio Loan Notes. The ILPT Logistics Portfolio Mortgage Loan Notes and the ILPT Logistics Portfolio Senior Pari Passu Companion Loan Notes are, collectively, senior in right of payment to the ILPT Logistics Portfolio Junior Notes (to the extent described in this Term Sheet and Prospectus).
(7)	The ILPT Logistics Portfolio Senior Mezzanine Loan accrues interest at an assumed fixed rate per annum of 5.14560%.
(8)	The ILPT Logistics Portfolio Junior Mezzanine Loan accrues interest at an assumed fixed rate per annum of 5.89560%.
■	The Mortgaged Properties. The ILPT Logistics Portfolio is comprised of 17 properties totaling approximately 9.4 million SF, and consists of primarily single-tenant industrial properties generally located in core distribution regions and heavily populated markets, as evidenced by the ILPT Logistics Portfolio’s weighted average population density within a 15-mile radius of approximately 674,996 (sourced from a third party data provider and weighted based on UW NOI). The ILPT Logistics Portfolio consists of the following property sub-types: Warehouse/Distribution (92.2% of UW NOI) and Manufacturing/Distribution (7.8% of UW NOI). Based on SF, the ILPT Logistics Portfolio has a weighted average year built of 2008, average size of 555,195 SF and weighted average clear heights of approximately 31.9 feet.

The ILPT Logistics Portfolio is located across 12 states and 13 different markets, with the largest state concentrations in Tennessee (two properties; approximately 13.5% of UW NOI), New Jersey (two properties; approximately 12.2% of UW NOI) and Maryland (one property; approximately 11.9% of UW NOI). The largest market concentrations are in the Philadelphia (two properties; approximately 19.6% of UW NOI), Richmond (one property; approximately 11.4% of UW NOI), Nashville (one property; approximately 10.7% of UW NOI), Spartanburg (one property; approximately 10.2% of UW NOI), and Columbus (two properties; approximately 9.3% of UW NOI) markets, among others.

B-26

loan #3: ILPT LOGISTICS PORTFOLIO

No single ILPT Logistics Portfolio Property contributes more than 11.9% of UW NOI and, with the exception of Amazon (“Amazon”) (32.3% of SF and 30.9% of UW Gross Rent), no individual tenant represents more than 11.8% of UW Gross Rent. Based on the underwritten rent rolls dated February 1, 2022 and May 6, 2022, the ILPT Logistics Portfolio was 100.0% occupied by 19 individual tenants, with a weighted average remaining lease term based on UW Base Rent of approximately 7.0 years and only 10.8% of UW Gross Rent expiring prior to 2027. Approximately 63.7% of UW Gross Rent (or 58.8% of the occupied Portfolio SF) comes from nine investment grade-rated tenants (or their respective parent companies), including, but not limited to, Amazon (32.3% of Portfolio SF; 30.9% of UW Gross Rent; rated A1/AA/AA- by Moody’s/S&P/Fitch; Lease Expiration Date (by UW Base Rent) (“LXP”) of September 2027), UPS (“UPS”) (6.5% of Portfolio SF; 9.2% of UW Gross Rent; rated A2/A-/NR by Moody’s/S&P/Fitch; LXP of May 2030), Avnet, Inc. (6.2% of Portfolio SF; 5.8% of UW Gross Rent; rated Baa3/BBB-/BBB- by Moody’s/S&P/Fitch; LXP of September 2026), YNAP Corporation (parent company Compagnie Financiere Richemont SA) (1.8% of Portfolio SF; 5.2% of UW Gross Rent; rated NR/A+/NR by Moody’s/S&P/Fitch; LXP of August 2035) and Amcor Rigid Plastics USA, Inc. (4.5% of Portfolio SF; 3.1% of UW Gross Rent; rated Baa2/BBB/NR by Moody’s/S&P/Fitch; LXP of June 2029).

The following table presents certain information relating to the individual ILPT Logistics Portfolio Properties:

Portfolio Summary
Property Name	City, State	Property Sub-Type	Type of Security	Year Built / Latest Renovation	SF(1)	Clear Height	As-Is Value		Occupancy(1)	% of Allocated Loan Amount	% of UW NOI
4000 Principio Parkway	North East, MD	Warehouse/Distribution	Fee Simple	2006-2012 / NAP	1,194,744	32.0	$140,000,000		100.0%	12.3%	11.9%
2020 Joe B. Jackson Parkway	Murfreesboro, TN	Warehouse/Distribution	Leasehold (PILOT)(2)	2012 / NAP	1,016,281	32.0	132,100,000		100.0%	11.1%	10.7%
1901 Meadowville Technology Parkway	Chester, VA	Warehouse/Distribution	Fee Simple	2012 / NAP	1,016,281	32.0	115,400,000		100.0%	10.7%	11.4%
52 Pettengill Road	Londonderry, NH	Warehouse/Distribution	Fee Simple	2015 / NAP	614,240	32.0	123,000,000		100.0%	10.4%	8.1%
510 John Dodd Road	Spartanburg, SC	Warehouse/Distribution	Fee Simple	2012 / NAP	1,015,740	32.0	112,500,000		100.0%	10.3%	10.2%
309 Dulty's Lane	Burlington, NJ	Warehouse/Distribution	Fee Simple	2001 / NAP	633,836	32.0	107,900,000		100.0%	9.2%	7.7%
5300 Centerpoint Parkway	Groveport, OH	Warehouse/Distribution	Fee Simple (PILOT)(2)	2014 / NAP	581,342	30.0	57,600,000		100.0%	5.3%	6.2%
17001 West Mercury Street	Gardner, KS	Warehouse/Distribution	Fee Simple (PILOT)(2) / Leasehold	2018 / NAP	645,462	36.0	50,400,000		100.0%	4.7%	6.1%
725 Darlington Avenue	Mahwah, NJ	Warehouse/Distribution	Fee Simple	1999 / 2010	167,424	34.0	51,400,000		100.0%	4.3%	4.5%
10100 89th Avenue N	Maple Grove, MN	Warehouse/Distribution	Fee Simple	2015 / NAP	319,062	32.0	39,500,000		100.0%	3.7%	3.9%
7303 Rickenbacker Parkway West	Columbus, OH	Warehouse/Distribution	Fee Simple	2020 / NAP	357,504	36.0	33,400,000		100.0%	3.1%	3.1%
4836 Hickory Hill Road	Memphis, TN	Warehouse/Distribution	Fee Simple	1984-1987 / NAP	646,160	27.0	35,500,000		100.0%	3.0%	2.8%
7000 West Post Road	Las Vegas, NV	Warehouse/Distribution	Fee Simple	2011 / NAP	95,953	35.0	30,400,000		100.0%	2.8%	2.7%
3201 Bearing Drive	Franklin, IN	Manufacturing/Distribution	Fee Simple	1974 / 2006	422,912	31.0	29,800,000		100.0%	2.8%	3.6%
900 Commerce Parkway West Drive	Greenwood, IN	Manufacturing/Distribution	Fee Simple	2008 / 2020	294,388	28.0	27,500,000		100.0%	2.4%	2.3%
6825 West County Road 400 North	Greenfield, IN	Warehouse/Distribution	Fee Simple	2008 / 2020	245,041	28.0	24,300,000		100.0%	2.3%	2.9%
951 Trails Road	Eldridge, IA	Manufacturing/Distribution	Fee Simple	1997 / 2001	171,951	39.0	17,600,000		100.0%	1.6%	2.0%
Total / Wtd. Avg.					9,438,321	31.9(3)	$1,128,300,000	(4)	100.0%	100.0%	100.0%

(1)	Based on the underwritten rent rolls dated February 1, 2022 and May 6, 2022.
(2)	See “—PILOT Agreement” below.
(3)	Wtd. Avg. clear height is weighted based on SF.
(4)	Calculated based on the sum of the Aggregate As-Is Values of $1,128,300,000. The aggregate Portfolio Appraised Value is $1,175,000,000 prepared by Newmark Valuation & Advisory, LLC as of January 3, 2022, which is inclusive of an approximately 4.1% portfolio premium and reflects the “as-is” value of the ILPT Logistics Portfolio Properties as a whole if sold in their entirety to a single buyer.

The largest tenant by underwritten gross rent at the ILPT Logistics Portfolio, Amazon (32.3% of SF and 30.9% of UW Gross Rent), occupies 3,048,302 SF across three ILPT Logistics Portfolio Properties. Amazon is an American multinational technology company that focuses on e-commerce, cloud computing, digital streaming, and artificial intelligence. As one of the Big Five U.S. information technology companies along with Google, Apple, Microsoft, and Facebook, Amazon is the second largest private employer in the U.S. The Amazon leases at the 1901 Meadowville Technology Parkway, 2020 Joe B. Jackson Parkway and 510 John Dodd Road properties are guaranteed by Amazon.com, Inc. and each include four, five-year renewal options at fair market rent with no unilateral termination or contraction options.

The second largest tenant by underwritten gross rent at the ILPT Logistics Portfolio, Restoration Hardware, Inc. (“RH”) (12.7% of SF and 11.8% of UW Gross Rent), occupies 1,194,744 SF at the 4000 Principio Parkway property. RH is an upscale American home-furnishings company headquartered in Corte Madera, California. RH offers products such as furniture, lighting, textiles, bathware, décor, outdoor, and garden, as well as baby and child products. RH distributes its products through retail stores, catalogs, and websites. RH operates 82 retail locations including 38 outlet stores

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loan #3: ILPT LOGISTICS PORTFOLIO

throughout the United States Canada, and the UK. RH has three, five-year renewal options and no unilateral termination or contraction options remaining under its lease.

The third largest tenant by underwritten gross rent at the ILPT Logistics Portfolio, UPS (6.5% of SF and 9.2% of UW Gross Rent), occupies 614,240 SF at the 52 Pettengill Road property. UPS is the world’s largest package deliverer, transporting nearly 25 million packages and documents per business day throughout the United States and in over 220 countries and territories. UPS deploys a fleet of approximately 127,000 cars, vans, tractors, and motorcycles, and roughly 600 aircraft for pickups and deliveries. Headquartered in Atlanta, Georgia, United States, UPS has over 1,000 package operating facilities and serves approximately 1.7 million shipping customers and more than 11.8 million delivery customers daily. In 2021, UPS supply chain and freight generated $17.4 billion of revenue. The UPS lease is guaranteed by United Parcel Service of America, Inc. and includes two, five-year renewal options at the greater of (i) last payable base rent or (ii) fair market rent, with no unilateral termination or contraction options.

■	COVID-19 Update. As of April 6, 2022, the ILPT Logistics Portfolio Properties are open and operational. YNAP Corporation (representing approximately 5.2% of UW Gross Rent for the entire portfolio), the sole tenant at the 725 Darlington Avenue Property, requested rent relief for four months from April 2020 through July 2020. The rent for those months was deferred and paid back by that tenant in 12 equal payments for the period beginning in August 2020 through July 2021 (in addition to monthly base rent per the lease). All deferred rent has been paid and the tenant remains current on rental obligations. As of April 6, 2022, the ILPT Logistics Portfolio Loan Combination is not subject to any modifications or forbearance requests. The ILPT Logistics Portfolio Loan Combination is current on debt service through April 6, 2022. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The following table presents certain information relating to the tenants at the ILPT Logistics Portfolio:

Largest Tenants Based on Underwritten Gross Rent(1)

Tenant Name(2)	Credit Rating (MIS/Fitch/S&P)(3)	Tenant GLA	% of GLA	UW Gross Rent(4)	% of Total UW Gross Rent(4)	UW Gross Rent $ PSF(4)	Lease Expiration	Renewal / Extension Options
Amazon(5)	A1/AA/AA-	3,048,302	32.3%	$17,039,340	30.9%	$5.59	9/30/2027	4, 5-year options
RH(6)	Ba2/BB/NR	1,194,744	12.7	6,501,553	11.8	$5.44	2/29/2028	3, 5-year options
UPS(7)	A2/A-/NR	614,240	6.5	5,099,301	9.2	$8.30	5/31/2030	2, 5-year options
BJ's Wholesale Club, Inc.(8)	NR/BB/NR	633,836	6.7	3,660,336	6.6	$5.77	7/31/2033	4, 5-year options
Avnet, Inc.(9)	Baa3/BBB-/BBB-	581,342	6.2	3,214,617	5.8	$5.53	9/30/2026	1, 3-year and 1, 5-year options
ELC Distribution Center LLC(10)	NR/NR/NR	645,462	6.8	3,046,813	5.5	$4.72	8/31/2032	3, 5-year options
YNAP Corporation(11)	NR/A+/NR	167,424	1.8	2,864,263	5.2	$17.11	8/31/2035	None
BlueTriton Brands, Inc.	NR/NR/NR	294,388	3.1	1,739,623	3.2	$5.91	7/31/2031	None
Amcor Rigid Plastics USA, Inc.	Baa2/BBB/NR	422,912	4.5	1,717,992	3.1	$4.06	6/30/2029	None
SYNNEX Corporation	Baa3/BBB-/BBB-	357,504	3.8	1,590,343	2.9	$4.45	4/30/2028	None
Ten Largest Owned Tenants		7,960,154	84.3%	$46,474,182	84.2%	$5.84
Remaining Tenants		1,478,167	15.7	8,703,972	15.8	$5.89
Total / Wtd. Avg.		9,438,321	100.0%	$55,178,154	100.0%	$5.85

(1)	Based on the underwritten rent rolls dated February 1, 2022 and May 6, 2022, which have been adjusted for known vacates and new executed leases.
(2)	Certain tenants reflected in the chart above and other tenants throughout the ILPT Logistics Portfolio although paying rent, may not be in occupancy with respect to all or a portion of their leased space, and/or under certain conditions may have the option to terminate all or a portion of their leased space prior to the lease expiration date.
(3)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(4)	UW Gross Rent, % of Total UW Gross Rent and UW Gross Rent $ PSF include (i) reimbursements, (ii) contractual rent steps through March 1, 2023 ($784,006) and (iii) the straight-line average rent steps for investment grade tenants ($1,425,124) over the shorter of (x) the respective tenant’s lease term and (y) the maturity date of the ILPT Logistics Portfolio Loan Combination.
(5)	The Amazon leases at the 1901 Meadowville Technology Parkway property, 2020 Joe B. Jackson Parkway property and 510 John Dodd Road property are guaranteed by Amazon.com, Inc. and each include four, five-year renewal options at fair market rent with no unilateral termination or contraction options.
(6)	RH has (i) three, five-year renewal options and (ii) no unilateral termination or contraction options remaining under its lease.
(7)	The UPS lease is guaranteed by United Parcel Service of America, Inc. and includes two, five-year renewal options at the greater of (i) last payable base rent or (ii) fair market rent, with no unilateral termination or contraction options.
(8)	BJ’s Wholesale Club, Inc. has (i) four, five-year renewal options and (ii) no unilateral termination or contraction options remaining under its lease.
(9)	Avnet, Inc. has (i) two consecutive renewal options (one, three-year renewal and one, five-year renewal) and (ii) no unilateral termination or contraction options remaining under its lease.
(10)	ELC Distribution Center LLC has (i) three, five-year renewal options and (ii) no unilateral termination or contraction options remaining under its lease.
(11)	YNAP Corporation has the option to terminate its lease effective April 30, 2030 with notice to landlord by October 31, 2028 and payment of an approximately $1.0 million termination fee.

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loan #3: ILPT LOGISTICS PORTFOLIO

The following table presents certain information relating to the lease rollover schedule at the ILPT Logistics Portfolio based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Gross Rent(3)	% of Total UW Gross Rent(3)	UW Gross Rent $ PSF(3)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	123,548	1.3	1.3%	984,369	1.8	$7.97	2
2024	0	0.0	1.3%	0	0.0	$0.00	0
2025	95,953	1.0	2.3%	1,399,009	2.5	$14.58	1
2026	640,875	6.8	9.1%	3,580,823	6.5	$5.59	2
2027(4)	3,802,929	40.3	49.4%	19,355,297	35.1	$5.09	5
2028	1,552,248	16.4	65.9%	8,091,897	14.7	$5.21	2
2029	578,225	6.1	72.0%	3,118,833	5.7	$5.39	2
2030	614,240	6.5	78.5%	5,099,301	9.2	$8.30	1
2031	411,630	4.4	82.8%	2,848,762	5.2	$6.92	2
2032	645,462	6.8	89.7%	3,046,813	5.5	$4.72	1
2033 & Thereafter	973,211	10.3	100.0%	7,653,052	13.9	$7.86	3
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total	9,438,321	100.0%		$55,178,154	100.0%	$5.85	21

(1)	Based on the underwritten rent rolls dated February 1, 2022 and May 6, 2022, which has been adjusted for known vacates and new executed leases.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.
(3)	UW Gross Rent, % of Total UW Gross Rent and UW Gross Rent $ PSF inclusive of (i) reimbursements, (ii) contractual rent steps through March 1, 2023 ($784,006) and (iii) the straight-line average rent steps for investment grade tenants ($1,425,124) over the shorter of (x) the respective tenant’s lease term and (y) the maturity date of the ILPT Logistics Portfolio Loan Combination.
(4)	Approximately 88% of the UW Gross Rent scheduled to expire in 2027 can be attributed to three Amazon leases. Amazon has been at each of the three spaces since October 2012 and maintains four, five-year renewal options at each of its spaces.

The following table presents certain information relating to historical occupancy at the ILPT Logistics Portfolio:

Historical Leased %(1)

2019	2020	2021	As of Various Dates(2)
100.0%	99.3%	100.0%	100.0%

(1)	Represents the average annual occupancy as of December 31 for each respective year unless otherwise indicated.
(2)	Based on the underwritten rent rolls dated February 1, 2022 and May 6, 2022, which has been adjusted for known vacates and new executed leases.

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loan #3: ILPT LOGISTICS PORTFOLIO

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the ILPT Logistics Portfolio:

Cash Flow Analysis(1)

	2019(2)	2020(2)	2021(2)	Underwritten(4)	Underwritten $ PSF
Base Rent(3)	$36,799,811	$39,088,922	$42,733,390	$44,510,611	$4.72
Straight-Lined Rent Steps(5)	0	0	0	1,425,124	$0.15
Rent Steps(6)	0	0	0	784,006	$0.08
Recoveries	6,366,966	7,084,453	8,487,015	8,458,413	$0.90
Effective Gross Income	$43,166,777	$46,173,375	$51,220,405	$55,178,154	$5.85

Real Estate Taxes(7)	3,389,300	3,934,541	4,318,006	4,384,171	$0.46
Insurance	415,553	714,622	902,985	27,801	$0.00
Management Fee	1,289,041	1,371,282	1,565,541	1,655,345	$0.18
Other Operating Expenses(8)	2,128,537	2,364,516	3,187,934	4,041,244	$0.43
Total Operating Expenses	$7,222,431	$8,384,962	$9,974,466	$10,108,560	$1.07

Net Operating Income	$35,944,346	$37,788,413	$41,245,939	$45,069,593	$4.78
TI / LC	0	0	0	1,415,748	$0.15
Capital Expenditures	0	0	0	1,887,664	$0.20
Net Cash Flow	$35,944,346	$37,788,413	$41,245,939	$41,766,181	$4.43

Occupancy	100.0%	99.3%	100.0%	100.0%(9)
NOI Debt Yield(10)	10.5%	11.1%	12.1%	13.2%
NCF DSCR(10)	2.69x	2.83x	3.09x	3.12x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	2019 and 2020 figures excludes historical financials from the 17001 West Mercury Street property, which was built in 2018. 2021 figures excludes historical financials from the 7303 Rickenbacker Parkway West property, which was built in 2020.
(3)	Based on the underwritten rent rolls dated February 1, 2022 and May 6, 2022, which has been adjusted for known vacates and new executed leases.
(4)	The increase from 2021 Net Operating Income to Underwritten Net Operating Income is primarily attributable to Straight-Lined and contractual rent steps
(5)	Straight-lined Rent Steps are underwritten based on the straight-line average rent steps for investment grade tenants over the shorter of (i) the respective tenant’s lease term and (ii) the maturity date of the ILPT Logistics Portfolio Loan Combination.
(6)	Rent Steps are underwritten based on contractual increases through March 2023.
(7)	Three of the ILPT Logistics Portfolio Properties (the 2020 Joe B. Jackson Parkway property (11.1% of ALA), the 5300 Centerpoint Parkway property (5.3% of ALA) and the 17001 West Mercury Street property (4.7% of ALA) are subject to payment in lieu of taxes (“PILOT”) arrangements. With respect to such properties, real estate taxes were underwritten based on the PILOT agreements.
(8)	Other Operating Expenses include utilities, operating expenses, general and administrative, cleaning, salaries and non-recoverable expenses.
(9)	Underwritten Occupancy is based on the economic occupancy.
(10)	The NOI Debt Yield and NCF DSCR are calculated based on the ILPT Logistics Portfolio Senior Loan and excludes the ILPT Logistics Portfolio Junior Loan.
■	Appraisal. According to the appraisals prepared in connection with the origination of the ILPT Logistics Portfolio Mortgage Loan, the appraiser Newmark Valuation & Advisory, LLC concluded a Portfolio Appraised Value of $1,175,000,000 for the ILPT Logistics Portfolio as of January 3, 2022, which is inclusive of an approximately 4.1% portfolio premium and reflects the “as-is” value of the ILPT Logistics Portfolio Properties as a whole if sold in their entirety to a single buyer. Additionally, Newmark Valuation & Advisory LLC appraised the ILPT Logistics Portfolio as of various dates in December 2021 and January 2022 on a property-by-property basis, which produced an aggregate “as-is” appraised value of $1,128,300,000.
■	Environmental Matters. The Phase I environmental report of the 510 John Dodd Road property (10.2% of UW NOI) dated January 3, 2022, determined that according to the regulatory database report, the adjoining parcel to the south (575 John Dodd Road), has known volatile organic compounds (chlorinated solvents) in the soil and groundwater. Given the location of the adjacent property to the south and groundwater flow (towards the northeast), the known soil and groundwater impact from chlorinated solvents, and the brownfield listing status, the environmental report provider concluded that a regulatory file review at the South Carolina Department of Environmental Control should be completed to determine the extent of contamination and if contamination on the adjacent property has impacted groundwater at the 510 John Dodd Road property. Presence of wetlands is noted on a portion of the 510 John Dodd Road property; however, in the absence of any proposed expansion/ development or wetland disturbance, no further action is required at this time. The 510 John Dodd Road property was historically used for agricultural purposes from approximately 1939 through the 1980s.
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loan #3: ILPT LOGISTICS PORTFOLIO

According to the Phase I environmental report of the 309 Dulty’s Lane property (7.7% of the UW NOI) dated December 28, 2021, the confirmed groundwater impact on the adjacent property to the north, followed by site remediations and the establishment of a Classification Exception Area (CEA) and associated Response Action Outcome-Entire Site (Limited Restricted Use) approval that extend to the northern portion of the Property represent a CREC on the 309 Dulty’s Lane property. Given the identified responsible party, no further investigations/remediations are warranted at this time.

According to the Phase I environmental report of the --10100 89th Avenue North property (3.9% of UW NOI) dated December 30, 2021, the former petroleum contamination incidents from former USTs/LUST cases at the 10100 89th Avenue North property and the subsequent regulatory closures represent a HREC. Given the identification of the responsible party and regulatory closures, the environmental report provider concluded that no further investigations are required.

■	Market Overview and Competition. According to the appraisal, the United States industrial market absorbed 133.8 million SF of industrial space in the third quarter of 2021 and had a total inventory of approximately 15.7 billion SF. As of the third quarter of 2021, the United States industrial market had a national vacancy rate of 4.6% and average triple-net asking rents of $8.62 PSF (which represents a 12.4% increase compared to the third quarter of 2020). The ILPT Logistics Portfolio, which is primarily comprised of large Warehouse/Distribution Properties (with an average property size of 555,195 SF) has a weighted average UW Base Rent per occupied SF of $4.80 (weighted by individual tenant SF) which is below the appraiser’s weighted average concluded industrial market rents of $5.18 PSF (based on concluded market rents for each individual ILPT Logistics Portfolio Property weighted based on SF).

The ILPT Logistics Portfolio is located across 12 states and 13 different markets. The largest market concentrations are in the Philadelphia (2 properties; approximately 19.6% of UW NOI), Richmond (1 property; approximately 11.4% of UW NOI), and Nashville (1 property; approximately 10.7% of UW NOI) markets.

According to a third party market report, the Philadelphia market reported a vacancy rate of 4.4% as of February 2022 with 12-month rent growth of 12.7% and asking rents of $8.86 PSF. The Philadelphia market has seen average rent growth of 8.0% annually over the past three years and continues to benefit from its strategic location between New York City and Washington, D.C. Over the past 12 months, Southern New Jersey has garnered approximately 60.0% of the Philadelphia market’s leasing by SF.

According to a third party market report, the Richmond market reported a 3.0% vacancy rate and asking rents of $7.33 PSF as of February 2022. The Richmond industrial market has seen commitment from several nationally-recognized tenants, such as Amazon (2.6 million SF lease signed in April 2021), Lowe’s (1.2 million SF lease signed in October 2021) and Wegmans (plans to construct a 1.1 million SF facility).

According to a third party market report, the Nashville market reported a 4.1% vacancy rate, 12-month rent growth of 12.6% and asking rents of $9.31 PSF as of February 2022. The Nashville market benefits from its centralized location, allowing industrial users in the market to reach over half of the United States population in roughly one day’s drive.

■	The Borrowers. The borrowers are 13 special-purpose, bankruptcy-remote Delaware limited liability companies (the “Borrowers”) which are affiliates of Industrial Logistics Property Trust. The Borrowers delivered a non-consolidation opinion in connection with the origination the ILPT Logistics Portfolio Mortgage Loan.

Industrial Logistics Property Trust “ILPT” is a publicly traded REIT formed to own and lease industrial and logistics properties throughout the United States. As of September 30, 2021, ILPT owned 294 industrial and logistics properties with 36.5 million rentable SF which are approximately 99.0% leased to 261 different tenants with a weighted average lease term of approximately 9.0 years.

ILPT focuses on acquiring properties that are of strategic importance to their tenant’s businesses, such as build to suit properties, strategic distribution hubs or other properties in which tenants have invested significant amounts of capital. ILPT targets occupied properties, where tenants are financially responsible for all, or substantially all, increases in property level operating expenses.

■	Escrows. At origination of the ILPT Logistics Portfolio Loan Combination, the Borrowers deposited $1,758,645 with the lender for unfunded obligations for tenant improvements, leasing commissions and other leasing obligations with respect to the ILPT Logistics Portfolio Properties.

Tax Reserve – On each monthly payment date during a Trigger Period (as defined below), subject to certain exceptions set forth in the ILPT Logistics Portfolio Loan Combination documents, the Borrowers are required to deposit into a real estate tax reserve 1/12th of the taxes that the lender estimates will be payable by the Borrowers over the next-ensuing

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12-month period (excluding from such amount any taxes that are required to be paid directly by a tenant pursuant to its leases, provided that such tenant is not in default under its lease and no less than 12 months remain on the term of any such lease.

Insurance Reserve – On each monthly payment date during a Trigger Period, the Borrowers are required to deposit into an insurance reserve 1/12th of an amount which would be sufficient to pay the insurance premium due by the Borrowers for the renewal of the coverage afforded by the insurance policies; provided, however, such insurance reserve has been conditionally waived so long as the Borrowers maintain a blanket policy meeting the requirements of the ILPT Logistics Portfolio Loan Combination documents.

Replacement Reserve – On each monthly payment date during a Trigger Period, the Borrowers are required to deposit into a replacement reserve an amount equal to approximately $226,780.

TI / LC Reserve – On each monthly payment date during a Trigger Period, the Borrowers are required to deposit into a TI / LC reserve an amount equal to approximately $117,979. Additionally, during a Trigger Period, the Borrowers are required to deposit into such TI / LC reserve any lease termination fees required to be deposited with the lender pursuant to the ILPT Logistics Portfolio Mortgage Loan documents.

■	Lockbox and Cash Management. The ILPT Logistics Portfolio Loan Combination is structured with a hard lockbox and springing cash management. Within five business days of origination of the ILPT Logistics Portfolio Loan Combination, the Borrower was required to deliver a notice to each tenant directing each tenant to remit all payments under the applicable lease directly to the lender-controlled lockbox. All funds received by the Borrowers or the manager are required to be deposited in such lockbox account immediately following receipt. All funds deposited into the lockbox are required to be released to Borrowers unless a Trigger Period exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept not less than two times per week to a cash management account under the control of the lender to be applied and disbursed in accordance with the ILPT Logistics Portfolio Loan Combination documents. All excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the ILPT Logistics Portfolio Loan Combination documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the ILPT Logistics Portfolio Loan Combination. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the lockbox account. So long as no event of default has occurred and is continuing, the Borrowers may receive disbursements from the excess cash flow account to pay for costs and expenses in connection with the ownership, management and/or operation of the ILPT Logistics Portfolio Properties to the extent such amounts are not otherwise paid through releases from any other reserve account. Upon an event of default under the ILPT Logistics Portfolio Mortgage Loan documents, the lender will apply funds to the debt in such priority as it may determine. All amounts remaining in the Cash Management Account after deposits will be deposited into the excess cash flow account.

A “Trigger Period” means, a period commencing upon the earliest of: (i) occurrence and continuance of an event of default; (ii) the date that the lender has received written notice from (x) the ILPT Logistics Portfolio Senior Mezzanine Loan lender that an event of default exists under the ILPT Logistics Portfolio Senior Mezzanine Loan, or (y) the ILPT Logistics Portfolio Junior Mezzanine Loan lender than an event of default exists under the ILPT Logistics Portfolio Junior Mezzanine Loan; or (iii) the aggregate debt yield falling below 5.25% for two consecutive calendar quarters (a “ILPT Logistics Portfolio Debt Yield Trigger Event”); and (B) expiring upon the first date on which: (x) with regard to any Trigger Period commenced in connection with clause (A)(i) above, the cure (if applicable) of such Event of Default; (y) with regard to a Trigger Period commenced in connection with clause (A)(ii) above, the lender has received written notice from ILPT Logistics Portfolio Senior Mezzanine Loan lender or ILPT Logistics Portfolio Junior Mezzanine Loan lender, as applicable, that the event of default under the applicable ILPT Logistics Portfolio Mezzanine Loan is no longer continuing; and (z) with regard to any Trigger Period commenced in connection with clause (A)(iii) above, (1) the aggregate debt yield is equal to or greater than 5.25% for two consecutive calendar quarters, (2) the Borrowers and the Mezzanine Borrowers (defined below) prepay the ILPT Logistics Portfolio Loan Combination and the ILPT Logistics Portfolio Mezzanine Loans, respectively, on a pro rata basis (including payment of any applicable Yield Maintenance Premium (as defined below) (provided that in the event of a prepayment pursuant to this clause (2), the ILPT Logistics Portfolio Debt Yield Trigger Event will cease upon such prepayment without any obligation to wait two (2) consecutive calendar quarters), or (3) the Borrowers and the Mezzanine Borrowers deliver to the lender cash or a letter of credit in an amount, if applied to the outstanding principal balance of the ILPT Logistics Portfolio Loan Combination and (and to the extent no event of default then exists, the outstanding principal balance of the ILPT Logistics Portfolio Mezzanine Loans), would achieve a debt yield equal to 5.25% (as applicable, “Debt Yield Cure Collateral”), which such Debt Yield Cure Collateral will be held by the Mortgage Lender in escrow as additional collateral for the ILPT Logistics Portfolio

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loan #3: ILPT LOGISTICS PORTFOLIO

Loan Combination and the ILPT Logistics Portfolio Mezzanine Loans and is required to be promptly returned to the Borrowers and the Mezzanine Borrowers following the termination of the Trigger Period (determined without consideration of the Debt Yield Cure Collateral) and provided that no other Trigger Period is then in effect to the extent not previously disbursed or applied by the lender in accordance with the ILPT Logistics Portfolio Loan Combination documents). Notwithstanding the foregoing, a Trigger Period will not be deemed to expire in the event that a Trigger Period otherwise then exists for any other reason.

■	PILOT Agreement In connection with the Agreement for Payments in Lieu of Ad Valorem Taxes, dated December 21, 2011 (the “TN PILOT Agreement”), the Industrial Development Board of Rutherford County, Tennessee (the “Board”) took title to the land, improvements and personal property comprising the 2020 Joe B. Jackson Parkway Mortgaged Property. The Board leases (i) the personal property portion of the 2020 Joe B. Jackson Parkway Mortgaged Property to the sole tenant of the 2020 Joe B. Jackson Parkway Mortgaged Property (the “TN PILOT Tenant”) pursuant to a Company Lease, dated December 21, 2011, and (ii) the real property portion of the 2020 Joe B. Jackson Parkway Mortgaged Property to the applicable Borrower pursuant to the applicable Developer Lease, dated December 21, 2011. The applicable Borrower then subleases the real property to the TN PILOT Tenant pursuant to that certain Industrial Sublease dated December 21, 2011. The TN PILOT Agreement and related Company Lease and Developer Lease expire on December 31, 2032. The real and personal property taxes are fully abated and no payments in lieu of taxes are required during this time, but the applicable Borrower and TN PILOT Tenant are required to pay the Board an economic development fee that equals 15% of the ad valorem taxes that would be due for such year if the Property were not fee owned by the Board. The applicable Borrower has the option to repurchase the fee interest for $1 at any time. Additionally, the Board delivered a Consent Agreement, dated as of origination of the ILPT Logistics Portfolio Loan Combination, encumbering the Board’s fee interest in favor of the lender.

With respect to the 17001 West Mercury Street Mortgaged Property, the ILPT Logistics Portfolio Loan Combination is secured by a mortgage on the related Borrower’s fee and leasehold interest in the 17001 West Mercury Street Mortgaged Property pursuant to a payment in lieu of taxes arrangement. Because the ILPT Logistics Portfolio Loan Combination is secured by the related Borrower’s overlapping fee and leasehold interest in such Mortgaged Property, the related Borrower’s interest is described herein as a fee interest.

With respect to the 5300 Centerpoint Parkway (the “OH PILOT Property”), ILPT Obetz LLC (the “OH PILOT Borrower”) receives a 100% property tax exemption pursuant to that certain Toy Road Community Reinvestment Area Agreement, dated as of December 15, 2003 (the “OH PILOT Lease”), by and between the Village of Obetz, Ohio (the “OH PILOT Lessor”), and Center Point Capital, LLC, for a period of 15 years following completion by the property owner of construction of a 3,800,000 square feet of distribution facility (the “Project”) and delivery of a certificate of substantial completion to OH PILOT Lessor. The property owner is required to pay OH PILOT Lessor an annual fee for the Project equal to the greater of (a) 1% of the dollar value of the tax exemption received under the OH PILOT Lease for that year or (b) $500.00, provided, however, if the value of the incentives exceeds $250,000, the fee cannot exceed $2,500. Pursuant to that certain Tax Increment Financing Agreement (“OH PILOT TIF Agreement”), dated as of December 15, 2003, between Center Point Capital, LLC and OH PILOT Lessor, the property owner must make service payments in an amount equal to the amount of real property taxes would have been charged otherwise (less any other payments received by the OH PILOT Lessor) for a period of 30 years after the expiration of the OH PILOT Lease. The Borrowers have not provided evidence of assignment of the OH PILOT Lease and related documents from Center Point Capital, LLC to OH PILOT Borrower.

■	Property Management. The ILPT Logistics Portfolio is currently managed by The RMR Group LLC, an affiliate of the borrower sponsor.
■	Current Mezzanine or Subordinate Indebtedness. In addition to the ILPT Logistics Portfolio Mortgage Loan, the ILPT Logistics Portfolio Properties also secure the ILPT Logistics Portfolio Senior Pari Passu Companion Notes which are not included in the Benchmark 2022-B35 securitization trust and have an aggregate Cut-off Date principal balance of $175,000,000, and the ILPT Logistics Portfolio Junior Notes (which have an aggregate Cut-off Date principal balance of $103,860,000). The ILPT Logistics Portfolio does not secure the ILPT Logistics Portfolio Mezzanine Loans (which are coterminous with the ILPT Logistics Loan Combination and have an aggregate Cut-off Date principal balance of $255,000,000. The ILPT Logistics Portfolio Senior Pari Passu Companion Notes not included in the Benchmark 2022-B35 trust and the ILPT Logistics Portfolio Junior Notes accrue interest at the same rate as the ILPT Logistics Portfolio Mortgage Loan. The ILPT Logistics Portfolio Senior Mezzanine Loan was made to ILPT Mezz Fixed Borrower 2 LLC, a Delaware limited liability company (the “Mezzanine A Borrower”), and has an aggregate Cut-off date principal balance of $175,000,000 and accrues interest at 5.14560% per annum whereas the ILPT Logistics Portfolio Junior Mezzanine Loan was made to ILPT Mezz Fixed Borrower LLC, a Delaware limited liability company (the “Mezzanine B Borrower” and together with the Mezzanine A Borrower, collectively, the “Mezzanine Borrowers”), and has an aggregate cut-off
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loan #3: ILPT LOGISTICS PORTFOLIO

date principal balance of $80,000,000 and accrues interest at a rate of 5.89560% per annum. The ILPT Logistics Portfolio Mortgage Loan is entitled to payments of interest on a pro rata and pari passu basis with the ILPT Logistics Portfolio Senior Pari Passu Companion Notes not included in the Benchmark 2022-B35 securitization trust. The ILPT Logistics Portfolio Mortgage Loan and the ILPT Logistics Portfolio Senior Pari Passu Companion Notes not included in the Benchmark 2022-B35 securitization trust are generally senior to the ILPT Logistics Portfolio Junior Notes.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.
■	Release of Collateral. The Borrowers may release one or more of the ILPT Logistics Portfolio Properties to a third party purchaser subject to satisfaction of conditions set forth in the ILPT Logistics Portfolio Loan Combination documents, including, without limitation, (i) no event of default exists under the ILPT Logistics Portfolio Loan Combination, (ii) the satisfaction of certain REMIC requirements, (iii) prepayment of the ILPT Logistics Portfolio Loan Combination in an amount equal to 115% of the allocated loan amount of such ILPT Logistics Portfolio Property or ILPT Logistics Portfolio Properties, (iv) the debt yield after giving effect to such release is at least equal to the greater of 6.24% and the debt yield immediately prior to the release, (v) payment of any applicable Yield Maintenance Premium, and (vi) other standard market provisions such as the payment of lender’s out-of-pocket expenses and simultaneous prepayment of each ILPT Logistics Portfolio Mezzanine loan.
■	Terrorism Insurance. The borrowers are required to maintain or cause to be maintained an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the ILPT Logistics Portfolio Properties, plus business interruption coverage in an amount equal to the 100.0% of the projected gross income from the applicable ILPT Logistics Portfolio Property covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month period of extended indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible no greater than $250,000. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.
■	Yield Maintenance. “Yield Maintenance” means an amount equal to the greater of (a) an amount equal to 0.5% of the amount prepaid; or (b) an amount equal to the present value as of the date on which the prepayment is made of the Calculated Payments (as defined below) from the date on which the prepayment is made through the monthly payment date occurring in September 2031 determined by discounting such payments at the Discount Rate (as defined below). “Calculated Payments” means the monthly payments of interest only which would be due based on the principal amount of the ILPT Logistics Portfolio Loan Combination being prepaid on the date on which prepayment is made and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the interest rate and (z) the Yield Maintenance Treasury Rate (as defined below). As used in this definition, the term “Discount Rate” means the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” means the yield calculated by the lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the monthly payment date occurring in September 2031. In the event Release H.15 is no longer published, the lender will select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, will the lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

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loan #4: BRUCKNER BUILDING

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loan #4: BRUCKNER BUILDING

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loan #4: BRUCKNER BUILDING

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City / State)	Bronx, New York	Cut-off Date Balance		$71,000,000
Property Type	Office	Cut-off Date Balance per SF		$383.13
Size (SF)(1)	185,314	Percentage of Initial Pool Balance		6.3%
Total Occupancy as of 3/1/2022	93.9%	Number of Related Mortgage Loans		None
Owned Occupancy as of 3/1/2022	93.9%	Type of Security		Fee
Year Built / Latest Renovation	1928 / 2015	Mortgage Rate		4.66000%
Appraised Value	$102,000,000	Original Term to Maturity (Months)		120
Appraisal Date	2/24/2022	Original Amortization Term (Months)		NAP
Borrower Sponsor	Babak Zar	Original Interest Only Period (Months)		120
Property Management	Real Asset Advisors, LLC	First Payment Date		5/6/2022
		Maturity Date		4/6/2032

Underwritten Revenues	$6,300,494	Escrows(2)
Underwritten Expenses	$1,246,354		Upfront	Monthly
Underwritten Net Operating Income (NOI)	$5,054,140	Taxes	$404,038	$37,027
Underwritten Net Cash Flow (NCF)	$4,930,315	Insurance	$43,170	$8,634
Cut-off Date LTV Ratio	69.6%	Replacement Reserve	$0	$3,089
Maturity Date LTV Ratio	69.6%	TI / LC	$800,000	Springing
DSCR Based on Underwritten NOI / NCF	1.51x / 1.47x	Deferred Maintenance	$14,650	$0
Debt Yield Based on Underwritten NOI / NCF	7.1% / 6.9%	Other(3)	$990,110	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$71,000,000	100.0%	Loan Payoff	$45,127,763	63.6%
			Principal Equity Distribution	18,838,917	26.5
			Closing Costs	4,781,353	6.7
			Reserves	2,251,967	3.2
Total Sources	$71,000,000	100.0%	Total Uses	$71,000,000	100.0%

(1)	Size (SF) does not include an approximately 4,400 SF adjacent, unimproved land parcel, which is collateral under the Bruckner Building Mortgage Loan (as defined below).
(2)	See “—Escrows” below.
(3)	Other upfront reserve includes an unfunded obligations reserve of approximately $921,872 and a rent abatement reserve of approximately $68,237 in connection with the tenant Duro Business Solutions Inc.
■	The Mortgage Loan. The Bruckner Building mortgage loan (the “Bruckner Building Mortgage Loan”) is a fixed rate loan secured by a first mortgage encumbering the borrowers’ fee interest in an office property located in the Bronx, New York (the “Bruckner Building Property”). The Bruckner Building Mortgage Loan is evidenced by a promissory note with an original principal balance and outstanding principal balance as of the Cut-off Date of $71,000,000, representing approximately 6.3% of the Initial Pool Balance.

The Bruckner Building Mortgage Loan was originated by Goldman Sachs Bank USA on March 25, 2022. The Bruckner Building Mortgage Loan has a 10-year interest-only term and accrues interest at a fixed rate of 4.66000% per annum. The Bruckner Building Mortgage Loan proceeds were used to refinance existing debt on the Bruckner Building Property, fund upfront reserves and pay origination costs.

The Bruckner Building Mortgage Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The scheduled maturity date of the Bruckner Building Mortgage Loan is April 6, 2032. Voluntary prepayment of the Bruckner Building Mortgage Loan in whole (but not in part) is permitted on or after January 6, 2032 without payment of any prepayment premium. Defeasance of the Bruckner Building Mortgage Loan is permitted at any time after the second anniversary of the Closing Date.

■	The Mortgaged Property. Situated on East 134th Street and Third Avenue, the Bruckner Building Property is a recently renovated office building located in the Mott Haven area of the Bronx. Originally constructed in 1928, the Bruckner Building Property is comprised of 185,314 SF of office space and includes an on-site café, rentable parking, and billboard signage. The Bruckner Building Property also consists of an approximately 4,400 SF adjacent, unimproved land parcel. The Bruckner Building Property has 20-foot-wide column spacing, providing open floor layouts across flexible 1,000-23,000 SF floorplates. Flexible suite sizes provide tenants flexibility for both full floor and sub-divided configurations. The Bruckner Building Property’s center core maximizes the window line on all floors allowing for light and air on four sides while also providing views of the Harlem River and Manhattan skyline.

The Bruckner Building Property is adjacent to the Third Avenue bridge, which connects the Bronx and Manhattan across the Harlem River, and is proximate to nearly 2,000 units of recently delivered multifamily housing or multifamily housing under development, including The Arches (2020) by the Chess Builders, Third at Bankside (Phase I, 2021; later phases, 2023) by Brookfield, and an unnamed project (2023) by RXR, among others.

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loan #4: BRUCKNER BUILDING

As of March 1, 2022, the Bruckner Building Property is 93.9% leased to a diverse roster of more than 20 tenants. The Bruckner Building Property is anchored by Great Performances, which occupies (66,304 SF, 35.8% GLA, 36.2% UW base rent) and has a lease expiration of 2039. Cayuga (21,741 SF, 11.7% GLA, 14.1% UW base rent) and Ark (12,222 SF, 6.6% GLA, 7.8% UW base rent) are the next two largest tenants in the Bruckner Building Property by GLA, with leases expiring in 2031 and 2026, respectively. There is approximately 11,301 SF of vacant space. Leases roll on a granular schedule, with no more than 12.2% of total rent rolling in a single year prior to maturity.

■	COVID-19 Update. As of April 7, 2022, the Bruckner Building Property was open and operating. Rent collections for the Bruckner Building Property were 98.0% and 97.9% for February 2022 and March 2022, respectively. There has been no rent relief requested. The first payment date on the Bruckner Building Mortgage Loan is May 6, 2022. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The following table presents certain information relating to the tenants at the Bruckner Building Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration
Great Performances	NR/NR/NR	66,304	35.8%	$1,955,436	36.2%	$29.49	11/30/2039
Cayuga(2)	NR/NR/NR	21,741	11.7	762,611	14.1	$35.08	Various
Ark	NR/NR/NR	12,222	6.6	422,215	7.8	$34.55	8/31/2026
DB Grant	NR/NR/NR	10,316	5.6	375,993	7.0	$36.45	3/31/2025
Luminode	NR/NR/NR	9,264	5.0	269,805	5.0	$29.12	11/30/2023
LeMed	NR/NR/NR	8,283	4.5	223,249	4.1	$26.95	2/28/2029
Real NY	NR/NR/NR	6,566	3.5	204,968	3.8	$31.22	1/31/2026
Rescare	NR/NR/NR	6,003	3.2	183,313	3.4	$30.54	4/30/2023
Albert Menin	NR/NR/NR	4,002	2.2	152,746	2.8	$38.17	11/30/2024
Polo Grounds	NR/NR/NR	5,087	2.7	139,237	2.6	$27.37	12/31/2022
Ten Largest Tenants		149,788	80.8%	$4,689,575	86.9%	$31.31
Remaining Occupied Tenants		24,225	13.1	707,801	13.1	$29.22
Total Occupied		174,013	93.9%	$5,397,376	100.0%	$31.02
Vacant(3)		11,301	6.1	0
Total / Wtd. Avg.		185,314	100.0%	$5,397,376

(1)	Based on the rent roll dated March 1, 2022 with rent steps of $109,453 through March 31, 2023.
(2)	Cayuga leases 13,466 SF expiring September 30, 2031 and 8,275 SF expiring November 30, 2031.
(3)	Includes Framing & Gil (2,386 SF) and Jaime Vasquez (1,116 SF), which were underwritten as vacant space. The lease expirations for these tenants are January 31, 2025 and September 15, 2022, respectively.

The following table presents certain information relating to the lease rollover schedule at the Bruckner Building Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	5,087	2.7	2.7%	139,237	2.6	$27.37	1
2023	20,111	10.9	13.6%	617,209	11.4	$30.69	5
2024	10,669	5.8	19.4%	320,046	5.9	$30.00	5
2025	15,611	8.4	27.8%	513,545	9.5	$32.90	4
2026	22,542	12.2	39.9%	741,445	13.7	$32.89	4
2027	3,665	2.0	41.9%	124,596	2.3	$34.00	1
2028	0	0.0	41.9%	0	0.0	$0.00	0
2029	8,283	4.5	46.4%	223,249	4.1	$26.95	1
2030	0	0.0	46.4%	0	0.0	$0.00	0
2031	21,741	11.7	58.1%	762,611	14.1	$35.08	1
2032	0	0.0	58.1%	0	0.0	$0.00	0
2033 & Thereafter	66,304	35.8	93.9%	1,955,436	36.2	$29.49	1
Vacant(2)	11,301	6.1	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	185,314	100.0%		$5,397,376	100.0%	$31.02	23

(1)	Based on the underwritten rent roll dated March 1, 2022 with rent steps of $109,453 through March 31, 2023.
(2)	Includes Framing & Gil (2,386 SF) and Jaime Vasquez (1,116 SF), which were underwritten as vacant space. The lease expirations for these tenants are January 31, 2025 and September 15, 2022, respectively.

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loan #4: BRUCKNER BUILDING

The following table presents certain information relating to historical leasing at the Bruckner Building Property:

Historical Leased %(1)

2019(2)	2020	2021	As of 3/1/2022(3)
81.4%	81.0%	91.6%	93.9%

(1)	As provided by the borrowers and reflects year-end occupancy for the indicated year ended December 31 unless specified otherwise.
(2)	Based on annualized November 2019 performance.
(3)	Based on the underwritten rent roll dated March 1, 2022.
■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Bruckner Building Property:

Cash Flow Analysis

	2019(1)	2020	2021	Underwritten(2)(3)	Underwritten $ per SF
Base Rent(3)	$3,131,277	$3,809,408	$4,411,274	$5,397,376	$29.13
Total Commercial Reimbursement	274,484	437,207	661,135	637,868	$3.44
Market Revenue from Vacant Units	0	0	0	428,071	$2.31
Parking Income	16,036	17,932	135,112	240,000	$1.30
Other Revenue	6,229	4,600	25,250	25,250	$0.14
Vacancy Loss	(1,324,206)	(239,735)	(512,566)	(428,071)	($2.31)
Effective Gross Income	$2,103,820	$4,029,413	$4,720,205	$6,300,494	$34.00

Real Estate Taxes(4)	$574,041	$681,455	$628,680	$505,357	$2.73
Insurance	66,479	228,373	127,585	103,608	$0.56
Utilities	234,508	251,870	434,640	434,640	$2.35
Repairs & Maintenance	106,757	96,131	79,137	44,234	$0.24
Janitorial	260,031	189,030	159,276	21,026	$0.11
Management Fee	226,248	218,471	136,481	126,010	$0.68
Payroll	31,289	0	0	0	$0.00
Other Operating Expenses	46,056	133,935	50,782	11,479	$0.06
Total Operating Expenses	$1,545,408	$1,799,265	$1,616,582	$1,246,354	$6.73

Net Operating Income(5)	$558,412	$2,230,148	$3,103,623	$5,054,140	$27.27
TI / LC	0	0	0	86,762	$0.47
Replacement Reserves	0	0	0	37,063	$0.20
Net Cash Flow	$558,412	$2,230,148	$3,103,623	$4,930,315	$26.61

Occupancy	81.4%	81.0%	91.6%	93.9%
NOI Debt Yield	0.8%	3.1%	4.4%	7.1%
NCF DSCR	0.17x	0.66x	0.93x	1.47x

(1)	Based on annualized November 2019 performance.
(2)	Excludes a one-time item for $200,021 bad debt loss recognition.
(3)	Based on the in-place rent roll dated March 1, 2022 with rent steps of $109,453 through March 31, 2023.
(4)	The Bruckner Building Property benefits from a 25-year ICAP tax abatement, commencing in the 2021/2022 taxable year and burning off on a 10% per annum step down from year 16 to year 25. The abatement also includes an inflation protection component, above a 5% increase in taxable assessed value unrelated to structural improvements, which runs from year 2 to year 8.
(5)	The increase from the 2021 Net Operating Income to Underwritten Net Operating Income is primarily attributable to incremental leasing at the Bruckner Building Property, the removal of one-time expenses that were incurred in 2021 and the ICAP coming into effect. We cannot assure you that the Bruckner Building Property will stabilize as expected or at all.
■	Appraisal. According to the appraisal, the Bruckner Building Property had an “as-is” appraised value of $102,000,000 as of February 24, 2022.
■	Environmental Matters. According to a Phase I environmental report dated March 11, 2022, there are no recognized environmental conditions at the Bruckner Building Property.
■	Market Overview and Competition. The Bruckner Building Property is located within the Bronx/Mott Haven submarket. The Bronx Office market is comprised of 655 buildings and approximately 14.9 million square feet, including approximately 2.5 million square feet of Class A office space. Limited supply and steady demand for office space have contributed to an increase in market rents and decrease in vacancy. Rents in the Bronx office market have increased from $29.01 to $38.21 per square foot, or 31.7%, representing a 2.8% annual CAGR. The Mott Haven submarket offers proximity and accessibility to areas of Manhattan and proximity to the Harlem River.

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loan #4: BRUCKNER BUILDING

Summary of Comparable Office Sales(1)

Property/Address	Location	Year Built/Renovated	Transaction Date	Price	Price/SF	Size (SF)
Bruckner Building	Bronx, NY	1928/2015	NAP	NAP	NAP	NAP
5112 2nd Avenue	Brooklyn, NY	1930/NAP	December 2021	$85,000,000	$451.82	187,465
43-10 23rd Street	Long Island City, NY	1924/2022	December 2021	$95,000,000	$456.07	208,302
36-31 38th Street	Long Island City, NY	1966/NAP	November 2021	$9,900,000	$490.00	20,000
455 Jefferson Street	Brooklyn, NY	1927/2017	June 2020	$44,000,000	$370.06	118,900
949-953 Southern Boulevard	Bronx, NY	1913/NAP	April 2019	$43,000,000	$495.39	86,800
24-02 49th Avenue	Long Island City, NY	1920/2018	November 2019	$405,000,000	$689.54	587,344

(1)	Source: Appraisal.
■	The Borrowers. The borrowers are Bruckner Partners LLC, Bruckner II LLC, Bruckner III LLC and Bruckner IV LLC, each a Delaware limited liability company structured to be a special purpose entity with two independent directors in its organizational structure that collectively own the Bruckner Building Property as tenants-in-common. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Bruckner Building Mortgage Loan. The borrower sponsor and non-recourse carveout guarantor under the Bruckner Building Mortgage Loan is Babak Zar.
■	Escrows. At loan origination, the borrowers deposited (i) approximately $404,038 into a tax reserve, (ii) approximately $43,170 into an insurance reserve, (iii) $800,000 into a tenant improvement and leasing commission reserve, (iv) $14,650 into a deferred maintenance reserve, (v) approximately $921,872 into an unfunded obligations reserve in connection with certain tenant improvements and free rent for certain of the tenants at the Bruckner Building Property and (vi) approximately $68,237 into a rent abatement reserve to be held as additional collateral for the Bruckner Building Mortgage Loan until, among other conditions, the tenant Duro Business Solutions, Inc. is paying unabated monthly rent for twelve consecutive months and there are no past due rent or rent deferrals with respect to such tenant.

Tax Reserve - On each due date, the borrowers are required to fund 1/12 of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be $37,027.48).

Insurance Reserve - On each due date, the borrowers are required to fund 1/12 of the insurance premiums that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be $8,633.97); provided, however, such insurance reserve can be conditionally waived so long as the borrowers maintain a blanket policy meeting the requirements of the Bruckner Loan documents, there is no continuing event of default under the Bruckner Building Mortgage Loan documents and the borrowers provide timely evidence of payment of the applicable premiums.

Capital Expenditure Reserve - On each due date, if and to the extent the amount contained in the capital expenditure reserve account is less than $111,188.40, the borrowers are required to fund a capital expenditure reserve in the amount of $3,088.57.

TI / LC Reserve - On each due date on or after the balance maintained in the tenant improvement and leasing commission reserve account is less than $350,000 (excluding any lease termination proceeds), the borrowers are required to deposit an amount equal to $19,303.54 into the tenant improvement and leasing commission reserve account. Thereafter, the borrowers’ continued obligation to make monthly deposits into the tenant improvement and leasing commission reserve account will only continue if and to the extent that the amount contained therein (excluding any lease termination proceeds) is less than $800,000.

Critical Tenant Reserve – During a continuing Bruckner Building Trigger Period (as defined below) caused solely by a Critical Tenant Trigger Event (as defined below), all excess cash flow will be deposited into a critical tenant reserve in accordance with the Bruckner Building Mortgage Loan documents.

Excess Cash Flow Reserve – The borrowers will have the option, but not the obligation, in their sole discretion, within 10 business days of receipt of notice from the lender of the occurrence of a Debt Yield Trigger Event (as defined below) or any time thereafter during the existence of a Bruckner Building Trigger Period resulting from a Debt Yield Trigger Event, to deposit into an excess cash flow reserve a cash deposit or a letter of credit in an aggregate amount equal to $1,700,195. To the extent any such cash deposit or letter of credit is timely made, a Bruckner Building Trigger Period will not commence as a result of a Debt Yield Trigger Event and, to the extent made following the commencement of and during the existence of a Bruckner Building Trigger Period resulting solely from a Debt Yield Trigger Event, such Bruckner Building Trigger Period will no longer be deemed to exist.

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loan #4: BRUCKNER BUILDING

■	Lockbox and Cash Management. The Bruckner Building Mortgage Loan is structured with a hard lockbox and springing cash management. The borrowers are required to deliver tenant direction letters instructing all tenants of the Bruckner Building Property to directly deposit all rents into a lender-controlled lockbox account. In addition, the borrowers are required to cause all revenues relating to the Bruckner Building Property and all other money received by the borrowers or the property manager with respect to the Bruckner Building Property (other than tenant security deposits) to be deposited into such lockbox account or a lender-controlled cash management account (to the extent there is a continuing cash management period) within two business days of receipt thereof. On each business day that no Bruckner Building Trigger Period or event of default under the Bruckner Building Mortgage Loan is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account. On each business day that a Bruckner Building Trigger Period or event of default under the Bruckner Building Mortgage Loan is continuing, all funds in the lockbox account are required to be swept into the cash management account.

During the continuance of a Bruckner Building Trigger Period (except to the extent caused solely by a Critical Tenant Trigger Event) or an event of default under the Bruckner Building Mortgage Loan, all amounts on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the Bruckner Building Mortgage Loan.

A “Bruckner Building Trigger Period” means each period (a) (i) commencing when the debt yield (as calculated under the Bruckner Building Mortgage Loan documents), determined as of the first day of any fiscal quarter, is less than 6.50% (a “Debt Yield Trigger Event”) and the borrowers have not timely made the cash or letter of credit deposit into the excess cash flow reserve account following the lender’s notification of such Debt Yield Trigger Event as set forth in the Bruckner Building Mortgage Loan documents, and (ii) ending when the debt yield (as calculated under the Bruckner Building Mortgage Loan documents), determined as of any fiscal quarter thereafter is equal to or greater than 6.50%, (b) (i) commencing if the financial reports required under the Bruckner Building Mortgage Loan documents are not delivered to the lender as and when required (subject to any applicable notice and cure periods) and such failure occurs more than once in any twelve month period and (ii) ending when such reports are delivered and they indicate, in fact, that no Bruckner Building Trigger Period is ongoing, and (c) (i) commencing upon the occurrence of a Critical Tenant Trigger Event and (ii) ending upon the satisfaction of the applicable Critical Tenant Trigger Event disbursement conditions or, solely in the case of a Critical Tenant Vacating Trigger Event for any portion of the improvements at the Bruckner Building Property other than the 1st or 2nd floors, when the balance of funds in the Critical Tenant Reserve which have been deposited therein as a result of the related Critical Tenant Vacating Trigger Event is equal to one year’s worth of rent and reimbursements payable by the applicable Critical Tenant at the time of the related Critical Tenant Vacating Trigger Event (whichever is to occur first).

A “Critical Tenant Trigger Event” means each period: (i) (a) commencing on the date of a bankruptcy filing by or against any Critical Tenant (as defined below) or the guarantor under its Critical Tenant lease, and (b) ending when either (1) such case is dismissed and the Critical Tenant is paying normal monthly rent (or reduced rent otherwise acceptable to the lender), is occupying its space and is otherwise in compliance with the material terms of its lease, and has provided an updated estoppel certificate reasonably acceptable to the lender, (2) such Critical Tenant assumes its lease during the bankruptcy proceeding, is paying normal monthly rent (or reduced rent otherwise acceptable to the lender), is occupying its space and is otherwise in compliance with the material terms of its lease and has provided an updated estoppel certificate reasonably acceptable to the lender or (3) the applicable lease is terminated and the entirety of the applicable space is leased to one or more approved substitute leases; (ii) (a) commencing when any Critical Tenant has not given notice to renew its lease as of the earlier of (1) the date required under its lease and (2) 12 months prior to the expiration of its lease, and (b) ending when either (1) such Critical Tenant enters a renewal or extension of its lease pursuant to the existing terms and is in occupancy of all or substantially all of its applicable space and is paying full monthly rent and has provided an updated estoppel certificate reasonably satisfactory to the lender or (2) the entirety of the applicable space is leased to one or more approved substitute leases; (iii) (a) commencing on the date that any Critical Tenant either (1) gives written notice of an intent to terminate its lease or vacate an entire floor of space at the Bruckner Building Property which is a portion of its space or (2) vacates or discontinues its operations or business in an entire floor of space at the Bruckner Building Property which is a portion of its space excluding any temporary discontinuance of its business (a “Critical Tenant Vacating Trigger Event”), and (b) ending when either (1) such Critical Tenant has recommenced its occupancy in all or substantially all of its applicable space, is paying full monthly rent and has provided an updated estoppel or (2) the entirety of the applicable space is subject to one or more approved substitute leases; or (iv) (a) commencing on the date of the occurrence of an event of default by the borrowers, as landlord, or a Critical Tenant under any Critical Tenant lease beyond any applicable cure or grace period, which event of default would allow the borrowers to terminate the Critical Tenant lease and (b) ending when either (1) such event of default has been cured or waived, as determined in the reasonable discretion of the lender and the applicable Critical Tenant is occupying all or substantially all of its space, is paying full monthly rent and has provided an updated estoppel

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loan #4: BRUCKNER BUILDING

certificate reasonably satisfactory to the lender or (2) the applicable Critical Tenant lease has been terminated and the entirety of the related space is subject to one or more approved substitute leases.

A “Critical Tenant” means (i) Great Performances, and (ii) any successor tenant which takes occupancy of and is under any future lease for an entire floor of space at the Bruckner Building Property.

■	Property Management. The Bruckner Building Property is currently managed by Real Asset Advisors, LLC, an affiliate of the borrowers.
■	Current Mezzanine or Subordinate Indebtedness. None.
■	Permitted Future Mezzanine or Subordinate Indebtedness. Upon a transfer of the Bruckner Building Property and an assumption of the Bruckner Building Mortgage Loan, the Bruckner Building Mortgage Loan documents permit the then-sole member of any successor borrower to obtain mezzanine financing from a third-party lender secured by a pledge of the sole member’s equity ownership interest in the successor borrower provided that, among other conditions, (i) the combined maximum loan-to-value ratio may not exceed the lesser of (x) 69.6% and (y) the loan-to-value ratio immediately prior to such assumption, (ii) the combined minimum debt service coverage ratio may not be less than the greater of (x) 1.51x and (y) the debt service coverage ratio immediately prior to such assumption, (iii) the combined minimum debt yield may not be less than the greater of (x) 7.12% and (y) the debt yield immediately prior to such assumption, (iv) the lender receives a rating agency confirmation from each applicable rating agency and (v) the proposed mezzanine lender executes an intercreditor agreement in form and substance acceptable to the lender.
■	Release of Collateral. Not Permitted.
■	Terrorism Insurance. The borrowers are required to maintain terrorism insurance in an amount equal to the full replacement cost of the Bruckner Building Property, as well as 18 months of rental loss and/or business interruption coverage, together with a six-month extended period of indemnity following restoration. If TRIPRA or a subsequent statute is no longer in effect, then the borrowers’ requirement will be capped at insurance premiums in an amount equal to two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under the related loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.
B-43

loan #5: SHEARER’S INDUSTRIAL PORTFOLIO

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loan #5: SHEARER’S INDUSTRIAL PORTFOLIO

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loan #5: SHEARE’S INDUSTRIAL PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	9	Loan Seller		GSMC
Location (City / State)	Various / Various	Cut-off Date Balance(4)		$66,318,600
Property Type	Industrial	Cut-off Date Balance per SF(4)		$62.35
Size (SF)(1)	2,206,965	Percentage of Initial Pool Balance		5.9%
Total Occupancy as of 4/1/2022	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 4/1/2022	100.0%	Type of Security		Fee
Year Built / Latest Renovation	Various / Various	Mortgage Rate		3.90000%
Appraised Value(2)(3)	$219,100,000	Original Term to Maturity (Months)		120
Appraisal Date(2)(3)	Various	Original Amortization Term (Months)		NAP
Borrower Sponsor	USRA Institutional Net Lease Fund IV, LLC	Original Interest Only Period (Months)		120
Property Management	Self-Managed	First Payment Date		4/6/2022
		Maturity Date		3/6/2032

Underwritten Revenues	$14,232,335
Underwritten Expenses	$2,846,467	Escrows(5)
Underwritten Net Operating Income (NOI)	$11,385,868		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$10,595,698	Taxes	$0	Springing
Cut-off Date LTV Ratio(2)(3)(4)	62.8%	Insurance	$0	Springing
Maturity Date LTV Ratio(2)(3)(4)	62.8%	Replacement Reserve	$0	Springing
DSCR Based on Underwritten NOI / NCF(4)	2.09x / 1.95x	TI / LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF(4)	8.3% / 7.7%	Other(6)	$12,243,079	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$137,598,000	62.4%	Purchase Price	$199,447,281	90.5%
Borrower Sponsor Equity	78,997,416	35.8	Reserves	12,243,079	5.6
Seller Credit	3,898,500	1.8	Closing Costs	8,803,556	4.0
Total Sources	$220,493,916	100.0%	Total Uses	$220,493,916	100.0%

(1)	Total SF includes the fully expanded 821 Route 97 property, which is currently expected to undergo an expansion increasing the SF of the related improvements from 145,485 SF to 221,876 SF. The construction of the expansion is Shearer’s (as defined below) responsibility and the expansion is expected to be completed by August 2022. At origination, the borrower funded a Shearer’s expansion allowance reserve in an amount equal to $12,243,079 in connection with the anticipated expansion. We cannot assure you that the expansion at the 821 Route 97 property will be completed as expected or at all.
(2)	The aggregate appraised value of $219,100,000 includes a hypothetical market value “as if complete” for the 821 Route 97 property, which is currently expected to undergo an expansion increasing the square footage of the 821 Route 97 property from 145,485 SF to 221,876 SF. The expansion is expected to be completed by August 2022. The hypothetical market value “as if complete” for the 821 Route 97 property assumes the expansion is completed as planned.
(3)	According to the appraisals, the Shearer’s Industrial Portfolio Properties (as defined below) had an aggregate “as-is” appraised value of $206,300,000 as of various dates between January 6, 2022 and January 26, 2022. The Cut-off Date LTV Ratio and the Maturity Date LTV ratio based on the “as-is” value is 66.7% The appraiser also concluded an aggregate “go dark” value of $157,300,000 as of various dates between January 6, 2022 and January 26, 2022. The Cut-off Date LTV Ratio and the Maturity Date LTV Ratio based on the “go dark” value is 87.5%.
(4)	Calculated based on the aggregate Shearer’s Industrial Portfolio Loan Combination (as defined below). See “—The Mortgage Loan” below. The loan is evidenced by four pari passu notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $137,598,000. The Shearer’s Industrial Portfolio Loan Combination was co-originated by Goldman Sachs Bank USA and Wells Fargo Bank, National Association.
(5)	See “—Escrows” below.
(6)	Other upfront reserve is composed of a Shearer Expansion Allowance Reserve of $12,243,079.
■	The Mortgage Loan. The Shearer’s Industrial Portfolio mortgage loan (the “Shearer’s Industrial Portfolio Mortgage Loan”) is part of a loan combination (the “Shearer’s Industrial Portfolio Loan Combination”) consisting of four pari passu promissory notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $137,598,000 and is secured by first deeds of trust and mortgages encumbering the borrower’s fee interest in a portfolio of nine single-tenant industrial properties located across Arizona, Arkansas, Iowa, Minnesota, Ohio, Pennsylvania, Texas, and Virginia (the “Shearer Industrial Portfolio Properties” or “Portfolio”). The Shearer’s Industrial Portfolio Mortgage Loan is evidenced by the controlling note A-1-1 and the non-controlling note A-1-3 with an aggregate original and outstanding principal balance as of the Cut-off Date of $66,318,600 and represents approximately 5.9% of the Initial Pool Balance.

The Shearer’s Industrial Portfolio Loan Combination was co-originated by Goldman Sachs Bank USA and Wells Fargo Bank, National Association on February 16, 2022. The Shearer’s Industrial Portfolio Loan Combination has an interest rate of 3.90000% per annum. The Shearer’s Industrial Portfolio Loan Combination had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Shearer’s Industrial Portfolio Loan Combination requires interest-only payments during the full term. The scheduled maturity date of the Shearer’s Industrial Portfolio Loan Combination is the due date in March 2032. Voluntary prepayment of the Shearer's Industrial Portfolio Loan Combination in whole (but not in part) is permitted on or after the due date occurring in December 2031 without the payment of any prepayment premium. In addition, the Shearer’s Industrial Portfolio Loan Combination may be voluntary prepaid in whole (but not in part) at any time beginning on the due date in March 2023 with the payment of a yield maintenance premium. The table below summarizes the promissory notes that comprise the Shearer's Industrial Portfolio Loan Combination.

The relationship between the holders of the Shearer's Industrial Portfolio Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations —The Serviced Pari Passu Loan Combinations” in the Prospectus.

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loan #5: SHEARER’S INDUSTRIAL PORTFOLIO

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$36,318,600	$36,318,600	Benchmark 2022-B35	Yes
A-1-2	30,000,000	30,000,000	Benchmark 2022-B34	No
A-1-3	30,000,000	30,000,000	Benchmark 2022-B35	No
A-2	41,279,400	41,279,400	BANK 2022-BNK41(1)	No
Total	$137,598,000	$137,598,000

(1)	The BANK 2022-BNK41 securitization transaction is expected to close on May 5, 2022.
■	The Mortgaged Properties. The Portfolio is comprised of nine manufacturing and/or warehouse/distribution facilities encompassing 2,206,965 SF and is located across eight states including Arizona, Arkansas, Iowa, Minnesota, Ohio, Pennsylvania, Texas, and Virginia. The Portfolio is occupied by a single tenant, Shearer’s Foods LLC (“Shearer’s”), which is a subsidiary of Chip Holdings, LLC (“Chip”) and a contract manufacturer and private label supplier of snack products including salty snacks, cookies, and crackers, headquartered in Massillon, Ohio at 100 Lincoln Way East. The Portfolio was constructed between 1946 and 2022, has average clear heights of approximately 25 feet, and has benefitted from $469 million of total capital expenditures and equipment investment by Shearer’s over time. The Portfolio generated nearly $1.05 billion in net sales in the 2021 fiscal year and constitutes nearly 86% of Chip’s total production footprint of 12 facilities (11 in the United States, 1 in Canada). Two United States facilities were excluded from the transaction as Shearer’s is exploring strategic options as they seek to build up their West Coast presence, and the Canada asset is excluded from the Portfolio to maintain a fully United States / US Dollar portfolio.

At loan origination, all nine facilities comprising the Portfolio commenced an absolute NNN unitary master lease with Shearer’s (the “Shearer’s Lease”), under which Shearer’s obligations are guaranteed by Chip. The lease has an initial term of 20 years and five, five-year renewal options, for a fully extended term of 45 years, and contains no termination options (outside of casualty and condemnation). For the first 10 years of the lease term the rent will escalate by 2.0% annually, followed by 1.5% annual escalations for the next 10 years of the lease term.

Officially founded in 1974, Shearer’s traces its roots back to the early 1900’s when William Shearer opened a family grocery store in Canton, Ohio called Shearer’s Market. Since its inception, Shearer’s has expanded through a series of acquisitions and expansions. Shearer’s is headquartered in Massillon, Ohio and is a contract manufacturer and private label supplier to the snack industry in North America. Shearer’s is known for producing salty snacks, cookies, and crackers and has expanded in recent years with revenues of $1.2 billion and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) of $202 million in 2021.

Portfolio Summary
Property Name	City	State	Property Type	Property Sub-Type	Year Built	Year Reno-vated	SF(1)	Clear Height	Appraised Value		Occupancy(1)	% of Allocated Loan Amount	% of UW NOI(1)
800 Northwest 4th Street	Perham	MN	Industrial	Manufacturing/Warehouse	1970	1974-2016	515,972	20’	$37,500,000		100.0%	17.1%	17.3%
4100 Millennium Boulevard Southeast	Massillon	OH	Industrial	Manufacturing	2009	2020	171,390	10’-25’	35,800,000		100.0%	16.3	16.6
3000 East Mount Pleasant Street	Burlington	IA	Industrial	Manufacturing/Warehouse	1946, 1978	1974-2017	444,618	12’-16’	32,300,000		100.0%	14.7	14.9
7330 West Sherman Street	Phoenix	AZ	Industrial	Warehouse/Distribution	2009	NAP	207,222	35’	28,400,000		100.0%	13.0	11.3
821 Route 97(2)	Waterford	PA	Industrial	Manufacturing	1965-1990, 2022	2018	221,876	26’-34’	24,200,000		100.0%	11.0	11.2
3200 Northern Cross Boulevard	Fort Worth	TX	Industrial	Warehouse/Distribution	1993	2020	121,253	17’	22,000,000		100.0%	10.0	10.2
3636 Medallion Avenue	Newport	AR	Industrial	Manufacturing	1968	2004	278,553	24’-28’	21,800,000		100.0%	9.9	10.5
692 Wabash Avenue North	Brewster	OH	Industrial	Manufacturing	1969, 1982, 1986, 1998	2017	141,878	10’-20’	9,000,000		100.0%	4.1	4.2
225 Commonwealth Avenue Extension	Bristol	VA	Industrial	Warehouse/Distribution	1965	NAP	104,203	26’	8,100,000		100.0%	3.7	3.7
Total							2,206,965		$219,100,000	(3)	100.0%	100.0%	100.0%

(1)	Based on the underwritten rent roll dated April 1, 2022.
(2)	The 821 Route 97 property is currently expected to undergo an expansion increasing the SF of the related improvements from 145,485 SF to 221,876 SF. The expansion is expected to be completed by August 2022. At origination, the borrower funded a Shearer’s expansion allowance reserve in an amount equal to $12,243,079 in connection with the anticipated expansion. We cannot assure you that the expansion at the 821 Route 97 property will be completed as expected or at all.
(3)	The aggregate appraised value of $219,100,000 includes a hypothetical market value “as if complete” for the 821 Route 97 property, which is currently expected to undergo an expansion increasing the SF of the 821 Route 97 property from 145,485 SF to 221,876 SF. The expansion is expected to be completed by August 2022.

■	COVID-19 Update. As of March 10, 2022, the Shearer’s Industrial Portfolio Properties are open and operating. As of March 10, 2022, no loan modification or forbearance requests have been made on the Shearer’s Industrial Portfolio Loan Combination. The sole tenant has not received any rent deferrals or lease modifications. The first payment date of the Shearer Industrial Portfolio Loan Combination was April 6, 2022. See “Risk Factors—Special Risks—The
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loan #5: SHEARE’S INDUSTRIAL PORTFOLIO

Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The following table presents certain information relating to the lease rollover schedule at the Shearer Industrial Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA(2)	% of Owned GLA(2)	Cumulative % of Owned GLA(2)	UW Total Rent	% of Total UW Total Rent		UW Total Rent $ per SF	# of Expiring Leases
MTM / 2022	0	0.0%	0.0%	$0	0.0%		$0.00	0
2023	0	0.0	0.0%	0	0.0		$0.00	0
2024	0	0.0	0.0%	0	0.0		$0.00	0
2025	0	0.0	0.0%	0	0.0		$0.00	0
2026	0	0.0	0.0%	0	0.0		$0.00	0
2027	0	0.0	0.0%	0	0.0		$0.00	0
2028	0	0.0	0.0%	0	0.0		$0.00	0
2029	0	0.0	0.0%	0	0.0		$0.00	0
2030	0	0.0	0.0%	0	0.0		$0.00	0
2031	0	0.0	0.0%	0	0.0		$0.00	0
2032	0	0.0	0.0%	0	0.0		$0.00	0
2033 & Thereafter	2,206,965	100.0	100.0%	14,981,405	100.0		$6.79	1
Vacant	0	0.0	100.0%	NAP	N	AP	NAP	NAP
Total / Wtd. Avg.	2,206,965	100.0%		$14,981,405	100.0%		$6.79	1

(1)	Based on the underwritten rent roll dated April 1, 2022, with rent steps of $237,940 through March 1, 2023.
(2)	Expiring Owned GLA, % of Owned GLA and Cumulative % of Owned GLA include the fully expanded 821 Route 97 property, which is currently expected to undergo an expansion increasing the square footage of the related improvements from 145,485 SF to 221,876 SF. The expansion is expected to be completed by August 2022. At origination, the borrower funded a Shearer’s expansion allowance reserve in an amount equal to $12,243,079 in connection with the anticipated expansion. We cannot assure you that the expansion at the 821 Route 97 property will be completed as expected or at all.

The following table presents certain information relating to historical occupancy for the Shearer Industrial Portfolio Properties:

Historical Leased %(1)

As of 4/1/2022
100.0%

(1)	Historical financial information and occupancy is not available due to the nature of the sale-leaseback transaction and at loan origination a unitary master lease over the Portfolio (as defined above) was executed with a 20-year initial term and an absolute triple-net (“NNN”) structure.
■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Shearer’s Industrial Portfolio Properties:

Cash Flow Analysis(1)(2)

	Underwritten	Underwritten PSF
Base Rent	$11,896,998	$5.39
Total Reimbursement Revenue	2,846,467	$1.29
Contractual Rent Steps	237,940	$0.11
Vacancy & Credit Loss	(749,070)	($0.34)
Effective Gross Income	$14,232,335	$6.45
Total Operating Expenses	$2,846,467	$1.29
Net Operating Income	$11,385,868	$5.16
TI / LC	441,202	$0.20
Capital Expenditures	348,967	$0.16
Net Cash Flow	$10,595,698	$4.80

(1)	Based on the underwritten rent roll dated April 1, 2022, with rent steps of $237,940 through March 1, 2023.
(2)	Historical financial information and occupancy is not available due to the nature of the sale-leaseback transaction and at loan origination a unitary master lease over the Portfolio was executed with a 20-year initial term and an absolute NNN structure.

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loan #5: SHEARE’S INDUSTRIAL PORTFOLIO

■	Appraisal. According to the appraisals, the Shearer’s Industrial Portfolio Properties had an aggregate “as-is” appraised value of $206,300,000 as of various dates between January 6, 2022 and January 26, 2022. The “as if complete” hypothetical market value aggregates to $219,100,000, which assumes expansion for the 821 Route 97 property is completed as planned, with an expected completion in August 2022. The appraiser also concluded an aggregate “go dark” value of $157,300,000 as of various dates between January 6, 2022 and January 26, 2022.
■	Environmental Matters. According to Phase I environmental reports, dated between October 21, 2021 and November 11, 2021, there are certain recognized environmental conditions (“RECs”) at the Shearer’s Industrial Portfolio Properties including (i) a REC at the 3636 Medallion Avenue property in connection with soil and groundwater impacts including, among other things, polynuclear aromatic hydrocarbons (“PAHs”) and metals, from prior manufacturing operations at such property, (ii) four RECs at the 3000 East Mount Pleasant Street property in connection with (a) potential releases from a former bulk oil underground storage tank associated with a gas station previously located at such property, (b) soil and groundwater impacts including, among other things, arsenic, from a septic system associated with a radiator repair shop previously located at such property, (c) potential soil and ground water impacts from certain former underground storage tanks associated with prior manufacturing operations at such property, and (d) potential soil and groundwater impacts from prior operations at adjacent properties including, among other things, a foundry and an auto repair shop and gas station, and (iii) a REC at the 3200 Northern Cross Boulevard property in connection with potential soil and groundwater impacts from potential oil releases in the vicinity of transformers located at such property. In addition, the related Phase I ESAs identified certain controlled recognized environmental conditions at certain of the Shearer’s Industrial Portfolio Properties for which regulatory closure has been granted subject to compliance with certain use restrictions or engineering controls. At origination, the borrower obtained an environmental insurance policy issued by the Great American E & S Insurance Company that names the lender as an additional insured and has a policy limit of $5,000,000 per incident and $10,000,000 in the aggregate, a deductible of $100,000 and a term expiring on February 16, 2032 with respect to the borrower and February 16, 2035 with respect to the lender. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus.
■	Market Overview and Competition. The Shearer's Industrial Portfolio consists of nine properties in eight states. The following highlights the five largest markets by allocated loan amount:

Cleveland, OH (20.4% of Cut-off Date Allocated Loan Amount): The Cleveland industrial market has approximately 541.4 million SF of industrial space and an average rent of $4.33 per SF/year with vacancy of 4.4%, as of fourth quarter of 2021.

Fargo-Valley City, ND-MN (17.1% of Cut-off Date Allocated Loan Amount): The Fargo industrial market has approximately 13.6 million SF of industrial space and an average rent of $7.47 per SF/year with vacancy of 3.9%, as of fourth quarter of 2021.

Davenport, IA (14.7% of Cut-off Date Allocated Loan Amount): The Davenport industrial market has approximately 43.5 million SF of industrial space and an average rent of $4.04 per SF/year with vacancy of 2.2%, as of fourth quarter of 2021.

Phoenix, AZ (13.0% of Cut-off Date Allocated Loan Amount): The Phoenix industrial market has approximately 354.1 million SF of industrial space and an average rent of $7.69 per SF/year with vacancy of 4.6% as of fourth quarter of 2021.

Erie, PA (11.0% of Cut-off Date Allocated Loan Amount): The Erie industrial market currently has approximately 26.2 million SF of industrial space and an average rent of $4.00 per SF/year with vacancy of 2.4% as of fourth quarter of 2021.

■	The Borrower. The borrower is Snackhouse Portfolio Property LLC, a Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Shearer’s Industrial Portfolio Loan Combination. The non-recourse carveout guarantor of the Shearer’s Industrial Portfolio Loan Combination is USRA Net Lease IV Capital Corp., which is a subsidiary of USRA Institutional Net Lease Fund IV Capital Corp. The borrower sponsor is USRA Institutional Net Lease Fund IV, LLC, a real estate investment fund sponsored by U.S. Realty Advisors (“USRA”). USRA was founded in 1989 as a single-tenant real estate investment and asset management firm. The borrower sponsor completed over $5 billion in transactions over the past 30 years with a focus on acquisition and ownership of single-tenant, net leased properties above $10 million nationwide. Currently, USRA has over $2.7 billion of assets under management.
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loan #5: SHEARER’S INDUSTRIAL PORTFOLIO

■	Escrows. At origination, the borrower funded a Shearer’s Expansion Allowance Reserve in an amount equal to $12,243,079 in connection with an anticipated expansion of the improvements at the 821 Route 97 property.

Tax Reserve – On each due date, the borrower is required to fund a tax reserve in an amount equal to 1/12 of the real property taxes that the lender reasonably estimates will be payable during the next ensuing 12 months, unless Shearer’s is paying or contesting the taxes.

Insurance Reserve – On each due date, the borrower is required to fund an insurance reserve in an amount equal to 1/12 of the insurance premiums that the lender reasonably estimates will be payable during the next ensuing 12 months, unless Shearer’s, the borrower or the guarantor is paying the insurance premiums.

TI / LC Reserve – On each due date during a Shearer’s Industrial Portfolio Trigger Period (as defined below) that is not caused solely as a result of a Shearer’s Industrial Portfolio Tenant Semi-Vacancy Period (as defined below), the borrower is required to fund a tenant improvement and leasing commission reserve in an amount equal to $183,913.75.

Capital Expenditure Reserve – On each due date during a Shearer’s Industrial Portfolio Trigger Period that is not caused solely as a result of a Shearer’s Industrial Portfolio Tenant Semi-Vacancy Period, the borrower is required to fund a capital expenditure reserve in an amount equal to $27,587.06.

Excess Cash Flow Reserve – On each due date during a Shearer’s Industrial Portfolio Trigger Period that is continuing solely as a result of a Shearer’s Industrial Portfolio Tenant Semi-Vacancy Period, the borrower is required to fund an excess cash flow reserve, as additional collateral for the Shearer’s Industrial Portfolio Loan Combination, monthly in an amount equal to 1/12 of the product of (x) $0.50 multiplied by (y) the number of leasable SF of the improvements demised under the Shearer’s Lease that is no longer in regular use, has been vacated or for which Shearer’s ceases to occupy. In addition, on each due date during a Shearer’s Industrial Portfolio Trigger Period (other than a Shearer’s Industrial Portfolio Trigger Period that is continuing solely as a result of a Shearer’s Industrial Portfolio Tenant Semi-Vacancy Period), the borrower is required to fund an excess cash flow reserve, as additional collateral for the Shearer’s Industrial Portfolio Loan Combination, monthly, with all excess cash flow (after payment of debt service, other required reserves and budgeted operating expenses).

■	Lockbox and Cash Management. The Shearer’s Industrial Portfolio Loan Combination is structured with a hard lockbox and in-place cash management. The borrower was required to deliver a tenant direction letter instructing Shearer’s to deposit rents into a lender-controlled lockbox account. In addition, the borrower is required to cause all cash revenues relating to the Shearer’s Industrial Portfolio Properties and all other money received by the borrower or borrower’s property manager (if any) with respect to the Shearer’s Industrial Portfolio Properties (other than tenant security deposits) to be deposited into such lockbox account or a lender-controlled cash management account within one business day following receipt. On each business day, all funds in the lockbox account (other than a minimum required balance of $5,000) are required to be swept into the cash management account.

For so long as no Shearer’s Industrial Portfolio Trigger Period or event of default under the Shearer’s Industrial Portfolio Loan Combination documents is continuing, all amounts in the cash management account in excess of the aggregate amount required to be paid to or reserved with the lender on the next monthly due date are required to be swept into a borrower-controlled operating account on each business day. During the continuance of a Shearer’s Industrial Portfolio Trigger Period or, at the lender’s discretion, during an event of default under the Shearer’s Industrial Portfolio Loan Combination documents, all amounts on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to (i) be remitted into the borrower-controlled operating account (and the borrower will be entitled to distribute the same to its equityholders) if (a) no event of default under the Shearer’s Industrial Portfolio Loan Combination documents is continuing and (b) the Shearer’s Industrial Portfolio Trigger Period is continuing solely as a result of a Shearer’s Industrial Portfolio Tenant Semi-Vacancy Period, or (ii) otherwise, be deposited in the excess cash flow reserve as additional collateral for the Shearer’s Industrial Portfolio Loan Combination. Additionally, during the continuance of an event of default under the Shearer’s Industrial Portfolio Loan Combination documents, the lender may apply funds on deposit in the cash management account in such order of priority as it may determine.

A “Shearer’s Industrial Portfolio Trigger Period” means (a) any period during the continuance of (i) an event of default by the borrower under the Shearer's Lease beyond any applicable grace or cure period, which (in the lender’s reasonable opinion) is reasonably expected to lead to the termination of the Shearer's Lease in its entirety, (ii) a bankruptcy or similar insolvency proceeding of Shearer's, unless the Shearer's Lease has been affirmed in such proceeding, (iii) termination, cancellation or surrender of the Shearer’s Lease prior to its scheduled expiration date (other than on account of condemnation), (iv) a Shearer’s Industrial Portfolio Tenant Semi-Vacancy Period, (v) a Shearer’s Industrial Portfolio Full-Vacancy Period (as defined below) or (b) each period commencing when the debt yield (as calculated under the

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loan #5: SHEARER’S INDUSTRIAL PORTFOLIO

Shearer’s Industrial Portfolio Loan Combination documents), determined as of the first day of any fiscal quarter, is less than 7.3%, and ending when the debt yield (as calculated under the loan documents), determined as of the first day of each of two consecutive fiscal quarters, is at least 7.3%, or (c) each period commencing upon the borrower’s failure to deliver required annual, quarterly or monthly financial reports and ending when such reports are delivered and indicate that no other Shearer’s Industrial Portfolio Trigger Period is ongoing.

A “Shearer’s Industrial Portfolio Tenant Full-Vacancy Period” means any period during the continuance of which more than 50% of the gross leasable square footage of the improvements at all of the Shearer’s Industrial Portfolio Properties, collectively, are not occupied by Shearer's or a subtenant for the ordinary conduct of business for longer than (x) 90 consecutive days or (y) 150 days in any 12-month period (other than any portion of any improvements while such portion is un-tenantable because of the performance of any alterations or equipment installment or accession or retooling or restoration permitted under the Shearer’s Industrial Portfolio Loan Combination documents (including the anticipated expansion of the improvements of the 821 Route 97 property), fire or other casualty or occupancy is prohibited by legal requirements or not possible due to force majeure).

A “Shearer’s Industrial Portfolio Tenant Semi-Vacancy Period” means any period during the continuance of which at least 35%, but not more than 50%, of the gross leasable square footage of the improvements at all of the Shearer’s Industrial Portfolio Properties, collectively, are not occupied by Shearer’s or a subtenant for the ordinary conduct of business for more than (x) 90 consecutive days or (y) 150 days in any 12-month period (other than any portion of any improvements while such portion is un-tenantable because of the performance of any alterations or equipment installation or accession or retooling or restoration permitted under the Shearer’s Industrial Portfolio Loan Combination documents (including the anticipated expansion of the improvements of the 821 Route 97 property), fire or other casualty or occupancy is prohibited by legal requirements or not possible due to force majeure).

■	Property Management. The Shearer’s Industrial Portfolio Properties are self-managed by the sole tenant.
■	Current Mezzanine or Subordinate Indebtedness. None.
■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.
■	Release of Collateral. Not permitted.
■	Terrorism Insurance. The borrower is required to maintain or cause to be maintained an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Shearer’s Industrial Portfolio Properties, plus business interruption coverage in an amount equal to 100% of the projected gross income for the applicable Shearer’s Industrial Portfolio property for 18 months with a 12-month period of extended indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible no greater than $125,000. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #6: 115 Tabor Road

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LOAN #6: 115 Tabor Road

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LOAN #6: 115 Tabor Road

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City / State)	Morris Plains, New Jersey	Cut-off Date Balance		$65,000,000
Property Type	Office	Cut-off Date Balance per SF		$145.39
Size (SF)	447,066	Percentage of Initial Pool Balance		5.8%
Total Occupancy as of 1/1/2022	80.4%	Number of Related Mortgage Loans		None
Owned Occupancy as of 1/1/2022	80.4%	Type of Security		Fee
Year Built / Latest Renovation	2007 / 2016	Mortgage Rate		5.24000%
Appraised Value(1)	$103,100,000	Original Term to Maturity (Months)		120
Appraisal Date(1)	3/1/2023	Original Amortization Term (Months)		NAP
Borrower Sponsor	Andrew Penson	Original Interest Only Period (Months)		120
Property Management	Cushman & Wakefield US, Inc.	First Payment Date		6/6/2022
		Maturity Date		5/6/2032
Underwritten Revenues	$11,713,898
Underwritten Expenses	$5,644,110	Escrows(2)
Underwritten Net Operating Income (NOI)	$6,069,788		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$5,419,172	Taxes	$247,806	$123,903
Cut-off Date LTV Ratio(1)	63.0%	Insurance	$94,861	$15,810
Maturity Date LTV Ratio(1)	63.0%	Replacement Reserve	$0	$8,858
DSCR Based on Underwritten NOI / NCF	1.76x / 1.57x	TI / LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF	9.3% / 8.3%	Other Reserve(3)	$19,461,345	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$65,000,000	100.0%	Loan Payoff	$32,492,780	50.0%
			Upfront Reserves	19,804,012	30.5
			Borrower Sponsor Equity	10,985,029	16.9
			Closing Costs	1,718,179	2.6
Total Sources	$65,000,000	100.0%	Total Uses	$65,000,000	100.0%

(1)	The appraised value reflects the "Prospective Market Value Upon Completion of Free Rent Period to CIGNA", which appraised value assumes stabilization of the 115 Tabor Road Property (as defined below) including the conclusion of the CIGNA free rent period by March 1, 2023. CIGNA’s lease is anticipated to commence in June 2022 and provides for nine months of free rent with approximately $4,081,560 of contractual rent abatement and $153,000 of gap reserve funded at origination. There can be no assurance that such lease will commence, or that such tenant will commence paying rent thereunder, as anticipated or at all.
(2)	See “—Escrows” below.
(3)	Other Upfront reserves consist of (1) approximately $16,308,345 of outstanding tenant obligations consisting of (i) $10,219,552 for CIGNA TI / LC and $4,081,560 for CIGNA contractual rent abatement, (ii) $1,619,280 for Global Aerospace TI / LC and approximately $387,926 for Global Aerospace contractual rent abatement for outstanding obligations, (2) $3,000,000 for a parking reserve funded at origination to increase surface spaces by approximately 461 parking spaces, and (3) $153,000 for a gap rent reserve for CIGNA.
■	The Mortgage Loan. The 115 Tabor Road mortgage loan (the “115 Tabor Road Mortgage Loan”) is secured by a first mortgage encumbering the borrower’s fee interest in a 447,066 SF office property located in Morris Plains, New Jersey (the “115 Tabor Road Property”). The 115 Tabor Road Mortgage Loan has an original principal balance and an outstanding principal balance as of the Cut-off Date of $65,000,000 and represents approximately 5.8% of the Initial Pool Balance. The 115 Tabor Road Mortgage Loan was originated by Citi Real Estate Funding Inc. on April 7, 2022. The proceeds of the 115 Tabor Road Mortgage Loan were used to refinance the 115 Tabor Road Property, pay origination costs and fund upfront reserves. The 115 Tabor Road Mortgage Loan accrues interest at a fixed rate of 5.24000% per annum.

The 115 Tabor Road Mortgage Loan has an initial and remaining term of 120 months as of the Cut-off Date. The 115 Tabor Road Mortgage Loan requires interest only payments for the entirety of the loan term. The scheduled maturity date of the 115 Tabor Road Mortgage Loan is the due date in May 2032. Voluntary prepayment of the 115 Tabor Road Mortgage Loan is permitted on and after the monthly due date in January 2032. Provided that no event of default under the 115 Tabor Road Mortgage Loan is continuing, the borrower has the option to defease the entire 115 Tabor Road Mortgage Loan in whole (but not in part) at any time after the second anniversary of the Closing Date.

■	The Mortgaged Property. The 115 Tabor Road Property is a 447,066 SF four story Class A office building situated on a 38.86-acre site that was built in 2007 and renovated in 2016. The 115 Tabor Road Property includes 1,335 parking spaces, with a parking ratio of 2.99 spaces per 1,000 SF. In addition ownership has received approvals to increase the number of parking spaces by approximately 461 spaces. The 115 Tabor Road Property was originally constructed by Pfizer in 2007 and subsequently sold to Honeywell. In 2018 Honeywell announced that it was relocating its headquarters to Charlotte, North Carolina and sold the 115 Tabor Road Property to Argent Ventures in December 2020 when the 115 Tabor Road Property was 31.0% occupied. As part of this sale, Honeywell agreed to leaseback a portion of the 115 Tabor Road Property through June 30, 2031. Argent Ventures has since executed two new leases bringing occupancy up to 80.4%. As of the January 1, 2022, the two tenants reflected on the rent roll are CIGNA (192,640 SF) with a lease expected to start on June 15, 2022, and Global Aerospace (26,988 SF) with a lease which commenced on August 1, 2021.
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LOAN #6: 115 Tabor Road

The largest tenant based on underwritten base rent, CIGNA leases 192,640 SF (43.1% of the NRA, 54.2% of the UW Base Rent) with a 10-year term, expected to commence on June 15, 2022 with a lease expiration date of March 14, 2033. The lease provides that the commencement date is the earlier to occur of: (x) June 15, 2022, and (y) the first business day following the date upon which the initial alterations in the premises are substantially completed. There can be no assurance that such commencement date will occur, or that CIGNA will commence paying rent under its lease, as anticipated or at all. CIGNA is a global health insurance company with 95 million customers around the world and more than 40,000 employees worldwide.

The second largest tenant based on underwriting base rent, Honeywell currently occupies 139,892 SF (31.3% of the NRA, 38.7% of the UW Base Rent) with a lease expiration of June 30, 2031. Honeywell is an American multinational conglomerate that operates within four main areas of business including aerospace, building technologies, performance materials and technologies. Honeywell uses the space to house its marketing, testing lab and homeland security business units.

The third largest tenant Global Aerospace occupies 26,988 SF (6.0% of the NRA, 7.1% of the UW Base Rent) with a lease expiration of July 31, 2033. Global Aerospace provides airline and aircraft insurance services to a portfolio of international clients.

■	COVID-19 Update. As of April 7, 2022, the 115 Tabor Road Property is open and operational. As of April 7, 2022, the 115 Tabor Road Mortgage Loan is not subject to any modifications or forbearance requests. The first payment date of the 115 Tabor Road Mortgage Loan is June 6, 2022. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The following table presents certain information relating to the tenants at the 115 Tabor Road Property:

Largest Tenants Based on Underwritten Based Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
CIGNA(4)	BBB/Baa1/A-	192,640	43.1%	$5,827,360	54.2%	$30.25	3/14/2033	2, 5-year options
Honeywell	A/A2/A	139,892	31.3	4,162,347	38.7	$29.75	6/30/2031	2, 5-year options
Global Aerospace	NR/NR/NR	26,988	6.0	769,158	7.1	$28.50	7/31/2033	2, 5-year options
Ten Largest Tenants		359,520	80.4%	$10,758,865	100.0%	$29.93
Remaining Tenants		0	0.0	0	0.0	0
Vacant Space		87,546	19.6	NAP	NAP	NAP
Total / Wtd. Avg. All Owned Tenants		447,066	100.0%	$10,758,865	100.0%	$29.93

(1)	Based on the underwritten rent roll dated as of January 1, 2022.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ per SF figures are inclusive of rent steps of $602,187 through August 1, 2022, for Global Aerospace as well as the average remaining steps for CIGNA and Honeywell.
(4)	CIGNA has an option to contract one of three suites within its leased premises 18-months after its rent commencement date and on each following 18-month anniversary. If CIGNA elects to exercise the option on one suite, it may not surrender a second suite until the 18-month anniversary occurring after the 4th lease year. CIGNA may not surrender more than two suites during the lease term. In the event CIGNA exercises its contraction option, it will be required to pay the full contraction fee as outlined in CIGNA’s lease, which then is required to be posted with the lender. The loan is structured such that if the contraction fee received per schedule is less than $75 per SF of contracted space, the borrower will be required to post the difference up to $75 per SF, otherwise a cash flow sweep will commence.
B-55

LOAN #6: 115 Tabor Road

 The following table presents certain information relating to the lease rollover schedule at the 115 Tabor Road Property, based on the initial lease expiration date:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029	0	0.0	0.0%	0	0.0	$0.00	0
2030	0	0.0	0.0%	0	0.0	$0.00	0
2031	139,892	31.3	31.3%	4,162,347	38.7	$29.75	1
2032	0	0.0	31.3%	0	0.0	$0.00	0
2033 & Thereafter	219,628	49.1	80.4%	6,596,518	61.3	$30.03	2
Vacant	87,546	19.6	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	447,066	100.0%		$10,758,865	100.0%	$29.93	3

(1)	Based on the underwritten rent roll dated as of January 1, 2022.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.
(3)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ per SF figures are inclusive of rent steps of $602,187 through August 1, 2022 for Global Aerospace as well as the average remaining steps for CIGNA and Honeywell.

The following table presents certain information relating to historical leasing at the 115 Tabor Road Property:

Historical Leased %(1)

As of 1/1/22(2)
80.4%

(1)	Historical occupancies are unavailable due to the acquisition of the 115 Tabor Road Property in December 2020.
(2)	Based on the underwritten rent roll dated January 1, 2022.

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LOAN #6: 115 Tabor Road

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 115 Tabor Road Property:

Cash Flow Analysis(1)

	2021	Underwritten(2)	Underwritten $ PSF
Base Rent	$7,379,356	$10,156,678	$22.72
Contractual Rent Steps(3)	0	602,187	$1.35
Potential income from vacant Space	0	2,473,168	$5.53
Total Reimbursement Revenue	0	223,952	$0.50
Other Income(4)	777,887	731,082	$1.64
Vacancy & Credit Loss	(314,860)	(2,473,168)	($5.53)
Effective Gross Income	$7,842,383	$11,713,898	$26.20

Real Estate Taxes	1,766,394	1,210,584	$2.71
Insurance	210,226	180,687	$0.40
Management Fee	156,000	351,417	$0.79
Other Operating Expenses(5)	2,680,501	3,901,422	$8.73
Total Operating Expenses	$4,813,121	$5,644,110	$12.62

Net Operating Income(6)	$3,029,262	$6,069,788	$13.58
TI / LC	0	544,321	$1.22
Capital Expenditures	0	106,295	$0.24
Net Cash Flow	$3,029,262	$5,419,172	$12.12

Occupancy	NAV	82.5%(7)
NOI Debt Yield	4.7%	9.3%
NCF DSCR	0.88x	1.57x

(1)	Historical financial information is unavailable due to the acquisition of the 115 Tabor Road Property in December 2020.
(2)	Based on the underwritten rent roll dated January 1, 2022.
(3)	Based on rent steps through August 1, 2022, for Global Aerospace as well as the average remaining steps for CIGNA and Honeywell.
(4)	Other Income includes reimbursement payments for electric, gas and water, parking income, fitness center and conference room sundry income
(5)	Other Operating Expenses consists of repairs and maintenance, cleaning, utilities, and general and administrative expenses.
(6)	Underwritten Net Operating income is above 2021 net operating income because the new leases signed for Global Aerospace and CIGNA were not included in the 2021 financial information.
(7)	Underwritten Occupancy is based on the economic occupancy.
■	Appraisal. According to the appraisal, the 115 Tabor Road Property has a "Prospective Market Value Upon Completion of Free Rent Period to CIGNA" of $103,100,000, which appraised value assumes completion by March 1, 2023 based on recent leasing activity and free rent to CIGNA. The 115 Tabor Road Property has an “as is” appraised value of $87,800,000 as of February 15, 2022. Based on the "as-is" appraised value of $87,800,000, the Cut-off Date LTV and Maturity Date LTV are 74.0%.
■	Environmental Matters. According to a Phase I environmental report, dated March 8, 2022, there are no recognized environmental conditions or recommendations for further action at the 115 Tabor Road Property.
■	Market Overview and Competition. The 115 Tabor Road Property is located in Morris Plains, Morris County, New Jersey within the Northern New Jersey metropolitan area. According to a third party market report, the 115 Tabor Road Property is part of the Parsippany submarket. The Parsippany office submarket contains 12,256,827 SF of office inventory and has a vacancy rate of 22.6% and an average rent of $29.19 PSF. The 115 Tabor Road Property was built in 2007 and renovated in 2016, and is one of the newer Class A multi tenanted buildings in the Parsipany submarket. As of 2021 Morris County population was 502,091 with a projected annual growth of 0.3%. The 2021 population and median household income within a one-, three- and five-mile radius of the 115 Tabor Road Property was 6,480, 66,597 and 143,367, and $185,382, $156,610 and $162,902, respectively.
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LOAN #6: 115 Tabor Road

The following table displays four comparable office properties for the 115 Tabor Road Property.

Summary of Comparable Leases(1)

Property Name	Tenant Name	City / State	Distance	Tenant Leased Space (SF)	Lease Sign Date	Lease Term (months)	Base Rent Per SF
115 Tabor Road	CIGNA	Morris Plains / NJ	NAP	192,640(2)	June 2022(2)	129(2)	$30.25(2)
Mount Kemble Corporate Center	WSP	Morris Township / NJ	6.0 miles	15,700	January 2022	84	$28.50
300 Kimball Drive	Midea America	Parsippany / NJ	6.5 miles	26,951	November 2021	132	$30.00
325 Columbia Turnpike	Bressler, Amery & Ross, P.C.	Florham Park / NJ	7.2 miles	51,806	July 2020	168	$27.50
60 Columbia Drive	McKesson	Morris Township / NJ	4.9 miles	15,151	March 2020	65	$25.75

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated January 1, 2022 and inclusive of average rent steps.
■	The Borrower. The borrower is Tabor Road LLC, a single purpose Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 115 Tabor Road Mortgage Loan.

The borrower sponsor and non-recourse carveout guarantor is Andrew Penson founder of Argent Ventures, a diversified real estate investment and development firm. Argent Ventures was founded in 1997 and is headquartered in New York City. Argent Ventures pursues debt and equity related investments in any asset class. Since its inception, Argent Ventures has purchased over $3 billion in real estate assets and debt instruments in major markets in the United States and Europe.

■	Escrows. At loan origination, the borrower deposited (i) approximately $16,308,345 into an outstanding obligations reserve, (ii) approximately $3,000,000 into a parking reserve, (iii) approximately $247,806 into a tax reserve, (iv) approximately $153,000 into a gap rent reserve and (v) approximately $94,861 into an insurance reserve.

Tax Reserve. On each due date, the borrower is required to deposit reserves of 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $123,903).

Insurance Reserve. On each due date, the borrower is required to fund 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of coverage afforded by such policies (initially estimated to be approximately $15,810) unless an acceptable blanket insurance policy is in place.

TI / LC Reserve. On each due date from and after the due date occurring in June 2027, the borrower is required to make monthly deposits of approximately $52,158 into a TI / LC reserve account.

Replacement Reserve. On each due date, the borrower is required to deposit approximately $8,858 into a replacement reserve for capital expenditures.

■	Lockbox and Cash Management. The 115 Tabor Road Mortgage Loan is structured with a hard lockbox and springing cash management. The borrower was required to deliver a tenant direction letter to the existing tenants at the 115 Tabor Road Property within five business days after origination of the 115 Tabor Road Mortgage Loan, directing them to remit their rent checks directly to the lender-controlled lockbox. The borrower is required to cause revenue received by the borrower or the property manager from the 115 Tabor Road Property to be deposited into such lockbox within one business day following receipt thereof. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the 115 Tabor Road Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the 115 Tabor Road Mortgage Loan documents are required (i) to the extent that any Trigger Period exists other than solely as the result of a Specified Tenant Honeywell Extension Trigger (as defined below), to be deposited into in an excess cash flow reserve account and as additional collateral for the 115 Tabor Road Mortgage Loan, or (ii) to the extent that any Trigger Period exists solely as the result of a Specified Tenant Honeywell Extension Trigger, be disbursed to the borrower. Provided no event of default has occurred and is continuing, any excess cash flow funds remaining in the excess cash flow account will be disbursed to borrower upon the expiration of any Trigger Period in accordance with the terms and conditions of the 115 Tabor Road Mortgage Loan documents, provided, any excess cash flow funds required to satisfy the Specified Tenant Excess Cash Flow Condition (defined below) and/or to satisfy the ST Cap Condition (defined below) will be retained by lender. Upon an event of default under the 115 Tabor Road Mortgage Loan documents, the lender will apply funds to the debt in such priority as it may determine.
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LOAN #6: 115 Tabor Road

“Trigger Period” means a period (A) commencing upon the earliest to occur of (i) an event of default occurring, (ii) the date on which the debt yield falls below 7.0% (unless the Collateral Cure Condition (defined below) is satisfied) and (iii) a Specified Tenant Trigger Period (as defined below) occurring, and (B) expiring upon (a) with respect to clause (i) above, the cure (if applicable) of such event of default, (b) with respect to clause (ii) above, the debt yield being equal to or greater than 7.25% for two consecutive calendar quarters, and (c) with respect to clause (iii) above, such Specified Tenant Trigger Period ceasing to exist.

“Specified Tenant” means, as applicable, (i) CIGNA, together with any successor and/or assigns, (ii) Honeywell, together with any successor and/or assigns (“Honeywell”), (iii) any other tenant that (together with any affiliates) accounts for not less than 25% of the rental income at the 115 Tabor Road Property or that (together with its affiliates) leases (in the aggregate) not less than 25% of the leasable square footage of the 115 Tabor Road Property and/or (iv) any guarantor(s) of the applicable related Specified Tenant lease(s).

“Specified Tenant Space” means that portion of the 115 Tabor Road Property demised to each Specified Tenant pursuant to such Specified Tenant’s lease.

“Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) Specified Tenant being in monetary or material non-monetary default under the applicable Specified Tenant lease beyond applicable notice and cure periods, (ii) Specified Tenant failing to be in actual, physical possession of the Specified Tenant space (or applicable portion thereof), (iii) Specified Tenant failing to be open for business during customary hours and/or “going dark” in more than 50% of the Specified Tenant space (or applicable portion thereof), provided that a tenant will not be considered “dark” if it is either an investment grade tenant, the discontinuation is to comply with governmental restrictions which restrict the use or occupancy as a result of, or otherwise in connection with, the COVID-19 pandemic, or is due to any acceptable remote-working conditions, (iv) Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant (including any contraction of space, (v) any termination or cancellation of any Specified Tenant lease and/or any Specified Tenant lease failing to otherwise be in full force and effect, (vi) any bankruptcy or similar insolvency of Specified Tenant and, (vii) a Specified Tenant (other than Honeywell) failing to extend or renew the applicable Specified Tenant lease in accordance with the terms of the 115 Tabor Road Mortgage Loan documents, (viii) Honeywell failing to extend or renew its lease on or prior to the monthly payment date in July 2030 (a “Specified Tenant Honeywell Extension Trigger”) and (ix) the Specified Tenant is no longer an investment grade tenant; and (B) expiring upon the first to occur of (1) the satisfaction of the applicable Specified Tenant Cure Conditions; (2) the borrower leasing the entire applicable Specified Tenant space (or applicable portion thereof) pursuant to one or more leases in accordance with the terms of the 115 Tabor Road Mortgage Loan documents, the applicable tenant(s) under such lease(s) being in actual, physical occupancy of the space demised under its lease, all contingencies to effectiveness of each such lease have expired or been satisfied, each such lease has commenced and a rent commencement date has been established and, in lender’s reasonable judgment, the applicable Specified Tenant Excess Cash Flow Condition (as defined below) is satisfied in connection therewith; or (3) solely with respect to clause (A)(iv) or (A)(v) of the definition of Specified Tenant Trigger Period, either: (x) the ST Cap Condition is satisfied with respect to the applicable Specified Tenant Space, or (y) to the extent the debt yield equals or exceeds 8.4% and the borrower has deposited all termination and other similar payments received in connection with the termination of the applicable Specified Tenant lease into a reserve account

“Specified Tenant Cure Conditions” means (a) with regard to any Specified Tenant Trigger Period commenced in connection with clause (A)(i) of the definition thereof, the cure (if applicable) of such event of default, (b) with respect to a Specified Tenant Trigger Period occurring in connection with clause (A)(ii) or (A)(iii) of the definition thereof, the applicable Specified Tenant is in actual, physical possession of the Specified Tenant space and, unless a permitted dark event is ongoing, open for business and not “dark” in the Specified Tenant space and the applicable Specified Tenant is paying full, unabated rent, (c) with respect to a Specified Tenant Trigger Period occurring in accordance with clause (A)(iv) or (A)(v) of the definition thereof, the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices, (d) with respect to a Specified Tenant Trigger Period occurring in accordance with clause (A)(vi) of the definition thereof (with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant lease,) the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant lease (e) with respect to a Specified Tenant Trigger Period occurring in accordance with clause (A)(vii) of the definition thereof, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant lease in accordance with the terms hereof and thereof prior to the applicable expiration date of the Specified Tenant lease, (f) with respect to a Specified Tenant Trigger Period occurring in accordance with clause (A)(viii) of the definition thereof, Honeywell has renewed or extended its Specified Tenant lease in accordance with the terms hereof and thereof prior to the applicable expiration date of its Specified Tenant lease, and/or and (vii) in the event the Specified Tenant Trigger Period is due to

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LOAN #6: 115 Tabor Road

clause (A)(ix) of the definition thereof, the applicable Specified Tenant or applicable guarantor is an investment grade tenant or guarantor.

“Specified Tenant Excess Cash Flow Condition” means with respect to curing any Specified Tenant Trigger Period by re-tenanting the applicable Specified Tenant Space (as contemplated by clause (B)(2) of the definition of Specified Tenant Trigger Period), sufficient funds have been accumulated in the excess cash flow account (during the continuance of the subject Specified Tenant Trigger Period) to cover all reasonably anticipated leasing commissions, tenant improvement costs, tenant allowances, free rent periods, and/or rent abatement periods to be incurred in connection with any such re-tenanting.

“ST Cap Condition” means that the amount in the excess cash flow account (without duplication of any amounts then on deposit to satisfy the Specified Tenant Excess Cash Flow Condition with respect to any other Specified Tenant Trigger Period) is equal to or greater than (when aggregated with any lease termination payments relating to the applicable Specified Tenant Lease that has terminated which have been deposited with lender) (x) $75, multiplied by (y) the number of leasable square feet of the applicable Specified Tenant Space that have been terminated pursuant to clause (iv) of the definition of Specified Tenant Trigger Period; provided, that the borrower may satisfy this condition by depositing additional amounts amount in the excess cash flow account or delivering a letter of credit in said amount to be held as additional collateral for the 115 Tabor Mortgage Loan.

A “Collateral Cure Condition” will be deemed to be satisfied if and for so long as the borrower will have deposited cash into an account with lender or delivered to lender a letter of credit which, in either case, will serve as additional collateral for the 115 Tabor Road Mortgage Loan, in an amount which, if applied as a reduction to the amount of the debt would cause the debt yield to equal or exceed 7.25%.

■	Property Management. The 115 Tabor Road Property is managed by Cushman & Wakefield US, Inc.
■	Current Mezzanine or Subordinate Indebtedness. None.
■	Permitted Future Mezzanine or Subordinate Indebtedness. Not Permitted.
■	Release of Collateral. Not Permitted.
■	Terrorism Insurance. The borrower is required to maintain or cause to be maintained an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the greater of $156,281,335 between both buildings and the original principal balance of the loan, in both cases, with a replacement cost endorsement, plus business interruption coverage in an amount equal to 100% of the projected gross income for the applicable 115 Tabor Road property for 18 months with six months of extended indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible no greater than $25,000 unless lender consents to a higher deductible. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #7: Industry Rino station

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LOAN #7: Industry Rino station

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LOAN #7: Industry Rino station

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		JPMCB
Location (City / State)	Denver, Colorado	Cut-off Date Balance		$60,000,000
Property Type	Office	Cut-off Date Balance per SF		$337.65
Size (SF)	177,697	Percentage of Initial Pool Balance		5.3%
Total Occupancy as of 3/14/2022	96.3%	Number of Related Mortgage Loans		None
Owned Occupancy as of 3/14/2022	96.3%	Type of Security		Fee
Year Built / Latest Renovation	2017-2019 / NAP	Mortgage Rate		5.20500%
Appraised Value	$97,500,000	Original Term to Maturity (Months)		120
Appraisal Date	2/4/2022	Original Amortization Term (Months)		NAP
Borrower Sponsor	Q Factor Solutions	Original Interest-Only Period (Months)		120
Property Management	Q Factor LLC	First Payment Date		5/1/2022
		Maturity Date		4/1/2032
Underwritten Revenues	$8,263,282
Underwritten Expenses	$2,741,013	Escrows(2)
Underwritten Net Operating Income (NOI)(1)	$5,522,269		Upfront	Monthly
Underwritten Net Cash Flow (NCF)(1)	$5,215,570	Taxes	$94,574	$94,574
Cut-off Date LTV Ratio	61.5%	Insurance	$100	$16,335
Maturity Date LTV Ratio	61.5%	Replacement Reserves	$0	$0
DSCR Based on Underwritten NOI / NCF	1.74x / 1.65x	TI / LC(3)	$1,000,000	$14,833
Debt Yield Based on Underwritten NOI / NCF	9.2% / 8.7%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Mortgage Loan	$60,000,000	71.3%	Principal Equity Distribution(4)	$82,823,842	98.5%
Borrower Sponsor Equity	24,098,110	28.7	Upfront Reserves(3)	1,094,674	1.3
			Closing Costs	179,594	0.2
Total Sources	$84,098,110	100.0%	Total Uses	$84,098,110	100.0%

(1)	Underwritten NOI and Underwritten NCF are inclusive of contractual rent steps totaling $110,699 underwritten through March 2023.
(2)	See “Escrows” herein.
(3)	The borrower provided an initial deposit of $1,000,000 in the form of two letters of credit in lieu of a cash deposit to fund the rollover reserve initial deposit in accordance with the Industry RiNo Station Mortgage Loan (as defined below) documents.
(4)	Principal Equity Distribution consists of (i) an equity share purchase price of $45.0 million and (ii) a loan payoff of approximately $37.8 million.
■	The Mortgage Loan. The mortgage loan (the “Industry RiNo Station Mortgage Loan”) is secured by a first mortgage encumbering the borrower’s fee interest in a Class A office building located in Denver, Colorado (the “Industry RiNo Station Property”). The Industry RiNo Station Mortgage Loan has an original principal balance and an outstanding principal balance as of the Cut-off Date of $60,000,000 and represents approximately 5.3% of the Initial Pool Balance. The Industry RiNo Station Mortgage Loan was originated by JPMorgan Chase Bank, National Association on March 23, 2022. The proceeds of the Industry RiNo Station Mortgage Loan were used to recapitalize the Industry RiNo Station Property, pay origination costs and fund upfront reserves.

The Industry RiNo Station Mortgage Loan has an initial term of 120 months, with 119 months remaining as of the Cut-off Date. The Industry RiNo Station Mortgage Loan requires interest-only payments during its entire term and accrues interest at a rate of 5.20500% per annum. The scheduled maturity date of the Industry RiNo Station Mortgage Loan is the due date in April 2032. On any business date after the payment date occurring in May 2024, the borrower may voluntarily prepay the Industry RiNo Station Mortgage Loan in full (but not in part), provided that such prepayment is subject to a yield maintenance charge based upon the greater of a yield maintenance premium or 1.0% of the principal amount prepaid.

■	The Mortgaged Property. The Industry RiNo Station Property is a 177,697 SF, Class A creative office property comprised of two buildings which include the main building which is a two/partial three-story office building and a five-story parking garage with 370 spaces (2.14 spaces per 1,000 SF). The Industry RiNo Station Property is situated on approximately 3.9 acres of land and has primary street frontage on Walnut Street, located within the northeast corner of the RiNo Art District. The Industry RiNo Station Property is located within walking distance from the 38th and Blake Light Rail Station connecting the Industry RiNo Station Property to Union Station and the Denver International Airport. The primary office building at the Industry RiNo Station Property was built in 2017 and the parking structure that includes 29,675 SF of additional office space was completed in 2019. The Industry RiNo Station Property includes several amenities including a shared conference room, training and meeting rooms, event space, full-service café, patio/deck areas with an open ceiling build-out and on-site parking.
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LOAN #7: Industry Rino station

As of March 14, 2022, the Industry RiNo Station Property was 96.3% leased to approximately 29 tenants representing a mix of technology, healthcare and media sectors.

The largest tenant, Convercent (20.7% of NRA; 20.6% of UW Base Rent), is a Denver, Colorado-based software company that helps companies design and implement ethics and compliance programs. Founded in 2012, Convercent serves approximately 6.7 million employees in 149 countries. Convercent is headquartered at the Industry RiNo Station Property and has been a tenant at the Industry RiNo Station Property since 2018.

The second largest tenant, Dispatch Health (16.7% of NRA; 19.3% of UW Base Rent), is a platform that allows people to request on-demand medical care for people of all ages in the comfort of their own home. The company is able to deliver care through multiple channels, including local municipalities and emergency first response systems, health systems and senior care facilities. The company was founded in 2013 by two former mobile health executives and now has approximately 2,000 employees. Dispatch Health is headquartered at the Industry RiNo Station Property and has occupied its space since 2020.

The third largest tenant, Velocity Global (15.4% of NRA; 13.9% of UW Base Rent), is a global employment solutions provider that enables companies to hire and employ teams anywhere in the world. Founded in 2014, Velocity Global is a built-in-Colorado company that has capabilities, partners and employees in over 185 countries. Velocity Global is headquartered at the Industry RiNo Station Property and has occupied its space since 2017.

■	COVID-19 Update. As of April 1, 2022, the Industry RiNo Station Property is fully open and operational and the Industry RiNo Station Mortgage Loan is not subject to any COVID-19 modification or forbearance request. The first payment date for the Industry RiNo Station Mortgage Loan is May 1, 2022. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The following table presents certain information relating to the tenants at the Industry RiNo Station Property:

Largest Tenants Based on Underwritten Base Rent (1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Convercent	NR/NR/NR	36,727	20.7%	$1,034,589	20.6%	$28.17	7/31/2025	1, 5-year option
Dispatch Health(4)	NR/NR/NR	29,675	16.7	967,120	19.3	$32.59	8/31/2026	1, 5-year option
Velocity Global	NR/NR/NR	27,385	15.4	699,071	13.9	$25.53	11/30/2022	None
Cloud Elements	NR/NR/NR	10,610	6.0	318,357	6.3	$30.01	3/31/2023	None
Q Factor	NR/NR/NR	5,009	2.8	184,081	3.7	$36.75	1/31/2025	None
Tee Turtle	NR/NR/NR	5,379	3.0	181,541	3.6	$33.75	8/31/2024	None
Intrinsic LLC	NR/NR/NR	6,607	3.7	178,123	3.5	$26.96	2/28/2025	1, 5-year option
Edgeconnex Holdings	NR/NR/NR	4,723	2.7	140,284	2.8	$29.70	9/30/2024	None
Backbone Media Inc.	NR/NR/NR	3,718	2.1	132,138	2.6	$35.54	8/31/2023	2, 1-year options
Linhart PR	NR/NR/NR	4,257	2.4	128,495	2.6	$30.18	2/28/2024	None
Ten Largest Tenants		134,090	75.5%	$3,963,799	78.9%	$29.56
Remaining Occupied Tenants		37,036	20.8	1,059,482	21.1%	$28.61
Total Occupied		171,126	96.3%	$5,023,281	100.0%	$29.35
Vacant		6,571	3.7
Total / Wtd. Avg.		177,697	100.0%

(1)	Based on the underwritten rent roll dated as of March 14, 2022.
(2)	Certain ratings are those of the parent entity whether or not the parent entity guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are inclusive of contractual rent steps totaling $110,699 underwritten through March 2023.
(4)	Dispatch Health will have the right to terminate its lease immediately upon written notice, if, (a)(i) the landlord or any owner of the landlord is excluded from participation in any federally funded health care program during the lease term, or (ii) if at any time after November 21, 2019, it is determined that the landlord or any owner of the landlord is in breach of the compliance requirements set forth in the lease, and (b) the parties have not executed an amendment to the lease to ensure landlord’s compliance within 30 days following the beginning of required negotiations as set forth in the lease.
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LOAN #7: Industry Rino station

The following table presents certain information relating to the lease rollover schedule at the Industry RiNo Station Property, based on the initial lease expiration date:

Lease Expiration Schedule (1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA(3)	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM(4)	9,149	5.1%	5.1%	$50,574	1.0%	$5.53	2
2022	34,202	19.2	24.4%	967,002	19.3	$28.27	6
2023	24,805	14.0	38.4%	796,724	15.9	$32.12	7
2024	14,848	8.4	46.7%	482,106	9.6	$32.47	4
2025	56,724	31.9	78.6%	1,697,727	33.8	$29.93	8
2026	31,398	17.7	96.3%	1,029,148	20.5	$32.78	2
2027	0	0.0	96.3%	0	0.0	$0.00	0
2028	0	0.0	96.3%	0	0.0	$0.00	0
2029	0	0.0	96.3%	0	0.0	$0.00	0
2030	0	0.0	96.3%	0	0.0	$0.00	0
2031	0	0.0	96.3%	0	0.0	$0.00	0
2032 & Thereafter	0	0.0	96.3%	0	0.0	$0.00	0
Vacant	6,571	3.7%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	177,697	100.0%		$5,023,281	100.0%	$29.35	29

(1)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the lease) that are not considered in the above Lease Expiration Schedule.
(2)	Based on the underwritten rent roll dated as of March 14, 2022.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are inclusive of contractual rent steps totaling $110,699 underwritten through March 2023.
(4)	MTM includes (i) 8,134 SF of amenity space with no attributable underwritten base rent, (ii) 512 SF leased to the management office and 503 SF of office space, collectively, accounting for approximately $50,574 in underwritten base rent.

The following table presents certain information relating to historical leasing at the Industry RiNo Station Property:

Historical Leased %(1)(2)

2019	2020	2021	As of 3/14/2022(3)
77.7%	87.7%	92.3%	96.3%

(1)	As of December 31, unless specified otherwise.
(2)	The primary office building at the Industry RiNo Station Property was constructed in 2017. The parking garage with additional office space was completed in 2019. Occupancy fluctuates based on the delivery of SF associated with the parking garage in 2019.
(3)	Based on the underwritten rent roll dated as of March 14, 2022.
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LOAN #7: Industry Rino station

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Industry RiNo Station Property:

Cash Flow Analysis(1)(2)(3)

	2021	Underwritten	Underwritten $ per SF
Base Rent(4)	$3,681,328	$5,023,281	$28.27
Vacant Income	0	398,475	$2.24
Gross Potential Rent	$3,681,328	$5,421,756	$30.51
CAM	1,739,249	2,564,932	$14.43
Vacancy & Credit Loss	0	(426,948)	$(2.40)
Parking	231,564	703,541	$3.96
Effective Gross Income	$5,652,141	$8,263,282	$46.50
Total Operating Expenses	2,228,649	2,741,013	$15.43
Net Operating Income	$3,423,492	$5,522,269	$31.08
TI / LC	0	271,160	$1.53
Replacement Reserves	0	35,539	$0.20
Net Cash Flow	$3,423,492	$5,215,570	$29.35

Occupancy(5)	92.3%	94.7%
NOI Debt Yield	5.7%	9.2%
NCF DSCR	1.08x	1.65x

(1)	Based on the underwritten rent roll dated as of March 14, 2022.
(2)	Historical financials for 2017 – 2020 are not available as the Industry RiNo Station Property was recently redeveloped for office use.
(3)	The increase from 2021 Net Cash Flow to 2021 U/W Net Cash Flow is primary attributable to the Industry RiNo Station Property being completed in 2019 and undergoing lease-up and stabilization.
(4)	Base rent is inclusive of contractual rent steps totaling $110,699 underwritten through March 2023.
(5)	Underwritten Occupancy is based on the economic occupancy.
■	Appraisal. The appraisal concluded an “as is” appraised value of $97,500,000 as of February 4, 2022. Based on the “as is” appraised value, the Industry RiNo Station Mortgage Loan has a loan-to-value ratio of 61.5%.
■	Environmental Matters. According to a Phase I environmental report dated February 18, 2022, there was no evidence of any recognized environmental conditions at the Industry RiNo Station Property.
■	Market Overview and Competition. The Industry RiNo Station Property is located within the River North (“RiNo”) submarket within the greater Denver metropolitan statistical area (“Denver MSA”) market. The Denver MSA includes over 1.63 million employees and has a 4.5% unemployment rate, per the appraisal. The top three industries within the Denver MSA are health care/social assistance, professional/scientific/tech services and retail trade according to the appraisal. The Denver MSA is expanding, with the labor force expected to grow at a pace faster than the U.S. average. As of the fourth quarter of 2021, the Denver office market had a vacancy rate of 19.3% and average asking rent of $31.79 per SF.

According to the appraisal, as of the fourth quarter of 2021, the RiNo submarket contained approximately 2.05 million SF of office space, representing 1.7% of the Denver metropolitan office market with a vacancy rate of 26.1% and average asking rents of $46.08 per SF. The average Class A vacancy rate for the RiNo submarket as of the fourth quarter of 2021 was 28.0% with an average rental rate of $48.09 per SF. The 2021 total population and median household income within a one-, three- and five-mile radius of the Industry RiNo Property was 18,970, 184,877, 437,532, and $72,366, $75,855 and $77,674, respectively.

The appraisal identified six comparable office leases across six buildings within Denver, Colorado ranging in size from 99,925 SF to 279,317 SF with lease terms ranging between 1.5 and 11.8 years. The comparable tenants reported annual NNN rental rates ranging from $32.00 to $65.00 SF, with a weighted average rent of approximately $34.29 per SF, which is slightly higher than the underwritten weighted average in-place office rent of approximately $29.35 per SF.

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LOAN #7: Industry Rino station

The following table presents certain information relating to the appraisal’s market rent conclusion for the Industry RiNo Station Property:

Summary of Appraisal’s Conlcued Office Market Rent(1)

Space Type	Appraisal’s Concluded Office Market Rent PSF
Office – Gross Small	$70.00
Office – Net Large > 4K SF	$33.00
Office – Net Small < 4K SF	$35.00

(1)	Source: Appraisal.
■	The Borrower. The borrower, Industry RiNo Station LLC, is a Delaware limited liability company structured to be a special purpose entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Industry RiNo Station Mortgage Loan.

The borrower sponsor under the Industry RiNo Station Mortgage Loan is Q Factor Solutions (“Q Factor”) and the non-recourse carveout guarantor is Henry Jason Winkler. Mr. Winkler is the co-founder of Q Factor, which is a vertically integrated, contemporary real estate development firm specializing in creative design, adaptive reuse and place-marking in urban environments. Q Factor’s existing portfolio consists of over 750,000 SF of modern office space and over one million SF of mixed-use projects under construction. Q Factor owns and operates creative office buildings under its industry brand in Denver and Salt Lake City with new locations under construction in Bozeman and Detroit.

■	Escrows. At loan origination, the borrower deposited approximately (i) $94,574 into a tax reserve and (iii) $100 into an insurance reserve. In addition, the borrower was required at origination to deliver to the lender within 14 days after loan origination, an initial deposit of $1,000,000 in the form of cash or a letter of credit into the rollover reserve account. The borrower provided to the lender two letters of credit in the aggregate amount of $1,000,000 (the “Rollover Reserve Initial Deposit”).

Tax Reserve. On a monthly basis, the borrower is required to deposit 1/12 of an amount which would be sufficient to pay taxes for the next ensuing 12 months (currently estimated to be approximately $94,574).

Insurance Reserve. On a monthly basis, the borrower is required to deposit 1/12 of an amount (currently estimated to be approximately $16,335) which would be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies, unless an acceptable blanket insurance policy is in place. No acceptable blanket policy is currently in place and monthly insurance reserve deposits are required.

TI / LC Reserve. On a monthly basis, the borrower is required to deposit into the TI / LC reserve, an amount equal to approximately $14,833.

■	Lockbox and Cash Management. The Industry RiNo Station Mortgage Loan is structured with a hard lockbox and springing cash management. All funds in the lockbox accounts will be swept to an account designated by the borrower, unless a Cash Sweep Event (as defined below) is continuing, in which case such funds are required to be swept on each business day into a cash management account controlled by the lender, at which point, following payment of taxes and insurance, debt service, bank fees, required reserves and operating expenses, all funds are required to be deposited into the excess cash flow reserve, to be held by the lender as additional security for the Industry RiNo Station Mortgage Loan and disbursed in accordance with the terms of the Industry RiNo Station Mortgage Loan documents.

A “Cash Sweep Event” means the occurrence of (a) an event of default under the Industry RiNo Station Mortgage Loan documents, (b) any bankruptcy action or insolvency of the borrower, (c) any bankruptcy action or insolvency of the property manager; provided, however, any such bankruptcy action or insolvency of the property manager that is not an affiliated manager will not be a Cash Sweep Event if the borrower replaces such manager within 30 days in accordance with the Industry RiNo Station Mortgage Loan documents; (d) the debt service coverage ratio based on the trailing three-month period immediately preceding the date of such determination being less than 1.30x; and (e) a Major Tenant Trigger Event (as defined below).

A “Cash Sweep Event Cure” means (i) with respect to clause (a) above, the acceptance by the lender of a cure of such event of default, (ii) with respect to clause (c) above, if borrower replaces the property manager with a qualified manager under a replacement management agreement within 60 days, (iii) with respect to clause (d) above, (x) the achievement of a debt service coverage ratio of 1.30x or greater for two consecutive quarters based upon the trailing three-month periods immediately preceding the date of determination or (y) the lender’s receipt of cash or a letter of credit which if used to reduce the outstanding principal balance would cause the debt service coverage ratio for the applicable period

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to equal or exceed 1.30x, or (v) with respect to clause (e) above, the occurrence of a Major Tenant Trigger Event Cure (as defined below); provided, however, that, such Cash Sweep Event Cure set forth in this definition is subject to the following: (A) no event of default has occurred and is continuing under the Industry RiNo Station Mortgage Loan documents, (B) a Cash Sweep Event Cure may occur no more than a total of four times in the aggregate during the term of the Industry RiNo Station Mortgage Loan other than with respect to the Cash Sweep Event Cure as set forth in clause (iii) above, which may occur an unlimited number of times during the term of the Industry RiNo Station Mortgage Loan, (C) the borrower has paid all of the lender’s related reasonable expenses, and (D) in no event may the borrower be entitled to cure a Cash Sweep Event caused by a bankruptcy action or insolvency of the borrower.

“Major Tenant Trigger Event” means the occurrence of any of the following: (a) (i) any bankruptcy action or insolvency of Convercent or its parent company, (ii) Convercent “goes dark,” (iii) Convercent terminates its lease, (iv) Convercent subleases or lists 50% or more of its premises for sublease, (v) the borrower fails to deliver to the lender (A) evidence that Convercent has renewed its lease in accordance with the terms set forth therein for a term of not less than five years and otherwise in accordance with the Industry RiNo Station Mortgage Loan documents or (B) an updated tenant estoppel certificate from Convercent confirming, among other things, such renewal and reflecting the terms of any such renewal and that Convercent is in physical occupancy of its leased space and paying full contractual rent, before the required date set forth in the Industry RiNo Station Mortgage Loan documents, or (vi) Convercent gives notice or publicly announces its intention not to renew its lease (the foregoing clauses (i) through (vi), collectively, the “Convercent Trigger Event”); and/or (b) (i) any bankruptcy action or insolvency of Dispatch Health or its parent company, (ii) Dispatch Health “goes dark,” (iii) Dispatch Health terminates its lease, (iv) Dispatch Health subleases or lists 50% or more of its premises for sublease, (v) the borrower fails to deliver to the lender (A) evidence that Dispatch Health has renewed its lease in accordance with the terms set forth therein for a term of not less than five years and otherwise in accordance with the Industry RiNo Station Mortgage Loan documents and (B) an updated tenant estoppel certificate from Dispatch Health confirming, among other things, such renewal and reflecting the terms of any such renewal and that Dispatch Health is in physical occupancy of its leased space and paying full contractual rent, before the required date set forth in the Industry RiNo Station Mortgage Loan documents, or (vi) Dispatch Health gives notice or publicly announces its intention not to renew its lease (the foregoing clauses (i) through (vi), collectively, the “Dispatch Health Trigger Event”).

“Major Tenant Trigger Event Cure” means (a) if the Major Tenant Trigger Event is caused solely by the occurrence of a Convercent Trigger Event, the occurrence of either of the following: (i) the borrower has entered into one or more replacement leases covering the premises currently occupied by Convercent, such replacement tenants are in physical occupancy of such premises, and the borrower has provided, among other things, a copy of each executed replacement lease and a tenant estoppel satisfactory to the lender, or (ii) the achievement of a debt service coverage ratio (excluding any rent paid or payable under Convercent’s lease) of 1.69x or greater for two consecutive quarters based upon the trailing three-month periods immediately preceding the date of determination; (b) if the Major Tenant Trigger Event is caused solely by the occurrence of a Dispatch Health Trigger Event, the occurrence of either of the following: (i) the borrower has entered into one or more replacement leases covering the premises currently occupied by Dispatch Health, such replacement tenants are in physical occupancy of such premises, and the borrower has provided, among other things, a copy of each executed replacement lease and a tenant estoppel satisfactory to the lender, or (ii) the achievement of a debt service coverage ratio (excluding any rent paid or payable under Dispatch Health’s lease) of 1.69x or greater for two consecutive quarters based upon the trailing three-month periods immediately preceding the date of determination.

■	Property Management. The Industry RiNo Station Property is currently managed by Q Factor LLC, a Colorado limited liability company and an affiliate of the borrower sponsor.
■	Current Mezzanine or Subordinate Indebtedness. None.
■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.
■	Release of Collateral. Not permitted.
■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the Industry RiNo Station Property, as well as 24 months of rental loss and/or business interruption coverage, together with a 6-month extended period of indemnity following casualty. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.
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LOAN #8: BEDROCK PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	14	Loan Seller		JPMCB
Location (City / State)	Detroit, Michigan	Cut-off Date Balance(3)		$54,000,000
Property Type(1)	Various	Cut-off Date Balance per SF(3)		$159.58
Size (SF)	2,694,627	Percentage of Initial Pool Balance		4.8%
Total Occupancy as of 11/10/2021(2)	88.7%	Number of Related Mortgage Loans		None
Owned Occupancy as of 11/10/2021(2)	88.7%	Type of Security(4)(5)		Fee/Leasehold
Year Built / Latest Renovation(1)	Various / Various	Mortgage Rate		3.77800%
Appraised Value(1)	$724,300,000	Original Term to Maturity (Months)		84
Appraisal Date	Various	Original Amortization Term (Months)		NAP
Borrower Sponsor	Bedrock Detroit	Original Interest Only Period (Months)		84
Property Management	Bedrock Management Services LLC	First Payment Date		2/1/2022
		Maturity Date		1/1/2029

Underwritten Revenues	$97,560,449
Underwritten Expenses	$39,136,450	Escrows(6)
Underwritten Net Operating Income (NOI)	$58,423,999		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$54,409,505	Taxes	$1,696,002	$424,000
Cut-off Date LTV Ratio(3)	59.4%	Insurance	$0	Springing
Maturity Date LTV Ratio(3)	59.4%	Replacement Reserve	$62,336	$62,336
DSCR Based on Underwritten NOI / NCF(3)	3.55x / 3.30x	TI / LC	$280,690	$280,690
Debt Yield Based on Underwritten NOI / NCF(3)	13.6% / 12.7%	Other(7)	$9,362,153	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$430,000,000	100.0%	Existing Loan Payoff	$331,057,990	77.0%
			Return of Equity	83,185,780	19.3
			Upfront Reserves	11,401,181	2.7
			Closing Costs	4,355,049	1.0
Total Sources	$430,000,000	100.0%	Total Uses	$430,000,000	100.0%

(1)	See "Portfolio Summary" chart below for Property Types, Year Built / Latest Renovation and Appraised Values of the individual Bedrock Portfolio Properties (as defined below).
(2)	Occupancy represents occupancy for office and retail space in the Bedrock Portfolio (as defined below).
(3)	The Bedrock Portfolio Mortgage Loan (as defined below) is part of the Bedrock Portfolio Loan Combination (as defined below), which is evidenced by 11 pari passu notes with an aggregate outstanding principal balance of $430.0 million. LTV Ratios, DSCR, Debt Yield and Cut-off Date Balance per SF set forth above are calculated based on the outstanding balance of the Bedrock Portfolio Loan Combination.
(4)	The Bedrock Portfolio Loan Combination is secured by the borrowers’ fee or leasehold interests in seven office buildings, five parking garages and two mixed-use properties that were built between 1913 and 2013. Each Mortgaged Property within the portfolio was renovated between 2010 and 2019. See “Portfolio Summary” table herein.
(5)	The One Woodward Mortgaged Property is comprised in part of ground leasehold interests under a pair of ground leases expiring in April 2040 or later.
(6)	See “—Escrows” below.
(7)	The total Other reserves of approximately $9,362,153 deposited at loan origination includes $8,392,690 for an upfront outstanding TI / LC reserve, $477,905 for an outstanding free rent reserve, $250,000 for an outstanding environmental reserve and $241,558 for a required repairs reserve.
■	The Mortgage Loan. The mortgage loan (the “Bedrock Portfolio Mortgage Loan”) is part of a Loan Combination (the “Bedrock Portfolio Loan Combination”) with an aggregate principal balance as of the Cut-off Date of $430,000,000, which is secured by a first mortgage encumbering the borrowers’ fee or leasehold interests in a portfolio of office, mixed-use and parking garage properties totaling 2,694,627 SF, located in the Detroit, Michigan central business district (the “Bedrock Portfolio” or the “Bedrock Portfolio Properties”). The Bedrock Portfolio Mortgage Loan will be evidenced by the non-controlling Notes A-1-3-B and A-1-6 with an aggregate outstanding principal balance as of the Cut-off Date of $54,000,000, representing approximately 4.8% of the Initial Pool Balance. The Bedrock Portfolio Loan Combination is comprised of 11 pari passu notes with an aggregate principal balance as of the Cut-off Date of $430,000,000, as detailed in the “Loan Combination Summary” table below.

The Bedrock Portfolio Loan Combination was co-originated by JPMorgan Chase Bank, National Association (“JPMCB”) and Starwood Mortgage Capital LLC (“SMC”). The Bedrock Portfolio Loan Combination requires interest-only payments during its entire term and accrues interest at a rate of 3.77800% per annum. The Bedrock Portfolio Loan Combination proceeds were used to pay off approximately $331.1 million of existing debt, return approximately $83.2 million of equity to the borrower sponsor, fund reserves and pay origination costs.

The Bedrock Portfolio Loan Combination has an initial term of 84 months and has a remaining term of 80 months as of the Cut-off Date. The scheduled maturity date of the Bedrock Portfolio Loan Combination is the due date in January 2029. Voluntary prepayment of the Bedrock Portfolio Loan Combination in whole, or in part, is permitted at any time on or after the payment date occurring in March 2024 with payment of a prepayment premium. Voluntary prepayment of the Bedrock Portfolio Loan Combination in whole, or in part, is permitted on or after the payment date occurring in October 2028 without payment of any prepayment premium.

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The table below summarizes the promissory notes that comprise the Bedrock Portfolio Loan Combination. The relationship between the holders of the Bedrock Portfolio Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Outside Serviced Pari Passu Loan Combinations” in the Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder(s)	Controlling Piece
A-1-1	$125,000,000	$125,000,000	Benchmark 2022-B32	Yes
A-1-2	$50,000,000	$50,000,000	Benchmark 2022-B34	No
A-1-3-A	$35,000,000	$35,000,000	Benchmark 2022-B34	No
A-1-3-B	$15,000,000	$15,000,000	Benchmark 2022-B35	No
A-1-4	$50,000,000	$50,000,000	Benchmark 2022-B33	No
A-1-5	$30,000,000	$30,000,000	Benchmark 2022-B33	No
A-1-6	$39,000,000	$39,000,000	Benchmark 2022-B35	No
A-2-1	$40,000,000	$40,000,000	BMO 2022-C1	No
A-2-2	$26,000,000	$26,000,000	BBCMS 2022-C15	No
A-2-3	$10,000,000	$10,000,000	MSC 2022-L8	No
A-2-4	$10,000,000	$10,000,000	MSC 2022-L8	No
Loan Combination	$430,000,000	$430,000,000
■	The Mortgaged Properties. The Bedrock Portfolio consists of seven office buildings with ground floor retail (2,529,041 SF; 80.7% of underwritten net cash flow), five parking garages (5,036 stalls; 16.1% of underwritten net cash flow) and two mixed-use multifamily buildings (53 units; 3.1% of underwritten net cash flow). The Bedrock Portfolio Properties are located in downtown Detroit and are accessible via the I-75, I-94 and I-96 expressways in addition to other major roadways. The Bedrock Portfolio is a cross-collateralized portfolio encompassing several commercial and residential uses, in addition to a tenant mix representing a wide array of industries. The office assets included in the Bedrock Portfolio, include historic rehabilitations of landmark buildings, as well as ground-up construction. The Bedrock Portfolio represents a critical mass of central business district (“CBD”) Class A office inventory, comprising a substantial share of the overall submarket.

Portfolio Summary

Property Name	Property Type / Subtype	Year Built / Renovated	SF/ Stalls / Units	Allocated Loan Combination Cut-off Date Balance	% of Allocated Loan Combination Cut-off Date Balance	Appraised Value	% of Appraised Value	UW NCF	% of UW NCF
First National Building	Office / CBD	1921 / 2010	800,119 / 427 / -	$99,140,800	23.1%	$162,000,000	22.4%	$14,276,324	26.2%
The Qube	Office / CBD	1958 / 2011	522,702 / - / -	63,038,000	14.7%	103,000,000	14.2%	$8,693,152	16.0%
Chrysler House	Office / CBD	1919 / 2013	343,488 / 924 / -	49,278,000	11.5%	83,000,000	11.5%	$6,142,746	11.3%
1001 Woodward	Office / CBD	1965 / 2013	319,039 / 731 / -	48,959,800	11.4%	80,000,000	11.0%	$6,887,443	12.7%
One Woodward	Office / CBD	1962 / 2013	370,257 / 90 / -	35,492,200	8.3%	58,000,000	8.0%	$5,096,070	9.4%
The Z Garage	Other / Parking Garage	2013 / 2015-2016	40,227 / 1,351 / -	29,007,800	6.7%	53,000,000	7.3%	$2,078,882	3.8%
Two Detroit Garage	Other / Parking Garage	2002 / 2015-2016	- / 1,106 / -	21,955,800	5.1%	37,000,000	5.1%	$2,928,886	5.4%
1505 & 1515 Woodward	Office / CBD	1925 / 2018	141,741 / - / -	20,777,600	4.8%	35,000,000	4.8%	$2,454,589	4.5%
1001 Brush Street	Other / Parking Garage	1993 / 2015-2016	38,519 / 1,309 / -	17,535,400	4.1%	32,000,000	4.4%	$1,683,875	3.1%
The Assembly	Mixed Use / Multifamily/Office/Retail	1913 / 2019	81,147 / 50 / 32	13,717,000	3.2%	23,100,000	3.2%	$1,334,926	2.5%
419 Fort Street Garage	Other / Parking Garage	2005 / 2015-2016	- / 637 / -	12,470,000	2.9%	21,000,000	2.9%	$1,584,990	2.9%
Vinton	Mixed Use / Multifamily/Retail	1917 / 2018	5,693 / - / 21	7,525,000	1.8%	17,500,000	2.4%	$377,823	0.7%
1401 First Street	Other / Parking Garage	1976 / 2017	- / 633 / -	7,421,800	1.7%	13,500,000	1.9%	$502,080	0.9%
Lane Bryant Building	Office / CBD	1917 / 2018	31,695 / - / -	3,680,800	0.9%	6,200,000	0.9%	$367,719	0.7%
Total			2,694,627 / 7,258 / 53	$430,000,000	100.0%	$724,300,000	100.0%	$54,409,505	100.0%

As of November 10, 2021, the Bedrock Portfolio office properties were 88.7% leased to a diverse array of institutional quality tenants, including several Bedrock Portfolio Borrower Sponsor-affiliated publicly traded entities. Dan Gilbert, the founder of the Bedrock Portfolio Borrower Sponsor, is affiliated and/or controls some of the tenants at the Bedrock Portfolio, including Quicken Loans, Amrock, Inc and Bedrock Management Services LLC, collectively accounting for approximately 58.0% of the underwritten base rent.

Collectively, the five parking garages drive approximately 16.1% of underwritten net cash flow. The parking garage component features a combination of long-term parking leases (37.8% of total parking garage revenue), month-to-month leases (22.6% of total parking garage revenue), transient parking (9.4% of total parking garage revenue), as well as contractual parking leases associated with on-site parking at the office properties (30.2%). The parking garages in the Bedrock Portfolio benefit from high demand for parking in the Detroit CBD, with an average monthly utilization (occupancy) of 124.5% on leased and month-to-month parking spaces (not including transient parking) as of the third quarter of 2021. Utilization has averaged 122.8% since the first quarter of 2019. Due to the lack of publicly available transportation historically driven in part by resistance from the motor vehicle industry, Detroit has relied primarily on personal car transportation, which continues to benefit the garages in the Bedrock Portfolio.

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Historical Parking Utilization(1)

Parking Garages	Stalls	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Average
1001 Brush Street	1,309	119.3%	118.6%	120.8%	119.0%	131.5%	127.1%	129.3%	122.7%	116.7%	91.5%	129.3%	120.5%
1401 First Street	633	147.9%	131.3%	130.3%	133.3%	107.7%	92.1%	80.9%	79.8%	76.8%	78.5%	80.9%	103.6%
419 Fort Street Garage	637	106.4%	109.6%	122.8%	120.1%	152.9%	163.7%	167.7%	153.4%	146.2%	142.1%	167.7%	141.1%
The Z Garage	1,351	119.3%	119.0%	120.0%	117.6%	125.7%	119.0%	112.2%	107.8%	101.1%	115.2%	112.2%	115.4%
Two Detroit Garage	1,106	119.0%	119.9%	120.8%	120.2%	122.9%	127.3%	134.2%	146.8%	162.6%	177.3%	134.2%	135.0%
Total / Wtd. Avg.	5,036	121.2%	119.4%	122.0%	120.8%	127.8%	125.2%	124.5%	122.5%	121.3%	121.4%	124.5%	122.8%

(1)	Historical parking utilization above 100% is attributable to transient parking allowing for a single space to be occupied by multiple users in a given day.

The largest tenant based on underwritten base rent, Quicken Loans Inc. (“Quicken Loans”), (905,935 SF; 33.6% of NRA; 39.5% of UW Base Rent), was founded in 1985 and markets conventional, government insured and sub-prime debt consolidation and home financing loans, secured primarily by first or second mortgages on one-to four-family, owner-occupied residences. Quicken Loans originates loans through 18 stores and branches, one call center and an Internet site. During the third quarter of 2021, Quicken Loans originated approximately $88 billion of mortgage loans and generated net income of approximately $1.4 billion. Quicken Loans rebranded in July 2021 and is now known as Rocket Mortgage. Quicken Loans leases space in five buildings with staggered lease expiration dates, including (i) 183,664 SF expiring in August 2023 for which it has two, five-year renewal options, (ii) 122,475 SF. expiring in April 2024 for which it has two, three-year renewal options, (iii) 15,602 SF. expiring in October 2025 for which it has no renewal options, (iv) 407,050 SF. expiring in July 2028 for which it has two, five-year renewal options, (v) 21,124 SF. expiring in January 2030 for which it has two, five-year renewal options and (vi) 156,020 SF. expiring in March 2032 for which it has two, five-year renewal options. Quicken Loans has no remaining termination options. Dan Gilbert, the founder of the Bedrock Portfolio Borrower Sponsor, has voting control in the parent company of Rocket Mortgage as a preferred shareholder.

The second largest tenant based on underwritten base rent, Amrock, Inc (“Amrock”) (424,486 SF; 15.8% of NRA; 16.7% of UW Base Rent), was founded in 1997 and provides title insurance, property valuations, and settlement services in the United States. Amrock offers residential solutions for a range of settlement services and products, including defined process work flows and data integrations; commercial title insurance coverages; valuation products and services through a network of residential real estate appraisers; title and settlement services in the state of Connecticut; escrow and closing services in the state of Washington; and ATLAS, a technology platform that supports title and settlement service platform, as well as allows a client to manage preferences, prioritize orders, and work flows. Amrock serves Fortune 100 companies and residential mortgage lenders, as well as residential lending institutions and smaller community-based lenders. Amrock has two, five-year renewal options and no termination options. Amrock is affiliated with Dan Gilbert and the Bedrock Portfolio Borrower Sponsor.

Quicken Loans and Amrock are subsidiaries of Rocket Companies, Inc. (NYSE:RKT), founded and controlled by Dan Gilbert, which announced its IPO in the summer of 2020. Rocket Companies, Inc. engages in the tech-driven real estate, mortgage, and eCommerce businesses in the United States and Canada. As of January 12, 2022, Rocket Companies, Inc. had a market cap of approximately $28.1 billion and approximately 24,000 employees.

The third largest tenant based on underwritten base rent, Honigman Miller Schwartz and Cohn LLP (“Honigman”) (150,786 SF; 5.6% of NRA; 6.7% of UW Base Rent), is a law firm founded in 1948 that employs over 325 attorneys and 350 staff and operates its local, national, and international practice from its Michigan offices located in Detroit, Bloomfield Hills, Lansing, Ann Arbor, Kalamazoo, and Grand Rapids; its Illinois office located in Chicago and its Washington, DC office. Honigman’s attorneys practice in more than 60 different areas of business law. Honigman has two, five-year renewal options and no termination options.

■	COVID-19 Update. As of April 1, 2022, the Bedrock Portfolio Properties were open and operating. No tenants are currently subject to rent abatements in connection with COVID-19 and all rent collections are current. As of April 1, 2022, the Bedrock Portfolio Loan Combination was not subject to any modification or forbearance requests. The first payment date for the Bedrock Portfolio Loan Combination was February 1, 2022. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.
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The following table presents certain information relating to the tenants at the Bedrock Portfolio Properties:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Quicken Loans Inc.(3)	NR/NR/NR	905,935	33.6%	$23,593,245	39.5%	$26.04	Various	Various
Amrock, Inc	NR/NR/NR	424,486	15.8	9,975,421	16.7	$23.50	1/31/2032	2, 5-Year Options
Honigman Miller Schwartz and Cohn LLP	NR/NR/NR	150,786	5.6	3,995,829	6.7	$26.50	11/30/2025	2, 5-Year Options
LinkedIn Corporation	Aaa/AAA/AAA	74,497	2.8	2,348,957	3.9	$31.53	7/31/2026	1, 5-Year Option
Coyote Logistics(4)	A2/A-/NR	58,192	2.2	1,702,116	2.9	$29.25	10/31/2030	1, 5-Year Option
Kitch Drutchas Wagner Valitutti & Sherbrook, P.C.	NR/NR/NR	56,265	2.1	1,528,686	2.6	$27.17	5/31/2028	1, 5-Year Option
Board of Trustees of Michigan State University	NR/NR/NR	46,598	1.7	1,343,886	2.3	$28.84	9/30/2031	2, 1-Year Options
Bedrock Management Services LLC	NR/NR/NR	39,087	1.5	1,047,860	1.8	$26.81	1/31/2032	1, 5-Year Option
JPMorgan Chase, National Association	A2/A-/AA-	32,126	1.2	935,956	1.6	$29.13	5/31/2027	1, 5-Year Option
Fifth Third Bank	Baa1/BBB+/A-	31,204	1.2	773,859	1.3	$24.80	10/31/2025	1, 5-Year Option
Ten Largest Tenants		1,819,176	67.5%	$47,245,815	79.2%	$25.97
Remaining Occupied Office Tenants		461,647	17.1	10,372,996	17.4	$22.47
Remaining Occupied Retail Tenants		110,225	4.1	2,037,496	3.4	$18.48
Total Occupied		2,391,048	88.7%	$59,656,307	100.0%	$24.95
Vacant		303,579	11.3	0
Total / Wtd. Avg.		2,694,627	100.0%	$59,656,307

(1)	Based on the underwritten rent roll dated November 10, 2021.
(2)	In some instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Quicken Loans Inc. has various Lease Expiration dates, including (i) 183,664 SF. expiring in August 2023 for which it has two, five-year renewal options, (ii) 122,475 SF. expiring in April 2024 for which it has two, three-year renewal options, (iii) 15,602 SF. expiring in October 2025 for which it has no renewal options, (iv) 407,050 SF. expiring in July 2028 for which it has two, five-year renewal options, (v) 21,124 SF. expiring in January 2030 for which it has two, five-year renewal options and (vi) 156,020 SF. expiring in March 2032 for which it has two, five-year renewal options. Quicken Loans Inc. has no remaining termination options.
(4)	Coyote Logistics has a one-time right to terminate its lease, effective as of August 31, 2025, with at least nine months’ prior written notice and the payment of a termination fee in an amount equal to the sum of (i) the then unamortized brokerage commissions, tenant improvement allowance, the abatement of base rental and attorneys' fees incurred by landlord in negotiating the lease, amortized on a straight-line basis over the initial term of the lease with interest on the unamortized balance at a rate of 6% per annum, plus (ii) an amount equal to three full calendar months' rent at the then existing rate.

The following table presents certain information relating to the lease rollover schedule at the Bedrock Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM & 2022	146,690	5.4%	5.4%	$3,246,316	5.4%	$22.13	44
2023	304,272	11.3	16.7%	$7,252,186	12.2	$23.83	16
2024	200,069	7.4	24.2%	$5,784,259	9.7	$28.91	18
2025	258,173	9.6	33.7%	$6,687,343	11.2	$25.90	15
2026	142,573	5.3	39.0%	$4,271,955	7.2	$29.96	11
2027	76,383	2.8	41.9%	$1,493,570	2.5	$19.55	7
2028	463,315	17.2	59.1%	$12,537,526	21.0	$27.06	3
2029	3,536	0.1	59.2%	$97,240	0.2	$27.50	1
2030	79,316	2.9	62.1%	$2,329,710	3.9	$29.37	2
2031	46,598	1.7	63.9%	$1,343,886	2.3	$28.84	1
2032	613,771	22.8	86.6%	$14,612,316	24.5	$23.81	3
2033 & Thereafter(3)	56,352	2.1	88.7%	$0	0.0	$0.00	1
Vacant	303,579	11.3	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	2,694,627	100.0%		$59,656,307	100.0%	$24.95	122

(1)	Based on the underwritten rent roll dated November 10, 2021.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.
(3)	2033 & Thereafter is inclusive of 56,352 SF. attributable to the WeWork space at The 1001 Woodward property. In lieu of base rent, WeWork pays 50% of gross revenue, which is captured in the percentage rent line item of the lender’s U/W.

The following table presents certain information relating to historical office and retail leasing at the Bedrock Portfolio Properties:

Historical Leased %(1)

2016	2017	2018	2019	2020	As of 11/10/2021(2)
82.5%	81.5%	85.0%	88.9%	92.4%	88.7%

(1)	As provided by the borrowers and reflects year-end occupancy for the indicated year ended December 31 unless specified otherwise.
(2)	Based on the underwritten rent roll dated November 10, 2021.
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LOAN #8: BEDROCK PORTFOLIO

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Bedrock Portfolio Properties:

Cash Flow Analysis(1)

	2018	2019	2020	TTM 9/30/2021	Underwritten(2)	Underwritten $ per SF
Rents In Place(3)	$49,546,085	$52,751,303	$57,994,616	$60,138,958	$59,656,311	$22.14
Vacant Income	0	0	0	0	7,501,625	$2.78
Gross Potential Rent	$49,546,085	$52,751,303	$57,994,616	$60,138,958	$67,157,936	$24.92
Total Reimbursements	8,517,719	9,107,253	8,931,194	7,857,374	12,024,156	$4.46
Percentage Rent	2,421,923	2,615,463	1,377,500	1,277,610	2,991,501	$1.11
Other Rental Storage(4)	1,978,084	2,343,354	2,799,699	2,808,240	2,544,077	$0.94
Gross Potential Income	$62,463,811	$66,817,372	$71,103,009	$72,082,182	$84,717,669	$31.44
Vacancy / Credit Loss	(1,100,662)	(1,099,639)	(1,694,177)	(2,030,041)	(10,418,183)	$(3.87)
Concessions	(89,423)	(49,389)	(45,615)	(44,800)	0	$0
Parking (Contractual)	19,565,127	20,062,906	20,373,075	20,247,590	19,321,511	$7.17
Parking (Transient)	4,382,014	5,250,614	1,860,131	2,231,702	2,004,714	$0.74
Other Income	1,423,306	2,619,763	1,723,795	1,925,200	1,934,739	$0.72
Effective Gross Income	$86,644,173	$93,601,628	$93,320,219	$94,411,832	$97,560,449	$36.21
Total Expenses	44,502,438	46,392,886	39,225,160	38,816,129	39,136,450	$14.52
Net Operating Income	$42,141,735	$47,208,742	$54,095,059	$55,595,704	$58,423,999	$21.68
TI/ LC	0	0	0	0	3,353,632	$1.24
Capital Expenditures	0	0	0	0	660,862	$0.25
Net Cash Flow	$42,141,735	$47,208,742	$54,095,059	$55,595,704	$54,409,505	$20.19

Occupancy(5)	85.0%	88.9%	92.4%	89.9%	88.7%
NOI Debt Yield	9.8%	11.0%	12.6%	12.9%	13.6%
NCF DSCR	2.56x	2.87x	3.28x	3.38x	3.30x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Based on in-place rent roll dated November 10, 2021.
(3)	Underwritten Rents in Place is inclusive of (i) contractual rent steps though December 2022 totaling approximately $1,154,143 and (ii) straight-line average rent over the lease term for investment grade rated tenants totaling $147,485.
(4)	Other Rental Storage includes grossed up multifamily income and other storage income.
(5)	Occupancy represents occupied office and retail space, exclusively.

■	Appraisal. According to the appraisals, the Bedrock Portfolio Properties have an aggregate “as is” appraised value of $724,300,000 as of August 30, 2021 and September 10, 2021.
■	Environmental Matters. According to the Phase I environmental reports dated between September 28, 2021 and October 4, 2021, there are no recognized environmental conditions with recommendations for further action at the Bedrock Portfolio Properties other than a recognized environmental condition with respect to the individual property located at 1700 West Fort Street, Detroit, Michigan, identified in the related Phase I environmental report (the “ESA”) as a potential vapor encroachment condition in association with such property’s mixed-use building for which the environmental consultant recommended a sub-slab investigation to determine the presence of a receptor into the mixed-use building. At loan origination, the related borrowers reserved $250,000 with the lender, representing the amount estimated by the ESA to complete the related mitigation work at such property. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus.
■	Market Overview and Competition. The Bedrock Portfolio is located in downtown Detroit, Michigan, which, according to the appraisal, remains the economic and entertainment focal point of southeast Michigan and serves as a major international crossing with Canada. The Bedrock Portfolio benefits from Detroit’s hub layout that results in many roadways leading from the central business district into the surrounding communities. Detroit is serviced by the Detroit-Metropolitan Wayne County Airport situated approximately 15 miles southwest in the City of Romulus. This international airport serves as the mid-western hub of operation for Delta Airlines, as well as servicing other commercial airlines. Passenger rail service to other cities is provided by Amtrak with the central station located in the New Center area immediately north of the central business district.

According to the appraisal, the primary demand generator in Downtown Detroit has been the growing employment base. A number of large employers have anchored the central business district including Quicken Loans, TitleSource, Blue Cross/Blue Shield, MSX International, Rossetti and Campbell Ewald. Downtown Detroit offers a number of entertainment districts, including Foxtown, three casinos, and the sports venues (Ford Field, home to the NFL’s Detroit Lions; Comerica Park, home to MLB’s Detroit Tigers; and Little Caesars Arena, home to the NBA’s Detroit Pistons and the NHL’s Detroit Red Wings). There are a growing number of restaurants and bars throughout the Downtown area. This district is emerging with new developments and renovation projects that are projected to transform the district.

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LOAN #8: BEDROCK PORTFOLIO

■	According to the appraisal, there have been several recent developments in Downtown Detroit that are expected to have a positive long-term impact on the Downtown market, including Ford’s acquisition of Michigan Central Station in Corktown. Ford is in the process of developing a multi-billion dollar investment in autonomous-vehicle development in Corktown. Additionally, TCF Bank, formerly Chemical Bank, is constructing a new 20-story building downtown that is projected to add an additional 500 workers.

The appraiser identified four comparable office leases with rents ranging from $24.50 to $29.75 per SF. Based on the identified lease comparables, the appraiser concluded market rents ranging between $26.50 and $29.50 per SF. for the seven office properties in the Bedrock Portfolio, generally in-line with underwritten base rents across the office component of the Bedrock Portfolio.

Summary of Comparable Office Leases(1)

Property	Address	Year Built	Building Size (SF.)	Tenant Name	Size (SF.)	Lease Start Date	Lease Term	Rent Per SF.
Bedrock Portfolio Office Tenants(2)		Various	2,694,627					$25.26
One Detroit Center	500 Woodward Ave.	1992	979,477	DT Midstream	22,727	Nov-21	126	$29.75
Renaissance Center	400 E. Jefferson Ave.	1980	7,123,170	Consulate of Italy	4,133	Mar-21	110	$26.00
Fisher Building	3011 W. Grand Blvd.	1928	634,819	Strategic Staffing	57,000	Jan-21	120	$24.50
Hemmeter Building	230 E. Grand River Ave.	1913	56,203	UHY	7,156	Sep-20	60	$25.00
Total / Wtd. Avg.		1945	2,198,417		22,754	21-Mar	116	$25.92

(1)	Source: Appraisal.
(2)	Bedrock Portfolio Office Tenants Rent Per SF. is based on the underwritten rent roll dated as of November 10, 2021.
■	The Borrowers. The Borrowers are Michigan Parking Co LLC, 419 Fort Street LLC, 1001 Brush Street LLC, 1001 Webward LLC, One Webward Avenue LLC, 719 Griswold Associates LLC, 660 Woodward Associates LLC, 1234 Library LLC, 600 Webward Avenue LLC, 611 Webward Avenue LLC, 1505 Webward LLC, 1520 Webward Avenue LLC, Corktown Lofts LLC and WWA Parking LLC, each a Delaware limited liability company structured to be single purpose bankruptcy-remote entity having at least two independent directors in their organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Bedrock Portfolio Loan Combination. The borrower sponsor (the “Bedrock Portfolio Borrower Sponsor”) is Bedrock Detroit, which is owned and controlled by Dan Gilbert and affiliated entities, and the non-recourse carveout guarantor is Rock Backer LLC. Founded in 2011, Bedrock Detroit is a full service commercial real estate firm based in downtown Detroit, specializing in the strategic development of urban cores. With a portfolio of more than 100 properties totaling over 18 million SF., Bedrock Detroit is one of the largest real estate partners in downtown Detroit. Since its founding, Bedrock Detroit and its affiliates have invested and committed more than $5.6 billion to acquiring and developing more than 100 properties, including new construction of ground-up developments in downtown Detroit and Cleveland totaling more than 20 million SF. Bedrock Detroit’s real estate personnel provide a full range of services with in-house teams for each area of expertise, including leasing, acquisition, finance, construction, architecture, historic rehabilitation and property management. Bedrock Detroit’s tenants include leading technology companies and startups, renowned restaurants and national retailers, as well as Detroit locals. Bedrock Detroit also leases mixed-income residential properties to individuals, and acquires and renovates properties for new development. Bedrock Detroit and Dan Gilbert’s family of companies have contributed to the urban revival of Detroit and have demonstrated a strong commitment to the continued growth and stability of the market. The Bedrock Portfolio Borrower Sponsor acquired the Bedrock Portfolio for an aggregate purchase price of approximately $191.2 million and has since invested approximately $464.9 million across the Bedrock Portfolio, resulting in a total cost basis of approximately $656.1 million.

■  Escrows. At loan origination, the borrowers deposited (i) $8,392,690 into an outstanding TI / LC reserve, (ii) approximately $1,696,002 into a real estate tax reserve, (iii) $477,905 into an outstanding free rent reserve, (iv) $280,690 into an ongoing TI / LC reserve, (v) $250,000 into an outstanding environmental reserve with respect to the 1700 West Fort Street individual property, (vi) $241,558 into a required repairs reserve and (vii) $62,336 into a replacement reserve.

Real Estate Taxes and Insurance Reserves. On each monthly due date, the borrowers are required to deposit an amount equal to 1/12th of the estimated annual real estate taxes into the tax reserve account, which is estimated to be $424,000 and 1/12th of estimated insurance premiums, unless the borrower maintains a blanket policy in accordance with the Bedrock Portfolio Loan Combination documents.

Replacement Reserve. On each monthly due date, the borrowers are required to deposit $62,336 into a replacement reserve, subject to a cap of $1,469,568.

TI / LC Reserve. On each monthly due date, the borrowers are required to deposit $280,690, subject to a cap of $5,000,000.

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LOAN #8: BEDROCK PORTFOLIO

■  Lockbox and Cash Management. The Bedrock Portfolio Loan Combination is structured with an in-place hard lockbox for commercial units, the office and retail properties, a springing lockbox for residential units, the multifamily properties and various parking properties, and springing cash management. At loan origination, the borrowers were required to direct each tenant at a property subject to a hard lockbox to remit all rents directly to the applicable lockbox account. In addition, the borrowers are required to cause all cash revenues and all other money received by the borrowers or the property manager with respect to the properties subject to a hard lockbox to be deposited into the applicable lockbox account within one business day of receipt. On each business day on which no Cash Sweep Event (as defined below) is continuing, all amounts in the lockbox account are required to be remitted to a borrower-controlled operating account. Upon the occurrence of a Cash Sweep Event, (i) the borrowers are required to establish lockbox accounts for all properties, and (ii) the borrowers are required to establish a cash management account. On each business day during the continuance of a Cash Sweep Event, all amounts in each lockbox account are required to be remitted to the cash management account. On each due date during the continuance of a Cash Sweep Event, all funds on deposit in the cash management account after payment of debt service on the Bedrock Portfolio Loan Combination, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the Bedrock Portfolio Loan Combination.

A “Cash Sweep Event” means (a) an event of default, (b) the bankruptcy or insolvency of the any of the borrowers or the property manager, or (c) if the debt service coverage ratio based on a trailing three-month period for the Bedrock Portfolio Loan Combination falls below 2.50x.

A Cash Sweep Event may be cured upon the occurrence of the following: (i) with respect to clause (a) above, the acceptance by the lender of a cure of such event of default in accordance with the Bedrock Portfolio Loan Combination documents, (ii) with respect to clause (b) above solely with respect to the borrowers, if the bankruptcy action is an involuntary petition against such individual borrower and no individual borrower has colluded with, or otherwise assisted, such person, and has not solicited creditors for any involuntary petition against such individual borrower from any person and the bankruptcy action is dismissed within 90 days from the filing of such bankruptcy action, (iii) with respect to clause (b) above solely with respect to the property manager, if the applicable individual borrower replaces such property manager with a “Qualified Manager” (as fully described in the Bedrock Portfolio Loan Combination documents) under a replacement management agreement acceptable to the lender in accordance with the Bedrock Portfolio Loan Combination documents, or (iv) with respect to clause (c) above, if the debt service coverage ratio based on the trailing three-month period immediately preceding the date of such determination for two consecutive quarters is not less than 2.50x; provided, however, (A) no event of default has occurred and is continuing under the Bedrock Portfolio Loan Combination documents, (B) the borrowers have paid all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including reasonable attorney’s fees and expenses, and (C) in no event may the borrowers cure a Cash Sweep Event caused by a bankruptcy action caused by any of the borrowers filing a voluntary petition or arising from a person filing an involuntary petition against any of the borrowers and any such borrower has colluded with or otherwise assisted such person with the involuntary petition against the applicable borrower.

■	Property Management. The Bedrock Portfolio is currently managed by Bedrock Management Services LLC, an affiliate of the borrowers.
■	Current Mezzanine or Subordinate Indebtedness. None.
■	Permitted Future Mezzanine or Subordinate Indebtedness. None.
■	Release of Collateral. The Bedrock Portfolio Loan Combination documents permit the release of an individual property (each, an “Individual Property”) from the lien of the mortgage, provided no event of default has occurred and is continuing and upon satisfaction of certain conditions set forth in the Bedrock Portfolio Loan Combination documents, including, without limitation, the following: (a) the amount of the outstanding principal balance of the Bedrock Portfolio Loan Combination to be prepaid must equal or exceed 115% of the allocated loan amount for such applicable Individual Property, (b) the resulting debt service coverage ratio for the remaining Bedrock Portfolio Properties is equal to or greater than 3.10x, (c) unless the Individual Property to be released is subject to a non-monetary event of default that relates solely to such Individual Property and borrower has demonstrated in good faith that it has pursued a cure of the event of default, the Individual Property to be released is conveyed in an arm’s length transfer to a person other than the applicable individual borrower or any of its affiliates, and (d) upon release of the Individual Property, the customary REMIC rules are satisfied.
■	Ground Lease. Portions of the individual property identified as One Woodward (the “One Woodward Property”) consist of leasehold interests. A portion of the One Woodward Property consisting of the southwest portion of the building and patio (“Parcel B”) is ground leased by the related borrower, as the ground lessee, under a ground lease with Lawrence Edwin Burch Living Trust and related individuals who collectively comprise the ground lessor. The related
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LOAN #8: BEDROCK PORTFOLIO

borrower assumed the Parcel B ground lease in 2012, which expires in April 2040 with five, 25-year remaining extension options. The current rent is approximately $43,775 annually. The ground lessee’s interest in the Parcel B ground lease is freely assignable to the leasehold mortgagee without the consent of the ground lessor and, in the event that it is so assigned, is further assignable by the leasehold mortgagee without the need to obtain the consent of the ground lessor. A portion of the One Woodward Property consisting of the sidewalk area around the building, including the ramp to the underground parking (“Parcel C”), is ground leased by the related borrower, as the ground lessee, under a ground lease with the City of Detroit. The Parcel C ground lease is intended to stay in effect for so long as the office building or any replacement thereof remains on the premises immediately adjacent to the leased premises. The borrowers represented in the Bedrock Portfolio Loan Combination documents that no rent is due in connection with the Parcel C ground lease. The Parcel C ground lease does not prohibit an assignment of the ground lessee’s interest in the Parcel C ground lease to the leasehold mortgagee. See “Description of the Mortgage Pool-–Statistical Characteristics of the Mortgage Pool-–Leasehold Interests” in the Prospectus for additional information.

■	Master Leases. Three individual properties, identified as The Qube, Chrysler House, and 1001 Woodward, are subject to master leases that were originally entered into for the purpose of securing historic tax credit investors. None of the historic tax credit investors remain in the ownership of the master tenants, which are now wholly owned indirectly by Detroit Real Estate Holdings Company I LLC, which directly owns each of the borrowers. Each master tenant is required to comply with single purpose entity covenants in the Bedrock Portfolio Loan Combination documents, including having independent directors. Each master tenant granted the lender a mortgage and an assignment of leases and rents on its individual property.
■	Terrorism Insurance. The borrowers are required to maintain terrorism insurance in an amount equal to the full replacement cost of the Bedrock Portfolio Properties plus the cost of rental loss and/or business interruption coverage. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, the lender must accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #9: BELL WORKS

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LOAN #9: BELL WORKS

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LOAN #9: BELL WORKS

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller(2)		CREFI
Location (City / State)	Holmdel, New Jersey	Cut-off Date Balance(2)		$50,000,000
Property Type	Office	Cut-off Date Balance per SF(1)		$153.12
Size (SF)	1,371,470	Percentage of Initial Pool Balance		4.5%
Total Occupancy as of 2/1/2022	90.5%	Number of Related Mortgage Loans		None
Owned Occupancy as of 2/1/2022	90.5%	Type of Security		Fee
Year Built / Latest Renovation	1962, 1964, 1982 / 2017	Mortgage Rate		5.11000%
Appraised Value	$335,200,000	Original Term to Maturity (Months)		120
Appraisal Date	1/31/2022	Original Amortization Term (Months)		NAP
Borrower Sponsors	Ralph Zucker and Jozef Straus	Original Interest Only Period (Months)		120
Property Management	Somerset Holmdel, LLC	First Payment Date		6/6/2022
		Maturity Date		5/6/2032

Underwritten Revenues	$37,490,628
Underwritten Expenses	$17,715,360	Escrows (3)
Underwritten Net Operating Income (NOI)	$19,775,267		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$18,261,235	Taxes	$617,834	$308,917
Cut-off Date LTV Ratio(1)	62.6%	Insurance	$0	Springing
Maturity Date LTV Ratio(1)	62.6%	Replacement Reserve	$0	$24,583
DSCR Based on Underwritten NOI / NCF(1)	1.82x / 1.68x	TI / LC(4)	$8,500,000	Springing
Debt Yield Based on Underwritten NOI / NCF(1)	9.4% / 8.7%	Other(5)	$6,778,984	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$210,000,000	100.0%	Loan Payoff	$170,604,822	81.2%
			Return of Equity	20,132,200	9.6
			Upfront Reserves	15,896,818	7.6
			Closing Costs	3,366,160	1.6
Total Sources	$210,000,000	100.0%	Total Uses	$210,000,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Bell Works Loan Combination (as defined below).
(2)	The Bell Works Mortgage Loan (as defined below) is part of the Bell Works Loan Combination which is comprised of 11 pari passu promissory notes with an aggregate original balance of $210,000,000. The Bell Works Loan Combination was co-originated by Citi Real Estate Funding Inc. (“CREFI”), Bank of Montreal (“BMO”) and Barclays Capital Real Estate Inc. (“BCREI”).
(3)	See “—Escrows” below.
(4)	TI / LC is subject to a cap equal to $8,500,000. See “—Escrows” below.
(5)	Other reserves include an upfront outstanding obligations reserve of $6,778,984 and a springing ongoing put price reserve. See “—Escrows” below.
■	The Mortgage Loan. The Bell Works mortgage loan (the “Bell Works Mortgage Loan”) is part of a loan combination (the “Bell Works Loan Combination”) secured by the borrower’s fee interest in a 1,371,470 SF office property located in Holmdel, New Jersey (the “Bell Works Property”). The Bell Works Loan Combination is comprised of 11 pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $210,000,000. The Bell Works Mortgage Loan is evidenced by controlling Note A-1 with an outstanding principal balance as of the Cut-off Date of $50,000,000 and represents approximately 4.5% of the Initial Pool Balance.

The Bell Works Loan Combination was co-originated on April 8, 2022 by CREFI, BMO and BCREI and accrues interest at a fixed rate of 5.11000% per annum. The Bell Works Loan Combination has an initial term of 120 months, a remaining term of 120 months and is interest-only for the full term. The scheduled maturity date of the Bell Works Loan Combination is the due date that occurs in May 2032. The proceeds of the Bell Works Loan Combination were used to refinance the Bell Works Property, pay origination costs, fund upfront reserves and return equity to the borrower sponsor.

Voluntary prepayment of the Bell Works Loan Combination in whole (but not in part) is prohibited prior to the due date occurring in March 2032. Defeasance of the Bell Works Loan Combination in whole (but not in part) is permitted at any time after the earlier of (i) April 8, 2026 and (ii) the second anniversary of the closing date of the securitization that includes the last note of the Bell Works Loan Combination to be securitized.

The table below summarizes the promissory notes that comprise the Bell Works Loan Combination. The relationship between the holders of the Bell Works Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Serviced Pari Passu Loan Combinations” in the Prospectus.

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LOAN #9: BELL WORKS

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2022-B35	Yes
A-2, A-3	50,000,000	50,000,000	CREFI(1)	No
A-4, A-5, A-6, A-7, A-8	70,000,000	70,000,000	BMO(1)	No
A-9, A-10, A-11	40,000,000	40,000,000	BCREI(1)	No
Loan Combination	$210,000,000	$210,000,000

(1)	Expected to be contributed to one or more future securitization transactions.
■	The Mortgaged Property. The collateral for the Bell Works Loan Combination is a five-story Class A suburban office building located in Holmdel, New Jersey totaling 1,371,470 SF. The Bell Works Property was built in phases in 1962, 1964, and 1982 and recently renovated in 2017. The Bell Works Property is comprised of office and ground floor retail and features a multi-story glass auditorium in the center of the Bell Works Property. The Bell Works Property also features a 360-seat auditorium, banquet room, roof deck, daycare and fitness center. Onsite parking is provided at the Bell Works Property by 4,263 surface parking spaces, resulting in a parking ratio of approximately 3.1 spaces per 1,000 SF. As of February 1, 2022, the Bell Works Property was 90.5% occupied to 108 tenants with the largest tenant accounting for 24.2% of NRA and no other tenant accounting for greater than 6.7% of NRA.

The largest tenant based on underwritten base rent is iCIMS, Inc. (“iCIMS”) (331,378 SF: 24.2% of NRA: 25.1% of UW Base Rent). iCIMS is a software company that specializes in talent acquisition and is headquartered at the Bell Works Property. iCIMS has approximately 4,000 clients, including 40 Fortune 100 companies, and has 2.4 million global platform users. iCIMS talent cloud platform offers employers a single comprehensive talent recruitment platform that connects employers’ human resource and recruitment solutions. iCIMS has been in occupancy at the Bell Works Property since December 2017 with an original lease for 186,602 SF and has expanded its space at the Bell Works Property by an additional 72,388 SF in both August 2019 and February 2021. iCIMS current lease expires in November 2032 and has one, two-year extension option followed by two, five-year extension options. iCIMS is currently “dark” in approximately 75,000 SF of its premises. The Bell Works Loan Combination documents provide that iCIMS will not be deemed to be dark with respect to such portion of its premises to the extent that (w) iCIMS has not alleged in writing any default by the borrower with respect to such portion of the premises (including, without limitation, any failure to perform any landlord work and/or to pay any tenant allowance), (x) iCIMS has paid and continues to pay full unabated rent with respect to the entire demised premises, (y) iCIMS has not requested in writing any reduction in rent with respect to such portion of the premises, and (z) iCIMS continues to occupy, and be open for business in, the balance of its demised premises.

The second largest tenant based on underwritten base rent is Guardian Life Insurance Company of America (“Guardian”) (91,319 SF: 6.7% of NRA: 8.9% of UW Base Rent). Guardian was founded in 1860 in New York City, where it is still headquartered.  Guardian is one of the largest mutual life insurance companies in the United States with $9.3 billion in capital and $1.7 billion in operating income. Guardian serves approximately 29 million people through life insurance products, dental, accident, and disability insurance as well as individual retirement account programs and 401k products. Guardian currently employs approximately 9,000 individuals and has a network of over 2,500 financial representatives.  Guardian’s lease at Bell Works commenced in January 2018 and has a lease expiration in December 2032 followed by three, five-year extension options.

The third largest tenant based on underwritten base rent is Jersey Central Power & Light Company (69,870 SF: 5.1% of NRA: 5.8% of UW Base Rent). Jersey Central Power & Light Company is an electrical utility company servicing approximately 1.1 million customers in central and northern New Jersey and is a subsidiary of FirstEnergy Corporation. Jersey Central Power and Light Company has been a tenant at the Bell Works Property since May 2017 and has a current lease term though December 2027 followed by two, five-year extension options.

■	COVID-19 Update. As of April 8, 2022, the Bell Works Property was open and operational. As of April 8, 2022, no tenants are receiving any rent deferrals or abatements due to the COVID-19 Pandemic. As of April 8, 2022, the Bell Works Loan Combination is not subject to any modifications or forbearance requests. The first payment date of the Bell Works Loan Combination is June 6, 2022. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.
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LOAN #9: BELL WORKS

The following table presents certain information relating to the tenants at the Bell Works Property.

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch / MIS / S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
iCIMS, Inc.	NR/NR/NR	331,378	24.2%	$8,271,612	25.1%	$24.96	11/30/2032	Various(4)
Guardian Life Insurance Company of America	NR/NR/AA+	91,319	6.7	2,922,027	8.9	$32.00	12/31/2032	3, 5-year options
Jersey Central Power & Light Company	BBB/A3/BBB	69,870	5.1	1,921,789	5.8	$27.51	12/31/2027	2, 5-year options
WorkWave LLC	NR/NR/NR	71,667	5.2	1,899,176	5.8	$26.50	5/27/2029	2, 5-year options
International Flavors & Fragrances, L.P.	BBB/Baa3/BBB	60,104	4.4	1,844,047	5.6	$30.68	9/30/2033	2, 5-year options
Cisco Systems	NR/A1/AA-	49,998	3.6	1,312,182	4.0	$26.24	12/31/2023	2, 5-year options
Santander Bank, N.A.	NR/A2/A+	38,954	2.8	1,207,574	3.7	$31.00	4/30/2028	2, 5-year options
Central Reach	NR/NR/NR	26,615	1.9	958,140	2.9	$36.00	10/31/2032	2, 5-year options
Vonage	NR/NR/NR	25,517	1.9	854,820	2.6	$33.50	4/30/2027	2, 2-year options
Spirent Communications(5)	NR/NR/NR	34,389	2.5	821,563	2.5	$23.89	2/28/2030	NAP
Largest Tenants		799,811	58.3%	$22,012,929	66.7%	$27.52
Remaining Tenants		440,996	32.2	$10,990,333	33.3	$24.92
Total Occupied		1,240,807	90.5%	$33,003,261	100.0%	$26.60
Vacant Space		130,663	9.5	NAP	NAP	NAP
Total / Wtd. Avg. All Owned Tenants		1,371,470	100.0%	$33,003,261	100.0%	$26.60

(1)	Based on the underwritten rent roll dated February 1, 2022.
(2)	Credit Ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	UW Base Rent figures are inclusive of contractual rent steps.
(4)	iCIMS, Inc. has one, two-year extension option followed by two, five-year extension options.
(5)	Spirent Communications has a one-time right to terminate it’s lease in its entirety or in part as of February 28, 2027 with nine months’ notice and payment of a termination fee.

The following table presents certain information relating to the lease rollover schedule at the Bell Works Property, based on the initial lease expiration date:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	1,662	0.1%	0.1%	$0	0.0%	$0.00	2
2022	42,134	3.1	3.2%	1,218,576	3.7	$28.92	18
2023	78,933	5.8	8.9%	2,394,956	7.3	$30.34	15
2024	23,561	1.7	10.7%	865,476	2.6	$36.73	12
2025	44,562	3.2	13.9%	1,316,138	4.0	$29.53	8
2026	41,427	3.0	16.9%	1,309,163	4.0	$31.60	10
2027	99,957	7.3	24.2%	2,923,188	8.9	$29.24	6
2028	87,830	6.4	30.6%	2,353,695	7.1	$26.80	6
2029	146,993	10.7	41.3%	4,008,535	12.1	$27.27	14
2030	118,084	8.6	50.0%	2,571,170	7.8	$21.77	10
2031	0	0.0	50.0%	0	0.0	$0.00	0
2032	470,976	34.3	84.3%	12,198,319	37.0	$25.90	5
2033 & Thereafter	84,688	6.2	90.5%	1,844,047	5.6	$21.77	3
Vacant	130,663	9.5	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	1,371,470	100.0%		$33,003,261	100.0%	$26.60	109

(1)	Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this rollover schedule.
(2)	Based on the underwritten rent roll dated February 1, 2022.
(3)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ per SF are inclusive of rent steps.

The following table presents certain information relating to historical leasing at the Bell Works Property:

Historical Leased %(1)

2020	2021	As of 2/1/2022(2)
65.9%	76.6%	90.5%

(1)	As of December 31 unless specified otherwise.
(2)	Based on the underwritten rent roll dated February 1, 2022.
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LOAN #9: BELL WORKS

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Bell Works Property:

Cash Flow Analysis(1)

	2019	2020	2021	TTM 2/28/2022	Underwritten(2)	Underwritten $ per SF
Base Rent	$23,043,362	$26,208,072	$29,412,960	$29,943,564	$32,038,407	$23.36
Contractual Rent Steps(3)	0	0	0	0	964,855	$0.70
Potential Income from Vacant Space	0	0	0	0	4,503,866	$3.28
Total Reimbursements	874,111	688,729	1,584,115	1,084,401	2,133,820	$1.56
Other Income(4)	568,329	341,475	959,018	996,252	1,330,546	$0.97
Event Revenue (net)(5)	8,314	37,558	158,948	226,082	1,023,000	$0.75
Gross Potential Rent	$24,494,116	$27,275,834	$32,115,041	$32,250,300	$41,994,494	$30.62
Vacancy & Credit Loss	(4,177,860)	(2,236,002)	(433,620)	(492,980)	(4,503,866)	($3.28)
Effective Gross Income	$20,316,256	$25,039,832	$31,681,421	$31,757,320	$37,490,628	$27.34

Real Estate Taxes	2,079,066	2,718,393	2,988,992	3,516,964	3,707,005	$2.70
Insurance	667,837	774,217	893,360	900,110	858,262	$0.63
Management Fee	728,324	861,280	1,089,879	1,109,805	1,312,172	$0.96
Other Operating Expenses	10,192,501	9,128,333	10,922,065	11,050,751	11,837,921	$8.63
Total Expenses	$13,667,728	$13,482,223	$15,894,296	$16,577,630	$17,715,360	$12.92

Net Operating Income	$6,648,528	$11,557,609	$15,787,125	$15,179,689	$19,775,267	$14.42
Replacement Reserves	0	0	0	0	295,000	$0.22
TI / LC	0	0	0	0	1,219,032	$0.89
Net Cash Flow	$6,648,528	$11,557,609	$15,787,125	$15,179,689	$18,261,235	$13.32

Occupancy	NAP	65.9%	76.6%	85.9%	88.7%(6)
NOI Debt Yield	3.2%	5.5%	7.5%	7.2%	9.4%
NCF DSCR	0.61x	1.06x	1.45x	1.40x	1.68x

(1)	Based on the underwritten rent roll dated February 1, 2022.
(2)	The increase from TTM 2/28/2022 Net Operating Income to Underwritten Net Operating Income is primarily attributable to potential income from vacant space and contractual rent steps.
(3)	Underwritten Contractual Rent Steps are underwritten through March 1, 2023.
(4)	Other Income includes overtime HVAC reimbursements and net income from co-working space.
(5)	Event Revenue (net) includes net event revenue, access control fees, and other miscellaneous income.
(6)	Underwritten Occupancy is based on the economic occupancy.
■	Appraisal. According to the appraisal, the Bell Works Property has an “as-is” appraised value of $335,200,000 as of January 31, 2022.
■	Environmental Matters. According to the Phase I environmental report dated as of February 14, 2022, a recognized environmental condition was identified related to a spill incident at the Bell Works Property which is currently undergoing remedial investigation.
■	Market Overview and Competition. The Bell Works Property is located in Holmdel, New Jersey within Monmouth County and is considered part of Central New Jersey. As of 2020, the Central New Jersey area had a population of approximately 2.8 million people. Central New Jersey offers a mix of industry employment with the Professional & Business Services and Education & Health Services sectors accounting for 20% and 16.5% of total employment, respectively. Primary access to the Bell Works Property is via the Garden State Parkway and State Routes 35 and 34, all of which run through Holmdel, New Jersey.

The Bell Works Property is located in the Central New Jersey Office submarket. As of the third quarter of 2021, the submarket had an inventory of 84,070,150 SF, a direct vacancy rate of 15.9% and a direct average Class A office base rent of $32.21 PSF. Furthermore, as of the third quarter of 2021, Monmouth County had 12,028,106 SF of office space, a direct vacancy rate of 8.7% and a direct average Class A office rent of $32.95 PSF.

According to the appraisal, the 2021 population and average household income with a one-, three- and five-mile radius of the Bell Works Property was 1,658, 26,186, and 127,105 and $254,706, $238,948 and $169,488, respectively.

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LOAN #9: BELL WORKS

Comparable Leases Summary(1)

Property Name	Tenant Name	City / State	Tenant Leased Space (SF)	Lease Sign Date	Lease Term (months)	Base Rent Per SF
Bell Works	iCIMS, Inc.	Holmdel / NJ	331,378(2)	December 2017(2)	179(2)	$24.96(2)
West Windsor Commons	Bristol Myers Squibb	West Windsor / NJ	117,828	November 2020	90	$35.00
Princeton Forrestal Center	Croda International	Plainsboro / NJ	61,696	April 2020	138	$31.50
250 Industrial Way West	Tyco Submarine Systems	Eatontown / NJ	138,163	October 2019	120	$29.26
The Offices at Metropark	IBM	Edison / NJ	155,000	June 2019	64	$41.00

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated February 1, 2022.
■	The Borrower. The borrower is Somerset Holmdel Development I Urban Renewal, L.P., a New Jersey limited partnership and single purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Bell Works Loan Combination.

The borrower leases the Bell Works Property to Bell Works Master Tenant, LLC, a New Jersey limited liability company (the “Master Lessee”) pursuant to the terms of that certain Master Lease Agreement dated December 14, 2017, as amended (the “Master Lease”) under which the Master Lessee operates the Bell Works Property and pays rent to the borrower. The borrower elected to pass-through to the Master Lessee certain historic rehabilitation tax credits (“HTCs”) to which the borrower is entitled as a result of expenditures incurred in connection with the certified rehabilitation of the Bell Works Property, and the HTCs are not collateral for the Bell Works Loan Combination. An affiliate of the borrower (the “Managing Member of the Master Lessee”) retains a one percent controlling interest in the Master Lessee. The entity which owns 100% of the Managing Member of the Master Lessee has pledged its ownership interest in the Managing Member of the Master Lessee to the lender as collateral for the Bell Works Loan Combination. Pursuant to a subordination, non-disturbance and attornment agreement (the “HTC SNDA”) among the lender, the borrower, the Master Lessee and the 99% equity interest owner of Master Lessee (the “HTC Investor”), the Master Lease is subordinate to the lien of the mortgage in exchange for the lender’s agreement to not terminate the Master Lease until the next business day following the fifth anniversary of the date on which the last qualified rehabilitation expenditure as with respect to the Bell Works Property is first placed in service, but in no event later than April 1, 2026 (the “HTC Recapture Period Expiration Date”). In addition, pursuant to the HTC SNDA the lender must provide HTC Investor with prior written notice of its intention to commence any enforcement action (such as foreclosure) under the Bell Works Loan Combination documents, the lender must provide HTC Investor with all notices of default under the Bell Works Loan Combination Documents, and HTC Investor has a cure period of not less than 10 days with respect to all such defaults. Pursuant to the operating agreement of the Master Lessee, HTC Investor is entitled to certain distributions subject to available cash flow, including an annual “priority return” equal to two percent of its paid-in capital contributions to the Master Lessee. Pursuant to a certain put option agreement between the Managing Member of the Master Lessee and the HTC Investor, the HTC Investor has a put option to cause the Managing Member of the Master Lessee to purchase all of the HTC Investor’s interests in the Master Lessee during the three-month period following the occurrence of the HTC Recapture Period Expiration Date (the “Put Option”). In addition, HTC Investor has certain rights to replace borrower’s general partner and/or the Managing Member of the Master Lessee, subject to the terms and conditions set forth in the HTC SNDA.

The lender has also agreed that, prior to the HTC Recapture Period Expiration Date, on each due date following the first occurrence of a Trigger Period (as defined below), regardless of the existence of an event of default it will disburse to the Master Lessee any revenues from the Bell Works Property that exceed the sum of (i) base Master Lease rent (a portion of which may be subject to deferral due to the unavailable of net operating income, as more particularly described in the Master Lease), (ii) 1/12th of the estimated annual additional rent under the Master Lease (which is calculated based, in part, on net cash flow generated by the Bell Works Property and is payable annually to the extent of available net cash flow), (iii) the monthly replacement reserve deposit amount, (iv) the monthly TI / LC reserve deposit amount (if any), (v) during a Trigger Period, the monthly operating expense amount pursuant to the approved annual budget, and (vi) 1/12th of the projected annual distribution to the Managing Member of Master Lessee (such revenues in excess of the sums set forth in clauses (i)-(vi), the “Excess Revenues”).

The borrower sponsors and non-recourse carveout guarantors are Ralph Zucker and Jozef Straus. Ralph Zucker is the president of Somerset Development, a Holmdel, New Jersey based real estate company specializing in new urbanism and traditional neighborhood design. Jozef Straus is a key principal of Adarsan Holdings Limited, a family investment office based in Ottawa, Ontario, Canada. Adarsan Holdings Limited partners with developers and provides management support, strategic guidance and access to a wide network of investment and industry contacts.

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LOAN #9: BELL WORKS

■	Escrows. At origination of the Bell Works Loan Combination, the borrower deposited approximately (i) $617,834 into a reserve account for real estate taxes or payment-in-lieu-of-tax payments, (ii) $8,500,000 into a reserve account for tenant improvements and leasing commissions and (iii) $6,778,984 into a reserve account for outstanding obligations with respect to certain unfunded free rent and tenant improvement/leasing commissions.

Tax Reserve. The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $308,917).

Insurance Reserve. The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies; provided, however, such insurance reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the Bell Works Loan Combination documents.

Replacement Reserve. The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $24,583.

TI / LC Reserve. The borrower is required to deposit into a tenant improvement and leasing commissions reserve, on a monthly basis, an amount equal to approximately $114,289; provided, however, the borrower will not be required to make such monthly deposit into the tenant improvement and leasing reserve so long as the amount in the tenant improvements and leasing commissions account equals or exceeds $8,500,000.

Put Price Reserve. The borrower is required to deposit into a put price reserve, on a monthly basis, from the payment date occurring in July 2024 through and including the monthly payment date in June 2026, an amount equal to approximately $82,130); provided that such obligation may be satisfied upon delivery to lender of a letter of credit in an amount not less than the amount sufficient to pay to HTC Investor all amounts due and payable in connection with the exercise of the Put Option, which letter of credit serves as additional collateral for the Bell Works Loan Combination for so long as such letter of credit remains outstanding.

■	Lockbox and Cash Management. The Bell Works Loan Combination is structured with a hard lockbox and springing cash management. The borrower or Master Lessee are required to deliver a tenant direction letter to the existing tenants at the Bell Works Property, directing them to remit their rent checks directly to the lender-controlled lockbox. The borrower, manager and Master Lessee are required to cause all rents to be deposited directly into a lender approved lockbox account immediately upon receipt. All funds deposited into the lockbox are required to be transferred on each business day to the extent no Trigger Period (as defined below) exists, either (A) prior to the termination of the Master Lease in accordance with the terms and conditions of the Bell Works Loan Combination documents, to or at the direction of Master Lessee, or (B) on and after the termination of the Master Lease, to or at the direction of the borrower. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Bell Works Loan Combination documents. Prior to the HTC Recapture Period Expiration Date, (i) all Excess Revenues are required to be disbursed to the Master Lessee (regardless of whether a Trigger Event or event of default has occurred), and (ii) all other funds will be applied in accordance with the Bell Works Loan Combination documents, with any excess after such application to be held by the lender in an excess cash flow reserve account as additional collateral for the Bell Works Loan Combination. After the HTC Recapture Period Expiration Date, all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Bell Works Loan Combination documents will be held by the lender in an excess cash flow reserve account as additional collateral for the Bell Works Loan Combination.

A “Trigger Period” means a period commencing upon the occurrence of: (i) an event of default under the Bell Works Loan Combination, (ii) the debt yield on or prior to the payment date occurring in April 2023 falling below 6.75%, (iii) the debt yield after the payment date occurring in April 2023 falling below 7.00%, (iv) the occurrence of a Specified Tenant Trigger Period (as defined below), (v) on May 6, 2031 to the extent (x) iCIMS has not extended or renewed its Specified Tenant Lease (as defined below) for a term of at least 5 years and (y) iCIMS Specified Tenant Lease accounts for 10% or more of the total rental income for the property (provided that, if any portion of the premises which are the subject of the iCIMS Tenant Specified Tenant Lease are subleased to third-party tenants, and such third-party tenant has entered into a direct agreement with borrower or Master Lessee, as applicable, in form and substance acceptable to lender whereby such third-party tenant’s sublease will continue as a direct lease between such third-party tenant and borrower or Master Lessee, as applicable, following the expiration or termination of the iCIMS Tenant Specified Tenant Lease for a term ending not earlier than the date that is three years following the stated maturity date (i.e., May 6, 2035), then such third-party rent due pursuant to said sublease will reduce the total rent due under the iCIMS Tenant Specified Tenant Lease for purposes of the calculations included in this clause (y).

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LOAN #9: BELL WORKS

A Trigger Period may be cured (a) with respect to clause (i) above, upon the acceptance by the lender of a cure of such event of default, (b) with respect to clause (ii) and (iii) above, the date that the debt yield is equal to or greater than 7.00% for two consecutive calendar quarters, (c) with respect to clause (iv) above, a Specified Tenant Trigger Period ceasing to exist as set forth below and (d) with respect to clause (v) above, the satisfaction of the Collateral Cure Condition (as defined below).

“Specified Tenant Trigger Period” means a period (A) with regard to the Specified Tenant (as defined below) commencing upon the first to occur of (i) event of default beyond applicable notice and cure periods, (ii) failing to be in actual, physical possession of the Specified Tenant Space (or applicable portion thereof) unless (A) the discontinuation is to comply with governmental restrictions which restrict the use or occupancy as a result of, or otherwise in connection with, the COVID-19 pandemic, or is due to any acceptable remote-working conditions or (B) solely with respect to iCIMS, the “dark” portion of the premises consists solely of the approximately 75,000 square feet of the premises demised pursuant to iCIMS’ Specified Tenant Lease that have not been improved or fit out and have not historically been occupied, and (w) iCIMS has not alleged in writing any default by borrower with respect to such portion of the premises, (x) iCIMS has paid and continues to pay full unabated rent, (y) iCIMS Tenant has not requested in writing any reduction in rent with respect to such portion of the premises, and (z) iCIMS continues to occupy, and be open for business in, the balance of its demised premises (each a “Permitted Dark Event”), (iii) Specified Tenant gives notice of lease termination, (iv) any termination or cancellation of any Specified Tenant Lease, (v) any bankruptcy or similar insolvency and (vi) failing to extend or renew the applicable Specified Tenant Lease in accordance with the applicable terms and conditions thereof and with the Bell Works Loan Combination for the applicable and (vi) Specified Tenant ceasing to satisfy the Credit Rating Condition; and (B) expiring upon the first to occur of lender’s receipt of evidence reasonably acceptable to lender (which such evidence will include, without limitation, a duly executed estoppel certificate from the applicable Specified Tenant in form and substance acceptable to lender) of (1) the satisfaction of the Specified Tenant Cure Conditions (as defined below) or (2) borrower or Master Lessee, as applicable, leasing the entire Specified Tenant Space (as defined below)(or applicable portion thereof) in accordance with the applicable terms and conditions hereof, the applicable tenant under such lease being in actual, physical occupancy of the space demised under its lease and paying the full amount of the rent due under its lease.

A “Specified Tenant Cure Conditions” means each of the following, as applicable (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant Lease, (ii) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant Space (or applicable portion thereof) subject to Permitted Dark Events, (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant Lease and has re-affirmed the applicable Specified Tenant Lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant Lease in accordance with clause (vi) of the “Specified Tenant Trigger Period”, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant Lease in accordance with the terms for the applicable Specified Tenant renewal term of five years, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant Lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant Lease pursuant to final, non-appealable order of a court of competent jurisdiction, (vi) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant Lease and (vii) in the event the Specified Tenant Trigger Period is due to a Credit Rating Trigger, the applicable Specified Tenant with respect to which such Credit Rating Trigger occurred satisfies the Credit Rating Cure Condition (as defined below).

A “Specified Tenant” means, as applicable, (i) iCIMS, Inc., (ii) any tenant whose lease at the Bell Works Property, individually or when aggregated with all other leases at the Bell Works Property with the same tenant or any affiliates of such tenant, accounts for 15% or more of either (A) the total rental income for the Bell Works Property, or (B) the total square footage of the Bell Works Property, (iii) any other lessee(s) of the Specified Tenant Space (or any portion thereof) and (iv) any guarantor(s) of, or persons providing credit support in relation to, the applicable related Specified Tenant Lease(s). Notwithstanding the foregoing, or anything to the contrary herein, the Master Lessee will not be deemed to be a Specified Tenant.

A “Specified Tenant Lease” means, collectively and/or individually (as the context requires), each lease at the Bell Works Property with a Specified Tenant (including, without limitation, any guaranty or similar instrument furnished thereunder). Notwithstanding the foregoing, or anything to the contrary herein, the Master Lease will not be deemed to be a Specified Tenant Lease.

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LOAN #9: BELL WORKS

A “Specified Tenant Space” means that portion of the Bell Works Property demised as of the date hereof to the initial Specified Tenant pursuant to the initial Specified Tenant Lease. References herein to “applicable portions” of the Specified Tenant Space (or words of similar import) will be deemed to refer to the portion of the Specified Tenant Space demised pursuant to the applicable Specified Tenant Lease(s) entered into after the date hereof in accordance with the applicable terms and conditions of the Bell Works Loan Combination documents.

A “Credit Rating Condition” means, as to any entity, a condition which will be satisfied to the extent that, as of the applicable date of determination, such entity then maintains a long-term unsecured debt rating of at least BBB- from S&P and an equivalent rating from each of Moody’s and Fitch, to the extent the foregoing rate such entity.

A “Credit Rating Cure Condition” means, as to any entity, a condition which will be satisfied to the extent that, as of the applicable date of determination, such entity then maintains a long-term unsecured debt rating of at least BBB- from S&P and, if applicable, an equivalent rating from Moody’s and Fitch.

“Collateral Cure Condition” means that borrower has deposited cash into an account with lender, or has delivered to lender a letter of credit, which, in each case, (i) serves as additional collateral for the Bell Works Loan Combination, and (ii) is in an amount determined by lender in its sole but good-faith discretion to be equal to the amount of excess cash flow that would have been deposited into the excess cash flow account pursuant to the terms of the Bell Works Loan Combination documents during the period from May 6, 2031 through and including the May 6, 2032.

■	Property Management. The Bell Works Property is managed by Somerset Holmdel, LLC, an affiliate of the borrower sponsor.
■	Current Mezzanine or Subordinate Indebtedness. None.
■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.
■	Release of Collateral. The Bell Works Loan Combination documents permit, at any time other than the 60 days prior to and following a securitization of the Bell Works Loan Combination, the borrower to record condominium documents whereby it will impose a condominium regime on its fee interest in the Bell Works Property, which regime will consist of two units, one of which will consist of the air rights above the improvements (the “Upper Unit”) and the other will consist of all of the real property and improvements at the Bell Works Property which are not included in the Upper Unit after which the borrower may obtain the release of the Upper Unit, provided that, among other conditions: (i) the borrower delivers a REMIC opinion, and (ii) if requested by the lender, the borrower delivers a rating agency confirmation with respect to the implementation of the condominium conversion.
■	Township of Holmdel Library Lease & Note: In connection with the borrower’s redevelopment of the Bell Works Property, the borrower has leased a portion of the Bell Works Property to the Township of Holmdel, New Jersey (the “Township”), for use as a library. Pursuant to the related lease documentation, the borrower is required to make an annual payment of $50,000 to the Township for “tenant fit-out” through 2037. Such annual payment obligation is evidenced by a promissory note in the original principal amount of $1,000,000 made by borrower for the benefit of the Township. This promissory note does not bear interest and is freely prepayable at any time.
■	Township Escrow: In connection with the borrower’s redevelopment of the Bell Works Property, the borrower was required to escrow certain funds with the Township in order to pay for the Township’s costs in connection with the redevelopment. As of the date of origination of the Bell Works Loan Combination, approximately $96,181 remained in the escrow, which has been collaterally assigned to lender as additional security for the Bell Works Loan Combination.
■	Solar Panel Leases and Letters of Credit: The borrower is the lessee under three equipment lease agreements with Bank of the West in connection with certain solar panels at the Bell Works Property (the “Solar Panel Leases”). Pursuant to the terms thereof, the borrower has options to purchase the “equipment” (as defined in each Solar Panel Lease) that must each be exercised by no later than December 13, 2022 (the “Solar Panel Lease Purchase Option Deadline”). In connection with the Solar Panel Leases, Bank of the West is the beneficiary under three letters of credit issued by Canadian Imperial Bank of Commerce (the “Solar Panel LOCs”), for which an affiliate of the borrower is the applicant thereunder. There is one Solar Panel LOC associated with each Solar Panel Lease. The borrower has represented in the Bell Works Loan Combination documents that, among other things, on the Solar Panel Lease Purchase Option Deadline, the available amounts under each Solar Panel LOC will exceed the related purchase price under the associated Solar Panel Lease. The Bell Works Loan Combination documents obligate the borrower to timely exercise each Solar Panel Lease purchase option.
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LOAN #9: BELL WORKS

■	Terrorism Insurance. The borrower is required to maintain or cause to be maintained an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Bell Works Property, plus business interruption coverage in an amount equal to 100% of the projected gross income for the Bell Works Property for 18 months with six months of extended indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible no greater than $100,000 unless lender consents to a higher deductible. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.
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B-91

LOAN #10: 2550 M STREET

B-92

LOAN #10: 2550 M STREET

B-93

LOAN #10: 2550 M STREET

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City / State)	Washington, District of Columbia	Cut-off Date Balance(2)		$46,800,000
Property Type	Office	Cut-off Date Balance per SF(1)		$419.16
Size (SF)	207,081	Percentage of Initial Pool Balance		4.2%
Total Occupancy as of 5/6/2022	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 5/6/2022	100.0%	Type of Security		Leasehold
Year Built / Latest Renovation	1978 / 2015	Mortgage Rate		4.60000%
Appraised Value	$132,500,000	Original Term to Maturity (Months)		120
Appraisal Date	10/27/2021	Original Amortization Term (Months)		NAP
Borrower Sponsors	Jayaprasad Vejendla and Rohit Kumar	Original Interest Only Period (Months)		120
Property Management	G&E Real Estate Management Services, Inc.	First Payment Date		5/6/2022
		Maturity Date		4/6/2032

Underwritten Revenues	$15,195,761
Underwritten Expenses	$7,565,364	Escrows(3)
Underwritten Net Operating Income (NOI)	$7,630,397		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$7,574,486	Taxes	$248,086	$248,086
Cut-off Date LTV Ratio(1)	65.5%	Insurance	$0	Springing
Maturity Date LTV Ratio(1)	65.5%	Replacement Reserve	$0	$4,580
DSCR Based on Underwritten NOI / NCF(1)	1.88x / 1.87x	TI / LC(4)	$5,150,000	$0
Debt Yield Based on Underwritten NOI / NCF(1)	8.8% / 8.7%	Other(5)	$145,104	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$86,800,000	62.1%	Purchase Price	$132,250,000	94.7%
Principal’s New Cash Contribution	50,875,250	36.4	Upfront Reserves(4)	5,543,190	4.0
Other Sources(4)	2,000,000	1.4	Closing Costs	1,882,060	1.3
Total Sources	$139,675,250	100.0%	Total Uses	$139,675,250	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the 2550 M Street Loan Combination (as defined below).
(2)	The 2550 M Street Mortgage Loan (as defined below) is part of the 2550 M Street Loan Combination which is comprised of two pari passu promissory notes with an aggregate original balance of $86,800,000.
(3)	See “—Escrows” section below.
(4)	The Upfront TI / LC reserve is satisfied in part by (x) $3,150,000 which has been deposited with the lender, and (y) the remaining $2,000,000 of which was deemed satisfied as a result of borrower delivering to lender the Existing Tenant Letter of Credit (as defined below). See “—Escrows” below for further details.
(5)	Upfront Other reserves include a $145,104 ground rent reserve.
■	The Mortgage Loan. The mortgage loan (the “2550 M Street Mortgage Loan”) is part of a loan combination (the “2550 M Street Loan Combination”) consisting of two pari passu promissory notes in the aggregate outstanding principal balance of $86,800,000 and is secured by a first mortgage encumbering the borrower’s leasehold interest in a 207,081 SF office property located in Washington D.C. (the “2550 M Street Property”). The 2550 M Street Mortgage Loan, evidenced by the controlling Note A-1, has an outstanding principal balance as of the Cut-off Date of $46,800,000 and represents approximately 4.2% of the Initial Pool Balance. The non-controlling Note A-2 had an original principal balance and has an outstanding balance as of the Cut-off Date of $40,000,000. The 2550 M Street Loan Combination was originated by Citi Real Estate Funding Inc. (“CREFI”) on March 31, 2022. The 2550 M Street Loan Combination has an interest rate of 4.60000% per annum. The proceeds of the 2550 M Street Mortgage Loan were used to fund the acquisition of the 2550 M Street Property, fund upfront reserves and pay origination costs.

The 2550 M Street Loan Combination had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The 2550 M Street Loan Combination requires payments of interest only for the entire term of the 2550 M Street Loan Combination. The stated maturity date of the 2550 M Street Combination Loan is the payment date in April 2032. Voluntary prepayment of the 2550 M Street Loan Combination in whole (but not in part) is prohibited prior to the due date occurring in January 2032. Defeasance of the 2550 M Street Loan Combination in whole (but not in part) is permitted at any time after the earlier of (i) March 31, 2026 and (ii) the second anniversary of the date on which the entire 2550 M Street Loan Combination has been securitized.

The table below summarizes the promissory notes that comprise the 2550 M Street Loan Combination. The relationship between the holders of the 2550 M Street Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Serviced Pari Passu Loan Combinations” in the Prospectus.

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LOAN #10: 2550 M STREET

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$46,800,000	$46,800,000	Benchmark 2022-B35	Yes
A-2	40,000,000	40,000,000	CREFI(1)	No
Loan Combination	$86,800,000	$86,800,000

(1)	Expected to be contributed to one or more future securitizations.
■	The Mortgaged Property. The 2550 M Street Property is a 207,081 SF nine story single tenant office building situated on a 0.75-acre site in the Northwest quadrant of Washington D.C. The 2550 M Street Property was built in 1978 and renovated in 2015. The 2550 M Street Property possesses 120 parking spaces, with a parking ratio of 0.58 spaces per 1,000 SF. The 2550 M Street Property is currently 100.0% occupied by a single tenant, Squire Patton Boggs (US) LLP. The 2550 M Street Property is LEED Gold Certified (O + M) since 2012 and includes a cafe for the employees. The 2550 M Street Property is situated between the neighborhoods of Georgetown and Dupont Circle with close proximity to the National Mall. The 2550 M Street Property underwent renovations totalling approximately $23.6 million from 2013-2015.

The sole tenant, Squire Patton Boggs (US) LLP occupies 207,081 SF (100.0% of the NRA, 98.9% of the UW Base Rent) with a lease expiration of April 30, 2032. Squire Patton Boggs (US) LLP is an international law firm with 45 offices in 20 countries. Squire Patton Boggs (US) LLP is one of the leading lobbyist firms in the US and was ranked number 48 on the Global 200 and 39 by Am Law 200. Squire Patton Boggs signed a 220 month lease renewal in 2012 for the entire building with no option to terminate.

■	COVID-19 Update. As of April 6, 2022, the 2550 M Street Property is open and operational. The sole tenant did not receive rent abatements due to the COVID-19 pandemic. As of April 6, 2022, the 2550 M Street Property is not subject to any modifications or forbearance requests. The first payment date of the 2550 M Street Mortgage Loan is May 6, 2022. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The following table presents certain information relating to the sole tenant at the 2550 M Street Property:

Sole Tenant Based on Underwritten Based Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Squire Patton Boggs (US) LLP	NR/NR/NR	207,081	100.0%	$9,718,258	98.9%	$46.93	4/30/2032	1, 5-year option
Total Occupied		207,081	100.0%	$9,718,258	98.9%	$46.93
Remaining Tenants(4)		0	0.0	104,995	1.1	0.00
Vacant		0	0.0	0	0.0	0.00
Total		207,081	100.0%	$9,823,253	100.0%	$47.44

(1)	Based on the underwritten rent roll dated May 6, 2022.
(2)	Credit Ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ per SF include Contractual Rent Steps of $240,649 that include increases for Squire Patton Boggs (US) LLP, T-Mobile Northeast LLC and Nextel Communications of the Mid-Atlantic, Inc. occurring through January 2023.
(4)	Includes UW Base Rent attributable to two antenna tenants, T-Mobile Northeast LLC and Nextel Communications of the Mid-Atlantic, Inc., and The Westbridge Condominium Association Inc.
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LOAN #10: 2550 M STREET

The following table presents certain information relating to the lease rollover schedule at 2550 M Street Property, based on the initial lease expiration date:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024(3)	0	0.0	0.0%	26,671	0.3	$0.00	1
2025(3)	0	0.0	0.0%	73,890	0.8	$0.00	1
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029	0	0.0	0.0%	0	0.0	$0.00	0
2030	0	0.0	0.0%	0	0.0	$0.00	0
2031	0	0.0	0.0%	0	0.0	$0.00	0
2032 & Thereafter	207,081	100.0	100.0%	9,722,692	99.0	$46.95	2
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	207,081	100.0%		$9,823,253	100.0%	$47.44	4

(1)	Based on the underwritten rent roll dated May 6, 2022.
(2)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ per SF include Contractual Rent Steps of $240,649 that include increases for Squire Patton Boggs (US) LLP, T-Mobile Northeast LLC and Nextel Communications of the Mid-Atlantic, Inc. occurring through January 2023.
(3)	Includes UW Base Rent attributable to two antenna tenants, T-Mobile Northeast LLC and Nextel Communications of the Mid-Atlantic, Inc., and The Westbridge Condominium Association Inc.

The following table presents certain information relating to historical leasing at the 2550 M Street Property:

Historical Leased %(1)

12/31/2019	12/31/2020	12/31/2021	As of 5/6/2022(2)
100.0%	100.0%	100.0%	100.0%

(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Based on the underwritten rent roll dated May 6, 2022.
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LOAN #10: 2550 M STREET

■  Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 2550 M Street Property:

Cash Flow Analysis(1)

	2019	2020	2021	Underwritten	Underwritten $ per SF
Base Rent	$8,873,067	$9,096,907	$9,324,969	$9,582,603	$46.27
Contractual Rent Steps(1)	0	0	0	240,649	$1.16
Total Reimbursements	6,036,254	6,058,901	5,997,835	5,676,880	$27.41
Other Income(2)	559,717	567,141	564,950	470,635	$2.27
Gross Potential Rent	$15,469,038	$15,722,949	$15,887,754	$15,970,768	$77.12
Vacancy & Credit Loss	0	0	0	(775,007)	($3.74)
Effective Gross Income	$15,469,038	$15,722,949	$15,887,754	$15,195,761	$73.38

Real Estate Taxes	2,969,178	2,967,057	2,953,674	2,835,123	$13.69
Insurance	33,037	56,471	65,633	98,918	$0.48
Management Fee	464,071	471,688	476,633	455,873	$2.20
Other Operating Expenses	2,467,457	1,913,043	1,955,258	2,286,967	$11.04
Ground Rent	0	0	0	1,888,484	$9.12
Total Expenses	$5,933,743	$5,408,260	$5,451,197	$7,565,364	$36.53

Net Operating Income	$9,535,295	$10,314,689	$10,436,557	$7,630,397	$36.85
Replacement Reserves	0	0	0	55,912	$0.27
TI / LC	0	0	0	0	$0.00
Net Cash Flow	$9,535,295	$10,314,689	$10,436,557	$7,574,486	$36.58

Occupancy(3)	100.0%	100.0%	100.0%	95.0%
NOI Debt Yield (4)	11.0%	11.9%	12.0%	8.8%
NCF DSCR (4)	2.36x	2.55x	2.58x	1.87x

(1)	Contractual Rent Steps of $240,649 include increases for Squire Patton Boggs (US) LLP, T-Mobile Northeast LLC and Nextel Communications of the Mid-Atlantic, Inc. occurring through January 2023.
(2)	Other Income includes items such as parking income, HVAC after-hours income, and miscellaneous operating income.
(3)	Underwritten occupancy is based on the economic occupancy.
(4)	Calculated based on the 2550 M Street Loan Combination.
■	Appraisal. According to the appraisal, the 2550 M Street Property has an “as is” appraised value of $132,500,000 as of October 27, 2021.
■	Environmental Matters. According to the Phase I environmental report, dated November 8, 2021, there are no recognized environmental conditions or recommendations for further action at the 2550 M Street Property.
■	Market Overview and Competition. 2550 M Street Property is located in Washington D.C. within the Washington-Arlington-Alexandria, DC-VA-MD-WV Metropolitan Statistical Area (the “MSA”) and is part of the West End submarket of the District of Columbia. As of October 2021, total employment in the MSA was approximately 3,312,981 with an unemployment rate around 4.9%. The leading industries are Professional/Scientific/Tech Services, Public Administration and Health Care. The MSA is expected to benefit from the opening of the Amazon HQ2 in Crystal City, Virginia. The Amazon HQ2 is expected to be completed in 2023 and is projected to bring approximately 25,000 new jobs to the area. The 2550 M Street Property benefits from its proximity to the central business district located east of the 2550 M Street Property as well as Constitution Avenue and the National Mall to the south. The 2550 M Street Property can be accessed by Interstate 66, which connects the West End submarket to Northern Virginia. The subject is also located close by to the Ronald Reagan National Airport.

As of the second quarter of 2021, the overall West End office submarket contained approximately 2.9 million SF of inventory, had a 21.3% vacancy rate and had an average asking rent of $54.94 per SF.

According to the appraisal, the 2021 population within a one-, three- and five-mile radius of the 2550 M Street Property was 45,699, 376,685 and 808,987, respectively. The 2021 median household income within a one-, three- and five-mile radius of the 2550 M Street Property was $114,615, $113,985, and $109,820, respectively.

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LOAN #10: 2550 M STREET

The following table displays four comparable office properties for the 2550 M Street Property:

Summary of Comparable Leases(1)

Property Name	Tenant Name	Tenant Leased Space (SF)	Lease Sign Date	Lease Term (months)	Base Rent Per SF
2550 M Street	Squire Patton Boggs (US) LLP	207,081(2)	January 2014(2)	220(2)	$46.93(2)
2000 K Street NW	Stradley Ronon	20,283	May 2021	126	$48.00
2100 L Street NW	Morrison Foerster (Flrs. 7-10)	80,000	January 2021	192	$58.50
1901 L Street NW	Axen, Veltrop	33,871	December 2020	180	$52.00
1900 N Street NW	Goodwin Procter (Flrs, 10-12)	80,329	June 2019	180	$59.00

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated May 6, 2022.
■	The Borrower. The borrower under the 2550 M Street Mortgage Loan is M Street West End DC LLC, a newly formed single-purpose Delaware limited liability company, 100% owned by M Street West End DC LP, a Delaware limited partnership, which is 65% owned by QI M Street LLC, a Delaware limited liability company and 35.0% owned by Nome M Street LLC, a Delaware limited liability company. The borrower delivered a non-consolidation opinion in connection with the origination the 2550 M Street Mortgage Loan.

The borrower sponsors and non-recourse carveout guarantors are Jayaprasad Vejendla and Rohit Kumar. Both Jayaprasad Vejendla and Rohit Kumar are principals of Nome Capital Partners LLC, a California limited liability company, based in San Francisco. The real estate investment company was founded in 2014 by Mr. Kumar. The firm invests in and manages income generating commercial real estate, with a current portfolio totaling approximately $762 million.

■	Escrows. At origination of the 2550 M Street Loan Combination, the borrower deposited approximately (i) $248,086 into a real estate tax reserve account, (ii) $145,104 into a ground rent reserve account, and (iii) $3,150,000 into a tenant improvement and leasing commissions reserve account, provided the lender may require the borrower to deposit an additional $2,000,000 into such reserve within two business days of written notice from lender (for a total required deposit of $5,150,000) in the event for any reason lender is unable to draw on an existing $2,000,000 tenant letter of credit from the tenant under the Specified Tenant Lease delivered by such tenant to borrower, and deposited by borrower with the lender under the 2550 M Street Loan Combination (the “Existing Tenant Letter of Credit”), upon an event of default under 2550 M Street Loan Combination documents, regardless of whether the lender’s inability to draw upon the Existing Tenant Letter of Credit is due to a refusal or undue delay by the issuing bank, any termination, cancellation, or other unavailability of the Existing Tenant Letter of Credit, the absence of the right to draw such Existing Tenant Letter of Credit pursuant to the terms and conditions of the Specified Tenant Lease (as defined below), or for any other reason whatsoever.

Tax Reserve. The borrower is required to deposit into a real estate tax reserve at any time the Tax Account Waiver Conditions (as defined below) are not satisfied, on a monthly basis, 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $248,086). “Tax Account Waiver Conditions” means that each of the following conditions are satisfied: (i) no Trigger Period (as defined below) has occurred and is continuing, (ii) Specified Tenant (as defined below) is obligated to pay all taxes directly to the applicable governmental authority pursuant to the Specified Tenant Lease, and (iii) Specified Tenant continues to make such payments of taxes and the lender receives evidence of such payment by no later than the dates required under the 2550 M Street Loan Combination documents.

Insurance Reserve. The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies; provided, however, such insurance reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the 2550 M Street Loan Combination documents.

Replacement Reserve. The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $4,580.

■	Lockbox and Cash Management. The 2550 M Street Loan Combination is structured with a springing lockbox and springing cash management. The borrower is required, upon the occurrence of a Trigger Period, to deliver a tenant direction letter to the existing tenant at the 2550 M Street Property, directing them to remit their rent checks directly to the lender-controlled lockbox (provided, that, if the borrower fails to do so, the lender may deliver the tenant direction letter delivered to lender at origination of the 2550 M Street Loan Combination). On the first occurrence of a Trigger Period, the borrower is required to cause revenue received by the borrower or any applicable property manager from the property to be deposited into such lockbox promptly upon receipt. All funds deposited into the lockbox are required
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LOAN #10: 2550 M STREET

to be transferred on each business day to or at the direction of the borrower unless a Trigger Period exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the 2550 M Street Loan Combination documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the 2550 M Street Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the 2550 M Street Loan Combination. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the 2550 M Street Loan Combination documents, the lender will apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period (A) commencing upon the earliest to occur of (i) an event of default, (ii) the debt yield falling below 7.25%, and (iii) the occurrence of a Specified Tenant Trigger Period; and (B) expiring upon (a) with regard to any Trigger Period commenced in connection with clause (i), the cure (if applicable) of such event of default, (b) with regard to any Trigger Period commenced in connection with clause (ii), the debt yield remains equal to or greater than 7.50% for two consecutive calendar quarters, and (iii) with regard to any Trigger Period commenced in connection with clause (iii) a Specified Tenant Trigger Period ceasing to exist.

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) Specified Tenant being in material non-monetary default under its lease beyond all applicable notice and grace periods, (ii) Specified Tenant failing to be in actual, physical possession of its Specified Tenant Space (as defined below) (or applicable portion thereof), failing to be open for business during customary hours and/or “going dark” in its Specified Tenant Space (or applicable portion thereof), (iii) Specified Tenant giving notice that it is terminating its lease for all of its Specified Tenant Space (or applicable portion thereof), (iv) any termination or cancellation of any Specified Tenant Lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant Lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of any Specified Tenant, and (vi) the occurrence of a Renewal Trigger (as defined below); and (B) expiring upon the first to occur of lender’s receipt of evidence reasonably acceptable to lender (which such evidence will include, without limitation, a duly executed estoppel certificate from the applicable Specified Tenant in form and substance acceptable to Lender, unless the applicable Specified Tenant refuses to deliver the such an estoppel certificate and Borrower has used commercially reasonable efforts to require delivery of thereof) of (1) the satisfaction of the Specified Tenant Cure Conditions (as defined below) or (2) (x) with respect to the Specified Tenant Space demised to the initial Specified Tenant on the Closing Date, (A) borrower leasing 60% of such Specified Tenant Space in accordance with the applicable terms and conditions of the 2550 M Street Loan Combination documents, the applicable tenant under such lease being in actual, physical occupancy of, and open to the public for business in, the space demised under its lease and paying the full amount of the rent due under its lease and (B) the debt yield is equal to or greater than 8.50% for two consecutive calendar quarters, and (y) with respect to the Specified Tenant Space demised to any other Specified Tenant, the borrower leasing the entire Specified Tenant Space (or applicable portion thereof) in accordance with the applicable terms and conditions of the 2550 M Street Loan Combination documents, the applicable tenant under such lease being in actual, physical occupancy of, and open to the public for business in, the space demised under its lease and paying the full amount of the rent due under its lease. Notwithstanding the foregoing, in the event that the only Specified Tenant Trigger Period to exist is due to the occurrence of a Renewal Trigger (as defined below), then no Specified Tenant Trigger Period will be deemed to exist for so long as borrower deposits the Renewal Trigger Monthly Deposit Amount.

“Specified Tenant Cure Conditions” means (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant Lease, (ii) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant Space (or applicable portion thereof), open to the public for business during customary hours and not “dark” in the Specified Tenant Space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant Lease and has re-affirmed the applicable Specified Tenant Lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified

Tenant Lease in accordance with clause (vi) of the definition of “Specified Tenant Trigger Period”, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant Lease in accordance with the terms hereof and thereof for the applicable Specified Tenant Renewal Term (defined below), (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant Lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant Lease pursuant to final, non-appealable order of a court of competent jurisdiction and (vi) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant Lease.

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LOAN #10: 2550 M STREET

A “Specified Tenant” means (i) Square Patton Boggs (US) LLP and (ii) any other lessee(s) of 25% or more of the initial Specified Tenant Space as of origination of the 2550 M Street Loan Combination (or any portion thereof) and any guarantor(s) of the applicable related Specified Tenant lease.

A “Specified Tenant Renewal Term” means five years.

A “Specified Tenant Space” means that portion of the 2550 M Street Property demised to the Specified Tenant pursuant to the Specified Tenant Lease.

A “Specified Tenant Lease” means collectively and/or individually (as the context requires), each lease at the 2550 M Street Property with a Specified Tenant (including, without limitation, any guaranty or similar instrument furnished thereunder).

A “Renewal Trigger” means either (i) at any time between 36 and 24 months prior to the expiration of the then applicable term of the applicable Specified Tenant Lease, Specified Tenant gives notice of its intent to not extend or renew the applicable Specified Tenant Lease or (ii) Specified Tenant failing to extend or renew the applicable Specified Tenant Lease on or prior to the date occurring 24 months prior to the expiration of the then applicable term of the applicable Specified Tenant Lease in accordance with the applicable terms and conditions thereof.

A “Renewal Trigger Monthly Deposit Amount” means (i) for the period commencing on May 1, 2029, and continuing through (and including) April 30, 2030, $601,772.07, (ii) for the period commencing on May 1, 2030, and continuing through (and including) April 30, 2031, $623,770.94, and (iii) for the period commencing on May 1, 2031, and continuing through (and including) the stated maturity date, $646,336.05.

■	Property Management. The 2550 M Street Property is managed by G&E Real Estate Management Services, Inc., a Delaware corporation, doing business as Newmark Knight Frank.
■	Ground Lease. The 2550 M Street Property is subject to a ground lease between Georgetown Income Partners LLC, as landlord and M Street West End DC LLC, as tenant. The ground lease is set to expire in March 2121. The fixed annual rent payable by the tenant is paid monthly and is currently $1,700,000.04 per annum. The ground lease was established in connection with acquisition of the 2550 M Street Property between the borrower and the seller. The rent under the ground lease is subject to fixed increases for the first six years, 2.0% increases in years seven through 15, and increases by the greater of (a) CPI or (b) 2.0% thereafter.
■	Current Mezzanine or Subordinate Indebtedness. None.
■	Permitted Future Mezzanine or Subordinate Indebtedness. Not Permitted.
■	Release of Collateral. Not Permitted.
■	Terrorism Insurance. The 2550 M Street Loan Combination documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 2550 M Street Property, plus business interruption coverage in an amount equal to 100% of the projected gross income for the 2550 M Street Property until the completion of restoration or the expiration of 24 months, with a 6-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.
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B-101

loan #11: nut tree plaza

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City / State)	Vacaville, California	Cut-off Date Balance(2)		$46,200,000
Property Type	Retail	Cut-off Date Balance per SF(1)		$227.07
Size (SF)	369,932	Percentage of Initial Pool Balance		4.1%
Total Occupancy as of 3/1/2022	95.5%	Number of Related Mortgage Loans		None
Owned Occupancy as of 3/1/2022	95.5%	Type of Security		Fee
Year Built / Latest Renovation	2006 / 2008	Mortgage Rate		4.74000%
Appraised Value	$125,000,000	Original Term to Maturity (Months)		120
Appraisal Date	3/11/2022	Original Amortization Term (Months)		NAP
Borrower Sponsors	Tower Investments, LLC and Nella Invest, LLC	Original Interest Only Period (Months)		120
Property Management	DPM Pacific, Inc.	First Payment Date		6/6/2022
		Maturity Date		5/6/2032

Underwritten Revenues	$12,494,146
Underwritten Expenses	$4,259,008	Escrows
Underwritten Net Operating Income (NOI)	$8,235,138		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$7,519,190	Taxes	$844,447	$140,741
Cut-off Date LTV Ratio(1)	67.2%	Insurance	$0	Springing
Maturity Date LTV Ratio(1)	67.2%	Replacement Reserve	$1,166,541	$7,707
DSCR Based on Underwritten NOI / NCF(1)	2.04x / 1.86x	TI / LC(3)	$0	$50,000
Debt Yield Based on Underwritten NOI / NCF(1)	9.8% / 9.0%	Other(4)	$786,262	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$84,000,000	64.9%	Purchase Price	$124,500,000	96.3%
Principal’s New Cash Contribution	43,600,533	33.7	Upfront Reserves	2,797,249	2.2
Other Sources	1,739,486	1.3	Closing Costs	2,042,770	1.6
Total Sources	$129,340,019	100.0%	Total Uses	$129,340,019	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Nut Tree Plaza Loan Combination (as defined below).
(2)	The Nut Tree Plaza mortgage loan (“Nut Tree Plaza Mortgage Loan”) is part of the Nut Tree Plaza loan combination (“Nut Tree Plaza Loan Combination”) which is comprised of two pari passu promissory notes with an aggregate original balance of $84,000,000.
(3)	The TI / LC reserve is to be funded monthly equaling approximately $600,000 per annum, subject to a cap for such reserve of $1,800,000. The TI / LC Reserve will be replenished at the monthly amount if borrower draws down on such reserve after the cap is reached.
(4)	Upfront other reserves includes an approximately (i) $558,199 Deferred Maintenance Reserve, (ii) $191,569 Obligation Reserve, and (iii) $36,494 Free Rent Reserve.

■	COVID-19 Update. As of April 12, 2022, the Nut Tree Plaza property (“Nut Tree Plaza Property”) is open and operational. The tenant did not receive rent abatements due to the COVID-19 pandemic. As of April 12, 2022, the Nut Tree Plaza Property is not subject to any modifications or forbearance requests. The first payment date of the Nut Tree Plaza Property is June 6, 2022. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$46,200,000	$46,200,000	Benchmark 2022-B35	Yes
A-2	37,800,000	37,800,000	Wells Fargo Bank, N.A.(1)	No
Loan Combination	$84,000,000	$84,000,000

(1)	Expected to be contributed to one or more future securitizations.

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loan #11: nut tree plaza

The following table presents certain information relating to the tenants at the Nut Tree Plaza Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (MIS/Fitch/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Best Buy	A3/NR/BBB+	30,038	8.1%	$614,577	6.8%	$20.46	1/31/2027	1, 5-year option
Nordstrom Rack	Ba1/BBB-/BB+	27,804	7.5%	$519,935	5.7%	$18.70	10/25/2027	4, 5-year options
PetSmart	B2/NR/B	20,112	5.4%	$444,475	4.9%	$22.10	8/31/2026	1, 5-year option
Michaels	B1/NR/B	22,170	6.0%	$430,098	4.8%	$19.40	2/29/2024	3, 5-year options
HomeGoods	A2/NR/A	25,376	6.9%	$393,328	4.3%	$15.50	9/30/2027	2, 5-year options
Old Navy/GAP	Ba2/NR/BB	18,768	5.1%	$365,976	4.0%	$19.50	9/30/2026	None
Fentons Creamery	NR/NR/NR	7,417	2.0%	$363,433	4.0%	$49.00	12/31/2025	None
Cost Plus	B1/NR/B+	18,301	4.9%	$350,281	3.9%	$19.14	1/31/2024	2, 5-year options
Beverages & More, Inc	NR/NR/NR	10,005	2.7%	$281,341	3.1%	$28.12	1/31/2024	2, 5-year options
Amarillo College of Hairdressing	NR/NR/NR	18,107	4.9%	$264,000	2.9%	$14.58	1/31/2026	1, 5-year option
Ten Largest Owned Tenants		198,098	53.5%	$4,027,444	44.5%	$20.33
Remaining Tenants		155,030	41.9%	5,024,866	55.5%	$32.41
Vacant		16,804	4.5%	$0	0.0%	$0.00
Total / Wtd. Avg.		369,932	100.0%	9,052,310	100.0%	$25.63

(1)	Based on the underwritten rent roll dated March 1, 2022.
(2)	Credit Ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ per SF include contractual rent steps of $109,515 underwritten for various tenants through April 1, 2023.

The following table presents certain information relating to the lease rollover schedule at the Nut Tree Plaza Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	9,689	2.6%	2.6%	$392,403	4.3%	$40.50	7
2023	34,252	9.3%	11.9%	$1,039,817	11.5%	$30.36	10
2024	70,359	19.0%	30.9%	$1,746,671	19.3%	$24.83	13
2025	21,330	5.8%	36.7%	$918,082	10.1%	$43.04	7
2026	78,519	21.2%	57.9%	$1,792,553	19.8%	$22.83	10
2027	114,801	31.0%	88.9%	$2,538,468	28.0%	$22.11	10
2028	4,144	1.1%	90.0%	$184,648	2.0%	$44.56	1
2029	0	0.0%	90.0%	$0	0.0%	$0.00	0
2030	0	0.0%	90.0%	$0	0.0%	$0.00	0
2031	2,707	0.7%	90.8%	$86,836	1.0%	$32.08	2
2032	17,327	4.7%	95.5%	$352,831	3.9%	$20.36	3
2033 &Thereafter	0	0.0%	95.5%	$0	0.0%	$0.00	0
Vacant	16,804	4.5%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	369,932	100.0%		$9,052,310	100.0%	$25.63	63

(1)	Based on the underwritten rent roll dated March 1, 2022.
(2)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ per SF include contractual rent steps of $109,515 underwritten for various tenants through April 1, 2023.

The following table presents certain information relating to historical leasing at the Nut Tree Plaza Property:

Historical Leased %(1)

12/31/2019	12/31/2020	12/31/2021	As of 3/1/2022(2)
96.2%	88.7%	95.1%	95.5%

(1)	Historical occupancies are as of December 31 of each respective year unless otherwise specified.
(2)	Based on the underwritten rent roll dated March 1, 2022.

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loan #11: nut tree plaza

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Nut Tree Plaza Property:

Cash Flow Analysis(1)

	2019	2020	2021	TTM 2/28/2022	Underwritten	Underwritten $ per SF

Base Rent	$9,188,048	$8,887,633	$9,216,907	$9,181,868	$8,942,795	$24.17
Contractual Rent Steps(2)	0	0	0	0	109,515	0.30
Expense Reimbursements	2,759,208	2,795,803	2,683,507	2,846,136	3,028,103	8.19
Potential Income from Vacant Space	0	0	0	0	781,175	2.11
Gross Revenue	$11,947,256	$11,683,436	$11,900,414	$12,028,004	$12,861,588	$34.77

Other Income(3)	325,969	84,386	325,931	403,470	403,470	1.09
Percentage Rent	0	0	0	0	10,263	0.03
Vacancy & Credit Loss	(20,399)	(1,006,060)	289,642	575,987	(781,175)	(2.11)
Effective Gross Income	$12,252,825	$10,761,762	$12,515,987	$13,007,462	$12,494,146	$33.77

Real Estate Taxes	1,552,438	1,585,942	1,588,039	1,570,840	1,644,218	4.44
Insurance	157,727	162,264	208,988	212,699	194,782	0.53
NT Plaza & LED Contract(4)	349,325	202,556	180,635	252,834	320,265	0.87
Other Operating Expenses	1,873,911	1,754,877	2,040,074	2,133,038	2,099,743	5.68
Total Operating Expenses	$3,933,401	$3,705,640	$4,017,737	$4,169,411	$4,259,008	$11.51

Net Operating Income	$8,319,424	$7,056,122	$8,498,250	$8,838,051	$8,235,138	$22.26
Replacement Reserves	0	0	0	0	92,483	0.25
TI / LC	0	0	0	0	623,464	1.69
Net Cash Flow	$8,319,424	$7,056,122	$8,498,250	$8,838,051	$7,519,190	$20.33

Occupancy	96.2%	88.7%	95.1%	96.2%	93.9%(5)
NOI Debt Yield(6)	9.9%	8.4%	10.1%	10.5%	9.8%
NCF DSCR(6)	2.06x	1.75x	2.11x	2.19x	1.86x

(1)	Based on the underwritten rent roll dated March 1, 2022.
(2)	Contractual Rent Steps of $109,515 include rent escalations through April 1, 2023.
(3)	Other Income includes NT Plaza income and LED signage income.
(4)	NT Plaza and LED Contract includes expenses associated with the carousel, train, and plaza operations. The item also includes non-reimbursable G&A expenses.
(5)	Underwritten occupancy is based on the economic occupancy.
(6)	Calculated based on the Nut Tree Plaza Loan Combination.

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B-105

loan #12: EXCHANGERIGHT NET LEASED PORTFOLIO #55

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	34	Loan Seller		CREFI
Location (City / State)(1)	Various / Various	Cut-off Date Balance(3)		$40,000,000
Property Type	Retail	Cut-off Date Balance PSF(2)(3)		$138.91
Size (SF)	747,953	Percentage of Initial Pool Balance		3.6%
Total Occupancy as of 5/1/2022	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 5/1/2022	100.0%	Type of Security		Fee
Year Built / Latest Renovation(1)	Various / Various	Mortgage Rate		4.58000%
Appraised Value(1)	$195,600,000	Original Term to Maturity (Months)		120
Appraisal Date	Various	Original Amortization Term (Months)		NAP
Borrower Sponsor	ExchangeRight Real Estate, LLC	Original Interest Only Period (Months)		120
Property Management	NLP Management, LLC	First Payment Date		6/1/2022
		Maturity Date		5/1/2032
Underwritten Revenues	$10,181,784
Underwritten Expenses	$254,545	Escrows
Underwritten Net Operating Income (NOI)	$9,927,240		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$9,815,047	Taxes	$387,576	$129,192
Cut-off Date LTV Ratio(2)	53.1%	Insurance	$0	Springing
Maturity Date LTV Ratio(2)	53.1%	Replacement Reserve	$0	Springing
DSCR Based on Underwritten NOI / NCF(2)	2.06x / 2.03x	TI / LC	$1,500,000	Springing
Debt Yield Based on Underwritten NOI / NCF(2)	9.6% / 9.4%	Other(4)	$380,760	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$103,900,000	50.8%	Purchase Price(5)	$197,829,395	96.7%
Principal New Cash Contribution	100,606,605	49.2	Closing Costs	4,408,873	2.2
			Upfront Reserves	2,268,336	1.1
Total Sources	$204,506,605	100.0%	Total Uses	$204,506,605	100.0%

(1)	See the “Portfolio Summary” chart below for the Location (City / State), Year Built / Latest Renovation, and the Appraised Values of the individual ExchangeRight Net Leased Portfolio #55 Properties (as defined below).
(2)	Calculated based on the aggregate outstanding principal balance of the ExchangeRight Net Leased Portfolio #55 Loan Combination (as defined below).
(3)	The Cut-off Date Balance of $40,000,000 represents the controlling note A-1-A (the “ExchangeRight Net Leased Portfolio #55 Mortgage Loan”), which is part of the ExchangeRight Net Leased Portfolio #55 loan combination (the “ExchangeRight Net Leased Portfolio #55 Loan Combination”).
(4)	Other Upfront reserves consist of $200,000 for an unfunded obligations reserve and $180,760 for an immediate repair reserve.
(5)	The borrower sponsor acquired the ExchangeRight Net Leased #55 Properties between January 2022 and March 2022 for a combined purchase price of $197,829,395. The ExchangeRight Net Leased Portfolio #55 Properties were unencumbered at the time of origination.

The table below summarizes the promissory notes that comprise the ExchangeRight Net Leased Portfolio #55 Loan Combination. The relationship between the holders of the ExchangeRight Net Leased Portfolio #55 Loan Combination will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Serviced Pari Passu Loan Combinations” in the Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-A	$40,000,000	$40,000,000	Benchmark 2022-B35	Yes
A-1-B	22,340,000	22,340,000	CREFI(1)	No
A-2	41,560,000	41,560,000	BCREI(1)	No
Total Loan	$103,900,000	$103,900,000

(1)	Expected to be contributed to one or more future securitizations.

B-106

loan #12: EXCHANGERIGHT NET LEASED PORTFOLIO #55

The following table presents certain information relating to the individual ExchangeRight Net Leased Portfolio #55 Properties: (the “ExchangeRight Net Leased Portfolio #55 Properties”):

ExchangeRight Net Lease Portfolio #55 Portfolio Summary

Property Name	City, State	Year Built / Renovated	Net Rentable Area (SF)	Property Occupancy(2)	Loan Combination Cut-off Date Balance	% Loan Combination Cut-off Date Balance	Appraised Value(1)	UW NCF
Walmart Neighborhood Market - Prairieville (Airline), LA	Prairieville, LA	2017 / NAP	41,917	100.0%	$9,925,000	9.6%	$16,700,000	$795,148
Pick N Save - Sun Prairie (Main), WI	Sun Prairie, WI	2009 / NAP	61,048	100.0	9,635,000	9.3%	17,000,000	871,765
Schnucks - Love's Park (Harlem), IL	Loves Park, IL	1998 / NAP	142,357	100.0	9,180,000	8.8%	16,100,000	851,687
Walmart Neighborhood Market - Thibodaux (Main), LA	Thibodaux, LA	2015 / NAP	42,311	100.0	8,905,000	8.6%	14,900,000	712,683
Walmart Neighborhood Market - Houma (Park), LA	Houma, LA	2016 / NAP	44,237	100.0	8,666,000	8.3%	14,700,000	698,136
Publix - Decatur (Point), AL	Decatur, AL	2018 / NAP	45,600	100.0	6,065,000	5.8%	10,800,000	521,623
PNC Bank - Clarendon Hills (Holmes), IL	Clarendon Hills, IL	1986 / NAP	15,896	100.0	5,224,000	5.0%	9,180,000	519,071
Walmart Neighborhood Market - New Iberia (Parkview), LA	New Iberia, LA	2016 / NAP	41,952	100.0	4,930,000	4.7%	14,200,000	675,970
Walmart Neighborhood Market - Opelousas (Union), LA	Opelousas, LA	2016 / NAP	43,240	100.0	4,495,000	4.3%	12,000,000	571,610
Walmart Neighborhood Market - Meraux (Archbishop), LA	Meraux, LA	2016 / NAP	42,311	100.0	4,390,000	4.2%	12,400,000	592,144
CVS Pharmacy - Auburn (Opelika), AL	Auburn, AL	2009 / NAP	13,253	100.0	3,760,000	3.6%	6,730,000	346,885
Huntington Bank- Clarksburg (Pike), WV	Clarksburg, WV	1966 / NAP	43,500	100.0	2,569,000	2.5%	4,550,000	229,906
CVS Pharmacy - Grand Rapids (Fuller), MI	Grand Rapids, MI	2000 / NAP	10,965	100.0	2,090,000	2.0%	3,710,000	215,747
O'Reilly Auto Parts - Madison (Commerce), WI	Madison, WI	1994 / NAP	16,240	100.0	1,823,000	1.8%	3,200,000	158,765
U.S. Bank - Northlake (North), IL	Northlake, IL	1961 / NAP	5,300	100.0	1,730,000	1.7%	3,090,000	170,701
CVS - Tullahoma (Jackson), TN	Tullahoma, TN	1997 / NAP	9,600	100.0	1,652,000	1.6%	3,000,000	138,523
7-Eleven- La Grange (Ogden), IL	La Grange, IL	1997 / NAP	3,000	100.0	1,544,000	1.5%	2,700,000	137,128
U.S. Bank - Elk Grove Village (Devon), IL	Elk Grove Village, IL	1977 / NAP	4,250	100.0	1,463,000	1.4%	2,610,000	145,448
Sherwin Williams - Marysville (Fifth), OH	Marysville, OH	2022 / NAP	3,500	100.0	1,390,000	1.3%	2,400,000	118,225
O'Reilly - Owensboro (Bold Forbes), KY	Owensboro, KY	2021 / NAP	7,150	100.0	1,379,000	1.3%	2,480,000	111,572
PNC Bank - Aurora (Galena), IL	Aurora, IL	1976 / NAP	5,000	100.0	1,344,000	1.3%	2,360,000	123,528
NAPA Auto Parts - Downers Grove (Ogden), IL	Downers Grove, IL	1954 / 2007	10,500	100.0	1,257,000	1.2%	2,260,000	116,622
Family Dollar - Cuyahoga Falls (Bailey), OH	Cuyahoga Falls, OH	2014 / NAP	8,353	100.0	1,183,000	1.1%	2,025,000	107,669
Dollar General - Lewiston (Sabattus), ME	Lewiston, ME	2014 / NAP	9,026	100.0	1,092,000	1.1%	1,900,000	98,725
U.S. Bank - Niles (Dempster), IL	Niles, IL	1978 / NAP	5,477	100.0	1,037,000	1.0%	1,840,000	102,273
Dollar Tree - Des Plaines (Rand), IL	Des Plaines, IL	1967 / 2019	8,300	100.0	1,011,000	1.0%	1,740,000	92,325
Dollar General - Odessa (University), TX	Odessa, TX	2013 / NAP	9,026	100.0	913,000	0.9%	1,570,000	83,361
Dollar General - Weber City, (Hwy 23), VA	Weber City, VA	1958 / 2013	9,495	100.0	911,000	0.9%	1,600,000	87,609
Dollar General- Springtown (Highway), TX	Springtown, TX	2014 / NAP	9,026	100.0	819,000	0.8%	1,500,000	78,243
Sherwin Williams - Champaign (Marketview), IL	Champaign, IL	1989 / 2012	4,884	100.0	802,000	0.8%	1,480,000	72,184
Dollar General - Holly (Saginaw), MI	Holly, MI	1950 / 2014	10,736	100.0	724,000	0.7%	1,275,000	78,492
Dollar General - Dyer (Sheffield), IN	Dyer, IN	2006 / NAP	9,014	100.0	711,000	0.7%	1,220,000	65,011
Dollar General - Lubbock (University), TX	Lubbock, TX	2004 / NAP	9,014	100.0	704,000	0.7%	1,320,000	67,116
Citizens Bank - Wilmington (Marsh), DE	Wilmington, DE	1950 / 2007	2,475	100.0	577,000	0.6%	1,060,000	59,151
Total / Wtd. Avg.			747,953	100.0%	$103,900,000	100.0%	$195,600,000	$9,815,047

(1)	Source: Appraisal.
(2)	As of underwritten rent rolls dated May 1, 2022.

■	COVID-19 Update. As of April 6, 2022, the ExchangeRight Net Leased Portfolio #55 Properties were open and operating. Collections for the ExchangeRight Net Leased Portfolio #55 Properties were 100.0% throughout the COVID-19 pandemic. As of April 6, 2022, the ExchangeRight Net Leased Portfolio #55 Loan Combination is not subject to any modification or forbearance requests. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

B-107

loan #12: EXCHANGERIGHT NET LEASED PORTFOLIO #55

The following table presents certain information relating to the tenants at the ExchangeRight Net Leased Portfolio #55 Properties:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (MIS/Fitch/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ PSF(3)	Lease Expiration	Renewal / Extension Options
Walmart Neighborhood Market	Aa2/AA/AA	255,968	34.2%	$4,528,438	41.1%	$17.69	Various(4)	17, 5-year options
Pick 'n Save	NR/NR/NR	61,048	8.2	976,768	8.9	$16.00	12/31/2029	4, 5-year options
Schnucks	NR/NR/NR	142,357	19.0	968,028	8.8	$6.80	12/31/2028	9, 5-year options
CVS Pharmacy	Baa2/NR/BBB	33,818	4.5	783,066	7.1	$23.16	Various(5)	Various(10)
PNC Bank, N.A.	A2/NR/A	20,896	2.8	715,990	6.5	$34.26	Various(6)	2, 5-year options
Dollar General	Baa2/NR/BBB	65,337	8.7	630,195	5.7	$9.65	Various(7)	Various(11)
Publix	NR/NR/NR	45,600	6.1	585,960	5.3	$12.85	2/28/2038	8, 5-year options
U.S. Bank National Association(8)	A2/AA-/A+	15,027	2.0	466,446	4.2	$31.04	1/31/2028	2, 5-year options
O'Reilly Auto Parts	Baa1/NR/BBB	23,390	3.1	303,641	2.8	$12.98	Various(9)	Various(12)
Huntington Bancshares	Baa1/A-/BBB+	43,500	5.8	262,155	2.4	$6.03	12/31/2030	3, 5-year options
Ten Largest Owned Tenants		706,941	94.5%	$10,220,688	92.9%	$14.46
Remaining Tenants		41,012	5.5	786,646	7.1	$19.18
Total / Wtd. Avg.		747,953	100.0%	$11,007,334	100.0%	$14.72

(1)	Based on the underwritten rent rolls dated May 1, 2022.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are inclusive of straight-line rent steps for certain investment grade tenants including Dollar General, Sherwin Williams and U.S. Bank National Association.
(4)	Walmart Neighborhood Market leases 255,968 SF of space across six properties: (i) Walmart Neighborhood Market - Houma (Park), LA, 44,237 SF of space with an initial lease expiration of August 31, 2031, (ii) Walmart Neighborhood Market - Opelousas (Union), LA, 43,240 SF of space with an initial lease expiration date of January 13, 2031,(iii) Walmart Neighborhood Market - Thibodaux (Main), LA, 42,311 SF of space with an initial lease expiration date of January 27, 2031, (iv) Walmart Neighborhood Market - Meraux (Archbishop), LA, 42,311 SF of space with an initial lease expiration date of January 27, 2031, (v) Walmart Neighborhood Market - New Iberia (Parkview), LA, 41,952 SF of space with initial lease expiration date of October 21, 2031, and (vi) Walmart Neighborhood Market - Prairieville (Airline), LA, 41,917 SF of space with an initial lease expiration date of April 12, 2032.
(5)	CVS Pharmacy leases 33,818 SF of space across three properties: (i) CVS Pharmacy - Auburn (Opelika), AL, 13,253 SF of space with an initial lease expiration date of January 30, 2030, (ii) CVS Pharmacy - Grand Rapids (Fuller), MI, 10,965 SF of space with an initial lease expiration date of June 30, 2027, and (iii) CVS - Tullahoma (Jackson), TN, 9,600 SF of space with an initial lease expiration date of May 31, 2032.
(6)	PNC Bank, N.A. leases 20,896 SF across two properties: (i) PNC Bank - Clarendon Hills (Holmes), IL, 15,896 of space with an initial lease expiration date of April 30, 2032, and (ii) PNC Bank - Aurora (Galena), IL, 5,000 SF of space with an initial expiration date of May 31, 2031.
(7)	Dollar General leases 65,337 SF of space across seven properties: (i) Dollar General - Holly (Saginaw), MI, 10,736 SF of space with an initial lease expiration of October 31, 2028, (ii) Dollar General - Weber City, (Hwy 23), VA, 9,495 SF of space with an initial lease expiration of October 31, 2028, (iii) Dollar General- Springtown (Highway), TX, 9,026 SF of space with an initial lease expiration of May 31, 2029, (iv) Dollar General - Odessa (University), TX, 9,026 SF of space with an initial lease expiration of May 31, 2028, (v) Dollar General - Lewiston (Sabattus), ME, 9,026 SF of space with an initial lease expiration of February 28, 2030, (vi) Dollar General - Dyer (Sheffield), IN, 9,014 SF of space with an initial lease expiration of February 29, 2028, and (vii) Dollar General - Lubbock (University), TX, 9,014 SF of space with an initial lease expiration of August 31, 2029.
(8)	U.S. Bank National Association leases 15,027 SF of space across three properties: (i) U.S. Bank - Niles (Dempster), IL, 5,477 SF of space with an initial lease expiration date of January 31, 2028, (ii) U.S. Bank - Northlake (North), IL, 5,300 SF of space with an initial lease expiration date of January 31, 2028, and (iii) U.S. Bank – Elk Grove Village (Devon), IL, 4,250 SF of space with an initial lease expiration date of January 31, 2028.
(9)	O’Reilly Auto Parts leases 23,390 SF across two properties: (i) O'Reilly Auto Parts - Madison (Commerce), WI, 16,240 of space with an initial lease expiration date of October 31, 2031, and (ii) O'Reilly - Owensboro (Bold Forbes), KY, 7,150 SF of space with an initial expiration date of August 31, 2036.
(10)	The CVS Pharmacy properties have various lease renewal / extension options: (i) 5, 5-year options for CVS Pharmacy - Auburn (Opelika), AL, (ii) 10, 5-year options for CVS Pharmacy - Grand Rapids (Fuller), MI and (ii) 3, 5-year options for CVS - Tullahoma (Jackson), TN.
(11)	The Dollar General properties have various lease renewal / extension options: (i) 4, 5-year options for Dollar General - Holly (Saginaw), MI, (ii) 5, 5-year options for Dollar General - Weber City, (Hwy 23), VA, (iii) 3, 5-year options for Dollar General- Springtown (Highway), TX, (iv) 3, 5-year options for Dollar General - Odessa (University), TX, (v) 3, 5-year options for Dollar General - Lewiston (Sabattus), ME, (vi) 5, 5-year options for Dollar General - Dyer (Sheffield), IN and, (vii) 2, 5-year options for Dollar General - Lubbock (University), TX.
(12)	The O’Reilly Auto Parts properties have various lease renewal / extension options: (i) 4, 5-year options for O'Reilly Auto Parts - Madison (Commerce), WI, and (ii) 6, 5-year options for O'Reilly - Owensboro (Bold Forbes), KY.

B-108

loan #12: EXCHANGERIGHT NET LEASED PORTFOLIO #55

The following table presents certain information relating to the lease rollover schedule at the ExchangeRight Net Leased Portfolio #55 Properties based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ Per SF(3)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	13,440	1.8	1.8%	307,043	2.8	$22.85	2
2028	198,655	26.6	28.4%	1,942,074	17.6	$9.78	7
2029	106,241	14.2	42.6%	1,496,523	13.6	$14.09	6
2030	65,779	8.8	51.4%	759,954	6.9	$11.55	3
2031	240,175	32.1	83.5%	4,037,196	36.7	$16.81	8
2032	67,413	9.0	92.5%	1,622,014	14.7	$24.06	3
2033 & Thereafter	56,250	7.5	100.0%	842,531	7.7	$14.98	3
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total	747,953	100.0%		$11,007,334	100.0%	$14.72	32

(1)	Based on the underwritten rent rolls dated May 1, 2022.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are inclusive of straight line rent steps for certain investment grade tenants including Dollar General, Sherwin Williams and U.S. Bank National Association.

The following table presents certain information relating to historical occupancy at the ExchangeRight Net Leased Portfolio #55 Properties:

Historical Leased %(1)

2019	2020	2021	As of 5/1/2022(2)
N/A	N/A	N/A	100.0%

(1)	Historical occupancies are unavailable due to the acquisition of ExchangeRight Net Leased Portfolio #55 Properties at origination of the ExchangeRight Net Leased Portfolio #55 Loan Combination.
(2)	Based on underwritten rent roll dated as of May 1, 2022.

B-109

loan #12: EXCHANGERIGHT NET LEASED PORTFOLIO #55

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the ExchangeRight Net Leased Portfolio #55 Properties:

Cash Flow Analysis(1)

	Underwritten	Underwritten $ PSF
Base Rent	$10,802,166	$14.44
Contractual Rent Steps(2)	205,168	$0.27
Economic Vacancy & Credit Loss	(825,550)	($1.10)
Effective Gross Income	$10,181,784	13.61

Real Estate Taxes	0	$0.00
Insurance	0	$0.00
Management Fee	254,545	$0.34
Other Operating Expenses	0	$0.00
Total Operating Expenses	$254,545	$0.34

Net Operating Income	$9,927,240	$13.27
Replacement Reserves	112,193	$0.15
TI / LC	0	$0.00
Capital Expenditures	0	$0.00
Net Cash Flow	$9,815,047	$13.12

Occupancy	92.5%
NOI Debt Yield	9.6%
NCF DSCR	2.03x

(1)	Historical financial information is unavailable due to the acquisition of the ExchangeRight Net Leased Portfolio #55 Properties at origination of the ExchangeRight Net Leased Portfolio #55 Loan Combination.
(2)	Contractual rent steps are underwritten as the straight-line average over the lease term for certain investment grade tenants including Dollar General, Sherwin Williams and U.S. Bank National Association.

B-110

(THIS PAGE INTENTIONALLY LEFT BLANK)

B-111

loan #13: 200 WEST JACKSON

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City / State)	Chicago, Illinois	Cut-off Date Balance(3)		$40,000,000
Property Type	Office	Cut-off Date Balance per SF(1)		$178.50
Size (SF)	481,801	Percentage of Initial Pool Balance		3.6%
Total Occupancy as of 11/3/2021	88.7%	Number of Related Mortgage Loans		None
Owned Occupancy as of 11/3/2021	88.7%	Type of Security		Fee
Year Built / Latest Renovation	1971 / 2016	Mortgage Rate		3.72000%
Appraised Value	$155,000,000	Original Term to Maturity (Months)		120
Appraisal Date	11/16/2021	Original Amortization Term (Months)		NAP
Borrower Sponsor	Elchonon Schwartz	Original Interest Only Period (Months)		120
Property Management	Nightingale Realty, LLC	First Payment Date		3/6/2022
		Maturity Date		2/6/2032

Underwritten Revenues	$18,082,957
Underwritten Expenses	$9,295,307	Escrows
Underwritten Net Operating Income (NOI)	$8,787,650		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$8,420,634	Taxes	$392,648	$392,648
Cut-off Date LTV Ratio(1)(2)	55.5%	Insurance	$0	Springing
Maturity Date LTV Ratio(1)(2)	55.5%	Replacement Reserve	$3,100,000	Springing
DSCR Based on Underwritten NOI / NCF(1)(2)	2.71x / 2.60x	TI / LC(4)	$6,900,000	Springing
Debt Yield Based on Underwritten NOI / NCF(1)(2)	10.2% / 9.8%	Other(5)	$2,714,107	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$86,000,000	58.6%	Purchase Price	$130,000,000	88.6%
Mezzanine Loan Amount(2)	17,000,000	11.6	Reserves	13,106,755	8.9
Principal’s New Cash Contribution	36,423,629	24.8	Closing Costs	3,605,212	2.5
Other Sources(6)	7,288,338	5.0
Total Sources	$146,711,967	100.0%	Total Uses	$146,711,967	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the 200 West Jackson Loan Combination.
(2)	Concurrently with the funding of the 200 West Jackson Loan Combination, KCM 200 West Jackson, LLC funded a mezzanine loan in the amount of $17,000,000 (the “200 West Jackson Mezzanine Loan” and together with the 200 West Jackson Loan Combination, the “200 West Jackson Total Debt”). The 200 West Jackson Mezzanine Loan accrues interest at a rate of 10.25000% and is interest only for its entire term. The 200 West Jackson Mezzanine Loan has a final maturity date of February 6, 2032. An intercreditor agreement has been entered into between the lender under the 200 West Jackson Loan Combination and the lender under the 200 West Jackson Mezzanine Loan. Based on the 200 West Jackson Total Debt, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio are 66.5%, the DSCR based on Underwritten NOI / NCF is 1.75x / 1.68x, and the Debt Yield based on Underwritten NOI / NCF is 8.5% / 8.2%.
(3)	The Cut-off Date Balance of $40,000,000 represents the non-controlling note A-2 of the 200 West Jackson Loan Combination, which is evidenced by two pari passu notes.
(4)	Monthly deposits into the TI / LC reserve account are not required until the balance on deposit in the TI / LC reserve account is less than $2,000,000. When the balance in the TI / LC reserve account falls below $2,000,000, monthly deposits of approximately $40,160.50 are required to be made into the TI / LC reserve account until the funds in the TI / LC reserve account are equal to or greater than $4,000,000.
(5)	Other Upfront reserves consist of (i) an unfunded free rent reserve (approximately $1,550,078), (ii) an unfunded TI / LC reserve (approximately $1,114,028) and (iii) a deferred maintenance reserve ($50,000).
(6)	Other Sources consist of seller closing credits ($2,554,523), remaining rent abatement ($1,550,078), remaining TI allowance ($1,114,928), security deposits ($1,063,767) and other miscellaneous credits ($1,005,940).

The table below summarizes the promissory notes that comprise the 200 West Jackson Loan Combination. The relationship between the holders of the 200 West Jackson Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—Loan Combinations—The Outside Serviced Pari Passu Loan Combinations” in the Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$46,000,000	$46,000,000	Benchmark 2022-B33	Yes
A-2	40,000,000	40,000,000	Benchmark 2022-B35	No
Loan Combination	$86,000,000	$86,000,000

B-112

loan #13: 200 WEST JACKSON

The following table presents certain information relating to the tenants at the 200 West Jackson property:

Largest Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (MIS/Fitch/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
NielsenIQ	Ba3/NR/BB	212,555	44.1%	$5,125,093	52.7%	$24.11	12/31/2034	3, 5-year options
Olam Americans, Inc.(4)	NR/NR/NR	27,584	5.7%	$593,056	6.1	$21.50	3/31/2032	2, 5-year options
Camelot Illinois LLC(5)	NR/NR/NR	21,227	4.4%	$498,835	5.1	$23.50	1/31/2028	Various
Redstone Funding LLC	NR/NR/NR	17,392	3.6%	$465,758	4.8	$26.78	3/31/2024	1, 5-year option
U.S. Legal Support, Inc	NR/NR/NR	17,289	3.6%	$391,218	4.0	$22.63	10/31/2025	1, 5-year option
IG US Holdings, Inc.(6)	NR/BBB-/NR	13,127	2.7%	$304,285	3.1	$23.18	3/31/2028	1, 5-year option
Level-(1) Global Solutions, LLC	NR/NR/NR	10,117	2.1%	$271,044	2.8	$26.79	6/30/2025	1, 5-year option
Kelso-Burnett(7)	NR/NR/NR	9,246	1.9%	$214,323	2.2	$23.18	8/31/2030	1, 5-year option
Deinde Financial, LLC(8)	NR/NR/NR	9,473	2.0%	$204,028	2.1	$21.54	3/31/2028	1, 3-year option
Objective Paradigm Corporation(9)	NR/NR/NR	8,133	1.7%	$195,056	2.0	$23.98	9/30/2030	1, 3-year option
Ten Largest Owned Tenants		346,143	71.8%	$8,262,695	85.0%	$23.87
Remaining Tenants(10)		81,060	16.8	1,457,444	15.0	$17.98
Vacant		54,598	11.3	0	0.0	$0.00
Total / Wtd. Avg.		481,801	100.0%	$9,720,139	100.0%	$22.75

(1)	Based on the underwritten rent roll dated November 3, 2021.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps of $93,467 underwritten for various tenants through December 1, 2022.
(4)	Olam Americans, Inc. has the right to terminate 17,399 SF of its space on August 31, 2026 or March 31, 2028 with 12 months’ notice and the payment of a termination fee.
(5)	Camelot Illinois LLC has the following renewal options: (i) one, 1-year renewal option at $50 per SF or (ii) one, 5-year renewal option at fair market rent. Additionally, the tenant has the right to terminate its lease on August 31, 2025 with nine months’ notice and the payment of a termination fee.
(6)	IG US Holdings, Inc. has the right to terminate its lease on March 31, 2025 with 12 months’ notice and the payment of a termination fee.
(7)	Kelso-Burnett has the right to terminate its lease on August 31, 2026 with 12 months’ notice and the payment of a termination fee.
(8)	Deinde Financial, LLC has the right to terminate its lease on November 30, 2024 with nine months’ notice and the payment of a termination fee.
(9)	Objective Paradigm Corporation has the right to terminate its lease on September 30, 2026 with 12 months’ notice and the payment of a termination fee.
(10)	Includes 15,712 SF of tenant amenity space.

The following table presents certain information relating to the lease rollover schedule at the 200 West Jackson property, based on the initial lease expiration date:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA		% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	15,712	(4)	3.3%	3.3%	$0	0.0%	$0.00	0
2022	4,004		0.8	4.1%	117,857	1.2	$29.43	2
2023	9,026		1.9	6.0%	205,594	2.1	$22.78	2
2024	25,439		5.3	11.2%	650,511	6.7	$25.57	2
2025	40,612		8.4	19.7%	1,008,961	10.4	$24.84	5
2026	9,346		1.9	21.6%	175,675	1.8	$18.80	3
2027	4,294		0.9	22.5%	95,693	1.0	$22.29	1
2028	52,582		10.9	33.4%	1,180,466	12.1	$22.45	5
2029	8,670		1.8	35.2%	157,853	1.6	$18.21	1
2030	17,379		3.6	38.8%	409,379	4.2	$23.56	2
2031	0		0.0	38.8%	0	0.0	$0.00	0
2032 & Thereafter	240,139		49.8	88.7%	5,718,149	58.8	$23.81	2
Vacant	54,598		11.3	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	481,801		100.0%		$9,720,139	100.0%	$22.75	25

(1)	Based on the underwritten rent roll dated November 3, 2021.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.
(3)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ per SF include contractual rent steps of $93,467 underwritten for various tenants through December 1, 2022.
(4)	Represents 15,712 SF of tenant amenity space.

B-113

loan #13: 200 WEST JACKSON

The following table presents certain information relating to historical leasing at the 200 West Jackson property:

Historical Leased %(1)

2018	2019	2020	As of 11/3/2021(2)
93.2%	91.9%	91.9%	88.7%

(1)	Represents the average annual occupancy as of December 31 for each respective year unless otherwise indicated.
(2)	Based on the underwritten rent roll dated November 3, 2021

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Historical Operating Performance and Underwritten Net Cash Flow at the 200 West Jackson property:

Cash Flow Analysis(1)

	2018	2019	2020	TTM 9/30/2021	Underwritten	Underwritten $ per SF
Base Rent	$8,384,031	$9,428,498	$8,995,740	$9,631,899	$9,626,672	$19.98
Contractual Rent Steps(2)	0	0	0	0	93,467	$0.19
Potential Income from Vacant Space	0	0	0	0	2,405,039	$4.99
Reimbursements	1,492,797	2,720,727	6,476,670	7,219,292	8,086,020	$16.78
Other Income(3)	457,196	214,169	118,724	108,065	276,799	$0.57
Vacancy & Credit Loss	0	0	0	0	(2,405,039)	($4.99)
Effective Gross Income	$10,334,024	$12,363,395	$15,591,134	$16,959,255	$18,082,957	$37.53
Real Estate Taxes	$2,225,691	$ 3,542,266	$3,040,984	$3,572,688	$4,079,461	$8.47
Insurance	92,634	108,927	118,958	124,985	268,075	$0.56
Management Fee	310,021	370,902	467,734	508,778	542,489	$1.13
Other Operating Expenses	3,565,261	3,444,484	3,347,574	3,461,590	4,405,283	$9.14
Total Operating Expenses	$6,193,607	$7,466,579	$6,975,250	$7,668,040	$9,295,307	$19.29
Net Operating Income	$4,140,418	$4,896,816	$8,615,884	$9,291,215	$8,787,650	$18.24
TI / LC	0	0	0	0	270,656	$0.56
Capital Expenditures	0	0	0	0	96,360	$0.20
Net Cash Flow	$4,140,418	$4,896,816	$8,615,884	$9,291,215	$8,420,634	$17.48

(1)	Based on the underwritten rent roll dated November 3, 2021.
(2)	Contractual Rent Steps for various tenants through December 1, 2022.
(3)	Other Income includes storage rental space, antenna income, other utilities income, telecom income, tenant utilities, and tenant services.

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B-115

loan #14: RESIDENCE INN SEATTLE

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City / State)	Seattle, Washington	Cut-off Date Balance		$29,963,350
Property Type	Hospitality	Cut-off Date Balance per Room		$181,596.06
Size (Rooms)	165	Percentage of Initial Pool Balance		2.7%
Total Occupancy as of 12/31/2021	64.5%	Number of Related Mortgage Loans		None
Owned Occupancy as of 12/31/2021	64.5%	Type of Security		Fee
Year Built / Latest Renovation	2016 / NAP	Mortgage Rate		4.91000%
Appraised Value	$58,000,000	Original Term to Maturity (Months)		120
Appraisal Date	10/13/2021	Original Amortization Term (Months)		360
Borrower Sponsor	Pai Chieng (Paul) Pong	Original Interest Only Period (Months)		NAP
Property Management	UDMRI, LLC	First Payment Date		5/6/2022
		Maturity Date		4/6/2032

Underwritten Revenues	$10,725,393
Underwritten Expenses	$5,675,328	Escrows
Underwritten Net Operating Income (NOI)	$5,050,065		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,621,049	Taxes	$31,674	$31,674
Cut-off Date LTV Ratio	51.7%	Insurance	$0	Springing
Maturity Date LTV Ratio	42.4%	Replacement Reserves(1)	$0	$21,286
DSCR Based on Underwritten NOI / NCF	2.64x / 2.42x	TI / LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	16.9% / 15.4%	Other(2)	$3,869,207	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$30,000,000	100.0%	Loan Payoff	$20,860,220	69.5%
			Principal Equity Distribution	4,827,568	16.1
			Reserves	3,900,881	13.0
			Closing Costs	411,331	1.4
Total Sources	$30,000,000	100.0%	Total Uses	$30,000,000	100.0%

(1)	The Monthly Replacement Reserve ($) is an FF&E reserve in an amount equal to (i) for the payment dates in May 2022 through April 2023, $21,286, and (ii) thereafter, the greater of (a) the monthly amount required to be reserved pursuant to the franchise agreement or (b) 1/12th of 4% of the operating income of the Residence Inn Seattle Property for the trailing 12-month period.
(2)	Other Upfront reserves represents an upfront debt service reserve for approximately $2,869,207 and an upfront PIP reserve for $1,000,000.

■	COVID-19 Update. As of April 6, 2022, the Residence Inn Seattle property (the “Residence Inn Seattle Property”) is open and operating. As of April 6, 2022, no loan modification or forbearance requests have been made on the Residence Inn Seattle loan (the “Residence Inn Seattle Mortgage Loan”). The first payment date on the Residence Inn Seattle Mortgage Loan is May 6, 2022. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The following table presents certain information relating to the 2019 demand analysis with respect to the Residence Inn Seattle Property based on market segmentation, as provided in the appraisal for the Residence Inn Seattle Property:

2019 Accommodated Room Night Demand(1)

Property	Commercial	Leisure	Meeting and Group	Extended-Stay
Residence Inn Seattle	25.0%	12.0%	25.0%	38.0%

(1)	Source: Appraisal.

The following table presents certain information relating to the penetration rates relating to the Residence Inn Seattle Property and various market segments, as provided in the appraisal for the Residence Inn Seattle Property:

Penetration Rates(1)

	Occupancy	ADR	RevPAR
YTD August 2021	115.0%	103.4%	118.9%

(1)	Source: Appraisal.

B-116

loan #14: RESIDENCE INN SEATTLE

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Residence Inn Seattle Property:

Historical Occupancy, ADR, RevPAR(1)

	2018	2019	2020	2021
Occupancy	86.3%	83.3%	47.9%	64.5%
ADR	$204.61	$202.52	$136.95	$151.73
RevPAR(2)	$176.62	$168.78	$65.60	$97.94

(1)	As provided by the borrower and represents averages for the year ended December 31.
(2)	RevPAR decline from 2018 to 2019 is primarily driven by a 14.7% increase in supply to the Seattle hospitality market.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Residence Inn Seattle Property:

Cash Flow Analysis

	2018	2019	2020	2021	Underwritten	Underwritten $ per Room
Rooms Revenue	$10,637,032	$10,164,715	$3,961,652	$5,898,482	$10,164,715	$202.52
Other Departmental Revenue	699,028	619,860	482,604	487,333	560,678	$11.17
Total Revenue	$11,336,060	$10,784,575	$4,444,256	$6,385,815	$10,725,393	$213.69
Rooms Expense	2,189,157	2,191,798	912,392	1,200,787	2,123,131	$42.30
Other Departmental Expense	46,054	57,223	26,244	41,498	53,309	$1.06
Total Departmental Expense	$2,235,211	$2,249,021	$938,636	$1,242,285	$2,176,440	$43.36
Total Undistributed Expense	2,842,852	2,666,050	1,512,562	1,752,657	2,666,727	$53.13
Base Management Fee	275,987	423,142	175,122	176,825	321,762	$6.41
Non-Operating Income and Expenses(1)	$586,143	$643,517	$738,360	$723,980	$510,400	$10.17
Net Operating Income(2)	$5,395,867	$4,802,845	$1,079,576	$2,490,068	$5,050,065	$100.61
FF&E	566,803	539,229	177,770	255,433	429,016	$8.55
Net Cash Flow	$4,829,064	$4,263,616	$901,806	$2,234,635	$4,621,049	$92.07

(1)	There is 2,257 SF of retail space on the ground floor of the Residence Inn Seattle Property. The tenant, Ice Monster, currently pays base rent of $5,675 per month plus triple-net rent of $897.83 per month (0.7% of underwritten operating revenue in aggregate). Its lease expires in October 2026.
(2)	The increase from the 2021 Net Operating Income to Underwritten Net Operating Income is primarily attributable to underwriting to average occupancy levels prior to the COVID-19 pandemic at the ADR observed in 2019. The Residence Inn Seattle Property’s 2021-2022 performance reflects recovery from the COVID-19 pandemic as stay-at-home orders were lifted and travel began to rebound. We cannot assure you that the Residence Inn Seattle Property will revert to pre-COVID-19 performance.

B-117

loan #15: GHC HOTEL PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	3	Loan Seller		GACC
Location (City / State)(1)	Various, Indiana	Cut-off Date Balance		$22,650,000
Property Type(1)	Hospitality	Cut-off Date Balance per Room		$77,040.82
Size (Rooms)	294	Percentage of Initial Pool Balance		2.0%
Total Occupancy as of 2/28/2022	73.2%	Number of Related Mortgage Loans		None
Owned Occupancy as of 2/28/2022	73.2%	Type of Security		Fee
Year Built / Latest Renovation(1)	Various	Mortgage Rate		4.02000%
Appraised Value(1)	$34,050,000	Original Term to Maturity (Months)		120
Appraisal Date	10/1/2021	Original Amortization Term (Months)		360
Borrower Sponsor	James E. Dora Jr.	Original Interest Only Period (Months)		24
Property Management	General Hotels Corporation	First Payment Date		6/6/2022
		Maturity Date		5/6/2032

Underwritten Revenues	$9,270,983
Underwritten Expenses	$6,115,968	Escrows
Underwritten Net Operating Income (NOI)	$3,155,015		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,784,176	Taxes	$27,840	$27,840
Cut-off Date LTV Ratio	66.5%	Insurance	$0	Springing
Maturity Date LTV Ratio	56.1%	Replacement Reserve	$114,172	4% of Gross Revenue
DSCR Based on Underwritten NOI / NCF	2.43x / 2.14x	TI / LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	13.9% / 12.3%	Other(2)(3)	$923,176	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$22,650,000	99.7%	Loan Payoff(4)	$21,190,000	93.3%
Principal New Cash Contribution	$66,859	0.3	Upfront Reserves	$1,065,188	4.7
			Closing Costs	$461,590	2.0
Total Sources	$22,716,859	100.0%	Total Uses	$22,716,859	100.0%

(1)	See the “Portfolio Summary” chart below for the Location, Property Sub-Type, Year Built / Latest Renovation and Appraised Values of the individual GHC Hotel Portfolio Properties (as defined below).
(2)	Other upfront reserves consist of a debt service reserve ($923,176), which may be released to the borrower on or after the date that is 12 months from the origination date upon satisfaction of certain conditions set forth in the GHC Hotel Portfolio Mortgage Loan (as defined below) documents.
(3)	On each of (i) each monthly payment date commencing on January 2026 through and including the monthly payment date occurring in August 2027, the borrowers are required to pay to lender $121,000 per month, for deposit into a future property improvement reserve (“Future PIP Reserve”). Then commencing on the monthly payment date occurring in December 2027 through and including the monthly payment date occurring in October 2029, the borrowers are also required to pay to lender $121,000 per month for deposit into the Future PIP Reserve; provided however, following the date that a PIP has been entered into with respect to each of the three GHC Hotel Portfolio Properties, the monthly deposits commencing on December 2027 will end on the date that the lender has determined (in its sole but good-faith discretion) that the amount of funds on deposit in the Future PIP Reserve are equal to or exceed 100% of the estimated cost (as reasonably determined by the lender) to perform and complete all three PIPs at all three GHC Hotel Portfolio Properties that have not yet been completed. The funds in the Future PIP Reserve will be available to pay for any required PIP work, provided that the balance will remain on deposit until (i) the borrowers have delivered either new franchise agreements or replacement franchise agreements for all three GHC Hotel Portfolio Properties reasonably acceptable to the lender for a term of at least two years beyond the GHC Hotel Portfolio mortgage loan term, (ii) there are no unpaid PIP costs for any of the three GHC Hotel Portfolio Properties, and (iii) the borrowers for all three GHC Hotel Portfolio Properties have delivered an acceptable comfort letter from the applicable franchisor if a new franchise agreement is delivered. The franchise agreement expiration dates are as follows: Holiday Inn Terre Haute – 11/1/2029; Homewood Suites by Hilton Lafayette – 8/31/2029; Springhill Suites by Marriott Terre Haute – 9/1/2027.
(4)	The GHC Hotel Portfolio mortgage loan (the “GHC Hotel Portfolio Mortgage Loan”) partially refinanced a prior loan in the original principal amount of $39,000,000 (the “Prior GHC Hotel Portfolio Loan”) secured by five hospitality properties (including three of the GHC Hotel Portfolio Properties securing the current GHC Hotel Portfolio Mortgage Loan). The Prior GHC Hotel Portfolio Mortgage Loan was amended in connection with the origination of the current GHC Portfolio Mortgage Loan to allow the release from the lien of the Prior GHC Hotel Portfolio Mortgage Loan of the three properties securing the current GHC Hotel Portfolio Mortgage Loan in exchange for a prepayment of $22,650,000 from the proceeds of the GHC Hotel Portfolio Mortgage Loan, and was also previously amended in connection with the COVID-19 pandemic. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings—Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts” in the Prospectus.

The following table presents certain information relating to the GHC Hotel Portfolio properties (the “GHC Hotel Portfolio Properties”):

Portfolio Summary

Property Name	City, State	Property Sub-Type	Year Built / Renovated	Rooms	Occupancy(1)	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Appraised Value
Holiday Inn Terre Haute	Terre Haute, IN	Full Service	1962 / 2017	118	65.9%	$10,384,000	45.8%	$15,500,000
Springhill Suites by Marriott Terre Haute	Terre Haute, IN	Limited Service	2007 / 2014-2015	92	60.7%	6,490,000	28.7%	9,750,000
Homewood Suites by Hilton Lafayette	Lafayette, IN	Extended Stay	1990 / 2017	84	81.3%	5,776,000	25.5%	8,800,000
Total				294	73.2%	$22,650,000	100.0%	$34,050,000

(1)	Occupancy is as of the trailing 12 months ending February 28, 2022.

■	COVID-19 Update. As of April 8, 2022, the GHC Hotel Portfolio Properties are open and operating. As of April 8, 2022, the GHC Hotel Portfolio Mortgage Loan is not subject to any forbearance, modification or debt service relief request. The first payment date for the GHC Hotel Portfolio Mortgage Loan is June 6, 2022. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.
B-118

loan #15: GHC HOTEL PORTFOLIO

The following table presents certain information relating to the historical performance of the GHC Hotel Portfolio Properties:

Historical Occupancy, ADR, RevPAR (1)(2)
	Holiday Inn Terre Haute(3)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2019	75.7%	$108.69	$82.23	110.1%	106.0%	116.7%
2020	57.1%	$94.39	$53.90	119.5%	108.0%	129.1%
2021	67.8%	$115.61	$78.34	108.5%	112.3%	121.9%
T-12 Feb 2022	69.6%	$118.15	$82.27	106.8%	113.3%	121.0%

	Springhill Suites by Marriott Terre Haute(3)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2019	72.2%	$101.03	$72.90	102.4%	100.2%	102.6%
2020	59.2%	$83.32	$49.32	115.3%	98.1%	113.2%
2021	70.2%	$95.72	$67.23	106.0%	94.7%	100.4%
T-12 Feb 2022	71.0%	$97.41	$69.12	104.2%	94.0%	98.0%

	Homewood Suites by Hilton Lafayette(4)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2019	79.2%	$129.32	$102.44	116.2%	116.4%	135.3%
2020	64.1%	$99.81	$63.99	136.4%	116.3%	158.6%
2021	77.6%	$105.02	$81.47	125.5%	101.8%	127.8%
T-12 Feb 2022	80.3%	$108.82	$87.44	127.5%	102.1%	130.2%

(1)	Variances between the information presented above and the information presented in the Cash Flow Analysis table with respect to Occupancy, ADR and RevPAR at the GHC Hotel Portfolio Properties are attributable to variances in reporting methodologies and/or timing differences.
(2)	Source: Third party hospitality industry report information for the year ended December 31, unless otherwise specified.
(3)	The Holiday Inn Terre Haute and the Springhill Suites by Marriott Terre Haute are located adjacent to each other and may compete with each other.
(4)	The Homewood Suites by Hilton Lafayette is adjacent to a borrower sponsor owned Hampton Inn Lafayette, which is included in the competitive set for the Homewood Suites by Hilton Lafayette, and which continues to secure the Prior GHC Hotel Portfolio Mortgage Loan.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the GHC Hotel Portfolio Properties:

Cash Flow Analysis(1)(2)

	2019	2020	2021	TTM 2/28/2022	Underwritten	Underwritten $ per Room
Occupancy	76.0%	59.7%	71.2%	73.2%	76.0%
ADR	$112.33	$92.32	$95.80	$98.56	$112.33
RevPAR	$85.34	$55.09	$81.74	$79.63	$85.34

Room Revenue	$9,158,274	$5,927,835	$8,103,640	$8,544,861	$9,158,274	$31,150.59
Food & Beverage Revenues	0	0	0	0	0	$0.00
Other Departmental Revenue	208,812	84,183	108,728	112,709	112,709	$383.36
Effective Gross Income	$9,367,086	$6,012,019	$8,212,368	$8,657,570	$9,270,983	$31,533.96

Room Expenses	$2,499,229	$1,902,941	$2,362,010	$2,519,929	$2,499,229	$8,500.78
Food & Beverage Expenses	0	0	0	0	0	$0.00
Other Departmental Expenses	27,282	23,887	28,240	29,646	14,726	$50.09
Total Departmental Expenses	$2,526,511	$1,926,828	$2,390,250	$2,549,575	$2,513,955	$8,550.87
Total Undistributed Expenses	2,629,364	1,862,583	2,172,206	2,289,635	2,619,472	$8,909.77
Total Fixed Expenses	874,646	892,829	1,025,613	1,048,944	982,540	$3,341.97
Total Operating Expenses	$6,030,521	$4,682,240	$5,588,069	$5,888,154	$6,115,968	$20,802.61

Net Operating Income	$3,336,565	$1,329,779	$2,624,299	$2,769,416	$3,155,015	$10,731.34
Replacement Reserves	377,983	240,481	18,443	19,940	370,839	$1,261.36
Net Cash Flow	$2,958,582	$1,089,298	$2,605,856	$2,749,476	$2,784,176	$9,469.99

Occupancy	76.0%	59.7%	71.2%	73.2%	76.0%
NOI Debt Yield	14.7%	5.9%	11.6%	12.2%	13.9%
NCF DSCR	2.27x	0.84x	2.00x	2.11x	2.14x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	The increase in Room Revenue and Net Operating Income from TTM 2/28/2022 to Underwritten is primarily due to the GHC Hotel Portfolio Mortgage Loan being underwritten to pre-COVID-19 pandemic 2019 Room Revenue and Room Expenses. The GHC Hotel Portfolio Properties’ 2021 and TTM 2/28/2022 performance reflects recovery from the COVID-19 pandemic as stay-at-home orders were lifted and travel began to rebound. There is no assurance as to what the actual room revenues will be in the future.

B-119

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ANNEX C

MORTGAGE POOL INFORMATION

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Distribution of Loan Purpose

Loan Purpose	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut- off Date LTV	Weighted Average Maturity/ARD Date LTV
Refinance	22	$656,571,602	58.5%	$29,844,164	2.34x	4.482%	113	55.2%	53.5%
Acquisition	12	313,731,839	28.0	$26,144,320	2.09x	4.392%	115	61.3%	60.9%
Recapitalization	3	151,250,388	13.5	$50,416,796	2.37x	4.524%	119	45.9%	45.9%
Total/Avg./Wtd.Avg.	37	$1,121,553,829	100.0%	$30,312,266	2.28x	4.463%	114	55.7%	54.6%

Distribution of Amortization Types

Amortization Type	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut- off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	24	$865,207,923	77.1%	$36,050,330	2.17x	4.603%	115	56.5%	56.5%
Interest Only - ARD	2	123,500,000	11.0	$61,750,000	3.35x	2.782%	110	44.7%	44.7%
Amortizing (30 Years)	7	91,195,906	8.1	$13,027,987	1.98x	5.322%	115	59.3%	49.7%
Interest Only, Then Amortizing Balloon(1)	4	41,650,000	3.7	$10,412,500	1.93x	4.648%	120	62.4%	53.9%
Total/Avg./Wtd.Avg.	37	$1,121,553,829	100.0%	$30,312,266	2.28x	4.463%	114	55.7%	54.6%

(1) Original partial interest only months range from 24 to 60 months.

Distribution of Cut-off Date Balances

Range of Cut-off Balances ($)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance		Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut- off Date LTV	Weighted Average Maturity/ARD Date LTV
3,000,000 - 9,999,999	10	$70,508,174	6.3%		$7,050,817	1.96x	5.125%	114	60.8%	56.3%
10,000,000 - 19,999,999	12	174,457,317	15.6		$14,538,110	2.29x	4.598%	105	58.3%	56.0%
20,000,000 - 29,999,999	2	52,613,350	4.7		$26,306,675	2.30x	4.527%	119	58.1%	48.3%
30,000,000 - 39,999,999	0	-	0.0	$
40,000,000 - 49,999,999	4	173,000,000	15.4		$43,250,000	2.07x	4.429%	119	60.8%	60.8%
50,000,000 - 59,999,999	2	104,000,000	9.3		$52,000,000	2.52x	4.418%	99	60.9%	60.9%
60,000,000 - 111,000,000	7	546,974,988	48.8		$78,139,284	2.33x	4.347%	118	51.3%	51.3%
Total/Avg./Wtd.Avg.	37	$1,121,553,829	100.0%		$30,312,266	2.28x	4.463%	114	55.7%	54.6%

	Min	$3,000,000
	Max	$111,000,000
	Average	$30,312,266

Distribution of Underwritten Debt Service Coverage Ratios(1)

Range of Underwritten Debt Service Coverage Ratios (x)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut- off Date LTV	Weighted Average Maturity/ARD Date LTV
1.28 - 1.49	6	124,000,000	11.1%	$20,666,667	1.41x	4.997%	119	64.9%	63.3%
1.50 - 1.99	12	404,796,852	36.1	$33,733,071	1.75x	4.876%	119	63.1%	62.2%
2.00 - 2.49	11	254,856,589	22.7	$23,168,781	2.26x	5.007%	115	52.2%	49.7%
2.50 - 2.99	2	52,000,000	4.6	$26,000,000	2.64x	3.643%	117	55.3%	55.3%
3.00 - 4.50	6	285,900,388	25.5	$47,650,065	3.34x	3.310%	105	44.2%	44.2%
Total/Avg./Wtd.Avg.	37	$1,121,553,829	100.0%	$30,312,266	2.28x	4.463%	114	55.7%	54.6%

(1) Unless otherwise indicated, the Underwritten NCF DSCR for each mortgage loan is generally calculated by dividing the Underwritten NCF for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due.

Min	1.28x
Max	4.50x
Weighted Avg.	2.28x

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut- off Date LTV	Weighted Average Maturity/ARD Date LTV
2.7760 - 3.9990	9	$404,218,988	36.0%	$44,913,221	3.02x	3.450%	108	48.7%	48.7%
4.0000 - 4.9999	12	317,942,285	28.3	$26,495,190	1.89x	4.649%	119	63.1%	61.5%
5.0000 - 6.0810	16	399,392,556	35.6	$24,962,035	1.83x	5.340%	117	56.8%	55.0%
Total/Avg./Wtd.Avg.	37	$1,121,553,829	100.0%	$30,312,266	2.28x	4.463%	114	55.7%	54.6%

Min	2.7760%
Max	6.0810%
Weighted Avg.	4.4627%

Distribution of Cut-off Date LTV Ratios(1)

Range of Cut-off Date LTV Ratios (%)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)(3)	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut- off Date LTV	Weighted Average Maturity/ARD Date LTV
29.0 - 39.9	1	$73,656,388	6.6%	$73,656,388	3.12x	3.865%	118	29.0%	29.0%
40.0 - 49.9	3	227,519,000	20.3	$75,839,667	3.00x	3.941%	118	42.8%	42.8%
50.0 - 59.9	13	272,128,350	24.3	$20,932,950	2.41x	4.409%	108	55.9%	54.0%
60.0 - 69.7	20	548,250,091	48.9	$27,412,505	1.80x	4.786%	116	64.5%	63.2%
Total/Avg./Wtd.Avg.	37	$1,121,553,829	100.0%	$30,312,266	2.28x	4.463%	114	55.7%	54.6%

(1) Unless otherwise indicated, the Cut-off Date/ARD Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to five mortgage loans, representing approximately 20.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Cut-off Date/ARD Loan-to-Value Ratio was calculated using either (i) the "as stabilized" appraised value which is inclusive of stabilized occupancy and conditions met, (ii) the "prospective market value upon stabilization" which is inclusive of completion of stabilized occupancy and conditions met, (iii) the "prospective market value upon completion & stabilization" which is inclusive of completion, (iv) the "as if complete" which is inclusive of completion or (v) the "as portfolio" appraised value which is inclusive of a portfolio premium. The weighted average Cut-off Date/ARD Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 56.7%.

Min	29.0%
Max	69.7%
Weighted Avg.	55.7%

Distribution of Maturity Date/ARD LTV Ratios(1)

Range of Maturity Date/ARD LTV Ratios (%)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut- off Date LTV	Weighted Average Maturity/ARD Date LTV
29.0 - 39.9	1	$73,656,388	6.6%	$73,656,388	3.12x	3.865%	118	29.0%	29.0%
40.0 - 49.9	6	280,282,350	25.0	$46,713,725	2.81x	4.164%	118	44.8%	43.1%
50.0 - 59.9	16	286,454,317	25.5	$17,903,395	2.36x	4.426%	109	58.6%	56.0%
60.0 - 69.6	14	481,160,774	42.9	$34,368,627	1.79x	4.750%	115	64.3%	64.3%
Total/Avg./Wtd.Avg.	37	$1,121,553,829	100.0%	$30,312,266	2.28x	4.463%	114	55.7%	54.6%

(1) Unless otherwise indicated, the Maturity Date/ARD Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to five mortgage loans, representing approximately 20.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date/ARD Loan-to-Value Ratio was calculated using either (i) the "as stabilized" appraised value which is inclusive of stabilized occupancy and conditions met, (ii) the "prospective market value upon stabilization" which is inclusive of completion of stabilized occupancy and conditions met, (iii) the "prospective market value upon completion & stabilization" which is inclusive of completion, (iv) the "as if complete" which is inclusive of completion or (v) the "as portfolio" appraised value which is inclusive of a portfolio premium. The weighted average Maturity Date/ARD Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 55.6%.

Min	29.0%
Max	69.6%
Weighted Avg.	54.6%

Distribution of Original Terms to Maturity/ARD(1)

Original Term to Maturity/ARD (Mos)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut- off Date LTV	Weighted Average Maturity/ARD Date LTV
60	3	$33,153,239	3.0%	$11,051,080	2.53x	4.506%	57	62.4%	61.6%
84	2	72,225,000	6.4	$36,112,500	3.29x	3.767%	80	59.2%	59.2%
120	32	1,016,175,589	90.6	$31,755,487	2.20x	4.511%	119	55.2%	54.0%
Total/Avg./Wtd.Avg.	37	$1,121,553,829	100.0%	$30,312,266	2.28x	4.463%	114	55.7%	54.6%

(1) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

Min	60	months
Max	120	months
Weighted Avg.	116	months

Distribution of Remaining Terms to Maturity/ARD(1)

Range of Remaining Terms to Maturity/ARD (Mos)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut- off Date LTV	Weighted Average Maturity/ARD Date LTV
54 - 59	3	$33,153,239	3.0%	$11,051,080	2.53x	4.506%	57	62.4%	61.6%
79 - 80	2	72,225,000	6.4	$36,112,500	3.29x	3.767%	80	59.2%	59.2%
115 - 120	32	1,016,175,589	90.6	$31,755,487	2.20x	4.511%	119	55.2%	54.0%
Total/Avg./Wtd.Avg.	37	$1,121,553,829	100.0%	$30,312,266	2.28x	4.463%	114	55.7%	54.6%

(1) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

Min	54	months
Max	120	months
Weighted Avg.	114	months

Distribution of Original Amortization Terms(1)

Original Amortization Terms (Mos)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut- off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	26	$988,707,923	88.2%	$38,027,228	2.32x	4.376%	114	55.0%	55.0%
360	11	132,845,906	11.8	$12,076,901	1.97x	5.111%	117	60.3%	51.0%
Total/Avg./Wtd.Avg.	37	$1,121,553,829	100.0%	$30,312,266	2.28x	4.463%	114	55.7%	54.6%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

Min	360	months
Max	360	months
Weighted Avg.	360	months

Distribution of Remaining Amortization Terms(1)

Range of Remaining Amortization Terms (Mos)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut- off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	26	$988,707,923	88.2%	$38,027,228	2.32x	4.376%	114	55.0%	55.0%
359 - 360	11	$132,845,906	11.8	$12,076,901	1.97x	5.111%	117	60.3%	51.0%
Total/Avg./Wtd.Avg.	37	$1,121,553,829	100.0%	$30,312,266	2.28x	4.463%	114	55.7%	54.6%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

Min	359	months
Max	360	months
Average	360	months

Mortgage loans with Original Partial Interest Only Periods

Original Partial Interest Only Periods (Mos)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut- off Date LTV	Weighted Average Maturity/ARD Date LTV
24	2	$29,150,000	2.6%	$14,575,000	2.21x	4.245%	120	64.7%	54.9%
36	1	$9,500,000	0.8%	$9,500,000	1.28x	5.607%	120	54.6%	49.0%
60	1	$3,000,000	0.3%	$3,000,000	1.33x	5.520%	120	63.8%	59.3%

Distribution of Prepayment Provisions

Prepayment Provision	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut- off Date LTV	Weighted Average Maturity/ARD Date LTV
Defeasance	29	$818,154,841	72.9%	$28,212,236	2.21x	4.540%	117	56.5%	55.0%
Yield Maintenance	6	271,644,988	24.2	$45,274,165	2.52x	4.148%	111	52.4%	52.4%
Yield Maintenance or Defeasance	2	31,754,000	2.8	$15,877,000	1.90x	5.158%	92	61.9%	61.9%
Total/Avg./Wtd.Avg.	37	$1,121,553,829	100.0%	$30,312,266	2.28x	4.463%	114	55.7%	54.6%

Distribution of Debt Yields on Underwritten Net Operating Income

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut- off Date LTV	Weighted Average Maturity/ARD Date LTV
7.1 - 7.9	3	$101,000,000	9.0%	$33,666,667	1.43x	4.905%	119	65.4%	65.4%
8.0 - 8.9	3	118,868,535	10.6	$39,622,845	1.90x	4.223%	118	63.7%	63.7%
9.0 - 9.9	13	445,944,000	39.8	$34,303,385	2.19x	4.372%	117	56.9%	56.5%
10.0 - 10.9	4	76,965,000	6.9	$19,241,250	2.30x	4.225%	118	57.1%	55.5%
11.0 - 11.9	1	5,670,000	0.5	$5,670,000	2.42x	4.665%	119	65.5%	65.5%
12.0 - 12.9	1	14,160,000	1.3	$14,160,000	2.14x	5.400%	59	60.0%	60.0%
13.0 - 17.6	12	358,946,294	32.0	$29,912,191	2.75x	4.541%	110	48.0%	45.5%
Total/Avg./Wtd.Avg.	37	$1,121,553,829	100.0%	$30,312,266	2.28x	4.463%	114	55.7%	54.6%

	Min	7.1%
	Max	17.6%
	Weighted Avg.	10.7%

Distribution of Debt Yields on Underwritten Net Cash Flow

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut- off Date LTV	Weighted Average Maturity/ARD Date LTV
6.9 - 7.9	4	$167,318,600	14.9%	$41,829,650	1.63x	4.506%	119	64.4%	64.4%
8.0 - 8.9	8	265,143,935	23.6	$33,142,992	1.65x	5.079%	120	63.0%	62.3%
9.0 - 9.9	9	283,340,000	25.3	$31,482,222	2.68x	3.668%	115	52.6%	52.5%
10.0 - 10.9	2	26,975,000	2.4	$13,487,500	1.89x	4.895%	119	59.5%	54.8%
11.0 - 11.9	2	19,830,000	1.8	$9,915,000	2.22x	5.190%	76	61.6%	61.6%
12.0 - 16.0	12	358,946,294	32.0	$29,912,191	2.75x	4.541%	110	48.0%	45.5%
Total/Avg./Wtd.Avg.	37	$1,121,553,829	100.0%	$30,312,266	2.28x	4.463%	114	55.7%	54.6%

	Min	6.9%
	Max	16.0%
	Weighted Avg.	10.1%

Distribution of Lockbox Types

Lockbox Type	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	27	$947,930,654	84.5%
Springing	6	98,873,239	8.8
Springing (Residential); Hard (Commercial)	1	54,000,000	4.8
Soft	2	15,000,000	1.3
None	1	5,749,935	0.5
Total/Avg./Wtd.Avg.	37	$1,121,553,829	100.0%

Distribution of Escrows

Escrow Type	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance
Real Estate Tax	28	$788,070,841	70.3%
Replacement Reserves(1)	28	$706,240,841	63.0%
TI/LC(2)	16	$588,325,000	58.9%
Insurance	13	$288,257,556	25.7%

(1) Includes mortgage loans with FF&E reserves.

(2) Percentage of the portion of the Initial Pool Balance secured by office, retail, industrial and mixed use properties.

Distribution of Property Types

Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut- off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
Office	18	$532,881,160	47.5%	$29,604,509	2.34x	4.219%	112	58.1%	58.1%
CBD	12	217,711,160	19.4%	$18,142,597	2.42x	4.368%	107	59.3%	59.3%
Suburban	4	198,500,000	17.7%	$49,625,000	1.66x	4.849%	115	65.3%	65.3%
CBD/Data Center	1	111,000,000	9.9%	$111,000,000	3.37x	2.776%	116	42.6%	42.6%
Medical	1	5,670,000	0.5%	$5,670,000	2.42x	4.665%	119	65.5%	65.5%
Industrial	40	$185,293,988	16.5%	$4,632,350	2.48x	4.058%	114	48.6%	48.3%
Warehouse/Distribution	17	86,397,079	7.7%	$5,082,181	2.88x	3.872%	118	35.9%	35.9%
Manufacturing	13	47,631,949	4.2%	$3,663,996	2.44x	3.879%	103	61.2%	61.2%
Manufacturing/Warehouse	3	32,692,418	2.9%	$10,897,473	1.86x	4.277%	118	63.0%	63.0%
Flex	3	12,179,969	1.1%	$4,059,990	1.37x	5.466%	120	56.5%	52.2%
Manufacturing/Distribution	3	4,988,642	0.4%	$1,662,881	3.12x	3.865%	118	29.0%	29.0%
R&D/Flex	1	1,403,931	0.1%	$1,403,931	1.70x	4.964%	119	63.4%	63.4%
Retail	43	$167,365,000	14.9%	$3,892,209	1.93x	4.717%	120	60.4%	58.3%
Anchored	6	93,665,000	8.4%	$15,610,833	1.84x	4.802%	120	64.2%	61.5%
Single Tenant	35	52,500,000	4.7%	$1,500,000	1.88x	4.806%	120	54.2%	54.2%
Unanchored	2	21,200,000	1.9%	$10,600,000	2.42x	4.118%	117	59.0%	54.0%
Mixed Use	3	$102,667,600	9.2%	$34,222,533	2.36x	5.382%	119	43.4%	43.4%
Office/Retail	1	100,000,000	8.9%	$100,000,000	2.34x	5.425%	120	43.0%	43.0%
Multifamily/Office/Retail	1	1,722,600	0.2%	$1,722,600	3.30x	3.778%	80	59.4%	59.4%
Multifamily/Retail	1	945,000	0.1%	$945,000	3.30x	3.778%	80	59.4%	59.4%
Hospitality	8	$87,345,906	7.8%	$10,918,238	2.20x	5.016%	115	59.8%	50.6%
Limited Service	5	41,222,556	3.7%	$8,244,511	2.07x	5.484%	110	63.0%	54.4%
Extended Stay	2	35,739,350	3.2%	$17,869,675	2.37x	4.766%	119	54.1%	44.6%
Full Service	1	10,384,000	0.9%	$10,384,000	2.14x	4.020%	120	66.5%	56.1%
Multifamily	6	$26,249,935	2.3%	$4,374,989	1.37x	5.335%	120	56.4%	55.9%
Mid Rise	4	17,500,000	1.6%	$4,375,000	1.28x	5.450%	120	53.8%	53.8%
Garden	2	8,749,935	0.8%	$4,374,968	1.54x	5.106%	119	61.5%	60.0%
Other	5	$11,100,240	1.0%	$2,220,048	3.30x	3.778%	80	59.4%	59.4%
Parking Garage	5	11,100,240	1.0%	$2,220,048	3.30x	3.778%	80	59.4%	59.4%
Self Storage	4	$8,650,000	0.8%	$2,162,500	1.84x	4.990%	119	58.5%	58.5%
Total / Wtd Avg(3)	127	$1,121,553,829	100.0%	$8,831,133	2.28x	4.463%	114	55.7%	54.6%

(1) Calculated based on the mortgaged property's allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2) Weighted average based on the mortgaged property's allocated loan amount for mortgage loans secured by more than one mortgaged property.

(3) Wtd. Avg Cut-off Date Balance is based on the 127 mortgaged properties in the BMARK 2022-B35 trust.

Geographic Distribution(1)

Property Location	Number of Mortgaged Properties	Cut-off Date Balance(2)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(3)	Weighted Average Mortgage Interest Rate(3)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(3)	Weighted Average Cut- off Date LTV(3)	Weighted Average Maturity/ARD Date LTV(3)
California	4	267,190,000	23.8%	66,797,500	2.68x	4.169%	118	47.5%	47.5%
New Jersey	6	150,752,030	0.1	25,125,338	1.84x	4.908%	114	60.1%	59.2%
New York	7	117,019,000	0.1	16,717,000	2.00x	4.384%	118	61.9%	61.9%
Colorado	2	62,100,000	0.1	31,050,000	1.66x	5.198%	119	61.4%	61.4%
Michigan	18	59,007,692	0.1	3,278,205	3.22x	3.830%	82	59.4%	59.4%
Illinois	13	53,871,496	0.0	4,143,961	2.41x	4.004%	118	55.7%	55.5%
District of Columbia	1	46,800,000	0.0	46,800,000	1.87x	4.600%	119	65.5%	65.5%
Indiana	8	31,420,610	0.0	3,927,576	2.42x	3.970%	116	59.1%	51.6%
Maryland	3	30,745,620	0.0	10,248,540	2.29x	5.165%	119	52.6%	47.8%
Washington	1	29,963,350	0.0	29,963,350	2.42x	4.910%	119	51.7%	42.4%
Texas	8	27,617,128	0.0	3,452,141	1.76x	5.109%	105	59.5%	56.6%
Arizona	3	27,592,373	0.0	9,197,458	1.81x	4.905%	119	59.6%	57.7%
Wisconsin	8	25,648,519	0.0	3,206,065	2.18x	4.563%	108	60.3%	60.3%
Ohio	6	20,768,699	0.0	3,461,450	2.30x	3.922%	118	52.2%	52.2%
Minnesota	3	17,970,026	0.0	5,990,009	2.41x	3.858%	109	56.8%	56.8%
Louisiana	6	15,904,139	0.0	2,650,690	2.03x	4.580%	120	53.1%	53.1%
Nevada	2	15,754,215	0.0	7,877,107	2.33x	4.453%	119	58.5%	58.5%
Mississippi	1	14,160,000	0.0	14,160,000	2.14x	5.400%	59	60.0%	60.0%
Alabama	4	14,092,888	0.0	3,523,222	2.08x	4.833%	117	61.2%	53.7%
South Carolina	2	13,336,543	0.0	6,668,271	2.49x	4.307%	118	42.5%	42.5%
Pennsylvania	2	13,076,670	0.0	6,538,335	2.10x	4.679%	119	64.3%	59.6%
Tennessee	3	11,032,069	0.0	3,677,356	3.06x	3.906%	118	30.4%	30.4%
Iowa	2	10,976,068	0.0	5,488,034	2.08x	3.896%	118	59.1%	59.1%
Virginia	3	10,724,426	0.0	3,574,809	2.81x	3.896%	118	37.6%	37.6%
Georgia	2	10,500,000	0.0	5,250,000	1.33x	5.180%	120	69.7%	57.6%
New Hampshire	1	7,633,958	0.0	7,633,958	3.12x	3.865%	118	29.0%	29.0%
Arkansas	1	6,595,554	0.0	6,595,554	1.95x	3.900%	118	62.8%	62.8%
Kansas	1	3,447,119	0.0	3,447,119	3.12x	3.865%	118	29.0%	29.0%
Florida	1	2,520,000	0.0	2,520,000	1.84x	4.990%	119	58.5%	58.5%
North Carolina	1	1,171,173	0.0	1,171,173	3.25x	3.733%	79	58.5%	58.5%
West Virginia	1	989,028	0.0	989,028	2.03x	4.580%	120	53.1%	53.1%
Kentucky	1	530,895	0.0	530,895	2.03x	4.580%	120	53.1%	53.1%
Maine	1	420,404	0.0	420,404	2.03x	4.580%	120	53.1%	53.1%
Delaware	1	222,137	0.0	222,137	2.03x	4.580%	120	53.1%	53.1%
Total	127	1,121,553,829	100.0%	8,831,133	2.28x	4.463%	114	55.7%	54.6%

(1) Calculated based on the mortgaged property's allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2) Weighted average based on the mortgaged property's allocated loan amount for mortgage loans secured by more than one mortgaged property.

(3) Wtd. Avg Cut-off Date Balance is based on the 127 mortgaged properties in the BMARK 2022-B35 trust.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Contacts
Role	Party and Contact Information
Depositor	Citigroup Commercial Mortgage Securities Inc.
	Raul D. Orozco		raul.d.orozco@citi.com
388 Greenwich Street | New York, NY 10013 | United States
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)		cts.cmbs.bond.admin@wellsfargo.com; trustadministrationgroup@wellsfargo.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Master & Special Servicer	KeyBank National Association
	Michael Tilden		michael_a_tilden@keybank.com
11501 Outlook Street, Suite 300 | Overland Park, KS 66211 | United States
Primary Servicer	Midland Loan Services, a Division of PNC Bank, National Association
	Executive Vice President – Division Head	(913) 253-9000	noticeadmin@midlandls.com
10851 Mastin Street, Building 82, Suite 300 | Overland Park, KS 66210 | United States
Operating Advisor & Asset Representations Reviewer	Park Bridge Lender Services LLC
	CMBS Notices		cmbs.notices@parkbridgefinancial.com
600 Third Avenue, 40th Floor | New York, NY 10016 | United States
Trustee	Wilmington Trust, National Association
	Attention: CMBS Trustee	(302) 636-4140	CMBSTrustee@wilmingtontrust.com
1100 North Market Street | Wilmington, DE 19890 | United States
Directing Holder	TBD
TBD
TBD, TBD | TBD, TB | United States
Controlling Class Representative	TBD
TBD
TBD, TBD | TBD, TB | United States

This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information.
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© 2021 Computershare. All rights reserved. Confidential.	D-1	Page 1 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹

A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
VRR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Distribution Detail continued to next page

© 2021 Computershare. All rights reserved. Confidential.	D-2	Page 2 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹

X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00

*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)	Pass-Through Rates with respect to any Class of Certificates on next month’s Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© 2021 Computershare. All rights reserved. Confidential.	D-3	Page 3 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance
Regular Certificates
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
VRR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	D-4	Page 4 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Certificate Interest Reconciliation Detail
Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-H	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	D-5	Page 5 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Additional Information

Total Available Distribution Amount (1)	0.00

(1)	The Available Distribution Amount includes any Prepayment Premiums.

© 2021 Computershare. All rights reserved. Confidential.	D-6	Page 6 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00
Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00
Asset Representations Reviewer Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© 2021 Computershare. All rights reserved. Confidential.	D-7	Page 7 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00
Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00

NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© 2021 Computershare. All rights reserved. Confidential.	D-8	Page 8 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Current Mortgage Loan and Property Stratification

Aggregate Pool

Scheduled Balance
Scheduled Balance	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Debt Service Coverage Ratio¹
Debt Service Coverage Ratio	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	D-9	Page 9 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Current Mortgage Loan and Property Stratification

Aggregate Pool

State³
State	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Property Type³
Property Type	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

Note: Please refer to footnotes on the next page of the report.

© 2021 Computershare. All rights reserved. Confidential.	D-10	Page 10 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Current Mortgage Loan and Property Stratification

Aggregate Pool

Note Rate
Note Rate	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Seasoning
Seasoning	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	D-11	Page 11 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Current Mortgage Loan and Property Stratification

Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)
Anticipated Remaining Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Amortization Term (ARD and Balloon Loans)
Remaining Amortization Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	D-12	Page 12 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Current Mortgage Loan and Property Stratification

Aggregate Pool

Age of Most Recent NOI
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Stated Term (Fully Amortizing Loans)
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	D-13	Page 13 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Loan Group	Prop Type (1)	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© 2021 Computershare. All rights reserved. Confidential.	D-14	Page 14 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Mortgage Loan Detail (Part 2)

Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© 2021 Computershare. All rights reserved. Confidential.	D-15	Page 15 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Principal Prepayment Detail

			Unscheduled Principal		Prepayment Premiums
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals

Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© 2021 Computershare. All rights reserved. Confidential.	D-16	Page 16 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Historical Detail

	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1)	Foreclosure and REO Totals are included in the delinquencies aging categories.

© 2021 Computershare. All rights reserved. Confidential.	D-17	Page 17 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Delinquency Loan Detail

Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals

1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© 2021 Computershare. All rights reserved. Confidential.	D-18	Page 18 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹
	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information
	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Jun-22	0	0	0	0	0	0
May-22	0	0	0	0	0	0
Apr-22	0	0	0	0	0	0
Mar-22	0	0	0	0	0	0
Feb-22	0	0	0	0	0	0
Jan-22	0	0	0	0	0	0
Dec-21	0	0	0	0	0	0
Nov-21	0	0	0	0	0	0
Oct-21	0	0	0	0	0	0
Sep-21	0	0	0	0	0	0
Aug-21	0	0	0	0	0	0
Jul-21	0	0	0	0	0	0
(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© 2021 Computershare. All rights reserved. Confidential.	D-19	Page 19 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Specially Serviced Loan Detail - Part 1

Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© 2021 Computershare. All rights reserved. Confidential.	D-20	Page 20 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Specially Serviced Loan Detail - Part 2

Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© 2021 Computershare. All rights reserved. Confidential.	D-21	Page 21 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Modified Loan Detail

		Pre-Modification		Post-Modification
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Modification Code¹	Modification Booking Date	Modification Closing Date	Modification Effective Date

Totals

1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© 2021 Computershare. All rights reserved. Confidential.	D-22	Page 22 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Historical Liquidated Loan Detail

Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© 2021 Computershare. All rights reserved. Confidential.	D-23	Page 23 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Historical Bond / Collateral Loss Reconciliation Detail

Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© 2021 Computershare. All rights reserved. Confidential.	D-24	Page 24 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

© 2021 Computershare. All rights reserved. Confidential.	D-25	Page 25 of 26

Distribution Date:	06/17/22	BENCHMARK 2022-B35 MORTGAGE TRUST
Determination Date:	06/13/22
Record Date:	05/31/22	Commercial Mortgage Pass-Through Certificates Series 2022-B35

Supplemental Notes

None

© 2021 Computershare. All rights reserved. Confidential.	D-26	Page 26 of 26

ANNEX E-1A

SPONSOR REPRESENTATIONS AND WARRANTIES
(CITI REAL ESTATE FUNDING INC. And german american capital corporation)

Each of CREFI and GACC (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-1B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the applicable Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Loan Combination, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Loan Combination is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).
Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the
E-1A-1

origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.
(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan.
(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-1B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Loan Combination, in the case of a Mortgage Loan that is part of a Loan Combination), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.
(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Loan Combination, in the case of a Mortgage Loan that is part of a Loan Combination), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c)
E-1A-2

the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.
(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.
(8)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Loan Combination, subject to the related Assignment of Leases constituting security for the entire Loan Combination), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.
(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.
(10)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.
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An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.
(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(12)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.
(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.
(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Outside Serviced Mortgage Loan, to the depositor or servicer for the related Other Securitization Trust).
(15)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).
(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction
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for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.
“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (1) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (2) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.
Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).
If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.
If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Rating Requirements.
The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.
An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only), the A.M. Best Company minimum rating referred to in the definition of Insurance Rating Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.
The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Loan
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Combination, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Loan Combination, if applicable) together with any accrued interest thereon.
All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain, or cause to be maintained, all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.
(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.
(18)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.
(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.
(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market
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value (i) at the date the Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.
(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.
(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.
(24)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The
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terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.
(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)	Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.
(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Loan Combination, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.
In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is
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in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Loan Combination, as applicable).
No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.
(28)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.
(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-1B; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-1A or the exceptions thereto set forth in Annex E-1B, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E1A-1, or future permitted mezzanine debt in each case as set forth on Schedule E-1B or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-1A-3 or (iv)
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Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.
(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.
(34)	Ground Leases. For purposes of this Annex E-1A, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.
E-1A-10

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:
(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;
(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;
(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;
(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;
(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis
E-1A-11

amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;
(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and
(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(35)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.
(36)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1A.
(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.
(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)
(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site
E-1A-12

assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-Off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.
(41)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.
(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.
(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth on Schedule E-1A-3.
(44)	Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the related Other Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the seller of the note which is contributed to the related Other Securitization Trust or its designee providing notice of the transfer of such note to the related Other Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of an Outside Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of an Outside Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for,
E-1A-13

on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.
(45)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.
(46)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-1A-14

SCHEDULE E-1A-1 to ANNEX E-1A

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	CREFI Mortgage Loans	GACC Mortgage Loans
3	ILPT Logistics Portfolio	—
13	200 West Jackson	—

E-1A-15

SCHEDULE E-1A-2 to ANNEX E-1A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	CREFI Mortgage Loans	GACC Mortgage Loans
13	200 West Jackson	—

E-1A-16

SCHEDULE E-1A-3 to ANNEX E-1A

CROSSED MORTGAGE LOANS

None

E-1A-17

 (THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-1B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Citi Real Estate Funding Inc.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	ILPT Logistics Portfolio (Loan No. 3)

The sole tenant at each of the 1901 Meadowville Technology Parkway Mortgaged Property, 2020 Joe B. Jackson Parkway Mortgaged Property and 510 John Dodd Road Mortgaged Property, Amazon.com Services, Inc., has a right of first offer to purchase the applicable Mortgaged Property if the related landlord desires to offer the Mortgaged Property or any portion thereof for sale or receives a purchase offer from any third party. If the sole tenant elects not to purchase the Mortgaged Property and the related landlord takes such Mortgaged Property off of the market, then for so long as (x) the tenant under the respective lease is Amazon.com Service L.L.C., its parent, parent affiliate or any successor by merger, or (y) the lease guaranty provided by Amazon.com, Inc. remains in effect, the sole tenant will have a right of first refusal to purchase the applicable Mortgaged Property upon the related landlord’s receipt of a bona fide offer to purchase the applicable Mortgaged Property from an unrelated third party. Such right of first offer and right of first do not apply to transfers (i) in connection with any debt or equity financing, pursuant to a foreclosure or deed in lieu thereof, (ii) to any affiliates of the related landlord or (iii) to any joint venture or partnership of the related landlord or any of its affiliates.

The sole tenant at the 309 Dulty's Lane Mortgaged Property, BJ’s Wholesale Club, Inc., has a right of first offer to purchase such Mortgaged Property in the event the related landlord desires to offer the Mortgaged Property for sale. Pursuant to the terms of such tenant’s lease, BJ’s Wholesale Club, Inc.'s right of first offer will not apply to any sale or conveyance of the Mortgaged Property in a foreclosure sale (or similar proceeding) of a bona fide mortgage or deed of trust or to any conveyance in lieu of foreclosure of such bona fide mortgage or deed of trust.

The sole tenant at the 7000 West Post Road Mortgaged Property, Federal Express Corporation, has a right of first refusal to purchase the applicable Mortgaged Property upon the related landlord’s receipt of a written proposal from a bona fide third party for the purchase of any part of the Mortgaged Property.

The sole tenant at the 5300 Centerpoint Parkway Mortgaged Property, Avnet, Inc., has a right of first offer to purchase the Mortgaged Property upon the related landlord’s intention to sell the Mortgaged Property. Avnet, Inc. has the right to cause the related landlord to construct expansions of the Mortgaged

E-1B-1

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
Property which expansions may consist of up to approximately 305,000 rentable square feet.
(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	2550 M Street (Loan No. 10)	The borrower leases the Mortgaged Property pursuant to a ground lease which commenced March 31, 2022. The related ground lessor has a right of first offer to purchase the Mortgaged Property upon the borrower’s desire to sell the Mortgaged Property to any person other than an affiliate. Pursuant to the terms of the ground lease, the landlord’s right of first offer is inapplicable to any exercise of remedies or acceptance of an assignment in lieu thereof by a leasehold mortgagee pursuant to a leasehold mortgage encumbering the borrower’s interest in the ground lease and the Mortgaged Property.
(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	Nut Tree Plaza (Loan No. 11)	The mortgagor owns and operates a children’s amusement type ride-on train that carries passengers around a portion of the Mortgaged Property. The mortgagor is a party to an operating covenant and other related documents with the local municipality relating to the train, which obligate the mortgagor, among certain other obligations, to maintain and operate the train. The municipality has a first priority security interest in the train and, if the mortgagor fails to maintain and operate the train in accordance with such documents, the municipality may purchase the train for one dollar and remove the train (excluding the train tracks and other related fixtures at the Mortgaged Property).
(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	ExchangeRight Net Leased Portfolio #55 (Loan No. 12)

Under the lease for the sole tenant at each of the following individual Mortgaged Properties, Walmart Neighborhood Market has a right of first refusal to purchase the applicable Mortgaged Property upon the related landlord’s intention to sell the Mortgaged Property or a controlling equity interest in itself (except to an affiliate): (i) the Walmart Neighborhood Market - Houma (Park), LA Mortgaged Property, (ii) the Walmart Neighborhood Market - Prairieville (Airline), LA Mortgaged Property, (iii) the Walmart Neighborhood Market - Thibodaux (Main), LA Mortgaged Property, (iv) the Walmart Neighborhood Market - New Iberia (Parkview), LA Mortgaged Property, (v) the Walmart Neighborhood Market - Meraux (Archbishop), LA Mortgaged Property and (vi) the Walmart Neighborhood Market - Opleousas (Union), LA Mortgaged Property. Pursuant to the terms of each such tenant’s lease, the right of first refusal does not apply to a foreclosure of the related mortgage by or deed in lieu of foreclosure to or at the direction of a bona fide third-party commercial lender.

Under the lease for the sole tenant at each of the following individual Mortgaged Properties, U.S. Bank has a right of first refusal to purchase the applicable Mortgaged Property upon the related landlord’s intention to sell the Mortgaged Property: (i) U.S. Bank - Northlake (North), IL Mortgaged Property, (ii) U.S. Bank – Elk Grove Village (Devon), IL Mortgaged Property, and (iii) U.S. Bank - Niles (Dempster), IL Mortgaged Property. U.S. Bank has, pursuant to a subordination, non-disturbance and attornment agreement for each such Mortgaged Property, agreed that such right of first refusal shall be expressly inapplicable to any foreclosure of the related mortgage, deed-

E-1B-2

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

in-lieu thereof, or any other taking of title to the applicable Mortgaged Property in enforcement of the mortgage.

Under the lease for the sole tenant at each of the following individual Mortgaged Properties, O’Reilly Auto Parts has a right of first refusal to purchase the applicable Mortgaged Property upon the related landlord’s receipt of a bona fide offer for the purchase of the Mortgaged Property: (i) O’Reilly Auto Parts - Madison (Commerce), WI Mortgaged Property, and (ii) O’Reilly Auto Parts – Owensboro (Bold Forbes), KY Mortgaged Property.

The sole tenant at the PNC Bank - Aurora (Galena), IL Mortgaged Property, PNC Bank, has a right of first refusal to purchase the applicable Mortgaged Property upon the related landlord’s intention to sell the Mortgaged Property. PNC Bank has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such right of first refusal shall be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other taking of title to the Mortgaged Property in enforcement of the mortgage.

The sole tenant at the PNC Bank - Clarendon Hills (Holmes), IL Mortgaged Property, PNC Bank, has a right of first refusal to purchase the applicable Mortgaged Property after the fifth anniversary of the lease commencement date upon the related landlord’s receipt of a written proposal from a bona fide third party for the purchase of the Mortgaged Property.

The sole tenant at the Publix - Decatur (Point), AL Mortgaged Property, Publix, has a right of first refusal to purchase the applicable Mortgaged Property upon the related landlord’s receipt of a bona fide third party offer for the purchase of the Mortgaged Property. Publix has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such right of first refusal shall be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other taking of title to the Mortgaged Property in enforcement of the mortgage.

The sole tenant at the Huntington Bank - Clarksburg (Pike), WV Mortgaged Property, Huntington Bank, has a right of first refusal to purchase the applicable Mortgaged Property after the third anniversary of the lease commencement date upon the related landlord’s receipt of a written proposal from a bona fide third party for the purchase of the Mortgaged Property. Huntington Bank has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such right of first refusal shall be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other taking of title to the Mortgaged Property in enforcement of the mortgage.

The sole tenant at the Family Dollar - Cuyahoga Falls (Bailey), OH Mortgaged Property, Family Dollar, has a right of first refusal to purchase the applicable Mortgaged Property upon the related landlord’s receipt of a bona fide third party offer for the purchase of the Mortgaged Property. Pursuant to the terms of such tenant’s lease, the right of first refusal does not apply to a foreclosure of the related mortgage by or deed in lieu of

E-1B-3

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

foreclosure to or at the direction of a bona fide third-party commercial lender.

The sole tenant at the Citizens Bank - Wilmington (Marsh), DE Mortgaged Property, Citizens Bank, has a right of first offer to purchase the applicable Mortgaged Property upon the related landlord’s intention to sell the Mortgaged Property. Citizens Bank has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such right of first offer shall be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other taking of title to the Mortgaged Property in enforcement of the mortgage.

The sole tenant at the CVS Pharmacy - Grand Rapids (Fuller), MI Mortgaged Property, CVS Pharmacy, has a right of first refusal to purchase the applicable Mortgaged Property upon the related landlord’s receipt of a bona fide third party offer for the purchase of the Mortgaged Property. Pursuant to the terms of such tenant’s lease, the right of first refusal does not apply to a foreclosure of the related mortgage by or deed in lieu of foreclosure to or at the direction of a bona fide third-party commercial lender.

The sole tenant at the 7-Eleven - La Grange (Ogden), IL Mortgaged Property, 7-Eleven, has a right of first refusal to purchase the applicable Mortgaged Property upon the related landlord’s receipt of a bona fide third party offer for the purchase of the Mortgaged Property

(10) Condition of Property	Bell Works (Loan No. 9)	The property condition assessment prepared in connection with the origination of the Mortgage Loan recommended immediate and short-term repairs estimated to cost approximately $89,200 in the aggregate. No escrow was established at origination of the Mortgage Loan in connection with the cost of such repairs.
(16) Insurance	All CREFI Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
(16) Insurance	ILPT Logistics Portfolio (Loan No. 3)

The Mortgage Loan documents permit a property insurance deductible and a liability insurance deductible of up to $250,000.

The threshold above which the lender has the right to hold and disburse casualty insurance proceeds is 7.5% of the outstanding principal amount of the allocated loan amount attributable to the affected individual Mortgaged Property, rather than 5.0% of the outstanding principal balance of the related Mortgage Loan or Whole Loan.

Notwithstanding anything to the contrary contained in the applicable Mortgage Loan documents (except compliance with REMIC requirements and the obligation to cause a restoration in accordance with the applicable Mortgage Loan documents) with respect to the disbursement of insurance or condemnation proceeds in respect of any lease, any PILOT lease and/or PILOT document, as applicable, the express provisions set forth in the lease, PILOT Lease and/or PILOT document, as applicable, govern; provided, however, to the extent the compliance by the applicable Mortgagor with the terms and

E-1B-4

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
conditions of the loan agreement do not create a breach or default under or otherwise violate the terms and provisions of such lease, such PILOT lease or such PILOT document, as applicable, the Mortgagor must comply with the terms and provisions of the loan agreement; provided, further, that Mortgagor may not grant its consent, approval or waiver with respect to any disbursement of insurance or condemnation proceeds if such disbursement would violate the terms and provisions of the loan agreement as may be requested or required in connection with the terms and provisions of any lease, any PILOT lease and/or any PILOT document, as applicable, without first obtaining the written consent, approval, or waiver of the lender. The lender is required to respond to any request for consent subject to the standards for consent set forth in the applicable lease, PILOT lease or PILOT document.
(16) Insurance	601 Lexington Avenue (Loan No. 19)	The Mortgage Loan documents permit a property insurance deductible up to $250,000.
(26) Recourse Obligations	All CREFI Mortgage Loans	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any material breach of the environmental covenants contained in the Mortgage Loan documents.
(26) Recourse Obligations	ILPT Logistics Portfolio (Loan No. 3)	The Mortgage Loan documents do not provide for recourse liability for the misapplication or misappropriation of rents, insurance proceeds or condemnation awards, but rather such liability is limited to only the “misappropriation” of rents, insurance proceeds or condemnation awards.
(26) Recourse Obligations	Bell Works (Loan No. 9)	Recourse for losses related to misapplication or misappropriate of rents (if after an event of default under the Mortgage Loan), insurance proceeds, or condemnation awards is limited to the “intentional misapplication, misappropriation or conversion” of the same.
(26) Recourse Obligations	601 Lexington Avenue (Loan No. 19)	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Mortgage Loan or the related Whole Loan.
(29) Acts of Terrorism Exclusion	All CREFI Mortgage Loans	All exceptions to Representation 16 are also exceptions to this Representation 29.
(29) Acts of Terrorism Exclusion	601 Lexington Avenue (Loan No. 19)	Terrorism insurance may be maintained by the Borrower with a non-rated captive insurance company owned by Boston Properties Limited Partnership (or any affiliate thereof), subject to certain conditions set forth in the Mortgage Loan documents, including but not limited to (A) TRIPRA is in full force and effect; (B) the terrorism policy issued by such captive insurer, together with any other qualified terrorism policies in-place, provide per occurrence limit in an amount not less than replacement cost and rent loss coverage as otherwise required; (C) covered losses that are not reinsured by the federal government under TRIPRA and paid to the captive insurer will be reinsured with a cut-through endorsement by an insurance company rated S&P “A”/ Moody’s “A2” or better or such higher rating as the rating agency may require not to exceed S&P “A+”/ Moody’s “A1”; (D) all reinsurance

E-1B-5

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
agreements between the captive insurer and other reinsurance providers are reasonably acceptable to lender; and (E) such captive insurer is licensed in the State of Vermont or other jurisdiction to the extent reasonably approved by lender and qualified to issue the terrorism policy in accordance with applicable legal requirements.
(30) Due on Sale or Encumbrance	601 Lexington Avenue (Loan No. 19)	The Mortgage Loan documents permit, without the lender’s consent, (i) transfers of direct or indirect interests in the Mortgagor, provided that after giving effect to any such transfer, (A) Boston Properties Limited Partnership (“BPLP”) and/or Norges Bank Investment Management (“Norges”) will, directly or indirectly, own at least twenty percent of the interests in the Mortgagor; and (B) BPLP and/or Norges will, directly or indirectly, retain the day-to-day management and operational control rights over the Mortgagor (subject to customary major decision consent rights of certain indirect owners of the Mortgagor); (ii) a merger, consolidation, sale of all or substantially all assets, or similar transactions as to BPLP and/or Boston Properties, Inc.(“BPI”) resulting in BPLP and/or BPI, as applicable, not being the surviving entity and (iii) conversion of equity interests in any entity holding an interest in the Mortgagor into equity interests of a publicly traded entity, in which event such equity interests are freely transferable so long as listed on the New York Stock Exchange or another publicly traded stock exchange.
(31) Single Purpose Entity	ILPT Logistics Portfolio (Loan No. 3)	Three of the Mortgagors previously owned real properties other than the Mortgaged Properties, as follows: (i) ILPT Bemidji LLC previously owned a property located at 2401 Cram Avenue SE, Bemidji, Minnesota, (ii) ILPT KYIN LLC previously owned properties located at i. 9215-9347 E Pendleton Pike, Lawrence, Indiana, ii. 1985 International Way, Hebron, Kentucky, iii. 2801 Airwest Boulevard, Plainfield, Indiana, iv. 2150 Stanley Road, Plainfield, Indiana, v. 4237-4255 Anson Boulevard, Whitestown, Indiana, vi. 20 Logistics Boulevard, Walton, Kentucky, and (iii) ILPT North East LLC previously owned property located at 16101 Queens Court, Upper Marlboro, Maryland. Prior to origination such properties were transferred either to affiliates of the Mortgagors or to third parties.
(31) Single Purpose Entity	Bell Works (Loan No. 9)	The related mortgagor previously owned certain other unrelated property in addition to the collateral for the Mortgage Loan. The Mortgage Loan documents are recourse to the related mortgagor in connection with the prior ownership of such other unrelated property.
(31) Single Purpose Entity	601 Lexington Avenue (Loan No. 19)	The Mortgagor has an obligation to purchase the ground leased portion of the Mortgaged Property for a purchase price of $23,284,421 on April 30, 2036. In addition, upon the condemnation or taking of any portion of the ground leased portion of the Mortgaged Property, the Mortgagor is required to purchase the ground leased portion of the Mortgaged Property at the foregoing purchase price discounted to the date of the condemnation or taking at a discount rate of 6%.
(34) Ground Leases	ILPT Logistics Portfolio (Loan No. 3)	ILPT Murfreesboro LLC (“TN PILOT Borrower”) has a leasehold interest in the 2020 Joe B. Jackson Parkway Mortgaged Property pursuant to that certain Lease Agreement,

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Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
dated December 21, 2011 (“TN PILOT Lease”) by and between US Real Estate Limited Partnership and The Industrial Development Board of Rutherford County, Tennessee (“TN PILOT Lessor”), as assigned to TN PILOT Borrower pursuant to that certain Assignment of Master Lease dated December 21, 2011. The TN PILOT Lease expires on December 31, 2032, which is less than 20 years following the maturity date of the Mortgage Loan. TN PILOT Borrower has the option to purchase the fee interest in the 2020 Joe B. Jackson Parkway Mortgaged Property for $1 at any time prior to the expiration of the TN PILOT Lease. TN PILOT Lessor may not sell, assign, encumber or convey any part of the real property without TN PILOT Borrower’s prior written consent.
(34) Ground Leases	601 Lexington Avenue (Loan No. 19)

The Mortgaged Property includes the Borrower’s leasehold interest in an approximately 18,038 square foot portion of a condominium unit owned by Saint Peter’s Lutheran Church of Manhattan (“Saint Peter’s”) pursuant to a ground lease between Saint Peter’s and the Borrower (the “Saint Peter’s Ground Lease”).

The Saint Peter’s Ground Lease may be amended/modified without the Leasehold Mortgagee’s prior consent but any modification or amendment of the Saint Peter’s Ground Lease will not be binding on the Leasehold Mortgagee without the Leasehold Mortgagee’s prior written consent.

The Saint Peter’s Ground Lease expires April 30, 2036, which is less than 20 years following the maturity date of the Mortgage Loan. The Borrower is required to purchase the ground leased portion of the Mortgaged Property from Saint Peter’s as described in the Exception to Representation 32 with respect to the 601 Lexington Avenue Mortgage Loan.

A Mortgage on the leasehold interest under the Saint Peter’s Ground Lease may be made only to a state or federally regulated bank, savings and loan association, insurance company, pension fund, credit union, real estate investment trust, or other institutional lender (each an “Institutional Lender,” and a leasehold lender that is an Institutional Lender is hereinafter referred to as a “Leasehold Mortgagee”).

If a Leasehold Mortgagee forecloses upon the leasehold, the Leasehold Mortgagee’s initial assignment of its interest does not require the ground lessor’s consent; however, any subsequent transfers of the leasehold interest require the ground lessor’s consent.

The Saint Peter’s Ground Lease requires the ground lessor to provide Leasehold Mortgagee notice of any default by tenant under the ground lease but does not specifically provide that any notice of default or termination is ineffective against the Leasehold Mortgagee unless such notice is given to the Leasehold Mortgagee.

The Saint Peter’s Ground Lease does not provide that the lender is entitled to a new lease either generally upon a termination of the Saint Peter’s Ground Lease or specifically upon a rejection of the Saint Peter’s Ground Lease in bankruptcy.

E-1B-7

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(37) No Material Default; Payment Record	All CREFI Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Borrower to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the Borrower may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Borrower forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.
(40) Environmental Conditions	ILPT Logistics Portfolio (Loan No. 3)	With respect to the 510 John Dodd Road Mortgaged Property, the related Phase I environmental report stated that an adjacent facility had known volatile organic compounds in the soil and groundwater that had the potential to impact the Mortgaged Property, and that the adjoining parcel is potentially a REC originating from an off-property facility, and recommended that a file review be conducted to identify the extent of the groundwater contamination and evaluate the potential for the adjoining parcel to impact the Mortgaged Property. Such investigation has not been conducted.

E-1B-8

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(German American Capital Corporation)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	GHC Hotel Portfolio (Loan No. 15)

With respect to the Holiday Inn Terre Haute Mortgaged Property, such Mortgaged Property is subject to a right of first refusal in favor of Rare Hospitality International, Inc., a Georgia corporation, as tenant under a net ground lease, with respect to such tenant’s leased premises. The terms of such right of first refusal provide that such right of first refusal will not restrict or limit any right or remedy afforded to any mortgagee, and the exercise of any right or remedy by a mortgagee will not require compliance with the right of first refusal provisions. However, such right would apply to subsequent transfers.

With respect to the Springhill Suites Terre Haute Mortgaged Property, the related franchisor has a right of first refusal to purchase such Mortgaged Property if the Borrower proposes to sell the Mortgaged Property or an ownership interest in the Borrower or certain affiliates of the Borrower to a competitor of the franchisor. As more fully defined in the related franchise agreement, a “competitor” is a person or entity that owns, has an interest in, or is an affiliate, principal or director of any person or entity that owns or has an interest in, a hotel brand, trade name, trademark, system or chain that is comprised of at least (i) 20 full service hotels or (ii) 50 limited service hotels. Such right of first refusal will apply to a foreclosure, deed in lieu thereof or subsequent transfer that results in a transfer to a competitor.

(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	Johns Hopkins MOB (Loan No. 36)	The sole tenant at the Mortgaged Property, Johns Hopkins, has a right of first refusal to purchase the Mortgaged Property. Johns Hopkins' right of first refusal has been waived in connection with a foreclosure or deed-in-lieu of foreclosure, but will apply to subsequent transfers.
(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	Eagle Station (Loan No. 22)	There is a Declaration of Restrictive Covenants recorded on title that prohibits the operation of 16 or more slot machines (or any number of slot machines together with any other game, gaming device, race book or sports pool) at one establishment. In the event of any violation of this restriction, the owner of any parcel of land subject to the Declaration of Restrictive Covenants may enjoin such violation in any court of competent jurisdiction. The Dotty’s Casino tenant currently operates 16 or more slot machines at its leased premises.

E-1B-9

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(7) Junior Liens	Novo Nordisk (Loan No. 25)	In connection with the sale of the Mortgaged Property to the related Borrower, such Borrower’s sole member (the “Sole Member”) entered into an earnout agreement (the “Novo Earnout Agreement”) with the prior owner of the Mortgaged Property (the “Novo Seller”) whereby the Sole Member agreed to make a payment to the Novo Seller if the tenant at the Mortgaged Property ever exercised all or a portion of its remaining expansion option under its lease (the “Novo Earnout Obligation”). The Novo Earnout Obligation is secured by a pledge of the Sole Member’s 100% ownership interest in the Borrower pursuant to a pledge agreement (the “Novo Earnout Pledge Agreement”). At origination, (i) the lender under the Mortgage Loan funded a reserve (the “Seller Credit Reserve”) equal to the Novo Earnout Obligation, which amount is required to be released to the Novo Seller, provided no event of default is continuing under the loan documents, as and when such amounts are due and payable under the Novo Earnout Agreement and (ii) the lender under the Mortgage Loan entered into a recognition agreement with the Novo Seller whereby the lender agreed, among other things, (w) to send all notices under the loan documents to the Novo Seller, (x) to allow the Novo Seller to foreclose on the pledge and take over the Borrower so long as a preapproved control party will own/control such Borrower after foreclosure and so long as the permitted transfer provisions of the loan agreement and recognition agreement are satisfied, (y) to allow the Novo Seller to purchase the Mortgage Loan upon notice to the Novo Seller that an event of default under the Mortgage Loan is continuing (for payment of the full outstanding amount of the debt, including all default interest, fees and expenses) and (z) to accept payment of the monthly interest payment or any other payment obligation by the Novo Seller (as and when such payment is due and payable by the borrower) but no more than two times during the term of the Mortgage Loan.
(16) Insurance	Novo Nordisk (Loan No. 25)

The Borrower may rely on self-insurance provided by the sole tenant, Novo Nordisk, Inc., in lieu of the insurance policies otherwise required under the Mortgage Loan documents, to the extent that the tenant or any lease guarantor of the tenant maintains a rating of “A-“ or better by S&P.

In addition, pursuant to a subordination, non-disturbance and attornment agreement with Novo Nordisk, Inc., the lender has agreed that in the event of a casualty to the Mortgaged Property, provided certain conditions are satisfied, including no event of default by the tenant that could have been cured by the payment of money, no bankruptcy proceeding of the Borrower or the tenant, and neither the landlord nor tenant has exercised a right to terminate the lease, insurance proceeds will be made available for the restoration of the Mortgaged Property, provided that the lender, the Borrower

E-1B-10

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
and the tenant have agreed upon commercially reasonable disbursement procedures (which the parties have agreed to negotiate in good faith). Accordingly, it is possible that the insurance proceeds will not be held and disbursed by the lender (or a trustee appointed by it).
(16) Insurance	Eagle Station (Loan No. 22)	The Borrower’s obligation to provide (i) property coverage, (ii) during structural construction or repairs and to the extent applicable, commercial general liability, umbrella liability and property coverage, and (iii) comprehensive boiler and machinery/equipment breakdown insurance is suspended as to the Raley’s premises if, among other things: (A) Raley’s maintains such coverage on the Raley’s premises meeting the requirements of the Mortgage Loan documents, except with respect to Raley’s property deductible, which may be no greater than $100,000, (B) Raley’s delivers evidence acceptable to the lender of such coverage no less frequently than annually, (C) no default shall exist under the Raley’s lease beyond any applicable notice and cure periods and (D) the lender is named as a mortgagee/loss payee on insurance policies maintained by Raley’s. Notwithstanding that the deductible for Raley’s property policy does not constitute a customary deductible, the Mortgage Loan documents expressly permit the Borrower to rely on the insurance maintained by such tenant so long as the aforementioned conditions remain satisfied.
(26) Recourse Obligations	Novo Nordisk (Loan No. 25)	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Mortgage Loan or related Whole Loan.
(26) Recourse Obligations	All GACC Mortgage Loans	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
(29) Acts of Terrorism Exclusion	All GACC Mortgage Loans	All exceptions to Representation 16 are also exceptions to this Representation 29.
(37) No Material Default; Payment Record	All GACC Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Borrower to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the Borrower may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Borrower forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.
(40) Environmental Assessments	GHC Hotel Portfolio (Loan No. 15)	The environmental assessments for the Mortgaged Properties were obtained in connection with a prior mortgage loan secured by the Mortgaged Properties and are dated October 18, 2019 (for Springhill Suites by Marriott and

E-1B-11

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
Homewood Suites Lafayette) and January 14, 2020 (for Holiday Inn Terre Haute), which is more than 12 months prior to the origination date of the Mortgage Loan.
(44) Hospitality Provisions	Best Western North Phoenix (Loan No. 32)	The comfort letter provided in connection with the Mortgage Loan was not signed by the Borrower and is only executed by Best Western International, Inc.

E-1B-12

ANNEX E-2A

SPONSOR REPRESENTATIONS AND WARRANTIES
(Goldman Sachs Mortgage Company)

GSMC (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each GSMC Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between GSMC, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the GSMC Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the GSMC Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Loan Combination, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Loan Combination is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to GSMC), participation or pledge, and GSMC had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Outside Servicing Agreement with respect to a GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. GSMC has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of each GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by GSMC in connection with the origination of any GSMC

E-2A-1

Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)	Mortgage Provisions. The Mortgage Loan documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a)(1) to the knowledge of GSMC, after due inquiry, there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, GSMC Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related GSMC Mortgage Loan.
(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the issuing entity (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement, leasehold) interest in the related Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-2B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to GSMC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to GSMC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.
(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants

E-2A-2

only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a cross-collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Loan Combination, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by GSMC thereunder and no claims have been paid thereunder. Neither GSMC, nor to GSMC’s knowledge, any other holder of a GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-2A-1 to this Annex E-2A, GSMC has no knowledge of any mezzanine debt secured directly by interests in the related mortgagor.
(8)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.
(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, GSMC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.
(10)	Condition of Property. GSMC or the originator of each GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the related GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To GSMC’s knowledge,

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based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(12)	Condemnation. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to GSMC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.
(13)	Actions Concerning Mortgage Loan. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any mortgagor, guarantor, or mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan documents or (f) the current principal use of such Mortgaged Property.
(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of GSMC or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan documents are being conveyed by GSMC to the Purchaser or its servicer.
(15)	No Holdbacks. The principal amount of each GSMC Mortgage Loan stated on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the mortgagor or other considerations determined by GSMC to merit such holdback).
(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating

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Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by GSMC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Mortgage Loan documents for each GSMC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal amount of the related GSMC Mortgage Loan (or related Loan Combination), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each GSMC Mortgage Loan and

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its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Outside Trustee). Each related GSMC Mortgage Loan obligates the related mortgagor to maintain (or cause to be maintained) all such insurance and, at such mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the mortgagor’s reasonable cost and expense and to charge such mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by GSMC.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related GSMC Mortgage Loan requires the mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.
(18)	No Encroachments. To GSMC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.
(19)	No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by GSMC.
(20)	REMIC. Each GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan or Loan Combination is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a

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proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a GSMC Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance, provided that: (a) such GSMC Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) GSMC identifies such GSMC Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the issuing entity.
(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to GSMC’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.
(24)	Local Law Compliance. To GSMC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Loan Combination, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan documents require the mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.
(25)	Licenses and Permits. Each mortgagor covenants in the related Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to GSMC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each GSMC Mortgage Loan requires the related mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

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(26)	Recourse Obligations. The Mortgage Loan documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the related mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by the related mortgagor; (ii) the related mortgagor or guarantor will have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to such mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the mortgagor made in violation of the related Mortgage Loan documents; and (b) contains provisions providing for recourse against the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).
(27)	Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the related GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Loan Combination) outstanding after the release, the related mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the mortgagor can be required to pay down the principal balance of the related GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC

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Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Loan Combination).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)	Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the related mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one mortgagor are in the form of an annual combined balance sheet of the mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.
(29)	Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).
(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-2A or the exceptions thereto set forth on Annex E-2B, or (vii) any

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mezzanine debt that existed at the origination of the related GSMC Mortgage Loan as set forth on Schedule E-2A-1 or future permitted mezzanine debt as set forth on Schedule E-2A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on Schedule E-2A-3 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each GSMC Mortgage Loan requires the related mortgagor to be a Single-Purpose Entity for at least as long as the related GSMC Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that such mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
(32)	Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) such GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the related GSMC Mortgage Loan; (iv) the mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.
(33)	Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

E-2A-10

(34)	Ground Leases. For purposes of this Annex E-2A, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of GSMC, its successors and assigns, GSMC represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;
(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)	The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;
(f)	GSMC has not received any written notice of material default under or notice of termination of such Ground Lease. To GSMC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to GSMC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;
(h)	The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings)

E-2A-11

to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;
(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;
(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and
(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(35)	Servicing. The servicing and collection practices used by GSMC with respect to the GSMC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.
(36)	Origination and Underwriting. The origination practices of GSMC (or the related originator if GSMC was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Loan Combination, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-2A.
(37)	No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To GSMC’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of any GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by GSMC in this Annex E-2A (including, but not limited to, the prior sentence). No person other than the holder of any GSMC Mortgage Loan may declare any event of default under the related GSMC Mortgage Loan or accelerate any indebtedness under such Mortgage Loan documents.
(38)	Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the GSMC’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant

E-2A-12

occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)	Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the related mortgagor delivered by such mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Loan Combination, as applicable), the mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GSMC Mortgage Loan has a mortgagor that is an affiliate of another mortgagor under another GSMC Mortgage Loan.
(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To GSMC’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.
(41)	Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to GSMC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.
(42)	Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement.

E-2A-13

(43)	Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Loan Combination no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex E-2A-3.
(44)	Advance of Funds by the Sponsor. After origination, no advance of funds has been made by GSMC to the related mortgagor other than in accordance with the related Mortgage Loan documents, and, to GSMC’s knowledge, no funds have been received from any person other than the related mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither GSMC nor any affiliate thereof has any obligation to make any capital contribution to any mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.
(45)	Compliance with Anti-Money Laundering Laws. GSMC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loans.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “GSMC’s knowledge” or “GSMC’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of GSMC, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-2A-14

Schedule E-2A-1 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None

E-2A-15

Schedule E-2A-2 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
4	Bruckner Building
16	Grede Casting Industrial Portfolio
17	LaForce Industrial Portfolio
26	Gem Tower

E-2A-16

Schedule E-2A-3 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

CROSS-COLLATERALIZED MORTGAGE LOANS

None

E-2A-17

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ANNEX E-2B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Goldman Sachs Mortgage Company)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	Residence Inn Seattle (Loan No. 14)	The related franchisor, Marriott International, Inc. (“Marriott”), has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property, the Mortgagor or any entity that controls the Mortgagor to a “Competitor” (as such term is defined in the related franchise agreement) of Marriott. Pursuant to a comfort letter issued by Marriott in connection with the origination of the Mortgage Loan, the right of first refusal is subordinate to the exercise of the lender’s rights under the Mortgage Loan documents for so long as, among other things, (i) the related deed of trust is and remains validly recorded and in full force and effect and (ii) the lender is a bona fide lender and is not a Competitor or an affiliate of a Competitor.
(6) Permitted Liens; Title Insurance	Residence Inn Seattle (Loan No. 14)	See exception to Representation and Warranty No. 5, above.
(10) Condition of Property	LaForce Industrial Portfolio (Loan No. 17)	The related property condition reports and/or environmental reports identified certain (i) deferred maintenance at the related Mortgaged Properties estimated to cost approximately $590,902 in the aggregate to repair and (ii) environmental conditions at the related Mortgaged Properties estimated to cost approximately $500,000 in the aggregate to remediate (collectively, the “Deferred Maintenance Conditions”) for which escrows were not, in either instance, established at origination. Under the related lease, LaForce LLC, the sole tenant at each of the related Mortgaged Properties, is required to complete the Deferred Maintenance Conditions. In the event LaForce LLC fails to satisfactorily complete the Deferred Maintenance Conditions within the time periods set forth in the Mortgage Loan documents, the Mortgage Loan documents require the mortgagor to use commercially reasonable efforts to complete (or cause to be completed) the Deferred Maintenance Conditions.
(16) Insurance	Bruckner Building (Loan No. 4)	The Mortgaged Property is located in a “Special Flood Hazard Area.” The Mortgage Loan documents do require the mortgagor to maintain flood insurance in the maximum amount available under the National Flood Insurance Program; however, they do not require the mortgagor to maintain additional flood coverage.
(16) Insurance	Grede Casting Industrial Portfolio (Loan No. 16)	The Mortgage Loan documents permit the borrower to rely on insurance provided by Grede Casting (or one or more acceptable replacement tenants), the sole tenant at each of the related Mortgaged Properties, provided that such insurance satisfies the requirements set forth in the Mortgage Loan

E-2B-1

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
documents including, among other conditions, naming the lender as mortgagee/loss payee on all property policies and additional insured on all liability policies.
(16) Insurance	LaForce Industrial Portfolio (Loan No. 17)

The Mortgage Loan documents permit the mortgagor to rely on insurance provided by LaForce LLC (or one or more acceptable replacement tenants), the sole tenant at each of the related Mortgaged Properties, provided that, among other conditions, (i) LaForce LLC (or one or more acceptable replacement tenants) remains fully liable for all liabilities and obligations under the related lease, and (ii) LaForce LLC (or one or more acceptable replacement tenants) maintains coverage for the Mortgaged Properties that meets the requirements set forth in the Mortgage Loan documents, including naming the lender as mortgagee/loss payee on all property policies and additional insured on all liability policies.

In addition, the LaForce LLC lease governs the application of insurance proceeds. Under such lease, insurance proceeds are required to be applied to the repair or restoration of all or part of the related Mortgaged Properties, but not to the payment of the outstanding principal balance of the Mortgage Loan.

(16) Insurance	Gem Tower (Loan No. 26)

The Mortgage Loan documents permit the Mortgagor to rely on the insurance coverage maintained by the related condominium board for some of the insurance coverage required under the Mortgage Loan documents, including with respect to the core and shell of the related building and common areas, subject to satisfaction of certain conditions set forth in the Mortgage Loan documents.

In addition, the Mortgagee is not named as a mortgagee/loss payee on the property insurance policies or as additional insured on the general liability policy maintained by the condominium board. Instead, the Mortgagee is listed "as its interest may appear" on each of the noted policies.

(24) Local Law Compliance	Grede Casting Industrial Portfolio (Loan No. 16)	The use of the 530 Main Street Mortgaged Property as a foundry is legal non-conforming as such use is no longer permitted under the applicable current zoning code. A nonconforming use may continue unless the use is discontinued for any reason for a period of 730 or more consecutive days, and there are no substantial good faith efforts to re-establish the use during this period. A nonconforming use will be deemed discontinued after a period of 1095 consecutive days regardless of any substantial good faith efforts to re-establish the use. Thereafter, the structure or property associated with the use may only be used for a conforming use.
(24) Local Law Compliance	LaForce Industrial Portfolio (Loan No. 17)	The 1060 West Mason Street Mortgaged Property is legal non-conforming as to use as industrial warehouse uses are no longer permitted under the current zoning code. If a structure containing a legal non-conforming use is damaged by violent wind, vandalism, fire, flood, ice, snow, mold or infestation, such structure may be restored to its prior legal non-conforming use provided that (i) it may be constructed larger in size to the extent required to comply with applicable state or federal requirements and (ii) reconstruction is required to start within one year from the date of damage or destruction and to be diligently pursued to completion.

E-2B-2

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(26) Recourse Obligations	LaForce Industrial Portfolio (Loan No. 17)	The Mortgage Loan documents provide that the aggregate recourse liability of the mortgagor and guarantors is subject to a cap equal to the lesser of (i) the then outstanding principal balance of the Mortgage Loan (inclusive of yield maintenance, accrued interest and the costs of enforcement), (ii) the original principal balance of the Mortgage Loan and (iii) solely with respect to environmental liability under the related environmental indemnity agreement, the then unpaid principal balance of the Mortgage Loan. In addition, (i) the liability of each guarantor is several (not joint and several) and is capped at such guarantor’s percentage share of the indirect ownership interest in the mortgagor and (ii) there is no recourse for losses and damages sustained by reason of breaches of the environmental covenants contained in the Mortgage Loan documents separate from that provided in the above-referenced environmental indemnification agreement.
(34) Ground Leases	Legacy Village (Loan No. 30)	The related Ground Lease provides that the lessee may assign or transfer the Ground Lease or any interest therein without the prior written consent of the lessor, provided that (i) the lessee delivers to the lessor a copy of any executed assignment of the Ground Lease at the time the assignment is executed and (ii) at the time of the assignment, the assignee (or its parent company) is an entity with a net worth of five times the then annual rental under the Ground Lease.
(37) No Material Default; Payment Record	All GSMC Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or mortgaged property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.

E-2B-3

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ANNEX E-3A

SPONSOR REPRESENTATIONS AND WARRANTIES
(JPmorgan chase bank, national association)

JPMCB (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each JPMCB Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-3B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-3A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between JPMCB, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the JPMCB Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the JPMCB Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the Pooling and Servicing Agreement and/or the Mortgage Loan Purchase Agreement.
(2)	Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Loan Combination, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Loan Combination is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the related Outside Trustee), participation (other than with respect to Serviced JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Loan Combination) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).
(3)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar

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laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)	Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.
(5)	Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.
(6)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) (1) to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither borrower nor guarantor has been released from its obligations under the JPMCB Mortgage Loan.
(7)	Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding endorsement or assignment to the Issuing Entity (or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency
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Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.
(9)	Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.
(10)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related

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Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)	Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.
(12)	Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)	Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.
(14)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.
(15)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the

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Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)	Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the depositor or servicer for the related Outside Securitization) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.
(17)	No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).
(18)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

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If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.
(20)	No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were

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included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)	No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date), any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.
(22)	REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Loan Combination is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Loan Combination was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Loan Combination on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Loan Combination on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Loan Combination was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Loan Combination or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Loan Combination was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a JPMCB Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance, provided that: (a) such JPMCB Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) JPMCB identifies such JPMCB Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Loan Combination constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.
(23)	Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

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(24)	Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.
(25)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.
(26)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.
(27)	Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.
(28)	Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of

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rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29)	Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph 34), in each case, of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (34)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or JPMCB Loan Combination outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the JPMCB Mortgage Loan or JPMCB Loan Combination in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or JPMCB Loan Combination.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)	Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined

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statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)	Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.
(32)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex E-3A, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.
(33)	Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan

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documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)	Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty; or (C) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the Defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the JPMCB Mortgage Loan secured by Defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.
(35)	Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.
(36)	Ground Leases. For purposes of the Mortgage Loan Purchase Agreement, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a)   The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)   The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated

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without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c)   The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e)   The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)   The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)   The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)   The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)   Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)   Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

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(37)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.
(38)	ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the JPMCB Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related JPMCB Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such JPMCB Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.
(39)	Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.
(40)	No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-3A. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.
(41)	Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.
(42)	Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e.,

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managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)	Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

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In the case of each JPMCB Mortgage Loan set forth on Schedule E-3A-1, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule E-3A-1 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44)	Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.
(45)	Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.
(46)	Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.
(47)	Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.
(48)	Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or

E-3A-15

on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the Pooling and Servicing Agreement (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the borrower.

For purposes of these representations and warranties, “Servicing File” means a copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

E-3A-16

SCHEDULE E-3A-1 to ANNEX E-3A

MORTGAGED PROPERTIES FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Loan No.	JPMCB Mortgage Loans
23	Shoppes at Foxmoor

E-3A-17

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-3B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(JPMorgan Chase Bank, National Association)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-3A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-3B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Hospitality Provisions	Crossroads Hotel Portfolio (Loan No. 20)	The related franchisor under the La Quinta Franchising LLC three-party agreement will issue a replacement three-party agreement, in its then current form, if the Mortgage Loan Seller (a) assigns the Mortgage Loan to a trustee established in connection with a securitization of the loan and (b) the related franchisor receives a written request to issue a replacement three-party agreement on such form as the related franchisor may reasonably proscribe within 60 days of such appointment or transfer.
(7) Lien; Valid Assignment	Bedrock Portfolio (Loan No. 8)	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(10) Assignment of Leases and Rents	Bedrock Portfolio (Loan No. 8)	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(18) Insurance	Crossroads Hotel Portfolio (Loan No. 20)	The Mortgagor is permitted to pay the insurance premiums in installments to the insurance company and/or the insurance agent/broker, provided the Mortgagor submits to the lender proof of payment of each and every installment as such installments become due and payable. In no event will the Mortgagor be permitted to finance insurance premiums through a premium finance company.
(18) Insurance	1600 Brittmoore (Loan No. 29)	The Mortgage Loan documents permit the sole tenant to keep the Mortgaged Property insured to such extent and against such risks, and maintain liability and such other insurance, as is provided in the Mortgage Loan documents.
(26) Local Law Compliance	Shoppes at Foxmoor (Loan No. 23)	The Mortgaged Property is legal non-conforming as to use because of its Shopping Center use in a zoning district that permits only single-family or low-density residential. The Mortgaged Property was developed with the existing structures prior to the local ordinance going into effect and is not required to conform so long as the existing structures are not enlarged, extended, constructed, reconstructed or

E-3B-1

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

structurally altered in any manner without an appeal for variance relief. According to the local ordinances, the Mortgaged Property may be rebuilt and used for the same non-conforming use in the event of fire, flood, wind, earthquake or other calamity or by the public enemy if, (1) with respect to the portion of the Mortgaged Property located within the Hamilton Township, the damage to the structure is less than 60% of its market value at the time of such damage, or (2) with respect to the portion of the Mortgaged Property located within the Robbinsville Township, the damage does not exceed 66% of the recorded true value as appraised by the average of three independent, certified appraisers selected by the Robbinsville Township. The Mortgagor obtained law and ordinance coverage in connection with the Mortgage Loan origination. The Mortgage Loan documents provide a non-recourse carveout for any losses incurred by the lender associated with the breach of representation by the Mortgagor that, on the loan origination date, all improvements at the Mortgaged Property were in material compliance with applicable laws.

(28) Recourse Obligations	Bedrock Portfolio (Loan No. 8)

The loss recourse carveout with respect to the Mortgagor’s fraud or intentional misrepresentation is limited to fraud or intentional misrepresentation to disclose a material fact by or on behalf of any individual Mortgagor in connection with the Mortgage Loan, provided, however, with respect to such intentional misrepresentation, so long as the lender has no reasonable basis to suspect that such agent or representative was not authorized to provide such information.

The following triggers only a loss recourse carveout instead of a full recourse carveout: if at any time during the term of the Whole Loan the beneficial ownership of each of the individual Mortgagor (each, an “Individual Mortgagor”) is not identical to the other Individual Mortgagors, whether following a transfer of any direct or indirect ownership interest in any Individual Mortgagor pursuant to the Mortgage Loan documents or otherwise, and a claim is made by a creditor of an Individual Mortgagor or any owner of any beneficial interest in an Individual Mortgagor, or a defense is raised by an Individual Mortgagor that the cross-collateralization of the Mortgages as described in the Mortgage Loan documents constitutes a fraudulent conveyance because the indirect beneficial ownership of each of the Individual Mortgagors is not identical or (b) an Individual Mortgagor or the related master tenant fails to obtain the lender’s prior consent to any transfer of any individual Mortgaged Property or any interest therein or any transfer of any direct or indirect interest in any Individual Mortgagor or the master tenant.

The indemnification obligations of the Mortgagor under the environmental indemnity will terminate on the date that is two years after the date of defeasance or repayment of the Mortgage Loan in full upon satisfaction of certain conditions set forth in the environmental indemnity agreement, including, without limitation, the Mortgagor’s delivery of an updated

E-3B-2

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.
(28) Recourse Obligations	Industry RiNo Station (Loan No. 7)

The loss carveout for the Mortgagor’s fraud or intentional misrepresentation is limited to fraud or intentional misrepresentation in connection with the Mortgage Loan.

The loss recourse carveout with respect to willful misconduct is limited to willful misconduct in connection with the Mortgage Loan or the operation of the Mortgaged Property.

The loss recourse carveout for material physical waste is limited to material physical waste caused by acts or omissions of the Mortgagor, principal, or guarantor.

(28) Recourse Obligations	Crossroads Hotel Portfolio (Loan No. 20)	The loss carveout for the Mortgagor’s fraud or intentional misrepresentation is limited to fraud or intentional misrepresentation in connection with the Mortgage Loan.
(28) Recourse Obligations	1600 Brittmoore (Loan No. 29)

A sale or pledge of less than a 10% interest in the Mortgagor triggers a loss recourse instead of a full recourse, if such sale or pledge of a less than 10% interest in the Mortgagor would have been permitted pursuant to the Mortgage Loan documents but for the failure to give notice to the lender as required by the Mortgage Loan documents.

The loss recourse carveout with respect to insurance proceeds, condemnation awards or rents is limited to misappropriation or conversion thereof and does not expressly include misapplication thereof.

The loss carveout for the Mortgagor’s fraud or intentional misrepresentation is limited to fraud or intentional misrepresentation in connection with the Mortgage Loan.

The loss recourse carveout with respect to willful misconduct is limited to willful misconduct in connection with the Mortgage Loan.

The loss recourse carveout with respect to material physical waste of the Mortgaged Property is limited to intentional physical waste of the Mortgaged Property by the Mortgagor or any affiliate of the Mortgagor.

The indemnification obligations of the Mortgagor under the environmental indemnity will terminate on the date that is two years after the date of defeasance or repayment of the Mortgage Loan in full upon satisfaction of certain conditions set forth in the environmental indemnity agreement, including, without limitation, the Mortgagor’s delivery of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.

E-3B-3

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(30) Financial Reporting and Rent Rolls	Bedrock Portfolio (Loan No. 8)

The Mortgage Loan documents do not expressly require the annual financial statements to be provided on a combined basis.

The Mortgage Loan documents provide that, provided Detroit Real Estate Holdings Company I LLC continues to own a direct or indirect interest in each Mortgagor, the Mortgagors may, in lieu of providing audited annual financial statements for each Mortgagor, provide (i) annual financial statements for each Mortgagor prepared by such Mortgagor, (ii) the annual financial statements of Detroit Real Estate Holdings Company I LLC audited by Plante Moran LLC, a “Big Four” accounting firm or another independent certified public accountant reasonably acceptable to Lender, in accordance with GAAP (or such other accounting basis acceptable to Lender), which must include appropriate notations to indicate the separateness of each individual Mortgagor, and (iii) all footnotes to the audited annual financial statements for Detroit Real Estate Holdings Company I LLC other than those footnotes that solely relate to properties that are not collateral for the Whole Loan).

(31) Acts of Terrorism Exclusion	Bedrock Portfolio (Loan No. 8)	If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagors will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the Mortgaged Properties and business interruption/rental loss insurance required hereunder on a stand-alone basis (without giving effect to the cost of terrorism and windstorm components of such property and flood loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagors will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(36) Ground Leases	Bedrock Portfolio (Loan No. 8)

The One Woodward Avenue individual Mortgaged Property contains two separate leasehold parcels. Parcel B covers the southwest portion of the building and patio and incorporates approximately 1/6th of the building’s footprint. Parcel C is covered by a lease with the City of Detroit and contains the sidewalk area around the building, including the ramp to the underground parking.

The related ground lease for Parcel C is silent with respect to any restrictions on the identity of the mortgagee and whether the ground lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor.

The related ground lease for Parcel B does not require that the ground lessor will supply an estoppel. The related ground lease for Parcel C is silent with respect to whether lessor is required to give to the lender written notice of any default, no

E-3B-4

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel.

Neither the related ground lease for Parcel B nor the related ground lease for Parcel C permits a reasonable opportunity to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease.

The related ground lease for Parcel C is silent with respect to whether the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, provided that the lender cures any defaults which are susceptible to being cured.

The related ground lease for each of Parcel B and Parcel C is silent with respect to (a) whether the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns; (b) restrictions on subletting; (c) the allocation of any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest to the repair or restoration of the Mortgaged Property and in the case of a total or substantial taking or loss.

(37) Servicing	Bedrock Portfolio (Loan No. 8)	Under the Mortgage Loan documents, in no instance may (a) the annual special servicing fees exceed 0.25% of the outstanding amount of the Mortgage Loan per annum, (b) any workout fees exceed 0.50% of each collection of interest and principal of the Mortgage Loan, and (c) liquidation fees exceed the amount, if any, by which 0.50% of liquidation proceeds exceeds amounts previously paid in respect of workout fees.
(40) No Material Default; Payment Record	All JPMCB Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.
(44) Lease Estoppels	Shoppes at Foxmoor (Loan No. 23)	The Mortgage Loan is secured by a retail property, and while the Mortgage Loan Seller received estoppels representing over 87% of the base rent, the estoppels representing approximately 25.6% were not executed within 90 days of origination (but were executed within 213 days of origination). The estoppel from the largest tenant (Planet Fitness), representing approximately 16.1% of the base rent, was executed within 126 days of loan origination.

E-3B-5

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(47) Cross Collateralization	Bedrock Portfolio (Loan No. 8)	The Mortgage Loan is cross-collateralized and cross- defaulted with the related Companion Loans.

E-3B-6

ANNEX F

CLASS A-SB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
Jun 15, 2022	10,975,000.00	Jun 15, 2027	10,814,088.30
Jul 15, 2022	10,975,000.00	Jul 15, 2027	10,638,032.56
Aug 15, 2022	10,975,000.00	Aug 15, 2027	10,477,047.34
Sep 15, 2022	10,975,000.00	Sep 15, 2027	10,315,366.37
Oct 15, 2022	10,975,000.00	Oct 15, 2027	10,137,223.00
Nov 15, 2022	10,975,000.00	Nov 15, 2027	9,974,071.39
Dec 15, 2022	10,975,000.00	Dec 15, 2027	9,794,498.58
Jan 15, 2023	10,975,000.00	Jan 15, 2028	9,629,863.61
Feb 15, 2023	10,975,000.00	Feb 15, 2028	9,464,516.85
Mar 15, 2023	10,975,000.00	Mar 15, 2028	9,267,165.54
Apr 15, 2023	10,975,000.00	Apr 15, 2028	9,100,246.97
May 15, 2023	10,975,000.00	May 15, 2028	8,917,012.69
Jun 15, 2023	10,975,000.00	Jun 15, 2028	8,748,578.11
Jul 15, 2023	10,975,000.00	Jul 15, 2028	8,563,870.27
Aug 15, 2023	10,975,000.00	Aug 15, 2028	8,393,906.52
Sep 15, 2023	10,975,000.00	Sep 15, 2028	8,223,207.58
Oct 15, 2023	10,975,000.00	Oct 15, 2028	8,036,298.79
Nov 15, 2023	10,975,000.00	Nov 15, 2028	7,864,051.06
Dec 15, 2023	10,975,000.00	Dec 15, 2028	7,675,636.87
Jan 15, 2024	10,975,000.00	Jan 15, 2029	7,501,076.98
Feb 15, 2024	10,975,000.00	Feb 15, 2029	7,326,514.94
Mar 15, 2024	10,975,000.00	Mar 15, 2029	7,105,158.76
Apr 15, 2024	10,975,000.00	Apr 15, 2029	6,928,878.24
May 15, 2024	10,975,000.00	May 15, 2029	6,736,544.16
Jun 15, 2024	10,975,000.00	Jun 15, 2029	6,558,666.45
Jul 15, 2024	10,975,000.00	Jul 15, 2029	6,364,779.91
Aug 15, 2024	10,975,000.00	Aug 15, 2029	6,185,291.14
Sep 15, 2024	10,975,000.00	Sep 15, 2029	6,005,025.29
Oct 15, 2024	10,975,000.00	Oct 15, 2029	5,808,817.48
Nov 15, 2024	10,975,000.00	Nov 15, 2029	5,626,919.87
Dec 15, 2024	10,975,000.00	Dec 15, 2029	5,429,126.00
Jan 15, 2025	10,975,000.00	Jan 15, 2030	5,245,582.48
Feb 15, 2025	10,975,000.00	Feb 15, 2030	5,061,244.03
Mar 15, 2025	10,975,000.00	Mar 15, 2030	4,831,018.70
Apr 15, 2025	10,975,000.00	Apr 15, 2030	4,644,879.73
May 15, 2025	10,975,000.00	May 15, 2030	4,442,963.25
Jun 15, 2025	10,975,000.00	Jun 15, 2030	4,255,141.54
Jul 15, 2025	10,975,000.00	Jul 15, 2030	4,051,589.44
Aug 15, 2025	10,975,000.00	Aug 15, 2030	3,862,070.40
Sep 15, 2025	10,975,000.00	Sep 15, 2030	3,671,730.12
Oct 15, 2025	10,975,000.00	Oct 15, 2030	3,465,729.97
Nov 15, 2025	10,975,000.00	Nov 15, 2030	3,273,670.49
Dec 15, 2025	10,975,000.00	Dec 15, 2030	3,065,999.27
Jan 15, 2026	10,975,000.00	Jan 15, 2031	2,872,205.68
Feb 15, 2026	10,975,000.00	Feb 15, 2031	2,677,572.03
Mar 15, 2026	10,975,000.00	Mar 15, 2031	2,438,006.86
Apr 15, 2026	10,975,000.00	Apr 15, 2031	2,241,486.25
May 15, 2026	10,975,000.00	May 15, 2031	2,029,478.77
Jun 15, 2026	10,975,000.00	Jun 15, 2031	1,831,185.28
Jul 15, 2026	10,975,000.00	Jul 15, 2031	1,617,454.56
Aug 15, 2026	10,975,000.00	Aug 15, 2031	1,417,372.78
Sep 15, 2026	10,975,000.00	Sep 15, 2031	1,216,423.25
Oct 15, 2026	10,975,000.00	Oct 15, 2031	1,000,110.85
Nov 15, 2026	10,975,000.00	Nov 15, 2031	797,349.97
Dec 15, 2026	10,975,000.00	Dec 15, 2031	579,276.94
Jan 15, 2027	10,975,000.00	Jan 15, 2032	374,688.98
Feb 15, 2027	10,975,000.00	Feb 15, 2032	169,213.41
Mar 15, 2027	10,975,000.00	Mar 15, 2032 and thereafter	0.00
Apr 15, 2027	10,975,000.00
May 15, 2027	10,973,621.48

F-1

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in this Prospectus	12
Summary of Terms	21
Summary of Risk Factors	65
Risk Factors	67
Description of the Mortgage Pool	168
Transaction Parties	250
Credit Risk Retention	302
Description of the Certificates	310
The Mortgage Loan Purchase Agreements	344
The Pooling and Servicing Agreement	354
Use of Proceeds	456
Yield, Prepayment and Maturity Considerations	456
Material Federal Income Tax Consequences	469
Certain State, Local and Other Tax Considerations	480
ERISA Considerations	481
Legal Investment	488
Certain Legal Aspects of the Mortgage Loans	489
Ratings	511
Plan of Distribution (Underwriter Conflicts of Interest)	513
Incorporation of Certain Information by Reference	515
Where You Can Find More Information	515
Financial Information	515
Legal Matters	515
Index of Certain Defined Terms	516

Annex A – Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1
Annex B – Significant Loan Summaries	B-1
Annex C – Mortgage Pool Information	C-1
Annex D – Form of Distribution Date Statement	D-1
Annex E-1A – Sponsor Representations and Warranties (CREFI and GACC)	E-1A-1
Annex E-1B – Exceptions to Sponsor Representations and Warranties (CREFI and GACC)	E-1B-1
Annex E-2A – Sponsor Representations and Warranties (GSMC)	E-2A-1
Annex E-2B – Exceptions to Sponsor Representations and Warranties (GSMC)	E-2B-1
Annex E-3A – Sponsor Representations and Warranties (JPMCB)	E-3A-1
Annex E-3B – Exceptions to Sponsor Representations and Warranties (JPMCB)	E-3B-1
Annex F – Class A-SB Scheduled Principal Balance Schedule	F-1

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$763,661,500
(Approximate)

Benchmark 2022-B35 Mortgage Trust
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2022-B35

Class A-1	$6,816,000
Class A-2	$32,288,000
Class A-3-1	$34,306,500
Class A-4-1	$75,000,000
Class A-5	$427,141,000
Class A-SB	$10,975,000
Class X-A	$745,833,000
Class A-S	$74,583,000
Class B	$49,278,000
Class C	$53,274,000

PROSPECTUS

Citigroup

Goldman Sachs & Co. LLC

Deutsche Bank Securities

J.P. Morgan

Co-Lead Managers and Joint Bookrunners

Bancroft Capital, LLC

Drexel Hamilton

Co-Managers

May 4, 2022